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As filed with the Securities and Exchange Commission on February 1, 2006

Registration No. 333-126318

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3
TO
FORM S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DUKE ENERGY HOLDING CORP.
(Exact name of Registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	4931 (Primary Standard Industrial Classification Code Number)	20-2777218 (IRS Employer Identification Number)

526 South Church Street
Charlotte, North Carolina 28202
(704) 594-6200
(Address, including zip code, and telephone number, including area code, of
Registrant's principal executive offices)

B. Keith Trent, Esq.
Group Vice President—General Counsel and Secretary
Duke Energy Corporation
526 South Church Street
Charlotte, North Carolina 28202
(704) 382-0714
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
of Agent for Service)

Copies To:

Peter A. Atkins, Esq. Sheldon S. Adler, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 (212) 735-3000	Marc E. Manly, Esq. Cinergy Corp. 139 East Fourth Street Cincinnati, Ohio 45202 (513) 421-9500	Steven A. Rosenblum, Esq. Stephanie J. Seligman, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000

        Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary joint proxy statement/prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary joint proxy statement/prospectus is not an offer to sell and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY COPY—SUBJECT TO COMPLETION, DATED FEBRUARY 1, 2006

MERGERS PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Shareholders:

        The boards of directors of Duke Energy Corporation and Cinergy Corp. have approved the merger of Duke Energy and Cinergy. A new company incorporated in Delaware, currently named Duke Energy Holding Corp., will hold what today are Duke Energy and Cinergy's independent businesses. Upon consummation of the merger, the new company will be renamed Duke Energy Corporation.

        If the merger is completed, Duke Energy shareholders will receive one share of the new company's common stock for each share of Duke Energy common stock held, and Cinergy shareholders will receive 1.56 shares of the new company's common stock for each share of Cinergy common stock held.

        Based on the number of shares of common stock of Duke Energy and Cinergy outstanding on May 6, 2005, the last trading day prior to the public announcement of the merger, former Duke Energy shareholders will own approximately 76% of the common stock of the new company and former Cinergy shareholders will own approximately 24% of the common stock of the new company.

        Duke Energy and Cinergy will each hold a special meeting of its shareholders to consider and vote on the mergers. Every vote is important. Whether or not you plan to attend your company's special meeting, please take the time to vote by following the instructions on your proxy card.

        The places, dates and times of the special meetings are as follows:

For Duke Energy shareholders: 10:00 a.m., March 10, 2006 O.J. Miller Auditorium in the Energy Center 526 South Church Street Charlotte, North Carolina 28202	For Cinergy shareholders: 9:00 a.m., March 10, 2006 Northern Kentucky Convention Center One West RiverCenter Blvd. Covington, KY 41011

        We enthusiastically support this combination of our companies and join with our boards in recommending that you vote FOR the approval of the agreement and plan of merger and the mergers.

Sincerely,	Sincerely,

Paul M. Anderson Chairman and Chief Executive Officer Duke Energy Corporation	James E. Rogers Chairman, President and Chief Executive Officer Cinergy Corp.

        For a discussion of risk factors which you should consider in evaluating the mergers, see "RISK FACTORS" beginning on page 19.

        Based on the number of Duke Energy and Cinergy shares outstanding on January 17, 2006, we expect that approximately 1,239,545,781 shares of the new company's common stock, no par value per share, will be issued in connection with the mergers and that the new company's common stock will be listed on the New York Stock Exchange.

  Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved the mergers and other transactions described in this joint proxy statement/prospectus nor have they approved or disapproved the issuance of the new company's common stock to be issued in connection with the mergers, or determined if this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

        This joint proxy statement/prospectus is dated [    •    ], 2006, and is first being mailed to shareholders on or about [    •    ], 2006.

DUKE ENERGY CORPORATION

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON MARCH 10, 2006

To the Shareholders of Duke Energy Corporation:

        We will hold a special meeting of the shareholders of Duke Energy Corporation, on March 10, 2006 at 10:00 a.m., Eastern Standard Time, in the O.J. Miller Auditorium in the Energy Center located at 526 South Church Street in Charlotte, North Carolina, to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of May 8, 2005, as amended, by and among Duke Energy Corporation, Cinergy Corp., Duke Energy Holding Corp., Deer Acquisition Corp., a wholly-owned subsidiary of Duke Energy Holding that will merge into Duke Energy, and Cougar Acquisition Corp., a wholly-owned subsidiary of Duke Energy Holding that will merge into Cinergy.

        We will transact no other business at the special meeting, except for business properly brought before the special meeting or any adjournment or postponement of it by the Duke Energy board of directors.

        Only holders of record of shares of Duke Energy common stock at the close of business on January 17, 2006, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

        We cannot complete the mergers described above unless holders of a majority of all shares of Duke Energy common stock outstanding that are entitled to vote at the Duke Energy special meeting vote to approve the agreement and plan of merger and thereby approve the mergers.

        For more information about the mergers described above and the other transactions contemplated by the agreement and plan of merger, please review the accompanying joint proxy statement/prospectus and the agreement and plan of merger attached to it as Annex A.

        Your vote is important. Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy and return it promptly in the enclosed postage-paid envelope. You may also cast your vote by telephone or electronically by following the instructions on your proxy card.

        Please do not send any share certificates at this time. If the mergers are consummated, we will notify you of the procedures for exchanging Duke Energy share certificates for shares of Duke Energy Holding Corp.

By Order of the Board of Directors,

Name:	B. Keith Trent, Esq.
Title:	Group Vice President—General Counsel and Secretary

Charlotte, North Carolina
February [    •    ], 2006

CINERGY CORP.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON MARCH 10, 2006

To the Shareholders of Cinergy Corp.:

        We will hold a special meeting of the shareholders of Cinergy Corp. on March 10, 2006 at 9:00 a.m., Eastern Standard Time, at the Northern Kentucky Convention Center, One West RiverCenter Blvd., Covington, KY 41011, to consider and vote upon a proposal to adopt the Agreement and Plan of Merger dated as of May 8, 2005, as amended, by and among Cinergy Corp., Duke Energy Corporation, Duke Energy Holding Corp., Deer Acquisition Corp., a wholly-owned subsidiary of Duke Energy Holding that will merge into Duke Energy, and Cougar Acquisition Corp., a wholly-owned subsidiary of Duke Energy Holding that will merge into Cinergy.

        We will transact no other business at the special meeting, except for business properly brought before the special meeting or any adjournment or postponement of it by the Cinergy board of directors.

        Only holders of record of shares of Cinergy common stock at the close of business on January 17, 2006, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

        We cannot complete the mergers described above unless holders of a majority of all shares of Cinergy common stock outstanding and entitled to vote at the Cinergy special meeting vote to adopt the agreement and plan of merger and thereby approve the mergers.

        For more information about the mergers described above and the other transactions contemplated by the agreement and plan of merger, please review the accompanying joint proxy statement/prospectus and the agreement and plan of merger attached to it as Annex A.

        Your vote is important. Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy and return it promptly in the enclosed postage-paid envelope. You may also cast your vote by telephone or electronically by following the instructions on your proxy card.

        Please do not send any share certificates at this time. If the mergers are consummated, we will notify you of the procedures for exchanging Cinergy share certificates for shares of Duke Energy Holding Corp.

By Order of the Board of Directors,

Name:	Julia S. Janson
Title:	Corporate Secretary and Chief Compliance Officer

Cincinnati, Ohio
February [    •    ], 2006

REFERENCES TO ADDITIONAL INFORMATION

        This joint proxy statement/prospectus incorporates important business and financial information about Duke Energy and Cinergy from other documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available for you to review at the Securities and Exchange Commission's public reference room located at 100 F Street, N.E., Room 1580, Washington, DC 20549, and through the SEC's website, www.sec.gov. You can also obtain those documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Duke Energy Corporation 526 South Church Street Charlotte, North Carolina 28202 (800) 488-3853 Attention: Investor Relations www.duke-energy.com/investors	Cinergy Corp. 139 East Fourth Street Cincinnati, Ohio 45202 (800) 262-3000 Ext. 1235 Attention: Investor Relations www.cinergy.com/investors

        If you would like to request documents, please do so by March 3, 2006 in order to receive them before the special meetings.

        See "Where You Can Find More Information" beginning on page 182.

VOTING BY INTERNET, TELEPHONE OR MAIL

Duke Energy shareholders of record may submit their proxies by:

        Internet.    You can vote over the Internet by accessing the website at www.proxyvote.com and following the instructions on the website. Internet voting is available 24 hours a day. If you vote over the Internet, do not return your proxy card(s) or voting instruction card(s).

        Telephone.    You can vote by telephone by calling the toll-free number (800) 690-6903 in the United States, Canada or Puerto Rico on a touch-tone phone. You will then be prompted to enter the control number printed on your proxy card and to follow the subsequent instructions. Telephone voting is available 24 hours a day. If you vote by telephone, do not return your proxy card(s) or voting instruction card(s).

        Mail.    You can vote by mail by completing, signing, dating and mailing your proxy card(s) or voting instruction card(s) in the postage-paid envelope included with this joint proxy statement/prospectus.

Cinergy shareholders of record may submit their proxies by:

        Internet.    You can vote over the Internet by accessing the website at www.cesvote.com and following the instructions on the website. Internet voting is available 24 hours a day. If you vote over the Internet, do not return your proxy card(s) or voting instruction card(s).

        Telephone.    You can vote by telephone by calling the toll-free number (888) 693-8683 in the United States, Canada or Puerto Rico on a touch-tone phone. You will then be prompted to enter the control number printed on your proxy card and to follow subsequent instructions. Telephone voting is available 24 hours a day. If you vote by telephone, do not return your proxy card(s) or voting instruction card(s).

        Mail.    You can vote by mail by completing, signing, dating and mailing your proxy card(s) or voting instruction card(s) in the postage-paid envelope included with this joint proxy statement/prospectus.

        If you hold your shares through a bank, broker, custodian or other recordholder, please refer to your proxy card or voting instruction form or the information forwarded by your bank, broker, custodian or other recordholder to see which options are available to you.

i

General	43
Date, Time and Place of the Cinergy Special Meeting	43
Purpose of Cinergy Special Meeting	43
Cinergy Record Date; Outstanding Shares; Shares Entitled to Vote	43
Quorum	43
Vote Required	44
Recommendation of the Board of Directors	44
Voting by Cinergy's Directors and Executive Officers	44
Voting of Proxies	44
How to Vote	44
Cinergy 401(k) Plan Participants	45
Revoking Your Proxy	46
Other Voting Matters	46
Proxy Solicitations	46
Other Business; Adjournment	46
Representatives of Deloitte & Touche LLP	47
Assistance	47
THE MERGERS	48
General Description of the Mergers	48
Background of the Mergers	49
Duke Energy's Reasons for the Mergers and Recommendation of Duke Energy's Board of Directors	58
Fairness Opinions Presented to the Duke Energy Board of Directors	64
Interests of Duke Energy's Directors and Executive Officers in the Mergers	82
Cinergy's Reasons for the Mergers and Recommendation of Cinergy's Board of Directors	84
Opinion of Cinergy's Financial Advisor	89
Interests of Cinergy's Directors and Executive Officers in the Mergers	101
Continuing Board and Management Positions	106
Indemnification and Insurance	108
Listing of Duke Energy Holding Common Stock	109
Deregistration and Delisting of Duke Energy and Cinergy Common Stock	109
Dividends	110
Material U.S. Federal Income Tax Consequences of the Duke Energy Reorganization and the Cinergy Merger	110
Accounting Treatment	113
Dissenters' or Appraisal Rights	113
Principal Corporate Offices	116
Workforce and Employee Benefit Matters	116
Effect on Awards Outstanding Under Stock Plans	117
Resale of Duke Energy Holding Common Stock	118
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND EXECUTIVE OFFICERS	119
Security Ownership of Certain Beneficial Owners and Management of Duke Energy	119
Security Ownership of Certain Beneficial Owners and Management of Cinergy	120
REGULATORY MATTERS	121
Hart-Scott-Rodino Act	121
Federal Power Act	121
Nuclear Regulatory Commission	122
State Regulatory Approvals	123
Federal Communications Commission	124

Securities and Exchange Commission	125
Canadian Competition Act	125
Other International Approvals	125
THE MERGER AGREEMENT	126
The Mergers and the Restructuring Transactions	126
Timing of Closing	127
Merger Consideration	127
Procedures for Exchange of Share Certificates; Fractional Shares	128
Conditions to the Completion of the Mergers	129
Termination of the Merger Agreement	130
Termination Fees; Reimbursement of Expenses	132
No Solicitation	133
Legal Proceedings	134
Other Expenses	135
Transition Committee	135
Name of the New Company	135
Charitable Contributions	135
Amendment; Extension and Waiver	136
Representations and Warranties	136
Covenants of Duke Energy and Cinergy	138
COMPARATIVE STOCK PRICES AND DIVIDENDS	143
DUKE ENERGY CORPORATION UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION	145
Duke Energy Corporation Unaudited Pro Forma Consolidated Statement of Operations for the Nine Months Ended September 30, 2005	146
Duke Energy Corporation Unaudited Pro Forma Consolidated Statement of Operations for the Year Ended December 31, 2004	147
Duke Energy Corporation Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations	148
DUKE ENERGY HOLDING CORP. UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	150
Duke Energy Holding Corp. Unaudited Pro Forma Condensed Combined Statement of Operations for the Nine Months Ended September 30, 2005	153
Duke Energy Holding Corp. Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2004	154
Duke Energy Holding Corp. Notes to Unaudited Pro Forma Condensed Combined Statements of Operations	155
DUKE ENERGY HOLDING CORP. UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET SEPTEMBER 30, 2005	157
Duke Energy Holding Corp. Notes to Unaudited Pro Forma Condensed Combined Balance Sheet	158
DESCRIPTION OF DUKE ENERGY HOLDING CAPITAL STOCK	161
General	161
Common Stock	161
Preferred Stock	161
Provisions that Have or May Have the Effect of Delaying or Prohibiting a Change in Control	162
COMPARISON OF SHAREHOLDER RIGHTS	163
Authorized Capital Stock; Authority to Issue Capital Stock	163
Shareholders Rights Plan	164

Number of Directors; Classification of Board of Directors	164
Vacancies on the Board and Newly Created Directorships	165
Removal of Directors	166
Quorum for Meetings of Shareholders	167
Voting Rights and Required Vote Generally	168
Votes on Mergers, Consolidations, Sales or Leases of Assets and Certain Other Transactions.	169
Business Combination Statutes	170
Shareholder Action by Written Consent	170
Special Meetings of Shareholders	171
Amendments to Governing Documents	171
Indemnification of Directors and Officers	173
Limitation on Personal Liability of Directors	174
Preemptive Rights	175
Cumulative Voting Rights	175
Dividends and Stock Repurchases	175
Dissenters' or Appraisal Rights	176
Record Date for Determining Shareholders Entitled to Vote	177
Notice of Shareholder Meetings	177
Advance Notice of Shareholder Nominations for Directors and Shareholder Proposals	178
Shareholder Inspection of Corporate Records	180
Interested Director Transactions	180
LEGAL MATTERS	181
EXPERTS	181
SHAREHOLDER PROPOSALS	182
Duke Energy	182
Cinergy	182
OTHER MATTERS	182
WHERE YOU CAN FIND MORE INFORMATION	182
ANNEXES
Annex A	Agreement and Plan of Merger
	Exhibit A—	Form of Certificate of Incorporation of the Company as of the Effective Time of the Mergers
	Exhibit B—	Form of By-laws of the Company as of the Effective Time of the Mergers
	Exhibit C—	Corporate Governance of the Company Following the Effective Time of the Mergers
	Exhibit D—	Employment Agreement Term Sheet of James E. Rogers
Annex B	Opinion of UBS Securities LLC
Annex C	Opinion of Lazard Frères & Co. LLC
Annex D	Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated
Annex E	Article 13 of the North Carolina Business Corporation Act

SUMMARY

        This summary highlights selected information from this joint proxy statement/prospectus and may not contain all of the information that is important to you. To understand the agreement and plan of merger and the mergers fully and for a more complete description of the legal terms of the agreement and plan of merger and the mergers, you should carefully read this entire joint proxy statement/prospectus and the other documents to which we have referred you. See "Where You Can Find More Information" beginning on page 182. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

        Except where indicated otherwise, as used in this joint proxy statement/prospectus "Duke Energy" refers to Duke Energy Corporation and its consolidated subsidiaries, and "Cinergy" refers to Cinergy Corp. and its consolidated subsidiaries.

        References to "we" or "our" and other first person references and to "Duke Energy Holding" in this joint proxy statement/prospectus refer to Duke Energy Holding Corp. (formerly named Deer Holding Corp.) and are intended, unless otherwise indicated by the context, to refer to Duke Energy Holding Corp. and its consolidated subsidiaries following consummation of the mergers (as described more fully herein).

        In this joint proxy statement/prospectus, we refer to the Agreement and Plan of Merger, dated as of May 8, 2005, as amended as of July 11, 2005 and October 3, 2005, including all exhibits and schedules thereto, by and among Duke Energy, Cinergy, Duke Energy Holding, Deer Acquisition Corp. and Cougar Acquisition Corp. as the "merger agreement."

Questions and Answers About the Mergers

Q:    Why am I receiving this document?

A:
We are delivering this document to you because it is a joint proxy statement being used by both the Duke Energy and Cinergy boards of directors to solicit proxies of Duke Energy and Cinergy shareholders in connection with the merger agreement and the mergers. In addition, this document is a prospectus being delivered to Duke Energy and Cinergy shareholders because Duke Energy Holding is offering shares of its common stock to be issued in exchange for shares of Duke Energy common stock and Cinergy common stock if the mergers are completed.

Q:    When and where are the meetings of the shareholders?

A:
The special meeting of Duke Energy shareholders will take place at 10:00 a.m., Eastern Standard Time, on March 10, 2006, in the O.J. Miller Auditorium in the Energy Center located at 526 South Church Street, Charlotte, North Carolina.

  The special meeting of Cinergy shareholders will take place at 9:00 a.m., Eastern Standard Time, on March 10, 2006, in the Northern Kentucky Convention Center, One West RiverCenter Blvd., Covington, KY 41011.

  Additional information relating to the Duke Energy and Cinergy special meetings is set forth on pages 38 and 43, respectively.

Q:    What will happen in the proposed transaction?

A:
Prior to entering into the merger agreement, Duke Energy formed a new Delaware corporation, Duke Energy Holding Corp. When the transactions are consummated, Duke Energy Holding's two newly-created wholly-owned subsidiaries, Deer Acquisition Corp. and Cougar Acquisition Corp., will merge with and into Duke Energy and Cinergy, respectively, as a result of which each of Duke Energy and Cinergy will become wholly-owned subsidiaries of Duke Energy Holding. These mergers are referred to in this joint proxy statement/prospectus as the "mergers." The merger of

  Deer Acquisition Corp. with and into Duke Energy is referred to in this joint proxy statement/prospectus as the "Duke Energy merger" and the merger of Cougar Acquisition Corp. with and into Cinergy is referred to in this joint proxy statement/prospectus as the "Cinergy merger."

  Immediately following the Duke Energy merger, Duke Energy intends to transfer ownership of Duke Capital LLC to Duke Energy Holding and in connection with such transfer Duke Energy intends to convert to a limited liability company to be named Duke Power Company LLC (which we refer to in this joint proxy/statement prospectus as "Duke Power"). The conversion of Duke Energy to a limited liability company is referred to in this joint proxy statement/prospectus as the "Duke Energy conversion." The Duke Energy merger and the Duke Energy conversion taken together are referred to in this joint proxy statement/prospectus as the "Duke Energy reorganization." After the mergers, the current shareholders of Duke Energy and Cinergy will be the shareholders of Duke Energy Holding. Following the mergers, the structure of the combined company is expected to look like this:

  Additional information on the mergers is located beginning on page 48.

Q:    What will I receive for my shares?

A:
As a result of the mergers, each Duke Energy shareholder will receive one share of Duke Energy Holding common stock for each share of Duke Energy common stock held. Each Cinergy shareholder will receive 1.56 shares of Duke Energy Holding common stock for each share of Cinergy common stock held, which we refer to in this joint proxy statement/prospectus as the "Cinergy exchange ratio." Shareholders of Duke Energy and Cinergy will receive cash in lieu of fractional shares, except in connection with the rollover of Duke Energy and Cinergy shares held in each of Duke Energy's and Cinergy's dividend reinvestment plans, respectively, into a new dividend reinvestment plan to be established by Duke Energy Holding, pursuant to which fractional shares will be issued. Immediately following the mergers, based on the number of shares of common stock of Duke Energy and Cinergy outstanding as of May 6, 2005, the last trading day prior to the public announcement of the mergers, former Duke Energy shareholders will own approximately 76% of Duke Energy Holding's common stock and former Cinergy shareholders will own approximately 24% of Duke Energy Holding's common stock.

  Additional information on the consideration to be received in the mergers is located beginning on page 127.

Q:    Why have Duke Energy and Cinergy decided to merge?

A:
Duke Energy and Cinergy believe that the combination will provide substantial strategic and financial benefits to their shareholders, employees and customers, including:

•
increased financial strength and flexibility;

•
expanded capacity to generate electricity;

•
stronger utility business platform;

•
greater scale and fuel diversity, as well as improved operational efficiencies for the merchant generation and trading and marketing businesses;

•
broadened electric distribution platform;

•
improved reliability and customer service through the sharing of best practices;

•
increased scale and scope of the electric and gas businesses with stand-alone strength;

•
complementary positions in the midwest;

•
greater customer diversity; and

•
combined expertise and significant synergies.

  Additional information on the reasons for the mergers is located beginning on page 58 for Duke Energy and on page 84 for Cinergy.

Q:    What vote is required to approve the mergers?

A:
For both Duke Energy and Cinergy, the affirmative vote of a majority of their respective shares of common stock outstanding and entitled to vote as of the respective record dates is required to approve or adopt the merger agreement and approve the mergers. Because approval or adoption of the merger agreement and approval of the mergers requires the affirmative vote of a majority of the shares of common stock outstanding and entitled to vote of each of Duke Energy and Cinergy as of the respective record dates, if you abstain or fail to vote your shares in favor of approval or adoption of the merger agreement and approval of the mergers, this will have the same effect as voting your shares against approval or adoption of the merger agreement and approval of the mergers.

  At the close of business on January 17, 2006, the record date for the Duke Energy special meeting, directors and executive officers of Duke Energy had the right to vote less than 1% of the then outstanding shares of Duke Energy common stock. Each Duke Energy director and executive officer has indicated his or her present intention to vote, or cause to be voted, the shares of Duke Energy common stock owned by him or her for the approval of the merger agreement and the mergers.

  At the close of business on January 17, 2006, the record date for the Cinergy special meeting, directors and executive officers of Cinergy had the right to vote less than 1% of the then outstanding shares of Cinergy common stock. Each Cinergy director and executive officer has indicated his or her present intention to vote, or cause to be voted, the shares of Cinergy common stock owned by him or her for the adoption of the merger agreement and approval of the mergers.

  Additional information on the vote required to approve the transactions is located on page 39 for Duke Energy and on page 44 for Cinergy.

Q:    What will happen to my future dividends?

A:
As permitted under the merger agreement, Duke Energy increased its regular quarterly cash dividend to $0.31 per share of common stock beginning with the September 2005 quarterly payment, and its annual dividend accordingly is $1.24 per share of common stock.

  Cinergy may continue to pay its regular quarterly cash dividend not to exceed $0.48 per share of common stock and does not currently anticipate making any changes to its dividend policies prior to the consummation of the mergers. Pursuant to the merger agreement, Cinergy is not permitted to increase its dividend absent the consent of Duke Energy.

  After the mergers, it is currently expected that Duke Energy Holding will continue the dividend policy of Duke Energy in effect at the time of the mergers.

  Additional information on Duke Energy Holding's expected dividend policy is located on page 110.

Q:    Will Duke Energy Holding's shares be traded on an exchange?

A:
It is a condition to the completion of the mergers that the shares of common stock of Duke Energy Holding that will be issuable pursuant to the mergers be approved for listing on the New York Stock Exchange, or NYSE. We intend to apply to the NYSE prior to the consummation of the mergers to list Duke Energy Holding common stock and intend that shares of Duke Energy Holding common stock will trade under the symbol "DUK."

Q:    What do I need to do now?

A:
After carefully reading and considering the information contained in this joint proxy statement/prospectus, please complete and sign your proxy card and return it in the enclosed postage-paid envelope as soon as possible so that your shares may be represented at your special meeting. In order to ensure that your vote is recorded, please vote your proxy as instructed on your proxy card even if you currently plan to attend your special meeting in person. You may also cast your vote by telephone or Internet by following the instructions on your proxy card. Please do not send in your share certificates now. After the mergers are completed, you will receive instructions as to what to do with your share certificates.

  Additional information on voting procedures is located beginning on page 40 for Duke Energy and on page 44 for Cinergy.

Q:    How will my proxy be voted?

A:
If you vote by telephone, by Internet, or by completing, signing, dating and returning your signed proxy card, your proxy will be voted in accordance with your instructions. If you sign, date, and send your proxy and do not indicate how you want to vote, your shares will be voted FOR the approval or adoption of the merger agreement and approval of the mergers.

  Additional information on voting procedures is located beginning on page 40 for Duke Energy and on page 44 for Cinergy.

Q:    May I vote in person?

A:
Yes. If you are a shareholder of record of Duke Energy common stock at the close of business on January 17, 2006 or of Cinergy common stock at the close of business on January 17, 2006, you may attend your special meeting and vote your shares in person, in lieu of submitting your proxy by telephone, Internet or returning your signed proxy card.

Q:    What must I bring to attend my special meeting?

A:
Admittance to the special meetings is limited to shareholders of Duke Energy or Cinergy, as the case may be, or their authorized representatives. If you wish to attend your special meeting, bring your proxy or your voter information form. You must also bring photo identification.

Q:    What does it mean if I receive more than one set of materials?

A:
This means you own shares of both Duke Energy and Cinergy or you own shares of Duke Energy or Cinergy that are registered under different names. For example, you may own some shares directly as a shareholder of record and other shares through a broker or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must vote, sign and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards you receive in order to vote all of the shares you own. Each proxy card you receive will come with its own postage-paid return envelope; if you vote by mail, make sure you return each proxy card in the return envelope that accompanied that proxy card.

Q:    What do I do if I want to change my vote?

A:
Send a later-dated, signed proxy card prior to the date of your special meeting so that it is received prior to your special meeting or attend your company's special meeting in person and vote. You may also revoke your proxy card by sending a notice of revocation that is received prior to your special meeting to your company's Corporate Secretary at the address under "Summary—The Companies" beginning on page 12. You may also change your vote by telephone or Internet. You may change your vote by using any one of these methods regardless of the procedure used to cast your previous vote.

  Additional information on changing your vote is located on page 41 for Duke Energy and on page 46 for Cinergy.

Q:    If my broker holds my shares in "street name," will my broker vote my shares?

A:
If you do not provide your broker with instructions on how to vote your "street name" shares, your broker will not be permitted to vote them at your special meeting. You should therefore be sure to provide your broker with instructions on how to vote your shares. Shareholders should check the voting form used by their brokers to see if your broker offers telephone or Internet voting.

  If you do not give voting instructions to your broker, your shares will be counted towards a quorum at your respective special meeting, but effectively will be treated as voting against the merger agreement and the mergers unless you appear and vote in person at your special meeting. If your broker holds your shares and you plan to attend and vote at your special meeting, please bring a letter from your broker identifying you as the beneficial owner of the shares and authorizing you to vote.

  Because approval or adoption of the merger agreement and approval of the mergers require the affirmative vote of a majority of the shares outstanding and entitled to vote of each of Duke Energy and Cinergy as of the respective record dates, if you abstain or fail to vote your shares in favor of approval or adoption of the merger agreement and approval of the mergers, this will have the same effect as voting your shares against approval or adoption of the merger agreement and approval of the mergers.

  Additional information on changing how to vote if your shares are held in street name is located on page 41 for Duke Energy and on page 46 for Cinergy.

Q:    As a participant in the Duke Energy Retirement Savings Plan, how do I vote shares held in my plan account?

A:
If you are a participant in the Duke Energy Retirement Savings Plan, you have the right to provide voting directions to the plan trustee on the proposal to approve the merger agreement and the mergers, by submitting your proxy card for those shares of Duke Energy common stock that are held by the plan and allocated to your plan account. Plan participant proxies will be treated confidentially. If you elect not to provide voting directions to the plan trustee, shares of Duke Energy common stock allocated to your plan account are to be voted by the plan trustee in the same proportion as those shares held by the plan for which the plan trustee has received voting directions from plan participants. The plan trustee will follow participants' voting directions and the plan procedure for voting in the absence of voting directions, unless it determines that to do so would be contrary to its fiduciary responsibility. Because the plan trustee must process voting instructions from participants before the date of the Duke Energy special meeting, you are urged to deliver your instructions well in advance of the Duke Energy special meeting so that the instructions are received no later than March 7, 2006.

Q:    As a participant in Cinergy's 401(k) plan, how do I vote shares held in my plan account?

A:
Cinergy sponsors three 401(k) plans that hold shares of Cinergy common stock: the Cinergy Corp. Non-Union Employees' 401(k) Plan, the Cinergy Corp. Union Employees' 401(k) Plan and the Cinergy Corp. Union Employees' Savings Incentive Plan. These plans are collectively referred to in this joint proxy statement/prospectus as the "Cinergy 401(k) Plan." If you are a participant in the Cinergy 401(k) Plan, you have the right to provide voting directions to the plan trustee by submitting your proxy card for those shares of Cinergy common stock that are held by the Cinergy 401(k) Plan and allocated to your plan account on the proposal to approve the merger agreement and the mergers. Plan participant voting directions will be treated confidentially. The plan trustee will follow participants' voting directions unless it determines that to do so would be contrary to the Employee Retirement Income Security Act of 1974. If you elect not to provide voting directions, the plan trustee will vote the Cinergy shares allocated to your plan account as it determines in its discretion. Because the plan trustee must process voting instructions from participants before the date of the Cinergy special meeting, you are urged to deliver your instructions well in advance of the Cinergy special meeting so that the instructions are received no later than March 7, 2006.

Q:    Should I send in my share certificates now?

A:
No. If the mergers are completed, we will send former shareholders of both Duke Energy and Cinergy written instructions for exchanging their share certificates. Duke Energy Holding shares will be in uncertificated book-entry form unless a physical certificate is requested by the holder.

Q:    When do you expect to complete the mergers?

A:
Duke Energy, Cinergy and Duke Energy Holding are working to complete the mergers by mid-2006 although we cannot assure completion by any particular date.

Q:    Do I have dissenters' or appraisal rights?

A:
Under North Carolina law, holders of shares of Duke Energy common stock who do not vote in favor of the Duke Energy merger and who perfect their dissenters' rights under North Carolina law will have dissenters' rights, also referred to as appraisal rights, as a result of the Duke Energy merger. Under Delaware law, holders of Cinergy common stock will not have dissenters' or appraisal rights as a result of the Cinergy merger.

  Additional information on dissenters' rights of Duke Energy shareholders is located beginning on page 113.

Q:    How important is my vote?

A:
Every vote is important. Approval or adoption of the merger agreement and approval of the mergers requires the affirmative vote of a majority of the shares of common stock outstanding and entitled to vote of each of Duke Energy and Cinergy as of the respective record dates. Therefore, if you abstain or fail to vote your Duke Energy or Cinergy shares in favor of approval or adoption of the merger agreement and approval of the mergers, this will have the same effect as voting your Duke Energy or Cinergy shares against approval or adoption of the merger agreement and against approval of the mergers.

Q:    Who can answer any questions I may have about the special meeting or the mergers?

A:
Duke Energy shareholders may call Innisfree M&A Incorporated toll-free at (877) 825-8906 with any questions they may have. Banks and brokers may call collect at (212) 750-5833.

  Cinergy shareholders may call Georgeson Shareholder Communications Inc. toll-free at (866) 729-6803 with any questions they may have. Banks and brokers may call collect at (212) 440-9800.

Other Information Regarding the Mergers

Recommendations by the Boards

  Duke Energy

        At its meeting on May 7, 2005, after due consideration, the Duke Energy board of directors:

  •
  determined that the mergers are advisable, fair to, and in the best interests of, Duke Energy and its shareholders;

  •
  adopted the merger agreement and the mergers; and

  •
  recommended that Duke Energy shareholders vote for the approval of the merger agreement and the mergers.

  Cinergy

        At its meeting on May 8, 2005, after due consideration, the Cinergy board of directors:

  •
  determined that the mergers are advisable, fair to, and in the best interests of, Cinergy and its shareholders;

  •
  approved and adopted the merger agreement and the mergers; and

  •
  recommended that Cinergy shareholders vote for the adoption of the merger agreement and approve the mergers.

        To review the background and reasons for the mergers in greater detail see page 49, to review the risks related to the mergers, see page 19.

Fairness Opinions Presented to the Boards of Directors

        In connection with the mergers, the Duke Energy board of directors received the opinion of each of UBS Securities LLC, or UBS, its financial advisor, and of Lazard Freres & Co., or Lazard, who was engaged by Duke Energy to provide a fairness opinion with respect to the proposed mergers, as to the fairness, from a financial point of view to Duke Energy of the Cinergy exchange ratio in the mergers as of the date of each opinion. The Cinergy board of directors received the opinion of its financial advisor, Merrill Lynch, Pierce, Fenner & Smith, Incorporated, or Merrill Lynch, as to the fairness from a financial point of view to the holders of Cinergy common stock of the Cinergy exchange ratio as of the date of the opinion. The opinions of UBS and Lazard were provided to the Duke Energy board of directors in connection with its evaluation of the Cinergy exchange ratio, and the opinion of Merrill Lynch was provided to the Cinergy board of directors in connection with its evaluation of the Cinergy exchange ratio, and the opinions do not address any other aspect of the merger agreement or the mergers and do not constitute a recommendation to any shareholder as to how to vote or act with respect to any matter relating to the merger agreement or the mergers. Each holder of Duke Energy common stock should read the complete opinions of UBS and Lazard carefully and in their entirety, and each holder of Cinergy common stock should read the complete opinion of Merrill Lynch carefully and in its entirety, to understand the assumptions made, procedures followed, matters considered and limitations on the review undertaken, with regard to each of the opinions. Copies of the written UBS, Lazard and Merrill Lynch opinions are attached to this joint proxy statement/prospectus as Annexes B, C and D, respectively.

Interests of Directors and Executive Officers in the Mergers

        Shareholders should note that some Duke Energy directors and executive officers and some Cinergy directors and executive officers have interests in the mergers as directors or officers that are different from, or in addition to, the interests of other Duke Energy shareholders or Cinergy shareholders, respectively.

        Information relating to the interests of Duke Energy's directors and executive officers in the mergers is located beginning on page 82 and information relating to the interests of Cinergy's directors and executive officers in the mergers is located beginning on page 101.

The Mergers

        The merger agreement is attached as Annex A to this joint proxy statement/prospectus. We encourage you to read the merger agreement in its entirety. It is the principal document governing the mergers and the other related transactions.

Conditions to the Completion of the Mergers

        The merger agreement contains customary closing conditions, including the following conditions that apply to both Duke Energy and Cinergy:

  •
  Duke Energy and Cinergy shareholder approval of the merger agreement and the transactions contemplated by the merger agreement, including the mergers;

  •
  the absence of governmental action preventing the consummation of the transactions contemplated by the merger agreement;

  •
  the effectiveness of the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part;

  •
  the approval for listing on the NYSE of the shares of common stock of Duke Energy Holding that will be issuable pursuant to the mergers;

  •
  the truth and accuracy of the representations and warranties of the other party, except where the failure to be true and accurate would not have a material adverse effect;

  •
  the performance in all material respects of the other party's obligations under the merger agreement;

  •
  the receipt by each party of a tax opinion from such party's legal counsel;

  •
  the receipt by each party of all required statutory approvals on terms that would not have a material adverse effect (or require certain specified dispositions) on the combined company and its prospective subsidiaries, on Cinergy and its subsidiaries, or on Duke Energy and its subsidiaries;

  •
  the receipt by each party of the required closing certificate from the other party; and

  •
  the absence of any change, event, occurrence or development that, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on Duke Energy or Cinergy.

        See "Conditions to Completion of the Mergers" on page 129.

Termination of the Merger Agreement

        The merger agreement may be terminated at any time prior to the completion of the mergers by the mutual written consent of Duke Energy and Cinergy. It can also be terminated by either Duke Energy or Cinergy under certain specified circumstances, including if:

  •
  the mergers have not been consummated by the agreed upon termination date (which is 12 months from the date of the merger agreement, subject to possible extension);

  •
  the Duke Energy shareholders or the Cinergy shareholders do not approve the merger agreement;

  •
  any final and nonappealable government action preventing the mergers is in effect;

  •
  any closing condition becomes incapable of satisfaction, provided the terminating party is not responsible for the failure to satisfy the closing condition due to its material breach of the merger agreement;

  •
  the non-terminating party materially breaches the merger agreement and such breach is incapable of being or is not timely cured and gives rise to the failure to satisfy a closing condition; or

  •
  under certain circumstances the party receives an unsolicited takeover proposal from a third party.

        Furthermore, subject to specified conditions, the merger agreement can be terminated by either Duke Energy or Cinergy if the board of directors of the other party:

  •
  withdraws or modifies, or proposes publicly to withdraw or modify, its approval or recommendation of the merger agreement or the mergers;

  •
  fails to reaffirm its recommendation of the merger agreement within 15 business days of receipt of a request by the other party, if a third-party acquisition proposal with respect to such party has been made and has not been rejected or recinded; or

  •
  approves or recommends a third-party takeover proposal.

        See "Termination of the Merger Agreement" beginning on page 130.

Termination Fees; Reimbursement of Expenses

        Under certain circumstances involving a third-party acquisition proposal or a change in a board of directors' recommendation of the merger agreement and the mergers, Duke Energy or Cinergy, as applicable, may be required, subject to certain conditions, to (i) reimburse the other party for its fees and expenses in an amount not to exceed $35 million and/or (ii) pay a termination fee of $300 million, in the case of a termination fee payable by Cinergy to Duke Energy, and a termination fee of $500 million, in the case of a termination fee payable by Duke Energy to Cinergy, provided that any termination fee payable will be reduced by any amount of any fees and expenses previously reimbursed by such party.

        See "Termination Fees, Reimbursement of Expenses" on page 132.

No Solicitation

        The merger agreement restricts the ability of each of Duke Energy and Cinergy to solicit or engage in discussions or negotiations with a third-party regarding a proposal to acquire a significant interest in Duke Energy or Cinergy, respectively. If, however, either party receives an unsolicited takeover proposal from a third-party that the party's board of directors determines in good faith, after consultation with its legal and financial advisors, constitutes a superior proposal or would reasonably be expected to lead to a superior proposal, that party may furnish information to the third-party and engage in negotiations regarding a takeover proposal with the third-party, subject to specified conditions. In circumstances other than in connection with a takeover proposal, at any time prior to receipt of a party's shareholder approval, the board of directors of either Duke Energy or Cinergy may withdraw its approval or recommendation of the merger agreement, subject to certain conditions, if such board first determines in good faith, after consulting with outside counsel, that the failure to take such action would be reasonably likely to result in a breach of the board of directors' fiduciary obligations under applicable law.

        See "No Solicitation" on page 133.

Legal Proceedings Related to the Mergers

        As of the date of this joint proxy statement/prospectus, Duke Energy and Cinergy are aware of one purported class action lawsuit that had been filed against Cinergy and each member of Cinergy's board of directors in connection with the mergers. Among other things, the lawsuit seeks injunctive relief that would prevent the consummation of the Cinergy merger in accordance with the terms of the merger agreement. Cinergy and the individual defendants filed a motion to dismiss this lawsuit in July 2005 which the court granted in November 2005. The time period during which plaintiffs could have appealed the ruling has expired. Both Duke Energy and Cinergy believe that the lawsuit was without merit.

        Additional information on legal proceedings is located on page 134.

Accounting Treatment

        The Cinergy merger will be accounted for as a purchase by Duke Energy Holding under accounting principles generally accepted in the United States of America. Under the purchase method of accounting, the assets and liabilities of Cinergy will be recorded, as of completion of the Cinergy merger, at their respective fair values and added to those of Duke Energy Holding. The reported financial condition and results of operations of Duke Energy Holding issued after completion of the Cinergy merger will reflect Cinergy's balances and results after completion of the Cinergy merger, but will not be restated retroactively to reflect the historical financial position or results of operations of Cinergy. Following completion of the Cinergy merger, the earnings of the combined company will reflect purchase accounting adjustments, including increased amortization and depreciation expense for acquired assets.

        Additional information relating to accounting treatment is located on page 113.

Material U.S. Federal Income Tax Consequences of the Duke Energy Reorganization and the Cinergy Merger

        Assuming the Duke Energy reorganization and the Cinergy merger qualify as reorganizations under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") for U.S. federal income tax purposes, as Duke Energy and Cinergy anticipate, holders of Duke Energy common stock whose shares of Duke Energy common stock are exchanged in the Duke Energy reorganization for shares of Duke Energy Holding common stock will not recognize gain or loss, except to the extent of cash, if any, received in lieu of a fractional share of Duke Energy Holding common stock, and holders of Cinergy common stock whose shares of Cinergy common stock are exchanged in the Cinergy merger for shares of Duke Energy Holding common stock will not recognize gain or loss, except to the extent of cash, if any, received in lieu of a fractional share of Duke Energy Holding common stock.

        The discussion of material U.S. federal income tax consequences of the Duke Energy reorganization and the Cinergy merger contained in this joint proxy statement/prospectus is intended to provide only a general summary and is not a complete analysis or description of all potential U.S. federal income tax consequences of the Duke Energy reorganization and the Cinergy merger. The discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not address the effects of any foreign, state or local tax laws.

        Duke Energy and Cinergy shareholders are strongly urged to consult with their tax advisors regarding the tax consequences of the Duke Energy reorganization and the Cinergy merger to them, as applicable, including the effects of U.S. federal, state, local, foreign and other tax laws.

        Additional information relating to the material U.S. federal income tax consequences of the Duke Energy reorganization and the Cinergy merger is located beginning on page 110.

Regulatory Matters

        The approval of, among others, the following U.S. federal, state and local regulatory authorities must be obtained before the mergers can be completed:

  •
  the Federal Energy Regulatory Commission, which we refer to as the FERC;

  •
  the Nuclear Regulatory Commission, which we refer to as the NRC;

  •
  the regulatory agencies in several of the states in which Duke Energy and/or Cinergy operate electric and/or gas utility businesses; and

  •
  the Federal Communications Commission, which we refer to as the FCC.

        In addition, prior to completing the mergers, the applicable waiting period under the U.S. federal antitrust law, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or HSR Act, must expire or terminate and certain information must be filed with the Canadian Competition Bureau and the applicable waiting period under the Canadian Competition Act must expire or terminate. On October 3, 2005, the Canadian Competition Bureau determined that it would not oppose, or take other action regarding, the mergers. The Federal Trade Commission, or FTC, and the Department of Justice granted early termination of this waiting period on August 11, 2005. In addition, approvals from the Kentucky, Ohio and South Carolina public service commissions have been obtained. On December 20, 2005, the FERC issued an order under Section 203 approving the merger. Further, the FCC has approved seven of the eight applications that have been filed as of the date of this joint proxy statement/prospectus.

        As of the date of this joint proxy statement/prospectus, each of Duke Energy, Cinergy and Duke Energy Holding was in the process of obtaining such remaining approvals as are required by applicable law or regulations.

        On August 8, 2005, President Bush signed the Energy Policy Act of 2005 which, among other things, repealed the Public Utility Holding Company Act of 1935, which we refer to as PUHCA of 1935. The repeal of PUHCA of 1935 takes effect six months from the date of enactment of the Energy Policy Act of 2005, or February 8, 2006. Although the mergers would require approval under PUHCA of 1935 if they were consummated prior to that date, because the mergers will not close until after that date, Securities and Exchange Commission approval under PUHCA of 1935 is not being sought and will not be required.

        Additional information relating to regulatory matters is located beginning on page 121.

The Companies

  Duke Energy Holding Corp.
  526 South Church Street
  Charlotte, North Carolina 28202
  (704) 594-6200

        Duke Energy Holding (formerly named Deer Holding Corp.) is a Delaware corporation formed on May 3, 2005 for the purpose of holding both Duke Energy and Cinergy as wholly-owned subsidiaries following completion of the mergers. Following the mergers, it will own Duke Energy and Cinergy as wholly-owned subsidiaries and will have no significant assets other than the stock or other voting securities of its subsidiaries. Upon consummation of the mergers, Duke Energy Holding will change its name to Duke Energy Corporation.

        Duke Energy Corporation
        526 South Church Street
        Charlotte, North Carolina 28202
        (704) 594-6200

        Duke Energy Corporation is a diversified energy company with a portfolio of natural gas and electric businesses, both regulated and non-regulated, and an affiliated real estate company. Duke Energy supplies, delivers and processes energy for customers in the United States and selected international markets.

  •
  Duke Power provides safe, reliable and economically-priced electricity to more than 2 million customers in North Carolina and South Carolina.

  •
  Duke Energy Gas Transmission (DEGT) serves its customers by processing, transporting and distributing natural gas from North America's major supply areas to growing markets in the northeastern and southeastern United States and in Canada.

  •
  Duke Energy North America (DENA) owns and operates merchant power generation facilities and markets electricity, natural gas, energy management and related services to wholesale customers throughout North America. On September 13, 2005, the Duke Energy board of directors approved a plan to pursue the sale or other disposition of substantially all of DENA's physical and commercial assets outside of the Midwestern United States, which include approximately 6,200 megawatts of power generation located primarily in the Northeast and Western United States, as well as forward gas and power, gas transportation, storage, structured power and other contracts. On November 17, 2005, Duke Energy agreed to sell substantially all of DENA's power and gas derivative contracts settling January 2006 forward to Barclays Bank PLC. On January 9, 2006, Duke Energy announced it had signed an agreement with a subsidiary of LS Power Equity Partners (LS Power) to purchase DENA's fleet of power generation assets outside the Midwest for approximately $1.54 billion, assuming certain performance measures are met, and in any event no less than approximately $1.48 billion. See "Recent Developments" on page 37 for additional information on each of these transactions.

  •
  Duke Energy International owns and operates power generation facilities and engages in sales and marketing of electric power and natural gas. Its primary focus is on power generation activities in Latin America.

  •
  Duke Energy Field Services gathers, processes, transports, markets and stores natural gas and produces, transports and markets natural gas liquids. Duke Energy Field Services has created a master limited partnership through which certain natural gas gathering, processing and transportation assets and certain natural gas liquids transportation assets will be operated. The master limited partnership, DCP Midstream Partners, LP, began trading on the New York Stock Exchange on December 2, 2005, under the symbol "DPM."

  •
  Crescent Resources manages land holdings and develops high-quality commercial, residential and multi-family real estate projects in nine states.

        Duke Energy is headquartered in Charlotte, North Carolina, and as of December 31, 2005, had approximately 20,421 employees.

        Cinergy Corp.
        139 East Fourth Street
        Cincinnati, Ohio 45202
        (513) 421-9500

        Cinergy Corp. is a Delaware corporation and a registered holding company under PUHCA of 1935. Cinergy is the parent company of:

  •
  PSI Energy, Inc., an operating utility that provides electric service to customers in north central, central and southern Indiana;

  •
  The Cincinnati Gas & Electric Company, an operating utility that provides electric and gas service to customers in southwestern Ohio and, through a principal subsidiary, The Union Light, Heat and Power Company, to customers in adjacent areas in Kentucky;

  •
  Cinergy Services, Inc., the subsidiary used to provide a variety of centralized administrative, management and support services to Cinergy's companies; and

  •
  Cinergy Investments, Inc., the subsidiary that holds most of Cinergy's domestic, non-regulated, energy-related businesses and investments, including Cinergy's natural gas marketing and trading operations.

        Cinergy has other subsidiaries, formed for a variety of purposes, including holding Cinergy's interests in international businesses, new technology initiatives and investment opportunities in the telecommunications industry and in energy and power generation. Cinergy's regulated public utilities in Ohio, Indiana, and Kentucky serve approximately 1.5 million electric customers and 500,000 gas customers. Cinergy is headquartered in Cincinnati, Ohio and as of December 31, 2005, had approximately 7,300 employees.

        Deer Acquisition Corp.
        526 South Church Street
        Charlotte, North Carolina 28202
        (704) 594-6200

        Deer Acquisition Corp. is a wholly-owned subsidiary of Duke Energy. Deer Acquisition Corp. was formed on May 5, 2005, solely for the purpose of engaging in the Duke Energy merger and the other transactions contemplated by the merger agreement. Deer Acquisition Corp. has not conducted any business operations other than incidental to its formation and in connection with the transactions contemplated by the merger agreement.

        Cougar Acquisition Corp.
        526 South Church Street
        Charlotte, North Carolina 28202
        (704) 594-6200

        Cougar Acquisition Corp. is a wholly-owned subsidiary of Duke Energy. Cougar Acquisition Corp. was formed on May 4, 2005, solely for the purpose of engaging in the Cinergy merger and the other transactions contemplated by the merger agreement. Cougar Acquisition Corp. has not conducted any business operations other than incidental to its formation and in connection with the transactions contemplated by the merger agreement.

Comparative Stock Prices and Dividends

        Shares of Duke Energy common stock and Cinergy common stock are listed on the New York Stock Exchange. The following table presents the last reported closing sale price per share of Duke Energy common stock and Cinergy common stock, as reported on the New York Stock Exchange Composite Transaction reporting system on May 6, 2005, the last full trading day prior to the public announcement of the mergers, and on January 31, 2006, the last trading day for which this information could be calculated prior to the filing of this joint proxy statement/prospectus.

	Duke Energy Common Stock	Cinergy Common Stock	Cinergy Common Stock Equivalent Per Share(1)
May 6, 2005	$29.36	$40.38	$45.80
January 31, 2006	$28.35	$43.45	$44.23

(1)
The equivalent per share data for Cinergy common stock has been determined by multiplying the closing market price of a share of Duke Energy common stock on each of the dates by the exchange ratio of 1.56.

        The most recent quarterly dividend declared by Duke Energy is $0.31 per share payable on March 16, 2006. Duke Energy's current dividend is $1.24 per share of common stock on an annual basis. The most recent quarterly dividend declared by Cinergy is $0.48 per share payable on February 15, 2006. Cinergy's current dividend is $1.92 per share of common stock on an annual basis.

Selected Historical Financial Data

        Duke Energy and Cinergy are providing the following financial information to aid you in your analysis of the financial aspects of the mergers. This information is only a summary, and you should read it in conjunction with the historical consolidated financial statements of Duke Energy and Cinergy and the related notes contained in the annual reports and other information that each of Duke Energy and Cinergy has previously filed with the Securities and Exchange Commission and which is incorporated herein by reference. See "Where You Can Find More Information" beginning on page 182.

Selected Historical Consolidated Financial Data of Duke Energy

	At or for the nine months ended September 30,		At or for the year ended December 31,(a)
	2005	2004(a)	2004	2003(c)	2002	2001	2000
	(Millions, except per share amounts)
Operating revenues	$13,630	$15,007	$20,549	$18,021	$14,752	$15,383	$14,190
Income before discontinued operations and cumulative effect of changes in accounting principles	$2,112	$949	$1,252	$71	$1,145	$1,226	$1,869
Discontinued operations, net of tax	$(894)	$183	$238	$(1,232)	$(111)	$768	$(93)
Cumulative effect of changes in accounting principles net of tax	—	—	—	$(162)	—	$(96)	—
Net income	$1,218	$1,132	$1,490	$(1,323)	$1,034	$1,898	$1,776
Earnings per common share (EPS) basic(b):
Income before discontinued operations and cumulative effect of changes in accounting principles	$2.25	$1.02	$1.33	$.06	$1.35	$1.58	$2.51
Discontinued operations, net of tax	(.96)	$.20	$.26	$(1.36)	$(.13)	$1.00	$(.12)
Before cumulative effect of changes in accounting principles, net of tax	$1.29	$1.22	$1.59	$(1.30)	$1.22	$2.58	$2.39
Net income	$1.29	$1.22	$1.59	$(1.48)	$1.22	$2.45	$2.39
EPS—diluted(b):
Income before discontinued operations and cumulative effect of changes in accounting principles	$2.17	$.99	$1.29	$.06	$1.35	$1.57	$2.50
Discontinued operations, net of tax	(.92)	$.19	$.25	$(1.36)	$(.13)	$.99	$(.12)
Before cumulative effect of changes in accounting principles, net of tax	$1.25	$1.18	$1.54	$(1.30)	$1.22	$2.56	$2.38
Net income	$1.25	$1.18	$1.54	$(1.48)	$1.22	$2.44	$2.38
Dividends declared per share of common stock(b)	$.86	$.825	$1.10	$1.10	$1.10	$1.10	$1.10
Total assets	$53,333	$54,739	$55,470	$57,225	$60,122	$49,624	$59,276
Long-term debt(d)	$16,045	$20,428	$18,764	$21,822	$21,552	$12,595	$11,187

(a)
Amounts have been retrospectively adjusted to reflect certain operations as discontinued operations (see Note 13 to the Duke Energy Consolidated Financial Statements, "Discontinued Operations and Assets Held for Sale" for the years ended December 31, 2004, 2003 and 2002).

(b)
Amounts prior to 2001 were restated to reflect the two-for-one common stock split effective January 26, 2001.

(c)
As of January 1, 2003, Duke Energy adopted the remaining provisions of Emerging Issues Task Force (EITF) Issue No. 02-03, "Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and for Contracts involved in Energy Trading and Risk Management Activities" and SFAS No. 143, "Accounting for Asset Retirement Obligations." In accordance with the transition guidance for these standards, Duke Energy recorded a net-of-tax and minority interest cumulative effect adjustment for change in accounting principles of $162 million.

(d)
Including amounts due within one year.

Selected Historical Consolidated Financial Data of Cinergy

	At or for the nine months ended September 30,		At or for the year ended December 31,
	2005	2004	2004	2003	2002	2001	2000
	(Millions, except per share amounts)
Operating revenues	$3,824	$3,471	$4,688	$4,416	$4,059	$3,950	$3,752
Income before discontinued operations and cumulative effect of changes in accounting principles	$300	$254	$401	$435	$397	$457	$400
Discontinued operations, net of tax(1)	—	—	—	$9	$(25)	$(15)	$(1)
Cumulative effect of changes in accounting principles, net of tax(2)	—	—	—	$26	$(11)	—	—
Net income	$300	$254	$401	$470	$361	$442	$399
Earnings per common share
(EPS)—basic:
Income before discontinued operations and cumulative effect of changes in accounting principles	$1.52	$1.41	$2.22	$2.46	$2.37	$2.87	$2.52
Discontinued operations, net of tax(1)	—	—	—	$0.05	$(0.15)	$(0.09)	$(0.01)
Cumulative effect of changes in accounting principles, net of tax(2)	—	—	—	$0.15	$(0.06)	—	—

Net income	$1.52	$1.41	$2.22	$2.66	$2.16	$2.78	$2.51
EPS—diluted:
Income before discontinued operations and cumulative effect of changes in accounting principles	$1.51	$1.39	$2.18	$2.43	$2.34	$2.84	$2.51
Discontinued operations, net of tax(1)	—	—	—	$0.05	$(0.15)	$(0.09)	$(0.01)
Cumulative effect of changes in accounting principles, net of tax(2)	—	—	—	$0.15	$(0.06)	—	—

Net income	$1.51	$1.39	$2.18	$2.63	$2.13	$2.75	$2.50
Dividends declared per share of common stock	$1.92	$1.41	$1.88	$1.84	$1.80	$1.80	$1.80
Total assets	$17,466	$14,243	$14,982	$14,119	$13,832	$12,792	$12,801
Long-term debt(3)	$4,371	$4,156	$4,448	$4,971	$4,188	$3,656	$2,868

(1)
See Note 14 of the "Notes to Financial Statements" in "Item 8. Financial Statements and Supplementary Data" of Cinergy's Form 10-K for the fiscal year ended December 31, 2004, filed with the SEC on February 25, 2005 for further explanation.

(2)
In 2003, Cinergy recognized a gain/(loss) on cumulative effect of changes in accounting principles of $39 million (net of tax) and $(13) million (net of tax) as a result of the reversal of accrued cost of removal for non-regulated generating assets and the change in accounting for certain energy related contracts from fair value to accrual. In 2002, Cinergy recognized a cumulative effect of a change in accounting principle of $(11) million (net of tax) as a result of an impairment charge for goodwill related to certain of its international assets.

(3)
Including amounts due within one year.

Selected Unaudited Pro Forma Condensed Combined Financial Data

        The following selected unaudited pro forma condensed combined financial data give effect to the mergers. The information presented below is based on the assumption that the mergers occurred at the beginning of each of the periods presented and reflect only adjustments directly related to the mergers. The pro forma adjustments are based upon available information and assumptions that each company's management believes are reasonable and in accordance with SEC requirements. The selected unaudited pro forma condensed combined financial data are presented for illustrative purposes only and should not be read for any other purpose. The companies may have performed differently had they always been combined. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the mergers. The selected unaudited pro forma condensed combined financial data (i) have been derived from and should be read in conjunction with the "Unaudited Pro Forma Condensed Combined Financial Information" and the related notes beginning on page 150 in this joint proxy statement/prospectus and (ii) should be read in conjunction with the historical consolidated financial statements of Duke Energy and Cinergy incorporated by reference in this joint proxy statement/prospectus and the Duke Energy Unaudited Pro Forma Condensed Consolidated Financial Information beginning on page 145 in this joint proxy statement/prospectus.

	At or for the nine months ended September 30, 2005	At or for the year ended December 31, 2004
	(Millions, except per share amounts)
Pro Forma Income Statement Data
Operating revenues	$12,337	$15,866
Income from continuing operations	$1,458	$1,643
Earnings per share from continuing operations:
Basic	$1.17	$1.35
Diluted	$1.14	$1.32
Pro Forma Balance Sheet Data
Total assets	$76,814	—
Long-term debt (includes current maturities of $1,332)	$20,511	—

Unaudited Comparative Per Share Data

        The December 31, 2004 selected comparative per share information of Duke Energy and Cinergy, set forth below, was derived from audited financial statements. The September 30, 2005 selected comparative per share information of Duke Energy and Cinergy set forth below was derived from unaudited financial statements and, in the opinion of the management of Duke Energy and Cinergy, includes all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation for such periods. Due to the effect of seasonal fluctuations and other factors on the operations of Duke Energy and Cinergy, financial results for the nine-month period ended September 30, 2005, are not necessarily indicative of results for the year ending December 31, 2005.

        You should read the information in this section along with Duke Energy's and Cinergy's historical consolidated financial statements and accompanying notes for the periods referred to above included in the documents described under "Where You Can Find More Information" beginning on page 182. You should also read the unaudited pro forma condensed financial information and accompanying discussions and notes included in this joint proxy statement/prospectus on pages 145 through 160.

	At or for the nine months ended September 30, 2005	At or for the year ended December 31, 2004
	(Millions, except per share amounts)
Duke Energy—Historical
Earnings per share (from continuing operations):
Basic	$2.25	$1.33
Diluted	$2.17	$1.29
Dividends declared per share of common stock	$.86	$1.10
Book value per share of common stock	$17.19	$17.18
Cinergy—Historical
Earnings per share (from continuing operations):
Basic	$1.52	$2.22
Diluted	$1.51	$2.18
Dividends declared per share of common stock	$1.92	$1.88
Book value per share of common stock	$22.32	$21.89
	At or for the nine months ended September 30, 2005	At or for the year ended December 31, 2004
	(Millions, except per share amounts)
Duke Energy Holding unaudited pro forma combined amounts:
Earnings per share (from continuing operations)[1]:
Basic	$1.17	$1.35
Diluted	$1.14	$1.32
Dividends declared per share of common stock[2]	$.86	$1.10
Book value per share of common stock	$20.21	—
Cinergy per share equivalent based on combination of Duke Energy and Cinergy:
Earnings per share (from continuing operations):
Basic	$1.83	$2.11
Diluted	$1.78	$2.06
Dividends declared per share of common stock	$1.34	$1.716
Book value per share of common stock	$31.53	—

1
Including the pro forma effects of the DEFS disposition transaction as reflected in Duke Energy's Unaudited Pro Forma Condensed Consolidated Financial Information beginning on page 145.

2
We expect Duke Energy Holding will continue the dividend policy of Duke Energy in effect at the time of the mergers. On June 29, 2005, the Duke Energy board of directors increased Duke Energy's quarterly dividend to $0.31 per share of common stock, beginning with the quarterly dividend paid September 16, 2005, and accordingly its annual dividend was increased to $1.24 per share of common stock.

RISK FACTORS

Risks Relating to the Mergers

        In addition to the other information included and incorporated by reference in this joint proxy statement/prospectus, Duke Energy and Cinergy shareholders should carefully consider the matters described below to determine whether to approve or adopt the merger agreement and thereby approve the mergers.

        The value of the shares of Duke Energy Holding common stock that you receive upon the consummation of the mergers may be less than the value of your shares of Duke Energy common stock or Cinergy common stock as of the date of the merger agreement or on the dates of the special meetings.

        The exchange ratios in the Duke Energy merger and the Cinergy merger, respectively, are fixed and will not be adjusted in the event of any change in the stock prices of Duke Energy or Cinergy prior to the mergers. There may be a significant amount of time between the dates when the shareholders of each of Duke Energy and Cinergy vote on the merger agreement at the special meeting of each company and the date when the mergers are completed. The relative prices of shares of Duke Energy common stock and Cinergy common stock may vary significantly between the date of this joint proxy statement/prospectus, the dates of the special meetings and the date of the completion of the mergers. These variations may be caused by, among other things, changes in the businesses, operations, results and prospects of our companies, market expectations of the likelihood that the mergers will be completed and the timing of completion, the prospects of post-merger operations, the effect of any conditions or restrictions imposed on or proposed with respect to the combined company by regulatory agencies and authorities, general market and economic conditions and other factors. In addition, it is impossible to predict accurately the market price of the Duke Energy Holding common stock to be received by Duke Energy and Cinergy shareholders after the completion of the mergers. Accordingly, the prices of Duke Energy common stock and Cinergy common stock on the dates of the special meetings may not be indicative of their prices immediately prior to completion of the mergers and the price of Duke Energy Holding common stock after the mergers are completed.

        The integration of Duke Energy and Cinergy following the mergers will present significant challenges that may result in a decline in the anticipated potential benefits of the mergers.

        Duke Energy and Cinergy will face significant challenges in consolidating functions, integrating their organizations, procedures and operations in a timely and efficient manner, as well as retaining key Duke Energy and Cinergy personnel. The integration of Duke Energy and Cinergy will be complex and time-consuming, due to the size and complexity of each organization and their many business units. The respective managements of Duke Energy and Cinergy will have to dedicate substantial effort to integrating the businesses. The principal challenges will be integrating the combined regulated electric utility operations, combining each of the unregulated wholesale power generation businesses and combining the energy marketing and trading businesses. All of these businesses are complex, and some of the business units are dispersed. Such efforts could also divert management's focus and resources from other strategic opportunities during the integration process. There can be no assurance that the integration will be completed in a timely manner.

        The anticipated benefits of combining the companies may not be realized.

        Duke Energy and Cinergy entered into the merger agreement with the expectation that the mergers would result in various benefits, including, among other things, synergies, cost savings and operating efficiencies. Although we expect to achieve the anticipated benefits of the mergers, achieving them, including the synergies, cannot be assured. Moreover, the regulatory agencies, which have jurisdiction over certain of our businesses and operations, will require us to pass some of the achieved cost savings to ratepayers.

        The mergers are subject to the receipt of consent or approval from governmental entities that could delay the completion of the mergers or impose conditions that could have a material adverse effect on the combined company or that could cause abandonment of the mergers.

        Completion of the mergers is conditioned upon the receipt of consents, orders, approvals or clearances, as required, from the FERC, the NRC, the FCC, and the public utility commissions or similar entities with jurisdiction in North Carolina, South Carolina, Ohio, Kentucky and Indiana. Although, as of the date of this joint proxy statement/prospectus, the parties have received most of these consents, orders, approvals, and clearances and expect to receive the remainder in a timely and acceptable manner, a substantial delay in obtaining satisfactory approvals or the imposition of unfavorable terms or conditions in connection with such approvals could have a material adverse effect on the business, financial condition or results of operations of Duke Energy or Cinergy and/or may cause the abandonment of the mergers by Duke Energy or Cinergy.

        The merger agreement provides that Duke Energy and Cinergy will use their reasonable best efforts to transfer five generating stations located in the midwest from DENA to The Cincinnati Gas & Electric Company. In addition to regulatory approvals that have already been obtained, this transfer requires approval by the IURC. There can be no guarantee that such approval will be obtained or will be obtained on terms or with conditions acceptable to Duke Energy, Cinergy and Duke Energy Holding.

        The mergers will combine two companies that are currently affected by developments in the electric and gas utility industries, including changes in regulation and increased competition. A failure to adapt to the changing regulatory environment and increased competition after the mergers could adversely affect the stability of our earnings and could result in the erosion of the combined company's market positions, revenues and profits.

        Because Duke Energy and Cinergy and their subsidiaries are regulated in the United States and Canada at the federal level and in a number of provinces, states and municipalities, the two companies, as well as Duke Energy Holding after the mergers, have been and will continue to be impacted by legislative and regulatory developments. After the mergers, we and/or our subsidiaries including Duke Energy and Cinergy will be subject in the United States to extensive federal regulation as well as to state and local regulation in each of the following jurisdictions: North Carolina, South Carolina, Ohio, Kentucky and Indiana. We will also be subject in Canada to extensive federal regulation as well as to provincial and local regulation, most significantly in Ontario. Each of these jurisdictions has implemented, is in the process of implementing or possibly will implement changes to the regulatory and legislative framework applicable to the electric and gas utilities industry. The continuing effects of recent developments such as the end of the market development period in Ohio under its retail electric competition law, the continuing failure of the Department of Energy to take possession of spent nuclear fuel from commercial nuclear reactors, and the implementation of MISO's energy markets tariff, along with the possible effects of changes under consideration and the possible effects of changes that may occur in the future, could have a material adverse effect on Duke Energy, Cinergy and/or Duke Energy Holding.

        The costs and burdens associated with complying with the increased number of regulatory jurisdictions may have a material adverse effect on Duke Energy Holding. Moreover, increased competition resulting from potential legislative changes, regulatory changes or otherwise may create greater risks to the stability of utility earnings generally. If Duke Energy Holding is not responsive to the competitive energy marketplace, it could suffer erosion in market position, revenues and profits as competitors gain access to the service territories of its utility subsidiaries.

        We must meet credit quality standards. If we or our rated subsidiaries are unable to maintain an investment grade credit rating, we would be required under trading agreements to provide collateral in the form of letters of credit or cash, which may materially adversely affect our liquidity. We cannot be sure that Duke Energy Holding and its rated subsidiaries will maintain investment grade credit ratings following the mergers and the other contemplated transactions.

        Each of Duke Energy's, Duke Capital's and Cinergy's senior unsecured long-term debt is rated investment grade by various rating agencies. We cannot be sure that following the mergers and the other transactions contemplated by the merger agreement the senior unsecured long-term debt of Duke Energy Holding or its rated subsidiaries will be rated investment grade.

        If the rating agencies were to rate Duke Energy Holding or its rated subsidiaries below investment grade, the entity's borrowing costs would increase, perhaps significantly. In addition, the entity would likely be required to pay a higher interest rate in future financings, and its potential pool of investors and funding sources would likely decrease. Further, if its short-term debt rating were to fall, the entity's access to the commercial paper market could be significantly limited. Any downgrade or other event negatively affecting the credit ratings of our subsidiaries could make their costs of borrowing higher or access to funding sources more limited, which in turn could increase our need to provide liquidity in the form of capital contributions or loans to such subsidiaries, thus reducing the liquidity and borrowing availability of the consolidated group.

        Many of our trading counterparties in our power and gas trading businesses would likely require us to deposit additional collateral if the ratings agencies were to downgrade our ratings below investment grade. Failure to deposit collateral may result in a default under the applicable trading agreement, which could lead to termination of that agreement and require us to pay its termination value. A downgrade below investment grade could also trigger termination clauses in some interest rate and foreign exchange derivative agreements, which would require cash payments. All of these events would likely reduce our liquidity and profitability and could have a material adverse effect on our financial position and results of operations.

        Duke Energy and Cinergy will incur significant transaction and merger-related integration costs in connection with the mergers.

        Duke Energy and Cinergy expect to incur costs associated with consummating the mergers and integrating the operations of the two companies, as well as approximately $32 million in transaction fees in the case of Duke Energy and $35 million in the case of Cinergy. The estimated $32 million of transaction costs incurred by Duke Energy will be included as a component of the purchase price for purposes of purchase accounting. The amount of transaction fees expected to be incurred by each of Duke Energy and Cinergy are preliminary estimates and are subject to change. Duke Energy currently estimates integration costs associated with the mergers to be approximately $727 million over a period of five years, with approximately $464 million being incurred in the first year after completion of the mergers and approximately $129 million being incurred in the second year after completion of the mergers. Duke Energy is in the early stages of assessing the magnitude of these costs, and, therefore, these estimates may change substantially, and additional unanticipated costs may be incurred in the integration of the businesses of Duke Energy and Cinergy. Although Duke Energy and Cinergy believe that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, will offset incremental transaction and merger-related costs over time, we cannot assure you that this net benefit will be achieved in the near term, or at all.

        Duke Energy and Cinergy will be subject to business uncertainties and contractual restrictions while the mergers are pending which could adversely affect their businesses.

        Uncertainty about the effect of the mergers on employees and customers may have an adverse effect on Duke Energy and Cinergy and, consequently, on the combined company. Although Duke Energy and Cinergy intend to take steps to reduce any adverse effects, these uncertainties may impair Duke Energy's and Cinergy's ability to attract, retain and motivate key personnel until the mergers are consummated and for a period of time thereafter, and could cause customers, suppliers and others that deal with Duke Energy and Cinergy to seek to change existing business relationships with Duke Energy and Cinergy. Employee retention may be particularly challenging during the pendency of the mergers, as employees may experience uncertainty about their future roles with the combined company. If, despite Duke Energy's and Cinergy's retention efforts, key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the combined company, the combined company's business could be seriously harmed. In addition, the merger agreement restricts Duke Energy and Cinergy, without the other party's consent, from making certain acquisitions and taking other specified actions until the mergers occur or the merger agreement terminates. These restrictions may prevent Duke Energy and Cinergy from pursuing otherwise attractive business opportunities and making other changes to their businesses that may arise prior to completion of the mergers or termination of the merger agreement.

Risks Relating to the Businesses of the Combined Company

        After consummation of the mergers, the combined business of Duke Energy Holding will be subject to many risks and uncertainties.

        Gas transmission, distribution, gathering, and processing activities involve numerous risks that may result in accidents and other operating risks and costs.

        There are inherent in our gas transmission, distribution, gathering, and processing properties a variety of hazards and operating risks, such as leaks, explosions and mechanical problems, that could cause substantial financial losses. In addition, these risks could result in loss of human life, significant damage to property, environmental pollution, impairment of our operations and substantial losses to us. For our pipelines located near populated areas, including residential areas, commercial business centers, industrial sites and other public gathering areas, the level of damages resulting from these risks is greater. We do not maintain insurance coverage against all of these risks and losses, and the insurance coverage we maintain may not fully cover the damages caused by those risks and losses for which we do maintain insurance and therefore could have a material adverse effect on our financial position and results of operations.

        Our franchised electric revenues, earnings and results are dependent on state legislation and regulation that affect electric generation, distribution and related activities, which may limit our ability to recover costs.

        Our franchised electric businesses are regulated on a cost-of-service/rate-of-return basis subject to the statutes and regulatory commission rules and procedures of North Carolina, South Carolina, Kentucky, Indiana and Ohio. If our franchised electric earnings exceed the returns established by our state regulatory commissions, our retail electric rates may be subject to review by the commissions and possible reduction, which may decrease our future earnings.

        We may incur substantial costs and liabilities due to our ownership and operation of nuclear generating facilities.

        Our ownership interest in and operation of three nuclear stations subject us to various risks including, among other things: the potential harmful effects on the environment and human health resulting from the operation of nuclear facilities and the storage, handling and disposal of radioactive materials; limitations on the amounts and types of insurance commercially available to cover losses that might arise in connection with nuclear operations; and uncertainties with respect to the technological and financial aspects of decommissioning nuclear plants at the end of their licensed lives.

        Our ownership and operation of nuclear generation facilities requires us to meet licensing and safety-related requirements imposed by the NRC. In the event of non-compliance, the NRC may increase regulatory oversight, impose fines, and/or shut down a unit, depending upon its assessment of the severity of the situation. Revised security and safety requirements promulgated by the NRC, which could be prompted by, among other things, events within or outside of our control, such as a serious nuclear incident at a facility owned by a third-party, could necessitate substantial capital and other expenditures at our nuclear plants. In addition, if a serious nuclear incident were to occur, it could have a material adverse effect on our results of operations and financial condition.

        Our ownership and operation of nuclear generation facilities also requires us to maintain funded trusts that are intended to pay for the decommissioning costs of our nuclear power plants. Poor investment performance of these decommissioning trusts' holdings and other factors impacting decommissioning costs could unfavorably impact our liquidity and results of operations as we could be required to significantly increase our cash contributions to the decommissioning trusts.

        Our sales may decrease if we are unable to gain adequate, reliable and affordable access to transmission and distribution assets.

        We depend on transmission and distribution facilities owned and operated by utilities and other energy companies to deliver the electricity and natural gas we sell to the wholesale market, as well as the natural gas we purchase to supply some of our electric generation facilities. FERC's power transmission regulations require wholesale electric transmission services to be offered on an open-access, non-discriminatory basis, however, not all markets are as open and accessible as needed. If transmission is disrupted, or if transmission capacity is inadequate, our ability to sell and deliver products may be hindered. Such disruptions could also hinder our providing electricity or natural gas to our retail electric and gas customers and may materially adversely affect our business.

        The different regional power markets have changing regulatory structures, which could affect our growth and performance in these regions. In addition, the independent system operators who oversee the transmission systems in regional power markets, such as California, have imposed in the past, and may impose in the future, price limitations and other mechanisms to address volatility in the power markets. These types of price limitations and other mechanisms may adversely impact the profitability of our wholesale power marketing and trading business.

        We may be unable to secure long term power purchase agreements or transmission agreements, which could expose our sales to increased volatility.

        In the future, we may not be able to secure long-term power purchase agreements for the unregulated power generation facilities that we expect to retain in our ongoing business. Similarly, we may not be able to secure long-term transportation agreements for our gas transmission business. If we are unable to secure either of these types of agreements, our sales volumes would be exposed to increased volatility. Without the benefit of long-term power purchase and transmission agreements, we cannot assure you that we will be able to sell the power generated by our facilities, that our pipelines will be utilized to transport gas at efficient capacity levels, or that our facilities will be able to operate profitably. The inability to secure these agreements could materially adversely affect our results and our business.

        The long-term financial condition of our U.S. and Canadian natural gas transmission, distribution, gathering and processing businesses are dependent on the continued availability of natural gas reserves.

        Our natural gas businesses are dependent upon the continued availability of natural gas reserves. Unlike some natural gas companies, we do not generally engage in natural gas exploration and therefore rely on others for exploration and development drilling and the installation of production, gathering, storage, transportation, distribution and other facilities that permit natural gas to be produced and delivered to our pipeline systems. Low prices for natural gas, regulatory limitations, or the lack of available capital for these projects could adversely affect the development of additional reserves and production, gathering, storage and pipeline transmission and import and export of natural gas supplies. Additional natural gas reserves may not be developed in commercial quantities and in sufficient amounts to fill the capacities of our pipeline systems and the capacities of our gathering systems and plants. The unavailability of natural gas reserves could materially adversely affect our results and our business.

        Competition in the unregulated markets in which we operate may adversely affect the growth and profitability of our business.

        We may not be able to respond in a timely or effective manner to the many changes designed to increase competition in the electricity industry. To the extent competitive pressures increase, the economics of our business may come under long-term pressure.

        In addition, regulatory changes have been proposed to increase access to electricity transmission grids by utility and non-utility purchasers and sellers of electricity. These changes could continue the disaggregation of many vertically-integrated utilities into separate generation, transmission, distribution and retail businesses. As a result, a significant number of additional competitors could become active in the wholesale power generation segment of our industry.

        We may also face competition from new competitors that have greater financial resources than we do, seeking attractive opportunities to acquire or develop energy assets or energy trading operations both in the United States and abroad. These new competitors may include sophisticated financial institutions, some of which are already entering the energy trading and marketing sector, and international energy players, which may enter regulated or unregulated energy businesses. This competition may adversely affect our ability to make investments or acquisitions.

        We rely on access to short-term money markets and longer-term capital markets to finance our capital requirements and support our liquidity needs, and our access to those markets can be adversely affected by a number of conditions, many of which are beyond our control.

        Our business is financed to a large degree through debt and the maturity and repayment profile of debt used to finance investments often does not correlate to cash flows from our assets. Accordingly, we rely on access to both short-term money markets and longer-term capital markets as a source of liquidity for capital requirements not satisfied by the cash flow from our operations and to fund investments originally financed through debt instruments with disparate maturities. If we are not able to access capital at competitive rates, our ability to finance our operations and implement our strategy will be adversely affected.

        Market disruptions may increase our cost of borrowing or adversely affect our ability to access one or more financial markets. Such disruptions could include: economic downturns; the bankruptcy of an unrelated energy company; capital market conditions generally; market prices for electricity, gas and natural gas liquids; terrorist attacks or threatened attacks on our facilities or unrelated energy companies; or the overall health of the energy industry. Restrictions on our ability to access financial markets may also affect our ability to execute our business plan as scheduled. An inability to access capital may limit our ability to pursue improvements or acquisitions that we may otherwise rely on for future growth.

        We maintain revolving credit facilities to provide back-up for commercial paper programs and/or letters of credit at various entities. These facilities typically include financial covenants which limit the amount of debt that can be outstanding as a percentage of the total capital for the specific entity. Some facilities also include targeted EBITDA interest coverage ratios. Failure to maintain these covenants at a particular entity could preclude that entity from issuing commercial paper or letters of credit or borrowing under the revolving credit facility and could require other of our affiliates to immediately pay down any outstanding drawn amounts under other revolving credit agreements.

        Our investments and projects located outside of the United States expose us to risks related to laws of other countries, taxes, economic conditions, political conditions and policies of foreign governments. These risks may delay or reduce our realization of value from our international projects.

        We currently own and may acquire and/or dispose of material energy-related investments and projects outside the United States. The economic, regulatory, market and political conditions in some of the countries where we have interests or in which we may explore development, acquisition or investment opportunities present risks related to, among others, our ability to obtain non-recourse project or other financing on suitable terms, our customers' ability to honor their obligations with respect to projects and investments, delays in construction, limitations on our ability to enforce legal rights, and interruption of business, as well as risks of war, expropriation, nationalization, renegotiation, trade sanctions or nullification of existing contracts and changes in law, regulations, market rules or tax policy, that are in many instances greater than in the United States. In particular, certain countries in Latin America are implementing changes in their market rules and regulations which could materially and adversely impact our ability to recognize anticipated value from our investments in that region.

        Our investments and projects located outside of the United States expose us to risks related to fluctuations in currency rates. These risks, and our activities to mitigate such risks, may adversely effect our cash flows and results of operations.

        Our operations and investments outside the United States expose us to risks related to fluctuations in currency rates. As each local currency's value changes relative to the U.S. dollar—our principle reporting currency—the value of our assets and liabilities in such locality and the cash flows generated in such locality also changes.

        We selectively mitigate some risks associated with foreign currency fluctuations by, among other things, indexing contracts to the U.S. dollar and/or local inflation rates, hedging through debt denominated or issued in the foreign currency and hedging through foreign currency derivatives. These efforts, however, may not be effective and, in some cases, may expose us to other risks that could negatively affect our cash flows and results of operations.

        Our primary foreign currency rate exposures are expected to be the Canadian Dollar and the Brazilian Real. A 10% devaluation in the currency exchange rate in all of our exposure currencies would result in an estimated net loss on the translation of local currency earnings of approximately $30 million. The consolidated balance sheets would be negatively impacted by such a devaluation by approximately $550 million through cumulative currency translation adjustments.

        We will be exposed to market risk and may incur losses from the trading operations and/or activities we take to mitigate our commodity exposure.

        We have trading operations that primarily consist of contracts to buy and sell commodities, including contracts for electricity, natural gas, natural gas liquids and other commodities that are settled by the delivery of the commodity or cash. Our trading portfolios also include financial derivatives, including swaps, futures and options. If the values of these contracts or derivatives change in a direction or manner that we do not anticipate, we could realize material losses from our trading activities. We believe that the recently announced agreement to sell substantially all of DENA's power and gas derivative contracts will, upon completion, significantly reduce these risks as they relate to DENA.

        In order to manage our financial exposure related to commodity price fluctuations, primarily with respect to power, natural gas and natural gas liquids, our marketing, trading and risk management operations routinely enter into contracts to hedge the value of our assets and operations, including fixed-price, forward, physical purchase and sales contracts, futures, financial swaps and option contracts traded in over-the-counter markets or on exchanges. Duke Energy and Cinergy Commercial both hedge a portion of their expected commodities exposure. We do not, however, cover the entire exposure of our assets or our positions to market price volatility, and our coverage varies over time.

        Our risk management systems, however, may not always be implemented properly or may not always function as planned. In particular, if prices of commodities significantly deviate from historical prices or if the price volatility or distribution of those changes deviates from historical norms, our risk management systems may not protect us from significant losses. In addition, adverse changes in energy prices may result in economic losses in our earnings and cash flows and our balance sheet. To the extent we have unhedged positions or our hedging strategies do not work as planned, fluctuating commodity prices could cause our sales, purchases, and net income to be volatile. In addition, certain types of economic hedging activity may not qualify for hedge accounting under generally accepted accounting principles, resulting in increased volatility in net income.

        Duke Energy's plan to dispose of DENA's assets may result in additional charges.

        On September 13, 2005, the Duke Energy board of directors approved a plan to pursue the sale or other disposition of substantially all of DENA's physical and commercial assets outside the Midwestern United States, including forward gas and power, gas transportation, storage, structured power and other contracts. DENA's assets subject to the disposition plan are expected to be sold or otherwise disposed of within 12 months from the date Duke Energy's board of directors approved the plan.

        The disposition plan resulted in a net initial pre-tax charge of approximately $1.3 billion.

        In addition to these initial charges, Duke Energy anticipates recording additional charges of approximately $600 million to $800 million related to the disposition plan. These charges will include:

  •
  cash expenditures for termination costs for forward gas and power, transportation, storage, structured power and other contracts; and

  •
  cash expenditures for transaction costs, including severance, legal and other costs.

        It is possible that unforeseen events or circumstances could negatively affect the disposition plan, the assumptions underlying the plan or our calculation of the costs of the plan. Accordingly, we may be required to record additional charges in connection with the disposition plan.

        Duke Energy's plan to dispose of DENA's assets may not yield the benefits that we expect.

        While Duke Energy's management believes it will be able to execute the announced plan, we cannot be certain that we will be able to dispose of DENA's physical and commercial assets within the expected time frame or, if the assets are sold, at what price they may be sold and the impact that such dispositions may have on our profitability. If the proceeds from the sale of DENA's assets subject to the disposition plan are less than anticipated or if the dispositions are not completed within 12 months from the date Duke Energy's board of directors approved the plan, additional charges or changes to our accounting treatment of DENA could be required, either of which could have an adverse effect on our reported results of operations. Duke Energy has previously announced that it has entered into definitive agreements to sell substantially all of DENA's power and gas derivative contracts settling January 2006 forward to Barclays Bank PLC and all of DENA's power generation assets outside of the Midwest to a subsidiary of LS Power Equity Partners. Such transactions are subject to customary closing conditions, including among others, the receipt of required regulatory approvals. However, if such transactions are consummated on the terms contemplated by the definitive agreements, we believe the risks associated with the DENA disposition plan will be substantially reduced.

        Although the approval of the plan to pursue the sale or other disposition of substantially all of DENA's physical and commercial assets described above is expected to reduce our exposure to market risk and losses from trading operations over time, we will remain subject to significant commodity price risk as we execute this plan.

        We are exposed to credit risk of counterparties with whom we do business.

        Adverse economic conditions affecting, or financial difficulties of, counterparties we do business with could impair the ability of these counterparties to pay for our services or fulfill their contractual obligations, or cause them to delay such payments or obligations. We depend on these counterparties to remit payments on a timely basis. Any delay or default in payment could adversely affect our cash flows, financial condition or results of operations.

        Poor investment performance of pension plan holdings and other factors impacting pension plan costs could unfavorably impact our liquidity and results of operations.

        Our costs of providing non-contributory defined benefit pension plans are dependent upon a number of factors, such as the rates of return on plan assets, discount rates, the level of interest rates used to measure the required minimum funding levels of the plans, future government regulation and our required or voluntary contributions made to the plans. While both Duke Energy and Cinergy comply with the minimum funding requirements under the Employee Retirement Income Security Act of 1974, as of September 30, 2005, our combined pension plan obligations exceeded the value of plan assets by approximately $628 million. Without sustained growth in the pension investments over time to increase the value of our plan assets and depending upon the other factors impacting our costs as listed above, we could be required to fund our plans with significant amounts of cash. Such cash funding obligations could have a material impact on our liquidity by reducing our cash flows and could negatively affect our results of operations.

        Possible changes and developments in the Canadian regulatory environment may have a negative impact on our business and operations.

        The majority of our Canadian natural gas assets are subject to various degrees of federal and provincial regulation. Changes in such regulation may impact our capacity to conduct this business effectively and sustain or increase profitability. Furthermore, as the regulatory environment within which we conduct our business and operate our facilities continues to evolve from a traditional cost recovery model to a more competitive, market-based approach, there is increasing competition among pipeline companies. We cannot predict the timing or scope of these changes and developments in the regulatory environment or the impact they may ultimately have on our business and operations.

        In connection with the Kyoto Protocol, the Canadian government is developing a greenhouse gas emission plan, which may include caps on emissions and allowance trading programs. If implemented, our Canadian operations would likely be subject to the program beginning in 2008. Compliance could require either a combination of purchasing emission credits or reducing actual emissions. Due to the uncertainty regarding such policies, however, we cannot estimate the potential effects of such a plan on future consolidated results of operations, cash flows or financial position.

        Claims have been asserted contesting our right to some of our Canadian properties which could negatively impact our business and operations.

        Certain aboriginal groups have claimed aboriginal and treaty rights over a substantial portion of the lands on which our facilities in British Columbia and Alberta and the gas supply areas served by those facilities are located. The existence of these claims, which range from the assertion of rights of limited use up to aboriginal title, has given rise to some uncertainty regarding access to public lands for future development purposes. We cannot predict the outcome of these claims or the impact they may ultimately have on our businesses and operations.

        Under our holding company structure, the payment of dividends to shareholders will be subject to the ability of our subsidiaries to pay dividends to us.

        We will be a holding company with no material assets other than the stock of our subsidiaries. Accordingly, all of our operations will be conducted by our subsidiaries. Our ability to pay dividends on our common stock will depend on the payment to us of dividends by our operating subsidiaries. These subsidiaries' payments of dividends to us in turn depend on their results of operations, cash flows and federal and state regulatory constraints.

        We may become subject to more market risks and experience more fluctuations in operating results as a result of the mergers, which may have an adverse effect on our operating results, financial performance and/or share price.

        Our unregulated businesses include domestic and international gas and power development, operation and ownership, domestic and Canadian gas and power marketing and trading, real estate, telecommunications and midstream gas gathering and processing assets. Our unregulated businesses are more subject to competitive market risks, such as consumer-demand changes, commodity price changes, or market share erosion, than are our traditional utility businesses, which are subject to a regulatory structure that allows an approved rate of return and an exclusive retail franchise service territory. This greater exposure to market risks may lead to more volatile operating performance and results of operations. For the fiscal year ended December 31, 2004, unregulated businesses would have contributed approximately 59% of operating revenues of the combined company on a pro forma basis.

        We could incur a significant tax liability and our results of operations and cash flows may be negatively affected if the Internal Revenue Service denies or otherwise makes unusable certain tax credits related to our coal and synthetic fuel business or if such credits are phased out based on crude oil prices.

        Cinergy's sale of synthetic fuel intended to qualify for tax credits in accordance with Section 29 of the Code has generated $271 million in tax credits through June 30, 2005. The IRS is currently auditing Cinergy for the 2002 and 2003 tax years. The IRS has recently challenged certain other taxpayers' Section 29 tax credits. If the IRS were to successfully challenge Cinergy's Section 29 tax credits, this could result in the disallowance of up to all $271 million in previously claimed Section 29 tax credits and a loss of our ability to claim future Section 29 tax credits for synthetic fuel produced by such facilities. The amount of tax credits we can claim each year is a function of our projected consolidated regular federal income tax liability. Any conditions that reduce our taxable income in a particular year, thus reducing our regular tax liability in such year, could also diminish our ability to utilize Section 29 credits, including those previously generated in such year. In addition, the proposed transaction may require the partial disposition by Cinergy of its ownership interest in one of its synthetic fuel facilities in order for the fuel produced to continue to qualify for the credit.

        Section 29 also provides for a phase-out of the credit based on the average price of crude oil during a calendar year. The phase-out is based on a prescribed calculation and definition of crude oil prices. Based on current estimates of crude oil prices and the recent volatility of such prices, we believe it is possible that for 2006 and 2007 the amount of the tax credits could be reduced.

        We are currently involved in litigation with the United States and several states and environmental groups regarding certain environmental matters.

        Cinergy is currently involved in litigation in which the EPA is alleging various violations of the Clean Air Act (CAA). Specifically, the lawsuit against Cinergy alleges that Cinergy violated the CAA by not obtaining permits for various projects at its owned and co-owned generating stations. Additionally, the Cinergy suit claims that Cinergy violated an Administrative Consent Order entered into in 1998 between the EPA and Cinergy relating to alleged violations of Ohio's state implementation plan provisions governing particulate matter at one of its generating stations. Three northeast states and two environmental groups have intervened in the Cinergy case. In August 2005, the district court ruled that in determining whether a project was projected to increase annual emissions, it would not hold hours of operation constant. However, the district court subsequently certified the matter for interlocutory appeal to the Seventh Circuit Court of Appeals, which has the discretion to accept or not accept the appeal at this time. There are a number of other legal issues currently before the district court judge, and the case is currently in discovery. A second lawsuit being defended by one of Cinergy's co-owners involves similar allegations and is also pending. Duke Energy is a defendant in similar litigation brought by the EPA in which the presiding court has entered judgment in favor of Duke Energy, which was subsequently affirmed on appeal by the 4th Circuit Court of Appeals. The government's request for a rehearing before the Fourth Circuit to review its decision was denied and the government has decided not to appeal. Some intervenor groups have been granted an extension to file a petition for appeal to the U.S. Supreme Court.

        In July 2004, the states of Connecticut, New York, California, Iowa, New Jersey, Rhode Island, Vermont, and Wisconsin and the City of New York brought a lawsuit against Cinergy, American Electric Power Company, Inc., American Electric Power Service Corporation, The Southern Company, Tennessee Valley Authority, and Xcel Energy Inc.; on the same day, a second, similar lawsuit was filed against the same companies. These lawsuits allege that the defendants' emissions of CO2 from the combustion of fossil fuels at electric generating facilities contribute to global warming and amount to a public nuisance. The complaints also allege that the defendants could generate the same amount of electricity while emitting significantly less CO2. In September 2005, the district court granted the defendants' motion to dismiss the lawsuit. The plaintiffs have appealed that decision to the Second Circuit Court of Appeals.

        We are subject to numerous environmental laws and regulations that require significant capital expenditures, increase our cost of operations, and which may impact or limit our business plans, or expose us to environmental liabilities.

        We are subject to numerous environmental regulations affecting many aspects of our present and future operations, including air emissions (such as reducing nitrogen oxide (NOx), sulfur dioxide (SO2) and mercury emissions in the U.S. or controlling greenhouse-gas emissions in Canada), water quality, wastewater discharges, solid waste and hazardous waste. These laws and regulations can result in increased capital, operating, and other costs, particularly with regard to enforcement efforts focused on power plant emissions obligations. These laws and regulations generally require us to obtain and comply with a wide variety of environmental licenses, permits, inspections and other approvals. Both public officials and private individuals may seek to enforce applicable environmental laws and regulations, and litigation may arise the outcome of which we cannot predict.

        For example, North Carolina enacted clean air legislation that requires North Carolina electric utilities, including Duke Energy, to make significant reductions in emissions of sulfur dioxide and nitrogen oxides from the state's coal-fired power plants by 2013. We estimate the cost of achieving the proposed emission reductions to be approximately $1.7 billion. Similarly, the EPA recently issued the Clean Air Interstate Rule (CAIR), formerly the Interstate Air Quality Rule, which establishes cap and trade programs to reduce SO2 and NOx emissions in order to address alleged contributions to downwind non-attainment with the revised National Ambient Air Quality Standards and established a two-phase, regional cap and trade program for SO2 and NOx and issued the Clean Air Mercury Rule (CAMR), which establishes a cap and trade program to reduce mercury emissions from coal-fired power plants through a similar two phase cap and trade program. Over the 2005-2009 time period, Cinergy expects to spend approximately $1.8 billion to reduce mercury, SO2, and NOx emissions, including estimated costs to comply at plants in which we have partial ownership but do not operate. We believe Duke Energy's compliance with the North Carolina clean air legislation will be sufficient to meet its obligations under the CAIR and CAMR. Although we believe that we are legally entitled to recover these costs, if we cannot recover these costs in a timely manner, or in an amount sufficient to cover our actual costs, our financial conditions and results of operations could be materially and adversely impacted. Revised or additional regulations, which result in increased compliance costs or additional operating restrictions, particularly if those costs are not fully recoverable from our customers, could have a material adverse effect on our results of operations.

        The uncertain outcome regarding the timing, creation and structure of regional transmission organizations, or RTOs, may materially impact our results of operations, cash flows or financial condition.

        Congress, FERC, and the state utility regulators have paid significant attention in recent years to transmission issues, including the development of a number of regional transmission organizations. For the last several years, the FERC has supported independent RTOs and has indicated a belief that it has the authority to order transmission-owning utilities to transfer operational control of their transmission assets to such RTOs. Many state regulators, including regulators in North and South Carolina, have expressed skepticism over the potential benefits of RTOs and generally disagree with the FERC's interpretation of its authority to mandate participation in RTOs. We cannot predict the timing or content of any final rules that may be implemented regarding RTOs or the effect that they may have on Duke Energy Holding's utilities' transmission operations or on our future consolidated results of operations, cash flows or financial condition.

        Deregulation or restructuring in the electric industry may result in increased competition and unrecovered costs that could adversely affect our financial condition, results of operations or cash flows and our utilities' businesses.

        Increased competition resulting from deregulation or restructuring efforts, including from the recently enacted Energy Policy Act of 2005, could have a significant adverse financial impact on us and our utility subsidiaries and consequently on our results of operations and cash flows. Increased competition could also result in increased pressure to lower costs, including the cost of electricity. Retail competition and the unbundling of regulated energy and gas service could have a significant adverse financial impact on us and our subsidiaries due to an impairment of assets, a loss of retail customers, lower profit margins or increased costs of capital. We cannot predict the extent and timing of entry by additional competitors into the electric markets. We cannot predict when we will be subject to changes in legislation or regulation, nor can we predict the impact of these changes on our financial condition, results of operations or cash flows.

        Ohio has enacted electric generation deregulation legislation. Our Ohio residential and non-residential customers are under a recently approved rate stabilization plan, or RSP, that runs through December 31, 2008. At this time, it is difficult to predict how the regulatory environment will look after the rate stabilization period ends.

        We are involved in numerous legal proceedings, the outcome of which are uncertain, and resolution adverse to us could negatively affect our cash flows, financial conditions or results of operations.

        We are subject to numerous legal proceedings, many of which are discussed in Duke Energy's and Cinergy's periodic reports. Litigation is subject to many uncertainties, and we cannot predict the outcome of individual matters with assurance. For example, we or our subsidiaries are defendants in numerous purported class actions alleging generally that defendants, alone and in concert with others, manipulated the natural gas markets by various means, including, in some suits, engaging in "wash" trades, providing false information to natural gas trade publications, and unlawfully exchanging information, resulting in artificially high energy prices. Similarly, we are involved in numerous arbitration proceedings including with Southern California Edison Company (relating to approximately $90 million allegedly owed in connection with the termination of bilateral power contracts between the parties in early 2001) and Sonatrach, the Algerian state-owned energy company (regarding approximately $250 million allegedly owed in connection with shipping obligations under a liquefied natural gas purchase agreement and related transportation agreements).

        It is possible that the final resolution of some of the matters in which we are involved could require us to make expenditures, in excess of established reserves, over an extended period of time and in a range of amounts that could have a material effect on our financial condition, cash flows and results of operations.

Risks Related to the Industry

        Our results of operations may be negatively affected by sustained downturns or sluggishness in the economy, including low levels in the market prices of commodities, all of which are beyond our control.

        Sustained downturns or sluggishness in the economy generally affect the markets in which we operate and negatively influence our energy operations. Declines in demand for electricity and gas as a result of economic downturns in our franchised electric and gas service territories will reduce overall electricity and gas sales and lessen our cash flows, especially as our industrial customers reduce production and, therefore, consumption of electricity and gas. Our gas transmission and distribution and gas gathering and processing businesses may experience a decline in the volume of natural gas shipped through their pipelines and transport systems or gathered and processed at their plants, resulting in lower revenues and cash flows, as lower economic output reduces energy demand. Although our franchised electric business is subject to regulated allowable rates of return and recovery of fuel costs under a fuel adjustment clause, and our gas transmission business is subject to mandated tariff rates, overall declines in electricity sold or the volume of gas shipped as a result of economic downturn or recession could reduce revenues and cash flows, thus diminishing results of operations.

        We also sell electricity into the spot market or other competitive power markets on a contractual basis and enter into contracts to purchase and sell electricity, natural gas and natural gas liquids as part of our energy marketing and trading operations. With respect to such transactions, we are not guaranteed any rate of return on our capital investments through mandated rates, and our revenues and results of operations are likely to depend, in large part, upon prevailing market prices for power, natural gas and natural gas liquids in our regional markets and other competitive markets. These market prices may fluctuate substantially over relatively short periods of time and could reduce our revenues and margins and thereby diminish our results of operations.

        Lower demand for the electricity we sell, for the natural gas we gather, process, transport and distribute, and lower prices for electricity, natural gas and natural gas liquids result from multiple factors that affect the markets where we sell electricity or gather, process, transport or distribute natural gas, including:

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  weather conditions, including abnormally mild winter or summer weather that cause lower energy usage for heating or cooling purposes, respectively, and periods of low rainfall that decrease our ability to generate hydroelectric energy;

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  supply of and demand for energy commodities, including any decreases in the production of natural gas which could negatively affect our processing business and our gas transmission business due to lower throughput;

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  illiquid markets including reductions in trading volumes which result in lower revenues and earnings;

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  general economic conditions, including downturns in the U.S. or other economies which impact energy consumption particularly in which sales to industrial or large commercial customers comprise a significant portion of total sales;

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  transmission or transportation constraints or inefficiencies which impact our merchant energy operations;

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  availability of competitively priced alternative energy sources, which are preferred by some customers over electricity produced from coal, nuclear or gas plants, and of energy-efficient equipment which reduces energy demand;

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  natural gas, crude oil and refined products production levels and prices;

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  electric generation capacity surpluses which cause our merchant energy plants to generate and sell less electricity at lower prices and may cause some plants to become non-economical to operate;

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  capacity and transmission service into, or out of, our markets;

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  petrochemical demand for natural gas liquids;

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  natural disasters, acts of terrorism, wars, embargoes and other catastrophic events to the extent they affect our operations and markets; and

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  federal, state and foreign energy and environmental regulation and legislation.

        These factors have led to industry-wide downturns that have resulted in the slowing down or stopping of construction of new power plants and announcements by us and other energy suppliers and gas pipeline companies of plans to sell non-strategic assets, subject to regulatory constraints, in order to boost liquidity or strengthen balance sheets. Proposed sales by other energy suppliers and gas pipeline companies could increase the supply of the types of assets that we are attempting to sell. In addition, recent FERC actions addressing power market concerns could negatively impact the marketability of our electric generation assets.

  Our operating results may fluctuate on a seasonal and quarterly basis.

        Electric power generation and gas distribution are generally seasonal businesses. In most parts of the United States and other markets in which we operate, demand for power peaks during the hot summer months, with market prices also peaking at that time. In other areas, demand for power peaks during the winter. In addition, demand for gas and other fuels generally peaks during the winter, especially for our natural gas businesses in Canada. Further, extreme weather conditions such as heat waves or winter storms could cause these seasonal fluctuations to be more pronounced. As a result, in the future, the overall operating results of our businesses may fluctuate substantially on a seasonal and quarterly basis and thus make period comparison less relevant.

        Our business is subject to extensive regulation that will affect our operations and costs.

        We are subject to regulation by FERC and the NRC, by federal, state and local authorities under environmental laws and by state public utility commissions under laws regulating our businesses. Regulation affects almost every aspect of our businesses, including, among other things, our ability to: take fundamental business management actions; determine the terms and rates of our transmission and distribution businesses' services; make acquisitions; issue equity or debt securities; engage in transactions between our utilities and other subsidiaries and affiliates; and pay dividends. Changes to these regulations are ongoing, and we cannot predict the future course of changes in this regulatory environment or the ultimate effect that this changing regulatory environment will have on our business. However, changes in regulation (including re-regulating previously deregulated markets) can cause delays in or affect business planning and transactions and can substantially increase our costs.

        FERC has established certain market screens it employs to assess generation market power. Certain of these screens are difficult for a franchised utility such as Duke Power to pass. In an order issued on June 30, 2005 the FERC revoked the authority for Duke Power to make wholesale power sales within its control area at market-based rates based on the FERC's determination that Duke Power fails one of the applicable market screens. Under the FERC's order, Duke Power must pay partial refunds and may prospectively make wholesale power sales within its control area only at cost-based rates.

        Certain events in the energy markets beyond our control have increased the level of public and regulatory scrutiny in the energy industry and in the capital markets which could have a negative impact on our financial condition or results of operations or access to capital.

        Due to certain events in the energy markets, regulated energy companies have been under increased scrutiny by regulatory bodies, capital markets and credit rating agencies. This increased scrutiny could lead to substantial changes in laws and regulations affecting us, including new accounting standards that could change the way we are required to record revenues, expenses, assets and liabilities. These types of regulations could have a negative impact on our financial condition or results of operations or access to capital.

        Our gas transmission and storage operations are subject to government regulations and rate proceedings that could have an adverse impact on our ability to recover the costs of operating our pipeline facilities.

        Our U.S. interstate gas transmission and storage operations are subject to FERC's regulatory authority. FERC has taken actions to strengthen market forces in the natural gas pipeline industry, which have led to increased competition throughout the industry. In a number of key markets, interstate pipelines are now facing competitive pressure from other major pipeline systems. Given the extent of FERC's regulatory power, we cannot predict the regulations under which we ultimately will operate our natural gas transmission and storage business in the future or the effect of regulation on our financial position and results of operations.

        Some of our interstate gas transmission companies from time to time have in effect rate settlements approved by FERC which prevent those companies or third parties from modifying rates, except for allowed adjustments. These settlements do not preclude FERC from taking action on its own to modify the rates. It is not possible to determine at this time whether any such actions would be instituted or what the outcome would be, but such proceedings could result in rate adjustments.

        Our Canadian gas operations are subject to various degrees of regulation by Canadian authorities. The rates charged by our Canadian gas business for the gathering, processing and transmission services provided to shippers and the terms and conditions under which those services are provided are subject to regulation by the National Energy Board (NEB). In addition, the NEB regulates the operation, maintenance and public safety aspects of the gathering, processing and transmission system and the construction of any additional capital facilities. Union Gas Limited is also subject to regulation by the Ontario Energy Board (OEB) with respect to the rates that it may charge its customers with respect to its natural gas storage, transmission and distribution system, facility expansions or facility abandonment, adequacy of service, public safety aspects of pipeline system construction and certain accounting principles. Actions of these regulators may impact our earnings from operations, and changes in the Canadian regulatory framework could impact the ability of our Canadian operations to conduct business effectively and to sustain or increase profitability.

        Potential terrorist activities or military or other actions could adversely affect our business.

        The continued threat of terrorism and the impact of retaliatory military and other action by the United States and its allies may lead to increased political, economic and financial market instability and volatility in prices for natural gas and oil which could affect the market for our gas operations and may materially adversely affect us in ways we cannot predict at this time. In addition, future acts of terrorism and any possible reprisals as a consequence of action by the United States and its allies could be directed against companies operating in the United States. In particular, nuclear generation facilities such as our nuclear plants could be potential targets of terrorist activities. The potential for terrorism has subjected our operations to increased risks and could have a material adverse effect on our business. In particular, we may experience increased capital and operating costs to implement increased security for our plants, including our nuclear power plants under the NRC's design basis threat requirements, such as additional physical plant security and additional security personnel.

        The insurance industry has also been disrupted by these events. As a result, the availability of insurance covering risks we and our competitors typically insure against may decrease. In addition, the insurance we are able to obtain may have higher deductibles, higher premiums and more restrictive policy terms.

        Increased environmental regulation and liabilities could subject us to significant compliance and remediation costs that adversely affect our results of operations.

        Our operations are subject to extensive environmental regulation pursuant to a variety of U.S., Canadian, and other federal, provincial, state and municipal laws and regulations. Such environmental regulation imposes, among other things, restrictions, liabilities, obligations and potential enforcement in connection with the generation, handling, use, storage, transportation, treatment and disposal of hazardous substances and waste and in connection with spills, releases and emissions of various substances into the environment. Environmental legislation also requires that our facilities, sites and other properties associated with our operations be operated, maintained, and reclaimed to the satisfaction of applicable regulatory authorities.

        Compliance with environmental regulations can require significant expenditures, including expenditures for clean up costs and damages arising out of contaminated properties, and failure to comply with environmental regulations may result in the imposition of fines and penalties. The steps we take to ensure our facilities are in compliance could be prohibitively expensive and we may be required to shut down or alter the operation of our facilities, which may cause us to incur losses. Further, our regulatory rate structure and our contracts with clients may not necessarily allow us to recover capital costs we incur to comply with new environmental regulations such as the North Carolina clean air legislation. Also, we may not be able to obtain or maintain from time to time all required environmental regulatory approvals for our development projects. If there is a delay in obtaining any required environmental regulatory approvals, if we fail to obtain and comply with them or if environmental regulations change and become more stringent, the operation of our facilities or the development of new facilities could be prevented, delayed or become subject to additional costs. Should we fail to comply with all applicable environmental laws, we may be subject to penalties and fines imposed against us by regulatory authorities. Although it is not expected that the costs of complying with current environmental regulations will have a material adverse effect on our financial condition or results of operations, no assurance can be made that the costs of complying with environmental regulations in the future will not have such an effect.

        In addition, we are generally responsible for on-site liabilities, and in some cases off-site liabilities, associated with the environmental condition of our power generation facilities and natural gas assets which we have acquired or developed, regardless of when the liabilities arose and whether they are known or unknown. In connection with some acquisitions and sales of assets, we may obtain, or be required to provide, indemnification against some environmental liabilities. If we incur a material liability, or the other party to a transaction fails to meet its indemnification obligations to us, we could suffer material losses.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This joint proxy statement/prospectus and the documents that are incorporated into this joint proxy statement/prospectus by reference may contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. You can typically identify forward-looking statements by the use of forward-looking words, such as "may," "will," "could," "project," "believe," "anticipate," "expect," "estimate," "continue," "potential," "plan," "forecast" and other similar words. Those statements represent our intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors. Many of those factors are outside our control and could cause actual results to differ materially from the results expressed or implied by those forward-looking statements. In addition to the risk factors described under "Risk Factors Relating to the Mergers," those factors include:

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  State, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rate structures, and affect the speed at and degree to which competition enters the electric and natural gas industries;

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  The outcomes of litigation and regulatory investigations, proceedings or inquiries;

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  Industrial, commercial and residential growth in our service territories;

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  The weather and other natural phenomena, including the economic, operational and other effects of hurricanes and ice storms;

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  The timing and extent of changes in commodity prices, interest rates and foreign currency exchange rates;

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  General economic conditions, including any potential effects arising from terrorist attacks and any consequential hostilities or other hostilities or other external factors over which we have no control;

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  Changes in environmental and other laws and regulations to which we and our subsidiaries are subject;

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  The results of financing efforts, including our ability to obtain financing on favorable terms, which can be affected by various factors, including our credit ratings and general economic conditions;

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  Declines in the market prices of equity securities and resultant cash funding requirements for our defined benefit pension plans;

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  The level of creditworthiness of counterparties to our transactions;

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  The amount of collateral required to be posted from time to time in our transactions;

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  Growth in opportunities for our business units, including the timing and success of efforts to develop real estate, domestic and international power, pipeline, gathering, processing and other infrastructure projects;

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  Competition and regulatory limitations affecting the success of our divestiture plans, including the prices at which we are able to sell our assets;

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  The performance of electric generation, pipeline and gas processing facilities;

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  The extent of success in connecting natural gas supplies to gathering and processing systems and in connecting and expanding gas and electric markets;

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  The effect of accounting pronouncements issued periodically by accounting standard-setting bodies;

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  Conditions of the capital markets and equity markets during the periods covered by the forward-looking statements; and

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  The ability to successfully complete merger, acquisition or divestiture plans (including the merger of Duke Energy and Cinergy), regulatory or other limitations imposed as a result of a merger, acquisition or divestiture, and the success of the business following a merger, acquisition or divestiture.

        In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. The areas of risk and uncertainty described above should be considered in connection with any written or oral forward-looking statements that may be made after the date of this joint proxy statement/prospectus by Duke Energy Holding, Duke Energy or Cinergy or anyone acting for any or all of them. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RECENT DEVELOPMENTS

        On September 13, 2005, the Duke Energy board of directors approved a plan to pursue the sale or other disposition of substantially all of DENA's physical and commercial assets outside the Midwestern United States, including forward gas and power, gas transportation, storage, structured power and other contracts. DENA's assets subject to the disposition plan are expected to be sold or otherwise disposed of within 12 months from the date Duke Energy's board of directors approved the plan.

        The disposition plan resulted in a net initial pre-tax charge of approximately $1.3 billion. Going forward, the forward power and gas contracts that were historically accounted for as cash flow hedges will be marked to market, which could result in increased volatility in earnings until the contracts are settled, sold or otherwise disposed of.

        In addition to these initial charges, Duke Energy anticipates recording additional charges of approximately $600 million to $800 million related to the disposition plan. These charges will include:

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  cash expenditures for termination costs for forward gas and power, transportation, storage, structured power and other contracts; and

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  cash expenditures for transaction costs, including severance, legal and other costs.

        Pursuant to this plan, on November 17, 2005, Duke Energy Marketing America, LLC, Duke Energy North America, LLC (DENA), Duke Energy Trading and Marketing, L.L.C., Duke Energy Marketing Limited Partnership and Engage Energy Canada, L.P. (the Duke Energy Entities) and Barclays Bank PLC entered into a Master Transaction Agreement with respect to substantially all of the Duke Energy Entities' power and gas derivative contracts settling January 2006 forward. Excluded from the Master Transaction Agreement are derivative contracts associated with the near-term value of DENA's West and Northeast generation assets and with remaining gas transportation and structured power contracts. Among other things, the Master Transaction Agreement provides that:

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  The parties will use reasonable efforts to obtain counterparty consents to novate or assign all derivative contracts to Barclays;

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  Through contractual arrangements under the Master Transaction Agreement, on November 17, 2005, all economic benefits and burdens under the derivative contracts subject to the Master Transaction Agreement were transferred by the Duke Energy Entities to Barclays, with the Duke Energy Entities remaining the legal counterparties under such derivative contracts until they are novated, assigned or terminated;

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  The Duke Energy Entities paid Barclays approximately $700 million;

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  Collateral requirements under the derivative contracts subject to the Master Transaction Agreement on and after January 3, 2006 will be funded by Barclays.

        The novation or assignment of physical power contracts is subject to the receipt of FERC approval, which has been obtained. Barclays is a party to various credit facilities with Duke Energy and its affiliates.

        In addition, in furtherance of the DENA disposition plan, on January 9, 2006, Duke Energy announced that it had signed an agreement with a subsidiary of LS Power Equity Partners (LS Power) to purchase DENA's fleet of power generation assets outside the Midwest for approximately $1.54 billion, assuming certain performance measures are met, and in any event no less than approximately $1.48 billion. Based on the minimum purchase price, Duke Energy anticipates a one-time, pre-tax gain on the sale of approximately $330 million. Additionally, the buyer will assume a long-term capital lease obligation related to one of the facilities and certain other obligations, bringing total estimated pre-tax gains to approximately $380 million. The pre-tax gain amount reflects the reduced carrying amount for the assets due to pre-tax impairments recorded in the quarter ended September 30, 2005 related to these assets of approximately $600 million. The transaction will have no impact to ongoing earnings as the assets to be purchased by LS Power are currently classified as discontinued operations. The sale is subject to FERC approval and is expected to close prior to June 2006.

THE DUKE ENERGY SPECIAL MEETING

General

        The Duke Energy board of directors is using this joint proxy statement/prospectus to solicit proxies from the holders of shares of Duke Energy common stock for use at the Duke Energy special meeting. Duke Energy is first mailing this joint proxy statement/prospectus and accompanying proxy card to its shareholders on or about February [    •    ], 2006.

Date, Time and Place of the Duke Energy Special Meeting

        Duke Energy will hold its special meeting of shareholders on March 10, 2006, at 10:00 a.m., Eastern Standard Time, in the O.J. Miller Auditorium in the Energy Center located at 526 South Church Street in Charlotte, North Carolina.

Purpose of the Duke Energy Special Meeting

        At the Duke Energy special meeting, holders of Duke Energy common stock will be asked to:

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  approve the merger agreement and thereby approve the mergers; and

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  consider and take action upon any other business that may properly come before the Duke Energy special meeting or any reconvened meeting following an adjournment or postponement of the Duke Energy special meeting.

        The Duke Energy board of directors has adopted the merger agreement and approved the mergers and recommends that Duke Energy shareholders vote FOR the approval of the merger agreement and the mergers.

Duke Energy Record Date; Shares Entitled to Vote

        The Duke Energy board of directors has fixed the close of business on January 17, 2006 as the record date for determination of shareholders entitled to notice of and to vote at the Duke Energy special meeting. Only holders of record of shares of Duke Energy common stock at the close of business on the record date are entitled to notice of, and to vote at, the Duke Energy special meeting and any adjournments or postponements of the Duke Energy special meeting. Under the North Carolina Business Corporation Act, or NCBCA, a North Carolina corporation cannot vote its own shares because North Carolina law does not recognize the concept of treasury shares. Therefore, if a North Carolina corporation acquires its own shares, such shares automatically revert to the status of authorized but unissued shares. Accordingly, Duke Energy will vote no shares at the Duke Energy special meeting.

        Each shareholder is entitled to one vote at the Duke Energy special meeting for each share of Duke Energy common stock held by that shareholder at the close of business on the record date. Duke Energy's common stock is its only voting security for the Duke Energy special meeting.

        As of January 17, 2006, the record date for the Duke Energy special meeting, there were approximately 927,954,009 shares of Duke Energy common stock outstanding and held by approximately 142,289 holders of record.

Quorum

        In order to conduct the special meeting, holders of a majority of the outstanding shares of common stock must be present in person or represented by proxy so that there is a quorum. It is important that you vote promptly so that your shares are counted toward the quorum.

        All shares of Duke Energy common stock represented at the Duke Energy special meeting, including abstentions and "broker non-votes," will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. "Broker non-votes" are shares held by a broker or other nominee that are represented at the meeting, but with respect to which such broker or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal, and the broker does not have discretionary voting power on such proposal. Under NYSE rules, your broker or bank does not have discretionary authority to vote your shares of Duke Energy common stock on the proposal to approve the merger agreement and the mergers. Without voting instructions on such proposal, a broker non-vote will occur.

Vote Required

        Approval of the merger agreement and the mergers requires that at least a majority of the outstanding shares of Duke Energy common stock vote FOR the approval of the merger agreement and the mergers. Abstentions and broker non-votes have the same effect as shares voted against the proposal to approve the merger agreement and the mergers.

Recommendation of the Board of Directors

        As discussed elsewhere in this joint proxy statement/prospectus, Duke Energy's board of directors has adopted and approved the merger agreement and the transactions contemplated by the merger agreement, including the mergers, and has determined that the transactions contemplated by the merger agreement are advisable, fair to and in the best interests of Duke Energy and its shareholders. The Duke Energy board of directors recommends that Duke Energy shareholders vote FOR the approval of the merger agreement and the mergers.

        Duke Energy shareholders should carefully read this joint proxy statement/prospectus in its entirety for more detailed information concerning the merger agreement and the mergers. In particular, Duke Energy shareholders are directed to the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus.

Voting by Duke Energy's Directors and Executive Officers

        As of the record date, Duke Energy's directors and executive officers had the right to vote less than 1% of the Duke Energy common stock outstanding and entitled to vote at the Duke Energy special meeting. Each Duke Energy director and executive officer has indicated his or her present intention to vote, or cause to be voted, the Duke Energy common stock owned by him or her for the approval of the merger agreement and the mergers.

Voting of Proxies

        All shares represented by properly executed proxies received in time for the Duke Energy special meeting will be voted at the Duke Energy special meeting in the manner specified by the shareholders giving those proxies. Properly executed proxies that do not contain voting instructions will be voted FOR the approval of the merger agreement and the mergers.

        Only shares affirmatively voted for the approval of the merger agreement and mergers or properly executed proxies that do not contain voting instructions will be counted as favorable votes for the proposals. Accordingly, an abstention or failure to vote will have the same effect as a vote against approval of the merger agreement and mergers. Also, under NYSE rules, brokers and banks who hold Duke Energy common stock in "street name" for customers who are the beneficial owners of those shares may not give a proxy to vote those shares without specific instructions from those customers.

How to Vote

        If you own shares of Duke Energy common stock in your own name, you are an "owner of record." This means that you may use the enclosed proxy card(s) to tell the persons named as proxies how to vote your shares of Duke Energy common stock. If you fail to sign and return your proxy card(s), the proxies cannot vote your shares of Duke Energy common stock at the Duke Energy special meeting. You have four voting options:

        Internet.    You can vote over the Internet by accessing the website at www.proxyvote.com and following the instructions on the website. Internet voting is available 24 hours a day. If you vote over the Internet, do not return your proxy card(s) or voting instruction card(s).

        Telephone.    You can vote by telephone by calling the toll-free number (800) 690-6903 in the United States, Canada or Puerto Rico on a touch-tone phone. You will then be prompted to enter the control number printed on your proxy card and to follow the subsequent instructions. Telephone voting is available 24 hours a day. If you vote by telephone, do not return your proxy card(s) or voting instruction card(s).

        Mail.    You can vote by mail by completing, signing, dating and mailing your proxy card(s) or voting instruction card(s) in the postage-paid envelope included with this joint proxy statement/prospectus.

        In Person.    You may come to the Duke Energy special meeting and cast your vote there. The Duke Energy board of directors recommends that you vote by proxy even if you plan to attend the Duke Energy special meeting. If your shares of Duke Energy common stock are held in a stock brokerage account or through a bank, broker or other nominee, or, in other words, in street name, you must bring a letter from your bank, broker or nominee identifying you as the beneficial owner of the shares and authorizing you to vote such shares at the Duke Energy special meeting.

        If you hold shares of Duke Energy common stock in street name, please follow the voting instructions provided by that entity. With respect to the proposal relating to the approval of the merger agreement and mergers, if you do not instruct your bank, broker or other nominee how to vote your shares of Duke Energy common stock, those shares will not be voted at the Duke Energy special meeting, and such bank, broker or other nominee will not be authorized to vote.

        A number of banks and brokerage firms participate in a program that also permits shareholders whose shares are held in street name to direct their vote over the Internet or by telephone. This option, if available, will be reflected in the voting instructions from the bank or brokerage firm that accompany this joint proxy statement/prospectus. If your shares are held in an account at a bank or other brokerage firm that participates in such a program, you may direct the vote of these shares by the Internet or telephone by following the voting instructions enclosed with the proxy form from the bank or brokerage firm.

        The Internet and telephone proxy procedures are designed to authenticate shareholders identities, to allow shareholders to give their proxy voting instructions and to confirm that these instructions have been properly recorded. Votes directed by the Internet or telephone through such a program must be received by 11:59 p.m., Eastern Standard Time, on March 9, 2006. Directing the voting of your Duke Energy shares will not affect your right to vote in person if you decide to attend the Duke Energy special meeting.

        The named proxies will vote all shares at the meeting that have been properly voted (whether by Internet, telephone or mail) and not revoked. If you sign and return your proxy card(s) but do not mark your card(s) to tell the proxies how to vote your shares on the proposal, your proxy will be voted FOR the proposal.

Duke Energy 401(k) Plan Participants

        If you are a participant in the Duke Energy Retirement Savings Plan, you have the right to provide voting directions to the plan trustee on the proposal to approve the merger agreement and the mergers, by submitting your proxy card, for those shares of Duke Energy common stock that are held by the plan and allocated to your plan account. Plan participant proxies will be treated confidentially. If you elect not to provide voting directions to the plan trustee, shares of Duke Energy common stock allocated to your plan account are to be voted by the plan trustee in the same proportion as those shares held by the plan for which the plan trustee has received voting directions from plan participants. The plan trustee will follow participants' voting directions and the plan procedure for voting in the absence of voting directions, unless it determines that to do so would be contrary to its fiduciary responsibility. Because the plan trustee must process voting instructions from participants before the date of the Duke Energy special meeting, you are urged to deliver your instructions well in advance of the Duke Energy special meeting so that the instructions are received no later than March 7, 2006.

Revoking Your Proxy

        You may revoke your proxy at any time after you give it, and before it is voted, in one of the following ways:

  •
  by notifying Duke Energy's Corporate Secretary that you are revoking your proxy by written notice that bears a date later than the date of the proxy and that is received prior to the Duke Energy special meeting and states that you revoke your proxy;

  •
  by signing another proxy card(s) or voting instruction card(s) bearing a later date and mailing it so that it is received prior to the special meeting;

  •
  by voting again using the telephone or Internet voting procedures; or

  •
  by attending the Duke Energy special meeting and voting in person, although attendance at the Duke Energy special meeting alone will not, by itself, revoke a proxy.

        If your shares are held in street name by a broker, bank or other nominee you will need to contact your broker to revoke your proxy.

Other Voting Matters

  Electronic Access to Proxy Material

        This joint proxy statement/prospectus, Duke Energy's Form 10-K for the fiscal year ended December 31, 2004 (Items 6, 7, 7a, 8 and Exhibit 12 of which were revised by the Current Report on Form 8-K filed December 9, 2005), Duke Energy's Form 10-Q for the quarters ended March 31, June 30 and September 30, 2005 (Part I Items 1, 2, and 3 of which were also revised by the Current Report filed on December 9, 2005), and the Current Report on Form 8-K filed December 9, 2005 (which revises the Form 10-K for the fiscal year ended December 31, 2004 and the Form 10-Q's as described above) are available on the Duke Energy website, www.duke-energy.com.

  People with Disabilities

        Duke Energy can provide you with reasonable assistance to help you participate in the Duke Energy special meeting if you inform Duke Energy of your disability. Please contact Investor Relations by telephone at (800) 488-3853; by electronic correspondence through "Contact Investor Relations" at www.duke-energy.com/investors; or by mail at P.O. Box 1005, Charlotte, N.C. 28201-1005, at least two weeks before the Duke Energy special meeting.

Proxy Solicitations

        Duke Energy is soliciting proxies for the Duke Energy special meeting from Duke Energy shareholders. Duke Energy will bear the entire cost of soliciting proxies from Duke Energy shareholders, except that Duke Energy and Cinergy will share equally the expenses incurred in connection with the filing of the registration statement of which this joint proxy statement/prospectus is a part. In addition to this mailing, Duke Energy's directors, officers and employees (who will not receive any additional compensation for their services) may solicit proxies personally, electronically or by telephone.

        Duke Energy has engaged the services of Innisfree M&A Incorporated for a fee of approximately $20,000, plus reimbursement of expenses, to assist in the solicitation of proxies.

        Duke Energy and its proxy solicitors will request that banks, brokerage houses and other custodians, nominees and fiduciaries send proxy materials to the beneficial owners of Duke Energy common stock and will, if requested, reimburse the record holders for their reasonable out-of-pocket expenses in doing so. The extent to which these proxy-soliciting efforts will be necessary depends upon how promptly proxies are submitted.

Other Business; Adjournment

        The Duke Energy board of directors is not aware of any other business to be acted upon at the special meeting and the NCBCA provides that no business other than that stated in the notice may be transacted at any special meeting.

        The persons named as proxies by a Duke Energy shareholder may propose and vote for one or more adjournments of the Duke Energy special meeting, including adjournments to permit further solicitations of proxies. No proxy voted against the proposal to approve the merger agreement will be voted in favor of any adjournment of the Duke Energy special meeting.

        Any adjournment may be made from time to time by approval of the Duke Energy shareholders holding a majority of the voting power present in person or by proxy at the Duke Energy special meeting, whether or not a quorum exists, without further notice other than by an announcement made at the Duke Energy special meeting. If a quorum is not present at the Duke Energy special meeting, shareholders may be asked to vote on a proposal to adjourn the Duke Energy special meeting to solicit additional proxies. If a quorum is present at the Duke Energy special meeting but there are not sufficient votes at the time of the Duke Energy special meeting to approve the merger proposal, holders of Duke Energy common stock may also be asked to vote on a proposal to approve the adjournment of the Duke Energy special meeting to permit further solicitation of proxies. Abstentions and broker non-votes will be treated as votes against any such proposal.

Representatives of Deloitte & Touche LLP

        Representatives of Deloitte & Touche LLP are expected to be present at the Duke Energy special meeting. The representatives of Deloitte & Touche LLP will have the opportunity to make a statement regarding the proposed mergers if they desire to do so, and they are expected to be available to respond to appropriate questions from Duke Energy shareholders at the Duke Energy special meeting.

Assistance

        If you need assistance in completing your proxy card or have questions regarding Duke Energy's special meeting, please contact Innisfree M&A Incorporated toll-free at (877) 825-8906. Banks and brokers may call collect at (212) 750-5833.

THE CINERGY SPECIAL MEETING

General

        The Cinergy board of directors is using this joint proxy statement/prospectus to solicit proxies from the holders of shares of Cinergy common stock for use at the special meeting of Cinergy shareholders. Cinergy is first mailing this joint proxy statement/prospectus and accompanying proxy card to its shareholders on or about February [    •    ], 2006.

Date, Time and Place of the Cinergy Special Meeting

        Cinergy will hold its special meeting of shareholders at 9:00 a.m., Eastern Standard Time, on March 10, 2006 in the Northern Kentucky Convention Center, One West RiverCenter Blvd., Covington, KY 41011.

Purpose of Cinergy Special Meeting

        At the Cinergy special meeting, holders of shares of Cinergy common stock will be asked to:

  •
  adopt the merger agreement and thereby approve the mergers; and

  •
  consider and take action upon any other business that may properly come before the Cinergy special meeting or any reconvened meeting following an adjournment or postponement of the Cinergy special meeting.

        The Cinergy board of directors has adopted the merger agreement and the transactions contemplated thereby, including the mergers, and recommends that Cinergy shareholders vote FOR the adoption of the merger agreement and the mergers.

Cinergy Record Date; Outstanding Shares; Shares Entitled to Vote

        The Cinergy board of directors has fixed the close of business on January 17, 2006, as the record date for determination of shareholders entitled to notice of and to vote at the Cinergy special meeting.

        As of January 17, 2006, the record date for the Cinergy special meeting, there were approximately 199,738,316 shares of Cinergy common stock outstanding and held by approximately 42,823 holders of record. Each shareholder is entitled to one vote at the Cinergy special meeting for each share of Cinergy common stock held by that shareholder at the close of business on the record date. Cinergy's common stock is its only voting security, and shares of Cinergy common stock held by Cinergy in its treasury are not voted.

Quorum

        In order to conduct the special meeting, holders of a majority of the outstanding shares of common stock must be present in person or represented by proxy so that there is a quorum. It is important that you vote promptly so that your shares are counted toward the quorum.

        All shares of Cinergy common stock represented at the Cinergy special meeting, including abstentions and "broker non-votes," will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. "Broker non-votes" are shares held by a broker or other nominee that are represented at the meeting, but with respect to which such broker or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal, and the broker does not have discretionary voting power on such proposal.

Vote Required

        Adoption of the merger agreement and thereby approval of the mergers, requires that at least a majority of outstanding shares of Cinergy common stock vote FOR the adoption of the merger agreement and the mergers. Abstentions and broker non-votes will be treated as shares voted against the proposal to adopt the merger agreement and approve the mergers.

Recommendation of the Board of Directors

        As discussed elsewhere in this joint proxy statement/prospectus, Cinergy's board of directors has approved and adopted the merger agreement and the transactions contemplated by the merger agreement, including the mergers, and has determined that the transactions contemplated by the merger agreement are advisable, fair to and in the best interests of Cinergy and its shareholders. The Cinergy board of directors recommends that Cinergy shareholders vote FOR the adoption of the merger agreement and approval of the mergers.

        Cinergy shareholders should carefully read this joint proxy statement/prospectus in its entirety for more detailed information concerning the merger agreement and the mergers. In particular, Cinergy shareholders are directed to the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus.

Voting by Cinergy's Directors and Executive Officers

        As of the record date for the Cinergy special meeting, Cinergy's directors and executive officers had the right to vote less than 1% of the Cinergy common stock outstanding and entitled to vote at the Cinergy special meeting. Each Cinergy director and executive officer has indicated his or her present intention to vote, or cause to be voted, the shares of Cinergy common stock owned by him or her for the adoption of the merger agreement and approval of the mergers.

Voting of Proxies

        All shares of Cinergy common stock represented by properly executed proxies received in time for the Cinergy special meeting will be voted at the Cinergy special meeting in the manner specified by the shareholders giving such proxies. Properly executed proxies that do not contain voting instructions will be voted FOR the adoption of the merger agreement and approval of the mergers.

How to Vote

        If you own common stock in your own name, you are an "owner of record." This means that you may use the enclosed proxy card(s) to tell the persons named as proxies how to vote your shares of Cinergy common stock. If you fail to sign and return your proxy card(s), the proxies cannot vote your shares of Cinergy common stock at the Cinergy special meeting. You have four voting options:

        Internet.    You can vote over the Internet by accessing the website at www.cesvote.com and following the instructions on the website. Internet voting is available 24 hours a day. If you vote over the Internet, do not return your proxy card(s) or voting instruction card(s).

        Telephone.    You can vote by telephone by calling the toll-free number (888) 693-8683 in the United States, Canada or Puerto Rico on a touch-tone phone. You will then be prompted to enter the control number printed on your proxy card and to follow the subsequent instructions. Telephone voting is available 24 hours a day. If you vote by telephone, do not return your proxy card(s) or voting instruction card(s).

        Mail.    You can vote by mail by simply completing, signing, dating and mailing your proxy card(s) or voting instruction card(s) in the postage-paid envelope included with this joint proxy statement/prospectus.

        In Person.    You may come to the Cinergy special meeting and cast your vote there. The Cinergy board of directors recommends that you vote by proxy even if you plan to attend the Cinergy special meeting. If your Cinergy shares are held in street name, you must bring a letter from your bank, broker or nominee identifying you as the beneficial owner of the Cinergy shares and authorizing you to vote such shares at the special meeting.

        If you hold shares of Cinergy common stock in a stock brokerage account or through a bank, broker or other nominee, or, in other words, in street name, please follow the voting instructions provided by that entity. If you do not instruct your bank, broker or other nominee how to vote your shares with respect to the proposal relating to the adoption of the merger agreement and approval of the mergers, those shares will not be voted at the Cinergy special meeting, and such bank, broker or other nominee will not be authorized to vote.

        A number of banks and brokerage firms participate in a program that also permits shareholders whose shares are held in street name to direct their vote over the Internet or by telephone. This option, if available, will be reflected in the voting instructions from the bank or brokerage firm that accompany this joint proxy statement/prospectus. If your Cinergy shares are held in an account at a bank or brokerage firm that participates in such a program, you may direct the vote of these Cinergy shares by the Internet or telephone by following the voting instructions enclosed with the proxy form from the bank or brokerage firm.

        The Internet and telephone proxy procedures are designed to authenticate shareholders identities, to allow shareholders to give their proxy voting instructions and to confirm that these instructions have been properly recorded. Votes directed by the Internet or telephone through such a program must be received by 11:59 p.m., Eastern Standard Time, on March 9, 2006. Directing the voting of your Cinergy shares will not affect your right to vote in person if you decide to attend the Cinergy special meeting.

        The named proxies will vote all Cinergy shares at the meeting that have been properly voted (whether by Internet, telephone or mail) and not revoked. If you sign and return your proxy card(s) but do not mark your card(s) to tell the proxies how to vote your Cinergy shares on the proposal, your proxy will be voted FOR the proposal.

Cinergy 401(k) Plan Participants

        If you are a participant in any of the Cinergy Corp. Non-Union Employees' 401(k) Plan, the Cinergy Corp. Union Employees' 401(k) Plan or the Cinergy Corp. Union Employees' Savings Incentive Plan (these plans are collectively referred to in this joint proxy statement/prospectus as the "Cinergy 401(k) Plan"), you have the right to provide voting directions to the plan trustee by submitting your proxy card for those shares of Cinergy common stock that are held by the Cinergy 401(k) Plan and allocated to your plan account on the proposal to approve the merger agreement and the mergers. Plan participant voting directions will be treated confidentially. The plan trustee will follow participants' voting directions unless it determines that to do so would be contrary to the Employee Retirement Income Security Act of 1974. If you elect not to provide voting directions, the plan trustee will vote Cinergy shares allocated to your plan account as it determines in its discretion. Because the plan trustee must process voting instructions from participants before the date of the Cinergy special meeting, you are urged to deliver your instructions well in advance of the Cinergy special meeting so that the instructions are received no later than March 7, 2006.

Revoking Your Proxy

        You may revoke your proxy at any time after you give it, and before it is voted, in one of the following ways:

  •
  by notifying Cinergy's Corporate Secretary that you are revoking your proxy by written notice that bears a date later than the date of the proxy and that is received prior to the Cinergy special meeting and states that you revoke your proxy;

  •
  by signing another proxy card(s) or voting instruction card(s) bearing a later date and mailing it so that it is received prior to the special meeting;

  •
  by voting again using the telephone or Internet voting procedures; or

  •
  by attending the Cinergy special meeting and voting in person, although attendance at the Cinergy special meeting alone will not, by itself, revoke a proxy.

If your Cinergy shares are held in street name by a broker, bank or other nominee you will need to contact your broker to revoke your proxy.

Other Voting Matters

  Electronic Access to Proxy Material

        This joint proxy statement/prospectus, Cinergy's Form 10-K for the fiscal year ended December 31, 2004, and Cinergy's Form 10-Q for the quarters ended March 31, June 30 and September 30, 2005 are available on the Cinergy website, www.cinergy.com.

  People with Disabilities

        Cinergy can provide you with reasonable assistance to help you participate in the Cinergy special meeting if you inform Cinergy of your disability. Please write to or call Julia S. Janson, Corporate Secretary and Chief Compliance Officer at Cinergy Corp., 139 East Fourth Street, Cincinnati, Ohio 45202, (513) 287-3025, at least two weeks before the Cinergy special meeting.

Proxy Solicitations

        Cinergy is soliciting proxies for the Cinergy special meeting from Cinergy shareholders. Cinergy will bear the entire cost of soliciting proxies from Cinergy shareholders, except that Cinergy and Duke Energy will share equally the expenses incurred in connection with the filing of the registration statement of which this joint proxy statement/prospectus is a part. In addition to this mailing, Cinergy's directors, officers and employees (who will not receive any additional compensation for such services) may solicit proxies personally, electronically or by telephone.

        Cinergy has also engaged the services of Georgeson Shareholder Communications, Inc. for a fee of approximately $20,000, plus reimbursement of expenses, to assist in the solicitation of proxies.

        Cinergy and its proxy solicitors will also request that banks, brokerage houses and other custodians, nominees and fiduciaries send proxy materials to the beneficial owners of Cinergy common stock and will, if requested, reimburse the record holders for their reasonable out-of-pocket expenses in doing so. The extent to which these proxy-soliciting efforts will be necessary depends upon how promptly proxies are submitted.

Other Business; Adjournment

        The Cinergy board of directors is not aware of any other business to be acted upon at the Cinergy special meeting.

        The persons named as proxies by a Cinergy shareholder may propose and vote for one or more adjournments of the Cinergy special meeting, including adjournments to permit further solicitation of proxies. No proxy voted against the proposal to adopt the merger agreement will be voted in favor of any adjournment of the Cinergy special meeting. Approval of adjournments of the Cinergy special meeting, if necessary, to permit further solicitation of proxies, requires the affirmative vote of at least a majority of the shares of Cinergy common stock present (in person or by proxy) at the Cinergy special meeting. Abstentions and broker non-votes will be treated as votes against such a proposal.

        Any adjournment may be made from time to time by approval of Cinergy shareholders holding a majority of the voting power present in person or by proxy at the Cinergy special meeting, whether or not a quorum exists, without further notice other than by an announcement made at the Cinergy special meeting. If a quorum is not present at the Cinergy special meeting, Cinergy shareholders may be asked to vote on a proposal to adjourn the Cinergy special meeting to solicit additional proxies. If a quorum is present at the Cinergy special meeting but there are not sufficient votes at the time of the special meeting to approve the merger proposal, holders of shares of Cinergy common stock may also be asked to vote on a proposal to approve the adjournment of the special meeting to permit further solicitation of proxies.

Representatives of Deloitte & Touche LLP

        Representatives of Deloitte & Touche LLP are expected to be present at the Cinergy special meeting. The representatives of Deloitte & Touche LLP will have the opportunity to make a statement regarding the proposed mergers if they desire to do so, and they are expected to be available to respond to appropriate questions from Cinergy shareholders at the Cinergy special meeting.

Assistance

        If you need assistance in completing your proxy card or have questions regarding Cinergy's special meeting, please contact Georgeson Shareholder Communications Inc. toll-free at (866) 729-6803. Banks and brokers may call collect at (212) 440-9800.

THE MERGERS

        The discussion in this joint proxy statement/prospectus of the mergers and the principal terms of the merger agreement are subject to, and are qualified in their entirety by reference to, the merger agreement, a copy of which is attached to this joint proxy statement/prospectus as Annex A and is incorporated into this joint proxy statement/prospectus by reference.

General Description of the Mergers

        The mergers are structured as all-stock transactions. Under the terms of the merger agreement, Duke Energy will first reorganize into a holding company structure. Prior to entering into the merger agreement, Duke Energy formed a new Delaware corporation, Duke Energy Holding Corp., which in turn formed two wholly-owned subsidiaries, Deer Acquisition Corp. and Cougar Acquisition Corp. The merger agreement contemplates that Deer Acquisition Corp. will merge with and into Duke Energy with Duke Energy as the surviving corporation. In such merger, holders of Duke Energy common stock will receive the right to receive one share of Duke Energy Holding common stock for each share of Duke Energy common stock held. As a result, the current holders of Duke Energy common stock will become, temporarily, the holders of all of the outstanding shares of Duke Energy Holding common stock, and Duke Energy will become a wholly-owned subsidiary of Duke Energy Holding. We refer to this merger throughout this document as the "Duke Energy merger."

        Immediately following the Duke Energy merger, Duke Energy intends to transfer ownership of Duke Capital LLC to Duke Energy Holding and in connection with such transfer Duke Energy intends to convert to a limited liability company to be named Duke Power Company LLC, which we refer to in this joint proxy statement/prospectus as "Duke Power." The conversion of Duke Energy to a limited liability company is referred to in this joint proxy statement/prospectus as the "Duke Energy conversion." The Duke Energy merger and the Duke Energy conversion taken together are referred to in this joint proxy statement/prospectus as the "Duke Energy reorganization."

        Following the Duke Energy reorganization, the merger agreement contemplates that Cougar Acquisition Corp. will merge with and into Cinergy, with Cinergy as the surviving corporation. In such merger, holders of Cinergy common stock will receive the right to receive 1.56 shares of Duke Energy Holding common stock for each share of Cinergy common stock held (the Cinergy exchange ratio). As a result, the current holders of Cinergy common stock will become holders of Duke Energy Holding common stock, and Cinergy will become a wholly-owned subsidiary of Duke Energy Holding. We refer to this merger throughout this document as the "Cinergy merger."

        We refer to the Duke Energy merger and the Cinergy merger together throughout this document as the "mergers." After the mergers, the former shareholders of Duke Energy and Cinergy will be the shareholders of Duke Energy Holding. Immediately following completion of the mergers, based on the number of shares of common stock of each of Duke Energy and Cinergy outstanding as of May 6, 2005, the last trading day prior to the public announcement of the mergers, former Duke Energy shareholders will own approximately 76% of Duke Energy Holding's common stock, and former Cinergy shareholders will own approximately 24% of Duke Energy Holding's common stock. We intend to apply to the NYSE prior to the consummation of the mergers to list Duke Energy Holding common stock and intend that shares of Duke Energy Holding common stock will trade under the symbol "DUK."

        In connection with the execution of the merger agreement, Duke Energy's shareholder rights plan was amended to exempt the merger agreement and the transactions contemplated by the merger agreement from Duke Energy's shareholder rights plan.

Background of the Mergers

        For the past several years, the energy industry, including Duke Energy, has experienced a number of challenges, including a substantial imbalance between supply and demand for electricity, the slow pace of economic recovery, and regulatory and legal uncertainties. In response to these challenges, Duke Energy's focus has been to reduce risks and restructure its business to better focus on its core assets. To this end, in 2004, Duke Energy's merchant generation business (DENA) sold eight natural gas-fired merchant power plants in the southeastern United States, and Duke Energy International, LLC disposed of its Asia-Pacific power generation and natural gas transmission business. These and other asset sales provided cash proceeds allowing Duke Energy to reduce debt and strengthen its balance sheet. In addition, in February 2005 Duke Energy Field Services, LLC, or DEFS, sold its subsidiary Texas Eastern Products Pipeline Company, LLC for approximately $1.1 billion, and Duke Energy agreed to transfer a 19.7% interest in DEFS to ConocoPhillips for consideration of approximately $1.1 billion, which transaction closed in the third quarter of 2005.

        Prior to the commencement of the discussions between Duke Energy and Cinergy described below, an important goal of Duke Energy's restructuring efforts was to position DENA to be a successful merchant operator. In this regard, Duke Energy considered various options to create a sustainable business model for DENA, including consideration of business combinations with third parties. At such time, Duke Energy considered criteria for a sustainable business model for DENA to include fuel and customer diversity and sufficient size and scope for a substantial market presence to enable DENA to withstand the cyclical nature of its industry.

        Duke Energy believes that its progress with respect to the asset sales described above resulted in a company better positioned to pursue growth strategies. The board of directors and management of Duke Energy regularly evaluate options for achieving long-term strategic goals and enhancing shareholder value, and Duke Energy began reviewing potential opportunities for business combinations within the utility industry with increased focus in mid-2004.

        From time to time, the board of directors and management of Cinergy examine possible strategic opportunities in an effort to assure that the company is well positioned for future growth in light of industry developments. In this regard, in the course of a telephone conversation in late September 2004 regarding unrelated matters, James E. Rogers, Chairman and Chief Executive Officer of Cinergy, suggested to Paul M. Anderson, Chairman and Chief Executive Officer of Duke Energy, that the two companies might consider the possibility of a joint venture involving DENA or a similar strategic transaction involving the two companies. Mr. Rogers discussed the possibility of such a transaction involving Cinergy and Duke Energy with the Cinergy board of directors as part of his overall review of possible strategic opportunities at the Cinergy board retreat on October 1, 2004. On October 26, 2004, at a regularly scheduled meeting of the Duke Energy board of directors, Mr. Anderson provided a brief review of companies that had expressed an interest in potential business combinations with Duke Energy, including a review of Cinergy's interest in a potential transaction involving DENA.

        In early November 2004, Mr. Rogers and one other Cinergy executive and Mr. Anderson and one other Duke Energy executive met in person in Charlotte, North Carolina to discuss further the possibility of a transaction involving Cinergy and DENA, as well as to discuss whether there were other possible mutually beneficial strategic opportunities for the two companies. During this meeting, the parties discussed a merger of the two companies as one possible alternative. On November 10, 2004, Duke Energy and Cinergy entered into a confidentiality agreement covering the discussions between the companies and any material that might be exchanged by the parties. During the next month, Mr. Rogers and Mr. Anderson met one time and spoke by telephone on one additional occasion to discuss a business combination involving the entirety of the two companies. In addition, an executive officer of Duke Energy and an executive officer of Cinergy spoke by telephone on two occasions to discuss a potential transaction. On December 9, 2004, Mr. Rogers updated the Cinergy board of directors on matters relating to discussions with Duke Energy, as well as other possible strategic opportunities. On December 16, 2004, at a regularly scheduled meeting of the Duke Energy board of directors, Mr. Anderson reviewed the discussions with Mr. Rogers and other Cinergy executives and provided a general review of Cinergy as a potential partner for a business combination. Mr. Anderson discussed other potential candidates for a business combination with Duke Energy at the meeting.

        During December 2004, Duke Energy and Cinergy began to exchange confidential financial information, including at a meeting between executives of Duke Energy and Cinergy in McLean, Virginia on December 21, 2004. This information included a high level overview of each company's businesses and projected financial information, including, among other things, Duke Energy's most recent ratings agency presentation and related supplemental financial information.

        On January 7, 2005, executives of each of Duke Energy and Cinergy met in Atlanta, Georgia to discuss, among other things, an overview of DENA and Cinergy's Commercial Business Unit and the combination of their operations in the context of a business combination involving the entirety of the two companies.

        On January 11, 2005, Mr. Rogers and Mr. Anderson discussed proceeding with the exploration of a potential business combination. This call was followed by a meeting on January 17, 2005 in North Carolina involving Mr. Rogers, Mr. Anderson and executives of each company to discuss matters relating to a possible transaction, including issues relating to DENA, required regulatory approvals and strategic opportunities.

        On February 2, 2005, Mr. Rogers updated the Cinergy board of directors as to his discussions with Mr. Anderson. The Cinergy board of directors discussed the potential advantages of a combination of Cinergy and Duke Energy, including the advantages of greater scale and diversification with respect to operations, fuel sources and regulated franchises. Mr. Rogers emphasized that discussions with respect to any transaction were in their very early stages. Mr. Rogers said that he expected to hear from Duke Energy with respect to its level of interest following the Duke Energy board meeting to be held on February 22, 2005.

        On February 22, 2005, at a regularly scheduled meeting of the Duke Energy board of directors, members of Duke Energy's senior management presented a preliminary analysis of various theoretical strategic transactions involving Duke Energy's merchant power business, including potential business combinations between Duke Energy and various potential partners, including Cinergy. Duke Energy's board of directors determined not to pursue any of the other strategic alternatives presented because it concluded that such alternatives would not ultimately lead to a transaction on a timetable and with terms that would likely be acceptable to Duke Energy and that the remaining strategic alternatives presented would not accomplish Duke Energy's strategic objectives. One potential partner submitted a non-binding unsolicited preliminary indication of interest regarding a strategic transaction with Duke Energy. The Duke Energy board of directors determined not to pursue the transaction proposed in the preliminary indication of interest as it believed that such transaction was not in the best interest of Duke Energy's shareholders, particularly noting that the proposed transaction did not address Duke Energy's key strategic objectives, including optimizing DENA's business platform and adding significant regulated electricity generation business growth. At this meeting, Mr. Anderson also introduced other strategic alternatives for Duke Energy, including exploring the possibility of separating the electric and gas businesses.

        On February 24, 2005, an executive of Duke Energy spoke with an executive of Cinergy and indicated that Duke Energy was interested in continuing to pursue the possibility of a transaction. From the end of February through the middle of March, executives of the two companies (including on one occasion Mr. Rogers and Mr. Anderson) spoke several times regarding a possible transaction.

        On March 3, 2005, a senior executive of Duke Energy distributed to the Duke Energy board of directors a preliminary analysis of a potential business combination with Cinergy. This analysis included an overview of Cinergy and its business and operations, a summary of the discussions to date with Mr. Rogers and other Cinergy executives, a Cinergy presentation to analysts from January 2005, an investor presentation of Cinergy from February 2005 and various analyst reports on Cinergy and its business and operations.

        On March 9, 2005, Mr. Anderson and Mr. Rogers met for dinner in Charlotte, North Carolina to continue to discuss a potential transaction. At that dinner, Mr. Anderson provided Mr. Rogers with a preliminary governance term sheet, for discussion purposes, relating only to governance matters and not economic matters in connection with a possible business combination. The preliminary governance term sheet suggested a combined board consisting of nine persons chosen from the existing Duke Board and three persons chosen from the existing Cinergy Board. It also suggested that Mr. Anderson would serve as executive chairman of the combined company until the later of December 31, 2006 or six months after the closing, that Mr. Rogers would be Chief Executive Officer, and that specified executives would initially report to Mr. Anderson for a period of three months after closing. The preliminary governance term sheet also contemplated that the name of the combined company would be Duke Energy, that the corporate headquarters would be in Charlotte, North Carolina, and that the combined company's utilities would maintain their headquarters in their current locations.

        On March 16, 2005, executives of the companies met with outside legal counsel in McLean, Virginia to begin discussion of the state and federal regulatory approvals that would be required in connection with any transaction. The companies also discussed the need for Duke Energy to adopt a holding company structure under PUHCA of 1935. Between March 16th and March 24th, several telephone calls among executives of the two companies took place (including on one occasion a telephone call between Mr. Rogers and Mr. Anderson) with respect to a possible transaction. On March 24, 2005, Mr. Anderson met for dinner in Cincinnati, Ohio, with Mr. Rogers and three other members of the Cinergy board of directors for the purpose of introducing Mr. Anderson to these directors and discussing a possible merger transaction. Also on March 16, 2005, Mr. Anderson sent an email to each member of the Duke Energy board of directors briefing them on the continued discussions with Cinergy and his meetings with Mr. Rogers. Mr. Anderson also invited each member of the Duke Energy board of directors to a dinner to meet Mr. Rogers and discuss a potential business combination.

        On March 28, 2005, Mr. Rogers, executives of Cinergy and representatives of Cinergy's financial advisor and outside legal counsel met in New York City with Mr. Anderson, executives of Duke Energy and representatives of Duke Energy's financial and accounting advisors and outside legal counsel in order to establish a process for continued exploration of a possible business combination involving the two companies. Also in attendance were representatives of a third-party synergy consultant that was engaged by both Duke Energy and Cinergy to assist their management in preparing an analysis of potential synergies for a potential business combination. The discussions at this meeting included a proposed due diligence schedule, a proposed process and schedule for analyzing potential synergies, a process and timeline for negotiation of a merger agreement, a process and timeline for analyzing the regulatory filings and implications of the proposed transaction and an outline of next steps to be taken in connection with the proposed transaction. Shortly after these meetings, each of the two companies made available to the other and their respective advisors access to electronic data rooms containing extensive confidential financial and other information regarding their respective businesses. Also, after these meetings, the two companies' outside legal counsel and financial advisors met to begin to discuss a possible structure for the proposed transaction.

        As part of the due diligence process, executives of each company and representatives of their respective financial advisors and outside legal counsel met in Washington, D.C. on April 6 and April 7, 2005. At these meetings, members of each company's management team made presentations regarding each company's business units. Over the next several weeks, the parties continued to exchange information and engage in discussions for due diligence purposes. Also during this time period the companies' synergy consultant assisted the management of Duke Energy and Cinergy with the development of a synergies analysis related to a potential business combination of the two companies.

Executives of each company met with the companies' synergy consultant, together and separately on various occasions, to discuss and participate in the creation of such analysis.

        On April 8, 2005, Mr. Rogers updated the Cinergy board of directors as to the status of these discussions. Later on that day, Duke Energy's outside legal counsel sent Cinergy's outside legal counsel a first draft of a proposed merger agreement. The initial draft merger agreement did not address economic or governance terms.

        On April 10, 2005, Mr. Rogers, Mr. Anderson and executives of each company met in Charlotte, North Carolina, to continue to discuss matters relating to the proposed business combination.

        On April 13, 2005, Duke Energy's senior management team met in Houston, Texas. At this meeting, officers of Duke Energy presented the status and results of the due diligence review of Cinergy to date, the progress of discussions to date and potential benefits and risks of a business combination between the two companies. Representatives of UBS, financial advisor to Duke Energy, also attended such meeting and discussed the potential financial benefits and implications of a business combination transaction and a range of potential exchange ratios for Cinergy's shareholders. Duke Energy's outside counsel reviewed the federal and state regulatory approvals that would be required and the implications of Duke Energy reorganizing into a registered holding company under PUHCA of 1935. Representatives of the companies' synergy consultant met with the management of Duke Energy and Cinergy to assist them in preparing a management report on potential synergies that could be achieved in a potential combination of the two companies.

        On April 14, 2005, Mr. Rogers attended a dinner with Mr. Anderson and four other members of the Duke Energy board of directors in Charlotte, North Carolina, for the purpose of introducing Mr. Rogers to these directors and discussing a possible merger transaction. Following this dinner, Mr. Anderson provided Mr. Rogers with a revised preliminary term sheet, addressing both economic and governance matters for discussion purposes. The revised term sheet proposed an exchange ratio for the potential transaction of 1.5 shares of the new holding company common stock for each Cinergy share. With respect to governance matters, the preliminary term sheet suggested a combined company board that would consist of nine persons chosen from the existing Duke Energy board of directors and three persons chosen from the existing Cinergy board of directors. It also provided that Mr. Anderson would serve as Chairman and Chief Executive Officer of the combined company, and in the event the combined company's electric and gas operations were separated, Mr. Anderson would become the non-executive chairman of the new company holding the combined company's electric assets. The term sheet further provided that Mr. Rogers would be President and Chief Executive Officer of the combined company's electric operations and an individual to be determined would serve as the President and Chief Executive Officer of the combined company's gas operations. The preliminary term sheet also contemplated that the name of the combined company would be Duke Energy, that the corporate headquarters would be in Charlotte, North Carolina, and that the combined company's utilities would maintain their headquarters in their current locations. It also raised issues with respect to the retention of Cinergy executives for the combined company and the change of control severance payments that might be due to Cinergy executives in the event of a combination of the two companies.

        On April 15, 2005, Cinergy's outside counsel sent proposed revisions to the draft merger agreement to Duke Energy's outside counsel. These proposed revisions did not address economic or governance matters.

        On April 17, 2005, Mr. Rogers sent a term sheet to Mr. Anderson responding to the economic and governance matters raised by the term sheet Mr. Anderson had provided to Mr. Rogers on April 14. The term sheet sent by Mr. Rogers suggested that an exchange ratio of 1.65 Duke Energy shares for each Cinergy share would be appropriate to reflect the fundamental values of the two companies and to permit dividend neutrality for Cinergy's shareholders (i.e., keeping Cinergy's shareholders whole with respect to their current dividend). It also suggested that the combined company board should consist of ten persons chosen from the existing Duke Energy board of directors and five persons chosen from the existing Cinergy board of directors, with a possible rearrangement of the board composition in the event of a separation of the combined company's gas and electric operations. It contemplated that Mr. Anderson would serve as chairman of the combined company for a period of between one and five years, that Mr. Rogers would be the Chief Executive Officer of the combined company, and that the remaining organizational and executive structure would be mutually determined by Mr. Anderson and Mr. Rogers prior to the closing of the transaction. The term sheet also accepted that the name of the combined company would be Duke Energy and that the corporate headquarters would be located in Charlotte, North Carolina.

        On April 18, 2005, Mr. Anderson attended a dinner in Cincinnati, Ohio, with Mr. Rogers and two additional members of the Cinergy board of directors for the purpose of introducing Mr. Anderson to these directors.

        On April 19, 2005, Mr. Anderson sent an e-mail to the Duke Energy board of directors updating them on his meeting with Mr. Rogers and the Cinergy directors and summarizing his views on Mr. Rogers becoming the Chief Executive Officer of the combined company and inviting directors to express their views on the subject.

        On April 19, 2005, representatives of Merrill Lynch, Cinergy's financial advisor, met with representatives of UBS, Duke Energy's financial advisor, at the UBS offices in New York City to discuss the relative valuations of Cinergy and Duke Energy.

        On April 20, 2005, Mr. Rogers met with Mr. Anderson and several members of the Duke Energy board of directors, in Charlotte, North Carolina, prior to a meeting of the Duke Energy board of directors, for the purpose of introducing Mr. Rogers to these directors.

        Later that day, the Duke Energy board of directors held a special meeting to discuss the potential transaction with Cinergy. Duke Energy's management discussed with the Duke Energy board of directors the strategic rationale for the proposed combination, the key terms and conditions of the discussions to that date, the potential financial benefits of the proposed transaction, key merger integration issues and the status and results of due diligence. Representatives of UBS presented their financial analysis of the proposed transaction and discussed the financial implications of the proposed transaction assuming various exchange ratios for Cinergy's shareholders. Representatives of Lazard also attended the meeting and discussed with the board the potential separation of the gas and electric businesses, both on a stand-alone basis and in conjunction with a potential business combination with Cinergy. Duke Energy's outside counsel also attended the meeting and reviewed the duties and obligations of directors in the context of significant transactions such as the proposed transaction with Cinergy. Duke Energy's outside counsel also reviewed the regulatory approvals that would be required to implement the transaction, the process and timing for obtaining such approvals and the implications of being a registered holding company under PUHCA of 1935. Management representatives briefed the Duke Energy board of directors on the synergy analysis performed to date, including the preliminary results of potential operating synergies developed by the management of Duke Energy and Cinergy with the assistance of a third-party consultant, and their preliminary view of the expected synergies from the transaction. At this meeting, the Duke Energy board of directors authorized Duke Energy's management to continue negotiations with Cinergy regarding a potential business combination. The members of Duke Energy's management present at such meeting and the Duke Energy board of directors discussed the ways in which a merger with Cinergy might better position Duke Energy to achieve potential benefits of a separation of its gas and electric businesses, but the Duke Energy board of directors did not take any action regarding the separation of the gas and electric businesses.

        On April 21, 2005, Mr. Anderson sent a further revised term sheet to Mr. Rogers. This term sheet proposed an exchange ratio of 1.55 shares of new holding company common stock for each share of Cinergy common stock. It also indicated that Duke Energy intended to raise its quarterly dividend to $1.24 per share such that Cinergy shareholders would be able to maintain dividend neutrality in the proposed transaction. The term sheet proposed that the board of the combined company would be comprised of ten persons chosen from the existing Duke Energy board of directors and four persons chosen from the existing Cinergy board of directors. It contemplated that Mr. Anderson would be Chairman of the combined company with explicit responsibility and authority for evaluating and, if appropriate, effecting the separation of gas and electric operations. The revised term sheet proposed that Mr. Anderson would remain non-executive Chairman of the combined company for a minimum of one year, that Mr. Rogers would be President and Chief Executive Officer of the combined company, and that a Duke Energy executive would be President and Chief Executive Officer of the combined company's gas operations and would report directly to Mr. Anderson until a decision regarding separation of gas and electric operations was made. In sending this term sheet, Mr. Anderson indicated that the proposed terms were contingent on Cinergy being able to obtain commitments from members of its management team so as to limit the amount of the change in control costs pursuant to the Cinergy benefit and incentive plans and employment agreements applicable to such persons to an acceptable amount.

        On April 22, 2005, Mr. Rogers and Mr. Anderson spoke to discuss the proposed transaction and agreed to speak again following the meeting of the Cinergy board of directors scheduled for April 25, 2005. Also on April 22, representatives of the two companies' outside legal counsel began to discuss issues raised by the draft merger agreement, including, among other matters, fiduciary and breakup fee provisions, covenants describing the level of commitment the parties would make in order to obtain regulatory approval, closing conditions, and the definition of material adverse change.

        On April 25, 2005, the Cinergy board of directors met to discuss the proposed transaction. At this meeting, members of Cinergy management made presentations to the board of directors summarizing their synergies and due diligence analysis of Duke Energy as of that date. Also, representatives of Merrill Lynch, Cinergy's financial advisor, reviewed the financial terms of the proposed transaction based on a range of exchange ratios, and Cinergy's outside legal counsel made a presentation regarding the proposed terms of the draft merger agreement. The Cinergy board of directors authorized management to proceed with negotiations relating to a proposed business combination with Duke Energy.

        Mr. Rogers sent a further revised term sheet to Mr. Anderson on April 26, 2005. That term sheet focused on governance issues, and suggested deferring further discussion on economic issues until completion of additional ongoing due diligence. The term sheet reiterated Cinergy's position that the combined company board should consist of ten persons chosen from the existing Duke Energy board of directors and five persons chosen from the existing Cinergy board of directors. It accepted Duke Energy's proposal that Mr. Anderson would be Chairman of the combined company with explicit responsibility and authority for evaluating and, if appropriate, effecting the separation of gas and electric operations, and clarified that the decision on such a separation would be a decision of the combined company's board. The term sheet also accepted Duke Energy's proposal that Mr. Anderson would remain non-executive Chairman of the combined company for a minimum of one year, but suggested that this would be subject to rearrangement in the event of a separation of the combined company's gas and electric operations. In addition, the term sheet proposed that Mr. Rogers' removal as President and Chief Executive Officer of the combined company would be subject to a supermajority vote of the combined company's board. The term sheet accepted Duke Energy's proposal that a Duke Energy executive would be President and Chief Executive Officer of the combined company's gas operations, but suggested a dual reporting relationship to Mr. Rogers and Mr. Anderson for a period of six months following closing.

        On April 27, 2005, members of Duke Energy's and Cinergy's management and representatives of their respective outside legal counsel met in New York City to discuss issues raised by the draft merger agreement. These discussions focused primarily on the same issues discussed by the parties' outside legal counsel on April 22, and did not include any discussion of economic or governance terms. Also on April 27, Mr. Anderson and Mr. Rogers met in Houston, Texas to discuss the proposed transaction.

This discussion included whether or not the governance provisions of the new company would include any supermajority provisions as suggested by Cinergy. Mr. Anderson indicated that Duke Energy was not willing to include such a provision. Mr. Anderson also reiterated his requirement that members of the Cinergy management team enter into waivers as necessary to limit the amount of the change in control costs pursuant to the Cinergy benefit and incentive plans and employment agreements applicable to such persons to an acceptable amount and that such management team members would otherwise be available for job opportunities in the merged company. Mr. Anderson and Mr. Rogers spoke on April 28, 2005 and agreed to meet at Mr. Anderson's home in Pemaquid, Maine on April 30 in order to continue to seek to resolve these issues.

        During this period, representatives of Cinergy spoke to representatives of Duke Energy to describe the Cinergy change of control provisions and to explain that the potential costs associated with these provisions were expected to be lower than Duke Energy's estimate. In the course of these discussions, representatives of Duke Energy clarified that Duke Energy's primary focus was on retaining members of Cinergy's senior management who might be offered positions with the combined company. For this reason, Duke Energy requested that members of Cinergy's senior management team be asked to waive provisions in their employment agreements that would otherwise entitle them to severance if they were required to move from Cincinnati, Ohio to Charlotte, North Carolina. Mr. Rogers had already indicated to Mr. Anderson that he was willing to enter into such a waiver in connection with his employment as President and Chief Executive Officer of the combined company.

        At the meeting in Pemaquid, Maine on April 30, 2005 and on a call on May 1, 2005, Mr. Rogers and Mr. Anderson continued to discuss these issues. Mr. Anderson requested that Mr. Rogers advise him of Cinergy's plan with respect to Cinergy's change in control provisions by Monday, May 2. Also on April 30, 2005, representatives of Duke Energy sent a revised draft of the merger agreement to Cinergy, reflecting changes resulting from the discussions of the merger agreement on April 27.

        On May 2, 2005, Mr. Rogers sent Mr. Anderson a detailed analysis of Cinergy's change in control provisions, indicating that the costs resulting from the change in control arising from the proposed transaction were expected to be substantially lower than Duke Energy's estimate. It also reflected Mr. Rogers' agreement that, at the time of execution of the merger agreement, his employment agreement would be amended to supersede the "double trigger" provisions of his existing agreement. Mr. Rogers also told Mr. Anderson that he believed that most of the Cinergy executives who would likely be required to relocate to Charlotte if they were offered equivalent positions with the combined company would be willing to amend their employment agreements so that such relocation would not trigger change in control severance benefits. These amendments would also provide that a change in title would not permit those executives to trigger severance benefits, so long as there was no reduction in their responsibilities, authority and reporting relationships. In addition, as part of these amendments, a new provision would be added so that if Mr. Rogers ceased to continue to serve as Chief Executive Officer of the combined company within two years following the closing (other than as a result of the death, disability or termination for cause of Mr. Rogers or Mr. Rogers' voluntary resignation without good reason under his employment agreement), other Cinergy executives who had accepted positions with the combined company would be entitled to trigger their severance benefits at that time. In addition to these proposals with respect to change in control costs, the materials that Mr. Rogers sent to Mr. Anderson suggested alternatives to the supermajority provisions that had previously been discussed. These materials also proposed that senior officers of the new company would be mutually selected by the two companies' Chief Executive Officers, but that in the event the two were divided over any given candidate, Mr. Rogers would have the right to make a final selection.

        Mr. Rogers and Mr. Anderson spoke by phone on the evening of May 2 and on May 3, 2005. Mr. Anderson stated that he wanted more certainty as to the identity of the executives who would enter into the proposed employment agreement amendments. In a written response on May 3, Mr. Anderson also stated that Duke Energy would not agree to any of the alternatives to supermajority provisions suggested by Mr. Rogers. The response accepted Cinergy's proposal with respect to selection of other senior officers, subject to approval by the combined company board of the slate of senior officers. With respect to the requested employment agreement amendments, Mr. Anderson said that Duke Energy requested a waiver for relocation to Houston, Texas as well as to Charlotte.

        On May 4, 2005, Mr. Rogers advised Mr. Anderson by phone that Cinergy would accept Duke Energy's position with respect to the absence of any supermajority or any similar governance provisions regarding possible removal of Mr. Rogers as Chief Executive Officer of the merged company. He also said that he would advise Mr. Anderson as promptly as he could as to the specific Cinergy executives who would be prepared to enter into the employment agreement amendments. In subsequent calls on May 4, 2005, representatives of Cinergy indicated to representatives of Duke Energy that they would also need to have a final negotiation of the exchange ratio for the transaction. The representatives of Duke Energy responded that Duke Energy's proposal of 1.55 shares of Duke Energy Holding common stock for each share of Cinergy common stock was firm. Cinergy's representatives responded that Cinergy would require an increase from that proposal.

        On the evening of May 4, 2005, Mr. Anderson and one other member of the Duke Energy board of directors had dinner in Cincinnati, Ohio, with Mr. Rogers and most of the other members of the Cinergy board of directors. The open issues regarding price and other matters were not discussed at this meeting. At a meeting of the Cinergy board of directors on May 5, the Cinergy directors were updated on the status of the discussions with Duke Energy. Members of management and representatives of Duke Energy and Cinergy also spoke with respect to these matters on May 3 and May 4, 2005.

        On the evening of May 5, 2005 and on May 6, 2005, executives of each of Duke Energy and Cinergy and representatives of their respective financial advisors and outside legal counsel met in New York City to discuss the remaining open issues relating to the merger agreement, as well as the proposed employment agreement amendments to be executed by Cinergy senior executives. In addition, representatives of Duke Energy discussed a proposed term sheet amendment to Mr. Rogers' employment agreement with Mr. Rogers' personal legal counsel and with Cinergy's outside legal counsel.

        Later on May 6, 2005, Mr. Rogers and Mr. Anderson spoke by phone, at which time Mr. Anderson stated that he would be willing to raise the proposed exchange ratio to 1.56 shares of Duke Energy Holding common stock for each share of Cinergy common stock. Mr. Rogers responded that he would be willing to recommend an exchange ratio of 1.58 to the Cinergy board of directors, but Mr. Anderson said that Duke Energy would be unwilling to make any further increase in the exchange ratio from 1.56. On the morning of May 7, representatives of Duke Energy sent a revised merger agreement to Cinergy.

        On May 7, 2005, the Cinergy board of directors met to consider the proposed transaction. At this meeting, members of Cinergy management made presentations to the Cinergy board of directors regarding the proposed transaction, and summarized their updated synergies and due diligence analysis regarding Duke Energy. Representatives of Merrill Lynch, Cinergy's financial advisor, reviewed the financial terms of the proposed transaction using a range of exchange ratios. The representatives of Merrill Lynch indicated that, although Cinergy was continuing to seek an increase in this proposed exchange ratio of 1.56, Merrill Lynch would be prepared to deliver to the Cinergy board of directors its opinion as to the fairness of the proposed 1.56 exchange ratio or at any higher exchange ratio, subject to review of definitive terms. Cinergy's outside legal counsel made a presentation regarding the proposed terms of the merger agreement, the proposed changes to the employment agreements of Mr. Rogers and other members of senior management and the interests of Mr. Rogers and other Cinergy executives arising from a transaction that would be characterized as a change in control under Cinergy's benefit and incentive plans and the executives' employment agreements. Following these presentations and discussion of the proposed transaction, the Cinergy board of directors requested that

Mr. Rogers continue to seek an increase in the proposed exchange ratio, and agreed to convene by telephone the next morning to make a final decision on the proposed transaction. Following the Cinergy board meeting, Mr. Rogers spoke with Mr. Anderson and said that the Cinergy board of directors requested an increase in Duke Energy's proposed exchange ratio. Mr. Anderson replied that Duke Energy's proposed exchange ratio of 1.56 was final and would not be increased.

        On the afternoon of May 7, 2005, at a special meeting, the Duke Energy board of directors met in person in Charlotte, North Carolina to discuss the merger agreement, the mergers and the proposed terms and conditions of the term sheet to Mr. Rogers' employment agreement with the combined company. At this meeting, Duke Energy's management presented reports to the Duke Energy board of directors supplementing the reports made at the special meeting held on April 20, 2005, and reviewed with the Duke Energy board of directors the status of due diligence, an update on the synergies analysis, the resolution of change in control costs associated with Cinergy's senior management, and regulatory approvals required for the transaction.

        Duke Energy's general counsel, with assistance from Duke Energy's outside counsel, led the Duke Energy board of directors through a detailed review of the terms and conditions of the merger agreement, amendments to the employment agreements of certain executive officers of Cinergy and the terms and conditions of the term sheet with respect to Mr. Rogers' employment agreement with the combined company. In addition, Duke Energy's financial advisor, UBS, and Lazard, who was engaged to provide a financial opinion with respect to the proposed mergers, discussed the proposed mergers and rendered opinions to the effect that, as of such date and based upon and subject to the assumptions made, matters considered and qualifications and limitations on the review undertaken set forth in their respective opinions, the exchange ratio of 1.56 shares of Duke Energy Holding common stock for each share of Cinergy common stock in the Cinergy merger was fair from a financial point of view to Duke Energy. See "—Fairness Opinions Presented to the Duke Energy Board of Directors" beginning on page 64. The members of the Duke Energy board of directors considered and discussed the various presentations made at the meeting and at prior meetings. After considering these matters, the Duke Energy board of directors unanimously approved the proposed transaction and authorized Duke Energy's management to conclude negotiations and execute the merger agreement on the terms described to the Duke Energy board of directors.

        Mr. Anderson called Mr. Rogers at the conclusion of the Duke Energy board meeting and indicated that the Duke Energy board of directors had approved the transaction, but had not approved an exchange ratio higher than 1.56. Mr. Rogers indicated at the conclusion of the call that he was prepared to recommend to the Cinergy board of directors that they approve the merger at that exchange ratio. Later that day, representatives of Cinergy sent a revised draft of the merger agreement to Duke Energy.

        At a meeting of the Cinergy board of directors on May 8, 2005, Mr. Rogers advised the Cinergy board of directors that Duke Energy was unwilling to increase the proposed exchange ratio. At that meeting, representatives of Merrill Lynch delivered to the Cinergy board of directors its opinion to the effect that, as of that date and based upon the assumptions made, matters considered and limits of review set forth in its opinion, the exchange ratio of 1.56 pursuant to the Cinergy merger was fair, from a financial point of view, to the holders of Cinergy common stock. See "—Opinion of Cinergy's Financial Advisor" beginning on page 89. Following further discussion, the Cinergy board of directors unanimously approved the proposed transaction and authorized management to conclude negotiations and execute the merger agreement on the terms described to the Cinergy board of directors. Members of management and representatives of Duke Energy and Cinergy met in New York City for the balance of the day to finalize the merger agreement. Representatives of Duke Energy also worked with Mr. Rogers' legal counsel to finalize the term sheet amending Mr. Rogers' employment agreement. In addition, representatives of Cinergy advised representatives of Duke Energy that subject to execution of the merger agreement, ten members of Cinergy's senior management had executed the employment agreement amendments requested by Duke Energy, of whom two identified by Duke Energy had included a provision that relocation to Houston, Texas, as well as Charlotte, North Carolina, would not permit the executive to trigger severance benefits so long as the executive was offered an equivalent position with the combined company.

        After the merger agreement was finalized, Duke Energy and Cinergy executed the merger agreement on the evening of May 8, 2005. In addition, Duke Energy, Cinergy and Mr. Rogers executed the term sheet to amend Mr. Rogers' employment agreement, and Cinergy delivered to Duke Energy the employment agreement amendments executed by the ten other Cinergy executives. The execution of the merger agreement was publicly announced on the morning of May 9, 2005.

Duke Energy's Reasons for the Mergers and Recommendation of Duke Energy's Board of Directors

        The Duke Energy board of directors has unanimously approved the merger agreement, has unanimously determined that the merger agreement and the transactions contemplated thereby, including the mergers, are advisable, fair to and in the best interests of Duke Energy and the holders of Duke Energy common stock, and unanimously recommends that Duke Energy shareholders vote FOR the proposal to approve the merger agreement.

        In reaching its determination to recommend the approval of the merger agreement and the mergers, the Duke Energy board of directors consulted with management, as well as UBS, Duke Energy's financial advisor, and Lazard, who was engaged to provide a financial opinion to the Duke Energy board of directors with respect to the mergers, and Duke Energy's internal and outside legal counsel, and considered various material factors, which are discussed below. The following discussion of the information and factors considered by the Duke Energy board of directors is not intended to be exhaustive. In view of the wide variety of factors considered in connection with the mergers, the Duke Energy board of directors did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific material factors it considered in reaching its decision. In addition, individual members of the Duke Energy board of directors may have given different weight to different factors. The Duke Energy board of directors considered this information and these factors as a whole, and overall considered the relevant information and factors to be favorable to, and in support of, its determinations and recommendations. Among the material information and factors considered by the Duke Energy board of directors were the following:

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  Strategic Considerations. The Duke Energy board of directors considered a number of factors pertaining to the strategic rationale for the mergers, including the following:

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  Increased Scale and Scope with Stand-alone Strength. The Duke Energy board of directors considered that the mergers will create one of the largest integrated utility companies in the United States with assets of over $70 billion calculated on a pro forma historical basis. The electric and gas businesses of the combined company will have stand-alone scale. Based on implied market capitalization, the electric business would be one of the top five in the United States. The gas business, which is comprised primarily of Duke Energy's gas operations, would continue to be the largest in North America. The Duke Energy board of directors considered that the increased scale and diversity of the combined company's operations are expected to provide additional financial stability. Furthermore, the additional scale of both the electric and gas businesses may provide additional options for future potential strategic alternatives, including the option to separate the gas and electric businesses. The Duke Energy board of directors considered that the mergers would not adversely affect the ability of the combined company to separate the gas and electric businesses. Duke Energy's management is currently evaluating the benefits, costs and feasibility of separating the gas and electric businesses of the combined company. No decision has been made by Duke Energy's management or the Duke Energy board of directors with respect to such separation, and Duke Energy may or may not ultimately decide to proceed with the separation of such businesses.

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  Stronger Utility Business Platform. The Duke Energy board of directors considered that the mergers will create a combined company with greater diversification of regulatory regimes and more balance in its electric business. By extending its operations across more states, the mergers will diversify Duke Energy's regulatory risk by subjecting the combined company's utility operations to the jurisdiction of multiple state regulators rather than only North Carolina and South Carolina. The combined company will own a stronger portfolio of utility businesses with 3.7 million retail electric customers and 1.7 million retail gas customers in North Carolina, South Carolina, Ontario, Canada, Ohio, Kentucky and Indiana. The retail electric businesses will have more than 25,000 megawatts of generation and broad operational and regulatory experience. The Duke Energy board of directors considered that the mergers will result in a greater contribution of more stable, regulated earnings from the regulated businesses of the combined company.

    •
    Stronger Merchant Power Business. In considering the approval of the merger agreement, the Duke Energy board of directors believed that the combined merchant power operation will benefit from increased fuel and market diversity. The Duke Energy board of directors also considered that Cinergy's coal-fired generation in the midwest would complement Duke Energy's gas-fired generation in that region. The Duke Energy board of directors also considered that the consolidation of the trading and marketing units and midwestern merchant generating fleets should enhance scale and efficiencies, reducing the cost structure of merchant operations and that the mergers, including the benefit of the expected synergies, were expected to result in accelerating the achievement of profitability at DENA. The Duke Energy board of directors also considered that a more balanced combined merchant power business would be better positioned to take advantage of future opportunities in the electric wholesale market.

      Following the public announcement of the mergers, Duke Energy's management continued to evaluate various options for the sustainability of DENA. On September 13, 2005, the Duke Energy board of directors approved a plan to pursue the sale or other disposition of substantially all of DENA's physical and commercial assets outside the Midwestern United States, which include approximately 6,200 megawatts of power generation located primarily in the Northeast and Western United States, as well as forward gas and power, gas transportation, storage, structured power and other contracts. Duke Energy's management and the Duke Energy board of directors believe that the disposition is the best option for the DENA assets from a standpoint of maximizing shareholder value. DENA's assets subject to the disposition plan are expected to be sold or otherwise disposed of within 12 months from the date Duke Energy's board of directors approved the plan. See "Recent Developments" on page 37 for a description of the transactions entered into in furtherance of the DENA disposition plan.

      By letter dated September 16, 2005, Cinergy consented to the decision by the Duke Energy board of directors to implement the disposition plan for DENA's assets and the announcement thereof. The disposition plan for DENA's assets described above does not include DENA's existing generation assets in the Midwestern United States which are expected to be transferred to Cincinnati Gas & Electric (CG&E) pursuant to the terms of the merger agreement and combined with Cinergy's commercial operations.

      Accordingly, following completion of the mergers it is expected that the combined company will have approximately 9,875 megawatts of unregulated generation, primarily located in the Midwestern United States.

    •
    Shared Vision. The Duke Energy board of directors considered that Duke Energy and Cinergy share a common vision of the future of consolidation in the utility sector and the present and future effect of deregulation on energy companies. Duke Energy believes this shared vision will better enable the combined company to effectively implement its business plan following consummation of the mergers.

    •
    Complementary Positions in the Midwest. The Duke Energy board of directors considered that the combined company will have a more balanced portfolio in midwestern power markets, reflecting the net short position at CG&E and the net long position at DENA.

    •
    Combined Expertise. The Duke Energy board of directors considered that the mergers will combine complementary areas of expertise, particularly among senior management of each company. The combined company is expected to be able to draw upon the intellectual capital, technical expertise, and experience of a deeper, more diverse workforce.

    •
    Common Regulatory Framework. The Duke Energy board of directors considered that the regulatory frameworks applicable to the combined companies' franchised service areas are generally favorable, diversify regulatory risk as identified above, and provide additional scale for the two companies' expertise in dealing with the complexities of regulation and the interplay of regulation and deregulation at state and federal levels.

    •
    Impact on Customers. The Duke Energy board of directors considered that the mergers would have a favorable impact on Duke Energy's customers. Specifically, the mergers should benefit customers through operating efficiencies and strengthened reliability. The combined company will also benefit from each company's commitment to customer service.

    •
    Customer Diversity. The Duke Energy board of directors considered that the mergers would result in regulated and non-regulated operations with greater customer diversity resulting in reduced sensitivity to short-term business volatility arising from economic, weather or other factors.

  •
  Significant Cost Savings and Synergies. The Duke Energy board of directors considered that the combined company will offer both strategic and financial advantages in serving the energy marketplace. The Duke Energy board considered that, not including implementation costs, the combination was expected to generate approximately $400 million in annual gross synergies—when fully realized in year three—from corporate activities, regulated utilities and non-regulated marketing, trading and generation businesses. These cost savings will result from elimination of duplicate spending and overlapping functions, improved sourcing strategies, avoidance of planned expenditures and the consolidation of non-regulated business unit operations. Specifically, approximately 50% of the total cost savings in the transaction are expected to result from total workforce reductions of approximately 1,500 employees. The remaining cost savings are expected to come from a reduction in costs relating to supply chain, information technology, corporate administrative and general, and non-staffing costs associated with the combined company's unregulated businesses. The Duke Energy board of directors noted that expected cost savings and synergies are estimates, that they may change and that achieving the expected cost savings and synergies is subject to a number of risks and uncertainties. The chart below illustrates the cost savings and synergies estimated for years one through four as well as the estimated implementation costs as estimated as of May 7, 2005 considered by the Duke Energy board of directors. The cost savings illustrated below are expected to relate approximately 50% to the non-regulated businesses and approximately 50% to the regulated businesses. These estimated cost savings are shown before sharing between customers and shareholders.

Year	Cost Savings and Synergies ($mm)	Implementation Costs ($mm)
1	$275	$425
2	$350	$175
3	$400	$50
4	$425	$40

    It is expected that approximately 40% of the estimated implementation costs above will be treated as expenses for accounting purposes and approximately 60% of these costs will be capitalized. The Duke Energy board of directors noted that expected cost savings, synergies and implementation costs are estimates, that they may change and that achieving the expected cost savings and synergies is subject to a number of risks and uncertainties.

    Subsequent to the Duke Energy board of directors' approval of the merger agreement, additional analysis led to further refinement of the cost savings analysis such that the mergers were expected to generate approximately $440 million in annual gross synergies when realized in year three. On September 13, 2005, the Duke Energy board of directors approved a plan to pursue the sale or other disposition of DENA's physical and commercial assets outside of the Midwestern United States. In connection with the implementation of this plan, it is expected that, of the aggregate cost savings of approximately $440 million described above, approximately $130 million of the cost savings relate to DENA's assets and will be realized whether or not the mergers are consummated. Accordingly, the mergers are now expected to generate approximately $310 million in annual gross synergies when fully realized in year three.

  •
  Share Price; Tax Free Exchange. The Duke Energy board of directors took note of the historical stock prices of Duke Energy and Cinergy, including that the exchange ratio for Cinergy's shareholders represented a 13.4% premium over the closing price of Cinergy's common stock on May 6, 2005. The Duke Energy board of directors also took into account the fact that the mergers are intended to be tax-free to the holders of Duke Energy common stock.

  •
  Financial Considerations. The Duke Energy board of directors considered the earnings, cash flow, balance sheet and dividend impact of the mergers. The Duke Energy board of directors also considered historical financial performance of Cinergy as well as historical stock market information. The Duke Energy board of directors noted that the mergers are expected to be accretive to earnings per share after factoring in synergies and ignoring the one time costs related to the mergers. The Duke Energy board of directors further considered the impact on cash flow resulting from a combination and also noted the impact on the balance sheet. The Duke Energy board of directors further considered that Duke Energy's annual dividend would be increased in connection with the transaction to $1.24, an increase of 12.7% over the then-current annual dividend paid by Duke Energy to its shareholders.

  Subsequent to the Duke Energy board of directors' approval of the merger agreement, Duke Energy and Cinergy agreed in state regulatory approval proceedings to accelerated rate reductions related to the sharing of merger cost savings. Primarily as a result of such accelerated reductions, the mergers are now expected to be dilutive for the remainder of 2006 following consummation of the mergers. Revised projections indicate that ongoing earnings per diluted share for the combined company are expected to be accretive beginning in 2007.

  •
  Impact on Credit Profile. The Duke Energy board of directors considered certain selected credit metrics of the combined company on a pro forma basis as compared to those of Duke Energy on a stand-alone basis. The Duke Energy board of directors noted that there was not a material change in the consolidated metrics relative to the projected stand-alone metrics and therefore did not expect a change in the credit profile of the combined company.

  •
  Impact of the Mergers on Communities. The Duke Energy board of directors evaluated the expected impact of the mergers on the communities in which Duke Energy and Cinergy are located and which they serve. In particular, the Duke Energy board of directors believes the mergers will benefit the municipalities served by the combined company by creating a strong combined company able to provide more reliable service with operating headquarters in Charlotte, Cincinnati, Houston, Denver, Plainfield (Indiana) and Chatham (Ontario). In

    addition, the companies expect to maintain their substantial presence in the cities and communities they serve including significant charitable contributions.

  •
  Fairness Opinions Presented to the Duke Energy Board of Directors. The Duke Energy board of directors considered the financial analyses of UBS presented to the Duke Energy board of directors on May 7, 2005 and the opinion of UBS, dated May 7, 2005, to the Duke Energy board of directors as to the fairness, from a financial point of view to Duke Energy of the Cinergy exchange ratio in the mergers as of the date of the opinion, as more fully described below under the caption "—Fairness Opinions Presented to the Duke Energy Board of Directors" beginning on page 64. The Duke board of directors also considered the financial analyses of Lazard with respect to the mergers, presented to the Duke Energy board of directors on May 7, 2005 and the opinion of Lazard delivered to the Duke Energy board of directors that, as of the date of such opinion, and based upon and subject to the various factors, assumptions, limitations and qualifications set forth in such opinion, the exchange ratio of 1.56 shares of Duke Energy Holding common stock for each share of Cinergy common stock was fair, from a financial point of view, to Duke Energy. The full text of these opinions setting forth the assumptions made, procedures followed, matters considered and limitations on the reviews undertaken in connection with such opinions are attached as Annex B and Annex C to this joint proxy statement/prospectus. See "—Fairness Opinions Presented to the Duke Energy Board of Directors" beginning of page 64.

  •
  Recommendation of Management. The Duke Energy board of directors considered management's recommendation in support of the mergers.

  •
  Terms of the Merger Agreement. The Duke Energy board of directors reviewed the terms of the merger agreement, including the representations and warranties, obligations and rights of the parties under the merger agreement, the conditions to each party's obligation to complete the mergers, the instances in which each party is permitted to terminate the merger agreement and the related termination fees payable by each party in the event of termination of the merger agreement under specified circumstances. See "The Merger Agreement" beginning on page 126 for a detailed discussion of the terms and conditions of the merger agreement.

  •
  Due Diligence. The Duke Energy board of directors considered the scope of the due diligence investigation conducted by management and Duke Energy's outside advisors and evaluated the results thereof.

  •
  Corporate Governance. The Duke Energy board of directors considered the corporate governance provisions of the proposed certificate of incorporation and by-laws of Duke Energy Holding and that the Duke Energy Holding board of directors would be composed of ten former Duke directors and five former Cinergy directors upon closing of the mergers.

  •
  Employment Matters. The Duke Energy board of directors considered the provisions of the term sheet governing Mr. Rogers' proposed amendment to his employment agreement with Duke Energy Holding and the amendments to employment agreements that approximately ten Cinergy executives had committed to sign. The Duke Energy board of directors also considered the methodology for selecting the 25 most senior officers of Duke Energy Holding.

  •
  Continuation of Duke Energy Name and Headquarters. The Duke Energy board of directors considered that Duke Energy Holding would be renamed Duke Energy Corporation upon closing of the mergers and that the headquarters of the combined company would be in Charlotte, North Carolina. The Duke Energy board of directors also considered that the merger agreement provided that each company's utility headquarters would remain in their present locations.

        The Duke Energy board of directors also considered the potential risks of the mergers, including the following:

  •
  Fixed Exchange Ratio. The Duke Energy board of directors considered that the fixed exchange ratio would not adjust downwards to compensate for declines in the price of Cinergy common stock prior to the closing of the mergers, and that the terms of the merger agreement did not include termination rights triggered expressly by a decrease in value of Cinergy due to a decline in the market price of Cinergy's common stock. The Duke Energy board of directors determined that this structure was appropriate and the risk acceptable in view of: the Duke Energy board of directors' focus on the relative intrinsic values and financial performance of Duke and Cinergy and the percentage of the combined company to be owned by former holders of Duke Energy common stock; and the inclusion in the merger agreement of other structural protections such as the ability to terminate the merger agreement in the event of a material adverse change in Cinergy's business.

  •
  Cinergy Business Risks. The Duke Energy board of directors considered certain risks inherent in Cinergy's business and operations, including risks relating to future rates and returns associated with Cinergy's regulated business operations, Cinergy's Commercial Business Unit and Cinergy's environmental and other contingent liabilities. Based on reports of management and outside advisors regarding the due diligence process, the Duke Energy board of directors believed that these risks were manageable as part of the ongoing business of the combined company.

  •
  Regulatory Approvals. The Duke Energy board of directors considered the extensive regulatory approvals required to complete the mergers and the risk that governmental authorities and third parties might seek to impose unfavorable terms or conditions on the required approvals or that such approvals may not be obtained at all. The Duke Energy board of directors further considered the potential length of the regulatory approval process and the period of time Duke Energy may be subject to the merger agreement.

  •
  Regulation under PUHCA of 1935. The Duke Energy board of directors considered that the transaction would require Duke Energy to register as a holding company and become subject to regulation under PUHCA of 1935. The Duke Energy board of directors considered the increased costs, risks and modifications in Duke's operations inherent in complying with PUHCA of 1935 and the restrictions and limitations PUHCA of 1935 may impose on Duke Energy's retention of certain non-utility assets. However, since the date of the Duke Energy board of directors' decision, PUHCA of 1935 was repealed effective February 8, 2006 and is therefore no longer relevant to the mergers.

  •
  Restrictions on Interim Operations. The Duke Energy board of directors considered the provisions of the merger agreement placing restrictions on Duke Energy's operations until completion of the mergers, and the extent of those restrictions as negotiated between the parties.

  •
  Termination Fee. The Duke Energy board of directors considered the risk of the provisions of the merger agreement relating to the potential payment of a termination fee of $500 million or expenses of $35 million to Cinergy under certain circumstances. See "The Merger Agreement" beginning on page 126 for further information.

  •
  Integration. The Duke Energy board of directors evaluated the challenges inherent in the combination of two business enterprises of the size and scope of Duke and Cinergy, including the possibility the anticipated cost savings and synergies and other benefits sought to be obtained from the mergers might not be achieved in the time frame contemplated or at all.

  •
  Personnel. The Duke Energy board of directors considered the adverse impact that business uncertainty pending completion of the mergers could have on the ability to attract, retain and motivate key personnel until the mergers are completed. The Duke Energy board of directors also considered the level and impact of job reductions as a result of transaction related synergies.

        The Duke Energy board of directors believed that, overall, the potential benefits of the mergers to Duke Energy and Duke Energy's shareholders outweighed the risks, many of which are mentioned above.

        The Duke Energy board of directors realized that there can be no assurance about future results, including results considered or expected as described in the factors listed above. It should be noted that this explanation of Duke Energy board of directors' reasoning and all other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading "Forward-Looking Statements."

Fairness Opinions Presented to the Duke Energy Board of Directors

        Duke Energy's board of directors engaged two financial advisory firms in connection with the mergers. Duke Energy retained UBS Securities LLC to act as its financial advisor in connection with the mergers and in such capacity to provide financial and market related advice and assistance as mutually agreed upon by Duke Energy and UBS, including assisting Duke Energy and its board of directors in analyzing, structuring and negotiating the financial aspects of the mergers. Duke Energy's board of directors also retained UBS to render an opinion, to the board of directors, of the fairness to Duke Energy, from a financial point of view, of the Cinergy exchange ratio in the Cinergy merger. Duke Energy retained Lazard Frères & Co. LLC in connection with the mergers to render an opinion as to the fairness of the financial terms of the transactions contemplated by the merger agreement. Duke Energy retained both financial advisory firms because it believed that the use of two separate firms would maximize the Duke Energy's ability to consider and pursue potential strategic alternatives and the Duke Energy board of directors desired to have the advice and expertise of both firms in determining whether to approve the merger agreement and recommend the merger agreement and the mergers to shareholders.

  Opinion of UBS Securities LLC

        UBS acted as financial advisor to the board of directors of Duke Energy in connection with the mergers and evaluated the fairness to Duke Energy, from a financial point of view, of the Cinergy exchange ratio in the mergers. Duke Energy's board of directors selected UBS as its financial advisor in connection with the mergers because UBS is an internationally recognized investment banking firm with substantial experience in similar transactions. UBS rendered its opinion to the Duke Energy board of directors that, as of May 7, 2005, and based on and subject to various assumptions made, procedures followed, matters considered and limitations described in the opinion, the Cinergy exchange ratio in the Cinergy merger was fair, from a financial point of view, to Duke Energy.

        The full text of UBS' opinion, dated as of May 7, 2005, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS, is attached as Annex B and is incorporated by reference into this document. UBS' opinion is directed only to the fairness to Duke Energy, from a financial point of view, of the Cinergy exchange ratio in the mergers, and does not address any other aspect of the mergers. Holders of Duke Energy common stock are urged to read the opinion carefully and in its entirety. This summary is qualified in its entirety by reference to the full text of the opinion attached as Annex B to this joint proxy statement/prospectus.

        UBS' opinion did not address Duke Energy's underlying business decision to effect the mergers, nor did it constitute a recommendation to any shareholder of Duke Energy as to how such shareholder should vote or act with respect to the mergers or any other matter. At the direction of the Duke Energy board of directors, UBS was neither asked to, nor did it, offer any opinion as to the material terms of the merger agreement or the form of the mergers. UBS expressed no opinion as to what the value of Duke Energy Holding common stock will be when issued pursuant to the merger agreement or the prices at which Duke Energy common stock, Cinergy common stock or Duke Energy Holding common stock will trade in the future. In rendering its opinion, UBS assumed, with the consent of the Duke Energy board of directors, that the final executed form of the merger agreement did not differ in any material respect from the draft dated May 7, 2005 that UBS examined and that Duke Energy and Cinergy will comply with all the material terms of the merger agreement (without waiver, modification or amendment in any material respect).

        In arriving at its opinion, UBS, among other things:

  •
  reviewed certain publicly available business and historical financial information relating to Duke Energy and Cinergy;

  •
  reviewed certain internal financial information and other data relating to the business and financial prospects of Duke Energy, including estimates and financial forecasts prepared by management of Duke Energy, that were provided to UBS by Duke Energy and were not publicly available;

  •
  reviewed certain internal financial information and other data relating to the business and financial prospects of Cinergy, including estimates and financial forecasts prepared by management of Cinergy as adjusted by management of Duke Energy, that were provided to UBS and were not publicly available;

  •
  reviewed certain estimates of cost savings and synergies expected to result from the mergers and related expenses as prepared by Duke Energy management and furnished to UBS by Duke Energy (Synergies);

  •
  conducted discussions with members of the senior managements of Duke Energy and Cinergy concerning the businesses and financial prospects of Duke Energy and Cinergy and the Synergies;

  •
  reviewed publicly available financial and stock market data with respect to certain other companies in lines of business UBS believed to be generally comparable to those of Duke Energy and Cinergy;

  •
  compared the financial terms of the mergers with the publicly available financial terms of certain other transactions which UBS believed to be generally relevant;

  •
  considered certain pro forma effects of the mergers on Duke Energy's and Duke Energy Holding's financial statements;

  •
  reviewed a draft of the merger agreement dated May 7, 2005; and

  •
  conducted such other financial studies, analyses and investigations, and considered such other information, as UBS deemed necessary or appropriate.

        In connection with its review, with the consent of the Duke Energy board of directors, UBS did not assume any responsibility for independent verification of any of the information reviewed by UBS for the purpose of its opinion and relied on such information being complete and accurate in all material respects. In addition, with the consent of the Duke Energy board of directors, UBS did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Duke Energy or Cinergy, nor was it furnished with any such evaluation or appraisal. With respect to the financial forecasts, estimates, pro forma effects and Synergies referred to above, UBS assumed, at the direction of the Duke Energy board of directors, that they had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Duke Energy. In addition, at the direction of the Duke Energy board of directors, UBS assumed that the future financial results referred to above will be achieved and the Synergies will be realized at the times and in the amounts projected by Duke Energy management. UBS assumed, with the consent of the Duke Energy board of directors, that the mergers will qualify as a tax-free reorganization for U.S. federal income tax purposes. UBS also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the transactions contemplated by the merger agreement would be obtained without any material adverse effect on Duke Energy, Cinergy, Duke Energy Holding and/or the mergers. UBS' opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to UBS as of, May 7, 2005.

        UBS and its affiliates, as part of their investment banking and financial advisory business, are continuously engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes.

        In the past, UBS and its predecessors have provided investment banking services to Duke Energy and Cinergy and received customary compensation for the rendering of such services. In 2003, 2004 and 2005, Duke Energy paid to UBS an aggregate of approximately $5.6 million in fees for such investment banking services and reimbursed UBS for any expenses it incurred. As of May 7, 2005, UBS was a lender to Cinergy in two outstanding credit facilities and was providing financial advisory services to Cinergy unrelated to the mergers. In the ordinary course of business, UBS and its successors and affiliates may trade and have traded securities of Duke Energy or Cinergy for their own accounts and the accounts of their customers, and, accordingly, may at any time hold long or short positions in such securities.

        Pursuant to a letter agreement dated April 19, 2005, Duke Energy engaged UBS to act as its financial advisor in connection with the contemplated transaction. Pursuant to the terms of this engagement letter, Duke Energy paid UBS an opinion/announcement fee of $4,500,000 which became payable upon the public announcement of the execution of the merger agreement. Duke Energy has also agreed to pay UBS a shareholder approval fee of $4,500,000 upon the approval of the mergers by both Duke Energy's shareholders and Cinergy's shareholders and a transaction fee of up to $7,750,000, where $3,000,000 is payable at Duke Energy's sole discretion, upon the closing of the mergers. In addition, Duke Energy has agreed to pay UBS a termination fee equal to the lesser of (i) 75% of the sum of (a) $4,750,000, (b) to the extent not already paid, the opinion/announcement fee and (c) to the extent not already paid, the shareholder approval fee, or (ii) 10% of any break-up or similar fee and expense reimbursement received by Duke Energy from Cinergy in connection with the termination of the merger agreement. Duke Energy has also agreed to reimburse UBS for its reasonable expenses, including attorneys' fees and disbursements, and to indemnify UBS and related persons against various liabilities, including certain liabilities under the federal securities laws.

  Financial Analyses used by UBS

        The following is a summary of the material financial analyses used by UBS in connection with rendering the opinions described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by UBS. The order of analyses described does not represent relative importance or weight given to those analyses by UBS. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of the financial analyses of UBS. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before May 6, 2005 and is not necessarily indicative of current market conditions.

        Historical Stock Trading Analysis and Relative Trading.    UBS reviewed the historical trading prices for shares of Duke Energy common stock and Cinergy common stock for the three-year period from May 6, 2002 to May 6, 2005 and the one-year period from May 6, 2004 to May 6, 2005 to provide background information on the prices at which Duke Energy and Cinergy common stock have historically traded. For perspective on the relative prices at which Duke Energy and Cinergy common stock have historically traded, UBS analyzed the historical trading ratio between Duke Energy common stock and Cinergy common stock based on the closing market share price of Cinergy common stock relative to the closing market share price of Duke Energy common stock for the one-year period from May 6, 2004 to May 6, 2005 as well as various other periods within this one-year period. UBS also compared the historical trading ratio between Duke Energy common stock and Cinergy common stock to the exchange ratio of 1.56 Duke Energy Holding common shares to be paid to holders of Cinergy common stock pursuant to the Merger Agreement. The results of this analysis are summarized in the following table:

	Duke Energy Common Shares per Cinergy Common Share
Day/Period	Trading Ratio (x)	Premium at 1.56 Exchange Ratio
May 6, 2005 (current)	1.375	13.4%
10-day average	1.372	13.7
1-month average	1.386	12.6
3-month average	1.411	10.6

        Selected Companies Analysis.    UBS analyzed and compared certain financial information, ratios and valuation multiples for Cinergy implied by the exchange ratio of 1.56 shares of Duke Energy Holding common stock to corresponding financial information, ratios and public market valuation multiples for selected publicly traded electric utility companies, including Duke Energy, with businesses and operations that, for purposes of analysis, could be considered similar to businesses and operations of Cinergy in certain respects. The following companies were used by UBS for comparison in this analysis, which we refer to as the selected Electric Utility Companies:

  •
  Ameren Corp.

  •
  American Electric Power

  •
  Dominion Resources, Inc.

  •
  Entergy Corporation

  •
  Exelon Corporation

  •
  FPL Group, Inc.

  •
  PPL Corporation

  •
  Progress Energy

  •
  Southern Company

        In addition, UBS analyzed and compared certain financial information, ratios and public market valuation multiples for Duke Energy to corresponding financial information, ratios and public market valuation multiples for the following selected publicly traded companies, which we refer to as the Integrated Utility Companies:

  •
  Ameren Corp.

  •
  American Electric Power

  •
  Centerpoint Energy

  •
  Dominion Resources, Inc.

  •
  Entergy Corporation

  •
  Exelon Corporation

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  FPL Group, Inc.

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  Nisource Inc.

  •
  PPL Corporation

  •
  Progress Energy

  •
  Southern Company

        UBS used closing stock prices for Duke Energy, Cinergy, the selected Electric Utility Companies and the Integrated Utility Companies as of May 6, 2005. With respect to Duke Energy, Cinergy, the selected Electric Utility Companies and the Integrated Utility Companies, UBS calculated:

  •
  the enterprise value, which is the market value of common equity, plus the book value of debt, plus the book value of minority interests, plus preferred stock, plus capital lease obligations, less cash and cash equivalents and equity in affiliates, as a multiple of the last twelve months (LTM) and estimated 2005 EBITDA (earnings before interest, taxes, depreciation and amortization);

  •
  the equity value as a multiple of estimated 2005 and 2006 net income and book value;

  •
  the indicated dividend yield;

  •
  the projected ratio of dividends per share to earnings per share (the payout ratio); and

  •
  the net debt to capital ratio.

        Historical financial results utilized by UBS for purposes of this analysis were based upon information contained in the applicable company's latest publicly available financial statements, projected financial data was based on IBES (a data source that compiles estimates issued by security analysts) consensus estimates as of May 6, 2005. The balance sheet information for Duke Energy was adjusted to reflect the Duke Energy Field Services (DEFS) restructuring transactions announced in February 2005, based on publicly available information. For the selected companies, LTM refers to the latest twelve-month period available from the most recently publicly available information as of March 31, 2005. For purposes of this analysis, the Cinergy projected net income was adjusted to exclude the net earnings contribution from Cinergy's synthetic fuel production facilities, which are referred to collectively as the Cinergy synthetic fuel facility. These net earnings, which include the facility's operating losses and the tax credits under Section 29 of the Code, were excluded for valuation purposes, as the related tax credits, which expire at the end of 2007, represent a temporary contribution to earnings.

        Although the selected companies were used for comparison purposes, no selected company is either identical or directly comparable to the businesses of Duke Energy or Cinergy. Accordingly, UBS' comparison of the selected companies to Duke Energy and Cinergy and analysis of the results of these comparisons was not purely mathematical, but instead necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the analysis of the relative values of the selected companies and of Duke Energy and Cinergy.

        The results of these analyses are summarized in the following table:

	Enterprise Value as Multiple of:		Equity Value as Multiple of:
						Indicated Dividend Yield (%)
	LTM EBITDA (x)	2005E EBITDA (x)	2005E Net Income (x)	2006E Net Income (x)	Book Value (x)		Projected Payout Ratio (%)	Net Debt/ Capital (%)
Electric Utility Companies
Maximum	10.4	10.4	17.1	16.2	3.4	5.6	82.7	61.6
Median	8.7	8.4	15.5	14.4	2.0	3.8	55.9	57.1
Mean	8.8	8.4	15.1	14.3	2.1	4.0	60.1	56.4
Minimum	7.6	7.1	13.5	12.4	1.4	3.0	45.0	48.9
Duke Energy	10.1	8.3	18.9	17.3	1.7	3.7	71.0	50.0
Cinergy at May 6, 2005 Market Price	9.9	8.4	15.8	14.2	1.8	4.8	75.3	51.2
Cinergy at 1.56 Exchange Ratio	10.8	9.1	18.0	16.1	2.0	4.2	75.3	51.2
Integrated Utility Companies
Maximum	10.3	10.4	18.7	16.2	3.4	5.6	82.7	88.2
Median	8.6	8.4	15.7	14.2	2.0	3.8	57.9	57.1
Mean	8.6	8.3	15.5	14.1	2.2	3.9	60.4	58.9
Minimum	7.5	7.1	13.5	12.4	1.3	3.0	45.0	48.9
Duke Energy	10.1	8.3	18.9	17.3	1.7	3.7	71.0	50.0

Source: SEC filings, FactSet, Bloomberg, IBES

        Selected Transactions Analysis.    UBS analyzed and compared the valuation multiples of Cinergy implied by the exchange ratio of 1.56 shares of Duke Energy Holding common stock to the corresponding valuation multiples paid in selected transactions in the electric utility industry since 1999. The following table lists the transactions used by UBS for comparison:

Date Announced	Acquiror	Target
December 2004	Exelon Corp.	Public Service Enterprise Group
July 2004	PNM Resources Inc.	TNP Enterprises Inc.
February 2004	Ameren Corp.	Illinois Power Co.
November 2003	Saguaro	Unisource Energy Corp.
November 2003	Oregon Electric Utility	Portland General Electric Co.
April 2002	Ameren Corp.	Cilcorp Inc.
February 2001	Energy East Corp.	RGS Energy Group Inc.
February 2001	Potomac Electric Power Co.	Conectiv
September 2000	National Grid Transco PLC	Niagara Mohawk Holdings Inc.
August 2000	FirstEnergy Corp.	GPU Inc.
July 2000	AES Corp.	Ipalco Enterprises Inc.
February 2000	Powergen PLC	LG&E Energy Corp.
September 1999	PECO Energy Co.	Unicom Corp.
August 1999	Carolina Power & Light	Florida Progress Corp.
June 1999	Energy East Corp.	CMP Group Inc.
June 1999	Dynegy Inc.	Illinova Corp
May 1999	Lowe Capital Partners	TNP Enterprises Inc.
March 1999	New Century Energies Inc.	Northern States Power Co.
February 1999	New England Electric System	Eastern Utilities Associates

        For each of the selected transactions and for the mergers, UBS calculated and compared the resulting:

  •
  enterprise value as a multiple of LTM EBITDA and forward EBITDA;

  •
  equity value as a multiple of LTM net income, forward net income and book value; and

  •
  offer premium to stock price one week prior to announcement of the transaction.

        Although the selected transactions were used for comparison purposes, none of the selected transactions nor the companies involved in them is either identical or directly comparable to the mergers, Duke Energy or Cinergy. Accordingly, UBS' comparison of the selected transactions to the mergers and analysis of the results of such comparisons was not purely mathematical, but instead necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the analysis of the relative values of the selected transactions and of the mergers.

        The following table presents the results of this analysis:

	Enterprise Value as a Multiple of:		Equity Value as a Multiple of:
	LTM EBITDA (x)	Forward EBITDA (x)	LTM Net Income (x)	Forward Net Income (x)	Book Value (x)	Offer Premium to Stock Price 1 Week Prior (%)
Maximum	9.5	9.2	39.9	22.0	3.6	58.4
Mean	7.7	7.2	18.2	15.3	1.8	23.9
Median	7.7	7.5	17.2	15.5	1.7	29.8
Minimum	6.1	4.8	9.9	10.9	0.2	(8.0)
Cinergy at 1.56 Exchange Ratio	10.8	9.1	19.4	18.0	2.0	15.7

        Discounted Cash Flow Analysis.    UBS performed a discounted cash flow analysis to determine the present value of the future unleveraged after-tax cash flows of Cinergy per share of Cinergy common stock. UBS performed the discounted cash flow analysis (i) using the financial projections provided by Cinergy management and as adjusted by Duke Energy management (the "Cinergy Base Case") for fiscal years 2006 to 2009 and (ii) using Duke Energy management's estimates of the synergies and transaction costs resulting from the mergers for fiscal years 2006 to 2015 (the "Synergy Value"). The estimates of cost savings and synergies expected to result from the mergers and related expenses used by UBS were prepared by Duke Energy management as referred to above. UBS assumed discount rates ranging from 5.5% to 6.5%, calculated present values of the unleveraged after-tax cash flows generated over the period covered by the financial forecasts (discounting to December 31, 2005) and then added terminal values assuming multiples ranging from 8.0x to 9.0x terminal year estimated EBITDA. This analysis indicated implied equity values per Cinergy share ranging from $42.03 to $52.29, based on the Cinergy Base Case, and implied equity values of the Synergy Value per Cinergy share ranging from $10.48 to $12.19. The implied equity value per share includes $0.81 to $0.82 of value attributable to the Cinergy synthetic fuel facility (including the operating losses from the facility and the related tax credits under Section 29 of the Code). These implied equity values per Cinergy share were then compared to the implied offer values per Cinergy share based on the Cinergy exchange ratio (calculated using Duke Energy stock prices over various time periods): (i) $45.80 per share (based on the closing price of Duke Energy common stock on May 6, 2005), (ii) $45.06 per share (based on the 10-day average closing price of Duke Energy common stock), (iii) $44.85 per share (based on the 1-month average closing price of Duke Energy common stock), and (iv) $43.49 per share (based on the 3-month average closing price of Duke Energy common stock).

        Pro Forma Mergers Analysis.    UBS performed a pro forma merger analysis for fiscal years 2006 and 2007 to analyze the potential impact on the mergers on (1) the reported earnings per share of

Duke Energy common stock under GAAP, which we refer to as the Reported EPS, (2) the ongoing earnings per share of Duke Energy common stock, which we refer to as the Ongoing EPS, which was calculated as the Reported EPS plus the following costs which would be classified as income statement expenses under GAAP, however which may be viewed as special expenses: (i) the costs of the mergers that would be classified as income statement expenses for accounting purposes and (ii) the impact of the net earnings from the Cinergy synthetic fuel facility, (3) the dividend per share of Duke Energy common stock, and (4) the ratio of dividends paid to company earnings, known as the dividend payout ratio, of Duke Energy common stock. In performing this analysis, UBS assumed, as directed by Duke Energy management, among other things, completion of the mergers as of December 31, 2005, $267 million of estimated pre-tax gross synergies in 2006 and $351 million of estimated pre-tax gross synergies in 2007, pre-tax transaction costs (including costs to achieve the Synergies) of $422 million in 2006 and $173 million in 2007, as provided by Duke Energy management, the conversion of $770 million convertible senior notes on June 1, 2007, and the foregoing of the planned share repurchases in 2006 and 2007. For purposes of this analysis, the number of diluted shares of Cinergy common stock outstanding as of March 31, 2005 was used to calculate the number of shares of Duke Energy Holding common stock that will be issued to holders of Cinergy common stock in the mergers. UBS also performed a sensitivity analysis for both the Reported EPS and Ongoing EPS in which UBS utilized IBES consensus estimates rather than management estimates. We refer to these analyses as the Reported EPS IBES Case and the Ongoing EPS IBES Case.

        This analysis indicated that:

  •
  the impact of the mergers would be essentially breakeven for both 2006 and 2007 on a Reported EPS basis and accretive in both 2006 and 2007 on an Ongoing EPS basis;

  •
  the impact of the mergers would be accretive in both 2006 and 2007 based on the Reported EPS IBES Case and the Ongoing EPS IBES Case;

  •
  for 2006 and 2007, the pro forma dividend per share of Duke Energy Holding common stock would be $1.24 compared to the stand-alone Duke Energy dividend per share of $1.10, an increase of 12.7%; and

  •
  for 2006 and 2007, the pro forma dividend payout ratio for Duke Energy Holding common stock would be slightly increased compared to the stand-alone Duke Energy payout ratio.

        Contribution Analysis.    UBS performed a relative contribution analysis to compare the historical and estimated future financial operating contributions of Duke Energy and Cinergy to the combined company resulting from the mergers. Using financial information provided by Duke Energy's management, UBS calculated the relative contributions of Duke Energy and Cinergy to the combined company's total enterprise value and equity value based on the Cinergy exchange ratio and the companies' stock prices as of May 6, 2005. UBS then calculated the relative contributions of Duke Energy and Cinergy to the combined company in terms of (1) estimated 2006 and 2007 EBITDA and (2) estimated 2006 and 2007 net income. The relative contributions of Cinergy were adjusted in each case to exclude the financial performance from the Cinergy synthetic fuel facility. The financial performance from the Cinergy synthetic fuel facility was excluded for valuation purposes, as the related tax credits expire at the end of 2007.

        The following table presents the results of this analysis:

	% Contribution
	Duke Energy	Cinergy
Enterprise Value at 1.56 Exchange Ratio	74.1%	25.9%
EBITDA
2006	74.4	25.6
2007	73.9	26.1
Equity Value at 1.56 Exchange Ratio	75.6	24.4
Net Income
2006	74.8	25.2
2007	74.5	25.5

        The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth herein, without considering the analyses as a whole, could create an incomplete view of the processes underlying the opinion of UBS. In arriving at its fairness determination, UBS considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Rather, UBS made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the analyses described herein as a comparison is directly comparable to Duke Energy, Cinergy or the contemplated transaction.

        UBS prepared the analyses described herein for purposes of providing its opinion to the Duke Energy board of directors as to the fairness from a financial point of view to Duke Energy of the Cinergy exchange ratio in the mergers, as of the date of UBS' opinion. These analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Duke Energy, UBS or any other person assumes responsibility if future results are materially different from those forecasted.

        As described above, the opinion of UBS to the Duke Energy board of directors was one of many factors taken into consideration by the Duke Energy board of directors in making its determination to approve the merger agreement and the mergers. UBS was not asked to, and did not, recommend the specific consideration payable in the mergers, which consideration was determined through negotiations between Duke Energy and Cinergy. The summary contained herein does not purport to be a complete description of the analyses performed by UBS in connection with its fairness opinion and is qualified in its entirety by reference to the written opinion of UBS, attached as Annex B to this joint proxy statement/prospectus.

  Opinion of Lazard Frères & Co. LLC

        Lazard was retained to give a financial opinion to the Duke Energy board of directors in connection with the mergers. Duke Energy selected Lazard based on Lazard's qualifications, expertise and reputation. In connection with Lazard's engagement, Duke Energy requested that Lazard evaluate the fairness to Duke Energy, from a financial point of view, of the Cinergy exchange ratio. On May 7, 2005, at a meeting of the Duke Energy board of directors held to evaluate the mergers, Lazard rendered to Duke Energy's board of directors an oral opinion, which opinion was subsequently confirmed by delivery of a written opinion dated as of May 8, 2005, the date of the merger agreement, to the effect that, as of that date and based on and subject to the matters described in its opinion, the Cinergy exchange ratio was fair to Duke Energy, from a financial point of view.

        The full text of Lazard's written opinion, dated May 8, 2005, to the Duke Energy board of directors, which sets forth the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached as Annex C and is incorporated by reference into this document. Holders of shares of Duke Energy common stock are urged to, and should, read this opinion carefully and in its entirety. The summary of Lazard's opinion in this document is qualified in its entirety by reference to the full text of the opinion attached as Annex C to this joint proxy statement/prospectus.

        In connection with its opinion, Lazard:

  •
  reviewed the financial terms and conditions of the merger agreement executed on May 8, 2005;

  •
  analyzed certain publicly available historical business and financial information relating to Duke Energy and Cinergy;

  •
  reviewed various internal financial forecasts and other data provided to Lazard by Duke Energy and Cinergy relating to their respective businesses, as well as adjustments by Duke Energy's management to the internal financial forecasts provided by Cinergy;

  •
  held discussions with members of the senior management of Duke Energy with respect to the businesses and prospects of Duke Energy and Cinergy, the strategic objectives of each, and possible benefits (including estimates of synergies) which might be realized following the mergers;

  •
  reviewed public information with respect to certain other companies in lines of businesses Lazard believed to be generally comparable to the businesses of Duke Energy and Cinergy;

  •
  reviewed the financial terms of certain business combinations involving companies in lines of businesses it believed to be generally comparable to those of Duke Energy and Cinergy, and in other industries generally;

  •
  reviewed the historical stock prices and trading volumes of Duke Energy common stock and Cinergy common stock; and

  •
  conducted such other financial studies, analyses and investigations as it deemed appropriate.

        In performing its review, Lazard relied upon the accuracy and completeness of the foregoing information, and did not assume any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of Duke Energy or Cinergy, or concerning the solvency or fair value of either of the foregoing entities, and was not furnished with any such valuation or appraisal. With respect to financial forecasts, including projected synergies and other anticipated strategic, financial and operational benefits of the mergers, Lazard assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of Duke Energy and Cinergy as to the future financial performance of Duke Energy, Cinergy and the combined company, as the case may be, and Lazard assumed that such forecasts and projections (including synergies) will be realized in the amounts and at the times contemplated thereby. Lazard assumed no responsibility for and expressed no view as to such forecasts or the assumptions on which they were based.

        Further, Lazard's opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, the date of such opinion. Lazard assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date thereof.

        In rendering its opinion, Lazard assumed that the mergers and the other transactions contemplated in the merger agreement will be consummated on the terms described in the merger agreement executed on May 8, 2005, including, among other things, that the mergers and the related transactions described in the merger agreement will be treated as a tax-free reorganization under Section 368(a) of the Code, and that the mergers will be consummated without any waiver of any material terms or conditions. In addition, Lazard assumed that obtaining the necessary regulatory and third-party approvals for the mergers and the other transactions contemplated by the merger agreement will not have an adverse effect on the combined company. Lazard did not express any opinion as to any tax or other consequences that might result from the mergers, nor did its opinion address any legal, tax, regulatory or accounting matters, as to which Lazard understands that Duke Energy obtained such advice as it deemed necessary from qualified professionals.

        Lazard did not express any opinion as to the price at which shares of Duke Energy common stock or shares of Cinergy common stock may trade subsequent to the announcement of the mergers or as to the price at which shares of Duke Energy Holding common stock may trade subsequent to the consummation of the mergers.

        Lazard's opinion is directed to the Duke Energy board of directors and relates only to the fairness to Duke Energy of the Cinergy exchange ratio from a financial point of view. Lazard's engagement and its opinion are for the benefit of Duke Energy's board of directors and are not on behalf of, and are not intended to confer rights or remedies upon, Cinergy, any shareholders of Duke Energy, Cinergy or the combined company, or any other person. Furthermore, Lazard's opinion does not address the merits of the underlying decision by Duke Energy to engage in the mergers or the relative merits of the mergers as compared to other business strategies that might be available to Duke Energy. Lazard expressed no opinion or recommendation as to how the shareholders of Duke Energy should vote at any shareholders meeting to be held in connection with the mergers.

        In preparing its opinion to the Duke Energy board of directors, Lazard performed a variety of financial and comparative analyses, including those described below. The summary of Lazard's analyses described below is not a complete description of the analyses underlying Lazard's opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. In arriving at its opinion, Lazard made qualitative judgments as to the significance and relevance of each analysis and factor that it considered. Accordingly, Lazard believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, or focusing on information presented below in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

        In its analyses, Lazard considered industry performance, regulatory, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Duke Energy and Cinergy. No company, transaction or business used in Lazard's analyses as a comparison is identical to Duke Energy or Cinergy or the proposed mergers, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions being analyzed.

        The estimates contained in Lazard's analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Lazard's analyses and estimates are inherently subject to substantial uncertainty.

        Lazard's opinion and financial analyses were only one of many factors considered by Duke Energy's board of directors in its evaluation of the proposed mergers and should not be viewed as determinative of the views of the Duke Energy board of directors or management with respect to the mergers or the Cinergy exchange ratio.

        The following is a summary of the material financial analyses underlying Lazard's written opinion dated May 8, 2005 delivered to Duke Energy's board of directors in connection with the mergers. The measures chosen for analysis were selected by Lazard as customary and relevant to an acquisition utilizing common stock of the acquiring company. The financial analyses summarized below include information presented in tabular format. In order to fully understand Lazard's financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Lazard's financial analyses.

        Transaction Multiple Analysis.    Lazard calculated an implied value for each share of Cinergy common stock pursuant to the merger agreement of $45.79. This value was calculated by multiplying the Cinergy exchange ratio of 1.56 times the closing price of Duke Energy common stock on May 4, 2005, which was $29.35. Lazard noted that the implied value represented a premium to the closing price of Cinergy common stock on May 4, 2005 of 14.0%.

        Exchange Ratio Analysis.    In order to provide background information and perspective on the relationship between Cinergy and Duke Energy common stock, Lazard reviewed:

  •
  the ratio of the closing price of Cinergy common stock divided by the closing price of Duke Energy common stock on May 4, 2005, referred to as the current market, and

  •
  the ratio of average closing prices of Cinergy common stock divided by average closing prices of Duke Energy common stock computed over various periods ended May 4, 2005.

        Lazard also calculated:

  •
  the ownership of Cinergy shareholders in the combined company implied by these ratios, and

  •
  the premium implied by these ratios over the various periods relative to the 1.368x exchange ratio implied by the current market.

        The results of Lazard's review are summarized in the following table:

	Implied Exchange Ratio	Implied Cinergy Ownership	Implied Premium to Cinergy
As of May 4, 2005 (current market)	1.368x	22.6%	—
Exchange Ratio in the mergers of 1.56x	1.56x	25.0%	14.0%
Period:
Five-trading-day average	1.364x	22.6%	(0.3)%
One-month average	1.388	22.9	1.4
Three-month average	1.445	23.6	5.6
Six-month average	1.531	24.7	11.9
One-year average	1.651	26.1	20.7
Two-year average	1.769	27.5	29.3

        The review indicated:

  •
  a range of exchange ratios from 1.364x to 1.769x over the various periods, compared to the 1.56x Cinergy exchange ratio in the Cinergy merger, and

  •
  a range of pro forma ownership of Cinergy's shareholders in the combined company of 22.6% to 27.5% compared to 25.0% in the mergers.

        Lazard also noted that average exchange ratios for the various periods represented a range of (discounts)/premiums of approximately (0.3)% to 29.3% compared to the 1.368x exchange ratio implied by the current market.

        Cinergy Comparable Companies Analysis.    Lazard reviewed and compared certain public and internal financial information relating to Cinergy to corresponding financial data for comparable publicly-traded utility companies to derive an implied valuation range for Cinergy. Lazard selected companies that shared characteristics with Cinergy. The companies included in the Cinergy comparable companies analysis were:

  •
  American Electric Power Company, Inc.;

  •
  Alliant Energy Corporation;

  •
  Ameren Corporation;

  •
  DPL Inc.;

  •
  FPL Group, Inc.;

  •
  PPL Corporation;

  •
  The Southern Company; and

  •
  Xcel Energy Inc.

        In general, historical financial data used was as of March 31, 2005 or December 31, 2004, depending on the date of the most recently available information for each company, and market data was as of May 4, 2005. Projected earnings per share, or EPS, and long term growth rates were based on IBES consensus estimates as of May 4, 2004. Other projected information was based on selected Wall Street equity research reports. The following table summarizes the results of this review:

	Cinergy Peer Group Range	Cinergy Peer Group Median
Multiple of stock price to:
Estimated 2005 EPS	13.5x– 17.2x	15.2	x
Projected 2006 EPS	12.4 – 16.3	14.5
Book value per share	1.2 – 3.1	1.8
Multiple of enterprise value to:
Estimated 2005 earnings before interest, taxes, depreciation and amortization (EBITDA)	6.5 – 10.8x	8.1	x
Projected 2006 EBITDA	6.2 – 9.5	7.7
Estimated 2005 earnings before interest and taxes (EBIT)	10.6 – 15.7	12.4
Projected 2006 EBIT	10.3 – 15.3	11.7

        Applying the representative range of multiples derived from the comparable companies analysis, Lazard calculated a range of implied equity values of Cinergy common stock. Lazard made separate calculations based on (1) estimates for Cinergy results of operations from selected Wall Street equity research reports, and (2) internal estimates of Cinergy's management, as adjusted by Duke Energy's management (we refer to such adjusted internal estimates as the Cinergy base case estimates). Lazard's calculations did not give effect to transaction-related synergies estimated by Duke Energy management.

        Based on this analysis, Lazard derived the following ranges of implied equity values per Cinergy share:

Implied Value per Share of Cinergy
Based on:
Wall Street Estimates	$40.00–$44.00
Cinergy Base Case Estimates (1)	$38.00–$42.00

(1)
Includes net present value of synfuel tax benefits of approximately $200 million, or $1 per share, valued separately on a discounted cash flow basis, as per Wall Street research estimates.

        Lazard noted that the current market price of $40.15 per Cinergy share was within both ranges, and the Cinergy merger consideration of $45.79 was above both ranges.

        Cinergy Discounted Cash Flow Analysis.    Lazard performed a discounted cash flow analysis for Cinergy, which is designed to provide insight into the value of Cinergy as a function of its future cash flows and expenditures.

        Using the Cinergy base case estimates for 2005 to 2008, Lazard performed an analysis of the present value of the unlevered free cash flows that Cinergy could generate from 2005 and beyond. In calculating the terminal value Lazard assumed perpetual growth rates of 2.00% to 2.50% for the projected free cash flows of Cinergy for periods subsequent to 2008. The projected cash flows were then discounted to present value using discount rates ranging from 5.75% to 6.25%, based on Cinergy's estimated weighted average cost of capital. The weighted average cost of capital is a measure of the average expected return on all of a company's securities or loans based on the proportions of those securities or loans in such company's capital structure.

        The results of the analysis are summarized in the following table:

	Equity Value Per Share at Perpetual Growth Rate (1)
Discount Rate
	2.00%	2.25%	2.50%
5.75%	$40.28	$44.58	$49.53
6.00%	36.23	39.96	44.23
6.25%	32.64	35.93	39.65

(1)
Includes net present value of synfuel tax benefits of approximately $200 million, or $1 per share, valued separately on a discounted cash flow basis, as per Wall Street research estimates.

        Based on this analysis, Lazard calculated an implied range for Cinergy common stock of $38.00 to $47.00. Lazard noted that both the current market price of $40.15 per Cinergy share and the implied merger consideration of $45.79 were within that range.

        Lazard also calculated an implied price range following the methodology described above, but included in the calculation the pro rata net value to Duke Energy of synergies that Duke Energy management anticipates will result from the mergers. Lazard calculated an implied price range for Cinergy common stock of $41.00 to $51.50. Lazard noted that the current market price of $40.15 per Cinergy share was below this range and the implied merger consideration of $45.79 was within that range.

        Precedent Transaction Analysis.    Lazard also performed a precedent transaction analysis, which was designed to provide a valuation of Cinergy based on publicly available financial terms of selected transactions that share some characteristics of the mergers. In selecting the transactions it used in this analysis, Lazard reviewed merger transactions since 1997 involving companies in the electric utility industry. The precedent transactions selected by Lazard were (listed by buyer followed by the target company and the date these transactions were publicly announced):

  •
  Exelon Corporation / Public Service Enterprise Group Incorporated—December 20, 2004;

  •
  Ameren Corporation / Illinois Power Company—February 3, 2004;

  •
  Ameren Corporation / CILCORP Inc. (The AES Corporation)—April 28, 2002;

  •
  Energy East Corporation / RGS Energy Group, Inc.—February 20, 2001;

  •
  Potomac Electric Power Company / Conectiv—February 12, 2001;

  •
  Public Service Company of New Mexico / Western Resources electric utility operation—November 9, 2000;

  •
  National Grid Group Plc / Niagara Mohawk Holdings, Inc.—September 5, 2000;

  •
  FirstEnergy Corp. / GPU, Inc.—August 8, 2000;

  •
  The AES Corporation / IPALCO Enterprises, Inc.—July 17, 2000;

  •
  PowerGen plc / LG&E Energy Corp.—February 28, 2000;

  •
  Investor Group / MidAmerican Energy Holding Company—October 25, 1999;

  •
  Carolina Power & Light Company / Florida Progress Corporation—August 23, 1999;

  •
  Dynegy Inc. / Illinova Corporation—June 14, 1999;

  •
  Scottish Power plc / PacifiCorp—December 7, 1998;

  •
  CalEnergy Company, Inc. / MidAmerican Energy Holdings Company—August 12, 1998; and

  •
  American Electric Power Company, Inc. / Central and South West Corporation—December 22, 1997.

        For each of the selected transactions, Lazard calculated the implied equity purchase price as a multiple of the target's last twelve months EBITDA, last twelve months EBIT, last twelve months earnings and book value. The results of these calculations are summarized in the following table:

	Range	Median
Multiple of Equity Purchase Price to:
Last twelve months (LTM) EBITDA	5.5x – 9.5x	7.8	x
LTM EBIT	7.9 – 19.6	12.8
LTM Earnings	12.1 – 28.2	17.0
Book Value	0.4 – 3.1	1.9

        From these multiples, Lazard, based on its experience with merger and acquisitions transactions, derived a reference range for Cinergy common stock of $39.00 to $41.00. Lazard noted that the current market price of $40.15 per Cinergy share was within this range, and the implied Cinergy merger consideration of $45.79 was above the range. However, Lazard noted that most of the selected precedent transactions were announced between 1997 and 2001, which may minimize their relevance as an appropriate valuation reference, particularly as the public market trading multiples for companies in the electric utility industry have generally increased.

        Premium Paid Analysis.    Lazard also performed a premium paid analysis, which is designed to provide a valuation of Cinergy based on the premium paid in the selected precedent transactions. Lazard's analysis was based on the one day, one week and four week implied premiums of such transactions. The implied premiums in this analysis were calculated comparing the transaction price prior to the announcement of the transaction to the target company's stock price one day, one week and one month prior to the announcement of the transaction. The results of these calculations are as follows:

	Range		Median
One-Day	7.0% –57.8%	(1)	24.5%	(1)
One-Week	4.9 –58.4	(1)	31.3	(1)
One-Month	(44.9) –36.2	(2)	12.2	(2)

(1)
Trading prices not available for Ameren / Illinois Power, Ameren / CILCORP and Public Service Co. of New Mexico / Western Resources Electric Utility.

(2)
Trading prices not available for Ameren / Illinois Power and Ameren / CILCORP.

        From these multiples, Lazard, based on its experience with merger and acquisitions transactions, derived a reference range for Cinergy common stock of $45.00 to $50.00. Lazard noted that the current market price of $40.15 per Cinergy share was below this range and the implied Cinergy merger consideration of $45.79 was within the range.

        Duke Energy Comparable Companies Analysis.    Lazard reviewed and compared certain public and internal financial information relating to Duke Energy to corresponding financial data for comparable publicly-traded companies to derive an implied valuation range for Duke Energy. Lazard selected companies that shared characteristics with Duke Energy's utility and gas transmission businesses.

        The companies included in the Duke Energy comparable companies analysis were:

Electric Utility		Gas Transmission
•	American Electric Power Company, Inc.	•	Enbridge Inc.
•	Constellation Energy Group, Inc.	•	El Paso Corporation
•	Dominion Resources, Inc.	•	Kinder Morgan, Inc.
•	Entergy Corporation	•	Southern Union Company
•	Exelon Corporation	•	TransCanada Corporation
•	FPL Group, Inc.	•	The Williams Companies, Inc.
•	Progress Energy, Inc.
•	The Southern Company

        In general, financial data used was as of March 31, 2005 or December 31, 2004, depending on the date of the most recently available information for each company, and market data was as of May 4, 2005. Projected earnings per share and long-term growth rates were based on median IBES estimates as of May 4, 2004. Other projected information was based on selected Wall Street equity research reports. The results of this review of comparable companies was as follows:

	Electric Utility Peer Group Median				Gas Transmission Peer Group Median
	Range		Median		Range		Median
Multiple of stock price to:
Estimated 2005 EPS	13.8x–16.1	x	15.5	x	15.9x–20.3	x	17.9	x
Projected 2006 EPS	13.2 –15.1		14.2		13.4 –18.7		16.7
Reported book value per share	1.4 – 3.5		2.0		1.8 – 3.3		2.1
Multiple of enterprise value to:
Estimated 2005 EBITDA	7.4x–10.0	x	8.6	x	7.5x–12.8	x	9.5	x
Projected 2006 EBITDA	7.2 – 9.5		8.1		7.1 –12.9		8.9
Estimated 2005 EBIT	11.2 –15.7		12.1		11.3 –18.6		12.6
Projected 2006 EBIT	10.4 –15.3		11.5		10.8 –18.8		11.7

        Applying the representative ranges of multiples derived from the comparable companies analysis, Lazard calculated a range of implied equity values of Duke Energy. Lazard made separate calculations based on (1) estimates for Duke Energy results of operations from selected Wall Street equity research reports, and (2) internal estimates of Duke Energy's management.

        Based on the foregoing analysis, Lazard derived the following ranges of implied equity values of Duke Energy common stock:

Implied Value per Share of Duke Energy
Based on:
Wall Street Estimates	$28.00–$32.00
Duke Energy's Management Estimates	$27.00–$31.00

        Lazard noted that the closing price of Duke Energy common stock on May 4, 2005 was $29.35, which is within both ranges.

        Duke Energy Sum-of-the-Parts Valuation Analysis.    A sum-of-the parts valuation analysis reviews a business' operating performance and outlook on a segment-by-segment basis and compares each segment's performance to a group of publicly traded peer companies to determine an implied market value for the enterprise as a whole. Lazard performed a sum-of-the-parts valuation analysis for the following business segments of Duke Energy:

  •
  Duke Power,

  •
  Duke Energy Gas Transmission (DEGT),

  •
  Duke Energy North America (DENA),

  •
  Duke Energy Field Services (DEFS),

  •
  Duke Energy International (DEI), and

  •
  Crescent Resources LLC (Crescent).

        For DEGT, DEFS and DEI, Lazard analyzed projected 2006 EBITDA; for Duke Power, projected 2006 net income; for Crescent, book value as of December 31, 2004; and for DENA, EV/kW. The metrics reviewed by Lazard were based on Wall Street equity research reports and other publicly available information.

        Based on a group of publicly-traded peer companies, Lazard applied relevant multiple ranges to the metrics listed above for each segment, to arrive at a range of enterprise values for each of those segments.

        Lazard calculated an implied enterprise value reference range of $41.0 billion to $45.8 billion for Duke Energy. Lazard also calculated an implied range for Duke Energy shares of $27.68 to $32.80, and noted that the $29.35 price as of May 4, 2005 was within that range.

        Duke Energy Discounted Cash Flow/Sum-of-the-Parts Valuation.    Lazard performed a discounted cash flow analysis for the Duke Power and DEGT segments, which is designed to provide insight into the value of those segments as a function of their future cash flows and expenditures. Using Duke Energy management's internal estimates for 2005 to 2007, Lazard performed an analysis of the present value of the unlevered free cash flows that the Duke Power and DEGT segments could generate from 2005 and beyond. In calculating the terminal value of Duke Power and DEGT, Lazard assumed perpetual growth rates of 1.50% to 2.00% and 2.50% to 3.00%, respectively, for the projected free cash flows of each segment for periods subsequent to 2007. The projected cash flows were then discounted to present value using discount rates ranging from 5.75% to 6.25% for Duke Power, and 6.50% to 7.00% for DEGT, which were based on Duke Power's and DEGT's respective estimated weighted average cost of capital. Based on these calculations, Lazard calculated an implied enterprise value range for each of the Duke Power and DEGT segments.

        Lazard combined the ranges of enterprise value it calculated for the Duke Power and DEGT segments with ranges of enterprise value it calculated for each of the DENA, DEFS, DEI and Crescent segments using the publicly-traded peer companies multiples it used in the sum-of-the part valuation analysis described under the heading "—Duke Energy Sum-of-the-Parts Valuation Analysis," but applying to such ranges Duke Energy's internal projections.

        Lazard calculated an implied enterprise value reference range of $42.6 billion to $48.8 billion for Duke Energy. Lazard further calculated an implied price range for Duke Energy common stock of $29.22 to $35.82, and noted that the $29.35 price as of May 4, 2005 was within that range.

        Contribution Analysis.    Lazard performed a contribution analysis to compare the relative financial operating contributions of Duke Energy and Cinergy to the combined company. Lazard analyzed the relative contributions of Duke Energy and Cinergy to the combined company of:

  •
  projected 2006 and 2007 revenues,

  •
  projected 2006 and 2007 EBITDA,

  •
  projected 2006 and 2007 EBIT,

  •
  projected 2006 and 2007 net income, and

  •
  book equity value as of March 31, 2005.

        All projections for Cinergy were based on the internal Cinergy base case estimates, and all Duke Energy projections were derived from the internal Duke Energy management projections.

        The analysis indicated a range of contribution percentages of Cinergy from 23.0% to 29.2% in the mergers as compared to the pro-forma ownership of Cinergy resulting from the Cinergy exchange ratio of 25.0%:

	Cinergy Percentage	Duke Energy Percentage
Revenues
Projected 2006	29.2%	70.8%
Projected 2007	29.0	71.0

EBITDA
Projected 2006	23.0%	77.0%
Projected 2007	23.7	76.3
EBIT
Projected 2006	23.2%	76.8%
Projected 2007	23.6	76.4
Net Income
Projected 2006	27.1%	72.9%
Projected 2007	27.0	73.0
Book Equity Value	21.4%	78.6%
Equity Ownership at 1.56x exchange ratio	25.0%	75.0%

        Pro Forma Merger Analysis.    Lazard analyzed the potential pro forma effect of the mergers on Duke Energy's and Cinergy's projected earnings per share for calendar years 2006 and 2007 using the internal Duke Energy estimates and Cinergy base case estimates, and assuming a January 1, 2006 closing of the mergers. Lazard calculated the accretion or dilution to Duke Energy's and Cinergy's estimated earnings per share under three separate scenarios:

(1)
assuming no synergies from the mergers,

(2)
assuming synergies as projected by Duke Energy management, and

(3)
assuming synergies, but excluding one-time costs to achieve synergies, as projected by Duke Energy management.

        Lazard noted that the mergers are expected to be dilutive to Duke Energy earnings per share under scenario (1) in 2006 and 2007, and accretive in both years under scenarios (2) and (3). Lazard also noted that the mergers are expected to be dilutive to Cinergy 2006 and 2007 earnings per share under all three scenarios.

        Fees.    Duke Energy has agreed to pay Lazard a fee of $3 million in connection with rendering its opinion, which fee became payable upon Lazard's delivery of its opinion to the Duke Energy board of directors. Duke Energy also has agreed to reimburse Lazard for its out-of-pocket expenses, including reasonable fees and expenses of legal counsel and any other advisor retained by Lazard, and to indemnify Lazard and its members, employees, agents, affiliates and controlling persons, if any, against liabilities, including liabilities under the federal securities laws, arising out of its engagement. Lazard in the past has provided investment banking and financial advisory services to Duke Energy and Cinergy, for which services Lazard has received customary fees. Lazard currently provides advisory services to Duke Energy, and in the future may provide advisory and other services to Duke Energy, Cinergy and the combined company.

        Lazard provides a full range of financial advisory and other services and, in the course of its business, may from time to time effect transactions and hold securities, including derivative securities, of Duke Energy and Cinergy for its own account and for the account of clients and customers, and, accordingly, may hold a long or short position in such securities.

Interests of Duke Energy's Directors and Executive Officers in the Mergers

        Shareholders should note that some Duke Energy directors and executive officers have interests in the mergers as directors or officers that are different from, or in addition to, the interests of other Duke Energy shareholders. As provided in the merger agreement, at the completion of the mergers, the Duke Energy Holding board of directors will include 10 Duke Energy designees and 5 Cinergy designees. Duke

Energy announced that it intends to appoint the following current members of its board of directors to the board of directors of Duke Energy Holding: Paul M. Anderson, Roger Agnelli, William Barnet III, G. Alex Bernhardt Sr., William T. Esrey, Ann Maynard Gray, James H. Hance Jr., Dennis R. Hendrix, Michael E.J. Phelps, and James T. Rhodes. Cinergy intends to appoint the following current members of its board to the board of directors of Duke Energy Holding: Michael G. Browning, Phillip R. Cox, James E. Rogers, Mary L. Schapiro, and Dudley S. Taft. The merger agreement also provides that certain executive officers of Duke Energy may become officers of Duke Energy Holding when the mergers are consummated. Paul M. Anderson, the Chairman and Chief Executive Officer of Duke Energy, will become the Chairman of the Duke Energy Holding board of directors. Mr. Anderson has stated that he intends to serve in such capacity for at least one year following completion of the mergers.

        In addition, the following Duke Energy executives have been proposed to serve in the following positions: Paul H. Barry, currently vice president, mergers and acquisitions at Duke Energy, will lead Duke Energy Americas, including trading and marketing, non-regulated generation, Duke Energy International and Cinergy Solutions; Julie A. Dill, currently vice president, shareholder and investor relations at Duke Energy, will lead investor relations and corporate communications; Fred J. Fowler, currently president and chief operating officer at Duke Energy, will lead the gas businesses—Duke Energy Gas Transmission and Duke Energy Field Services; David L. Hauser, currently group vice president and chief financial officer at Duke Energy, will lead the financial function, which will include the controller's office, treasury, tax, risk management and insurance; Jim W. Mogg, currently group vice president and chief development officer at Duke Energy will become advisor to the chairman with Crescent Resources reporting to him; Thomas C. O'Connor, currently group vice president, corporate strategy at Duke Energy, will lead U.S. franchised electric and gas operations which will include regulated fossil/hydro generation, fossil/hydro fleet services, power and gas delivery, customer service call centers, engineering and construction, portfolio optimization and shared services; Christopher C. Rolfe, currently vice president, human resources at Duke Energy, will lead the human resources function, including human resources and labor policy, diversity, management and employee development, and compensation and benefits; Ruth G. Shaw, currently president and chief executive officer at Duke Power, will provide executive leadership for nuclear strategy and operations, environmental policy and other public policy issues; B. Keith Trent, currently group vice president, general counsel and secretary at Duke Energy, will lead corporate development, including corporate strategy, and mergers and acquisitions; and Steven K. Young, currently vice president and controller at Duke Energy, will lead the controller's function, reporting to David L. Hauser (all selections are subject to board approval as described on page 106).

        The compensation committee of Duke Energy's board of directors has determined that the transactions contemplated by the merger agreement will not constitute a change in control within the meaning of the Duke Energy 1998 Long-Term Incentive Plan. Moreover, the transactions contemplated by the merger agreement will not constitute a change in control within the meaning of the employment and severance agreements of Duke Energy executive officers.

        The merger agreement provides that, during any rolling twelve-month period, Duke Energy may grant discretionary bonus awards to directors and employees (including executive officers) in the form of cash or otherwise, in addition to any other payments made in the ordinary course of business consistent with past practice, with an aggregate value not to exceed $60 million.

        The merger agreement provides that Duke Energy may establish retention and/or project specific bonus plans that (in the aggregate over all such plans) provide for payments to directors and employees (including executive officers) not to exceed $50 million during any rolling twelve-month period, provided that Duke Energy must notify the senior Cinergy Human Resources officer within five business days after making any individual such payment in excess of $200,000. As of the date hereof, no such retention and/or project specific bonuses have been granted to any executive officers.

        The merger agreement provides that Duke Energy and its subsidiaries may amend existing severance plans or establish new severance plans for employees (including executive officers, but in any event exclusive of severance arrangements applicable to only one individual) to provide additional severance benefits during any rolling twelve-month period with an aggregate value not to exceed $50 million more than would have been provided had no such additional benefits been payable.

        Duke Energy intends to adopt a severance benefits plan that will be binding on Duke Energy Holding after the mergers. The purpose of the plan will be to provide certain benefits to qualifying employees of Duke Energy (potentially including executive officers of Duke Energy) whose employment is terminated in connection with the mergers or the integration of Duke Energy and Cinergy.

        The merger agreement includes provisions relating to indemnification and insurance for directors and officers of Duke Energy. See "—Indemnification and Insurance" beginning on page 108.

Cinergy's Reasons for the Mergers and Recommendation of Cinergy's Board of Directors

        The Cinergy board of directors has unanimously approved and adopted the merger agreement, has unanimously determined that the merger agreement and the transactions contemplated thereby, including the mergers, are advisable, fair to and in the best interests of Cinergy and the holders of Cinergy common stock, and unanimously recommends that Cinergy shareholders vote "FOR" the proposal to adopt the merger agreement and approve the mergers and the other transactions contemplated by the merger agreement.

        In reaching its determination to recommend the adoption of the merger agreement and approval of the transactions contemplated by the merger agreement, including the mergers, the Cinergy board of directors consulted with management, as well as Merrill Lynch, Cinergy's financial advisor, and Cinergy's internal and outside legal counsel, and considered various material factors, which are discussed below. The following discussion of the information and factors considered by the Cinergy board of directors is not intended to be exhaustive. In view of the wide variety of factors considered in connection with the mergers, the Cinergy board of directors did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific material factors it considered in reaching its decision. In addition, individual members of the Cinergy board of directors may have given different weight to different factors. The Cinergy board of directors considered this information and these factors as a whole, and overall considered the relevant information and factors to be favorable to, and in support of, its determinations and recommendations. Among the material information and factors considered by the Cinergy board of directors were the following:

  •
  Strategic Considerations. The Cinergy board of directors considered a number of factors pertaining to the strategic rationale for the mergers, including the following:

  •
  Diversification of Risk. The Cinergy board of directors considered that the mergers will create a combined company with increased scale and scope in a variety of dimensions. The combined company will have greater diversification of markets and regulatory jurisdictions and more balance in its electric and gas delivery businesses and generation portfolio. By extending its operations across more states, the merger will diversify Cinergy's regulatory risk by subjecting the combined company's utility operations to the jurisdiction of multiple state regulators rather than only to the jurisdiction of Ohio, Kentucky, and Indiana regulators. The generation portfolio will have a greater balance in terms of fuel mix, as well as dispatch, and load-servicing capabilities. The Cinergy board of directors further considered that the transaction would expand the footprint of Cinergy's merchant power group to the New England and west coast markets, which should lessen Cinergy's dependence for growth on one geographic market.

      The combined company will own and/or operate approximately 54,000 megawatts of electric generation domestically and internationally—relying on a diverse fuel mix of nuclear, coal, natural gas and hydroelectric power to meet customers' needs. Duke Energy also operates more than 17,500 miles of natural gas transmission pipeline with 250 billion cubic feet of natural gas storage capacity and, through its joint venture with ConocoPhillips, is the largest producer of natural gas liquids (NGLs) in North America. The combined company will have operations in two-thirds of the United States, as well as Canada and several other international locations—primarily in Latin America.

      The combined company will create a stronger portfolio of utility businesses with approximately 3.7 million retail electric customers and 1.7 million retail gas customers in Ohio, Kentucky, Indiana, North Carolina, South Carolina and Ontario, Canada. The retail electric businesses will have more than 25,000 megawatts of generation and broad operational and regulatory experience. The Cinergy board of directors believes that together with the pipeline operations, the regulated businesses will contribute a substantial percentage of stable earnings and create the financial strength and scale to participate in the continuing consolidation of the utility sector, all at lower risk given the broader diversification described above.

    •
    Increased Scale and Scope. The combined company will have electric and gas businesses with stand-alone scale. Based on implied market capitalization, the electric business would be one of the top five in the United States; the gas business would be the largest in North America. The Cinergy board of directors considered that the increased scale and diversification of the combined company's operations are expected to provide improved earnings and cash flows, and therefore greater financial stability, for the combined company. Furthermore, the additional scale of both the electric and gas businesses may provide additional options for future potential strategic alternatives, including the option to separate the gas and electric businesses. Additionally, the Cinergy board of directors considered that certain of the combined company's assets would represent a smaller proportion of the combined company and that opportunities to monetize selected assets would increase.

    •
    Stronger Merchant Power Platform. The Cinergy board of directors believed that the combined merchant power operation will benefit from increased fuel and market diversity. Further, the Cinergy board of directors considered that the consolidation of the trading and marketing units and midwestern merchant generating fleets should enhance scale and efficiencies, reducing the cost structure of merchant operations. The Cinergy board of directors also considered that Duke Energy's gas-fired generation in the midwest complements Cinergy's coal-fired generation in that region.

    •
    Shared Vision. The Cinergy board of directors considered that Cinergy and Duke Energy share a common vision of the future of consolidation in the utility sector and the present and future effect of deregulation on energy companies.

    •
    Combined Expertise. The Cinergy board of directors considered that the mergers will combine complementary areas of expertise. The combined company is expected to be able to draw upon the intellectual capital, technical expertise, and experience of a deeper, more diverse workforce.

    •
    Common Regulatory Framework. The Cinergy board of directors considered that the regulatory frameworks applicable to the combined companies' franchised service areas are generally favorable, diversify regulatory risk as identified above, and provide additional scale for the two companies' expertise in dealing with the complexities of regulation and the interplay of regulation and deregulation at state and federal levels.

    •
    Industry Leadership. The Cinergy board of directors considered that the combined company was expected to have a stronger platform to promote its brand and pursue its public policy goals, including environmental stewardship.

  •
  Cost Savings and Synergies. The Cinergy board of directors considered that, although no assurance can be given that any particular level of cost synergies will be achieved, management has estimated that, not including implementation costs, the combination will generate approximately $400 million in annual gross synergies when fully realized in year three from across corporate activities, regulated utilities and non-regulated marketing, trading and generation businesses. These cost savings are expected to result from elimination of duplicate spending and overlapping functions, improved sourcing strategies, avoidance of planned expenditures and the consolidation of non-regulated business unit operations. The companies anticipate that upon review with state commissions, regulated savings will be shared between customers and shareholders over time in an equitable manner. The Cinergy board of directors took note of the fact that the cost synergy numbers were estimates, that they may change and that achieving the cost synergies is subject to a number of uncertainties. Subsequent to the Cinergy board of directors' approval of the merger agreement, additional analysis led to further refinement of the cost savings analysis such that the mergers were expected to generate approximately $440 million in annual gross synergies when realized in year three. On September 13, 2005, the Duke Energy board of directors approved a plan to pursue the sale or other disposition of DENA's physical and commercial assets outside of the Midwestern United States. In connection with the implementation of this plan, it is expected that, of the aggregate costs savings of approximately $440 million described above, approximately $130 million of the cost savings relate to DENA's assets and will be realized whether or not the mergers are consummated. Accordingly, the mergers are now expected to generate approximately $310 million in annual gross synergies when fully realized in year three.

  •
  Share Prices and Tax-Free Exchange. The Cinergy board of directors took note of the historical stock prices of Cinergy and Duke Energy, including that the Cinergy exchange ratio represented a 13.4% premium over the closing price of Cinergy's common stock on May 6, 2005, the last trading day prior to the announcement of the business combination. The Cinergy board of directors considered the potential for appreciation in value of Duke Energy Holding common stock following the completion of the mergers, and the opportunity for Cinergy shareholders receiving shares of Duke Energy Holding common stock in the Cinergy merger to participate in this appreciation. The Cinergy board of directors also took into account the fact that the Cinergy merger is intended to be tax-free to the holders of Cinergy common stock.

  •
  Financial Considerations. The Cinergy board of directors considered the expected financial impact of the Cinergy merger on Cinergy, including that the Cinergy merger is expected to be accretive to Cinergy shareholders by the second full year following the Cinergy merger. In particular, the Cinergy board of directors considered the anticipated impact of the Cinergy merger on the combined company's earnings per share and the financial prospects of Cinergy and Duke Energy. The Cinergy board of directors also considered historical trading information for shares of Cinergy common stock and Duke Energy common stock and the historical financial condition, operating results and businesses of Cinergy and Duke Energy, including information with respect to their respective earnings histories, return on capital and cash flow as well as comparisons of historical operational measures for Cinergy and Duke Energy. The Cinergy board of directors considered that, assuming Duke Energy raises its quarterly dividend as announced and the combined company maintains that dividend rate, the combined company dividend to be received by holders of Cinergy common stock at the 1.56 exchange ratio would be higher than the dividend they currently receive on their Cinergy shares. The Cinergy board of directors also considered that Cinergy shareholders would have the opportunity to participate in any potential separation of Duke Energy's gas operations after the mergers, should such a separation occur. The Cinergy board of directors considered the long-term aspects of the mergers compared to other strategic alternatives.

  •
  Opinion of Financial Advisor. The Cinergy board of directors considered the opinion of Merrill Lynch to the effect that as of May 8, 2005 and subject to and based upon assumptions made, matters considered and limitations set forth in its written opinion the Cinergy exchange ratio was fair, from a financial point of view, to the holders of Cinergy's common stock. See "—Opinion of Cinergy's Financial Advisor" beginning on page 89.

  •
  Recommendation of Management. The Cinergy board of directors considered management's recommendation in support of the Cinergy merger.

  •
  Stand-Alone Strategy. The Cinergy board of directors considered the prospects inherent in Cinergy's stand-alone business plan. The Cinergy board of directors considered that the benefits of the Cinergy merger are likely to be achieved on a more accelerated basis and with less uncertainty of execution than the stand-alone business plan.

  •
  Terms of the Merger Agreement. The Cinergy board of directors reviewed the terms of the merger agreement, including the degree of mutuality and symmetry of representations, obligations and rights of the parties under the merger agreement, the conditions to each party's obligation to complete the mergers, the instances in which each party is permitted to terminate the merger agreement and the related termination fees payable by each party in the event of termination of the merger agreement under specified circumstances. See "The Merger Agreement" beginning on page 126 for a detailed discussion of the terms and conditions of the merger agreement.

  •
  Due Diligence. The Cinergy board of directors considered the scope of the due diligence investigation conducted by management and Cinergy's outside advisors and evaluated the results thereof.

  •
  Employee Matters. The Cinergy board of directors considered that Duke Energy has agreed that the combined company will give fair and equitable consideration to workforce reductions and job opportunities in the combined company. Duke Energy also has agreed in the merger agreement that the combined company will honor Cinergy's collective bargaining agreements and benefit plans and that Duke Energy intends to continue to provide for one year compensation and benefits which, in the aggregate, are no less favorable than those provided to employees of Cinergy immediately prior to the Cinergy merger. The Cinergy board of directors also considered the provisions of the term sheet governing Mr. Rogers' proposed amendment to his employment agreement and the amendments to employment agreements that approximately ten executives would sign.

  •
  Headquarters. The Cinergy board of directors also considered that the corporate offices were intended to remain in Plainfield, Indiana for PSI Energy and in Cincinnati, Ohio for Cincinnati Gas & Electric Co. and Union Light Heat & Power.

        The Cinergy board of directors also considered the potential risks of the Cinergy merger, including the following:

  •
  Fixed Exchange Ratio. The Cinergy board of directors considered that the fixed Cinergy exchange ratio would not adjust upwards to compensate for declines, or downwards to compensate for increases, in the price of Duke Energy common stock prior to the closing of the Cinergy merger, and that the terms of the merger agreement did not include termination rights triggered expressly by a decrease in the value of the merger consideration due to a decline in the market price of Duke Energy common stock. The Cinergy board of directors determined that this structure was appropriate and the risk acceptable in view of: the Cinergy board of directors'

    focus on the relative intrinsic values and financial performance of Duke Energy and Cinergy and the percentage of the combined company to be owned by former holders of Cinergy common stock; and the inclusion in the merger agreement of other structural protections such as the ability to terminate the merger agreement in the event of a material adverse change in Duke Energy's business.

  •
  Duke Energy Business Risks. The Cinergy board of directors considered certain risks inherent in Duke Energy's business and operations, including risks relating to future rates and returns associated with Duke Energy's regulated business operations, Duke Energy's nuclear generating facilities, Duke Energy's DENA operations and Duke Energy's environmental and other contingent liabilities. Based on reports of management and outside advisors regarding the due diligence process, the Cinergy board of directors believed that these risks were manageable as part of the ongoing business of the combined company.

  •
  Restrictions on Interim Operations. The Cinergy board of directors considered the provisions of the merger agreement placing restrictions on Cinergy's operations until completion of the Cinergy merger, and the extent of those restrictions as negotiated between the parties.

  •
  Termination Fee. The Cinergy board of directors considered the risk that although Cinergy has the right under certain limited circumstances to consider and participate in negotiations with respect to alternative acquisition proposals, the provisions of the merger agreement relating to the potential payment of a termination fee of $300 million or expenses of $35 million to Duke Energy may have the effect of discouraging such proposals. See "The Merger Agreement—Termination Fees; Reimbursement of Expenses" beginning on page 132 for further information.

  •
  Integration. The Cinergy board of directors evaluated the challenges inherent in the combination of two business enterprises of the size and scope of Cinergy and Duke Energy, including the possibility the anticipated cost synergies and other benefits sought to be obtained from the mergers might not be achieved on the time frame contemplated or at all.

  •
  Shareholders. The Cinergy board of directors considered the fact that Cinergy shareholders will hold approximately 24% of the common stock of the combined company after completion of the mergers and will therefore not control the combined company.

  •
  Personnel. The Cinergy board of directors considered the adverse impact that business uncertainty pending completion of the Cinergy merger could have on the ability to attract, retain and motivate key personnel until the Cinergy merger is completed. The Cinergy board of directors also considered the level and impact of job reductions as a result of merger-related synergies.

  •
  Corporate Governance. The Cinergy board of directors considered the corporate governance provisions of the merger agreement and the certificate of incorporation and by-laws to be adopted by Duke Energy Holding upon completion of the mergers, including that upon completion of the mergers and for a fixed period of time thereafter, the Duke Energy Holding board of directors will be comprised of five former Cinergy directors and ten former Duke directors.

  •
  Interests of Directors and Officers. The Cinergy board of directors considered the interests that certain executive officers and directors of Cinergy may have with respect to the Cinergy merger in addition to their interests as shareholders of Cinergy, including that Mr. Rogers was expected to be Chief Executive Officer and President of the combined company and that the Cinergy merger would be considered a change in control under Cinergy's benefit and incentive plans and in the employment agreements of certain employees. See "—Interests of Cinergy's Directors and Executive Officers in the Mergers" beginning on page 101 for further information.

        The Cinergy board of directors believed that, overall, the potential benefits of the mergers to Cinergy and Cinergy's shareholders outweighed the risks, many of which are mentioned above.

        The Cinergy board of directors realized that there can be no assurance about future results, including results considered or expected as described in the factors listed above. It should be noted that this explanation of the Cinergy board of directors' reasoning and all other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading "Special Note Regarding Forward-Looking Statements" beginning on page 35.

Opinion of Cinergy's Financial Advisor

  Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated

        On May 8, 2005, Merrill Lynch delivered to the Cinergy board of directors its oral opinion, which opinion was subsequently confirmed in writing, to the effect that, as of that date and based upon the assumptions made, matters considered and limits of review set forth in its written opinion, the exchange ratio of 1.56 pursuant to the Cinergy merger was fair, from a financial point of view, to the holders of Cinergy common stock. A copy of Merrill Lynch's written opinion is attached to this joint proxy statement/prospectus as Annex D.

        Merrill Lynch's written opinion sets forth the assumptions made, matters considered and limits on the scope of review undertaken by Merrill Lynch. Each holder of Cinergy common stock is encouraged to read Merrill Lynch's opinion in its entirety. Merrill Lynch's opinion was intended for the use and benefit of the Cinergy board of directors, does not address the merits of the underlying decision by Cinergy to enter into the merger agreement or any of the transactions contemplated thereby, including the Cinergy merger, and does not constitute a recommendation to any shareholder as to how that shareholder should vote on the Cinergy merger or any related matter. Merrill Lynch was not asked to address nor does its opinion address the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Cinergy, other than the holders of Cinergy common stock. This summary of Merrill Lynch's opinion is qualified in its entirety by reference to the full text of the opinion attached to this joint proxy statement/prospectus as Annex D.

        In arriving at its opinion, Merrill Lynch, among other things:

  •
  Reviewed certain publicly available business and financial information relating to Cinergy and Duke Energy that it deemed to be relevant;

  •
  Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Cinergy and Duke Energy as furnished to it by Cinergy and Duke Energy, respectively, as well as the amount and timing of the cost savings and related expenses and retained synergies expected to result from the transaction, which are referred to as the "Expected Synergies," furnished to it by Cinergy;

  •
  Conducted discussions with members of senior management and representatives of Cinergy and Duke Energy concerning the matters described in the preceding two bullet points, as well as their respective businesses and prospects before and after giving effect to the transaction and the Expected Synergies;

  •
  Reviewed the market prices and valuation multiples for Cinergy common stock and Duke Energy common stock and compared them with those of certain publicly-traded companies that it deemed to be relevant;

  •
  Reviewed the results of operations of Cinergy and Duke Energy and compared them with those of certain publicly-traded companies that it deemed to be relevant;

  •
  Compared the proposed financial terms of the transaction with the financial terms of certain other transactions that it deemed to be relevant;

  •
  Participated in certain discussions and negotiations among representatives of Cinergy and Duke Energy and their financial and legal advisors;

  •
  Reviewed the potential pro forma impact of the transaction;

  •
  Reviewed the merger agreement; and

  •
  Reviewed such other financial studies and analyses and took into account such other matters as were deemed necessary, including an assessment of general economic, market and monetary conditions.

        In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it, or publicly available, and Merrill Lynch did not assume any responsibility for independently verifying such information or undertake an independent evaluation or appraisal of any of the assets or liabilities of Cinergy or Duke Energy and was not furnished with any such evaluation or appraisal, nor did it evaluate the solvency or fair value of Cinergy or Duke Energy, under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, Merrill Lynch did not assume any obligation to conduct any physical inspection of the properties or facilities of Cinergy or Duke Energy. With respect to the financial forecast information and the Expected Synergies furnished to or discussed with Merrill Lynch by Cinergy or Duke Energy, Merrill Lynch assumed that such forecasts were reasonably prepared and reflected the best currently available estimates and judgment of Cinergy's or Duke Energy's management as to the expected future financial performance of Cinergy or Duke Energy, as the case may be, and the Expected Synergies. Merrill Lynch further assumed that the Duke Energy merger and the Cinergy merger would each qualify as a reorganization within the meaning of Section 368(a) of the Code.

        Merrill Lynch's opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to it as of, the date thereof. Merrill Lynch assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the transaction, no restrictions, including any divestiture requirements or amendments or modifications, would be imposed that would have a material adverse effect on the contemplated benefits of the transaction.

        In connection with the preparation of its opinion, Merrill Lynch was not authorized by Cinergy or the Cinergy board of directors to solicit, nor did it solicit, third-party indications of interest for the acquisition of all or any part of Cinergy.

        Merrill Lynch's opinion did not express any opinion as to the prices at which Cinergy common stock or Duke Energy Holding common stock will trade following the announcement or consummation of the transaction, as the case may be.

        The following is a summary of the material financial and comparative analyses performed by Merrill Lynch that were presented to the Cinergy board of directors in connection with the delivery of its opinion. Some of the financial analyses summarized below include information presented in a tabular format. In order to fully understand Merrill Lynch's financial analyses, the tables must be read together with the text of the summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth below in tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Merrill Lynch.

Transaction Overview

        Based upon the $29.36 closing price of Duke Energy common stock on May 6, 2005, the last full trading day prior to the public announcement of the mergers, and the Cinergy exchange ratio, Merrill Lynch noted that the implied value of the consideration to be received in the Cinergy merger per share of Cinergy common stock as of that date was $45.80, which is referred to as the "implied consideration value." Based upon the implied consideration value, approximately 199.1 million diluted shares of Cinergy common stock outstanding (calculated using the treasury stock method), and approximately $4.852 billion of net debt and liquidation value of preferred stock, Merrill Lynch also noted that the Cinergy merger implied a net offer value of approximately $9.120 billion, and a transaction value of approximately $13.971 billion, which is referred to as the "implied transaction value."

        Merrill Lynch compared the implied consideration value to the closing price of Cinergy common stock on May 6, 2005 and to the average daily closing prices of Cinergy common stock for various time periods ending on that date and noted the following implied offer premia:

Time Period	Cinergy common stock price	Implied Premium*
Current (May 6, 2005)	$40.38	13.4%
1 week average	$40.10	14.2%
4 week average	$39.84	15.0%
8 week average	$39.86	14.9%
12 week average	$40.12	14.1%
52 week average	$39.63	15.6%

*
Based upon the implied consideration value of $45.80

Analysis of Cinergy

Historical Trading Performance

        Merrill Lynch reviewed the historical trading prices for the Cinergy common stock separately and in relation to Duke Energy common stock and the Philadelphia Utility Sector Index of publicly-traded utilities to provide background information on the prices at which Cinergy common stock has historically traded. This review indicated that during the 52-week period ending May 6, 2005, the Cinergy common stock traded as low as $34.92 per share and as high as $42.63 per share, and during the 3-month period ending May 6, 2005, the Cinergy common stock traded as low as $38.75 and as high as $41.69. These trading prices compared to the closing price of Cinergy common stock on May 6, 2005 of $40.38 and the implied consideration value of $45.80.

Comparable Public Companies Analysis

        Using publicly available information, Merrill Lynch compared certain financial and operating information, ratios, and valuation multiples for Cinergy with corresponding financial and operating information, ratios, and valuation multiples for selected utility companies with businesses and operations that, for purposes of analysis, could be considered similar to businesses and operations of Cinergy in certain respects. The following six companies were used by Merrill Lynch for comparison in this analysis:

  •
  Ameren Corp.,

  •
  Constellation Energy Group, Inc.,

  •
  DPL Inc.,

  •
  FirstEnergy Corp.,

  •
  PPL Corp., and

  •
  Wisconsin Energy Corp.

        Using publicly available information and research analyst estimates, Merrill Lynch reviewed for each of these companies:

  •
  stock price as a multiple of estimated earnings per share for fiscal year 2005, which is referred to below as "2005E P/E"; and

  •
  stock price as a multiple of estimated earnings per share for fiscal year 2006, which is referred to below as "2006E P/E."

        This analysis showed the following:

Cinergy Comparable Public Companies Analysis

Multiple	High		Low		Mean
2005E P/E	17.2	x	13.5	x	15.7	x
2006E P/E	16.3	x	12.4	x	14.3	x

        For purposes of this analysis, Merrill Lynch used both financial forecasts provided by Cinergy management, which are referred to as the "Cinergy Management Case," and selected publicly available equity research reports and consensus earnings per share estimates published by First Call for the period 2004 through 2006, and projected earnings per share and long term growth rates published by First Call and selected equity research reports and discussions with Cinergy management for the period

2007 through 2009, which are collectively referred to as the "Cinergy Street Case." Merrill Lynch also reviewed:

  •
  the implied transaction value as a multiple of estimated earnings before interest, taxes, depreciation and amortization, or EBITDA, for fiscal year 2005, which is referred to below as "Implied transaction value/2005E EBITDA";

  •
  the implied transaction value as a multiple of EBITDA for fiscal year 2006, which is referred to below as "Implied transaction value/2006E EBITDA";

  •
  the implied consideration value as a multiple of estimated earnings per share for fiscal year 2005, which is referred to below as "2005E Implied P/E";

  •
  the implied consideration value as a multiple of estimated earnings per share for fiscal year 2006, which is referred to below as "2006E Implied P/E"; and

  •
  the implied consideration value as a multiple of estimated earnings per share for fiscal year 2007, which is referred to below as "2007E Implied P/E."

For purposes of Merrill Lynch's analyses, to compare the multiples implied by the Cinergy Management Case and the Cinergy Street Case to Public Utility Companies (see table below), the Cinergy Management Case and the Cinergy Street Case were adjusted to exclude the financial performance (including the facility's operating losses and the related tax credit under Section 29 of the Code) from Cinergy's synthetic fuel production facilities, which are referred to collectively as the Cinergy synthetic fuel facility, through 2007, because such federal income tax credits generated by the Cinergy synthetic fuel facility expire at the end of 2007 and represent a temporary contribution to earnings. As a result, the implied transaction value and the implied consideration value were reduced by $0.69 per share of Cinergy common stock, which amount represents the estimated net present value of the projected cash flows from the Cinergy synthetic fuel facility using a discounted cash flow analysis.

        Merrill Lynch compared these multiples to the corresponding multiples for the group of six public utility companies listed above based upon their respective enterprise values (which means equity value plus indebtedness minus cash plus liquidation value of preferred stock and minority interest) and share prices. This analysis showed the following:

Multiple	Cinergy Management Case		Cinergy Street Case		Public Utility Companies*
Implied transaction value/2005E EBITDA	8.6	x	9.1	x	8.1	x
Implied transaction value/2006E EBITDA	7.9	x	8.4	x	—
2005E Implied P/E	18.0	x	18.0	x	15.7	x
2006E Implied P/E	16.3	x	16.7	x	14.3	x
2007E Implied P/E	14.7	x	15.6	x	12.9	x

*
Mean multiple

        Merrill Lynch estimated the following implied equity value per share ranges of Cinergy common stock, before giving effect to the Expected Synergies, based upon the Cinergy Management Case and the Cinergy Street Case, in each case, excluding projected earnings from the Cinergy synthetic fuel facility, using the reference ranges shown in the table below, plus the $0.69 per share which represented the discounted cash flow from the Cinergy synthetic fuel facility. The implied equity values in the table below compared to the closing price of Cinergy common stock on May 6, 2005 of $40.38 and the implied consideration value of $45.80.

Implied Equity Value per Share of Cinergy Common Stock
Multiple	Reference Range	Cinergy Management Case	Cinergy Street Case
2005E P/E	14.0x–16.0x	$35.75–$40.75	$35.75–$40.75
2006E P/E	13.0x–15.0x	$36.75–$42.25	$35.75–$41.25

Discounted Cash Flow Analysis

        Merrill Lynch performed a discounted cash flow, or DCF, analysis for Cinergy, valuing Cinergy as the sum of the DCF values of the following business segments:

  •
  commercial business (including wholesale generation, energy marketing and trading activities), and

  •
  regulated business (including regulated generation, transmission and distribution operations).

        Merrill Lynch estimated the present value of the stand-alone, unleveraged, after-tax cash flows that these business segments could produce over the fiscal years 2005 to 2009 on a stand-alone basis before giving effect to the Expected Synergies. Estimated financial data for each of the business segments were based upon the Cinergy Management Case. The range of terminal values was derived by applying multiples ranging from 7.5x to 8.5x terminal year estimated EBITDA to fiscal year 2009 estimated EBITDA for each of the business segments. In order to derive implied equity value per share ranges for Cinergy, Merrill Lynch discounted the free cash flows and terminal values to present value using a range of discount rates and then subtracted net debt (which means the total of all short and long term Cinergy debt minus cash). The relevant discount rates and multiples used were as follows:

Cinergy Business Segment	Discount Rate	2009E Terminal Multiple Range
Commercial Business	7.5%	7.5x–8.5x EBITDA
Regulated Business	6.5%	7.5x–8.5x EBITDA

        For purposes of this analysis, the projected cash flows through 2007 from Cinergy's synthetic fuel facility (including the operating losses from the facility and the related tax credits under Section 29 of the Code) were separately valued using a discounted cash flow analysis and a discount rate of 7.5%, and Cinergy's power technology and infrastructure services business was separately valued based on book value.

        This analysis indicated an implied equity value per share range of Cinergy common stock from approximately $39.25 to $46.75, compared to the closing price of Cinergy common stock on May 6, 2005 of $40.38 and the implied consideration value of $45.80.

Research Analyst Price Targets

        Merrill Lynch reviewed the most recent Wall Street research equity analyst per share target prices for Cinergy common stock, which ranged from $41.00 to $46.00, compared to the closing price of Cinergy common stock on May 6, 2005 of $40.38 and the implied consideration value of $45.80.

Analysis of Duke Energy

Historical Trading Performance

        Merrill Lynch reviewed the historical trading prices for the Duke Energy common stock to provide background information on the prices at which Duke Energy common stock has historically traded. This review indicated that during the 52-week period ending May 6, 2005, the Duke Energy common stock traded as low as $18.85 per share and as high as $29.52 per share, and during the 3-month period ending May 6, 2005, the Duke Energy common stock traded as low as $25.62 and as high as $29.52. These trading prices compared to the closing price of Duke Energy common stock on May 6, 2005 of $29.36.

Comparable Public Companies Analysis

        Using publicly available information, Merrill Lynch analyzed and compared certain financial and operating information, ratios, and valuation multiples for Duke Energy with corresponding financial and operating information, ratios, and valuation multiples for selected companies with businesses and operations that, for purposes of analysis, could be considered similar to businesses and operations of Duke Energy in certain respects. The following nine energy and power companies were used by Merrill Lynch for comparison in this analysis:

  •
  Dominion Resources, Inc.,

  •
  Edison International,

  •
  Entergy Corp.,

  •
  Exelon Corp.,

  •
  FPL Group, Inc.,

  •
  Kinder Morgan, Inc.,

  •
  NiSource, Inc.,

  •
  Southern Company Inc., and

  •
  TXU Corp.

        Using publicly available information and research analyst estimates, Merrill Lynch reviewed for each of these companies:

  •
  stock price as a multiple of estimated earnings per share for fiscal year 2005, which is referred to below as "2005E P/E"; and

  •
  stock price as a multiple of estimated earnings per share for fiscal year 2006, which is referred to below as "2006E P/E."

        This analysis showed the following:

Duke Energy Comparable Public Companies Analysis

Multiple	High		Low		Mean
2005E P/E	17.9	x	12.6	x	15.5	x
2006E P/E	16.4	x	10.6	x	14.3	x

        Using publicly available information and research analyst estimates, Merrill Lynch also reviewed the historical trading prices for the Duke Energy common stock in relation to a composite index consisting of the nine public energy and power companies listed above on May 6, 2005 and for various time periods ending on that date. Merrill Lynch compared the Duke Energy common stock trading prices during those periods as a multiple of estimated earnings per share for the next twelve months, as published by First Call, which is referred to as "Forward P/E," to the Forward P/E for such other companies, and noted the differential between the Forward P/E for Duke Energy and such other companies which reflected the extent to which Duke Energy has traded at a higher multiple of projected earnings compared to such other companies. This analysis showed the following:

Duke Energy Forward P/E Analysis

Time Period	Duke Energy Forward P/E		Public Company Composite Index Forward P/E		Differential
Current (May 6, 2005)	18.3	x	15.2	x	3.1	x
One month average	18.1	x	15.2	x	2.8	x
Three month average	17.7	x	15.1	x	2.6	x
Six month average	17.5	x	14.8	x	2.7	x
One year average	17.4	x	14.0	x	3.4	x
Two year average	16.3	x	13.5	x	2.8	x
Three year average	14.4	x	12.7	x	1.6	x
Five year average	14.8	x	12.9	x	1.9	x
Ten year average	14.7	x	13.0	x	1.7	x

        Using the reference ranges shown in the table below, Merrill Lynch estimated the following implied equity value ranges per share of Duke Energy common stock, before giving effect to the Expected Synergies, based upon financial forecasts provided by Duke Energy management, as adjusted by Cinergy management, which are referred to as the "Duke Adjusted Case," and selected publicly available equity research reports for the period 2004 through 2006, and projected earnings per share and long term growth rates published by First Call and selected equity research reports for the period 2007 through 2009, which are collectively referred to as the "Duke Street Case." These implied equity values compared to the closing price of Duke Energy common stock on May 6, 2005 of $29.36 as follows:

Implied Equity Value per Share of Duke Energy common stock
Benchmark	Reference Range	Duke Adjusted Case	Duke Street Case
2005E P/E	17.0x–19.0x	$26.50–$29.75	$26.25–$29.50
2006E P/E	16.0x–18.0x	$26.00–$29.25	$27.25–$30.50

Discounted Cash Flow Analysis

        Merrill Lynch performed a DCF analysis for Duke Energy, valuing Duke Energy as the sum of the DCF values of the following five principal business entities:

  •
  Duke Power,

  •
  Duke Energy Gas Transmission,

  •
  Duke Energy Field Services,

  •
  Duke Energy North America, and

  •
  Duke Energy International.

        Merrill Lynch estimated the present value of the stand-alone, unleveraged, after-tax cash flows that these business entities could produce over the fiscal years 2005 to 2009 on a stand-alone basis before giving effect to the Expected Synergies. Estimated financial data for each of the business entities were based on the Duke Adjusted Case.

        The range of terminal values was derived by applying a range of multiples to fiscal year 2009 estimated EBITDA for each of the relevant business entities. In order to derive implied equity value per share ranges for Duke Energy, Merrill Lynch discounted the free cash flows and terminal values to present value using a range of discount rates and then subtracted net debt (which means the total of all short and long term Duke Energy debt minus cash). The relevant discount rates and multiples used were as follows:

Duke Energy Business Segment	Discount Rate	2009E Terminal Multiple Range
Duke Power	6.0%	8.0x–9.0x EBITDA
Duke Energy Gas Transmission	7.5%	8.0x–9.0x EBITDA
Duke Energy Field Services	9.0%	7.0x–8.0x EBITDA
Duke Energy North America	9.0%	8.0x–9.0x EBITDA
Duke Energy International	9.5%	6.0x–7.0x EBITDA

For purposes of this analysis, Duke Energy's Crescent Resources, LLC was separately valued using a sum-of-the-parts asset valuation.

        This analysis indicated an implied equity value per share range of Duke Energy common stock from approximately $27.25 to $32.00, compared to the closing price of Duke Energy common stock on May 6, 2005 of $29.36.

Research Analyst Price Targets

        Merrill Lynch reviewed the most recent Wall Street research equity analyst per share target prices for Duke Energy common stock, which ranged from $24.00 to $33.00, compared to the closing price of Duke Energy common stock on May 6, 2005 of $29.36.

Exchange Ratio Analysis

Historical Implied Exchange Ratio Trading Analysis

        Merrill Lynch reviewed the per share daily closing trading prices for the Cinergy common stock and the Duke Energy common stock for the three-year period ending May 6, 2005 to provide background information on the prices at which Cinergy and Duke Energy common stock have historically traded. For perspective on the relative prices at which Cinergy and Duke Energy common stock have historically traded, Merrill Lynch calculated the historical implied exchange ratios by dividing the daily closing prices of Cinergy common stock by those of Duke Energy common stock. This analysis showed the following:

	Implied Exchange Ratios
	Low		Mean		High
Current (05/07/05)	1.375	x	1.375	x	1.375	x
One Month	1.357		1.386		1.414
Three Months	1.357		1.441		1.544
Six Months	1.357		1.510		1.702
One Year	1.357		1.665		1.939
Two Years	1.357		1.794		2.123
Three Years	0.951		1.745		2.598

        In addition, Merrill Lynch compared the Cinergy exchange ratio to the low, mean and high implied exchange ratios over the same time periods and noted the amount by which the Cinergy exchange ratio constituted a premium (or discount) to the implied exchange ratios for such periods. This analysis showed the following:

	Implied Premium/(Discount)
	Low	Mean		High
Current (05/07/05)	13.4%	13.4%		13.4%
One Month	15.0%	12.6%		10.3%
Three Months	15.0%	8.3%		1.1%
Six Months	15.0%	3.3%		(8.3%	)
One Year	15.0%	(6.3%	)	(19.5%	)
Two Years	15.0%	(13.1%	)	(26.5%	)
Three Years	64.1%	(10.6%	)	(40.0%	)

        Based upon the 52-week and 3-month high and low trading prices for the Cinergy common stock and the Duke Energy common stock noted above, Merrill Lynch calculated a range of implied exchange ratios of a share of Cinergy common stock to a share of Duke Energy common stock, in each case compared to the Cinergy exchange ratio. This analysis showed the following:

	Implied Exchange Ratio
	Low to High*	High to Low**
52-Week High/Low	1.183	2.262
3-Month High/Low	1.313	1.627

*
Calculated by dividing the low trading price of Cinergy common stock (that is, $34.92 and $38.75, respectively) by the high trading price of Duke Energy common stock (that is, $29.52).

**
Calculated by dividing the high trading price of Cinergy common stock (that is, $42.63 and $41.69, respectively) by the low trading price of Duke Energy common stock (that is, $18.85 and $25.62, respectively).

Relative Comparable Public Companies Analysis

        Based upon the implied equity values per share of Duke Energy common stock and Cinergy common stock that were estimated using the comparable public companies analyses described above, Merrill Lynch calculated a range of implied exchange ratios of a share of Cinergy common stock to a share of Duke Energy common stock, based upon

  •
  the Cinergy Management Case and the Duke Adjusted Case, and

  •
  the Cinergy Street Case and the Duke Street Case.

        This analysis yielded the following implied exchange ratios, compared to the Cinergy exchange ratio:

	Range of Implied Exchange Ratio
	Low to High*	High to Low**
Cinergy Management Case and Duke Adjusted Case	1.202	1.625
Cinergy Street Case and Duke Street Case	1.172	1.552

*
Calculated by dividing the low estimated valuation of Cinergy common stock (that is, $35.75) by the high estimated valuation of Duke Energy common stock (that is, $29.75 and $30.50, respectively).

**
Calculated by dividing the high estimated valuation of Cinergy common stock (that is, $42.25 and $40.75, respectively) by the low estimated valuation of Duke Energy common stock (that is, $26.00 and $26.25, respectively).

Relative DCF Analysis

        Based upon the implied equity values per share of Duke Energy common stock and Cinergy common stock that were estimated using the DCF methodologies described above, Merrill Lynch calculated a range of implied exchange ratios of a share of Cinergy common stock to a share of Duke Energy common stock, based upon the Cinergy Management Case and the Duke Adjusted Case. This analysis yielded the following implied exchange ratios, compared to the Cinergy exchange ratio:

Range of Implied Exchange Ratio
Low to High*	High to Low**
1.227	1.716

*
Calculated by dividing the low estimated valuation of Cinergy common stock (that is, $39.25) by the high estimated valuation of Duke Energy common stock (that is, 32.00).

**
Calculated by dividing the high estimated valuation of Cinergy common stock (that is, $46.75) by the low estimated valuation of Duke Energy common stock (that is, $27.25).

Relative Contribution Analysis

        Merrill Lynch performed a relative contribution analysis to compare the relative financial operating contributions of Duke Energy and Cinergy to the combined company resulting from the mergers. Merrill Lynch performed this analysis by calculating the relative contributions of Cinergy and Duke Energy to the combined company of projected EBITDA and net income for fiscal years 2005 to 2009, based upon the Cinergy Management Case and the Duke Adjusted Case, and the Cinergy Street Case and the Duke Street Case, respectively, in each case before giving effect to the Expected Synergies. The relative contributions of Cinergy were adjusted in each case to exclude the financial performance from the Cinergy synthetic fuel facility. The financial performance from the Cinergy synthetic fuel facility was excluded for valuation purposes, as the related tax credits expire at the end of 2007.

        This analysis yielded the following implied exchange ratios, compared to the Cinergy exchange ratio:

	Range of Implied Exchange Ratio
	Low*	High**
Cinergy Management Case and Duke Adjusted Case	1.494	2.100
Cinergy Street Case and Duke Street Case	1.419	1.742

*
Calculated by dividing the low estimated valuation of Cinergy common stock (that is, $43.88 and $41.66, respectively) by the closing price of Duke Energy common stock on May 6, 2005 of $29.36.

**
Calculated by dividing the high estimated valuation of Cinergy common stock (that is, $61.66 and $51.15, respectively) by the closing price of Duke Energy common stock on May 6, 2005 of $29.36.

Pro Forma Analysis

        Merrill Lynch performed a pro forma merger analysis for fiscal years 2007 and 2008 to analyze the potential effect of the mergers on Cinergy shareholders using the Cinergy Management Case and the Duke Adjusted Case. These projections assumed, among other factors, estimates of retained synergies provided by Cinergy management. The pro forma impact was found to be dilutive to earnings in 2007 and accretive to earnings in 2008 to Cinergy shareholders.

        The summary set forth above summarizes the material analyses performed by Merrill Lynch but does not purport to be a complete description of the analyses underlying the Merrill Lynch opinion or the presentation made by Merrill Lynch to the Cinergy board of directors. The preparation of a fairness opinion is a complex analytic process and is not necessarily susceptible to partial or summary description. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by Merrill Lynch, without considering all analyses and factors, could create an incomplete view of the processes underlying the Merrill Lynch opinion. Merrill Lynch did not assign relative weights to any of its analyses in preparing its opinion. The matters considered by Merrill Lynch in its analyses were based on numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Cinergy and Merrill Lynch, and involve the application of complex methodologies and educated judgments. In addition, no company utilized as a comparison in the analyses described above is identical to Cinergy or Duke Energy.

        Any estimates contained in the analyses performed by Merrill Lynch are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. In addition, as described above, the Merrill Lynch opinion was among several factors taken into consideration by the Cinergy board of directors in making its determination to approve the merger agreement and the mergers. Consequently, Merrill Lynch's analyses should not be viewed as determinative of the decision of the Cinergy board of directors with respect to the fairness to Cinergy of the Cinergy exchange ratio.

        The Cinergy board of directors selected Merrill Lynch to render a fairness opinion because Merrill Lynch is an internationally recognized investment banking firm with substantial experience in transactions similar to the mergers. As part of its investment banking business, Merrill Lynch is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.

        Merrill Lynch acted as financial advisor to Cinergy in connection with the transaction and will receive a fee from Cinergy for its services pursuant to a letter agreement dated as of March 28, 2005. Pursuant to this letter agreement, Cinergy paid Merrill Lynch for its services in connection with the Cinergy merger a fee of approximately $5,900,000 in cash upon public announcement of the merger agreement, and has agreed to pay to Merrill Lynch an additional fee in cash equal to the greater of (a) 0.17% of the Purchase Price (as defined below) and (b) $22,000,000, a portion of which will be payable upon adoption of the merger agreement by Cinergy shareholders and the balance of which will be payable contingent upon closing of the Cinergy merger, against which the fee payable to Merrill Lynch upon the public announcement of the merger agreement will be credited. For purposes of Merrill Lynch's engagement in connection with the Cinergy merger, "Purchase Price" means an amount equal to the sum of (a) the aggregate fair market value of the Duke Energy Holding common stock issued to Cinergy shareholders in connection with the Cinergy merger, (b) the amount of all indebtedness and preferred stock of Cinergy that is assumed, acquired, retired or defeased in connection with the Cinergy merger and (c) the fair market value of any assets of Cinergy (including working capital items) retained by Cinergy or any extraordinary dividends declared or paid by Cinergy. The fair market value of the Duke Energy Holding common stock and any other non-cash consideration delivered or retained in connection with the Cinergy merger will be the value determined by Cinergy and Merrill Lynch upon the closing of the Cinergy merger. Cinergy has also agreed to pay Merrill Lynch an amount in cash equal to 10% of any break-up, termination, topping, expense reimbursement or similar fee or payment received by Cinergy (net of any taxes payable by Cinergy in respect of such amounts), in connection with termination of the merger agreement, less the amount of any fee previously paid to Merrill Lynch, but in no event exceeding 33% of the success fee that was expected to be paid upon the closing of the Cinergy merger. Cinergy has also agreed to reimburse Merrill Lynch for its reasonable expenses, including attorneys' fees and disbursements.

        Merrill Lynch has, in the past, provided financial advisory and financing services to Cinergy and Duke Energy and/or its affiliates and has received customary fees for such services. Merrill Lynch continues to provide such services to Cinergy and Duke Energy and will receive fees for the rendering of such services. During the past two years, Merrill Lynch has received fees in the amount of approximately $75,000 from Cinergy and/or its affiliates for such financial advisory and financing services and approximately $1,000,000 from Duke Energy and/or its affiliates for such financial advisory and financing services, including an aggregate of $870,500 in connection with the accelerated share repurchase program and the open market purchase program described below under the heading "Comparative Stock Prices and Dividends," on page 143. In addition, in the ordinary course of its business, Merrill Lynch may actively trade the Cinergy common stock and other securities of Cinergy, as well as the Duke Energy common stock and other securities of Duke Energy, for its own account and for the accounts of its customers and for Duke Energy and, accordingly, may at any time hold a long or short position in such securities.

Interests of Cinergy's Directors and Executive Officers in the Mergers

        In considering the recommendation of the Cinergy board of directors with respect to the merger agreement, Cinergy's shareholders should be aware that some of Cinergy's executive officers and directors have interests in the mergers and have arrangements that are different from, or in addition to, those of Cinergy's shareholders generally. The Cinergy board of directors was aware of these interests and considered them, among other matters, in reaching its decisions to approve and adopt the merger agreement and to recommend that Cinergy's shareholders vote in favor of adopting the merger agreement and approving the mergers. Messrs. Duncan and Grealis, two of Cinergy's former executive officers, are no longer employed with Cinergy, and therefore their interests are not described separately below. See "—Former Executive Officers," on page 106. Following the approval and adoption of the merger agreement, Cinergy entered into agreements with certain executive officers, including Messrs. Cyrus, Turner and Manly and Ms. Good, to accelerate the payment of a portion of the executives' benefits in order to mitigate Cinergy's taxes and related expenses. See "New Agreements" on page 105.

        Equity Compensation Awards.    The merger agreement provides that upon completion of the mergers, each Cinergy stock option, including those held by executive officers and directors of Cinergy, will be converted into Duke Energy Holding stock options based on the Cinergy exchange ratio. In addition, the merger agreement provides that, upon completion of the Cinergy merger, each share of restricted stock or phantom stock and other equity award based upon shares of Cinergy common stock, including those held by executive officers and directors of Cinergy, will be converted into shares of restricted stock or awards based upon shares of Duke Energy Holding common stock based on the Cinergy exchange ratio. Upon completion of the Cinergy merger, each stock option and share of restricted stock or phantom stock held by executive officers and granted prior to the date of the merger agreement will vest in full. Equity compensation awards, including stock options and restricted stock, granted after the date of the merger agreement will not vest upon completion of the Cinergy merger, but will vest in accordance with their normal vesting schedule or, depending on the terms of the applicable award agreement, upon an earlier involuntary termination of employment without "cause" or a voluntary termination of employment for "good reason" (as each such term is defined in the applicable award agreement). Based on Cinergy equity compensation awards held by executive officers and directors of Cinergy as of May 9, 2005 and assuming a closing date of April 1, 2006, upon completion of the Cinergy merger, Messrs. Rogers, Cyrus, Turner and Manly and Ms. Good and the remaining executive officers and directors, as a group, respectively, would vest, as of completion of the Cinergy merger, in respect of 275,900, 51,900, 39,600, 121,600 and 39,600 and 180,500 shares of Cinergy common stock subject to their stock options and 129,049, 9,948, 11,145, 9,948 and 7,972 and 28,272 shares of Cinergy restricted stock and phantom stock.

        LTIP Performance Share Awards.    Upon completion of the Cinergy merger, each performance share award granted under the Long-Term Incentive Compensation Program prior to the date of the merger agreement will be paid based on maximum performance levels without proration, which will result in a payout of 200% of the target award. In the absence of the Cinergy merger, the performance shares would be paid out based on Cinergy's actual level of achievement of the applicable performance measures, but without any assurance that the maximum achievement level would be reached. Upon completion of the Cinergy merger, each performance share award granted after the date of the merger agreement and prior to completion of the Cinergy merger, will be paid based on the greater of target performance or actual performance pro rated through completion of the Cinergy merger. Based on Cinergy performance share awards held by executive officers of Cinergy as of May 9, 2005, plus performance shares granted after the date of the merger agreement for the performance cycle starting in 2006, and assuming a closing date of April 1, 2006, upon completion of the mergers, Messrs. Rogers, Cyrus, Turner and Manly and Ms. Good and the remaining executive officers, as a group, respectively, would be provided, as of completion of the Cinergy merger, 313,417, 58,948, 45,088, 47,277 and 21,875 and 114,219 shares of Cinergy common stock (or their cash equivalent) in connection with their performance share awards, plus accrued dividends. Based on Cinergy performance share awards granted to executive officers after the date of the merger agreement and effective on January 1, 2006, and assuming a closing date of April 1, 2006, Messrs. Rogers, Cyrus, Turner and Manly and Ms. Good, and the remaining executive officers, as a group, respectively, would be provided 65,510, 12,828, 10,756, 10,289 and 7,469, and 26,486 additional shares of Cinergy common stock (or their cash equivalent) in connection with these performance share awards, plus accrued dividends, in the event that each of the executive officers' employment is involuntarily terminated without "cause" or is voluntarily terminated for "good reason" within the two-year period following the closing of the merger.

        Retention Bonuses.    Prior to completion of the Cinergy merger, the merger agreement provides that Cinergy may provide for retention and/or project specific bonuses to employees, including executive officers, not in excess of $50 million in the aggregate, except that Cinergy must obtain the prior approval of Duke Energy if retention and/or project specific bonuses exceed $20 million in the aggregate during any twelve-month rolling period or if any such bonus exceeds $200,000 for any one individual. As of the date hereof, no such retention and/or project specific bonuses have been granted to any executive officers.

        Employment Agreements.    Except for two executive officers, one of whom has no employment agreement and one of whom has an employment agreement that provides for two years of additional salary and welfare benefits in the event the executive's employment is involuntarily terminated without "cause" or is voluntarily terminated for "good reason" (as each term is defined in the agreement), each of Cinergy's executive officers, including Messrs. Rogers, Cyrus, Turner and Manly and Ms. Good, is party to an employment agreement with a term that renews annually such that the term is never less than two years (absent a notice of non-renewal). Under the terms of the employment agreement, in the event that, within two years following a change in control, such as completion of the Cinergy merger, the executive's employment is involuntarily terminated without "cause" or is voluntarily terminated for "good reason" (as each term is defined in the agreements), the executive officer will be entitled to (1) a lump sum payment equal to three times the sum of (a) the executive's annual base salary and (b) the greatest of (I) the executive's target bonus for the year in which the date of termination occurs, (II) the annual bonus earned by the executive for the year immediately preceding the year in which the date of termination occurs, (III) the annual bonus earned by the executive for the year immediately preceding the year in which the change in control occurs, or (IV) the annual bonus that would have been earned by the executive for the year in which the date of termination occurs; (2) a lump sum equal to any benefits under Cinergy's supplemental life insurance program as of the date of termination, calculated as if the executive was fully vested as of the date of termination; (3) three additional years of age and service credit for purposes of determining the executive's entire supplemental retirement benefit as of the date of termination, the ability to elect to receive the actuarial equivalent of their entire supplemental retirement benefit in a lump sum, and full vesting in the executive's accrued benefits as of the date of termination under the Cinergy retirement plans (i.e., the excess pension plan and supplemental executive retirement plan); (4) a lump sum payment, grossed up for taxes, equal to 36 months of premiums under Cinergy's life, disability, accident and health insurance benefit plans; (5) a lump sum payment of $15,000, grossed up for taxes, in order to cover tax counseling services from an agency selected by the executive; (6) a lump sum payment of $60,000, $50,000 or $35,000 (depending on the terms of the executive's agreement), grossed up for taxes, in lieu of any other rights with respect to the executive's automobile; (7) outplacement services and (8) a prorated annual bonus for the year of termination (unless the termination occurs in the same year as the change in control).

        In the event that the executive would be subject to the excise tax under Section 4999 of the Code, the executive will receive an additional payment such that he or she is placed in the same after-tax position as if no excise tax had been imposed.

        Unless waived by Cinergy, under the terms of the employment agreements, the executive officers are not permitted to sell or otherwise dispose of any shares of Cinergy's stock acquired pursuant to the exercise of a stock option, other than to pay the option exercise price or the related tax withholding obligation, until 90 days after termination of employment. In connection with the Cinergy merger and in consideration for the amendments to the employment agreements described below, Cinergy's board of directors has reserved the right to consider this provision such that following completion of the Cinergy merger and consistent with then-current Duke Energy policies and requirements, no such restriction might apply. Duke Energy's then-current minimum stock ownership policy, however, will continue to apply.

        In connection with the signing of the merger agreement, Cinergy entered into amendments to the employment agreements with certain of its executive officers, including each of Messrs. Cyrus, Turner and Manly, pursuant to which each of the executives has agreed to waive his or her right to resign for good reason and be entitled to severance benefits solely as a result of being required to relocate to Charlotte, North Carolina or, for some executives, Houston, Texas in connection with the Cinergy merger. In addition, the good reason definitions were amended to eliminate the executives' right to resign for good reason and collect severance due to changes in the executives' titles that may arise as a result of the Cinergy merger and to add a right to resign for good reason and collect severance pay in the event that Mr. Rogers fails to continue to serve as Chief Executive Officer of Duke Energy Holding following completion of the mergers (other than as a result of his death, disability, termination for "cause" or his voluntary resignation without "good reason").

        Assuming that the Cinergy merger is completed on April 1, 2006 and each of the executive officers' employment is involuntarily terminated without "cause" or is voluntarily terminated for "good reason" immediately after completion, the estimated amount of additional cash severance (based upon current base salaries and maximum bonus opportunities and excluding supplemental retirement benefits and continued medical and welfare benefits) that would be payable to each of Messrs. Rogers, Cyrus, Turner and Manly and Ms. Good, and the remaining executive officers, respectively, as a group, is approximately $11,438,892, $4,467,610, $3,806,261, 3,652,567 and $2,697,909 and $9,556,115, and the estimated lump sum actuarial equivalent of the enhanced supplemental retirement benefits payable as a result of the mergers to each of Messrs. Rogers, Cyrus, Turner and Manly and Ms. Good, and the remaining executive officers, respectively, as a group is $7,822,615, $2,982,824, $1,483,667, $3,559,854 and $691,366 and $5,178,663. These estimates do not include excise tax gross-up payments which, depending on a variety of factors, Cinergy may be required to make.

        Term Sheet with James E. Rogers.    At the completion of the Cinergy merger, James E. Rogers will become President and Chief Executive Officer of Duke Energy Holding. In connection with adoption of the merger agreement, Duke Energy, Cinergy, Duke Energy Holding and Mr. Rogers executed a term sheet pursuant to which the parties agreed to amend Mr. Rogers' existing employment agreement, as described above, in certain respects to reflect the merger agreement and the transactions contemplated thereby. Mr. Rogers' employment agreement will be assumed by Duke Energy Holding effective upon the completion of the Cinergy merger and will provide for a three-year term of employment commencing upon completion of the mergers, which will renew automatically for subsequent one-year periods thereafter if neither Mr. Rogers nor Duke Energy Holding gives notice prior to or as of a specified date.

        Under the term sheet, Mr. Rogers has agreed to waive his right to claim "good reason" for a termination as a result of his required relocation to Charlotte, North Carolina. In addition, Mr. Rogers' term sheet provides that the parties will negotiate in good faith to restructure the current compensation arrangements for Mr. Rogers to provide that he will be paid substantially in the form of equity compensation by which the current Duke Energy Chief Executive Officer is presently compensated, in any event on economic terms no less favorable than Mr. Rogers' existing compensation arrangements.

        If Mr. Rogers' employment is involuntarily terminated without "cause" or Mr. Rogers resigns for "good reason" on or prior to the second anniversary of the completion of the Cinergy merger, or within two years following a change in control of Duke Energy Holding, then he will receive an amount no less than the economic value to which he would otherwise be entitled under his existing employment agreement had he terminated employment under such circumstances immediately following the completion of the Cinergy merger. If such termination of employment occurs at any time following the second anniversary of the completion of the Cinergy merger (other than within two years following a change in control of Duke Energy Holding), then he will receive an amount no less than the economic value to which he would otherwise be entitled under his existing employment agreement had he terminated employment immediately prior to the completion of the mergers (and, in either case, such economic value will be determined without regard to the form of his then-restructured compensation arrangements).

        Under the term sheet, the parties have agreed to quantify the present value of Mr. Rogers' supplemental retirement benefits (i.e., SERP benefits) immediately prior to the completion of the Cinergy merger and provide for the deferral of such amount. The parties also agreed to reimburse Mr. Rogers for the costs he incurs to relocate to Charlotte, North Carolina and to remove the restriction on the sale of stock acquired upon the exercise of stock options, provided that Mr. Rogers will be subject to applicable stock ownership guidelines.

        In addition, the following Cinergy officers have been proposed to serve in the following positions at Duke Energy Holding upon completion of the mergers: Lynn J. Good, currently executive vice president and chief financial officer at Cinergy, will lead the treasury function, reporting to David L. Hauser; Marc E. Manly, currently executive vice president and chief legal officer at Cinergy, will lead the legal group, which will also include federal affairs, internal audit, ethics and compliance and the corporate secretary; James L. Turner, currently president at Cinergy, will lead U.S. franchised electric and gas commercial functions, which will include the company's regulated utility entities and their shared legal, finance, and rates and regulatory functions; Kay E. Pashos, currently president of PSI, serving Indiana, will continue in this role; and Julia S. Janson, currently corporate secretary and chief compliance officer at Cinergy, will serve as corporate secretary and will lead ethics and compliance (all selections are subject to board approval as described on page 106).

        Annual Incentive Plan (Management Employees).    Upon a change in control, such as completion of the Cinergy merger, each corporate target goal and individual goal under the Annual Incentive Plan for management employees will be deemed to have been fully satisfied at the maximum level and each participant who is employed by Cinergy at the time of the change in control will be entitled to receive an annual performance award in the same manner as though the maximum incentive level had been obtained for the full performance period. In the absence of the Cinergy merger, the Annual Incentive

Plan amounts would be paid out based on the actual level of achievement of the applicable performance measures, but without any assurance that the maximum incentive levels would be reached. In the event that Cinergy has not adopted an annual program in the year in which a change in control occurs, then each participant who is employed by Cinergy will be entitled to receive an annual performance award in the same manner as though the prior year's annual program were in effect and the maximum incentive level had been obtained for the full performance period. Upon a change in control, the estimated amount of the annual incentive plan award (based upon the current base salaries and maximum bonus opportunities) that would be payable as a result of the mergers to each of Messrs. Rogers, Cyrus, Turner and Manly and Ms. Good, and the remaining executive officers, respectively, as a group is $2,405,005, $699,905, $589,680, $564,064 and $409,500 and $1,414,371.

        New Agreements.    In addition to the payments discussed above, on December 30, 2005, Cinergy entered into agreements with certain executive officers, including Messrs. Cyrus, Turner and Manly and Ms. Good, to accelerate the payment of a portion of the executive's benefits, otherwise expected to be paid following the closing of the merger, in order to mitigate Cinergy's taxes and related expenses. The new agreements amend the executive officers' employment agreements, and the benefit plans in which they participate, to provide that Cinergy will accelerate (into 2005) the payment of certain amounts that they have previously earned or are expected to earn following the closing of the merger. Pursuant to these agreements, Cinergy prepaid Messrs. Cyrus $9,223,445, Turner $589,680 and Manly $1,403,664 and Ms. Good $973,137, and the other executive officers as a group $21,877,316 in connection with some or all of the following benefits: (i) performance shares under the Company's long-term incentive plan, (ii) expected 2006 bonus payment, (iii) estimated severance benefits, (iv) expected and/or earned supplemental executive retirement benefits and (v) restricted stock awards. In the event the executive voluntarily terminates his or her employment prior to the closing of the merger, the executive is obligated to repay all of the payments, and if the merger does not close on or prior to a specified date, the executive is obligated to repay half of the payments, to reflect his or her estimated tax liability upon receipt of the accelerated payments; in each case, less any amounts that the executive has already earned through such date. The prepaid amounts that have not already been earned or have vested will reduce the amounts described above that are payable as a result of the closing of the merger. By accelerating these payments, Cinergy will mitigate its taxes and related expenses that it would otherwise incur if it had waited until after 2005 to make these payments.

        Directors' Plans.    Following a change in control, such as completion of the Cinergy merger, each director who participates in the Retirement Plan for Directors will be entitled to receive a lump sum payment of the actuarial equivalent of the benefits accrued and remaining unpaid as of the date of the change in control. The lump sum equivalent will be calculated assuming the interest rate used by the Pension Benefit Guaranty Corporation in determining the value of immediate benefits as of the immediately preceding January 1. Following a change in control, such as completion of the Cinergy merger, each director's account under the Directors' Equity Compensation Plan, and, at the discretion of the compensation committee of the board of directors of Cinergy, amounts deferred by each director under the Directors' Deferred Compensation Plan or otherwise, become immediately payable.

        Nonqualified Executive Plans.    Upon a change in control, such as completion of the Cinergy merger, the compensation committee of the board of directors of Cinergy in its sole discretion may elect to accelerate the distribution of a participant's benefits under the Excess Pension Plan, Supplemental Executive Retirement Plan, 401(k) Excess Plan, Excess Profit Sharing Plan and Nonqualified Deferred Incentive Compensation Plan so that a participant's benefits will be distributed to the participant in a single lump sum payment no later than 30 days after the change in control. In addition, selected executive officers who participate in such plans have been provided the opportunity to elect to receive their benefits thereunder (and the supplemental retirement benefits provided under their employment agreements) in a lump sum in the event of termination of employment prior to or following the change in control.

        Non-Union Employees' Pension Plan.    During the three year period following a change in control, such as completion of the Cinergy merger, participants in the Non-Union Employees' Pension Plan, including the executive officers, are entitled to certain protections, including in the event that such plan is merged or consolidated with any other plan or a portion of its assets and liabilities are transferred to another plan, and the plan may not be amended in any manner that would adversely affect the computation or amount of, or the entitlement to, retirement benefits under the plan.

        Service of Directors.    As noted below, in the section entitled "The Mergers—Continuing Board and Management Positions," 5 of the 15 directors of Duke Energy Holding upon completion of the mergers will be individuals who were directors designated by Cinergy. Cinergy intends to appoint the following current members of its board of directors to the board of directors of Duke Energy Holding: Michael G. Browning, Phillip R. Cox, James E. Rogers, Mary L. Schapiro and Dudley S. Taft.

        Indemnification.    The merger agreement includes provisions relating to indemnification and insurance for directors and officers of Cinergy. See "—Indemnification and Insurance" beginning on page 108.

        Former Executive Officers.    Mr. William J. Grealis retired from Cinergy effective as of June 1, 2005. For a description of his retirement and consulting agreement, see Exhibit 10-ffff to Cinergy's Quarterly Report on Form 10-Q for the period ended March 31, 2005, filed with the SEC on May 10, 2005. In addition to the benefit to which Mr. Grealis is entitled pursuant to the terms of his retirement and consulting agreement, assuming a closing date of April 1, 2006, upon completion of the Cinergy merger Mr. Grealis would be provided 17,562 shares of Cinergy common stock (or their cash equivalent) in connection with the performances share awards he held as of May 9, 2005 pursuant to the terms of the performance share agreements. Mr. R. Foster Duncan resigned from Cinergy effective as of June 30, 2005. For a description of his separation agreement, see exhibit 10.1 to Cinergy's Current Report on Form 8-K filed with the SEC on July 8, 2005. Under his separation agreement, one-half of Mr. Duncan's supplemental retirement benefit, which is otherwise payable in installments over his (and his surviving spouse's) lifetime, will be paid to him in a lump sum of $2,244,874 on March 1, 2009, if the Cinergy merger is completed prior to that date.

Continuing Board and Management Positions

        The Duke Energy Holding board of directors will consist initially of 10 directors designated by Duke Energy and 5 directors designated by Cinergy. Duke Energy announced that it intends to appoint the following current members of its board of directors to the board of directors of Duke Energy Holding: Paul M. Anderson, Roger Agnelli, William Barnet III, G. Alex Bernhardt Sr., William T. Esrey, Ann Maynard Gray, James H. Hance Jr., Dennis R. Hendrix, Michael E.J. Phelps, and James T. Rhodes. Cinergy intends to appoint the following current members of its board of directors to the board of directors of Duke Energy Holding: Michael G. Browning, Phillip R. Cox, James E. Rogers, Mary L. Schapiro and Dudley S. Taft. Committee members and chairpersons will be chosen from among the members of the board of directors without regard to whether a director was formerly a director of Duke Energy or formerly a director of Cinergy. Under the merger agreement, prior to the first annual meeting of shareholders of Duke Energy Holding at which Directors are elected following the effective date of the mergers, the size of the board of Duke Energy Holding may not be increased or decreased without the affirmative vote of at least 80% of the entire board.

        The merger agreement provides that Mr. Rogers will be the President and Chief Executive Officer of Duke Energy Holding and Mr. Anderson will be the Chairman of the board of directors of Duke Energy Holding. In addition to the duties of the Chairman of the board of directors attendant to such position set forth in the by-laws of Duke Energy Holding, Mr. Anderson will have management responsibilities for analyzing potential strategic alternatives regarding the separation of Duke Energy Holding's gas and electric business, and, if approved by Duke Energy Holding's board of directors, the implementation of such separation. Accordingly, the President or other chief officer of the gas business will report directly to the Chairman of the board of directors (as well as to the President and CEO). In his capacity as President and CEO, Mr. Rogers will have all duties customary to such position.

        Mr. Anderson and Mr. Rogers are to jointly evaluate candidates to fill the 25 most senior officer positions at Duke Energy Holding, although in the event they cannot agree on a candidate, Mr. Rogers will select the individual to serve. These officer positions, however, are subject to the approval (as a slate) of the pro forma board of directors of Duke Energy Holding.

        Pursuant to the selection process described above, the following people have been selected as of the date of this joint proxy statement/prospectus to be officers of Duke Energy Holding (subject to board approval as described above):

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  Paul H. Barry, currently vice president, mergers and acquisitions at Duke Energy, will lead Duke Energy Americas, including trading and marketing, non-regulated generation, Duke Energy International and Cinergy Solutions;

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  Julie A. Dill, currently vice president, shareholder and investor relations at Duke Energy, will lead investor relations and corporate communications;

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  Fred J. Fowler, currently president and chief operating officer at Duke Energy, will lead the gas businesses—Duke Energy Gas Transmission and Duke Energy Field Services;

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  Lynn J. Good, currently executive vice president and chief financial officer at Cinergy, will lead the treasury function, reporting to David L. Hauser;

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  David L. Hauser, currently group vice president and chief financial officer at Duke Energy, will lead the financial function, which will include the controller's office, treasury, tax, risk management and insurance;

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  Marc E. Manly, currently executive vice president and chief legal officer at Cinergy, will lead the legal group, which will also include federal affairs, internal audit, ethics and compliance and the corporate secretary;

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  Sandra P. Meyer, currently Duke Power group vice president, customer service, sales and marketing, will be president of CG&E and Union Light Heat and Power (ULH&P);

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  Jim W. Mogg, currently group vice president and chief development officer at Duke Energy, will become advisor to the chairman with Crescent Resources reporting to him;

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  Thomas C. O'Connor, currently group vice president, corporate strategy at Duke Energy, will lead U.S. franchised electric and gas operations which will include regulated fossil/hydro generation, fossil/hydro fleet services, power and gas delivery, customer service call centers, engineering and construction, portfolio optimization and shared services;

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  Kay E. Pashos, currently president of PSI, serving Indiana, will continue in this role;

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  Christopher C. Rolfe, currently vice president, human resources at Duke Energy, will lead the human resources function, including human resources and labor policy, diversity, management and employee development, and compensation and benefits;

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  Ellen T. Ruff, currently Duke Power group vice president, planning and external relations, will be president of Duke Power;

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  Ruth G. Shaw, currently president and chief executive officer at Duke Power, will lead nuclear strategy and operations and environmental policy and other public policy issues;

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  B. Keith Trent, currently group vice president, general counsel and secretary at Duke Energy, will lead corporate development, including corporate strategy, and mergers and acquisitions;

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  James L. Turner, currently president at Cinergy, will lead U.S. franchised electric and gas commercial functions, which will include the company's regulated utility entities and their shared legal, finance, and rates and regulatory functions; and

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  Steven K. Young, currently vice president and controller at Duke Energy, will lead the controller's function, reporting to David L. Hauser.

Indemnification and Insurance

        Each of the parties to the merger agreement agreed that, to the fullest extent permitted under applicable law, all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the consummation of the Cinergy merger existing as of the date of the merger agreement in favor of the current or former directors, officers, employees or fiduciaries under benefit plans currently indemnified by Cinergy and its subsidiaries or Duke Energy and its subsidiaries, as the case may be, as provided in their respective certificate or articles of incorporation, by-laws (or comparable organizational documents) or other agreements providing indemnification will survive the mergers and will continue in full force and effect in accordance with their terms. In addition, from and after the consummation of the Cinergy merger, directors, officers, employees and fiduciaries under benefit plans currently indemnified of Cinergy or Duke Energy or their respective subsidiaries who become directors, officers, employees or fiduciaries under benefit plans of Duke Energy Holding will be entitled to the indemnity rights and protections afforded to directors, officers, employees and fiduciaries under benefit plans of Duke Energy Holding.

        Further, the merger agreement provides that for six years after the consummation of the mergers, Duke Energy Holding will maintain in effect the directors' and officers' liability (and fiduciary) insurance policies currently maintained by Cinergy and Duke Energy covering acts or omissions occurring on or prior to the consummation of the mergers with respect to those persons who are currently covered by Cinergy's and Duke Energy's respective directors' and officers' liability (and fiduciary) insurance policies on terms with respect to such coverage and in amounts no less favorable than those set forth in the relevant policy in effect on the date of the merger agreement. If such insurance coverage cannot be maintained, Duke Energy Holding will maintain the most advantageous policies of directors' and officers' insurance otherwise obtainable. In addition, each of Duke Energy and Cinergy may purchase a six-year "tail" prepaid policy prior to the consummation of the mergers on terms and conditions no less advantageous to the parties entitled to indemnification than the existing directors' and officers' liability (and fiduciary) insurance maintained by Duke Energy or Cinergy, as the case may be, covering without limitation the transactions contemplated by the merger agreement, including the mergers. If Duke Energy or Cinergy purchases a "tail" prepaid policy prior to the consummation of the mergers, Duke Energy Holding will, and will cause Duke Energy and Cinergy, as the case may be, after the consummation of the mergers, to maintain such policy in full force and effect, for its full term, and to continue to honor their respective obligations under such policy.

        The merger agreement also provides that from and after the consummation of the Cinergy merger, each of Duke Energy Holding and the corporation surviving the Cinergy merger will jointly and severally indemnify and hold harmless each present director and officer of Cinergy or any of its subsidiaries (in each case, for acts or failures to act in such capacity), determined as of the date of the merger agreement, and any person who becomes such a director or officer between the date of the merger agreement and the consummation of the Cinergy merger, against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the consummation of the Cinergy merger, whether asserted or claimed prior to, at or after the consummation of the Cinergy merger (including any matters arising in connection with the transactions contemplated by the merger agreement), to the fullest extent permitted by applicable law (and Duke Energy Holding and the surviving company in the Cinergy merger will also advance expenses as incurred to the fullest extent permitted under applicable law, provided that if required by applicable law the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification).

        The merger agreement further provides that from and after the consummation of the Duke Energy merger, each of Duke Energy Holding and Duke Power, as the successor to the corporation surviving the Duke Energy merger, will jointly and severally indemnify and hold harmless each present director and officer of Duke Energy or any of its subsidiaries (in each case, for acts or failures to act in such capacity), determined as of the date of the merger agreement, and any person who becomes such director or officer between the date of the merger agreement and the consummation of the Duke Energy merger, against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the consummation of the Duke Energy merger, whether asserted or claimed prior to, at or after the consummation of the Duke Energy merger (including any matters arising in connection with the transactions contemplated by the merger agreement), to the fullest extent permitted by applicable law (and Duke Energy Holding or Duke Power will also advance expenses as incurred to the fullest extent permitted under applicable law, provided that if required by applicable law the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification).

        The obligations of Duke Energy Holding, the surviving company in the Cinergy merger and Duke Power will not be terminated or modified by such parties in a manner so as to adversely affect any of the persons entitled to indemnification without the consent of such affected persons. If Duke Energy Holding, the surviving company in the Cinergy merger or Duke Power or any of their respective successors or assigns (i) consolidates with or merges into any other corporation or entity and is not to be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions will be made so that the successors and assigns of Duke Energy Holding, the surviving company in the Cinergy merger or Duke Power Company LLC, as the case may be, assumes all of the foregoing indemnification obligations.

Listing of Duke Energy Holding Common Stock

        It is a condition to the completion of the mergers that the Duke Energy Holding common stock issuable to Duke Energy and Cinergy shareholders pursuant to the merger agreement be approved for listing on the NYSE, subject to official notice of issuance.

Deregistration and Delisting of Duke Energy and Cinergy Common Stock

        If the mergers are completed, Duke Energy and Cinergy will delist their respective common stock from the NYSE and may deregister their respective common stock under the Exchange Act. The shareholders of each of Duke Energy and Cinergy will become shareholders of Duke Energy Holding and their rights as shareholders will be governed by Delaware law and by Duke Energy Holding's certificate of incorporation and by-laws. See "Comparison of Shareholder Rights" beginning on page 163.

        Duke Energy and Cinergy may cease filing periodic reports pursuant to the Exchange Act with the SEC following deregistration of their common stock, subject to securities laws requirements. It is currently anticipated, however, that Duke Power, Duke Capital, Cinergy and Cinergy's utility subsidiaries will continue to engage in selected financing activities and likely will continue to issue securities registered pursuant to the Securities Act, and thus will continue to file periodic reports pursuant to the Exchange Act for some period of time, as required by the Exchange Act.

Dividends

        In accordance with the merger agreement, on June 29, 2005, Duke Energy increased its regular quarterly dividend to $0.31 per share of common stock. The most recent quarterly dividend declared by Duke Energy is $0.31 per share payable on March 16, 2006. Accordingly, Duke Energy's current dividend is $1.24 per share of common stock on an annual basis. The most recent quarterly dividend declared by Cinergy is $0.48 per share payable on February 15, 2006. Cinergy's current dividend is $1.92 per share of common stock on an annual basis.

        The merger agreement provides that Cinergy may continue to pay its regular quarterly cash dividend, not to exceed $0.48 per share, and does not currently anticipate making any changes to its dividend policies prior to the consummation of the mergers, and pursuant to the merger agreement is not permitted to increase its dividend absent the consent of Duke Energy.

        The boards of directors of Duke Energy and Cinergy will continue to evaluate their respective dividend policies in light of business, financial and regulatory considerations.

        After the mergers, Duke Energy Holding expects to pay dividends in an amount consistent with the dividend policy of Duke Energy in effect immediately prior to the consummation of the mergers. The payment of dividends by Duke Energy Holding, however, will be subject to approval and declaration by the Duke Energy Holding board of directors and will depend on a variety of factors, including business, financial and regulatory considerations and the amount of dividends paid to it by its subsidiaries.

Material U.S. Federal Income Tax Consequences of the Duke Energy Reorganization and the Cinergy Merger

        The following is a discussion of the material U.S. federal income tax consequences of the Duke Energy reorganization and the Cinergy merger to U.S. persons who hold Duke Energy common stock or Cinergy common stock. The discussion which follows is the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Duke Energy, insofar as it sets forth United States federal income tax consequences of the Duke Energy reorganization to shareholders of Duke Energy, and is the opinion of Wachtell, Lipton, Rosen & Katz, counsel to Cinergy, insofar as it sets forth United States federal income tax consequences of the Cinergy merger to shareholders of Cinergy. The discussion which follows is based on the Code, Treasury regulations issued under the Code, and judicial and administrative interpretations thereof, all as in effect as of the date of this joint proxy statement/prospectus, all of which are subject to change at any time, possibly with retroactive effect. The discussion applies only to shareholders who hold Duke Energy common stock or Cinergy common stock as a capital asset within the meaning of Section 1221 of the Code. The discussion assumes that the Duke Energy reorganization and the Cinergy merger will be consummated in accordance with the merger agreement and as further described in this joint proxy statement/prospectus. This discussion is not a complete description of all of the consequences of the Duke Energy reorganization and the Cinergy merger, and, in particular, may not address U.S. federal income tax considerations applicable to Duke Energy shareholders and Cinergy shareholders subject to special treatment under U.S. federal income tax law, including, without limitation:

  •
  financial institutions or insurance companies;

  •
  mutual funds;

  •
  tax-exempt organizations;

  •
  shareholders who are not citizens or residents of the United States;

  •
  pass-through entities or investors in such entities;

  •
  dealers or brokers in securities or foreign currencies;

  •
  shareholders who hold individual retirement or other tax-deferred accounts;

  •
  traders in securities who elect to apply a mark-to-market method of accounting;

  •
  shareholders who hold Duke Energy or Cinergy common stock as part of a hedge, appreciated financial position, straddle, constructive sale or conversion transaction;

  •
  shareholders who exercise dissenters' rights; or

  •
  shareholders who acquired their shares of Duke Energy or Cinergy common stock pursuant to the exercise of employee stock options or otherwise as compensation.

        In addition, tax consequences under state, local and foreign laws or under federal laws other than federal income tax laws are not addressed in this joint proxy statement/prospectus.

        Duke Energy shareholders and Cinergy shareholders are strongly urged to consult with their own tax advisors regarding the tax consequences of the Duke Energy reorganization and the Cinergy merger to them, as applicable, including the effects of U.S. federal, state, local, foreign and other tax laws.

U.S. Federal Income Tax Consequences to Duke Energy Shareholders

        It is a condition to the obligation of Duke Energy to effect the Duke Energy reorganization that Duke Energy receive a written opinion from Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Duke Energy, dated as of the closing date, to the effect that the Duke Energy reorganization will qualify as a reorganization under Section 368(a) of the Code and that the Cinergy merger will qualify as a reorganization under Section 368(a) of the Code. The condition relating to such opinion is not waivable by Duke Energy after receipt of the Duke Energy shareholder approval unless further shareholder approval is obtained with appropriate disclosure. The opinion will rely on assumptions, representations and covenants, which may include assumptions regarding the absence of changes in existing facts and law and the completion of the Duke Energy reorganization and the Cinergy merger in the manner contemplated by the merger agreement and representations contained in representation letters of officers of Duke Energy, Cinergy, Duke Energy Holding, Deer Acquisition Corp. and Cougar Acquisition Corp. If any of those representations, covenants or assumptions is inaccurate, counsel may be unable to render the required opinion and the tax consequences of the Duke Energy reorganization could differ from those discussed here. An opinion of counsel represents counsel's best legal judgment and is not binding on the IRS or any court, nor does it preclude the IRS from adopting a contrary position. No ruling has been or will be sought from the IRS on the U.S. federal income tax consequences of the Duke Energy reorganization or the Cinergy merger.

        Assuming that the Duke Energy reorganization qualifies as a reorganization within the meaning of Section 368(a) of the Code, for U.S. federal income tax purposes, in general:

  •
  a Duke Energy shareholder whose shares of Duke Energy common stock are exchanged in the Duke Energy reorganization for shares of Duke Energy Holding common stock will not recognize gain or loss, except to the extent of cash, if any, received in lieu of a fractional share of Duke Energy Holding common stock;

  •
  a Duke Energy shareholder's aggregate tax basis in shares of Duke Energy Holding common stock received in the Duke Energy reorganization will equal (i) the aggregate tax basis of Duke Energy common stock surrendered in the Duke Energy reorganization, less (ii) the portion of that aggregate tax basis allocable to a fractional share of Duke Energy Holding common stock for which cash is received (as described below), if any;

  •
  a Duke Energy shareholder's holding period for shares of Duke Energy Holding common stock received in the Duke Energy reorganization will include the shareholder's holding period for the shares of Duke Energy common stock surrendered in the Duke Energy reorganization; and

  •
  a Duke Energy shareholder who receives cash instead of fractional shares of Duke Energy Holding common stock in the Duke Energy reorganization will be treated as having received these fractional shares in the Duke Energy reorganization and then as having received the cash in exchange for these fractional shares and should generally recognize capital gain or loss equal to the difference between the amount of the cash received instead of fractional shares and the shareholder's tax basis allocable to such fractional shares. Any such capital gain or loss will be a long-term capital gain or loss if the holding period of the Duke Energy common stock exchanged for the fractional shares of Duke Energy Holding common stock is more than one year at the time of the Duke Energy reorganization.

        Duke Energy shareholders who hold their Duke Energy common stock with differing bases or holding periods should consult their tax advisors with regard to identifying the bases or holding periods of the particular shares of Duke Energy Holding common stock received in the Duke Energy reorganization.

U.S. Federal Income Tax Consequences to Cinergy Shareholders

        It is a condition to the obligation of Cinergy to complete the Cinergy merger that Cinergy receive a written opinion from Wachtell, Lipton, Rosen & Katz, counsel to Cinergy, dated as of the closing date, to the effect that the Cinergy merger will qualify as a reorganization under Section 368(a) of the Code. The condition relating to that opinion is not waivable by Cinergy after receipt of the Cinergy shareholder approval unless further shareholder approval is obtained with appropriate disclosure. The opinion will rely on assumptions, representations and covenants, which may include assumptions regarding the absence of changes in existing facts and law and the completion of the Duke Energy reorganization and the Cinergy merger in the manner contemplated by the merger agreement and representations contained in representation letters of officers of Duke Energy, Cinergy, Duke Energy Holding, Deer Acquisition Corp. and Cougar Acquisition Corp. If any of those representations, covenants or assumptions is inaccurate, counsel may be unable to render the required opinion and the tax consequences of the Cinergy merger could differ from those discussed here. An opinion of counsel represents counsel's best legal judgment and is not binding on the IRS or any court, nor does it preclude the IRS from adopting a contrary position. No ruling has been or will be sought from the IRS on the U.S. federal income tax consequences of the Cinergy merger.

        Assuming that the Cinergy merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, for U.S. federal income tax purposes, in general:

  •
  a Cinergy shareholder whose shares of Cinergy common stock are exchanged in the Cinergy merger for shares of Duke Energy Holding common stock will not recognize gain or loss, except to the extent of cash, if any, received in lieu of a fractional share of Duke Energy Holding common stock;

  •
  a Cinergy shareholder's aggregate tax basis in shares of Duke Energy Holding common stock received in the Cinergy merger will equal (i) the aggregate tax basis of the Cinergy common stock surrendered in the Cinergy merger, less (ii) the portion of that aggregate tax basis allocable to a fractional share of Duke Energy Holding common stock for which cash is received (as described below), if any;

  •
  a Cinergy shareholder's holding period for shares of Duke Energy Holding common stock received in the Cinergy merger will include the shareholder's holding period for the shares of Cinergy common stock surrendered in the Cinergy merger; and

  •
  a Cinergy shareholder who receives cash instead of fractional shares of Duke Energy Holding common stock in the Cinergy merger will be treated as having received these fractional shares in the Cinergy merger and then as having received the cash in exchange for these fractional shares and should generally recognize capital gain or loss equal to the difference between the amount of the cash received instead of fractional shares and the shareholder's tax basis allocable to such fractional shares. Any such capital gain or loss will be a long-term capital gain or loss if the holding period of the Cinergy common stock exchanged for the fractional shares of Duke Energy Holding common stock is more than one year at the time of the Cinergy merger.

        Cinergy shareholders who hold their Cinergy common stock with differing bases or holding periods should consult their tax advisors with regard to identifying the bases or holding periods of the particular shares of Duke Energy Holding common stock received in the Cinergy merger.

        The discussion of material U.S. federal income tax consequences set forth above is not intended to be a complete analysis or description of all potential United States federal income tax consequences of the Duke Energy reorganization and the Cinergy merger. Moreover, the discussion set forth above does not address tax consequences that may vary with, or are contingent upon, individual circumstances. In addition, the discussion set forth above does not address any non-income tax or any foreign, state or local tax consequences of the Duke Energy reorganization or the Cinergy merger and does not address the tax consequences of any transaction other than the Duke Energy reorganization and the Cinergy merger.

Accounting Treatment

        The Cinergy merger will be accounted for as a purchase by Duke Energy Holding under accounting principles generally accepted in the United States of America. Under the purchase method of accounting, the assets and liabilities of Cinergy will be recorded, as of completion of the Cinergy merger, at their respective fair values and added to those of Duke Energy Holding. The reported financial condition and results of operations of Duke Energy Holding issued after completion of the Cinergy merger will reflect Cinergy's balances and results after completion of the Cinergy merger, but will not be restated retroactively to reflect the historical financial position or results of operations of Cinergy. Following completion of the Cinergy merger, the earnings of the combined company will reflect purchase accounting adjustments, including increased amortization and depreciation expense for acquired assets.

Dissenters' or Appraisal Rights

  Duke Energy

        The merger agreement provides, and North Carolina law requires, that Duke Energy shareholders will have dissenters' rights in connection with the Duke Energy merger. Therefore, any Duke Energy shareholder may elect to be paid for such shareholder's shares in accordance with the procedures set forth in the NCBCA.

        The following is a summary of the material terms of the statutory procedures to be followed by holders of Duke Energy common stock in order to dissent from the Duke Energy merger and perfect dissenters' rights under the NCBCA. The following discussion is not a complete description of the law relating to dissenters' rights available under North Carolina law and is qualified in its entirety by the full text of Article 13 of the NCBCA, which is reprinted in its entirety as Annex E to this joint proxy statement/prospectus. If you wish to exercise dissenters' rights, you should review carefully the following discussion and Annex E; Duke Energy urges you to consult a lawyer before electing or attempting to exercise these rights.

        If the Duke Energy merger is completed, and you are a shareholder of record of Duke Energy who objects to the mergers and who fully complies with Article 13 of the NCBCA, you will be entitled to demand and receive payment in cash of an amount equal to the fair value of all, but not less than all, of your shares of Duke Energy common stock. The amount you would receive in connection with the exercise of statutory dissenters' rights would be the fair value of your common stock immediately before the Duke Energy merger completion date, excluding any appreciation or depreciation in anticipation of the Duke Energy merger unless exclusion would be inequitable.

        Under Article 13, all shareholders entitled to dissenters' rights in the Duke Energy merger must be notified in the meeting notice relating to the Duke Energy merger that shareholders are entitled to assert dissenters' rights. This joint proxy statement/prospectus constitutes that notice.

        If you are a Duke Energy shareholder and desire to dissent and receive cash payment of the fair value of your Duke Energy common stock, you must:

  •
  deliver to Duke Energy (and Duke Energy must actually receive), prior to the shareholder vote on the merger agreement, a written notice of your intent to demand payment for your shares if the Duke Energy merger is completed; and

  •
  not vote your Duke Energy shares in favor of the approval of the merger agreement and the mergers.

        Except as described in the following sentence, the notice of intent to demand payment for your Duke Energy shares must be executed by the holder of record of shares of Duke Energy common stock as to which dissenters' rights are to be exercised. A beneficial owner who is not the holder of record may assert dissenters' rights only if it (i) submits to Duke Energy the record holder's consent to the dissent not later than the time the beneficial holder asserts dissenters' rights and (ii) dissents with respect to all shares of Duke Energy common stock of which such person is the beneficial owner. A record owner, such as a broker or bank, who holds shares of Duke Energy common stock as a nominee for others, may exercise dissenters' rights with respect to the shares held for all or less than all beneficial owners of shares as to which it is the record owner, provided the record owner dissents with respect to all shares of Duke Energy common stock beneficially owned by any one person. In this case, the demand notice submitted by the broker or bank, as record owner, must set forth the name and address of the beneficial owner on whose behalf the record holder asserts dissenters' rights.

        If the Duke Energy merger is approved by Duke Energy's shareholders, Duke Energy will be required to mail by registered or certified mail, return receipt requested, a written dissenters' notice to all Duke Energy shareholders who have satisfied the above requirements. The dissenters' notice must be sent no later than 10 days after shareholder approval of the mergers is obtained, and it must:

  •
  state where the payment demand described below must be sent and where and when certificates for shares of common stock must be deposited;

  •
  supply a form for demanding payment;

  •
  set a date by which the corporation must receive the payment demand (not fewer than 30 days nor more than 60 days after the dissenters' notice is mailed); and

  •
  include a copy of Article 13 of the NCBCA.

        A Duke Energy shareholder who receives a dissenters' notice must demand payment and deposit the shareholder's Duke Energy share certificates in accordance with the terms of the dissenters' notice. A Duke Energy shareholder who demands payment and deposits share certificates retains all other rights of a Duke Energy shareholder until those rights are canceled or modified by the effectiveness of the Duke Energy merger. A Duke Energy shareholder who does not demand payment or deposit its Duke Energy share certificates where required, each by the date set forth in the dissenters' notice, is not entitled to payment for its Duke Energy shares under the NCBCA.

        As soon as the Duke Energy merger is completed or within 30 days after receipt of a payment demand from a dissenting Duke Energy shareholder who has complied with the statutory requirements, whichever is later, Duke Energy will pay the dissenter the amount that Duke Energy estimates to be the fair value of the dissenting shareholder's Duke Energy shares, plus accrued interest. Duke Energy's payment will be accompanied by:

  •
  Duke Energy's balance sheet as of the end of a fiscal year ended not more than 16 months before the date of the payment, an income statement for that year, a statement of cash flows for that year and the latest available interim financial statements, if any;

  •
  an explanation of the estimation of the fair value of the shares;

  •
  an explanation of how the interest was calculated;

  •
  a statement of the dissenting shareholder's right to demand payment of a different amount under Section 55-13-28 of the NCBCA; and

  •
  a copy of the dissenters' rights provisions of the NCBCA.

        Within 30 days after Duke Energy pays the estimated fair value of the Duke Energy shares of a dissenting shareholder, or within 30 days of Duke Energy failing to timely act in accordance with the NCBCA, the dissenting Duke Energy shareholder may notify Duke Energy that he or she does not accept the estimate of fair value of the Duke Energy shares and interest due on that fair value and that the Duke Energy shareholder demands payment in the amount of the Duke Energy shareholder's own estimate of the fair value of the Duke Energy shares and interest due. If a dissenting shareholder does not demand payment of the Duke Energy shareholder's own estimate of the fair value of the Duke Energy shares and the interest due within the 30-day period described above, the Duke Energy shareholder will be deemed to have withdrawn his dissent and demand for payment.

        If, within 60 days of Duke Energy's payment or a dissenting Duke Energy shareholder's demand for payment of a different amount, whichever is earlier, the payment amount has not been settled, the dissenting Duke Energy shareholder may file an action in the Superior Court Division of the North Carolina General Court of Justice requesting that the fair value of the dissenting shareholder's Duke Energy shares and the accrued interest be determined. The dissenting Duke Energy shareholder will not have the right to a jury trial. The court will have discretion to make all dissenting Duke Energy shareholders whose demands remain unsettled parties to the proceeding.

        If you do not follow precisely the steps required by the NCBCA for perfecting dissenters' rights, you may lose those rights. In view of the complexity of these provisions and the requirement that they be strictly complied with, if you hold Duke Energy common stock and are considering dissenting from the approval of the merger agreement and the mergers and exercising your dissenters' rights under the NCBCA, you should consult a lawyer promptly.

        The NCBCA provides that the exercise of dissenters' rights will be the exclusive method for a Duke Energy shareholder to challenge the mergers in the absence of a showing that the mergers are either unlawful or fraudulent as to that shareholder.

        All written communications from shareholders with respect to the exercise of dissenters' rights should be mailed to:

  Duke Energy Corporation
  526 South Church Street
  Charlotte, North Carolina 28202
  Attention: B. Keith Trent, Group Vice President—General Counsel and Secretary

        Duke Energy recommends that such communications be sent by registered or certified mail, return receipt requested.

        Voting against, abstaining from voting or failing to vote on the proposal to approve the merger agreement is not sufficient to perfect your dissenters' rights and receive the fair value of your Duke Energy shares, plus accrued interest. You must also comply with all other conditions set forth in

Article 13 of the NCBCA, including the conditions relating to the separate written notice of intent to dissent to the Duke Energy merger, the separate written demand for payment of the fair value of your shares of Duke Energy common stock, the deposit of your Duke Energy stock certificates, and the separate notification and demand for payment in excess of an initial payment made by Duke Energy.

  Cinergy

        Under the Delaware General Corporation Law, Cinergy shareholders will not have any appraisal or dissenters' rights as a result of the mergers.

Principal Corporate Offices

        After completion of the mergers, Duke Energy Holding will maintain its headquarters and principal corporate offices in Charlotte, North Carolina. Each of Duke Power, The Cincinnati Gas & Electric Company, PSI Energy, Inc. and The Union Light, Heat and Power Company will maintain its utility headquarters in its present location.

Workforce and Employee Benefit Matters

  Continuation of Agreements

        After the completion of the Cinergy merger, Duke Energy Holding will, or as applicable, will cause its subsidiaries to, honor all obligations of the respective employer under any employment contracts, agreements, collective bargaining agreements, plans (as they may be amended in accordance with the merger agreement) and commitments of Duke Energy and Cinergy and their respective subsidiaries existing as of the date of the merger agreement (or as established or amended in accordance with the merger agreement) that apply to any current or former employee, or current or former director of Cinergy or Duke Energy or any of their subsidiaries, provided that neither Duke Energy Holding nor its subsidiaries will be prevented from enforcing such contracts, agreements, collective bargaining agreements, plans (as they may be amended in accordance with the merger agreement) or commitments in accordance with their terms, including any reserved right to amend, modify, suspend, revoke or terminate any such contract, agreement, collective bargaining agreement or commitment. Until the first anniversary of the mergers, Duke Energy Holding will provide, or will cause to be provided, to each individual who is an employee of Cinergy or its subsidiaries (exclusive of any individual who is employed subject to a collective bargaining agreement) immediately prior to the mergers such compensation and benefits from time to time that are no less favorable, in the aggregate, than the compensation and benefits provided to those employees immediately prior to the mergers.

  Workforce Reductions

        Subject to obligations under applicable law and applicable collective bargaining agreements, Duke Energy Holding's current intention is that:

  •
  any reductions in the employee work force of Duke Energy Holding and its subsidiaries will be made in light of the circumstances and the objectives to be achieved. Duke Energy Holding and its subsidiaries will give consideration to previous work history, job experience and qualifications and such other factors as Duke Energy Holding and its subsidiaries consider appropriate, without regard to whether employment prior to the completion of the mergers was with Cinergy and its subsidiaries or with Duke Energy and its subsidiaries, and any employees whose employment is terminated or jobs are eliminated by Duke Energy Holding or any of its subsidiaries during such period will be entitled to participate (as determined by Duke Energy Holding and its subsidiaries) in the job opportunity and employment placement programs offered by Duke Energy Holding or any of its subsidiaries for which they are eligible; and

  •
  employees of Duke Energy Holding and its subsidiaries will be able to participate in all job training, career development and educational programs of Duke Energy Holding and its subsidiaries for which they are eligible, and employees also will be entitled to fair and equitable consideration in connection with any job opportunities with Duke Energy Holding and its subsidiaries, in either case without regard to whether the employment of such employees prior to the completion of the mergers was with Cinergy and its subsidiaries or with Duke Energy and its subsidiaries.

        Further, until the later of (1) the first anniversary of the completion of the Cinergy merger and (2) December 31, 2007, individuals who were employees of Cinergy immediately before the completion of the Cinergy merger will be eligible to receive severance benefits (exclusive of severance benefits provided pursuant to individual agreements or pursuant to arrangements covering only select highly compensated or management employees) in amounts and on terms and conditions no less favorable than the more favorable of (x) those provided to Cinergy employees pursuant to policies in effect immediately prior to the completion of the Cinergy merger or (y) those provided to similarly situated employees of Duke Energy and its subsidiaries immediately prior to the completion of the mergers pursuant to policies (other than DENA Asset Partners, L.P. 2003-2005 Severance Benefits Plan) as in effect from time to time during such time period.

  Employee Benefit Plans

        Subject to applicable law and applicable collective bargaining agreements, Duke Energy Holding and its subsidiaries will give credit under all employee benefit plans, programs and arrangements to employees for all service prior to the mergers with Duke Energy or Cinergy or their respective subsidiaries, or any predecessor employer (but in each case only to the extent that such credit was given by Duke Energy or Cinergy or any of their respective subsidiaries) for all purposes for which such service was taken into account or recognized by Duke Energy or Cinergy or their respective subsidiaries. Credit will not be given if and to the extent crediting such service would result in duplication of benefits, including for benefit accrual purposes under defined benefit pension plans.

Effect on Awards Outstanding Under Stock Plans

  Duke Energy

        At the time of the mergers, each outstanding stock option granted under the Duke Energy stock option plans, whether vested or unvested, will be converted into an option to acquire, on the same terms and conditions as were applicable under such Duke Energy stock option (after taking into account the transactions contemplated by the merger agreement), the same number of shares of Duke Energy Holding common stock at the same price per share. Likewise, at the time of the mergers, each restricted share of Duke Energy common stock will be converted into the same number of restricted shares of Duke Energy Holding common stock on the same terms and conditions as were applicable to such share of Duke Energy common stock (after taking into account the transactions contemplated by the merger agreement), and all outstanding Duke Energy equity or equity-based awards other than such Duke Energy stock options and restricted stock, whether vested or unvested, as of immediately prior to the mergers will be converted into an equity or equity-based award in respect of the same number of shares of Duke Energy Holding common stock on the same terms and conditions as were applicable to such Duke Energy equity or equity-based award (after taking into account the transactions contemplated by the merger agreement).

  Cinergy

        At the time of the mergers, each outstanding stock option granted under the Cinergy stock option plans, whether vested or unvested, will be converted into an option to acquire, on the same terms and conditions as were applicable under such Cinergy stock option, including vesting (taking into account any acceleration of vesting that may occur as a result of the transactions contemplated by the merger agreement), a number of shares of Duke Energy Holding common stock equal to the number of shares of Cinergy common stock subject to the option immediately before the Cinergy merger multiplied by 1.56 (rounded to the nearest whole share) at a price per share of Duke Energy Holding common stock equal to the price per share under such Cinergy option divided by 1.56 (rounded to the nearest cent). Likewise, at the time of the mergers, each restricted share of Cinergy common stock will be converted into a number of restricted shares of Duke Energy Holding common stock equal to the number of restricted shares of Cinergy common stock multiplied by 1.56, on the same terms and conditions as were applicable to such share of Cinergy common stock, including vesting (taking into account any acceleration of vesting that may occur as a result of the transactions contemplated by the merger agreement), and all outstanding Cinergy equity or equity-based awards other than such Cinergy stock options and restricted stock, whether vested or unvested, as of immediately prior to the Cinergy merger will be converted into an equity or equity-based award in respect of a number of shares of Duke Energy Holding common stock equal to the number of Cinergy common stock represented by such award multiplied by 1.56, on the same terms and conditions as were applicable to such Cinergy equity or equity-based award, including vesting (taking into account any acceleration of vesting that may occur as a result of the transactions contemplated by the merger agreement).

  General

        Except as otherwise contemplated by the merger agreement and except to the extent required under the respective terms of the Cinergy and Duke Energy stock options, all restrictions or limitations on transfer and vesting with respect to such stock options awarded under the Cinergy and Duke Energy equity incentive compensation plans or any other plan, program or arrangement of Cinergy, Duke Energy or any of their subsidiaries, to the extent that such restrictions or limitations shall not have already lapsed, will remain in full force and effect with respect to such stock options after giving effect to the mergers and the assumption by Duke Energy Holding as described above.

Resale of Duke Energy Holding Common Stock

        Duke Energy Holding common stock issued in the mergers will not be subject to any restrictions on transfer arising under the Securities Act of 1933, as amended (the "Securities Act"), except for shares issued to any Duke Energy or Cinergy shareholder who may be deemed an "affiliate" of Duke Energy or Cinergy under the Securities Act at the time of the Duke Energy or Cinergy special meetings, respectively. Such shares may generally only be resold by them in accordance with Rule 145 under the Securities Act. Duke Energy Holding expects that these shareholders will agree not to transfer any Duke Energy Holding common stock received in the mergers except pursuant to an effective registration statement under the Securities Act or in a transaction not required to be registered under the Securities Act. The merger agreement requires each of Duke Energy and Cinergy to use reasonable best efforts to cause its shareholders who are, or are expected to be, affiliates to enter into these agreements as of the closing date. This joint proxy statement/prospectus does not cover resales of Duke Energy Holding common stock received by any person upon completion of the mergers, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any resale.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS, DIRECTORS AND EXECUTIVE OFFICERS

Security Ownership of Certain Beneficial Owners and Management of Duke Energy

        The table below provides the number of shares of Duke Energy common stock beneficially owned by current directors, nominees and certain executive officers of Duke Energy, as of December 16, 2005, as well as the aggregate number of shares of Duke Energy common stock beneficially owned by such individuals together with the other executive officers as a group. This information has been furnished by each individual. Each individual has sole voting and investment power, unless otherwise indicated. All directors, nominees and executive officers as a group beneficially own less than 1% of the outstanding shares of Duke Energy common stock.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned[1]	% of Class
R. Agnelli	529	*
P.M. Anderson	1,116,088	*
W. Barnet, III	5,000	*
G.A. Bernhardt, Sr.	24,282	*
W.T. Esrey	85,053	*
F.J. Fowler	1,124,369	*
A.M. Gray	64,679	*
James H. Hance, Jr.	20,430	*
D.L. Hauser	204,199	*
D.R. Hendrix(2)	297,322	*
A.M. Lennon	26,618	*
J.G. Martin	24,549	*
J.W. Mogg	452,718	*
M.E.J. Phelps	48,424	*
J.T. Rhodes	18,024	*
R.G. Shaw	581,728	*
Directors and executive officers as a group (21 persons)	5,025,629	*

*
Represents less than 1% of Duke Energy common stock outstanding.

(1)
Includes the following number of shares with respect to which directors and Named Executive Officers have the right to acquire beneficial ownership within sixty days of December 16, 2005, including conversion of vested stock equivalents and exercise of vested options upon voluntary termination: P.M. Anderson, 958,334; G.A. Bernhardt, Sr., 20,680; W.T. Esrey, 44,650; F.J. Fowler, 984,381; A.M. Gray, 44,698; D.L. Hauser, 180,073; D.R. Hendrix, 8,000; A.M. Lennon, 25,226; J.G. Martin, 18,080; J.W. Mogg, 387,988; M.E.J. Phelps, 47,010; J.T. Rhodes, 6,098; R.G. Shaw, 563,100; directors and executive officers as a group (22), 4,096,118. Number of shares that directors have a right to acquire based on conversion of phantom stock is based on the closing price of Duke Energy Common Stock on December 16, 2005.

(2)
Mr. Hendrix disclaims beneficial ownership of 20,985 shares.

Security Ownership of Certain Beneficial Owners and Management of Cinergy

        The table below provides the number of shares of Cinergy common stock beneficially owned by current directors, nominees and certain executive officers of Cinergy, as of December 31, 2005, as well as the aggregate number of shares of Cinergy common stock beneficially owned by such individuals together with the other executive officers as a group. This information has been furnished by each individual. Each individual has sole voting and investment power, unless otherwise indicated. All directors, nominees and executive officers as a group beneficially own approximately 1.89% of the outstanding shares of Cinergy common stock.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned[1]	% of Class
Michael G. Browning	124,553	*
Phillip R. Cox	15,833	*
Michael J. Cyrus	277,944	*
R. Foster Duncan(2)	251,531	*
Lynn J. Good	8,767
William J. Grealis(3)	470,792	*
George C. Juilfs	49,029	*
Marc E. Manly	127,569
Thomas E. Petry	32,672	*
James E. Rogers	1,802,665	*
Mary L. Schapiro	26,627	*
John J. Schiff, Jr.	64,740	*
Philip R. Sharp	8,434	*
Dudley S. Taft	43,461	*
James L. Turner	171,884	*
All directors and executive officers as a group (21 persons)	3,780,975	1.89%

*
Represents less than 1%.

(1)
Includes shares there is a right to acquire within 60 days of December 31, 2005 in the following amounts: Mr. Browning—12,633; Mr. Cox—12,633; Mr. Cyrus—173,099; Mr. Duncan—213,500; Mr. Grealis—312,502; Mr. Juilfs—12,633; Mr. Manly—96,300; Mr. Petry—12,633; Mr. Rogers—1,115,800; Ms. Schapiro—24,282; Mr. Schiff—2,851; Mr. Sharp—2,633 Mr. Taft—10,000; Mr. Turner—120,826; and all directors and executive officers as a group—2,260,725.

(2)
Mr. Duncan resigned from the Company effective June 30, 2005. The shares listed in the table are as of May 6, 2005, the last practicable date that Cinergy was able to obtain such information.

(3)
Mr. Grealis retired from the Company effective June 1, 2005. The shares listed in the table are as of May 6, 2005, the last practicable date that Cinergy was able to obtain such information.

REGULATORY MATTERS

        To complete the mergers, Cinergy and Duke Energy must obtain approvals or consents from, or make filings with a number of United States federal and state public utility, antitrust and other regulatory authorities as well as authorities in various foreign jurisdictions. The material United States and Canadian federal and state approvals, consents and filings are described below. Cinergy and Duke Energy are not currently aware of any other material governmental consents, approvals or filings that are required prior to the parties' consummation of the mergers other than those described below. If additional approvals, consents and filings are required to complete the mergers, Cinergy and Duke Energy contemplate that such consents, approvals and filings will be sought or made.

        Cinergy and Duke Energy will seek to consummate the mergers by mid-2006. Although Cinergy and Duke Energy believe that they will receive the required consents and approvals described below to complete the mergers, there can be no assurance as to the timing of these consents and approvals or as to Cinergy's and Duke Energy's ultimate ability to obtain such consents or approvals (or any additional consents or approvals which may otherwise become necessary) or that such consents or approvals will be obtained on terms and subject to conditions satisfactory to Duke Energy, Cinergy and Duke Energy Holding.

Hart-Scott-Rodino Act

        The mergers are subject to the requirements of the HSR Act, and the rules and regulations promulgated thereunder, which provide that certain acquisition transactions may not be consummated until required information has been furnished to the Antitrust Division of the Department of Justice and the FTC and until certain waiting periods have been terminated or have expired. Duke Energy and Cinergy provided the required information on July 12, 2005. On August 11, 2005, at the end of the initial investigation period, the Antitrust Division and the FTC granted early termination of the HSR Act waiting period. The termination of the HSR Act waiting period does not preclude the Antitrust Division or the FTC from challenging the mergers on antitrust grounds and seeking to preliminarily or permanently enjoin the proposed mergers. Neither Duke Energy nor Cinergy believes that the mergers will violate federal antitrust laws, but there can be no guarantee that the Antitrust Division or the FTC will not take a different position. If the mergers are not consummated within 12 months after the termination of the initial HSR Act waiting period, Duke Energy and Cinergy will be required to submit new information to the Antitrust Division and the FTC, and a new HSR Act waiting period will have to expire or be earlier terminated before the mergers could be consummated.

Federal Power Act

        Section 203 of the Federal Power Act, or FPA, provides that no public utility may sell or otherwise dispose of its jurisdictional facilities, directly or indirectly merge or consolidate its jurisdictional facilities with those of any other person, or acquire any security of any other public utility without first having obtained authorization from the FERC. Because Cinergy and Duke Energy own "jurisdictional facilities" under the Federal Power Act, the approval of the FERC under Section 203 is required before Cinergy and Duke Energy may consummate the mergers. Section 203 provides that the FERC is required to grant its approval if the mergers are found to be "consistent with the public interest."

        The FERC stated in its 1996 Merger Policy Statement that, in analyzing a merger under Section 203, it will evaluate the following criteria:

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  the effect of the merger on competition in electric power markets;

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  the effect of the merger on the applicants' wholesale rates; and

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  the effect of the merger on state and federal regulation of the applicants.

        The companies and their public utility subsidiaries filed their application under Section 203 on July 12, 2005. On December 20, 2005, FERC issued an order under Section 203 approving the merger. Requests for rehearing are due by February 17, 2006.

        Section 205 of the FPA requires that public utilities have on file with FERC tariff schedules showing all rates and charges for any transmission or sale of electric energy subject to FERC's jurisdiction and the classification, practices, and regulations affecting such rates, together with all contracts which in any manner affect or relate to such rates, charges, classifications and services. Section 205 requires that such FERC jurisdictional rates, charges, classifications, practices and regulations be just and reasonable. Duke Energy submitted a proposal at FERC under Section 205 that would provide for the administration by an independent entity of certain aspects of transmission service on Duke Power's transmission system (the "Duke Independent Entity Proposal"). The application was filed July 22, 2005. On December 19, 2005, FERC issued an order approving the Duke Independent Entity Proposal.

Nuclear Regulatory Commission

        Under the Atomic Energy Act of 1954, as amended, and NRC regulations, an NRC power plant licensee must seek and obtain prior NRC consent for the indirect transfer of its NRC licenses resulting from the transfer of control over the licensee in a merger. Duke Energy holds licenses issued by the NRC with respect to its ownership and operational interests in the Oconee, McGuire and Catawba nuclear power plants. As a result of the Duke Energy merger, Duke Energy, the current licensee will become a wholly-owned subsidiary of Duke Energy Holding. The transfer of control of the license to Duke Energy Holding requires prior NRC approval. An application to obtain such approval was filed with the NRC on August 5, 2005.

        In reviewing a license transfer application, the NRC assesses, among other things, the transferee's technical and financial qualifications to own and operate the nuclear facilities, whether there is assurance that adequate decommissioning funds will be available to safely decommission the facilities at the end of their useful lives and whether the transfer is otherwise consistent with the applicable provisions of laws, regulations and orders of the NRC. Financial qualifications are presumed by the NRC for state rate-regulated utilities such as Duke Energy that are authorized to recover the costs and operating expenses of their nuclear facilities through state approved rates. The NRC also permits state rate-regulated entities like Duke Energy to provide decommissioning funding assurance through the use of external sinking funds.

        Typically, NRC approvals of license transfers take approximately six to eight months to complete. The timing of NRC approval may be extended in the event issues are raised by intervenors as part of the license transfer proceeding. Duke Energy filed an application with the NRC requesting its approval of the indirect license transfers on August 5, 2005. Given that there will be no material changes with respect to nuclear management and the operation of the facilities in question, and given Duke Energy, as Duke Power, will continue to recover each facilities' costs as a state rate-regulated utility and continue to fund its future decommissioning liabilities using its existing external sinking funds, Cinergy and Duke Energy have no reason to believe that the NRC will not approve the license transfer. On September 27, 2005, NRC staff issued a notice of its intent to propose to the NRC that the application for indirect transfer posed no significant hazards. Interventions and/or requests for hearings are due within 60 days of this notice. No such interventions or requests were filed. The NRC, however, only filed one notice for the three sites instead of the required three notices. Accordingly, the NRC published new notices on December 2, 2005, and the public had thirty days from that point to comment or request intervention. No comments or requests for intervention were received prior to the expiration of such period.

State Regulatory Approvals

        Duke Energy is currently subject to regulation by the utility commissions of North Carolina and South Carolina. Cinergy (through its public utility subsidiaries) is currently subject to regulation by the public utility commissions of Indiana, Kentucky and Ohio. The following is a brief description of state regulatory jurisdiction over the mergers and required approvals:

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  The Cincinnati Gas & Electric Company, a wholly-owned subsidiary of Cinergy, is subject to regulation by the Public Utilities Commission of Ohio, or PUCO. Ohio law confers upon the PUCO jurisdiction to review and approve the Cinergy merger. The statutory standard the PUCO used in reviewing the Cinergy merger was whether the Cinergy merger "will promote public convenience and result in the provision of adequate service of a reasonable rate, rental, toll or charge." Cinergy filed its application with the PUCO on June 1, 2005. On December 21, 2005, the PUCO approved the merger of Duke Energy and Cinergy with certain conditions. Such conditions include a credit of approximately $20.6 million to CG&E's gas and electric customers in Ohio in the first year following the closing of the merger and a rate credit of approximately $15.2 million for one year to mitigate increases from CG&E's pending electric distribution rate application and its rate stabilization plan.

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  PSI Energy, Inc., a wholly-owned subsidiary of Cinergy, is subject to regulation by the Indiana Utility Regulatory Commission, or IURC. Under Indiana law, the indirect upstream transfer of ownership in PSI to Duke Energy Holding contemplated by the Cinergy merger does not require the approval of the IURC. However, the IURC has jurisdiction over various affiliate agreements that may be proposed as a result of the mergers, and PSI Energy filed a petition with the IURC on June 15, 2005 for approval and/or acceptance of any such agreements. On December 15, 2005, PSI Energy filed a settlement agreement reached with the PSI Industrial Group, the IURC staff and the Indiana Office of Utility Consumer Counselor. The settlement includes a $40 million merger savings rate credit paid out over 1 year and a $5 million contribution for low income energy assistance and clean coal technology paid out in $1 million increments over 5 years starting in 2006. The IURC evidentiary hearing began on January 20, 2006 and concluded on January 26, 2006.

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  The Union Light, Heat and Power Company, a wholly-owned subsidiary of The Cincinnati Gas & Electric Company, is subject to regulation by the Kentucky Public Service Commission, or KPSC. Kentucky law confers upon the KPSC jurisdiction to review the Cinergy merger. On October 18, 2005, Cinergy announced that it had reached an agreement with parties to the proceeding on conditions to be imposed in connection with the KPSC's approval of the application. Such conditions include a credit of approximately $7.6 million to the ULH&P's gas and electric customers in Northern Kentucky over a five-year period following the closing of the merger. The KPSC approved the merger application and this agreement on November 29, 2005, finding that Duke Energy Holding will have the requisite financial, technical, and managerial abilities to provide reasonable service, and that the Cinergy merger application was made in accordance with the law, for a proper purpose, and consistent with public interest.

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  Duke Energy is subject to regulation by the North Carolina Utilities Commission, or NCUC. North Carolina law provides for NCUC jurisdiction to review and approve the mergers. The statutory standard the NCUC will use in approving the mergers is whether the mergers are

    "justified by the public convenience and necessity." The NCUC has found that standard is met if:

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    a merger would have no known adverse impact on the rates and service of North Carolina ratepayers;

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    the ratepayers would be protected as much as possible from potential harm; and

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    the ratepayers would receive enough benefit from the merger to offset any potential costs, risks, and harms.

    Factors considered by the NCUC in evaluating benefits include measurable cost savings as well as less quantifiable financial, competitive, employment, tax base and service reliability benefits accrued from the increased size and diversity offered by merging companies. Duke Energy filed its application with the NCUC on July 15, 2005. On November 30, 2005, Duke Energy announced that it had reached agreement with the North Carolina Public Staff on conditions to be imposed in connection with NCUC's approval of the application. Such conditions are subject to approval of the NCUC, and include the sharing of merger savings with North Carolina retail customers in the amount of approximately $117.5 million. The NCUC concluded its evidentiary hearing in this proceeding on December 15, 2005. The NCUC held an oral argument on January 18, 2006, and it has since ordered the parties to file proposed orders and briefs by January 27, 2006.

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  Duke Energy is subject to regulation by the Public Service Commission of South Carolina, or PSCSC. South Carolina law provides for PSCSC jurisdiction to review and approve the mergers. The PSCSC generally seeks to ensure that South Carolina retail electric customers are held harmless from any adverse effects of the mergers and that they receive no fewer benefits from the transaction than are received by electric customers in other jurisdictions. Factors considered by the PSCSC in evaluating a merger include impacts on retail rates, retail cost of service, and jurisdictional revenues and expenses. Duke Energy filed its application with the PSCSC on July 15, 2005. On October 7, 2005, Duke Energy announced that it had reached agreements with the South Carolina Office of Regulatory Staff and other parties to the proceeding on conditions to be imposed in connection with the PSCSC's approval of the application. Such conditions include the sharing of merger savings with South Carolina retail customers in the amount of approximately $40 million. On November 1, 2005, the PSCSC approved the merger application and these agreements.

        The sharing of the anticipated merger-related savings and related costs to achieve such savings allocated among various ratepayers and the shareholders of Duke Energy Holding either have been, or are currently being, considered by the IURC, KPSC, NCUC, PUCO, and PSCSC as a part of their respective merger proceedings. Cinergy and Duke Energy either have worked, or are working, as applicable with each state utility commission in a collaborative process to allocate merger-related savings and costs applicable to each jurisdiction between ratepayers and shareholders. Various parties have intervened in each proceeding, but neither Duke Energy nor Cinergy believes that any such intervention will prevent approval of the mergers in any of the states where approval is required and not yet received.

Federal Communications Commission

        Under the provisions of the Communications Act of 1934, as amended by the Telecommunications Act of 1996, an entity holding licenses for the provision of telecommunications services must obtain the approval of the FCC before the transfer of control or assignment of those licenses. Affiliates of both Duke Energy and Cinergy hold certain FCC licenses for the provision of telecommunications services in the United States and, thus, must obtain prior FCC approval to assign or transfer control of those licenses.

        Immediately following the completion of the Duke Energy merger, Duke Energy intends to convert into a limited liability company organized under the laws of the State of North Carolina. Prior FCC approval is required for this transfer of control of the FCC licenses held by affiliates of Duke Energy. As a result of the Cinergy merger, Cinergy will become a wholly-owned subsidiary of Duke Energy Holding. Prior FCC approval, therefore, also is required for the transfer of control of these Cinergy licenses from Cinergy to Duke Energy Holding. FCC approval for the Duke Energy license transfers and the Cinergy license transfers ordinarily would be expected to be obtained within 30 days from the date of filing of the applications unless significant public interest concerns are raised by outside parties. As of the date of this joint proxy statement/prospectus, the FCC has approved seven of the eight applications that have been filed.

Securities and Exchange Commission

        On August 8, 2005, President Bush signed the Energy Policy Act of 2005 which, among other things, repealed PUHCA of 1935. The repeal of PUHCA of 1935 takes effect six months from the date of enactment of the Energy Policy Act of 2005, or February 8, 2006. Although the mergers would require SEC approval under PUHCA of 1935 if they were consummated prior to that date, because the mergers are not expected to close until after that date, SEC approval under PUHCA of 1935 is not being sought and will not be required.

        Under the Energy Policy Act of 2005, FERC's jurisdiction over merger transactions will be expanded effective six months from the date of the Energy Policy Act of 2005. The Energy Policy Act of 2005 also provides that applications pending before the FERC prior to the date of the Energy Policy Act of 2005 will be reviewed in accordance with FERC's review authority in existence prior to enactment of the Energy Policy Act of 2005. Because our FPA Section 203 application was pending before the FERC prior to enactment of the Energy Policy Act of 2005, our application is subject to FERC's review in accordance with its authority prior to enactment of the Energy Policy Act of 2005. If we re-file our FPA Section 203 application, however, FERC's review of such re-filed application may be conducted using the standards of its expanded authority.

Canadian Competition Act

        The mergers are subject to the requirements of the Canadian Competition Act, and the rules and regulations promulgated thereunder, which provide that certain acquisition transactions may not be consummated until required information has been furnished to the Canadian Competition Bureau and until certain waiting periods have been terminated or have expired. The expiration or earlier termination of the applicable waiting period under the Canadian Competition Act would not preclude the Commissioner of Competition under the Act from challenging the mergers in Canada on Canadian antitrust grounds.

        The parties filed the requisite premerger notification in summer 2005. On October 3, 2005, the Canadian Competition Bureau determined that it would not oppose, or take other action regarding, the mergers.

Other International Approvals

        The mergers may also be subject to the antitrust laws, rules and regulations of other governmental authorities, which may provide that certain acquisition transactions may not be consummated until required information has been furnished to the appropriate entity that regulates antitrust matters and until certain waiting periods have been terminated or have expired.

THE MERGER AGREEMENT

        The following is a summary of the material terms of the merger agreement. This summary does not purport to describe all the terms of the merger agreement and is qualified in its entirety by reference to the complete merger agreement, as amended, which is attached as Annex A to this joint proxy statement/prospectus and incorporated by reference herein. All shareholders of Duke Energy and Cinergy are urged to read the merger agreement carefully and in its entirety to understand the rights and obligations of Duke Energy and Cinergy under the merger agreement.

The Mergers and the Restructuring Transactions

  Duke Energy Preferred Stock and Preferred Stock A

        Prior to the effective time of the Duke Energy merger, each issued and outstanding share of Preferred Stock, par value $100 per share, of Duke Energy and each issued and outstanding share of Preferred Stock A, par value $25 per share, of Duke Energy, will be redeemed at a redemption price equal to the amounts required to be paid upon redemption of any applicable series, pursuant to the term of each such series, plus all dividends accrued and unpaid to the redemption date. Such redemption occurred on December 16, 2005.

  The Duke Energy Merger

        At the effective time of the Duke Energy merger, Deer Acquisition Corp. will be merged with and into Duke Energy in accordance with the NCBCA. Duke Energy will be the surviving corporation and will continue its corporate existence under the laws of North Carolina and will succeed to and assume all of the rights and obligations of Duke Energy and Deer Acquisition Corp. in accordance with the NCBCA. As a result of the Duke Energy merger, Duke Energy will become a wholly-owned subsidiary of Duke Energy Holding. Immediately after the effective time of the Duke Energy merger, all shares of Duke Energy Holding common stock owned by Duke Energy will be canceled.

  The Duke Energy Restructuring and the Duke Energy Conversion

        Immediately following the effectiveness of the Duke Energy merger, Duke Energy intends to distribute to Duke Energy Holding the membership interests in Duke Capital, after which Duke Capital will be a direct wholly-owned subsidiary of Duke Energy Holding. In connection with such distribution, Duke Energy intends to convert to a limited liability company pursuant to a plan of conversion adopted pursuant to Section 55-11A-11 of the NCBCA and Section 57C-9A-02 of the North Carolina Limited Liability Company Act. In the conversion, Duke Energy will be renamed Duke Power Company LLC and will be a limited liability company, all of whose membership or other equity interests will be held by Duke Energy Holding. It is also possible that select business units will be transferred from Duke Capital to Duke Energy Holding. Duke Energy will provide prior notice to Cinergy of this restructuring transaction, and any other restructuring that it proposes to effect in connection with the completion of the mergers. The merger agreement provides that the Duke Energy restructuring transactions are not a condition to the completion of the mergers and Duke Energy is not permitted to effect any restructuring transaction that would prevent the satisfaction of any of the conditions to the closing under the merger agreement.

  The Cinergy Merger

        Immediately following the completion of the latest of the Duke Energy merger, the Duke Energy conversion and the Duke Energy restructurings, if any, at the effective time of the Cinergy merger, Cougar Acquisition Corp. will be merged with and into Cinergy in accordance with the Delaware General Corporation Law, or DGCL. Cinergy will be the surviving corporation and will continue its corporate existence under the laws of Delaware and will succeed to and assume all of the rights and obligations of Cinergy and Cougar Acquisition Corp. in accordance with the DGCL. As a result of the Cinergy merger, Cinergy will become a wholly-owned subsidiary of Duke Energy Holding.

Timing of Closing

        The closing of the mergers, conversion and the restructuring transactions described above will take place at 10:00 am, local time, on a date to be specified by the parties, which will be no later than the second business day after satisfaction or waiver of the conditions to closing set forth in the merger agreement (other than those conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or waiver or such conditions at the time of closing), unless another time or date is agreed to by the parties. The closing will be held at a location in the City of New York agreed to by the parties.

Merger Consideration

  Cancellation of Certain Duke Energy Common Stock in the Duke Energy Merger

        At the effective time of the Duke Energy merger, each share of Duke Energy common stock that is owned by Duke Energy, Cinergy or Duke Energy Holding will automatically be canceled and no consideration will be delivered in exchange therefor.

  Conversion of Duke Energy Common Stock in the Duke Energy Merger

        At the effective time of the Duke Energy merger, each issued and outstanding share of Duke Energy common stock (other than those shares to be canceled and other than dissenting shares) will be converted into the right to receive one fully paid and nonassessable share of Duke Energy Holding common stock. Based on the number of shares of Cinergy and Duke Energy common stock outstanding on May 6, 2005, the last trading day prior to the announcement of the business combination, former Cinergy shareholders will own approximately 24% of the common equity of the new company, and former Duke Energy shareholders will own approximately 76%.

  Conversion of Deer Acquisition Corp. Common Stock in the Duke Energy Merger

        At the effective time of the Duke Energy merger, the aggregate of all shares of the capital stock of Deer Acquisition Corp. issued and outstanding immediately prior to the effective time of the Duke Energy merger will be converted into 100 shares of common stock of Duke Energy, as the surviving corporation in the Duke Energy merger.

  Cancellation of Certain Cinergy Common Stock in the Cinergy Merger

        At the effective time of the Cinergy merger, each share of Cinergy common stock that is owned by Cinergy, Duke Energy or Duke Energy Holding immediately prior to the effective time of the Cinergy merger will automatically be canceled and no consideration will be delivered in exchange therefor.

  Conversion of Cinergy Common Stock in the Cinergy Merger

        At the effective time of the Cinergy merger, each issued and outstanding share of Cinergy common stock (other than those share to be canceled) will be converted into the right to receive 1.56 fully paid and nonassessable shares of Duke Energy Holding common stock.

  Conversion of Cougar Acquisition Corp. Common Stock in the Cinergy Merger

        At the effective time of the Cinergy merger, the aggregate of all shares of the capital stock of Cougar Acquisition Corp. issued and outstanding immediately prior to the effective time of the Cinergy merger will be converted into 100 shares of common stock of Cinergy, as the surviving corporation in the Cinergy merger.

  Exchangeable Shares of Duke Energy Canada Exchangeco, Inc.

        As of the effective time of the Duke Energy merger, each issued and outstanding exchangeable share of Duke Energy Canada Exchangeco, Inc., a corporation incorporated under the laws of Canada and indirect subsidiary of Duke Energy, will become exchangeable for one share of Duke Energy Holding common stock, and one share of Duke Energy Holding common stock will be issuable upon a redemption or retraction of each exchangeable share, in each case in accordance with the terms of the provisions relating to such shares immediately prior to the effective time of the Duke Energy merger. Following the effective time of the Cinergy merger, Duke Energy Holding will execute such assignment and assumption agreements and documentation as are necessary to cause Duke Energy Holding to be bound by the terms and provisions of the support agreement among Duke Energy, Duke Energy Canada Call Co. and Duke Energy Canada Exchangeco, dated March 14, 2002, and the voting and exchange trust agreement among Duke Energy, Duke Energy Canada Exchangeco and Computershare Trust Company of Canada, dated March 14, 2002.

Procedures for Exchange of Share Certificates; Fractional Shares

        Duke Energy and Cinergy will choose an exchange agent who will be engaged by Duke Energy Holding. As soon as is reasonably practicable after the effective time of the mergers, the exchange agent will mail to each holder of record, immediately prior to the effective time of the mergers, who is entitled to receive Duke Energy Holding common stock:

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  a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the certificates will pass, only upon delivery of the certificates to the exchange agent and will be in such form and have such other provisions as the parties may reasonably specify); and

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  instructions for use in surrendering the certificates in exchange for whole shares of Duke Energy Holding common stock (which shares will be in uncertificated book-entry form unless a physical certificate is requested by the holder), cash in lieu of fractional shares and any dividends or other distributions payable.

        Upon surrender of a certificate for cancellation to the exchange agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the exchange agent, the holder will be entitled to receive in exchange therefor that number of whole shares of Duke Energy Holding common stock (which shares will be in uncertificated book-entry form unless a physical certificate is requested by such holder), cash in lieu of fractional shares and certain other dividends or distributions. In the event of a transfer of ownership of Duke Energy common stock or Cinergy common stock that is not registered in the transfer records of Duke Energy or Cinergy, as the case may be, the proper number of shares of Duke Energy Holding common stock may be issued to a person other than the person in whose name the certificate so surrendered is registered if such certificate is properly endorsed or otherwise in proper form for transfer and the person requesting such issuance will pay any transfer or other taxes required by reason of the issuance of shares of Duke Energy Holding common stock to a person other than the registered holder of such certificate or establish to the satisfaction of Duke Energy Holding that such tax has been paid or is not applicable. Until surrendered as described, each certificate will be deemed at any time after the effective time of the Duke Energy merger or the effective time of the Cinergy merger, as the case may be, to represent only the right to receive the consideration upon such surrender which the holder has the right to receive, cash in lieu of fractional shares and certain other dividends or distributions. No interest will be paid or will accrue on any consideration payable to holders of certificates.

        Duke Energy Holding will not issue any fractional shares of its common stock upon the surrender of any certificates, except that fractional shares will be issued in connection with shares of Duke Energy and Cinergy common stock held in each of Duke Energy's and Cinergy's dividend reinvestment plans to be rolled over into a dividend reinvestment plan to be established by Duke Energy Holding. Holders of shares of Duke Energy and Cinergy common stock will receive cash in lieu of fractional shares.

        As promptly as practicable after the effective time of the Cinergy merger, the exchange agent will sell on the New York Stock Exchange the excess of the number of whole shares of Duke Energy Holding common stock delivered to the exchange agent over the aggregate number of whole shares of Duke Energy Holding common stock to be distributed to former holders of Cinergy. As promptly as practicable after the effective time of the Duke Energy merger, the exchange agent will sell on the New York Stock Exchange the excess of the number of whole shares of Duke Energy Holding common stock delivered to the exchange agent over the aggregate number of whole shares of Duke Energy Holding common stock to be distributed to former holders of Duke Energy. The exchange agent will pay to each former Duke Energy and Cinergy shareholder, as the case may be, a portion of the sale proceeds based upon the ratio of each shareholder's fractional share interest to the aggregate amount of fractional share interests to which all former Duke Energy and Cinergy shareholders, as the case may be, are entitled.

Conditions to the Completion of the Mergers

        The merger agreement contains customary closing conditions, including the following conditions that apply to the obligations of both Duke Energy and Cinergy:

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  Duke Energy and Cinergy shareholder approval or adoption of the merger agreement and the transactions contemplated thereby;

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  the absence of governmental action preventing the consummation of the transactions contemplated by the merger agreement;

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  the effectiveness of the registration statement on Form S-4 of which this prospectus is a part;

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  the approval for listing on the New York Stock Exchange, or NYSE, of the shares of common stock of Duke Energy Holding that will be issuable pursuant to the mergers;

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  the truth and accuracy of the representations and warranties of the other party, except where such failure to be true and accurate would not have a material adverse effect;

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  the performance in all material respects of the other party's obligations under the merger agreement;

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  the receipt by each party of a tax opinion from such party's legal counsel;

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  the receipt by each party of all required statutory approvals on terms that would not have a material adverse effect on the combined company and its prospective subsidiaries, on Cinergy and its subsidiaries, or on Duke Energy and its subsidiaries, in each case, taken as a whole;

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  the receipt by each party of the required closing certificate from the other party; and

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  the absence of any change, event, occurrence or development that, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on Duke Energy or Cinergy.

        The merger agreement further provides that in the event that it becomes reasonably likely that it will not be possible to obtain any required statutory approval in a manner that will result in the satisfaction of the respective closing conditions prior to the initial termination date (i.e., the 12-month anniversary of the date of the merger agreement, subject to extension to the 15-month anniversary as further described below), or reasonably likely that it will not be possible for any other condition to the obligations of any of the parties to consummate the transactions contemplated by the merger agreement, the parties will use reasonable best efforts to modify the structure of the mergers and the other transactions contemplated by the merger agreement in order to permit the mergers to be consummated without altering the Cinergy exchange ratio or the exchange ratio in the Duke Energy merger, or the anticipated United States federal income tax consequences to Duke Energy, Cinergy or their respective shareholders as promptly as practicable in accordance with their respective terms.

Termination of the Merger Agreement

        The merger agreement may be terminated at any time prior to the completion of the mergers, whether before or (unless otherwise noted below) after the Duke Energy shareholders approve the merger agreement or the Cinergy shareholders adopt the merger agreement:

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  by mutual written consent of Duke Energy and Cinergy;

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  by either Duke Energy or Cinergy if:

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  the mergers have not been consummated by the 12-month anniversary of the date of the merger agreement (the initial termination date); provided that the right to terminate will not be available to any party whose failure to perform any of its obligations under the merger agreement results in the failure of the mergers to be consummated by such initial termination date, and provided, further, that, if on that date, all conditions to closing have been fulfilled or are capable of being fulfilled, other than receipt of the required statutory approvals and/or the absence of injunctions on or restraints to the consummation of the mergers, then either party may (on one or more occasions) extend the initial termination date up to the 15-month anniversary of the date of the merger agreement. Furthermore, if the initial termination date occurs during any waiting period prescribed by law before the transactions contemplated by the merger agreement can be consummated, then the initial termination date will be extended until the 3rd business day after the expiration of such waiting period. In addition, on or about the date that is the 12-month anniversary of the date of the merger agreement, the parties will mutually determine in good faith whether the failure to extend the otherwise applicable termination dates (i.e., the 12-month and 15-month anniversary dates) would be reasonably likely to result in the failure to receive the required consents and approvals from governmental authorities in light of the facts and circumstances in existence on or about the 12-month anniversary of the date of the merger agreement, and if the parties determine that such an extension is appropriate, they will negotiate the terms of such extension in good faith;

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  the Duke Energy shareholders or the Cinergy shareholders do not approve or adopt the merger agreement;

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  any final and nonappealable order or injunction by any Federal or state court of competent jurisdiction or applicable Federal or state law that prevents the consummation of either of the mergers is in effect, provided that the party seeking to terminate the merger agreement has used its reasonable best efforts to prevent the entry of and to remove any such order, injunction or law;

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  any closing condition becomes incapable of satisfaction prior to the otherwise applicable termination date (whether initial or extended) provided that the failure of such closing condition to be capable of satisfaction is not a result of a material breach of the merger agreement by the terminating party;

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  the other party materially breaches the merger agreement or fails to perform its obligations in any material respect which breach or failure to perform would give rise to the failure to satisfy a closing condition and the breach or failure to perform is incapable of being or is not cured within 105 days following receipt of written notice from the other party specifying the breach or failure to perform; or

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  prior to the approval or adoption of the merger agreement by such party's shareholders, in response to a third-party takeover proposal (as defined below) of such party that was not solicited and that did not otherwise result in a breach (other than in immaterial respects) of such party's non-solicitation obligations under the merger agreement, such party's board of directors determines in good faith, after consulting with outside counsel, that the failure to terminate the merger agreement in response to the third-party takeover proposal would be reasonably likely to result in a breach of the board of directors' fiduciary obligations under applicable law, provided that the terminating party notifies the other party that such party has determined that the third-party takeover proposal is a superior proposal (as defined below) and at least five business days following receipt by the other party of such notice, the board of directors of the terminating party has determined that such third-party takeover proposal remains a superior proposal.

        A "third-party takeover proposal" means a bona fide inquiry, proposal or offer from any person relating to (i) any direct or indirect acquisition or purchase of a business (a "material business") that constitutes 20% or more of the net revenues, net income or the assets of the subject company and their subsidiaries, (ii) any direct or indirect acquisition or purchase of 20% or more of any class of voting securities of the subject company or 20% or more of the voting power of any class of stock of any subsidiary of the subject company owning, operating or controlling a material business, (iii) any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of voting securities of the subject company or 20% or more of the voting power of any class of stock of any subsidiary of the subject company owning, operating or controlling a material business, or (iv) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the subject company or any subsidiary of the subject company owning, operating or controlling a material business, in each case other than the transactions contemplated by the merger agreement.

        A "superior proposal" means any written third-party takeover proposal of a party that such party's board of directors determines in good faith (after consultation with a financial advisor of nationally recognized reputation) to be more favorable (taking into account (i) all financial and strategic considerations, including relevant legal, financial, regulatory and other aspects of such third-party takeover proposal and the mergers and the other transactions contemplated by the merger agreement deemed relevant by such party's board of directors, (ii) the identity of the third-party making such third-party takeover proposal, and (iii) the conditions and prospects for completion of such third-party takeover proposal) to such party's shareholders than the mergers and the other transactions contemplated by the merger agreement (taking into account all of the terms of any proposal by the other party to amend or modify the terms of the Cinergy merger or the Duke merger, as the case may be, and the other transactions contemplated by the merger agreement), except that (1) the reference to "20%" in (i), (ii) and (iii) of the definition of third-party takeover proposal set forth above is replaced by "50%", (2) a superior proposal only means a transaction involving Cinergy or Duke Energy, and not involving any of their respective material businesses alone, and (3) the references to any subsidiary of either company owning, operating or controlling a material business in (ii), (iii) and (iv) of the definition of third-party takeover proposal set forth above are deemed to be deleted.

  •
  by either Duke Energy or Cinergy (prior to the approval or adoption of the merger agreement by such party's shareholders), if the board of directors of the other party:

  •
  withdraws or modifies, or proposes publicly to withdraw or modify, its approval or recommendation of the merger agreement or the mergers;

  •
  fails to reaffirm its approval or recommendation within 15 business days of receipt of a written request for reaffirmation by the other party when such party is in receipt of a third-party takeover proposal that has not been rejected, provided that the 15-business day period will be extended for an additional 10 business days following any material modification to the third-party takeover proposal occurring after the receipt of the written request to reaffirm. In addition, the 15-business day period will recommence each time a third-party takeover proposal is made following the receipt of a written request from the other party from a person that had not previously made a third-party takeover proposal prior to the receipt of the written request from the other party; or

    •
    has approved or recommended, or proposed to approve or recommend, a third-party takeover proposal.

Termination Fees; Reimbursement of Expenses

        Under the circumstances described below, Duke Energy or Cinergy, as applicable, would be required to (i) reimburse the other party for the other party's fees and expenses in an amount not to exceed $35 million and/or (ii) pay a termination fee of $300 million in the case of a termination fee payable by Cinergy to Duke Energy and a termination fee of $500 million in the case of a termination fee payable by Duke Energy to Cinergy provided that any termination fee payable will be reduced by any amount of any fees and expenses previously reimbursed.

(1)
Termination due to Third-Party Takeover Proposal Following Shareholder Approval

(a)
Fees and expenses would be reimbursed by a party if (i) after that party's shareholders approve the merger agreement and the mergers, (ii) a third-party takeover proposal of that party is made known to that party or the intention to make such a takeover proposal is publicly announced (whether or not conditional), (iii) the merger agreement is thereafter terminated by that party because the closing has not occurred on or prior to the 12-month anniversary of the date of the merger agreement (subject to extension as described herein) and (iv) there is no bona fide withdrawal of the third-party takeover proposal.

(b)
A termination fee would be payable by a party if the conditions in 1(a)(i), 1(a)(ii) and 1(a)(iii) above are met with respect to that party, provided that the termination fee will not be payable by that party unless and until within 6 months of termination that party consummates any takeover proposal or enters into any acquisition agreement, in either case, with the person (or an affiliate of the person) that made the third-party takeover proposal.

(2)
Termination due to Third-Party Takeover Proposal Prior to or During Shareholders Meeting

(a)
Fees and expenses would be reimbursed by a party if (i) a third-party takeover proposal has been publicly disclosed or any person has announced its intention (whether or not conditional) to make a third-party takeover proposal, (ii) the merger agreement is terminated by either party due to the failure of the party who received the third-party takeover proposal to receive the approval of its shareholders in respect of the merger agreement and the mergers and (iii) there is no bona fide withdrawal of the third-party takeover proposal.

(b)
A termination fee would be payable by a party if the conditions in 2(a)(i) and 2(a)(ii) above are met with respect to such party, provided that the termination fee will not be payable unless and until within 18 months of termination by either party, the party that received the third-party takeover proposal consummates any takeover proposal or enters into any acquisition agreement, in either case, with the person (or an affiliate of the person) that made the third-party takeover proposal.

(3)
Termination due to Superior Proposal

        A termination fee would be payable by a party if (i) prior to that party's receipt of its shareholders approval, (ii) that party receives an unsolicited written third-party takeover proposal, (iii) that party's board of directors determines in good faith, after consulting with outside counsel, that failure to terminate the merger agreement in response to the third-party takeover proposal would be reasonably likely to result in a breach of its fiduciary obligations under applicable law, (iv) that party's board of directors determines, in good faith that such third-party takeover proposal constitutes a superior proposal, (v) that party notifies the other party in writing of the determination that the alternative takeover proposal is a superior proposal, (vi) at least 5 days after receipt of that notice by the other party, the party that received the third-party takeover proposal determines that the third-party takeover proposal remains a superior proposal and (vii) that party terminates the merger agreement because of the receipt of that superior proposal.

(4)
Termination due to Change in Board of Directors Approval

        A termination fee would be payable by the other party if a party terminates the merger agreement because the other party's board of directors (i) withdraws or modifies, or proposes publicly to withdraw or modify, its approval or recommendation of the merger agreement and the mergers (whether or not in connection with a competing proposal), unless the approval is withdrawn or modified primarily due to adverse conditions, events or action of or relating to the terminating party, or (ii) approves or recommends, or proposes to approve or recommend, a third-party takeover proposal. With respect to (i) above, the party whose board of directors withdraws or modifies its approval or recommendation bears the burden of proof in any court proceeding or arbitration to establish that it did so primarily because of adverse conditions, events or actions of or relating to the terminating party.

No Solicitation

        Each party agreed in the merger agreement that it will not solicit, initiate or knowingly encourage, or knowingly take any other action designed to facilitate, any inquiries or the making of any third-party takeover proposal or participate in any negotiations or substantive discussions regarding any third-party takeover proposal. Notwithstanding this prohibition, if, at any time prior to receipt of a party's shareholder approval, that party's board of directors determines in good faith, after consultation with its legal and financial advisors, that a third-party takeover proposal that was not solicited by such party and that did not otherwise result from a breach of such party's non-solicitation obligations (other than in immaterial respects) is, or is reasonably likely to lead to, a superior proposal, then, after providing prior written notice of its decision to take such action to the other party and otherwise complying with these provisions, the party may:

  (i)
  furnish information with respect to itself and its subsidiaries to the person making the proposal pursuant to a customary confidentiality agreement containing terms no less favorable than those set forth in the confidentiality agreement between Duke Energy and Cinergy; and

  (ii)
  participate in discussions or negotiations regarding the proposal.

        Neither the board of directors of Duke Energy or Cinergy nor any committee thereof may:

  (i)
  withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to the other party, the approval or recommendation of the merger agreement and the mergers;

  (ii)
  approve or recommend, or propose publicly to approve or recommend, any third-party takeover proposal; or

  (iii)
  cause such party to enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement related to a third-party takeover proposal.

        Notwithstanding these prohibitions, in response to a third-party takeover proposal that was not solicited by the party and that did not otherwise result from a breach of that party's non-solicitation obligations (other than in immaterial respects), at any time prior to receipt of that party's shareholder approval, the board of directors of that party may, if it determines in good faith, after consulting with outside counsel, that the failure to take such action would be reasonably likely to result in a breach of the board of directors' fiduciary obligations under applicable law:

  (i)
  withdraw or modify, or propose publicly to withdraw or modify, the approval or recommendation by the board of directors or any committee thereof of the merger agreement and the mergers;

  (ii)
  approve or recommend, or propose to approve or recommend, any superior proposal; or

  (iii)
  terminate the merger agreement.

        However, in the case of the foregoing (ii) and (iii), the board of directors must first have determined in good faith that the third-party takeover proposal constitutes a superior proposal and in the case of the foregoing (iii), the party must have notified the other party in writing of its determination that the third-party takeover proposal constitutes a superior proposal and, at least 5 business days following receipt by the other party of the notice, the board of directors of that party determines that the superior proposal remains a superior proposal.

        In circumstances other than in connection with a third-party takeover proposal, at any time prior to receipt of a party's shareholder approval, the board of directors of such party may, if it determines in good faith, after consulting with outside counsel, that the failure to take such action would be reasonably likely to result in a breach of the board of directors' fiduciary obligations under applicable law, withdraw or modify, or propose publicly to withdraw or modify, the approval or recommendation by such board of directors or any committee thereof of the merger agreement or the mergers, but only after:

  (i)
  the party notifies the other party in writing that the party's board of directors is prepared to make the above-referenced determination, setting forth the reasons for that determination in sufficient detail;

  (ii)
  for a period of 5 business days following the other party's receipt of the notice set forth in the foregoing (i), the party negotiates with the other party in good faith to make adjustments to the terms and conditions of the merger agreement, the mergers and the other transactions contemplated thereby as would enable the party's board of directors to proceed with its recommendation; and

  (iii)
  at the end of such 5-business day period such party's board of directors maintains its determination described in this paragraph (after taking into account the other party's proposed adjustments to the terms and conditions of the merger agreement, the mergers and the other transactions contemplated thereby).

        In addition to the foregoing obligations, the party will as promptly as practicable advise the other party, orally and in writing, of any request for information or of any third-party takeover proposal (and in any case within 24 hours of such request or the receipt of such third-party takeover proposal), the principal terms and conditions of such request or third-party takeover proposal and the identity of the person making such request or third-party takeover proposal. The party will keep the other party informed of the status and details (including amendments and proposed amendments) of any such request or third-party takeover proposal. Contemporaneously with any termination of the merger agreement, the terminating party will provide the other party with a written verification that it has complied with its obligations pursuant to this paragraph (other than noncompliance which is immaterial).

Legal Proceedings

        Cinergy and its directors have been named as defendants in a purported class action filed in the Common Pleas Court, Hamilton County, Ohio, brought on behalf of a proposed class consisting of holders of Cinergy common stock excluding defendants and their affiliates and captioned NECA-IBEW Pension Fund v. Cinergy Corp., et al., C.A. No A0504123 (Action). The complaint in the Action alleges, among other things, that the merger agreement was the product of breaches of fiduciary duty by the defendants, in that it allegedly does not provide for full and fair value for Cinergy's public shareholders; and that the merger agreement and the Cinergy merger were approved as the result, allegedly, of improper self-dealing by certain defendants who would receive certain alleged employment compensation benefits and continued employment pursuant to the merger agreement. As relief, the complaint in the Action seeks, among things, rescission of the Cinergy merger if it is consummated, an order requiring the defendants to "obtain a transaction which is in the best interests of Cinergy's shareholders," imposition of a constructive trust upon certain benefits to be received by certain defendants pursuant to the merger agreement and other agreements and benefit arrangements, a declaration that the merger agreement was entered into in breach of the defendants' duties, and an injunction against consummation of the Cinergy merger "unless and until [Cinergy] adopts and implements a procedure or process to obtain the highest possible price for shareholders." Cinergy and the individual defendants filed a motion to dismiss the Action in July 2005 which the court granted in November 2005. The time period during which plaintiffs could have appealed the ruling has expired. Both Duke Energy and Cinergy believe that the Action was without merit.

        There have been news reports indicating that Cinergy has been named, along with 12 other U.S. and Canadian power companies, in a lawsuit brought by residents of Ontario, Canada for alleged damages due to emissions from the companies' power plants. To date, Cinergy has not been served in this lawsuit.

Other Expenses

        All expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, whether or not the mergers are consummated, except that each of Duke Energy and Cinergy will bear and pay one-half of the costs and expenses incurred in connection with:

  •
  the filing, printing and mailing of the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part (including SEC filing fees); and

  •
  the filings of the premerger notification and report forms under the HSR Act (including filing fees).

        Duke Energy Holding will pay taxes, if any, attributable to (i) the transfer of beneficial ownership of Duke Energy's real property and (ii) the transfer of Duke Energy common stock pursuant to the merger agreement. Cinergy will pay taxes, if any, attributable to (i) the transfer of the beneficial ownership of Cinergy's real property and (ii) the transfer of Cinergy common stock pursuant to the merger agreement. Cinergy, Duke Energy and Duke Energy Holding will cooperate with respect to the filing of tax returns.

Transition Committee

        Duke Energy and Cinergy established a transition committee to examine various alternatives regarding the manner in which to best organize and manage the business of Duke Energy Holding after the effective time of the mergers. The transition committee is co-chaired by Paul Anderson and James Rogers and includes Jim W. Mogg and Fred J. Fowler of Duke Energy and James L. Turner of Cinergy.

Name of the New Company

        A new company incorporated in Delaware, currently named Duke Energy Holding Corp. (formerly named Deer Holding Corp.) will hold what today are Duke Energy's and Cinergy's independent businesses. Upon consummation of the mergers, the new company will be renamed Duke Energy Corporation.

Charitable Contributions

        The parties have agreed that provision of charitable contributions and community support in their respective service areas serves a number of their important corporate goals. During the two-year period immediately following the consummation of the mergers, Duke Energy Holding and its subsidiaries taken as a whole intend to continue to provide charitable contributions and community support within the service areas of the parties and each of their respective subsidiaries in each service area at levels substantially comparable to the levels of charitable contributions and community support provided, directly or indirectly, by Duke and Cinergy within their respective service areas during the two-year period immediately prior to the consummation of the mergers.

Amendment; Extension and Waiver

        The merger agreement may be amended by the parties at any time before or after the Cinergy shareholders approve the merger agreement or the Duke Energy shareholders approve the merger agreement; provided, however, that after any such approval, there will not be made any amendment that by law requires further approval by the shareholders of Duke Energy or Cinergy without the further approval of those shareholders. The merger agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

        At any time prior to the effective time of the mergers, a party may:

  •
  extend the time for the performance of any of the obligations or other acts of the other parties;

  •
  waive any inaccuracies in the representations and warranties of the other parties contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

  •
  subject to the proviso set out in the immediately preceding paragraph, waive compliance by the other parties with any of the agreements or conditions contained in the merger agreement.

        Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of that party. The failure of any party to the merger agreement to assert any of its rights under the merger agreement or otherwise will not constitute a waiver of such rights.

Representations and Warranties

        The merger agreement contains substantially reciprocal customary representations and warranties made by Duke Energy and Cinergy to each other. These representations and warranties are subject to qualifications and limitations agreed to by Duke Energy and Cinergy in connection with negotiating the terms of the merger agreement. Some of the more significant of these relate to:

  •
  corporate organization and qualification;

  •
  capital structure;

  •
  corporate authority to enter into the merger agreement and the transactions contemplated thereby;

  •
  absence of any breach of organizational documents, law or material agreements as a result of the transactions contemplated by the merger agreement;

  •
  government approvals required in connection with the transactions contemplated by the merger agreement;

  •
  SEC filings, financial statements and compliance with the Sarbanes-Oxley Act of 2002;

  •
  absence of changes or events that have had or could reasonably be expected to have a material adverse effect;

  •
  absence of undisclosed liabilities;

  •
  absence of litigation that has had or could reasonably be expected to have a material adverse effect;

  •
  truth and accuracy of certain information supplied in connection with the preparation of this joint proxy statement/prospectus and the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part;

  •
  possession of requisite permits and compliance with laws;

  •
  proper filing of tax returns and certain other tax matters;

  •
  certain employee benefits matters and compliance with the Employee Retirement Income Security Act of 1974;

  •
  certain labor and employee relations matters;

  •
  compliance with environmental laws and certain other environmental matters;

  •
  shareholder vote required to approve the merger agreement and the transactions contemplated thereby;

  •
  opinion of the financial advisors;

  •
  ownership of Duke Energy and Cinergy capital stock;

  •
  inapplicability of state anti-takeover statutes;

  •
  maintenance of adequate insurance; and

  •
  establishment of and compliance with policies with respect to energy trading.

        Representations made only by Duke Energy:

  •
  operations of nuclear power plants by Duke Energy are in compliance with all applicable laws and permits, and

  •
  Duke Energy has taken all necessary actions so that the execution and delivery of the merger agreement and the consummation of the transactions contemplated thereby do not trigger the Duke Energy Rights Agreement.

        Representation made only by Cinergy:

  •
  no ownership of nuclear power plants.

THE DESCRIPTION OF THE MERGER AGREEMENT IN THIS JOINT PROXY STATEMENT/PROSPECTUS HAS BEEN INCLUDED TO PROVIDE YOU WITH INFORMATION REGARDING ITS TERMS. THE MERGER AGREEMENT CONTAINS REPRESENTATIONS AND WARRANTIES MADE BY AND TO THE PARTIES THERETO AS OF SPECIFIC DATES. THE STATEMENTS EMBODIED IN THOSE REPRESENTATIONS AND WARRANTIES WERE MADE FOR PURPOSES OF THE CONTRACT BETWEEN THE PARTIES THERETO AND ARE SUBJECT TO QUALIFICATIONS AND LIMITATIONS AGREED BY THE PARTIES THERETO IN CONNECTION WITH NEGOTIATING THE TERMS OF THAT CONTRACT. IN ADDITION, CERTAIN REPRESENTATIONS AND WARRANTIES WERE MADE AS OF A SPECIFIED DATE, MAY BE SUBJECT TO A CONTRACTUAL STANDARD OF MATERIALITY DIFFERENT FROM THOSE GENERALLY APPLICABLE TO SHAREHOLDERS, OR MAY HAVE BEEN USED FOR THE PURPOSE OF ALLOCATING RISK BETWEEN THE PARTIES RATHER THAN ESTABLISHING MATTERS AS FACTS.

Covenants of Duke Energy and Cinergy

        Pending the consummation of the transactions contemplated by the merger agreement, except as expressly contemplated or permitted by the merger agreement, for transactions solely involving one or more of a party's direct or indirect wholly-owned subsidiaries or between two or more direct or indirect wholly-owned subsidiaries of a party, or to the extent that the other party previously consents in writing (such consent not to be unreasonably withheld or delayed):

  •
  each party and each of its subsidiaries will conduct its respective business in all material respects in the ordinary course of business consistent with past practice. Each party and its subsidiaries will use commercially reasonable efforts to preserve intact in all material respects its present business organizations, to maintain in effect all existing permits, subject to prudent management of workforce and business needs, to keep available the services of its key officers and employees, to maintain its assets and properties in good working order and condition, ordinary wear and tear excepted, to preserve its relationships with governmental authorities, customers and suppliers and others having significant business dealings with it and to comply in all material respects with all laws, orders and permits of all governmental authorities applicable to it;

  •
  neither party will amend or propose to amend its certificate of incorporation, or, other than in a manner that would not materially restrict the operation of its business, its by-laws or its subsidiaries' certificates of incorporation or by-laws (or other comparable organizational documents);

  •
  Cinergy may not, nor will it permit any of its subsidiaries to, declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock, except:

  •
  for the declaration and payment of regularly quarterly cash dividends on Cinergy common stock, not to exceed its current dividend of $0.48 per share, with normal record and payment dates for such dividends in accordance with past dividend practice, and Cinergy may pay a special pro rata dividend on Cinergy common stock if the Cinergy merger is completed between a record date and payment date of a regular quarterly dividend;

  •
  for the declaration and payment of dividends by a direct or indirect wholly-owned subsidiary of Cinergy solely to its parent, or by a direct or indirect partially owned subsidiary of Cinergy (provided that Cinergy or the Cinergy subsidiary receives or is to receive its proportionate share of such dividend or distribution);

  •
  for the declaration and payment of regularly cash dividends with respect to preferred stock of Cinergy's subsidiaries outstanding as of the date of the merger agreement or permitted to be issued under the terms of the merger agreement; and

  •
  to the extent advisable in the exercise of the fiduciary duties of Cinergy's board of directors, for the declaration and payment of a customary share purchase rights plan, provided that Cinergy provides Duke Energy with prior notice of any such declaration or payment and in connection with any such declaration or payment, the Cinergy board of directors causes (i) the merger agreement and the transactions contemplated by the merger agreement to not result in a "distribution date" or similar event under such share purchase rights plan and (ii) any share rights purchase plan to be inapplicable in all respects to the merger agreement and the transactions contemplated by the merger agreement, including the Duke Energy merger and the Cinergy merger;

  •
  Duke Energy may not, and will not permit any of its subsidiaries to declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock, except:

  •
  for the declaration and payment of regularly quarterly cash dividends on Duke Energy common stock, not to exceed $0.275 per share, with usual record and payment dates,

      provided that Duke Energy (i) may increase its regular quarterly dividend to an amount not to exceed $0.31 per share between the date of the merger agreement and the effective time of the Duke Energy merger and (ii) may pay a special pro rata dividend on Duke Energy common stock if the Duke Energy merger is completed between a record date and payment date of a regular quarterly dividend;

    •
    for the declaration and payment of dividends by a direct or indirect wholly-owned subsidiary of Duke Energy solely to its parent, or by a direct or indirect partially owned subsidiary of Duke Energy (provided that Duke Energy or the Duke Energy subsidiary receives or is to receive its proportionate share of such dividend or distribution); and

    •
    for the declaration and payment of regularly cash dividends with respect to preferred stock of Duke Energy or its subsidiaries outstanding as of the date of the merger agreement or permitted to be issued under the terms of the merger agreement;

  •
  neither party will, nor will it permit any of its subsidiaries to split, combine, reclassify or take similar action with respect to any of its capital stock or share capital or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock or comprised in its share capital;

  •
  neither party may (i) redeem or repurchase any shares of its capital stock other than to fund certain benefit plans or as required by the terms of preferred stock; however, Duke Energy may redeem all of its outstanding series of preferred stock, (ii) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, and (iii) except as expressly permitted by the merger agreement, directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or any option with respect thereto, except (1) in connection with intercompany purchases of capital stock or share capital, (2) for the purpose of funding certain employee equity compensation plans and dividend reinvestment plans or stock purchase plans, (3) mandatory repurchases or redemptions of preferred stock of a party's subsidiaries (and in the case of Duke Energy, preferred stock of Duke Energy), and (4) in the case of Duke Energy, the redemption by Duke Energy of Duke Energy Preferred Stock and Duke Energy Preferred A stock (as described in more detail under "The Merger Agreement—The Mergers and Restructuring Transactions" beginning on page 126);

  •
  neither party will, nor will it permit any of its subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any option with respect thereto (other than issuances relating to employee equity compensation arrangements, subject to certain restrictions and conditions, and the pro rata issuance by a subsidiary of its capital stock to its shareholders), or modify or amend any right of any holder of outstanding shares of their capital stock or any option with respect thereto, other than in connection with equity-based benefit plans and restricted stock and equity awards under certain circumstances. Further, any shares of Duke Energy common stock or Cinergy common stock that Duke Energy or Cinergy, as the case may be, contributes, directly or indirectly, to any employee benefit plan (including any plan intended to satisfy the requirements of Section 401(a) of the Code) or that Duke Energy or Cinergy, as the case may be, makes subject to any dividend reinvestment or similar plan will be shares purchased in open-market or privately negotiated transactions, but will not constitute newly issued shares of Duke Energy common stock or Cinergy common stock, as the case may be;

  •
  except for capital expenditures required by law or governmental authorities or incurred in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance) and except as otherwise permitted under the merger agreement, neither party will, nor will it permit any of its subsidiaries to, make capital expenditures or acquire or agree to acquire (whether by merger, consolidation, purchase or otherwise) any person or assets if:

    (1)
    the expected gross expenditures and commitments pursuant thereto (including the amount of any indebtedness and amounts received for negative trading positions assumes) exceeds or may exceed:

    •
    in the case of Cinergy, (i) $100 million in the case of any acquisition or series of related acquisitions of any person, asset or property located in the United States (ii) $50,000,000 in the case of any acquisition or series of related acquisitions of any person, asset or property located outside the United States or (iii) $100,000,000 in the aggregate (excluding certain acquisitions expressly permitted by the merger agreement and acquisitions to which Duke Energy expressly consents in writing), and

    •
    in the case of Duke Energy, (i) $300 million in the case of any acquisition or series of related acquisitions of any person, asset or property located in the United States (ii) $150,000,000 in the case of any acquisition or series of related acquisitions of any person, asset or property located outside the United States or (iii) $300,000,000 in the aggregate (excluding certain acquisitions expressly permitted by the merger agreement and acquisitions to which Cinergy expressly consents in writing), and;

    (2)
    any such acquisition or capital expenditure constitutes any line of business that is not currently conducted by the party, its subsidiaries or joint ventures of the parties as of the date of the merger agreement or extends any line of business of such party, its subsidiaries or the joint ventures into any geographic region outside of the continental United States or Canada which such party, its subsidiaries or joint ventures do not conduct business as of the date of the merger agreement; or

    (3)
    such acquisition or capital expenditure is reasonably likely, individually or in the aggregate, to materially delay the receipt of required statutory approvals or prevent the satisfaction of related closing conditions;

  •
  except for dispositions of obsolete equipment or assets or dispositions of assets being replaced, in each case in the ordinary course of business consistent with past practice, dispositions by the parties or their subsidiaries of assets in accordance with the terms of restructuring and divestiture plans mandated or approved by applicable local or state regulatory agencies, and except as expressly permitted by the merger agreement, neither party will, nor will permit either of its subsidiaries to, sell, lease or grant any security interest in or otherwise dispose of or encumber any of its assets or properties:

    •
    if, in the case of Cinergy, (i) $100 million in the case of any dispositions or series of related dispositions of any person, asset or property located in the United States (ii) $50,000,000 in the case of any disposition or series of related dispostions of any person, asset or property located outside the United States or (iii) $100,000,000 in the aggregate (excluding certain dispositions expressly permitted by the merger agreement and dispositions to which Duke Energy expressly consents in writing), and

    •
    if, in the case of Duke Energy, (i) $300 million in the case of any disposition or series of related dispositions of any person, asset or property located in the United States (ii) $150,000,000 in the case of any dispostion or series of related dispostions of any person, asset or property located outside the United States or (iii) $300,000,000 in the aggregate (excluding certain dispositions expressly permitted by the merger agreement and dispostions to which Cinergy expressly consents in writing), and;

  •
  except as expressly permitted by the merger agreement, neither party will, nor will it permit any of its subsidiaries to incur or guarantee any indebtedness or enter into any "keep well" or other agreement to maintain any financial condition of another person or enter into any arrangement having the economic effect of any of the foregoing (including any capital leases, "synthetic" leases or conditional sale or other title retention agreements) other than (i) short-term borrowings incurred in the ordinary course of business, (ii) letters of credit obtained in the ordinary course of business, (iii) borrowings made in connection with the refunding of existing indebtedness at maturity or upon final mandatory redemption (without the need for the occurrence of any special event) or at a lower cost of funds, (iv) borrowings to finance capital expenditures permitted by the merger agreement or indebtedness assumed in relation thereto, (v) other borrowings in an aggregate principal amount not to exceed, in the case of Cinergy, $150,000,000, and, in the case of Duke Energy, $500 million, outstanding at any time, (vi) guarantees or other credit support issued pursuant to trading or marketing positions established prior to the date of the merger agreement and (vii) in addition to the guarantees or other credit support contemplated by (vi) above, additional guarantees or other credit support issued in connection with trading or marketing activities in the ordinary course of business.

  •
  except as expressly permitted by the merger agreement, neither party will, nor will it permit any of its subsidiaries to make any loans or advances to any other person, other than (i) in the ordinary course of business consistent with past practice, (ii) to any direct or indirect wholly-owned subsidiary of a party, or, in the case of a subsidiary of a party, to such party or (iii) as required pursuant to any obligation in effect as of the date of the merger agreement;

  •
  neither party will nor will permit any of its subsidiaries to (i) permit any material change in policies governing or otherwise relating to the trading or marketing of energy other than as a result of permitted acquisitions or capital expenditures or, in the case of Cinergy, to increase the existing aggregate value-at-risk limit as established by the Risk Policy Committee, or (ii) enter into any physical commodity transactions, exchange-traded futures and options transactions, over-the-counter transactions and derivatives thereof or similar transactions other than as permitted in the respective party's trading guidelines;

  •
  except as required by law or the terms of any collective bargaining agreement or employee benefit plan of either of the parties, neither party will, nor will permit any of its subsidiaries to, enter into, adopt, amend or terminate any employee benefit plan, or other agreement, arrangement, plan or policy between the party or one of its subsidiaries and one or more of its directors, officers or employees (other than any amendment that is immaterial or administrative in nature), or except for normal increases in the ordinary course of business consistent with past practice, increase in any manner the compensation or fringe benefits of any director, executive officer or other employee, or, except for normal payments in the ordinary course of business consistent with past practice, pay any benefit not required by any plan or arrangement in effect as of the date of the merger agreement, provided that, the foregoing restrictions will not restrict the parties and their respective subsidiaries from (i) entering into or making available to newly hired officers and employees or to officers and employees in the context of promotions based on job performance or workplace requirements in the ordinary course of business consistent with past practice, plans, agreements, benefits and compensation arrangements (including incentive grants) that have, consistent with past practice, been made available to newly hired or promoted officers and employees, or (ii) entering into or amending collective bargaining agreements with existing collective bargaining representatives or newly certified bargaining units regarding mandatory subjects of bargaining under applicable law, in each case in a manner consistent with past practice to the extent permitted by law;

  •
  neither party will, nor will permit any of its subsidiaries to, agree or consent to any material agreements or modifications to existing agreements or course of dealings with any governmental authority in respect of its business operations except as required by law, to renew permits or agreements in the ordinary course, as may be necessary in connection with the consummation of permitted acquisitions or to effect the transactions contemplated by the merger agreement;

  •
  neither party will, nor will it permit any of its subsidiaries to, make any changes in its accounting methods materially affecting the reported consolidated assets, liabilities or results of operations of such party, except as required by law or GAAP;

  •
  each party will, and will cause its subsidiaries to, maintain with financially responsible insurance companies (or through self-insurance, consistent with past practice) insurance in such amounts and against such risks and losses as are customary for companies engaged in their respective businesses; and

  •
  except as could not reasonably be expected to have a material adverse effect on such party, neither party will, nor will permit any of its subsidiaries to, settle any tax claim, action or proceeding, or make any tax election.

        Duke Energy will not permit Duke Energy Holding or any of its subsidiaries to take, or to commit to take, any action after the effective time of the Duke Energy merger and prior to the effective time of the Cinergy merger, except for the actions expressly set forth in the merger agreement as actions to be taken by any such person during such period.

        From the date of the merger agreement, until it is consumated, Duke and Cinergy will coordinate with the other regarding the declaration and payment of dividends in respect of the shares of Duke Energy common stock and Cinergy common stock and the record dates and payment dates relating thereto, including, if applicable, through the payment of the special dividend contemplated by the merger agreement.

        Duke, Cinergy and Duke Energy Holding shall and shall cause each of their subsidiaries to use their reasonable best efforts prior to the closing to obtain all consents and approvals necessary to transfer at the closing, or as soon as reasonably possible thereafter, certain generation stations to The Cincinnati Gas & Electric Company and shall effect such transfer as promptly as practicable following the consummation of the mergers, subject to the receipt of all such necessary consents and approvals.

        Each party will use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary or advisable to consummate and make effective, in the most expeditious manner reasonably practicable, the mergers and the other transactions contemplated by the merger agreement; provided however, "reasonable best efforts" will not require any party to (i) sell, or agree to sell, hold or agree to hold separate, or otherwise dispose or agree to dispose of any asset, in each case if such sale, separation or disposition or agreement with respect thereto would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Duke Energy Holding, Cinergy or Duke Energy (in addition to certain specified dispositions) or (ii) conduct or agree to conduct its business in any particular manner if such conduct or agreement with respect thereto would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Duke Energy Holding, Cinergy or Duke Energy.

COMPARATIVE STOCK PRICES AND DIVIDENDS

        Duke Energy common stock is listed for trading on the NYSE under the symbol "DUK," and Cinergy common stock is listed for trading on the NYSE under the symbol "CIN." The following table sets forth, for the periods indicated, dividends and the high and low intra-day sales prices per share of Duke Energy common stock and Cinergy common stock on the New York Stock Exchange composite transaction reporting system. For current price information, you should consult publicly available sources. See also "The Mergers—Dividends" on page 110.

	Duke Energy Common Stock			Cinergy Common Stock
Calendar Period	High	Low	Dividends Paid	High	Low	Dividends Paid
2002
First Quarter	$40.00	$31.99	$0.275	$35.75	$31.00	$0.45
Second Quarter	$39.60	$28.50	$0.275	$37.19	$34.25	$0.45
Third Quarter	$31.09	$17.81	$0.275	$36.21	$25.40	$0.45
Fourth Quarter	$22.00	$16.42	$0.275	$34.19	$28.25	$0.45
2003
First Quarter	$21.57	$12.21	$0.275	$35.87	$29.77	$0.46
Second Quarter	$20.75	$13.51	$0.275	$38.75	$33.50	$0.46
Third Quarter	$19.70	$16.75	$0.275	$36.99	$33.14	$0.46
Fourth Quarter	$20.89	$17.08	$0.275	$38.86	$35.19	$0.46
2004
First Quarter	$22.70	$19.86	$0.275	$41.10	$37.17	$0.47
Second Quarter	$22.90	$18.85	$0.275	$41.04	$34.92	$0.47
Third Quarter	$23.00	$19.84	$0.275	$40.75	$36.95	$0.47
Fourth Quarter	$26.16	$22.85	$0.275	$42.63	$38.08	$0.47
2005
First Quarter	$28.20	$24.37	$0.275	$41.70	$39.05	$0.48
Second Quarter	$29.98	$27.34	$0.275	$45.30	$38.75	$0.48
Third Quarter	$30.55	$27.84	$0.31	$45.95	$41.41	$0.48
Fourth Quarter	$29.35	$25.06	$0.31	$44.60	$38.19	$0.48
2006
First Quarter (through January 31, 2006)	$28.90	$27.38	—	$44.90	$42.34	—

        The following table sets forth the high and low sales prices per share of Duke Energy common stock and Cinergy common stock on the New York Stock Exchange composite transaction reporting system on May 6, 2005, the last full trading day prior to the public announcement of the mergers, and on January 31, 2006, the last trading day for which this information could be calculated prior to the filing of this joint proxy statement/prospectus:

	Duke Energy Common Stock		Cinergy Common Stock		Cinergy Equivalent Per Share(1)
	High	Low	High	Low	High	Low
May 6, 2005	$29.50	$29.16	$40.52	$40.18	$46.02	$45.49
January 31, 2006	$28.50	$28.31	$43.60	$43.40	$44.46	$44.16

(1)
The equivalent per share data for Cinergy common stock has been determined by multiplying the market price of a share of Duke Energy common stock on each of the dates by the exchange ratio of 1.56.

        On March 18, 2005, Duke Energy and Merrill Lynch International, an affiliate of Merrill Lynch, entered into an accelerated share repurchase agreement whereby Duke Energy repurchased 30 million shares of its common stock from Merrill Lynch International, with Merrill Lynch International purchasing an equivalent number of common shares of Duke Energy in the open market during the term of the purchase agreement. The purchase agreement provided for a contingent purchase price adjustment, final settlement of which occurred on September 22, 2005, whereby Duke Energy paid Merrill Lynch International $23,737,600 (net of interest) reflecting the adjustment for prices actually paid by Merrill Lynch International for its open-market purchases. From March 18, 2005 to the settlement date, Merrill Lynch International had purchased 30 million shares at a weighted average price of $28.42 per share, including 23.4 million shares purchased at a weighted average price of $28.48 per share from May 9, 2005, the first day of trading following public announcement of the merger agreement to the settlement date. The purchase agreement between Duke Energy and Merrill Lynch International is filed as Exhibit 10.4 to Duke Energy's Form 10-Q for the quarter ended March 31, 2005 and is incorporated herein by reference.

        Duke Energy also entered into a separate open market purchase plan with Merrill Lynch International on March 18, 2005 to repurchase up to an additional 20 million shares of its common stock through December 27, 2005. At May 6, 2005, Duke Energy had repurchased 2.6 million shares of its common stock through this plan at a weighted average price of $28.97 per share. On May 9, 2005, Duke Energy announced plans to suspend additional repurchases under the open market purchase plan pending further assessment, and no further purchases were made before the plan was terminated.

        Pursuant to the Duke Energy board's authorization in February, 2005, to repurchase up to $2.5 billion of common stock over a three year period, subject to the terms of the merger agreement, Duke Energy may conduct further common stock repurchases before the closing of the mergers and Duke Energy Holding may conduct common stock repurchases after the closing of the mergers. No final decision has been made with respect to such repurchases as of the date of this joint proxy statement/prospectus.

DUKE ENERGY CORPORATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

        The following Duke Energy Unaudited Pro Forma Condensed Consolidated Statements of Operations for the year ended December 31, 2004, and the nine-month period ended September 30, 2005 reflect the reduction, effective July 1, 2005, of Duke Energy's ownership interest in Duke Energy Field Services LLC (DEFS) from 69.7% to 50%, which resulted in Duke Energy and ConocoPhillips becoming equal 50% owners in DEFS (the DEFS disposition transaction).

        The Unaudited Pro Forma Condensed Consolidated Statements of Operations give effect to the DEFS disposition transaction as if it had occurred on January 1, 2004. Duke Energy's historical results of operations subsequent to July 1, 2005 reflect the effects of the DEFS disposition transaction. Additionally, since the DEFS disposition transaction occurred on July 1, 2005, no unaudited pro forma condensed consolidated balance sheet has been provided as the effect of the transaction has been reflected in Duke Energy's historical consolidated balance sheet as of September 30, 2005.

        The Unaudited Pro Forma Condensed Consolidated Statements of Operations should be read in connection with Duke Energy's consolidated financial statements as of December 31, 2004, including the notes thereto, included in Duke Energy's Form 8-K filed on December 9, 2005, as well as the unaudited consolidated financial statements as of September 30, 2005, including the notes thereto, included in Duke Energy's Form 10-Q for the nine months ended September 30, 2005.

        The accompanying Unaudited Pro Forma Condensed Consolidated Statements of Operations are provided for informational purposes only and are not necessarily indicative of the consolidated results of operations of Duke Energy that would have been reported had the DEFS disposition transaction been completed at the dates indicated, nor is it indicative of Duke Energy's future consolidated results of operations.

        The accompanying Unaudited Pro Forma Condensed Consolidated Statements of Operations do not reflect the impact of financing, liquidity, acquisition or other use of proceeds from the DEFS disposition transaction that may occur subsequent to September 30, 2005, and do not reflect the impact of any future distributions from DEFS.

        For the DEFS disposition transaction, Duke Energy received, directly and indirectly through its ownership interest in DEFS, a total of approximately $1.1 billion in cash and assets from ConocoPhillips and DEFS in exchange for 19.7% of DEFS. The DEFS disposition transaction included the transfer to Duke Energy of DEFS' Canadian natural gas gathering and processing facilities and the acquisition of the Empress System assets from ConocoPhillips. As a result of the DEFS disposition transaction and subsequent to July 1, 2005, DEFS is no longer consolidated into Duke Energy's historical consolidated financial statements and is accounted for as an equity method investment.

        In February 2005, DEFS sold its wholly owned subsidiary Texas Eastern Products Pipeline Company, LLC (TEPPCO GP), which is the general partner of TEPPCO Partners, LP (TEPPCO LP), for approximately $1.1 billion and Duke Energy sold its limited partner interest in TEPPCO LP for approximately $100 million, in each case to Enterprise GP Holdings LP, an unrelated third party. These transactions resulted in pre-tax gains of approximately $1.2 billion for the nine months ended September 30, 2005. Additionally, minority interest expense of $343 million was recorded related to these gains for the nine months ended September 30, 2005 to reflect ConocoPhillips' proportionate share in the pre-tax gain on the sale of TEPPCO GP. As these TEPPCO sale transactions were contemplated in connection with and directly related to the DEFS disposition transaction, the accompanying Unaudited Pro Forma Consolidated Statements of Operations assume the TEPPCO sale transactions were completed prior to January 1, 2004. Therefore, the results of operations for DEFS' and Duke Energy's investment in TEPPCO LP as well as the gains recognized on the TEPPCO sale transactions have been removed from the accompanying Unaudited Pro Forma Consolidated Statements of Operations.

DUKE ENERGY CORPORATION

Unaudited Pro Forma Consolidated Statement of Operations

For the Nine Months Ended September 30, 2005
(In millions)

	Duke Energy Historical	Deconsolidation of DEFS(a)	Other DEFS Pro Forma Adjustments		Duke Energy Pro Forma
Operating Revenues
Non-regulated electric, natural gas, natural gas liquids, and other	$6,877	$(5,524)	$31 62 55 171	(f) (g) (j) (h)	$1,672
Regulated electric	4,099				4,099
Regulated natural gas and natural gas liquids	2,654	(79)	60	(j)	2,635

Total operating revenues	13,630	(5,603)	379		8,406

Operating Expenses
Natural gas and petroleum products purchased	5,679	(4,641)	123	(j)	1,161
Operation, maintenance and other	2,479	(287)	18 36 (8)	(f) (g) (j)	2,238
Fuel used in electric generation and purchased power	1,229	—			1,229
Depreciation and amortization	1,349	(150)	7 5	(f) (g)	1,211
Property and other taxes	432	(26)	1	(f)	407
Impairment and other charges	140	—	(125	)(h)	15

Total operating expenses	11,308	(5,104)	57		6,261

Gains on Sales of Investments in Commercial and Multi-Family Real Estate	117	—			117
Gains on Sales of Other Assets, net	589	(2)	(577	)(b)	10

Operating Income	3,028	(501)	(255)		2,272

Other Income and Expenses
Equity in earnings of unconsolidated affiliates	256	1,089	(793 (88 (2 (6	)(c) )(d) )(f) )(e)	456
Gains (losses) on sales of equity investments	1,225	(1,138)	(105	)(c)	(18)
Other income and expenses, net	19	(16)	(275	)(h)	(272)

Total other income and expenses	1,500	(65)	(1,269)		166

Interest Expense	813	(81)			732
Minority Interest Expense	508	(479)			29

Earnings From Continuing Operations Before Income Taxes	3,207	(6)	(1,524)		1,677
Income Tax Expense from Continuing Operations	1,095	(6)	(564	)(i)	525

Income From Continuing Operations	2,112	—	(960)		1,152
Dividends and Premiums on Redemptions of Preferred and Preference Stock	7				7

Income from Continuing Operations Available for Common Stockholders	$2,105	$—	$(960)		$1,145

Common Stock Data
Weighted-average shares outstanding
Basic	936				936
Diluted	973				973
Earnings per share (from continuing operations)
Basic	$2.25				$1.22
Diluted	$2.17				$1.18

See accompanying Notes to the Duke Energy Corporation Unaudited Pro Forma Condensed Consolidated Statements of Operations, which are an integral part of these statements.

DUKE ENERGY CORPORATION

Unaudited Pro Forma Consolidated Statement of Operations

For the Year Ended December 31, 2004
(In millions)

	Duke Energy Historical	Deconsolidation of DEFS(a)	Other DEFS Pro Forma Adjustments		Duke Energy Pro Forma
Operating Revenues
Non-regulated electric, natural gas, natural gas liquids, and other	$12,232	$(10,279)	$61 106 175 173	(f) (g) (h) (j)	$2,468
Regulated electric	5,041				5,041
Regulated natural gas	3,276		106	(j)	3,382

Total operating revenues	20,549	(10,279)	621		10,891

Operating Expenses
Natural gas and petroleum products purchased	10,156	(8,615)	260	(j)	1,801
Operation, maintenance and other	3,317	(547)	28 61 19	(f) (g) (j)	2,878
Fuel used in electric generation and purchased power	1,576	—			1,576
Depreciation and amortization	1,750	(297)	13 8	(f) (g)	1,474
Property and other taxes	513	(47)	1	(f)	467
Impairment and other charges	64	(22)			42

Total operating expenses	17,376	(9,528)	390		8,238

Gains on Sales of Investments in Commercial and Multi-Family Real Estate	192	—			192
Losses on Sales of Other Assets, net	(404)	(1)			(405)

Operating Income	2,961	(752)	231		2,440

Other Income and Expenses
Equity in earnings of unconsolidated affiliates	161	381	(123 (24 (9	)(d) )(e) )(f)	386
(Losses) gains on sales and impairments of equity investments	(4)	23			19
Other income and expenses, net	148	(5)	(125	)(h)	18

Total other income and expenses	305	399	(281)		423
Interest Expense	1,281	(161)			1,120
Minority Interest Expense	200	(181)			19

Earnings From Continuing Operations Before Income Taxes	1,785	(11)	(50)		1,724
Income Tax Expense from Continuing Operations	533	(11)	(19	)(i)	503

Income From Continuing Operations	1,252	—	(31)		1,221
Dividends and Premiums on Redemptions of Preferred and Preference Stock	9	—	—		9

Income from Continuing Operations Available for Common Stockholders	$1,243	$—	$(31)		$1,212

Common Stock Data
Weighted-average shares outstanding
Basic	931				931
Diluted	966				966
Earnings per share (from continuing operations)
Basic	$1.33				$1.30
Diluted	$1.29				$1.26

See accompanying Notes to the Duke Energy Corporation Unaudited Pro Forma Condensed
Consolidated Statements of Operations, which are an integral part of these statements.

Duke Energy Corporation
Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations

  (a)
  Deconsolidation of DEFS—Represents the pro forma adjustments required to deconsolidate DEFS from the consolidated statements of operations of Duke Energy for the periods prior to July 1, 2005 and present the historical 69.7% investment in DEFS as an equity method investment. Equity in earnings of the historical 69.7% investment in DEFS reflected in these pro forma adjustments were $436 million and $1,104 million for the year ended December 31, 2004 and the first six months of 2005, respectively.

  (b)
  Gain on Transfer of 19.7% of DEFS—Represents the pro forma adjustment required to remove the $577 million gain on the transfer of Duke Energy's 19.7% interest in DEFS from Gains on Sale of Other Assets, net.

  (c)
  Gains on Sale of TEPPCO GP and TEPPCO LP—Represents the pro forma adjustment required to remove the $1,137 million gain on sale of TEPPCO GP ($793 million, net of minority interest, at the historical 69.7% investment) from equity in earnings of unconsolidated affiliates and the $105 million gain on sale of TEPPCO LP from gains on sales of equity investments for the nine months ended September 30, 2005.

  (d)
  Account for Investment in DEFS as a 50% Equity Investment—Represents the pro forma adjustments required to adjust Duke Energy's equity investment in and equity in earnings from DEFS for periods prior to July 1, 2005, excluding the gain on sale of TEPPCO GP discussed in adjustment (b) above, from a 69.7% investment to a 50% investment.

  (e)
  Operating results of TEPPCO LP—Represents the pro forma adjustment required to remove the historical operating results of Duke Energy's and DEFS' investment in TEPPCO LP from the Consolidated Statements of Operations.

  (f)
  Transfer of Canadian Assets from DEFS to Duke Energy—Represents the pro forma adjustments required to reflect the transfer of DEFS' Canadian natural gas and gathering and processing facilities from DEFS to Duke Energy in connection with the DEFS disposition transaction for periods prior to July 1, 2005.

  (g)
  Transfer of Empress System Assets from ConocoPhillips to Duke Energy—Represents the pro forma adjustments required to reflect the transfer of ConocoPhillips' Empress System assets to Duke Energy in connection with the DEFS disposition transaction for periods prior to the acquistion.

  (h)
  Derivative hedge impacts—Represents the pro forma adjustments required to de-designate all cash flow hedges related to DEFS commodity price risk and recognize any gains or losses on these hedges immediately in earnings. As a result of the pro forma effect of deconsolidating DEFS, Duke Energy would no longer be able to obtain hedge accounting for these hedge positions. In the historical Duke Energy consolidated financial statements, approximately $125 million of pretax unrealized losses were recognized in earnings for the first six months of 2005, which have been reclassified from impairment and other charges to other income and expenses, net as a pro forma adjustment assuming the deconsolidation of DEFS occurred as of January 1, 2004. Additionally, approximately $130 million of mark-to-market losses that were previously recognized in historical revenues for the first six months of 2005, have been reclassified to other income and expenses, net as a pro forma adjustment assuming the deconsolidation of DEFS occurred as of January 1, 2004. The pro forma adjustments also include historical hedge ineffectiveness and settlements of approximately $175 million and $41 million for the year ended December 31, 2004 and the first six months of 2005, respectively, which were classified in historical revenues, as well as changes in the fair value of the hedges of approximately $50 million and $21 million for the year ended December 31,

    2004 and the first six months of 2005, respectively, which were classified in accumulated other comprehensive income within member's equity.

  (i)
  Income Tax Provision—Represents the income tax impact of the pro forma adjustments determined based on an estimated statutory effective tax rate of approximately 37% for Duke Energy.

  (j)
  Intercompany Transactions—Represents the pro forma adjustments required to classify certain transactions related to purchases and sales between Duke Energy and DEFS as third party transactions upon the deconsolidation of DEFS.

DUKE ENERGY HOLDING CORP.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

        The Unaudited Pro Forma Condensed Combined Financial Statements have been prepared to reflect the mergers of Duke Energy and Cinergy. Prior to entering into the merger agreement, Duke Energy formed Duke Energy Holding Corp. (formerly Deer Holding Corp.). At the closing, Duke Energy Holding's two newly-formed wholly-owned subsidiaries, Deer Acquisition Corp. and Cougar Acquisition Corp., will merge with and into Duke Energy and Cinergy, respectively, as a result of which each of Duke Energy and Cinergy will become wholly-owned subsidiaries of Duke Energy Holding. After the mergers, the current shareholders of Duke Energy and Cinergy will be the shareholders of Duke Energy Holding (other than those Duke Energy shareholders who properly perfect their dissenter's rights pursuant to North Carolina law) and Duke Energy Holding will be renamed Duke Energy Corporation. The completion of the mergers is currently anticipated to occur in the first half of 2006 depending on all consents and approvals being received, although we cannot predict the actual timing.

        The Unaudited Pro Forma Condensed Combined Statements of Operations combine the historical consolidated statements of operations for Duke Energy, as adjusted for the DEFS disposition transaction (see pages 145 through 149), and Cinergy, giving effect to the mergers as if they had occurred on January 1, 2004. The Unaudited Pro Forma Condensed Combined Balance Sheet combines the historical consolidated balance sheets of Duke Energy and Cinergy, giving effect to the mergers as if they had been consummated on September 30, 2005. You should read these unaudited combined pro forma financial statements in conjunction with the:

  •
  accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements;

  •
  separate Unaudited Pro Forma Condensed Consolidated Financial Information (and the notes thereto) of Duke Energy Corporation included in this joint proxy statement/prospectus included on pages 145 through 149;

  •
  separate unaudited historical financial statements of Duke Energy as of and for the three- and nine-month periods ended September 30, 2005, included in the Duke Energy Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2005, which is incorporated by reference into this document;

  •
  separate historical financial statements of Duke Energy as of and for the fiscal year ended December 31, 2004, included in the Duke Energy Form 8-K filed December 9, 2005, which is incorporated by reference into this document;

  •
  separate unaudited historical financial statements of Cinergy as of and for the three and nine-month periods ended September 30, 2005, included in the Cinergy Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2005, which is incorporated by reference into this document; and

  •
  separate historical financial statements of Cinergy as of and for the year ended December 31, 2004, included in the Cinergy Annual Report on Form 10-K for the year ended December 31, 2004, which is incorporated by reference into this document.

        The historical financial information of Duke Energy, as adjusted, and Cinergy as of and for the nine months ended September 30, 2005 reflected in the Unaudited Pro Forma Condensed Combined Financial Statements is unaudited. The historical financial information of Duke Energy, as adjusted, and Cinergy for the year ended December 31, 2004 is derived from the audited financial statements of Duke Energy and Cinergy, respectively, but does not include all disclosures required by accounting principles generally accepted in the United States of America. The unaudited pro forma condensed combined financial information is provided for informational purposes only. The pro forma information is not necessarily indicative of what the combined companies' financial position or results of operations actually would have been had the mergers been completed at the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company.

        The unaudited pro forma condensed combined financial information was prepared using the purchase method of accounting with Duke Energy treated as the acquirer. Accordingly, we have adjusted the historical consolidated financial information to give effect to the impact of the consideration issued in connection with the mergers. In the Unaudited Pro Forma Condensed Combined Balance Sheet, Duke Energy's cost to acquire Cinergy has been allocated to the assets to be acquired and liabilities to be assumed based upon Duke Energy's and Cinergy's managements' preliminary estimate of their respective fair values. Any differences between the fair value of the consideration to be issued and the fair value of the assets and liabilities to be acquired will be recorded as goodwill. The amounts allocated to the assets acquired and liabilities assumed in the Unaudited Pro Forma Condensed Combined Financial Statements are based on management's preliminary internal valuation estimates. Definitive allocations will be performed and finalized based upon valuations and other studies that will be performed following the closing date of the mergers. Accordingly, the pro forma purchase allocation adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information and are subject to revision based on a final determination of fair value following the closing of the mergers. Final determinations of fair value may differ materially from those presented herein. The Unaudited Pro Forma Condensed Combined Statements of Operations also include certain purchase accounting adjustments, including items expected to have a continuing impact on the combined results, such as increased depreciation and amortization expense on acquired assets. The purchase method of accounting applied to the mergers is based on current accounting literature. On June 30, 2005, the Financial Accounting Standards Board issued an exposure draft proposing changes to the rules governing the application of purchase accounting. Based on the proposed timing in the exposure draft, we do not currently anticipate that any significant changes to the rules governing purchase accounting will be effective prior to the anticipated completion of the mergers, but we are unable to predict if changes to the rules governing the application of purchase accounting will actually occur or when any such changes would become effective.

        The Unaudited Pro Forma Condensed Combined Statements of Operations do not include the impacts of any revenue, cost or other operating synergies that may result from the mergers. Not including implementation costs, the mergers are expected to generate approximately $310 million in annual gross synergies—when fully realized in year three—from corporate activities, regulated utilities and non-regulated marketing, trading and generation operations. These cost savings will result from elimination of duplicate spending and overlapping functions, improved sourcing strategies, avoidance of planned expenditures and the consolidation of non-regulated business unit operations. Cost savings related to the regulated operations are expected to be shared with customers, as determined in regulatory approval proceedings related to the mergers.

        The Unaudited Pro Forma Condensed Combined Financial Statements do not reflect the impact of financing, liquidity or other balance sheet repositioning that may be undertaken in connection with or subsequent to the mergers, nor does it reflect any other changes that might occur regarding the Duke Energy and Cinergy combined portfolios of businesses.

        Except as discussed at note (h) to the Unaudited Pro Forma Condensed Combined Balance Sheet, the Unaudited Pro Forma Condensed Combined Financial Statements do not reflect any nonrecurring charges expected to result from the mergers. The majority of nonrecurring charges resulting from the mergers are anticipated to be comprised of executive separation, employee termination costs and other exit costs related to the Cinergy business that will be recognized in the opening balance sheet in accordance with Emerging Issues Task Force (EITF) Issue No 95-3, "Recognition of Liabilities in

Connection with a Purchase Business Combination." Other merger-related charges may be incurred that do not meet the criteria in EITF Issue No 95-3, including employee termination and exit costs related to the Duke Energy business, other integration-related costs, and the impacts of potential divestitures, if any, that may be required by governmental authorities. Duke Energy and Cinergy have just recently begun collecting information in order to formulate detailed integration plans to deliver planned synergies. However, at this time, the status of the integration plans and the merger-related costs, except as discussed at note (h) to the Unaudited Pro Forma Condensed Combined Balance Sheet are too uncertain to include in the pro forma financial information.

        Based on Duke Energy's review of Cinergy's summary of significant accounting policies disclosed in Cinergy's financial statements, the nature and amount of any adjustments to the historical financial statements of Cinergy to conform their accounting policies to those of Duke Energy are not expected to be significant. Upon consummation of the mergers, further review of Cinergy's accounting policies and financial statements may result in required revisions to Cinergy's policies and classifications to conform to those of Duke Energy.

        Except for an adjustment related to pension and other postretirement benefit obligations, as mandated by Statement of Financial Accounting Standards (SFAS) Nos. 87, "Employers' Accounting for Pensions" and 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" and as discussed in note (j) to the Unaudited Pro Forma Condensed Combined Balance Sheet, the Unaudited Pro Forma Condensed Combined Financial Statements do not reflect any pro forma adjustments related to Cinergy's regulated operations that are accounted for pursuant to SFAS No. 71 "Accounting for the Effects of Certain Types of Regulation," which are comprised of PSI, ULH&P and CG&E's transmission and distribution operations. Under the rate setting and recovery provisions currently in place for these regulated operations which provide revenues derived from cost, the fair values of the individual tangible and intangible assets and liabilities are estimated to approximate their carrying values. The estimated fair values of the assets and liabilities of these operations could also be materially affected by the rate structure of Cinergy's utilities upon completion of the mergers.

DUKE ENERGY HOLDING CORP.
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Nine Months Ended September 30, 2005
(In millions, except per-share amounts)

	(a) Duke Energy As Adjusted	(a) Cinergy Historical	Pro Forma Adjustments		Duke Energy Holding Pro Forma
Operating Revenues
Non-regulated electric, natural gas, natural gas liquids and other	$1,672	$1,464	$133	(b)	$3,252
			(17	)(i)
Regulated electric	4,099	1,883	(2	)(i)	5,980
Regulated natural gas and natural gas liquids	2,635	477	(7	)(i)	3,105

Total operating revenues	8,406	3,824	107		12,337

Operating Expenses
Natural gas and petroleum products purchased	1,161	295	(22	)(i)	1,438
			4	(b)
Costs of fuel resold	—	297			297
Operation, maintenance and other	2,238	1,025	(11	)(c)	3,252
Fuel used in electric generation and purchased power	1,229	1,078	125	(b)	2,427
			(5	)(i)
Depreciation and amortization	1,211	387	10	(d)	1,608
Property and other taxes	407	209			616
Impairment and other charges	15	—			15

Total operating expenses	6,261	3,291	101		9,653

Gains on Sales of Investments in Commercial and Multi-Family Real Estate	117	—			117
Gains (Losses) on Sales of Other Assets, net	10	—			10

Operating Income	2,272	533	6		2,811

Other Income and Expenses
Equity in earnings of unconsolidated affiliates	456	25	(11	)(e)	470
(Losses) gains on sales and impairments of equity investments	(18)	—			(18)
Other income and expenses, net	(272)	34	(2	)(f)	(240)

Total other income and expenses	166	59	(13)		212
Interest Expense	732	210	(15	)(g)	924
			(3	)(h)
Minority Interest Expense	29	2			31

Earnings From Continuing Operations Before Income Taxes	1,677	380	11		2,068
Income Tax Expense from Continuing Operations	525	80	5	(j)	610

Income From Continuing Operations	1,152	300	6		1,458
Dividends and Premiums on Redemption of Preferred and Preference Stock	7	—	(7	)(k)	—

Income from Continuing Operations Available For Common Stockholders	$1,145	$300	$13		$1,458

Common Stock Data
Weighted-average shares outstanding
Basic	936	198			1,245	(l)
Diluted	973	199			1,283	(l)
Earnings per share (from continuing operations)
Basic	$1.22	$1.52			$1.17
Diluted	$1.18	$1.51			$1.14

See accompanying Notes to Duke Energy Holding Corp. Unaudited Pro Forma Condensed Combined Statement of Operations, which are an integral part of these statements.

DUKE ENERGY HOLDING CORP.
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2004
(In millions, except per-share amounts)

	(a) Duke Energy As Adjusted	(a) Cinergy Historical	Pro Forma Adjustments		Duke Energy Holding Pro Forma
Operating Revenues
Non-regulated electric, natural gas, natural gas liquids and other	$2,468	$1,671	$308	(b)	$4,435
			(12	)(i)
Regulated electric	5,041	2,326	(3	)(i)	7,364
Regulated natural gas and natural gas liquids	3,382	691	(6	)(i)	4,067

Total operating revenues	10,891	4,688	287		15,866

Operating Expenses
Natural gas and petroleum products purchased	1,801	428	(15	)(i)	2,299
			85	(b)
Costs of fuel resold	—	281			281
Operation, maintenance and other	2,878	1,282	(14	)(c)	4,146
Fuel used in electric generation and purchased power	1,576	1,244	203	(b)	3,010
			(13	)(i)
Depreciation and amortization	1,474	461	13	(d)	1,948
Property and other taxes	467	254			721
Impairment and other charges	42	—			42

Total operating expenses	8,238	3,950	259		12,447

Gains on Sales of Investments in Commercial and Multi-Family Real Estate	192	—			192
Gains (Losses) on Sales of Other Assets, net	(405)	—			(405)

Operating Income	2,440	738	28		3,206

Other Income and Expenses
Equity in earnings of unconsolidated affiliates	386	48	(13	)(e)	421
Gains on sales and impairments of equity investments	19	—			19
Other income and expenses, net	18	(3)	(3	)(f)	12

Total other income and expenses	423	45	(16)		452
Interest Expense	1,120	275	(19	)(g)	1,372
			(4	)(h)
Minority Interest Expense	19	3			22

Earnings From Continuing Operations Before Income Taxes	1,724	505	35		2,264
Income Tax Expense from Continuing Operations	503	104	14	(j)	621

Income From Continuing Operations	1,221	401	21		1,643
Dividends and Premiums on Redemption of Preferred and Preference Stock	9	—	(9	)(k)	—

Income from Continuing Operations Available For Common Stockholders	$1,212	$401	$30		$1,643

Common Stock Data
Weighted-average shares outstanding
Basic	931	181			1,213	(l)
Diluted	966	184			1,253	(l)
Earnings per share (from continuing operations)
Basic	$1.30	$2.22			$1.35
Diluted	$1.26	$2.18			$1.32

See accompanying Notes to Duke Energy Holding Corp. Unaudited Pro Forma Condensed Combined Statement of Operations, which are an integral part of these statements.

Duke Energy Holding Corp.
Notes to Unaudited Pro Forma Condensed
Combined Statements of Operations

(a)
Duke Energy As Adjusted and Cinergy Historical Presentation—The amounts presented for Duke Energy represent the Duke Energy historical amounts as adjusted for the DEFS disposition transaction (see pages 145 through 148). Certain adjustments have been made to Cinergy's historical presentation in order to conform to Duke Energy's historical presentation. These adjustments had no impact on the historical income from continuing operations reported by Cinergy. All utility revenues are presented as either regulated electric or gas, respectively, with one exception for CG&E electric generation. CG&E's electric generation business is presented as non-regulated electric revenues. Revenues derived from CG&E's retail electric generation business are approved through a public service commission order through 2008; however, CG&E generation does not follow Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation" and is therefore presented as non-regulated.

(b)
Operating Revenues, Fuel used in Electric Generation and Purchased Power and Natural Gas and Petroleum Products Purchased—Represents the pro forma adjustments required to reflect the net incremental operating revenue, net incremental fuel and emission allowance expenses and net incremental gas storage expenses resulting from (1) the adjustment of emission allowances to fair value which increases the expense recognition of emission allowances consumed (see balance sheet note (d), and (2) the amortization of the fair value adjustments related to certain of Cinergy's fuel contracts, gas storage contracts and power sale agreements (see balance sheet note (k)). As discussed in balance sheet note (k), the adjustment for the power and coal contracts could be materially affected by changes in prices of power and coal and changes in contract terms. A 10% decrease in the price of power and coal would have resulted in an unfavorable change in the pro forma adjustment to revenues of approximately $30 million for the year ended December 31, 2004 and approximately $15 million for the nine months ended September 30, 2005.

(c)
Operation, Maintenance and Other—Represents the pro forma adjustment required to reflect a decrease in net periodic pension and postretirement benefit expense primarily as a result of the elimination of the amortization of deferred gains and losses and amortization of unrecognized prior service costs and transition asset related to Cinergy's non-regulated pension and postretirement benefit obligations (see balance sheet Note (j)).

(d)
Depreciation and Amortization Expense—Represents the pro forma adjustment required to reflect the net incremental depreciation and amortization expense resulting primarily from the fair valuation of Cinergy's power generating assets. As discussed in balance sheet note (c), the amount of this adjustment is based on preliminary estimates of the fair values of the related assets. An increase (decrease) in the fair value of the Cinergy power generating assets of $0.1 billion would result in an increase (decrease) to annual depreciation and amortization expense of approximately $3 million to $5 million.

(e)
Equity in Earnings of Unconsolidated Affiliates—Represents the pro forma adjustment required to reflect a net decrease in equity in earnings of unconsolidated investments in domestic and foreign entities, joint ventures and partnerships (see balance sheet note (e)) resulting from the basis difference in the equity method investments being amortized over the average remaining life of the related long-lived assets of those investments.

(f)
Interest Income—Represents the pro forma adjustment to interest income resulting from the fair value adjustment of Cinergy's notes receivable (see balance sheet note (f)). The final fair value determination of the notes receivable will be based on prevailing market interest rates at the completion of the mergers and the necessary adjustment will be amortized as a reduction (in the case of a premium to book value) or an increase (in the case of a discount to book value) to interest income over the remaining life of the individual notes receivable.

(g)
Interest Expense—Represents the pro forma adjustment to interest expense resulting from the fair valuation of Cinergy's third-party debt related to its non-regulated operations (see balance sheet note (i)). The final fair value determination of the debt will be based on prevailing market interest rates, adjusted for estimated issuance costs, at the completion of the mergers and the necessary adjustment will be amortized as a reduction (in the case of a premium to book value) or an increase (in the case of a discount to book value) to interest expense over the remaining life of the individual debt issues.

(h)
Interest Expense—Represents the pro forma adjustment to interest expense to reflect the elimination of historical amortization of deferred debt costs for debt related to Cinergy's non-regulated operations (see balance sheet note (g)).

(i)
Intercompany Transactions—Represents the pro forma adjustments required for transactions between Duke Energy and Cinergy included in each company's historical statements of operations. The underlying amounts in these adjustments relate primarily to purchases and sales of power and gas between the companies. The pro forma adjustments for intercompany transactions do not net to zero due to differing accounting designations by Duke Energy and Cinergy for certain derivative instruments.

(j)
Income Tax Provision—Represents the pro forma tax effect of the above adjustments determined based on an estimated prospective statutory tax rate of approximately 40%. This estimate could change based on changes in the applicable tax rates and finalization of the combined company's tax position.

(k)
Dividends and Premiums on Redemptions of Preferred and Preference Stock—Income from continuing operations available for common stockholders was increased to reflect the redemption of Duke Energy's preferred and preference stock as required by the merger agreement, and therefore no amounts related to dividends and premiums on redemption of preferred and preference stock were included in pro forma income from continuing operations available for common stockholders (see balance sheet note (m)).

(l)
Earnings Per Share and Shares Outstanding—The pro forma weighted average number of basic and diluted shares outstanding is calculated by adding Duke Energy's weighted average number of basic and diluted shares of common stock outstanding for the nine months ended September 30, 2005 or the year ended December 31, 2004, as applicable, and Cinergy's weighted average number of basic and diluted shares of common stock outstanding for those same periods multiplied by the exchange ratio of 1.56:
Description	For the Nine Months Ended September 30, 2005	For the Year Ended December 31, 2004
Basic:
Duke Energy weighted average common shares	936	931

Cinergy weighted average common shares	198	181
Exchange ratio	1.56	1.56

	309	282

Pro forma weighted average common shares	1,245	1,213

Diluted:
Duke Energy weighted average common shares	973	966

Cinergy weighted average common shares	199	184
Exchange ratio	1.56	1.56

	310	287

Pro forma weighted average diluted shares	1,283	1,253

DUKE ENERGY HOLDING CORP.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
September 30, 2005
(In millions)

		(a)
	Duke Energy Historical	Cinergy Historical	Pro Forma Adjustments		Duke Energy Holding Pro Forma
ASSETS
Current Assets	$8,109	$4,165	$(134 174 15 116 (22	)(m) (k) (f) (d) )(o)	$12,423
Goodwill	3,773	47	4,357	(b)	8,177
Investments and Other Assets	10,284	1,743	280 528 104 9 (48 40 (5	(e) (d) (k) (f) )(j) (l) )(o)	12,935
Property, Plant and Equipment, net	28,600	10,447	285	(c)	39,332
Regulatory Assets and Deferred Debits	2,567	1,064	(21 337	)(g) (j)	3,947

Total Assets	$53,333	$17,466	$6,015		$76,814

LIABILITIES AND COMMON STOCKHOLDERS' EQUITY
Current Liabilities	$7,552	$5,586	$311 92 (22	(k) (h) )(o)	$13,519
Long-term Debt	15,062	4,022	95	(i)	19,179
Deferred Credits and Other Liabilities	14,021	3,385	540 257 255 (5	(j) (l) (k) )(o)	18,453
Minority Interests	650	32			682
Preferred and preference stock without sinking fund requirements	134		(134	)(m)	—
Common Stockholders' Equity
Common stock	10,360	2	(2	)(n)	19,427
			9,067	(b)
Paid-in capital		2,969	(2,969	)(n)	—
Retained earnings	5,014	1,535	(1,535	)(n)	5,014
Treasury shares at cost		(5)	5	(n)	—
Accumulated other comprehensive income	540	(60)	60	(n)	540

Total common stockholders' equity	15,914	4,441	4,626		24,981

Total Liabilities and Common Stockholders' Equity	$53,333	$17,466	$6,015		$76,814

See accompanying Notes to Duke Energy Holding Corp. Unaudited Pro Forma Condensed Combined Balance Sheet which are an integral part of these statements.

Duke Energy Holding Corp.

Notes to Unaudited Pro Forma Condensed

Combined Balance Sheet

(a)
Cinergy Historical Presentation—Certain adjustments have been made to Cinergy's historical presentation in order to conform to Duke Energy's historical presentation.

(b)
Goodwill—The estimated total purchase price of the mergers, based on the market price of Duke Energy common stock during the period including the two trading days before through the two trading days after May 9, 2005, the date Duke Energy and Cinergy agreed to and announced the mergers, and the excess of purchase price over the book values of the assets acquired and liabilities assumed is as follows ($ in millions):

Value of Duke Energy common stock issued	$8,938
Value of Cinergy stock compensation assumed	129

Total estimated purchase price	9,067
Less: Book value of Cinergy assets acquired and liabilities assumed	(4,441)

Excess of purchase price over net book value of assets acquired	$4,626

Under the purchase method of accounting, the total estimated purchase price, as shown in the table above, is allocated to Cinergy's net tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values as of September 30, 2005. The fair value of these assets and liabilities is preliminary and is subject to change pending additional information that may come to our knowledge and restructuring decisions made upon completion of the mergers. The preliminary adjustments to the assets acquired and liabilities assumed are as follows ($ in millions):

Excess of purchase price over net book value of assets acquired	$4,626

Adjustments to goodwill related to:
Power generating assets	(285)
Emission allowances	(644)
Investments	(280)
Regulatory assets	(337)
Deferred tax assets	(40)
Other assets and liabilities	(3)
Accrued expenses (transaction costs directly related to the mergers)	92
Pension and postretirement benefit obligations, net	588
Long-term debt and notes payable	95
Power sale, gas storage and fuel contracts	288
Deferred tax liabilities	257

Total adjustments	(269)

Total adjustment to goodwill	$4,357

Pursuant to SFAS No. 142, "Goodwill and Other Intangible Assets," goodwill is not amortized; rather, impairment tests are performed at least annually or more frequently if circumstances indicate an impairment may have occurred. If an impairment exists, the goodwill is immediately written down to its fair value through a current charge to earnings. Accordingly, the goodwill arising from the mergers will be subject to an impairment test at least annually.

(c)
Power Generating Assets—Represents the pro forma adjustment required to record Cinergy's non-regulated power generating assets at estimated fair value. This adjustment was determined based on Duke Energy's and Cinergy's managements' estimates of fair value based on estimates of current replacement cost and discounted cash flows.

The preliminary analyses indicated fair value estimates of Cinergy's non-regulated generating facilities ranging from approximately $2.0 billion to approximately $2.7 billion. These analyses are significantly affected by assumptions regarding environmental regulation, operating costs and the expected market prices for electricity, fuel and emission allowances. The $0.3 billion adjustment reflects the difference between an average of estimates within the range and the $2.1 billion book value of the facilities as of September 30, 2005, as Duke Energy and Cinergy management believe this to be an appropriate estimate of the fair value of the underlying assets.

These adjustments will be depreciated over the estimated remaining useful lives of the underlying assets, and could be materially affected by changes in fair value prior to the closing of the mergers.

(d)
Emission allowances—Represents the pro forma adjustment ($116 million to current assets and $528 million to noncurrent assets) to record at fair value the emission allowances held by Cinergy's non-regulated operations at September 30, 2005. This adjustment was determined based on market information and a discounted cash flow analysis. This adjustment could be materially affected by changes in market prices of emission allowances.

(e)
Investments—Represents the pro forma adjustment required to record at fair value Cinergy's non-consolidated equity investments in domestic and foreign entities, joint ventures, partnerships, and other cost method investments. The adjustment was determined primarily based on discounted cash flow analyses. Until independent third-party valuations are received on each of the underlying investments, Duke Energy and Cinergy management believe the adjustment to be a reasonable approximation of fair value.

These adjustments could be materially affected primarily by changes in interest rates, commodity prices and third-party appraisals.

(f)
Notes receivable—Represents the pro forma adjustment required to record Cinergy's notes receivable at estimated fair value. The adjustment was determined based upon credit-adjusted market rates of interest.

(g)
Deferred debt costs—Represents the pro forma adjustment to eliminate Cinergy's deferred debt costs related to its non-regulated operations.

(h)
Accrued expenses—Represents the pro forma adjustment related to costs incurred by Duke Energy that are directly attributable to the mergers of approximately $36 million and certain payments to be made to Cinergy employees as a result of the mergers of approximately $56 million.

(i)
Long-term debt and notes payable—Represents the pro forma adjustment (($1) million for short-term notes payable, $2 million for the current portion of long-term debt, and $94 million for the non-current portion of long-term debt) required to record Cinergy's third-party debt related to its non-regulated operations at estimated fair value. The increase in the fair value of the debt will be amortized through interest expense over the remaining life of the debt. The final fair value determination will be based on prevailing market interest rates, adjusted for estimated issuance costs, at the completion of the mergers and the necessary adjustment will be amortized as a reduction (in the case of a premium to book value) or an increase (in the case of a discount to book value) to interest expense over the remaining life of the individual debt issues.

(j)
Pension and Postretirement Benefit Obligations—Represents the pro forma adjustment required to record Cinergy's pension and postretirement benefit obligations to reflect the difference between the present value of the estimated accumulated obligations and the estimated fair values of any related plan assets, including elimination of previously deferred gains and losses, and the related historical intangible asset of $48 million and deferred tax asset of $57 million. $337 million of the adjustment to record Cinergy's pension and postretirement obligations at fair value was recorded as a regulatory asset as Duke Energy's and Cinergy's managements believe that those amounts are probable of recovery in regulated rates at Cinergy's regulatory operations.

The final determination of the pension and postretirement benefit obligations adjustment may differ materially, largely due to potential changes in discount rates, return on plan assets up to the date of completion of the mergers and the potential conforming of certain Duke Energy and Cinergy assumptions surrounding the determination of these obligations. Additionally, this adjustment could be materially affected by the rate structure of the Cinergy's utilities upon completion of the mergers.

(k)
Power, Gas Storage, and Fuel Contracts—Represents the pro forma adjustment required to record, at estimated fair market value, Cinergy's fuel, gas storage, and power sale contracts (including CG&E's Rate Stabilization Plan) that do not qualify as derivatives or are accounted for as "normal purchase, normal sale" transactions under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended.

These adjustments will be amortized to earnings based on the remaining lives of the underlying contracts.

These adjustments were determined based on market information, where available, as well as Duke Energy's and Cinergy's managements' view of the forward market curves for energy prices. This adjustment could be materially affected by changes in prices of power and coal and changes in contract terms. A 10% decrease in the price of power and coal as of September 30, 2005 would have resulted in a favorable change in the pro forma adjustment for these contracts of approximately $75 million to reflect a net increase in the value of these contracts.

(l)
Deferred Income Taxes—The net current deferred tax asset represents the estimated impact on the allocation of purchase price to current assets and liabilities. The net non-current deferred tax liability represents the estimated impact on the allocation of purchase price to non-current assets and liabilities. This estimate is based on an estimated prospective statutory tax rate of approximately 40% and could change based on changes in the applicable tax rates and finalization of the combined company's tax position.

(m)
Duke Energy Preferred and Preference Stock—Represents the pro forma adjustment to reflect the redemption for cash of Duke Energy's preferred and preference stock. Duke Energy's use of its reasonable best efforts to redeem all of the preferred and preference stock prior to the mergers is a condition stipulated in the merger agreement.

(n)
Common Stockholders' Equity—Represents pro forma adjustments to eliminate the historical common stockholders' equity of Cinergy.

(o)
Intercompany Transactions—Represents the pro forma adjustments required to eliminate transactions between Duke Energy and Cinergy included in each company's historical balance sheets. The underlying amounts in these adjustments relate primarily to purchases and sales of power and gas between the companies.

DESCRIPTION OF DUKE ENERGY HOLDING CAPITAL STOCK

        The following summary of the capital stock of Duke Energy Holding is subject in all respects to the applicable provisions of the Delaware General Corporation Law, or DGCL, and the Duke Energy Holding certificate of incorporation to be in effect on the effective date of the mergers. See "Comparison of Shareholder Rights" beginning on page 163 and "Where You Can Find More Information" beginning on page 182. At the effective time of the mergers, Duke Energy Holding will adopt an amended and restated certificate of incorporation and amended and restated by-laws. The following discussion is a summary of the amended and restated certificate of incorporation and by-laws of Duke Energy Holding that will be in effect following consummation of the mergers and is qualified in its entirety by reference to the forms thereof as of the effective time of the mergers attached as Exhibits A and B, respectively, to Annex A to this joint proxy/statement prospectus.

General

        Upon consummation of the mergers, the total number of authorized shares of capital stock of Duke Energy Holding will consist of 2 billion shares of common stock, no par value per share, and 44 million shares of preferred stock, no par value per share.

Common Stock

        Except as otherwise required by law and subject to the rights of the holders of any class or series of preferred stock, with respect to all matters upon which shareholders are entitled to vote or to which shareholders are entitled to give consent, the holders of any outstanding shares of common stock will vote together as a class, and every holder of common stock will be entitled to cast one vote in person or by proxy for each share of common stock standing in such holder's name on the books of Duke Energy Holding. Duke Energy Holding does not have a classified board of directors nor does it permit cumulative voting.

        Holders of Duke Energy Holding common stock are not entitled to any preemptive rights to subscribe for additional shares of Duke Energy Holding common stock nor are they liable to further capital calls or to assessments by Duke Energy Holding.

        Subject to applicable law and the rights, if any, of the holders of any class or series of preferred stock having a preference over the rights to participate with the common stock with respect to the payment of dividends, holders of Duke Energy Holding common stock are entitled to receive dividends or other distributions as declared by the Duke Energy Holding board of directors at its discretion.

        The board of directors may create a class or series of preferred stock with dividends the rate of which is calculated by reference to, and payment of which is concurrent with, dividends on shares of common stock.

Preferred Stock

        The Duke Energy Holding board of directors has the full authority permitted by law, at any time and from time to time, to divide the authorized and unissued shares of preferred stock into one or more classes or series and, with respect to each such class or series, to determine by resolution or resolutions the number of shares constituting such class or series and the designation of such class or series, the voting powers, if any, of the shares of such class or series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of any such class or series of preferred stock to the full extent now or as may in the future be permitted by the law of the State of Delaware. The powers, preferences and relative, participating, optional and other special rights of each class or series of preferred stock and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other classes or series at any time outstanding. Except as otherwise required by law, as provided in the certificate of incorporation or as determined by the Duke Energy Holding board of directors, holders of preferred stock will not have any voting rights and will not be entitled to any notice of shareholder meetings.

Provisions that Have or May Have the Effect of Delaying or Prohibiting a Change in Control

        Under its certificate of incorporation, the Duke Energy Holding board of directors has the full authority permitted by Delaware law to determine the voting rights, if any, and designations, preferences, limitations and special rights of any class or any series of any class of the preferred stock. The certificate of incorporation also provides that a director may be removed from office with or without cause. However, subject to applicable law, any director elected by the holders of any series of preferred stock may be removed without cause only by the holders of a majority of the shares of such series of preferred stock.

        The Duke Energy Holding by-laws provide that prior to the first annual meeting of shareholders where directors are elected, the size of the initial board may not be increased or decreased without the affirmative vote of at least 80% of the entire board. The Duke Energy Holding certificate of incorporation requires an affirmative vote of the holders of at least 80% of the combined voting power of the then outstanding shares of stock of all classes of Duke Energy Holding entitled to vote generally in the election of directors, voting together as a single class, to amend, alter or repeal provisions in the certificate of incorporation which relate to the number of directors and vacancies and newly created directorships.

        The Duke Energy Holding certificate of incorporation provides that any action required to be taken at any annual or special meeting of shareholders may be taken without a meeting and without prior notice only if consent in writing setting forth the action to be taken is signed by all the holders of Duke Energy Holding's issued and outstanding capital stock entitled to vote in respect of such action.

        The Duke Energy Holding by-laws provide that, except as expressly required by the certificate of incorporation or by applicable law, and subject to the rights of the holders of any series of preferred stock, special meetings of the shareholders or of any series entitled to vote may be called for any purpose or purposes only by the Chairman of the board of directors or by the board of directors. Shareholders are not entitled to call special meetings.

        The provisions of Duke Energy Holding's certificate of incorporation and by-laws conferring on the Duke Energy Holding board of directors the full authority to issue preferred stock, the restrictions on removing directors elected by holders of preferred stock, the provision requiring a vote of 80% of the entire board of directors to change the size of the board of directors prior to the first annual meeting of shareholders, the supermajority voting requirements relating to the amendment, alteration or repeal of the provisions governing the number of directors and filling of vacancies and newly created directorships, the requirement that shareholders act at a meeting unless all shareholders agree in writing, and the inability of shareholders to call a special meeting, in certain instances could have the effect of delaying, deferring or preventing a change in control of Duke Energy Holding or the removal of existing management.

COMPARISON OF SHAREHOLDER RIGHTS

        Upon completion of the mergers, Cinergy and Duke Energy shareholders will receive shares of common stock of Duke Energy Holding in exchange for their shares of Cinergy common stock and shares of Duke Energy common stock, respectively.

  •
  The rights of Duke Energy Holding shareholders will be governed by the DGCL, Duke Energy Holding's certificate of incorporation and its by-laws.

  •
  The rights of Duke Energy shareholders are governed by the NCBCA, Duke Energy's amended and restated articles of incorporation and its amended and restated by-laws.

  •
  The rights of Cinergy shareholders are governed by the DGCL, Cinergy's amended and restated certificate of incorporation and its by-laws.

        The following is a summary of material differences between the rights of holders of Cinergy common stock, Duke Energy common stock, and Duke Energy Holding common stock. This summary is qualified in its entirety by reference to the DGCL, the NCBCA, the certificate of incorporation and by-laws of Cinergy, the articles of incorporation and by-laws of Duke Energy, and the certificate of incorporation and by-laws of Duke Energy Holding. For a more complete understanding of the differences between being a shareholder of Cinergy, Duke Energy, and Duke Energy Holding, you should carefully read this entire joint proxy statement/prospectus and the relevant provisions of the DGCL and the NCBCA, the certificate of incorporation and by-laws of Cinergy, the articles of incorporation and by-laws of Duke Energy, and the certificate of incorporation and by-laws of Duke Energy Holding, which are incorporated by reference into this joint proxy statement/prospectus.

Authorized Capital Stock; Authority to Issue Capital Stock

  Duke Energy Holding

        Upon consummation of the mergers, the authorized capital stock of Duke Energy Holding will consist of 2 billion shares of common stock, no par value per share, and 44 million shares of preferred stock, no par value per share. Based on the number of shares of common stock of each of Duke Energy and Cinergy outstanding as of January 17, 2006, the record date for the special meetings, after consummation of the mergers, Duke Energy Holding expects that approximately 1,239,545,781 shares of Duke Energy Holding common stock will be issued and outstanding and no shares of Duke Energy Holding preferred stock will be outstanding. Duke Energy Holding's board of directors may cause the issuance of additional shares of authorized common stock without further action by shareholders, subject to the approval requirements of any stock exchange on which shares of Duke Energy Holding common stock are then listed.

  Duke Energy

        Duke Energy's articles of incorporation authorize it to issue up to 2 billion shares of common stock, no par value per share, of which 926,431,621 shares were outstanding as of the close of business on May 6, 2005; 1.5 million shares of Preference Stock, par value $100 per share, none of which are outstanding as of the date of this joint proxy statement/prospectus; 20 million shares of Serial Preferred Stock, no par value per share, none of which are outstanding as of the date of this joint proxy statement/prospectus; 12.5 million shares of Duke Energy Preferred Stock, par value $100, issued in four series outstanding as of the date of this joint proxy statement/prospectus, none of which are outstanding as of the date of this joint proxy statement/prospectus; and 10 million shares of Duke Energy Preferred Stock A, par value $25, none of which are outstanding as of the date of this joint proxy statement/prospectus. Duke Energy's board of directors may cause the issuance of additional shares of authorized common stock without further action by shareholders, subject to the approval requirements of the NYSE. On December 16, 2005, Duke Energy redeemed all shares of its five series of preferred stock for a total redemption price of approximately $137 million.

  Cinergy

        The authorized capital stock of Cinergy consists of 600 million shares of common stock, par value $.01 per share, of which 198,360,398 shares were outstanding as of the close of business on May 6, 2005, and 10 million shares of preferred stock, par value $.01 per share, none of which were outstanding as of May 6, 2005.

Shareholder Rights Plan

  Duke Energy Holding

        Duke Energy Holding does not have a shareholder rights plan.

  Duke Energy

        Duke Energy has in place a shareholder rights plan containing customary terms and conditions. In connection with the execution of the merger agreement, the shareholder rights plan was amended to exempt the merger agreement and the transactions contemplated by the merger agreement from the shareholder rights plan.

  Cinergy

        Cinergy does not have a shareholder rights plan.

Number of Directors; Classification of Board of Directors

  Duke Energy Holding

        The DGCL provides that a corporation's board of directors must consist of one or more individuals, with the number fixed by, or in the manner provided in, the by-laws, unless the certificate of incorporation fixes the number, in which case a change in the number of directors shall be made only by amendment of the certificate. The DGCL further provides that directors need not be shareholders of the corporation unless the corporation's certificate of incorporation or by-laws so provide. The certificate of incorporation and by-laws may also prescribe other qualifications for directors.

        The Duke Energy Holding certificate of incorporation provides that except as otherwise fixed or pursuant to the rights of the holders of any series of preferred stock, the number of directors will not be less than 9 nor more than 18, as may be fixed from time to time by the board. A director must be a shareholder of Duke Energy Holding. After completion of the mergers, Duke Energy Holding's board of directors will consist of 15 directors, of whom 10 will be designated by Duke Energy and will be people who were serving as directors of Duke Energy prior to the consummation of the Duke Energy merger and 5 will be designated by Cinergy and will be people who were serving as directors of Cinergy prior to the consummation of the Cinergy merger. Duke Energy announced that it intends to appoint the following current members of its board to the board of directors of Duke Energy Holding: Paul M. Anderson, Roger Agnelli, William Barnet III, G. Alex Bernhardt Sr., William T. Esrey, Ann Maynard Gray, James H. Hance Jr., Dennis R. Hendrix, Michael E.J. Phelps, and James T. Rhodes. Cinergy intends to appoint the following current members of its board to the board of directors of Duke Energy Holding: Michael G. Browning, Phillip R. Cox, James E. Rogers, Mary L. Schapiro, and Dudley S. Taft. The Duke Energy Holding board of directors is not classified, and the term of each member of the board expires at the next annual meeting of shareholders. Prior to the first annual meeting of shareholders at which directors are elected following the consummation of the mergers, the size of the board may not be increased or decreased without the affirmative vote of at least 80% of the entire board.

  Duke Energy

        The NCBCA provides that a corporation's board of directors must consist of one or more individuals, with the number specified in or fixed in accordance with the articles of incorporation or bylaws. The Duke Energy by-laws provide that there may not be less than 9 nor more than 18 directors, as may be fixed from time to time by the board of directors. Duke Energy currently has 11 directors. As a result, the Duke Energy board of directors could increase the number of directors and elect directors friendly to management in the event of a non-negotiated takeover attempt. Until the annual meeting of shareholders to be held in 2006, the board of directors of Duke Energy is classified, with the board divided into three classes. As a result, approximately one third of the board positions become open each year. Beginning with the 2006 annual meeting, the board will no longer be classified and all directors, other than those who may be elected by the holders of any class or series of stock having preference over the common stock as to dividends or upon liquidation to elect directors under specified circumstances, will be elected to one-year terms. If at any time dividends on the Preferred Stock or the Preferred Stock A are in arrears in an amount equivalent to the aggregate dividends required to be paid on such stock in any period of 12 calendar months, the holders of the Preferred Stock as a class have the exclusive right to elect a majority of the board, the holders of the Preferred Stock A as a class have the exclusive right to elect 2 members of the board, and the holders of the common stock have the right to elect the remaining members of the board. These voting rights are in effect, however, only until the accrued and unpaid dividends have been paid in full. The holders of Preference Stock have the exclusive right to elect 2 members of the board if, and for as long as, six or more quarterly dividends, whether consecutive or not, on any series of the Preference Stock are in arrears and unpaid, or the corporation has failed to make or set aside payments due under the requirements of any sinking fund for the purchase or redemption of shares of any series of the Preference Stock.

  Cinergy

        The provisions of the DGCL with respect to number of directors, as described above, apply to Cinergy. The Cinergy by-laws provide that the number of directors may not be less than 7 nor more than 23, as determined by a vote of not less than 75% of the full board of directors including any vacancies. Any such determination made by the board of directors will continue in effect unless and until changed by the board of directors by the required 75% vote, but no such change will affect the term of any director in office. Cinergy currently has 9 directors. Cinergy's board of directors is divided into three classes each of which consists of 3 directors. The Cinergy by-laws further provide that the classes will be as determined by the board of directors and all classes should be as nearly equal in number as possible. Each director serves from the time of election and qualification until the third annual meeting following election and until a successor has been elected and qualified or until his earlier resignation, removal from office or death.

Vacancies on the Board and Newly Created Directorships

  Duke Energy Holding

        The DGCL provides that, unless otherwise provided in the certificate of incorporation or by-laws, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. The Duke Energy Holding certificate of incorporation provides that, subject to the rights of holders of any class or series of preferred stock, newly created directorships resulting from any increase in the number of directors and any vacancies on the board resulting from death, resignation, disqualification, removal or other cause will be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the board. Any director elected to fill a vacancy on the board will hold office until the next annual meeting of shareholders at which directors are elected and until their successors are duly elected and qualified, or until their earlier death, resignation, retirement, disqualification or removal. No decrease in the number of directors constituting the board of directors will shorten the term of any incumbent director.

  Duke Energy

        The NCBCA provides that unless the articles of incorporation provide otherwise, if a vacancy occurs on a board of directors, including, without limitation, a vacancy resulting from an increase in the number of directors or from the failure by the shareholders to elect the full authorized number of directors the shareholders may fill the vacancy; or the board of directors may fill the vacancy; or if the directors remaining in office constitute fewer than a quorum of the board, they may fill the vacancy by the affirmative vote of a majority of all the directors, or by the sole director, remaining in office. The Duke Energy by-laws provide that, except as otherwise provided in the articles of incorporation relating to the rights of holders of any class of preferred stock or preference stock, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the board of directors. Any person elected to fill a vacancy in the board will hold office until the expiration of the full term of the class for which such director is elected and until such director's successor will have been elected and qualified. No decrease in the number of directors constituting the board of directors shall shorten the term of any incumbent director.

  Cinergy

        The provisions of the DGCL with respect to vacancies on the board, as described above, apply to Cinergy. Cinergy's by-laws provide that vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by election at a meeting of shareholders. Cinergy's by-laws further provide that, except as otherwise provided by law, the remaining directors, whether or not constituting a majority of the whole authorized number of directors, may, by not less than a 75% vote of the full board of directors (or by a unanimous vote of the remaining directors if a 75% vote of the full board of directors is not obtainable because of the number of vacancies on the board of directors) fill any vacancy in the board of directors, however arising, for the unexpired term thereof. Any person elected to fill a vacancy in the board will hold office until the expiration of the term of office for the class to which he or she is elected and until a successor is elected and qualified or until his or her earlier resignation, removal from office or death.

Removal of Directors

  Duke Energy Holding

        The DGCL provides that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except in certain circumstances. Duke Energy Holding's certificate of incorporation provides that a director may be removed by shareholders with or without cause, provided that subject to applicable law, any director elected by the holders of any series of preferred stock may be removed without cause only by the holders of a majority of the shares of such series of preferred stock.

  Duke Energy

        Under Section 55-8-08 of the NCBCA, the shareholders may remove one or more directors with or without cause unless the articles of incorporation provide that the directors may be removed only for cause. Except for directors elected under specified circumstances by holders of any stock class or series having a dividend or liquidation preference over Duke Energy common stock, Duke Energy directors may be removed only for cause, which is defined in the Duke Energy articles of incorporation and by-laws as fraudulent or dishonest acts or gross abuse of authority in the discharge of duties to the corporation and must be established after written notice of specific charges and an opportunity to refute such charges.

  Cinergy

        The provisions of the DGCL with respect to removal of directors as described above govern Cinergy. Cinergy's certificate of incorporation provides that any or all of the directors may be removed at any time, with or without cause, only by an affirmative vote of the holders of at least 80% of the issued and outstanding shares of common stock of Cinergy.

Quorum for Meetings of Shareholders

  Duke Energy Holding

        The DGCL generally provides that a quorum for a shareholders meeting consists of a majority of shares entitled to vote present in person or represented by proxy at such meeting, unless the certificate of incorporation or by-laws of the corporation provide otherwise.

        Duke Energy Holding's by-laws provide that unless otherwise expressly required by the certificate of incorporation or applicable law, at any meeting of the shareholders, the presence in person or by proxy of shareholders entitled to cast a majority of the votes entitled to be cast at such meeting will constitute a quorum for the entire meeting notwithstanding the withdrawal of shareholders entitled to cast a sufficient number of votes in person by proxy to reduce the number of votes represented at the meeting below a quorum. Shares of Duke Energy Holding's capital stock belonging to Duke Energy Holding (other than in a fiduciary capacity) or to another corporation, if a majority of the shares entitled to vote in an election of the directors of such other corporation is held by Duke Energy Holding (other than in a fiduciary capacity) are neither to be counted for the purpose of determining the presence of a quorum nor entitled to vote at any meeting of the shareholders; provided, however, that the foregoing shall not limit the right of Duke Energy Holding to vote stock, including stock of Duke Energy Holding, held in a fiduciary capacity.

  Duke Energy

        The NCBCA provides that unless the articles of incorporation, a bylaw adopted by the shareholders, or the NCBCA provides otherwise, a majority of the votes entitled to be cast on the matter by the voting group constitutes a quorum of that voting group for action on that matter. Shares entitled to vote as a separate voting group may take action on a matter at a meeting of shareholders only if a quorum of that voting group exists. Unless otherwise required by law, the articles of incorporation or a by-law adopted by the shareholders, a majority of the votes entitled to be cast on the matter by the voting group constitutes a quorum of that voting group for action on that matter. Once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting unless a new record date is or must be set for that adjourned meeting. In the absence of a quorum at the opening of any meeting of shareholders, such meeting may be adjourned from time to time by the vote of a majority of the votes cast on the motion to adjourn; and subject to the by-laws, at any adjourned meeting any business may be transacted that might have been transacted at the original meeting if a quorum exists with respect to the matter proposed.

  Cinergy

        The provisions of the DGCL with respect to a quorum at a shareholders meeting, as described above, apply to Cinergy. Cinergy's by-laws provide that except as otherwise provided by law or the certificate of incorporation or elsewhere in the by-laws in respect of a vote required for a specified action, at any meeting of shareholders, the holders of a majority of the outstanding stock entitled to vote thereof, either present in person or represented by proxy, will constitute a quorum for the transaction of any business.

Voting Rights and Required Vote Generally

  Duke Energy Holding

        The DGCL provides that unless otherwise provided in a corporation's certificate of incorporation, each shareholder is entitled to one vote for each share of capital stock held by such shareholder. The DGCL further provides that unless a corporation's certificate of incorporation or by-laws otherwise provides, directors of a corporation are elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote in the election at a shareholders meeting at which a quorum is present. Except as otherwise required by the DGCL or by the certificate of incorporation or by-laws, under the DGCL, all matters brought before a shareholders meeting require the affirmative vote of the majority of the shares present in person or represented by proxy and entitled to vote at that meeting at a shareholders meeting at which a quorum is present.

        Duke Energy Holding's by-laws provide that when a quorum is present at any meeting of shareholders, all matters are to be decided by the vote of a majority of the total number of votes represented and entitled to vote at such meeting, unless the matter is one upon which by express provision of law, the rules or regulations of any stock exchange or governmental or regulatory body applicable to Duke Energy Holding, the certificate of incorporation or by-laws, a different vote is required. The Duke Energy Holding by-laws provide that at each meeting of shareholders for the election of directors at which a quorum is present, the persons receiving the greatest number of votes, up to the number of directors to be elected, will be the directors. The Duke Energy Holding certificate of incorporation provides that the election of directors need not be by written ballot unless required by the by-laws.

  Duke Energy

        The NCBCA provides that, unless the articles of incorporation provide otherwise, each outstanding share, regardless of class, is entitled to one vote on each matter voted on at a shareholders meeting, except that absent special circumstances, the shares of a corporation are not entitled to vote if they are owned, directly or indirectly, by a second corporation, domestic or foreign, and the first corporation owns, directly or indirectly, a majority of the shares entitled to vote for directors of the second corporation. The NCBCA further provides that, unless a corporation's articles of incorporation, a by-law adopted by the shareholders, or the NCBCA requires a greater number of votes, if a quorum exists, action on a matter (other than the election of directors) by a voting group is approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action. With respect to election of directors, unless otherwise provided in the articles of incorporation or a valid shareholders agreement, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present.

        Pursuant to the Duke Energy by-laws, except in the election of directors, the vote of a majority of shares voted on any matter at a meeting of shareholders at which a quorum is present shall be the act of the shareholders on that matter, unless the vote of a greater number is required by law or by the articles of incorporation. Election of directors at all meetings of the shareholders at which directors are to be elected shall be by ballot, and, subject to the rights of the holders of any class of stock having a preference over the common stock as to dividends or upon liquidation to elect directors under specified circumstances, those nominees for election as directors who receive the highest number of votes at a meeting at which a quorum is present up to the maximum number of directors to be elected at such meeting shall be deemed to have been elected.

  Cinergy

        The provisions of the DGCL with respect to the required shareholder vote for certain shareholder actions, as described above, apply to Cinergy. The Cinergy by-laws provide that whenever directors are to be elected at a meeting, they are to be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote thereon. The Cinergy by-laws further provide that whenever any corporate action, other than election of directors, is to be taken by vote of shareholders at a meeting, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote thereon is necessary to authorize such action, except as otherwise required by law, or by Cinergy's certificate of incorporation or by-laws.

Votes on Mergers, Consolidations, Sales or Leases of Assets and Certain Other Transactions

  Duke Energy Holding

        Under the DGCL, a merger, consolidation or sale of all or substantially all of a corporation's assets must be approved by a majority of the outstanding stock of the corporation entitled to vote. However, unless required by its certificate of incorporation, approval is not required by the holders of the outstanding stock of a constituent corporation surviving a merger if:

  •
  the merger agreement does not amend in any respect its certificate of incorporation;

  •
  each share of its stock outstanding prior to the merger will be an identical share of stock following the merger; and

  •
  either no shares of the surviving corporation's common stock and no securities convertible into such stock will be issued pursuant to the merger, or the authorized unissued shares or treasury shares of the surviving corporation's common stock to be issued pursuant to the merger plus those initially issuable upon conversion of any other securities to be issued pursuant to the merger do not exceed 20% of the shares of the surviving corporation's common stock outstanding immediately prior to the effective date of the merger.

        Shareholder approval is not required for either the acquired or, in most cases, the acquiring corporation in a merger if the corporation surviving the merger is at least the 90% parent of the acquired corporation. If the 90% parent is not the surviving corporation, however, the otherwise required vote of at least a majority of the parent's outstanding stock entitled to vote is required to approve the merger. No vote of the holders of the subsidiary's outstanding stock is required in these circumstances. In addition, unless required by its certificate of incorporation, approval of the holders of a corporation will not be required to approve a holding company reorganization of the corporation pursuant to the merger of that corporation with or into a single direct or indirect wholly-owned subsidiary of that corporation, if the merger complies with certain provisions of the DGCL applicable to "holding company" mergers.

        The Duke Energy Holding certificate of incorporation and by-laws do not modify these provisions of the DGCL.

  Duke Energy

        The NCBCA requires that certain types of mergers, a share exchange, a sale of all or substantially all of a corporation's assets or a voluntary dissolution be approved by the holders of a majority of the votes entitled to vote thereon, unless a greater vote is required by the corporation's articles or as otherwise provided by law.

        The Duke Energy articles of incorporation provide that as long as any of the Preferred Stock or the Preferred Stock A is outstanding, the consent of the holders of at least two-thirds of each, voting as classes, are necessary for the approval of a sale or exchange of all or substantially all of the property and assets of Duke Energy, or the mergers or consolidation of Duke Energy with any other entity. These special voting rights, however, do not apply to the purchase of franchises or other assets of another corporation or any mergers or consolidation with a subsidiary of Duke Energy or a merger ordered or authorized by the Federal Power Commission or any successor regulatory authority. Accordingly, the vote or approval of the holders of the Preferred Stock and the Preferred Stock A is not required to approve the merger agreement or the mergers.

  Cinergy

        The provisions of the DGCL with respect to the required shareholder vote for certain shareholder actions, as described above, apply to Cinergy. The Cinergy certificate of incorporation and by-laws do not modify these provisions of the DGCL.

Business Combination Statutes

  Duke Energy Holding

        Section 203 of the DGCL is Delaware's business combination statute. Section 203 is designed to protect publicly-traded Delaware corporations, such as Duke Energy Holding, from hostile takeovers, by prohibiting a Delaware corporation from engaging in a "business combination" with a person beneficially owning 15% or more of the corporation's voting stock for three years following the time that person becomes a 15% beneficial owner, with certain exceptions. A corporation may elect not to be governed by Section 203 of the DGCL.

        Duke Energy Holding has not opted out of the protections of Section 203 of the DGCL.

  Duke Energy

        North Carolina has two anti-takeover statutes: The North Carolina Shareholder Protection Act and The North Carolina Control Share Acquisition Act. These statutes restrict business combinations with, and the accumulation of shares of voting stock of, certain North Carolina corporations. In accordance with the provisions of these statutes, Duke Energy elected not to be covered by the restrictions imposed by these statutes. As a result, these statutes do not apply to Duke Energy or to the merger agreement or the mergers.

  Cinergy

        Section 203 of the DGCL as described above, applies to Cinergy. Cinergy has not opted out of the protections of Section 203 of the DGCL.

Shareholder Action by Written Consent

  Duke Energy Holding

        The DGCL provides that unless otherwise provided in the certificate of incorporation, any action required to be taken at any annual or special meeting of shareholders of a corporation, or any action which may be taken at any annual or special meeting of such shareholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The Duke Energy Holding certificate of incorporation allows for shareholder action by written consent if it is signed by all the holders of Duke Energy Holding's issued and outstanding capital stock entitled to vote thereon.

  Duke Energy

        There is no provision for shareholder action by written consent in either the articles of incorporation or the by-laws. However, § 55-7-04 of the NCBCA provides for action by unanimous written consent regardless of whether or not there is a provision authorizing such action.

  Cinergy

        The provisions of the DGCL relating to shareholder action by written consent, as described above, apply to Cinergy. The Cinergy certificate of incorporation allows for shareholder action by written consent if it is signed by all the holders of Cinergy's issued and outstanding capital stock entitled to vote thereon.

Special Meetings of Shareholders

  Duke Energy Holding

        The DGCL provides that special meetings of the shareholders may be called by the board of directors or by such persons as may be authorized by the certificate of incorporation or by the by-laws. The Duke Energy Holding by-laws provide that except as otherwise expressly required by the certificate of incorporation or applicable law and subject to the rights of the holders of any series of preferred stock of Duke Energy Holding, special meetings of the shareholders or of any class or series entitled to vote may be called for any purpose or purposes by the Chairman of the board of directors or by the board of directors pursuant to a resolution stating the purpose of the meeting. Any business properly brought before the meeting may be transacted at a special meeting.

  Duke Energy

        The NCBCA provides that a corporation will hold a special meeting of shareholders if called for by its board of directors or the person or persons authorized to do so by the articles of incorporation or the by-laws. The Duke Energy by-laws provide that, except as otherwise required by law and subject to the rights of the holders of any class or series of shares of preferred stock, a special meeting may be called only by the board of directors pursuant to a resolution stating the purpose of the meeting or by the Chairman of the board of directors. No business other than that stated in the notice shall be transacted at any special meeting.

  Cinergy

        The provisions of the DGCL with respect to special meetings of shareholders, as described above, apply to Cinergy. Cinergy's by-laws provide that special meetings may be called by the Chairman of the board of directors or by the President, by a majority of the members of the board of directors then in office, or by holders representing 50% of all shares outstanding and entitled to vote. No business other than that stated in the notice shall be transacted at any special meeting.

Amendments to Governing Documents

  Duke Energy Holding

        The DGCL provides that an amendment to a corporation's certificate of incorporation requires that the board of directors adopt a resolution setting forth the proposed amendment and that the shareholders must approve the amendment by a majority of outstanding shares entitled to vote (and a majority of the outstanding shares of each class entitled to vote, if any). The Duke Energy Holding certificate of incorporation provides that Duke Energy Holding may supplement, amend, alter, change or repeal any provision contained in the Duke Energy Holding certificate of incorporation in the manner then prescribed by Delaware law and the certificate of incorporation. Notwithstanding the foregoing, the amendment provision of the certificate of incorporation and those provisions of the certificate of incorporation which address the number of directors and vacancies and newly created directorships may not be supplemented, amended, altered, changed, or repealed unless approved by the affirmative vote of the holders of at least 80% of the combined voting power of the then outstanding shares of stock of all classes of Duke Energy Holding entitled to vote generally in the election of directors, voting together as a single class.

        The Duke Energy Holding by-laws provide that except as otherwise expressly provided in the certificate of incorporation, the by-laws, or any of them, may from time to time be supplemented, amended or repealed, or new by-laws may be adopted, by the board at any regular or special meeting of the board, if such supplement, amendment, repeal or adoption is approved by a majority of the entire board (meaning such number of directors as Duke Energy Holding would have absent any vacancies). Duke Energy Holding's certificate of incorporation provides that no by-laws may be adopted, repealed, altered or amended in any manner that would be inconsistent with the certificate of incorporation. The Duke Energy Holding board's power to amend the by-laws includes the ability to amend by-laws adopted by the shareholders.

  Duke Energy

        Under the NCBCA, an amendment to the articles of incorporation generally requires the board to recommend the amendment, and either a majority of all shares entitled to vote thereon or a majority of the votes cast thereon, to approve the amendment, depending on the amendment's nature. If the amendment affects the shares of a certain class or series of stock in a particular way, that class or series must approve the amendment separately. In accordance with the NCBCA, Duke Energy's board may condition the proposed amendment's submission on any basis. Notwithstanding the foregoing, the provisions of Article VIII (which address the number, classification, and removal of directors and amendment of the articles of incorporation) may not be altered, amended or repealed unless approved by the affirmative vote of the holders of at least 80% of the combined voting power of the then outstanding shares of stock of all classes of Duke Energy entitled to vote generally in the election of directors, voting together as a single class.

        An amendment to Duke Energy's by-laws generally requires the approval of either the shareholders or the board; however, the board may not amend any by-law the shareholders have adopted, and no by-law adopted, amended or repealed by the shareholders may be readopted, amended or repealed by the board of directors unless Duke Energy's articles of incorporation or a by-law adopted by the shareholders authorizes the board to adopt, amend or repeal that particular by-law or the by-laws generally.

  Cinergy

        The provisions of the DGCL with respect to amendments to governing documents as described above apply to Cinergy.

        The Cinergy by-laws provide that except for certain specified matters, the by-laws may be amended or repealed by the board of directors or by the affirmative vote of the holders of a majority of the issued and outstanding shares of common stock of Cinergy, or by the unanimous written consent of the holders of the issued and outstanding shares of common stock of Cinergy. The affirmative vote of the holders of at least 80% of the issued and outstanding shares of common stock of Cinergy shall be required to amend, alter or repeal or adopt any provision inconsistent with the by-laws relating to special meetings, number of directors, election and term of directors, vacancies and newly created directorships and amendments to the by-laws, in addition to any requirements of law and any provisions of the certificate of incorporation, and any by-law, or any resolution of the board of directors adopted pursuant to the certificate of incorporation (and notwithstanding that a lesser percentage may be specified by law, the certificate of incorporation, the by-laws, such resolution, or otherwise). Further, the by-laws provide that the affirmative vote of a majority of the holders of the issued and outstanding shares of Cinergy common stock is required to amend, alter or repeal, or adopt any provision inconsistent with any provision in the by-laws requiring a supermajority vote of the board of directors or the responsibilities of the Chief Executive Officer or President as set forth in the by-laws, and the board of directors may not recommend any such amendment to such provisions to the shareholders unless the proposed amendment is approved by 75% of the full board of directors.

        Cinergy's certificate of incorporation provides that the directors have the power to make, alter or repeal the by-laws (subject to any shareholder approvals required in the certificate of incorporation or the by-laws) except as may be otherwise provided in the certificate of incorporation or by-laws. The certificate of incorporation also provides that the affirmative vote of the holders of at least 80% of the issued and outstanding shares of common stock of Cinergy is required to amend, alter or repeal or adopt any provision inconsistent with the by-laws relating to special meetings, number of directors, election and term of directors, vacancies and newly created directorships, and amendment to the by-law requiring the above referenced 80% shareholder approval requirement.

Indemnification of Directors and Officers

  Duke Energy Holding

        The DGCL provides that a corporation may indemnify its officers, directors, employees and agents against liabilities and expenses incurred in proceedings if the person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe that the person's conduct was unlawful. The DGCL further provides that no indemnification is available in respect of a claim as to which the person has been adjudged to be liable to the corporation, unless and only to the extent that a court determines that in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for such expenses that the court deems proper. Under the DGCL, a Delaware corporation must indemnify its present or former directors and officers against expenses (including attorneys' fees) actually and reasonably incurred to the extent that the officer or director has been successful on the merits or otherwise in defense of any action, suit or proceeding brought against him or her by reason of the fact that he or she is or was a director or officer of the corporation.

        The Duke Energy Holding by-laws provide that Duke Energy Holding will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Duke Energy Holding to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the corporation, or is or was a director or officer of the corporation serving at the request of Duke Energy Holding as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise if such person acted in good faith, in a manner such person reasonably believed to be in or not opposed to the best interests of Duke Energy Holding, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

  Duke Energy

        The NCBCA provides that a corporation must indemnify a director or officer who is wholly successful in his defense of a proceeding to which he is a party because of his status as a director or officer, unless limited by the articles of incorporation and the corporation may indemnify a director or officer if he is not wholly successful in that defense, if it is determined as provided in the NCBCA that the director or officer meets a prescribed standard of conduct.

        The Duke Energy by-laws provide that Duke Energy will indemnify, to the fullest extent permitted by law, any person who is or was a director, officer, employee or agent of Duke Energy against liability and expenses incurred by such person in connection with any action, suit or proceeding arising out of such person's status as a director, officer, employee or agent of Duke Energy.

  Cinergy

        The provisions of the DGCL with respect to indemnification of directors and officers, as described above, apply to Cinergy.

        The Cinergy by-laws contain provisions relating to indemnification substantially the same as those contained in the DGCL.

Limitation on Personal Liability of Directors

  Duke Energy Holding

        The DGCL provides that a corporation may include in its certificate of incorporation a provision eliminating the liability of a director to the corporation or its shareholders for monetary damages for a breach of the director's fiduciary duties, except liability for any breach of the director's duty of loyalty to the corporation's shareholders, for acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law, under Section 174 of the DGCL (which deals generally with unlawful payments of dividends, stock repurchases and redemptions), and for any transaction from which the director derived an improper personal benefit.

        The Duke Energy Holding certificate of incorporation provides that except to the extent elimination or limitation of liability is not permitted by applicable law, no director of Duke Energy Holding will be personally liable to Duke Energy Holding or its shareholders for monetary damages for any breach of fiduciary duty in such capacity. Any repeal or modification of this provision by the shareholders of Duke Energy Holding will not adversely affect any right or protection of a director of Duke Energy Holding existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

  Duke Energy

        The NCBCA does not permit eliminating liability with respect to acts or omissions that the director at the time of the breach knew or believed were clearly in conflict with the best interests of the corporation; any liability for unlawful distributions; any transaction from which the director derived an improper personal benefit; or acts or omissions occurring prior to the date the provisions became effective.

        The Duke Energy certificate of incorporation provides that a director of Duke Energy will not be personally liable for monetary damage for breach of fiduciary duty as a director except to the extent such exemption from liability or limitation is not permitted under the North Carolina General Statutes. Any repeal or modification of this provision by the shareholders of Duke Energy will not adversely affect any right or protection of a director of Duke Energy existing at the time of such repeal or modification.

  Cinergy

        The provisions of the DGCL with respect to limitation on director liability, as described above, apply to Cinergy.

        The Cinergy certificate of incorporation provides that a director of the corporation will not be personally liable to Cinergy or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. No repeal or modification of this provision of the certificate of incorporation will apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such repeal or modification.

Preemptive Rights

  Duke Energy Holding

        The Duke Energy Holding shareholders do not have preemptive rights. Thus, if additional shares of Duke Energy Holding common stock were issued, the current holders of Duke Energy Holding common stock would own a proportionately smaller interest in a larger number of outstanding shares of common stock to the extent that they do not participate in the additional issuance.

  Duke Energy

        The Duke Energy shareholders do not have preemptive rights. Thus, if additional shares of Duke Energy common stock, Duke Energy Serial Preferred Stock, Duke Energy Preferred Stock, Duke Energy Preferred Stock A or Duke Energy Preference Stock were issued, the current holders of such shares, to the extent that they do not participate in the additional issuance, would own a proportionately smaller interest in a larger number of outstanding capital stock.

  Cinergy

        The Cinergy shareholders do not have preemptive rights. Thus, if additional shares of Cinergy common stock were issued, the current holders of Cinergy common stock would own a proportionately smaller interest in a larger number of outstanding shares of common stock to the extent that they do not participate in the additional issuance.

Cumulative Voting Rights

  Duke Energy Holding

        Holders of Duke Energy Holding do not have cumulative voting rights.

  Duke Energy

        Holders of Duke Energy common stock do not have cumulative voting rights.

  Cinergy

        Holders of Cinergy common stock do not have cumulative voting rights.

Dividends and Stock Repurchases

  Duke Energy Holding

        The DGCL provides that, subject to any restrictions in a corporation's certificate of incorporation, dividends may be declared from the corporation's surplus, or, if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Dividends may not be declared out of net profits, however, if the corporation's capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets is repaired. Furthermore, the DGCL generally provides that a corporation may redeem or repurchase its shares only if the redemption or repurchase would not impair the capital of the corporation. Subject to the rights, if any, of the holders of any class or series of preferred stock or any class or series of stock having a preference over or the right to participate with the common stock with respect to the payment of dividends, Duke Energy Holding's certificate of incorporation places no additional restrictions on the ability of its board of directors to declare dividends or redeem or repurchase shares of its capital stock.

  Duke Energy

        Subject to any restrictions in a North Carolina corporation's articles of incorporation, the corporation's board of directors may declare dividends so long as after giving effect to each dividend declaration, (i) the corporation can pay its debts as they become due, and (ii) the corporation's total assets are greater than the sum of its liabilities plus the amount that would be needed to satisfy the liquidation preference of any shares that are superior to the shares receiving the dividend. Duke Energy's articles of incorporation also restrict the board's ability to declare dividends unless dividends have been paid on the Preferred Stock, the Serial Preferred Stock and the Preference Stock and the company has made provision for payments due under the requirements of any sinking fund for the purchase or redemption of shares of any series of Preference Stock.

  Cinergy

        The provisions of the DGCL with respect to dividends and redemptions and repurchases of stock as described above, apply to Cinergy. Cinergy's certificate of incorporation places no additional restrictions on the ability of its board of directors to declare dividends, or redeem or repurchase shares of its capital stock.

Dissenters' or Appraisal Rights

  Duke Energy Holding

        The DGCL provides that a shareholder may dissent from, and receive payment in cash for, the fair value of his or her shares as appraised by the Delaware Chancery Court in the event of, certain mergers and consolidations. However, shareholders do not have appraisal rights if the shares of stock they hold, at the record date for determination of shareholders entitled to vote at the meeting of shareholders to act upon the merger or consolidation, or on the record date with respect to action by written consent, are either:

  •
  listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

  •
  held of record by more than 2,000 shareholders.

        Further, no appraisal rights are available to shareholders of the surviving corporation if the mergers did not require the vote of the shareholders of the surviving corporation.

        Notwithstanding the foregoing, appraisal rights are available if shareholders are required by the terms of the merger agreement to accept for their shares anything other than:

  •
  shares of stock of the surviving corporation;

  •
  shares of stock of another corporation that are listed on a national securities exchange, designated as a national market system security as described above, or held of record by more than 2,000 shareholders;

  •
  cash instead of fractional shares of stock; or

  •
  any combination of the above.

        Appraisal rights are also available under the DGCL in certain other circumstances including:

  •
  in certain parent-subsidiary corporation mergers; and

  •
  in certain circumstances where the certificate of incorporation so provides.

  Duke Energy

        A shareholder of a North Carolina corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration the shareholder would otherwise receive in the transaction. Under the North Carolina statute, dissenters' rights are also available for certain amendments to a company's articles of incorporation and for a conversion of the corporation to another form of business entity. The North Carolina statute provides an exception to the dissenters' rights provisions for many, but not all, transactions involving public companies. That exception for shareholders of public companies, however, does not apply in the case of certain amendments of the companies' articles of incorporation or conversion. For a fuller discussion of the procedures for exercising dissenters' rights under the North Carolina statute, see "The Mergers—Dissenters' or Appraisal Rights" beginning on page 113.

  Cinergy

        The provisions of the DGCL with respect to appraisal rights, as described above, apply to Cinergy.

Record Date for Determining Shareholders Entitled to Vote

  Duke Energy Holding

        As permitted under the DGCL, the Duke Energy Holding by-laws provide that in order that the corporation may determine the shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, the board of directors may fix a record date, which record date will not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which record date will not be more than 60 nor less than 10 days before the date of such meeting.

  Duke Energy

        As permitted under the NCBCA, the Duke Energy by-laws provide that the board of directors may fix a future date as the record date for one or more voting groups in order to determine the shareholders entitled to notice of a shareholders meeting, to demand a special meeting, to vote, or to take any other action. Such record date may not be more than 70 days before the meeting or action requiring a determination of shareholders.

  Cinergy

        As permitted under the DGCL, the Cinergy by-laws provide that in order that the corporation may determine the shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, the board of directors may fix a record date, which record date will not be more than 60 nor less than 10 days before the date of such meeting.

Notice of Shareholder Meetings

  Duke Energy Holding

        As permitted under the DGCL, Duke Energy Holding's by-laws provide that, unless otherwise provided by law, Duke Energy Holding must notify shareholders between 10 and 60 days before any annual or special meeting of the time and place of the meeting. A notice of a special meeting must state the purpose or purposes for which the special meeting is called. Notices may be given by electronic transmission to the fullest extent permitted by the DGCL in a form of electronic transmission to which the shareholder has consented.

  Duke Energy Corporation

        As permitted under the NCBCA, Duke Energy's by-laws provide that the corporation must notify shareholders between 10 and 60 days before any annual or special meeting of the place, date and hour of the meeting. The notice must briefly describe the purpose or purposes of an annual or special meeting.

  Cinergy

        As permitted under the DGCL, Cinergy's by-laws provide that written or electronically transmitted notice, stating the place, day and hour of the meeting of shareholders and the purpose or purposes for which the meeting is called, shall be delivered by Cinergy between 10 and 60 days before the date of the meeting to each shareholder of record entitled to vote at such meeting.

Advance Notice of Shareholder Nominations for Directors and Shareholder Proposals

  Duke Energy Holding

        Under the Duke Energy Holding by-laws, a shareholder who is a holder of record and is entitled to vote at an annual meeting of shareholders may bring business before the meeting and nominate persons for election to the board of directors, subject to the rights of holders of any class or series of Preferred Stock, by giving notice as described below. The shareholder must give written notice to the Secretary of Duke Energy Holding, by mail or personal delivery at the principal executive offices of Duke Energy Holding, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting, except that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder to be timely must be received not later than the tenth day following the day on which notice of the date of the annual meeting was mailed or public announcement of the date of the meeting is first made by Duke Energy Holding, whichever first occurs and, in the case of an election of directors to be held at a special meeting of Duke Energy Holding shareholders, not earlier than the 90th day prior to such special meeting and not later than the later of the 60th day prior to such special meeting or the tenth day following the day on which public announcement of the date of the special meeting and of the nominees to be elected at such meeting is first made. A public announcement of an adjournment of an annual meeting will not start a new time period for the giving of notice. A notice must set forth a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the annual meeting, and if such business includes a proposal to amend the organizational documents of the company, a text of the proposed amendment; the name and address, as they appear on the company's books, of the shareholder proposing such business; the class and number of shares of the company that the shareholder owns beneficially; any material interest of the shareholder in such business; and, if the shareholder intends to solicit proxies in support of the proposal, a representation to that effect. A notice with respect to a nomination of a person for election to the board of directors must set forth the name and address of the shareholder who intends to make the nomination, a representation that the shareholder intends to appear at the meeting to make the nomination, a description of all arrangements or understandings between the shareholder, the nominee and any other person with respect to the nomination, such other information as would be required to be included in a proxy statement filed with the SEC had the nomination been made by the Duke Energy Holding board of directors, the consent of each nominee to serve as a director if elected and if the shareholder intends to solicit proxies in support of the nomination, a representation to that effect.

If the shareholder does not appear or send a qualified representative to present the proposal at the annual meeting, the company need not present such proposal for a vote, notwithstanding that proxies in respect of such vote may have been received by the company. Only persons nominated in accordance with the above provisions are eligible to serve on the Duke Energy Holding board of directors.

  Duke Energy

        Duke Energy's by-laws establish procedures that shareholders must follow to nominate persons for election to the board of directors or to propose business to be considered at an annual meeting of the shareholders. The shareholder making the nomination or proposal must be a shareholder at the time the notice described below is delivered to the company and must also be entitled to vote at the meeting of shareholders. The shareholder must deliver written notice to the Secretary of Duke Energy between 90 and 120 days before the first anniversary of the preceding year's annual meeting. If the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, however, the shareholder's notice must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of the meeting is first made by the corporation. The proposal notice must set forth a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made. The nomination notice must also set forth certain information about the person submitting the notice, including the shareholder's name and address and the class and number of Duke Energy shares that the shareholder owns of record and beneficially. In addition, if the number of directors to be elected is increased and there is no public announcement by Duke Energy naming all of the nominees for director or specifying the size of the increased board of directors at least 100 days prior to the first anniversary of the preceding year's annual meeting, a shareholder's notice of a nomination with respect to new positions created by such increase will be considered timely if delivered not later than 10 days following the day on which the public announcement is first made by Duke Energy.

  Cinergy

        For a shareholder to properly nominate a person for election to the board of directors, the shareholder must provide notice in writing to the Secretary of Cinergy received at the principle office of Cinergy not less than 50 days prior to the meeting; provided, however, that if less than 60 days notice or prior public disclosure of the date of the meeting is given to shareholders or made public, to be timely notice by a shareholder must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Such shareholder's notice to the Secretary shall set forth: (a) as to each person whom the shareholder proposes to nominate for election as director: (i) the name, age, business address, and residence address of such person; (ii) the principal occupation or employment of such person; (iii) the class and number of any shares of capital stock of Cinergy that are beneficially owned by such person; and (iv) any other information relating to such person that is required to be disclosed in solicitations for proxies for the election of directors pursuant to any then existing rules or regulations promulgated under the Securities Exchange Act of 1934, as amended; and (b) as to the shareholder giving notice: (i) the name and record address of such shareholder; (ii) the class and number of shares of capital stock of Cinergy that are beneficially owned by such shareholder, and (iii) the period of time such shareholder has held such shares. Cinergy may require any proposed nominee to furnish such other information as may reasonably be required by Cinergy to determine the eligibility of such proposed nominee to serve as a director. No person otherwise eligible for election as a director shall be eligible for election as a director unless nominated as set forth herein.

        For business to be properly brought before an annual meeting by a shareholder, such shareholder must have given timely notice in writing to the Secretary of Cinergy. To be timely, a shareholder's notice must be presented to the Secretary not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of shareholders; provided, however, that in the event the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the shareholder in order to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs. To be in proper written form, a shareholder's notice to the Secretary must set forth as to each matter such shareholder proposes to bring before the annual meeting: a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; the name and record address of such shareholder; the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such shareholder; a description of all arrangements or understandings between such shareholder and any other person or persons (including their names) in connection with the proposal of such business by such shareholders and any material interest of such shareholder in such business; and a representation that such shareholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

Shareholder Inspection of Corporate Records

  Duke Energy Holding

        The DGCL provides any shareholder with the right to inspect the company's stock ledger, shareholder lists and other books and records for a purpose reasonably related to the person's interest as a shareholder. A complete list of the shareholders entitled to vote at a shareholders meeting must be available for shareholder inspection at least 10 days before the meeting.

  Duke Energy

        Under the NCBCA, the list of shareholders must be available for inspection by any shareholder beginning 2 business days after notice of the shareholders meeting is given. This could result in the list becoming available as few as 8 days prior to the meeting if notice of the meeting is given 10 days before the meeting.

  Cinergy

        The provisions of the DGCL, with respect to shareholder inspection of corporate records, as described above, apply to Cinergy.

Interested Director Transactions

  Duke Energy Holding

        The DGCL generally permits transactions involving a corporation and an interested director of that corporation if: (i) the material facts as to the director's or officer's relationship or interest and as to the transaction are disclosed or are known to the board of directors or a committee thereof, and the board of directors or committee in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors represent less than a quorum; or (ii) the material facts as to the director's or officer's relationship or interest and as to the transaction are disclosed or are known to the shareholders entitled to vote thereon, and the transaction is specifically approved in good faith by vote of the shareholders; or (iii) the transaction is fair to the corporation. The DGCL allows loans to officers and employees whenever, in the judgment of the directors, such loan may reasonably be expected to benefit the corporation.

  Duke Energy

        The NCBCA generally permits transactions involving a North Carolina corporation and an interested director of that corporation if: (i) the material facts of the transaction and the director's interest are disclosed or known to the board of directors or a committee of the board of directors and the board of directors or committee authorizes, approves or ratifies the transaction; (ii) the material facts of the transaction and the director's interest are disclosed or known to the shareholders entitled to vote and they authorize, approve, or ratify the transaction; or (iii) the transaction is fair to the corporation. The NCBCA prohibits loans to directors or the guaranteeing of their obligations by a North Carolina corporation unless approved by a majority vote of disinterested shareholders or unless the corporation's board of directors determines that the loan or guarantee benefits the corporation and either approves the specific loan or guarantee or a general plan of loans and guarantees by the corporation.

  Cinergy

        The provisions of the DGCL, with respect to interested director transactions, as described above, apply to Cinergy.

LEGAL MATTERS

        The validity of the Duke Energy Holding common stock offered by this joint proxy statement/prospectus has been passed upon for Duke Energy Holding by Skadden, Arps, Slate, Meagher & Flom LLP.

EXPERTS

        The consolidated financial statements, the related financial statement schedule, and management's report on the effectiveness of internal control over financial reporting incorporated in this joint proxy statement/prospectus by reference from Duke Energy Corporation's Current Report on Form 8-K dated December 9, 2005 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the financial statements and financial statement schedule and include an explanatory paragraph regarding the adoption of new accounting pronouncements and an explanatory paragraph regarding agreements in February 2005 to sell Texas Eastern Products Pipeline Company LLC to Enterprise GP Holdings L.P. and to transfer a 19.7% interest in Duke Energy Field Services to ConocoPhillips, (2) express an unqualified opinion on management's assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements, the related financial statement schedule, and management's report on the effectiveness of internal control over financial reporting incorporated in this joint proxy statement/prospectus by reference from the Cinergy Corp. Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the financial statements and financial statement schedule and include an explanatory paragraph referring to the Cinergy's change effective in January 1, 2003 in its accounting method for asset retirement obligations; change effective January 1, 2003 in its accounting for stock-based compensation; and change effective July 1, 2003 in its accounting for the consolidation of variable-interest entities, (2) express an unqualified opinion on management's assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

SHAREHOLDER PROPOSALS

Duke Energy

        Proposals on matters appropriate for shareholder consideration consistent with the regulations of the SEC submitted by shareholders for inclusion in the proxy statement and form of proxy for the 2006 Annual Meeting of Shareholders were to have been received by Duke Energy's Corporate Secretary on or before December 1, 2005. Also, under the by-laws of Duke Energy, shareholders must give advance notice of nominations for director or other business to be addressed at the annual meeting not later than the close of business on February 11, 2006. The above dates and time periods are subject to change under certain circumstances.

Cinergy

        Proposals on matters appropriate for shareholder consideration consistent with the regulations of the SEC submitted by shareholders for inclusion in the proxy statement and form of proxy for the 2006 Annual Meeting of Shareholders were to have been received at Cinergy's principal executive offices on or before November 29, 2005. Also, under the by-laws of Cinergy, shareholders must give advance notice of nominations for director or other business to be addressed at the 2006 Annual Meeting of Shareholders and such notice must be mailed and received not later than February 4, 2006. Advanced notice of nominations for director must be received at Cinergy's principal executive offices no later than 50 days prior to the 2006 Annual Meeting of Shareholders. The above dates and time periods are subject to change under certain circumstances.

OTHER MATTERS

        As of the date of this joint proxy statement/prospectus, neither the Duke Energy board of directors nor the Cinergy board of directors knows of any matter that will be presented for consideration at the Duke Energy special meeting or the Cinergy special meeting other than as described in this joint proxy statement/prospectus. Pursuant to the NCBCA, no business other than that stated in the notice may be transacted at the Duke Energy special meeting.

WHERE YOU CAN FIND MORE INFORMATION

        Duke Energy Holding filed a registration statement on Form S-4 on June 30, 2005, to register with the SEC the Duke Energy Holding common stock to be issued to Duke Energy and Cinergy shareholders in the mergers. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Duke Energy Holding in addition to being a joint proxy statement/prospectus of Duke Energy and Cinergy. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all the information you can find in Duke Energy Holding's registration statement or the exhibits to the registration statement. Duke Energy and Cinergy file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Duke Energy and Cinergy file with the SEC at the SEC's public reference room at the following location:

Public Reference Room
100 F Street, N.E.
Room 1580
Washington, DC 20549

        Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the SEC at "http://www.sec.gov." Reports, proxy statements and other information concerning Duke Energy and Cinergy may also be inspected at the offices of the New York Stock Exchange, which is located at 20 Broad Street, New York, New York 10005.

        The SEC allows Duke Energy, Cinergy and Duke Energy Holding to "incorporate by reference" information into this joint proxy statement/prospectus, which means that the companies can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered part of this joint proxy statement/prospectus, except for any information superseded by information contained directly in this joint proxy statement/prospectus or in later filed documents incorporated by reference in this joint proxy statement/prospectus.

        This joint proxy statement/prospectus incorporates by reference the documents listed below that Duke Energy and Cinergy have previously filed with the SEC. These documents contain important business and financial information about Duke Energy and Cinergy that is not included in or delivered with this joint proxy statement/prospectus.

Duke Energy Filings (File No. 1-4928)	Period
Annual Report on Form 10-K	Fiscal Year ended December 31, 2004 (Items 6, 7, 7a, 8 and Exhibit 12 of which were revised by the Current Report on Form 8-K filed December 9, 2005)
Quarterly Reports on Form 10-Q	Quarters ended March 31, 2005, June 30, 2005 and September 30, 2005 (Part I Items 1, 2 and 3 of which were revised by the current report on Form 8-K filed December 9, 2005)
Current Reports on Form 8-K
Filed February 24 and 28, 2005; March 2 and 24, 2005; April 22, 2005; May 9, 12 and 17, 2005; June 2, 2005; July 6 and 15, 2005; August 24, 2005; September 13, 2005; October 7, 2005 (other than Item 7.01 thereof) and October 28, 2005; November 2, 2005 (which amends and supplements the current report on Form 8-K filed September 13, 2005) and November 22, 2005; December 9, 2005 (which revises the Form 10-K for the fiscal year ended December 31, 2004 and the Form 10-Q's as described above); December 16 and 22, 2005; and January 12, 2006
Cinergy Filings (File No. 1-11299)	Period
Annual Report on Form 10-K	Fiscal Year ended December 31, 2004
Quarterly Reports on Form 10-Q	Quarters ended March 31, 2005, June 30, 2005 and September 30, 2005
Current Reports on Form 8-K	Filed February 7, 2005; May 10 and 31, 2005; July 8, 2005; August 30, 2005; September 15, 2005; October 7, 2005; December 20, 2005; and January 5, 2006

        To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was furnished, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference in this document.

        This joint proxy statement/prospectus also incorporates by reference all additional documents that may be filed by Duke Energy and Cinergy with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this joint proxy statement/prospectus and the date of the Cinergy special meeting and the date of the Duke Energy special meeting, as applicable. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements (other than portions of those documents not deemed to be filed).

        Cinergy has supplied all information relating to Cinergy; Duke Energy has supplied all information relating to Duke Energy; and Duke Energy and Cinergy have jointly supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to Duke Energy Holding.

        Duke Energy and Cinergy shareholders can obtain any document incorporated by reference in this document from the companies without charge, excluding all exhibits, except that if the companies have specifically incorporated by reference an exhibit in this joint proxy statement/prospectus, the exhibit will also be provided without charge by requesting them in writing or by telephone from the appropriate company at the following addresses:

Duke Energy Corporation 526 South Church Street Charlotte, North Carolina 28202 (800) 488-3853 Attention: Investor Relations	Cinergy Corp. 139 East Fourth Street Cincinnati, Ohio 45202 (800) 262-3000 Ext. 1235 Attention: Investor Relations

        If you would like to request documents, please do so by March 3, 2006, in order to receive them before your special meeting. You may also obtain these documents from our respective websites at www.duke-energy.com/investors or www.cinergy.com/investors or at the SEC's internet site www.sec.gov by clicking on the "Search for Company Filings" link, then clicking on the "Company & Other Filers" link, and then entering the company's name in the field.

        You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. This joint proxy statement/prospectus is dated                  [    •    ], 2006. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this joint proxy statement/prospectus to Duke Energy and Cinergy shareholders nor the issuance of Duke Energy Holding common stock in the mergers create any implication to the contrary.

Annex A

CONFORMED COPY

AGREEMENT AND PLAN OF MERGER
by and among
DUKE ENERGY CORPORATION,
CINERGY CORP.,
DEER HOLDING CORP.,
DEER ACQUISITION CORP.
and
COUGAR ACQUISITION CORP.

Dated as of May 8, 2005
As Amended as of July 11, 2005 and as of October 3, 2005

        AGREEMENT AND PLAN OF MERGER, dated as of May 8, 2005 (this "Agreement"), by and among DUKE ENERGY CORPORATION, a North Carolina corporation ("Duke"), CINERGY CORP., a Delaware corporation ("Cinergy"), DEER HOLDING CORP., a Delaware corporation (the "Company") and a wholly-owned subsidiary of Duke, DEER ACQUISITION CORP., a North Carolina corporation and a wholly-owned subsidiary of the Company ("Merger Sub A"), and COUGAR ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of the Company ("Merger Sub B").

        WHEREAS the respective Boards of Directors of Duke, Cinergy, the Company, Merger Sub A and Merger Sub B have approved the consummation of the business combination provided for in this Agreement, pursuant to which Merger Sub A and Merger Sub B will merge, respectively, with and into Duke and Cinergy, respectively, whereby, subject to the terms of Article II, each share of common stock, no par value per share, of Duke (including, except as the context otherwise requires, the associated Duke Rights as defined in Section 3.02(b), the "Duke Common Stock") and each share of common stock, par value $.01 per share, of Cinergy (the "Cinergy Common Stock") will be converted into the right to receive the Merger Consideration (as defined in Section 2.01) (such transactions are referred to herein individually as the "Duke Merger" and the "Cinergy Merger", respectively, and collectively as the "Mergers"), as a result of which the holders of Duke Common Stock and Cinergy Common Stock will together own all of the outstanding shares of common stock, no par value per share, of the Company (the "Company Common Stock") (and the Company will, in turn, own all of the outstanding shares of common stock, no par value per share, of the surviving corporation in the Duke Merger (the "Surviving Duke Common Stock") and all of the outstanding shares of common stock, par value $.01 per share, of the surviving corporation in the Cinergy Merger (the "Surviving Cinergy Common Stock"));

        WHEREAS the respective Boards of Directors of Duke, the Company and Merger Sub A have approved the conversion of Duke into a limited liability company organized under the laws of the State of North Carolina ("Duke Power LLC") as provided for in this Agreement, whereby, subject to the terms and conditions of this Agreement, the outstanding shares of Surviving Duke Common Stock shall be converted into membership interests of Duke Power LLC;

        WHEREAS the respective Boards of Directors of Duke and the Company have approved the distribution by Duke to the Company of Duke Capital LLC ("Duke Capital"), a Delaware limited liability company and wholly-owned subsidiary of Duke, and the Restructuring Transactions (as defined below);

        WHEREAS the respective Boards of Directors of Duke and Cinergy have each determined that the Mergers and the other transactions contemplated hereby are consistent with, and in furtherance of, the best interests of their respective corporations and shareholders and each of Duke's and Cinergy's respective business strategies and goals;

        WHEREAS Duke and Cinergy desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and the transactions contemplated by this Agreement and also to prescribe various conditions to the Mergers and the Restructuring Transactions; and

        WHEREAS, for United States federal income tax purposes, it is intended that the Duke Merger and the Duke Conversion (as defined below) (together, the "Duke Reorganization") shall qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and that the Cinergy Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code, and this Agreement is intended to be, and is hereby, adopted as a plan of reorganization within the meaning of Section 368(a) of the Code.

        NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I

The Mergers and the Restructuring Transactions

        Section 1.01    The Duke Merger.    Upon the terms and subject to the conditions set forth in this Agreement, at the Duke Effective Time (as defined in Section 1.06), Merger Sub A shall be merged with and into Duke in accordance with the North Carolina Business Corporation Act (the "NCBCA"). Duke shall be the surviving corporation in the Duke Merger and shall continue its corporate existence under the laws of the State of North Carolina and shall succeed to and assume all of the rights and obligations of Duke and Merger Sub A in accordance with the NCBCA. As a result of the Duke Merger, Duke shall become a wholly-owned subsidiary of the Company.

        Section 1.02    The Duke Conversion.    Upon the terms and subject to the conditions set forth in this Agreement, immediately following the effectiveness of the Duke Merger, Duke may convert to a limited liability company (the "Duke Conversion") pursuant to a plan of conversion adopted pursuant to Section 55-11A-11 of the NCBCA and Section 57C-9A-02 of the North Carolina Limited Liability Company Act (the "NCLLCA"). Following the Duke Conversion, Duke Power LLC will be a limited liability company all of whose membership or other equity interests are held by the Company.

        Section 1.03    The Restructuring Transactions.

        (a)   Immediately following the effectiveness of the Duke Conversion, Duke Power LLC may, and may cause its subsidiaries to, effect the transactions set forth on Section 1.03(a) of the Duke Disclosure Letter (as defined in Section 3.02(a)).

        (b)   Immediately following the consummation of the transactions set forth on Section 1.03(a) of the Duke Disclosure Letter, Duke Power LLC may distribute to the Company the membership interests in Duke Capital (the "Duke Capital Transfer"). Following the Duke Capital Transfer, Duke Capital will be a direct wholly-owned subsidiary of the Company.

        (c)   Immediately following the effectiveness of the Duke Capital Transfer, the Company may cause Duke Capital to effect the transactions set forth on Section 1.03(c) of the Duke Disclosure Letter (the Duke Conversion, the Duke Capital Transfer and the transactions set forth on Section 1.03(a) and Section 1.03(c) of the Duke Disclosure Letter are referred to herein as the "Restructuring Transactions"). Duke shall provide prior notice to Cinergy of any Restructuring Transactions it proposes to effect. Immediately after the Duke Effective Time, all shares of Company Common Stock owned by Duke shall be cancelled.

        Section 1.04    The Cinergy Merger.    Upon the terms and subject to the conditions set forth in this Agreement, immediately following the latest of consummation of the Duke Merger or any Restructuring Transactions, at the Cinergy Effective Time (as defined in Section 1.06), Merger Sub B shall be merged with and into Cinergy in accordance with the Delaware General Corporation Law (the "DGCL"). Cinergy shall be the surviving corporation in the Cinergy Merger and shall continue its corporate existence under the laws of the State of Delaware and shall succeed to and assume all of the rights and obligations of Cinergy and Merger Sub B in accordance with the DGCL. As a result of the Cinergy Merger, Cinergy shall become a wholly-owned subsidiary of the Company.

        Section 1.05    Closing.    The closing of the Mergers and the Restructuring Transactions (the "Closing") will take place at 10:00 a.m., local time, on a date to be specified by the parties (the "Closing Date"), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VI, (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at such time) unless another time or date is agreed to by the parties hereto. The Closing shall be held at such location in The City of New York as is agreed to by the parties hereto.

        Section 1.06    Effective Time of the Duke and Cinergy Mergers.    Subject to the provisions of this Agreement, (i) with respect to the Duke Merger, as soon as practicable after 10:00 a.m., local time, on the Closing Date the parties thereto shall file articles of merger (the "Duke Articles of Merger") executed in accordance with, and containing such information as is required by, Section 55-11-05 of the NCBCA with the Secretary of State of the State of North Carolina and on or after the Closing Date shall make all other filings or recordings required under the NCBCA, (ii) with respect to the Duke Conversion, as soon as practicable on the Closing Date following the Duke Effective Time, Duke shall file articles of organization of Duke Power LLC (the"Duke Power Articles of Organization") and articles of conversion (the "Duke Articles of Conversion") executed in accordance with, and containing such information as is required by, Section 55-11A-12 of the NCBCA and Section 57C-9A-02 of the NCLLCA with the Secretary of State of the State of North Carolina and on or after the Closing Date shall make all other filings or recordings required under the NCBCA and the NCLLCA, and (iii) with respect to the Cinergy Merger, immediately following the consummation of the Restructuring Transactions, the parties thereto shall file a certificate of merger (the "Cinergy Certificate of Merger") executed in accordance with, and containing such information as is required by, the relevant provisions of Section 251 of the DGCL with the Secretary of State of the State of Delaware and on or after the Closing Date shall make all other filings or recordings required under the DGCL. The Duke Merger shall become effective at such time as the Duke Articles of Merger are duly filed with the Secretary of State of the State of North Carolina (the time the Duke Merger becomes effective being hereinafter referred to as the "Duke Effective Time"), the Duke Conversion shall become effective at such time as the Duke Articles of Conversion and the Duke Power Articles of Organization are duly filed with the Secretary of State of the State of North Carolina (the time the Duke Conversion becomes effective being hereinafter referred to as the "Conversion Effective Time"), and the Cinergy Merger shall become effective at such time as the Cinergy Certificate of Merger is duly filed with the Secretary of State of the State of Delaware (the time the Cinergy Merger becomes effective being hereinafter referred to as the "Cinergy Effective Time"). The latest time to occur of the Duke Effective Time, the Conversion Effective Time and the Cinergy Effective Time shall hereinafter be referred to as the "Effective Time."

        Section 1.07    Effects of the Mergers and the Conversion.    The Duke Merger, the Cinergy Merger and the Duke Conversion shall generally have the effects set forth in this Agreement and the applicable provisions of the NCBCA, the DGCL and the NCLLCA respectively.

        Section 1.08    Organizational Documents of Duke, Cinergy and the Company.

        (a)

            (i)  At the Duke Effective Time, (a) the articles of incorporation of Duke, as in effect immediately prior to the Duke Effective Time, shall be the articles of incorporation of Duke as the surviving corporation in the Duke Merger and (b) the by-laws of Duke, as in effect immediately prior to the Duke Effective Time, shall be the by-laws of Duke as the surviving corporation in the Duke Merger, in each case until superceded by the Duke Power Articles of Organization filed as part of the Duke Conversion; and

           (ii)  At the Conversion Effective Time, the parties shall (i) file the Duke Power LLC Articles of Organization in a form mutually acceptable to the parties hereto and (ii) cause Duke Power LLC to adopt an operating agreement mutually acceptable to the parties hereto; and

          (iii)  At the Cinergy Effective Time, (A) the certificate of incorporation of Merger Sub B, as in effect immediately prior to the Cinergy Effective Time, shall be the certificate of incorporation of Cinergy as the surviving corporation in the Cinergy Merger until thereafter changed or amended as provided therein or by applicable law and (B) the by-laws of Merger Sub B, as in effect immediately prior to the Cinergy Effective Time, shall be the by-laws of Cinergy as the surviving corporation in the Cinergy Merger, until thereafter changed or amended as provided therein, in the certificate of incorporation of Cinergy or by applicable law.

        (b)   The parties shall take all appropriate action so that, at the Duke Effective Time, (i) the certificate of incorporation of the Company shall be in the form attached as Exhibit A hereto and (ii) the by-laws of the Company shall be in the form attached as Exhibit B hereto. Each of Duke and Cinergy shall take all actions necessary to cause the Company, Merger Sub A and Merger Sub B to take any actions necessary in order to consummate the Mergers, the Restructuring Transactions and the other transactions contemplated hereby.

        Section 1.09    Directors and Officers of Duke and Cinergy.

        (a)   The directors of Merger Sub A at the Duke Effective Time shall, from and after the Duke Effective Time, be the directors of Duke as the surviving corporation in the Duke Merger until their successors have been duly elected or appointed and qualified.

        (b)   Subject to Section 1.10, the officers of Duke at the Duke Effective Time shall, from and after the Duke Effective Time, continue to be the officers of Duke as the surviving corporation in the Duke Merger until their successors have been duly elected or appointed and qualified.

        (c)   The directors of Duke at the Conversion Effective Time shall, from and after the Conversion Effective Time, be the managers of Duke Power LLC until their successors have been duly elected or appointed and qualified.

        (d)   Subject to Section 1.10, the officers of Duke at the Conversion Effective Time shall, from and after the Conversion Effective Time, continue to be the officers of Duke Power LLC until their successors have been duly elected or appointed and qualified.

        (e)   The directors of Merger Sub B at the Cinergy Effective Time shall, from and after the Cinergy Effective Time, be the directors of Cinergy as the surviving corporation in the Cinergy Merger until their successors have been duly elected or appointed and qualified.

        (f)    Subject to Section 1.10, the officers of Cinergy at the Cinergy Effective Time shall, from and after the Cinergy Effective Time, continue to be the officers of Cinergy as the surviving corporation in the Cinergy Merger until their successors have been duly elected or appointed and qualified.

        Section 1.10    Directors and Officers of the Company.    Exhibit C hereto sets forth (i) as of the Effective Time, subject to the By-Laws of the Company effective as of the Effective Time, the number of directors constituting the Board of Directors of the Company and the number of Duke Directors (as defined in Exhibit B hereto) and the number of Cinergy Directors (as defined in Exhibit B hereto), (ii) as of the Effective Time, the Chairman of the Board of Directors of the Company and the President and Chief Executive Officer of the Company, and (iii) the manner in which certain senior officers of the Company as of the Effective Time will be selected after the date hereof and prior to the Effective Time. Certain of the responsibilities of the Chairman of the Board of Directors of the Company are set forth on Exhibit C hereto. The material terms of the changes to the existing employment agreement of the President and Chief Executive Officer of Cinergy to be in effect as of the Effective Time in his employment agreement with the Company as the President and Chief Executive Officer of the Company are set forth on Exhibit D hereto. The parties shall use their commercially reasonable efforts to cause an amended employment agreement reflecting such terms to be executed by the Company and the Chief Executive Officer of the Company as promptly as practicable after the date hereof.

        Section 1.11    Post-Merger Operations.    Following the Effective Time, the Company shall conduct its operations in accordance with the following:

        (a)    Name.    At the Effective Time, the Company's name shall be changed to "Duke Energy Corporation."

        (b)    Principal Corporate Offices.    The Company shall maintain its headquarters and principal corporate offices in Charlotte, North Carolina. Each of Duke Power LLC, The Cincinnati Gas &

Electric Company, PSI Energy, Inc. and The Union Light, Heat and Power Company shall maintain its utility headquarters in its present location.

        (c)    Charities.    The parties agree that provision of charitable contributions and community support in their respective service areas serves a number of their important corporate goals. During the two-year period immediately following the Cinergy Effective Time, the Company and its subsidiaries taken as a whole intend to continue to provide charitable contributions and community support within the service areas of the parties and each of their respective subsidiaries in each service area at levels substantially comparable to the levels of charitable contributions and community support provided, directly or indirectly, by Duke and Cinergy within their respective service areas during the two-year period immediately prior to the Effective Time.

        Section 1.12    Transition Committee.    The parties shall create a special transition committee (the "Transition Committee") that shall be co-chaired by the Chief Executive Officer of Duke and the Chief Executive Officer of Cinergy and shall be composed of such chief executive officers and two other designees of Duke and one other designee of Cinergy. After the date hereof and prior to the Effective Time, the Transition Committee shall examine various alternatives regarding the manner in which to best organize and manage the business of the Company after the Cinergy Effective Time, subject to applicable law.

ARTICLE II

Effects of the Mergers on the Capital Stock of the Constituent Corporations;
Exchange of Certificates

        Section 2.01    Effect on Capital Stock.    (a) At the Duke Effective Time, by virtue of the Duke Merger and without any action on the part of the holder of any shares of Duke Common Stock or any capital stock of Merger Sub A:

            (i)  Cancellation of Certain Duke Common Stock.    Each share of Duke Common Stock that is owned by Duke, Cinergy or the Company shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefore.

           (ii)  Conversion of Duke Common Stock.    Subject to Section 2.02(e), each issued and outstanding share of Duke Common Stock(other than shares to be canceled in accordance with Section 2.01(a)(i) and Dissenting Shares (as defined in Section 2.03)) shall be converted into the right to receive 1 (the "Duke Ratio") fully paid and nonassessable share of Company Common Stock (such aggregate amount, the "Duke Merger Consideration"). As of the Duke Effective Time, all such shares of Duke Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Duke Common Stock shall cease to have any rights with respect thereto, except the right to receive the shares of Company Common Stock (and cash in lieu of fractional shares of Company Common Stock) to be issued or paid in consideration therefore upon the surrender of such certificate in accordance with Section 2.02, without interest and the right to receive dividends and other distributions in accordance with Section 2.02.

          (iii)  Conversion of Merger Sub A Common Stock.    The aggregate of all shares of the capital stock of Merger Sub A issued and outstanding immediately prior to the Duke Effective Time (of which, as of the date of this Agreement, 100 shares of common stock, par value $.01 per share, are issued and outstanding, each entitling the holder thereof to vote on the approval of this Agreement) shall be converted into 100 shares of Surviving Duke Common Stock.

        (b)   At the Cinergy Effective Time, by virtue of the Cinergy Merger and without any action on the part of any holder of Cinergy Common Stock or any capital stock of Merger Sub B:

            (i)  Cancellation of Certain Cinergy Common Stock.    Each share of Cinergy Common Stock that is owned by Cinergy, Duke or the Company shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefore.

           (ii)  Conversion of Cinergy Common Stock.    Subject to Section 2.02(e), each issued and outstanding share of Cinergy Common Stock (other than shares to be canceled in accordance with Section2.01(b)(i)) shall be converted into the right to receive 1.56 (the "Cinergy Ratio") fully paid and nonassessable shares of Company Common Stock (such aggregate amount, the "Cinergy Merger Consideration," and, together with the Duke Merger Consideration, the "Merger Consideration"). As of the Cinergy Effective Time, all such shares of Cinergy Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Cinergy Common Stock shall cease to have any rights with respect thereto, except the right to receive the shares of Company Common Stock (and cash in lieu of fractional shares of Company Common Stock) to be issued or paid in consideration therefore upon the surrender of such certificate in accordance with Section 2.02, without interest and the right to receive dividends and other distributions in accordance with Section 2.02.

          (iii)  Conversion of Merger Sub B Common Stock.    The aggregate of all shares of the capital stock of Merger Sub B issued and outstanding immediately prior to the Cinergy Effective Time (of which, as of the date of this Agreement, 100 shares of common stock, without par value, are issued and outstanding, each entitling the holder thereof to vote on the approval of this Agreement) shall be converted into the right to receive 100 shares of Surviving Cinergy Common Stock.

        (c)   Duke Preferred Stock and Preferred Stock A.    Prior to the Duke Effective Time, each issued and outstanding share of Preferred Stock, par value $100 per share ("Duke Preferred Stock"), of Duke and each issued outstanding share of Preferred Stock A, par value $25 per share ("Duke Preferred Stock A"), of Duke shall be redeemed in accordance with Section 4.07.

        (d)   Exchangeable Shares of Duke Energy Canada Exchangeco, Inc.    As of the Duke Effective Time, each issued and outstanding exchangeable share (the "Exchangeable Shares") of Duke Energy Canada Exchangeco, Inc. ("Exchangeco"), a corporation incorporated under the laws of Canada and an indirect subsidiary of Duke, shall become exchangeable for one share of Company Common Stock and one share of Company Common Stock shall be issuable upon a redemption or retraction of each Exchangeable Share, in each case in accordance with the terms of the provisions relating to the Exchangeable Shares as of immediately prior to the Duke Effective Time. In addition, following the Effective Time, the Company shall execute such assignment and assumption agreements and documentation as are necessary to cause the Company to be bound by the terms and provisions of the Support Agreement among Duke, Duke Canada Call Co. and Exchangeco dated March 14, 2002, and the Voting and Exchange Trust Agreement among Duke, Exchangeco and Computer share Trust Company of Canada, dated March 14, 2002.

        Section 2.02    Exchange of Certificates.

        (a)   Exchange Agent. As of the Effective Time, the Company shall enter into an agreement with such bank or trust company as may be mutually agreed by Duke and Cinergy (the "Exchange Agent"), which agreement shall provide that the Company shall deposit with the Exchange Agent as of the Effective Time, for the benefit of the holders of shares of Duke Common Stock and Cinergy Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the shares of Company Common Stock (such shares of Company Common Stock, together with any dividends or distributions with respect thereto with a record date after the Cinergy Effective Time, being hereinafter referred to as the "Exchange Fund") representing the Merger Consideration.

        (b)   Exchange Procedures.    As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Duke Common Stock or Cinergy Common Stock (the "Certificates") whose shares were converted into the right to receive shares of Company Common Stock pursuant to Section 2.01, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Duke and Cinergy may reasonably specify) and (ii) instructions for use in surrendering the Certificates in exchange for certificates representing whole shares of Company Common Stock, cash in lieu of fractional shares pursuant to Section 2.02(e) and any dividends or other distributions payable pursuant to Section 2.02(c). Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefore a certificate representing that number of whole shares of Company Common Stock that such holder has the right to receive pursuant to the provisions of this Article II, certain dividends or other distributions in accordance with Section 2.02(c) and cash in lieu of any fractional share of Company Common Stock in accordance with Section 2.02(e), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Duke Common Stock or Cinergy Common Stock that is not registered in the transfer records of Duke or Cinergy, as the case may be, a certificate representing the proper number of shares of Company Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of shares of Company Common Stock to a person other than the registered holder of such Certificate or establish to the satisfaction of the Company that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Duke Effective Time or the Cinergy Effective Time, as the case may be, to represent only the right to receive upon such surrender the Merger Consideration, which the holder thereof has the right to receive in respect of such Certificate pursuant to the provisions of this Article II, certain dividends or other distributions in accordance with Section 2.02(c) and cash in lieu of any fractional share of Duke Common Stock or Cinergy Common Stock, as the case may be, in accordance with Section 2.02(e). No interest shall be paid or will accrue on the Merger Consideration or any cash payable to holders of Certificates pursuant to the provisions of this Article II. Notwithstanding anything to the contrary hereinbefore, subject to applicable law, the parties intend that the Company will implement a direct registration system at Closing, and if such direct registration system is implemented by the Company at such time, all shares of Company Common Stock shall be in uncertificated book-entry form unless a physical certificate is requested by such holder.

        (c)   Distributions with Respect to Unexchanged Shares.    No dividends or other distributions with respect to Company Common Stock shall be declared or paid with a record date on or after the Duke Effective Time and on or prior to the Effective Time. No dividends or other distributions with respect to Company Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Company Common Stock issuable hereunder in respect thereof and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.02(e), and all such dividends, other distributions and cash in lieu of fractional shares of Company Common Stock shall be paid by the Company to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable escheat or similar laws, following surrender of any such Certificate there shall be paid to the holder of the certificate representing whole shares of Company Common Stock issued in exchange therefore, without interest, (i) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Company Common Stock and the amount of any cash payable in lieu of a fractional share of Company Common Stock to which such holder is entitled pursuant to Section 2.02(e) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Company Common Stock.

        (d)   No Further Ownership Rights in Duke Common Stock or Cinergy Common Stock.    All shares of Company Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II (including any cash paid pursuant to this Article II) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Duke Common Stock or Cinergy Common Stock, as the case may be, theretofore represented by such Certificates, subject, however, to Duke's and Cinergy's respective obligations to pay any dividends or make any other distributions with a record date prior to the Duke Effective Time or the Cinergy Effective Time, as the case may be, that may have been declared or made by Duke or Cinergy, as the case may be, on such shares of Duke Common Stock or Cinergy Common Stock that remain unpaid at the Duke Effective Time or the Cinergy Effective Time, as the case may be, and there shall be no further registration of transfers on the stock transfer books of Duke or Cinergy of the shares of Duke Common Stock and Cinergy Common Stock, respectively, that were outstanding immediately prior to the Duke Effective Time or the Cinergy Effective Time, as the case may be. If, after the Duke Effective Time or the Cinergy Effective Time, as the case may be, Certificates are presented to the Company, Duke, Cinergy or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II, except as otherwise provided by law.

        (e)   No Fractional Shares.

            (i)  No certificates or scrip representing fractional shares of Company Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of the Company shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of the Company. Notwithstanding the foregoing, Duke and Cinergy shall use reasonable best efforts to cause the Duke Energy InvestorsDirect Choice Plan (the "Duke DRIP") and the Cinergy Corp. Direct Stock Purchase and Dividend Reinvestment Plan (the "Cinergy DRIP") to be rolled over into a dividend reinvestment plan to be established and implemented by the Company on or prior to the Closing Date. In connection with such roll-over, fractional shares of Company Common Stock will be issued to the participants in each of the Duke DRIP and the Cinergy DRIP in accordance with Section 2.01.

           (ii)  As promptly as practicable following the Cinergy Effective Time, the Exchange Agent shall determine the excess of(A) the number of whole shares of Company Common Stock delivered to the Exchange Agent by the Company pursuant to Section 2.02(a) representing the Cinergy Merger Consideration over (B) the aggregate number of whole shares of Company Common Stock to be distributed to former holders of Cinergy Common Stock pursuant to Section 2.02(b) (such excess being herein called the "Cinergy Excess Shares"). Following the Cinergy Effective Time, the Exchange Agent shall, on behalf of former shareholders of Cinergy, sell the Cinergy Excess Shares at then-prevailing prices on the New York Stock Exchange, Inc. ("NYSE"), all in the manner provided in Section 2.02(e)(iii). As promptly as practicable following the Duke Effective Time, the Exchange Agent shall determine the excess, if any, of (A) the number of whole shares of Company Common Stock delivered to the Exchange Agent by the Company pursuant to Section 2.02(a) representing the Duke Merger Consideration over (B) the aggregate number of whole shares of Company Common Stock to be distributed to former holders of Duke Common Stock pursuant to Section 2.02(b) (such excess being herein called the "Duke Excess Shares"). Following the Duke Effective Time, the Exchange Agent shall, on behalf of former shareholders of Duke, sell the Duke Excess Shares at then-prevailing prices on the NYSE, all in the manner provided in Section 2.02(e)(iv).

          (iii)  The sale of the Cinergy Excess Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. The Exchange Agent shall use reasonable efforts to complete the sale of the Cinergy Excess Shares as promptly following the Effective Time as, in the Exchange Agent's sole judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sale or sales have been distributed to the holders of Certificates formerly representing Cinergy Common Stock, the Exchange Agent shall hold such proceeds in trust for holders of Cinergy Common Stock (the "Cinergy Common Shares Trust"). Cinergy shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent incurred in connection with such sale of the Cinergy Excess Shares. The Exchange Agent shall determine the portion of the Cinergy Common Shares Trust to which each former holder of Cinergy Common Stock is entitled, if any, by multiplying the amount of the aggregate net proceeds composing the Cinergy Common Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such former holder of Cinergy Common Stock is entitled (after taking into account all shares of Cinergy Common Stock held at the Cinergy Effective Time by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all former holders of Cinergy Common Stock are entitled.

          (iv)  The sale of the Duke Excess Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. The Exchange Agent shall use reasonable efforts to complete the sale of the Duke Excess Shares as promptly following the Effective Time as, in the Exchange Agent's sole judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sale or sales have been distributed to the holders of Certificates formerly representing Duke Common Stock, the Exchange Agent shall hold such proceeds in trust for holders of Duke Common Stock (the "Duke Common Shares Trust"). Duke shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent incurred in connection with such sale of the Duke Excess Shares. The Exchange Agent shall determine the portion of the Duke Common Shares Trust to which each former holder of Duke Common Stock is entitled, if any, by multiplying the amount of the aggregate net proceeds composing the Duke Common Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such former holder of Duke Common Stock is entitled (after taking into account all shares of Duke Common Stock held at the Duke Effective Time by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all former holders of Duke Common Stock are entitled.

           (v)  As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates formerly representing Duke Common Stock or Cinergy Common Stock, as the case may be, with respect to any fractional share interests, the Exchange Agent shall make available such amounts to such holders of Certificates formerly representing Duke Common Stock or Cinergy Common Stock, as the case may be, subject to and in accordance with the terms of Section 2.02(c).

        (f)    Termination of Exchange Fund.    Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to the Company, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to the Company for payment of their claim for Merger Consideration, any dividends or distributions with respect to Company Common Stock and any cash in lieu of fractional shares of Company Common Stock.

        (g)   No Liability.    None of the Company, Duke, Cinergy or the Exchange Agent or any of their respective directors, officers, employees and agents shall be liable to any person in respect of any shares of Company Common Stock, any dividends or distributions with respect thereto, any cash in lieu of fractional shares of Company Common Stock or any cash from the Exchange Fund, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to two years after the Cinergy Effective Time (or immediately prior to such earlier date on which any Cinergy Merger Consideration, any dividends or distributions payable to the holder of such Certificate or any cash payable to the holder of such Certificate formerly representing Cinergy Common Stock pursuant to this Article II, would otherwise escheat to or become the property of any Governmental Authority (as defined in Section 3.01(d)), any such Cinergy Merger Consideration, dividends or distributions in respect of such Certificate or such cash shall, to the extent permitted by applicable law, become the property of the Company, free and clear of all claims or interest of any person previously entitled thereto. If any Certificate shall not have been surrendered prior to two years after the Duke Effective Time (or immediately prior to such earlier date on which any Duke Merger Consideration, any dividends or distributions payable to the holder of such Certificate or any cash payable to the holder of such Certificate formerly representing Duke Common Stock pursuant to this Article II, would otherwise escheat to or become the property of any Governmental Authority), any such Duke Merger Consideration, dividends or distributions in respect of such Certificate or such cash shall, to the extent permitted by applicable law, become the property of the Company, free and clear of all claims or interest of any person previously entitled thereto.

        (h)   Investment of Exchange Fund.    The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by the Company, on a daily basis. Any interest and other income resulting from such investments shall be paid to the Company.

        (i)    Withholding Rights.    The Company and the Exchange Agent shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement to any Person who was a holder of Duke Common Stock or Cinergy Common Stock, as the case may be, immediately prior to the Duke Effective Time or the Cinergy Effective Time, as the case may be, such amounts as the Company and the Exchange Agent may be required to deduct and withhold with respect to the making of such payment under the Code or any other provision of applicable federal, state, local or foreign tax law. To the extent that amounts are so withheld by the Company or the Exchange Agent and duly paid over to the applicable taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

        (j)    Lost, Stolen or Destroyed Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Company, the posting by such person of a bond in such reasonable amount as the Company may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration and, if applicable, any unpaid dividends and distributions on shares of Company Common Stock deliverable in respect thereof and any cash in lieu of fractional shares, in each case pursuant to this Agreement.

        (k)   Adjustments to Prevent Dilution.    In the event that Duke changes the number of shares of Duke Common Stock or securities convertible or exchangeable into or exercisable for shares of Duke Common Stock, Cinergy changes the number of shares of Cinergy Common Stock or securities convertible or exchangeable into or exercisable for shares of Cinergy Common Stock, issued and outstanding prior to the Effective Time, or the Company changes the number of shares of Company Common Stock or securities convertible or exchangeable into or exercisable for shares of Company Common Stock issued and outstanding after the Duke Effective Time and prior to the Cinergy Effective Time, in each case as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, except to the extent any of the foregoing actions are expressly permitted by this Agreement, the Cinergy Ratio shall be equitably adjusted.

        (l)    Uncertificated Shares.    In the case of outstanding shares of Cinergy Common Stock or Duke Common Stock that are not represented by Certificates, the parties shall make such adjustments to this Section 2.02 as are necessary or appropriate to implement the same purpose and effect that this Section 2.02 has with respect to shares of Cinergy Common Stock and Duke Common Stock that are represented by Certificates provided, however, that Duke and Cinergy shall use reasonable best efforts so that uncertificated shares of Duke Common Stock held in the Duke DRIP and uncertificated shares of Cinergy Common Stock held in the Cinergy DRIP shall be exchanged for uncertificated shares of Company Common Stock in accordance with Section 2.01 and shall be held in a dividend reinvestment plan to be established and implemented by the Company on or prior to the Closing Date, in accordance with Section 2.02(e)(i).

        Section 2.03    Dissenting Shares.    Any holder of shares of Duke Common Stock who shall have exercised rights to dissent with respect to the Duke Merger in accordance with the NCBCA and who has properly exercised such holder's rights to demand payment of the "fair value" of the holder's shares of Duke Common Stock (the "Dissenting Shares") as provided in the NCBCA (the "Dissenting Shareholder") shall thereafter have only such rights, if any, as are provided a Dissenting Shareholder in accordance with the NCBCA and shall have no rights to receive the Merger Consideration pursuant to Section 2.01 (provided, that nothing contained herein shall limit such Dissenting Shareholder's rights to the payment of all declared and unpaid dividends on Duke Common Stock); provided, however, that if a Dissenting Shareholder shall fail to properly demand payment (in accordance with the NCBCA) or shall have effectively withdrawn or lost such rights to relief as a Dissenting Shareholder under the NCBCA, then such Dissenting Shareholder's Dissenting Shares automatically shall cease to be Dissenting Shares and shall be converted into and represent only the right to receive, upon surrender of the Certificate representing the Dissenting Shares, the Merger Consideration pursuant to Section 2.01 and declared and unpaid dividends or other distributions as provided in Section 2.02(b) and Section 2.02(c). Duke shall give Cinergy and the Company prompt notice of any demands received by Duke prior to the Duke Effective Time, any attempted withdrawals of such demands and any other instruments served pursuant to the NCBCA and received by Duke relating to Duke's shareholders rights of dissent under the NCBCA, and Duke and Cinergy shall cooperate with respect to all negotiations and proceedings with respect to such demands.

ARTICLE III

Representations and Warranties

        Section 3.01    Representations and Warranties of Cinergy.    Except as set forth in the letter dated the date of this Agreement and delivered to Duke by Cinergy concurrently with the execution and delivery of this Agreement (the "Cinergy Disclosure Letter") or, to the extent the qualifying nature of such disclosure is readily apparent therefrom, as set forth in the Cinergy SEC Reports (as defined in Section 3.01(e)) filed on or after January 1, 2004 and prior to the date hereof, Cinergy represents and warrants to Duke as follows:

        (a)   Organization and Qualification.

          (i)    Each of Cinergy and its subsidiaries is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of its jurisdiction of organization and has full power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties, except for such failures to be so organized, existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) or to have such power and authority that, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect (as defined in Section 8.03) on Cinergy. Each of Cinergy and its subsidiaries is duly qualified, licensed or admitted to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing (with respect to jurisdictions that recognize the concept of good standing) that, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on Cinergy. Section 3.01(a) of the Cinergy Disclosure Letter sets forth as of the date of this Agreement the name and jurisdiction of organization of each subsidiary of Cinergy.

          (ii)   Section 3.01(a) of the Cinergy Disclosure Letter sets forth a description as of the date of this Agreement, of all Cinergy Joint Ventures, including (x) the name of each such entity and (y) a brief description of the principal line or lines of business conducted by each such entity. For purposes of this Agreement:

            (A)  "Joint Venture" of a person or entity shall mean any person that is not a subsidiary of such first person, in which such first person or one or more of its subsidiaries owns directly or indirectly an equity interest, other than equity interests held for passive investment purposes that are less than 5% of each class of the outstanding voting securities or equity interests of such second person;

            (B)  "Cinergy Joint Venture" shall mean any Joint Venture of Cinergy or any of its subsidiaries in which the net book value as of December 31, 2004 of Cinergy's or its subsidiaries' interest exceeds $35,000,000; and

            (C)  "Duke Joint Venture" shall mean any Joint Venture of Duke or any of its subsidiaries in which the invested capital associated with Duke's or its subsidiaries' interest exceeds $100,000,000.

          (iii)  Except for interests in the subsidiaries of Cinergy, the Cinergy Joint Ventures and interests acquired after the date of this Agreement without violating any covenant or agreement set forth herein. Cinergy does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any person, in which the net book value as of December 31, 2004 of such interest individually exceeds $35,000,000.

        (b)   Capital Stock.

          (i)    The authorized capital stock of Cinergy consists of:

            (A)  600,000,000 shares of Cinergy Common Stock, of which 198,360,398 shares were issued and outstanding as of May 6, 2005; and

            (B)  10,000,000 shares of preferred stock, par value $.01 per share, none of which were issued and outstanding as of the date of this Agreement.

          As of March 31, 2005, 138,862 shares of Cinergy Common Stock were held in the treasury of Cinergy. As of the date of this Agreement, 5,837,978 shares of Cinergy Common Stock were subject to outstanding Cinergy Employee Stock Options (as defined in Section 5.06(a)) and 6,914,109 additional shares of Cinergy Common Stock were reserved for issuance pursuant to the Cinergy Corp. 1996 Long-Term Incentive Compensation Plan, Stock Option Plan, Employee Stock Purchase and Savings Plan, UK Sharesave Scheme, Retirement Plan for Directors, Directors' Deferred Compensation Plan, Directors' Equity Compensation Plan and any other compensatory plan, program or arrangement under which shares of Cinergy Common Stock are reserved for issuance (collectively, the "Cinergy Employee Stock Option Plans"). All of the issued and outstanding shares of Cinergy Common Stock are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable. Except as disclosed in this Section 3.01(b), as of the date of this Agreement there are no outstanding subscriptions, options, warrants, rights (including stock appreciation rights), preemptive rights or other contracts, commitments, understandings or arrangements, including any right of conversion or exchange under any outstanding security, instrument or agreement (together, "Options"), obligating Cinergy or any of its subsidiaries to issue or sell any shares of capital stock of Cinergy or to grant, extend or enter into any Option with respect thereto.

          (ii)   Except as permitted by this Agreement, all of the outstanding shares of capital stock of each subsidiary of Cinergy are duly authorized, validly issued, fully paid and nonassessable and are owned, beneficially and of record, by Cinergy or a subsidiary, free and clear of any liens, claims, mortgages, encumbrances, pledges, security interests, equities and charges of any kind (each a "Lien"), except for any of the foregoing that, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on Cinergy. There are no (A) outstanding Options obligating Cinergy or any of its subsidiaries to issue or sell any shares of capital stock of any subsidiary of Cinergy or to grant, extend or enter into any such Option or (B) voting trusts, proxies or other commitments, understandings, restrictions or arrangements in favor of any person other than Cinergy or a subsidiary wholly-owned, directly or indirectly, by Cinergy with respect to the voting of or the right to participate in dividends or other earnings on any capital stock of any subsidiary of Cinergy.

          (iii)  Cinergy is a "registered holding company" as defined under Section 2(a)(12) of the Public Utility Holding Company Act of 1935, as amended (the "1935 Act").

          (iv)  As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of Cinergy or any of its subsidiaries having the right to vote (or which are convertible into or exercisable for securities having the right to vote) (collectively, "Cinergy Voting Debt") on any matters on which Cinergy shareholders may vote are issued or outstanding nor are there any outstanding Options obligating Cinergy or any of its subsidiaries to issue or sell any Cinergy Voting Debt or to grant, extend or enter into any Option with respect thereto.

        (c)   Authority.    Cinergy has full corporate power and authority to enter into this Agreement, to perform its obligations hereunder and, subject to obtaining Cinergy Shareholder Approval (as defined in Section 3.01(p)), to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Cinergy and the consummation by Cinergy of the transactions contemplated hereby have been duly and validly adopted and approved by the Board of Directors of Cinergy, the Board of Directors of Cinergy has recommended approval of this Agreement by the shareholders of Cinergy and directed that this Agreement be submitted to the shareholders of Cinergy for their approval, and no other corporate proceedings on the part of Cinergy or its shareholders are necessary to authorize the execution, delivery and performance of this Agreement by Cinergy and the consummation by Cinergy of the Cinergy Merger and the other transactions contemplated hereby, other than obtaining Cinergy Shareholder Approval. This Agreement has been duly and validly executed and delivered by Cinergy and constitutes a legal, valid and binding obligation of Cinergy enforceable against Cinergy in accordance with its terms.

        (d)   No Conflicts; Approvals and Consents.

          (i)    The execution and delivery of this Agreement by Cinergy do not, and the performance by Cinergy of its obligations hereunder and the consummation of the Mergers and the other transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of Cinergy or any of its subsidiaries or any of the Cinergy Joint Ventures under, any of the terms, conditions or provisions of (A) the certificates or articles of incorporation or by-laws (or other comparable organizational documents) of Cinergy or any of its subsidiaries or any of the Cinergy Joint Ventures, or (B) subject to the obtaining of Cinergy Shareholder Approval and the taking of the actions described in paragraph (ii) of this Section 3.01(d) and obtaining the Duke Required Statutory Approvals (as defined in Section 3.02(d)(ii)), (x) any statute, law, rule, regulation or ordinance (together, "laws"), or any judgment, order, writ or decree (together, "orders"), of any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic, foreign or supranational (each, a "Governmental Authority") applicable to Cinergy or any of its subsidiaries or any of the Cinergy Joint Ventures or any of their respective assets or properties, or (y) any note, bond, mortgage, security agreement, agreement, indenture, franchise, concession, contract, lease or other instrument to which Cinergy or any of its subsidiaries or any of the Cinergy Joint Ventures is a party or by which Cinergy or any of its subsidiaries or any of the Cinergy Joint Ventures or any of their respective assets or properties is bound, excluding from the foregoing clauses (x) and (y) such items that, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on Cinergy.

          (ii)   Except for (A) compliance with, and filings under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"); (B) the filing with and, to the extent required, the declaration of effectiveness by the Securities and Exchange Commission (the "SEC") of (1) a proxy statement relating to the approval of this Agreement by Cinergy's shareholders (such proxy statement, together with the proxy statement relating to the approval of this Agreement by Duke's shareholders, in each case as amended or supplemented from time to time, the "Joint Proxy Statement") pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), (2) the registration statement on Form S-4 prepared in connection with the issuance of Company Common Stock in the Mergers (the "Form S-4") and (3) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby; (C) the filing of documents with various state securities authorities that may be required in connection with the transactions contemplated hereby; (D) such filings with and approvals of the NYSE to permit the shares of Company Common Stock that are to be issued pursuant to Article II to be listed on the NYSE; (E) the registration, consents, approvals and notices required under the 1935 Act; (F) notice to, and the consent and approval of, the Federal Energy Regulatory Commission (the "FERC") under Section 203 of the Federal Power Act, as amended (the "Power Act"), or an order under the Power Act disclaiming jurisdiction over the transactions contemplated hereby; (G) the filing of an application to, and consent and approval of, and issuance of any required licenses and license amendments by, the Nuclear Regulatory Commission (the "NRC") under the Atomic Energy Act of 1954, as amended (the "Atomic Energy Act"); (H) the filing of the Cinergy Certificate of Merger and other appropriate merger documents required by the DGCL with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Cinergy is qualified to do business; (I) compliance with and such filings as may be required under applicable Environmental Laws (as defined in Section 3.01(n)); (J) to the extent required, notice to and the approval of (1) the Public Utilities Commission of Ohio ("PUCO"), (2) the Indiana Utility Regulatory Commission ("IURC"), (3) the Kentucky Public Service Commission ("KPSC"), (4) the North Carolina Utilities Commission ("NCUC"), and (5) the Public Service Commission of South Carolina ("PSCSC" and, collectively with PUCO, IURC, KPSC, and NCUC, the "Applicable PSCs"); (K) required pre-approvals (the "FCC Pre-Approvals") of license transfers with the Federal Communications Commission (the "FCC"); (L) such other items as disclosed in Section 3.01(d) of the Cinergy Disclosure Letter; and (M) compliance with, and filings under, antitrust or competition laws of any foreign jurisdiction, including the Competition Act (Canada), Investment Canada Act

  and other applicable Canadian federal and provincial regulatory requirements (the items set forth above in clauses (A) through (H) and (J), collectively, the "Cinergy Required Statutory Approvals"), no consent, approval, license, order or authorization ("Consents") or action of, registration, declaration or filing with or notice to any Governmental Authority is necessary or required to be obtained or made in connection with the execution and delivery of this Agreement by Cinergy, the performance by Cinergy of its obligations hereunder or the consummation of the Mergers and the other transactions contemplated hereby, other than such items that the failure to make or obtain, as the case may be, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on Cinergy.

        (e)   SEC Reports, Financial Statements and Utility Reports.

          (i)    Cinergy and its subsidiaries have filed each form, report, schedule, registration statement, registration exemption, if applicable, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) required to be filed by Cinergy or any of its subsidiaries pursuant to the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act") or the Exchange Act with the SEC since January 1, 2002 (as such documents have since the time of their filing been amended or supplemented, the "Cinergy SEC Reports"). As of their respective dates, after giving effect to any amendments or supplements thereto, the Cinergy SEC Reports (A) complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, if applicable, as the case may be, and, to the extent in effect and applicable, the Sarbanes-Oxley Act of 2002 ("SOX"), and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (ii)   Each of the principal executive officer of Cinergy and the principal financial officer of Cinergy (or each former principal executive officer of Cinergy and each former principal financial officer of Cinergy, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of SOX and the rules and regulations of the SEC promulgated thereunder with respect to the Cinergy SEC Reports. For purposes of the preceding sentence, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in SOX. Since the effectiveness of SOX, neither Cinergy nor any of its subsidiaries has arranged any outstanding "extensions of credit" to directors or executive officers within the meaning of Section 402 of SOX.

          (iii)  The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Cinergy SEC Reports (the "Cinergy Financial Statements") complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments that were not or are note expected to be, individually or in the aggregate, materially adverse to Cinergy) the consolidated financial position of Cinergy and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended.

          (iv)  All filings (other than immaterial filings) required to be made by Cinergy or any of its subsidiaries since January 1, 2002, under the 1935 Act, the Power Act, the Communications Act of 1934 and applicable state laws and regulations, have been filed with the SEC, the FERC, the Department of Energy (the "DOE"), the FCC or any applicable state public utility commissions (including, to the extent required, PUCO, IURC and KPSC), as the case may be, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, including all rates, tariffs, franchises, service agreements and related documents and all such filings complied, as of their respective dates, with all applicable requirements of the applicable statute and the rules and regulations thereunder, except for filings the failure of which to make or the failure of which to make in compliance with all applicable requirements of the applicable statute and the rules and regulations thereunder, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on Cinergy.

          (v)   The management of Cinergy has (x) designed disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act), or caused such disclosure controls and procedures to be designed under their supervision, to ensure that material information relating to Cinergy, including its consolidated subsidiaries, is made known to the management of Cinergy by others within those entities, and (y) has disclosed, based on its most recent evaluation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act), to Cinergy's outside auditors and the audit committee of the Board of Directors of Cinergy (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Cinergy's ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Cinergy's internal control over financial reporting. Since December 31, 2004, any material change in internal control over financial reporting required to be disclosed in any Cinergy SEC Report has been so disclosed.

          (vi)  Since December 31, 2004, (x) neither Cinergy nor any of its subsidiaries nor, to the knowledge of the Executive Officers (for the purposes of this Section 3.01(e)(vi), as such term is defined in Section 3b-7 of the Exchange Act) of Cinergy, any director, officer, employee, auditor, accountant or representative of Cinergy or any of its subsidiaries has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Cinergy or any of its subsidiaries or their respective internal accounting controls relating to periods after December 31, 2004, including any material complaint, allegation, assertion or claim that Cinergy or any of its subsidiaries has engaged in questionable accounting or auditing practices (except for any of the foregoing after the date hereof which have no reasonable basis), and (y) to the knowledge of the Executive Officers of Cinergy, no attorney representing Cinergy or any of its subsidiaries, whether or not employed by Cinergy or any of its subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation, relating to periods after December 31, 2004, by Cinergy or any of its officers, directors,employees or agents to the Board of Directors of Cinergy or any committee thereof or to any director or Executive Officer of Cinergy.

        (f)    Absence of Certain Changes or Events.    Since December 31, 2004, through the date hereof, there has not been any change, event or development that, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on Cinergy.

        (g)   Absence of Undisclosed Liabilities.    Except for matters reflected or reserved against in the balance sheet (or notes thereto) as of December 31, 2004, included in the Cinergy Financial Statements, as of the date of this Agreement, neither Cinergy nor any of its subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature that would be required by GAAP to be reflected on a consolidated balance sheet of Cinergy and its consolidated subsidiaries (including the notes thereto), except liabilities or obligations (i) that were incurred in the ordinary course of business consistent with past practice since December 31, 2004, or (ii) that, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on Cinergy.

        (h)   Legal Proceedings.    Except for environmental matters, which are the subject of Section 3.01(n), as of the date of this Agreement, (i) there are no actions, suits, arbitrations or proceedings pending or, to the knowledge of Cinergy, threatened against, relating to or affecting, nor to the knowledge of Cinergy are there any Governmental Authority investigations or audits pending or threatened against, relating to or affecting, Cinergy or any of its subsidiaries or any of the Cinergy Joint Ventures or any of their respective assets and properties that, in each case, individually or in the aggregate, have had or could reasonably be expected to have a material adverse effect on Cinergy, and (ii) neither Cinergy nor any of its subsidiaries is subject to any order of any Governmental Authority that, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on Cinergy.

        (i)    Information Supplied.    None of the information supplied or to be supplied by Cinergy for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement will, at the date it is first mailed to Cinergy's shareholders or Duke's shareholders or at the time of the Cinergy Shareholders Meeting (as defined in Section 5.01) or the Duke Shareholders Meeting (as defined in Section 5.01), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by Cinergy with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Duke for inclusion or incorporation by reference in the Joint Proxy Statement.

        (j)    Permits; Compliance with Laws and Orders.    Cinergy, its subsidiaries and the Cinergy Joint Ventures hold all permits, licenses, certificates, authorizations and approvals of all Governmental Authorities ("Permits") necessary for the lawful conduct of their respective businesses, except for failures to hold such Permits that, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on Cinergy. Cinergy, its subsidiaries and the Cinergy Joint Ventures are in compliance with the terms of their Permits, except failures so to comply that, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on Cinergy. Cinergy, its subsidiaries and the Cinergy Joint Ventures are not in violation of or default under any law or order of any Governmental Authority, except for such violations or defaults that, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on Cinergy. Cinergy is, and has been, in compliance in all material respects with (i) the provisions of SOX applicable to it on or prior to the date hereof and has implemented such programs and has taken all reasonable steps necessary to ensure Cinergy's future compliance (not later than the relevant statutory and regulatory deadlines therefore) with all provisions of SOX which shall become applicable to Cinergy after the date hereof and (ii) the applicable listing standards and corporate governance rules and regulations of the NYSE. This Section 3.01(j) does not relate to matters with respect to taxes, such matters being the subject of Section 3.01(k), Environmental Laws, such matters being the subject of Section 3.01(n) and benefits plans, such matters being the subject of Section 3.01(l).

        (k)   Taxes.    Except as has not had, and could not reasonably be expected to have, a material adverse effect on Cinergy:

          (i)    Each of Cinergy and its subsidiaries has timely filed, or has caused to be timely filed on its behalf, all Tax Returns (as defined below) required to be filed by it, and all such Tax Returns are true, complete and accurate. All Taxes (as defined below) shown to be due and owing on such Tax Returns have been timely paid.

          (ii)   The most recent financial statements contained in the Cinergy SEC Reports filed prior to the date of This Agreement reflect, in accordance with GAAP, an adequate reserve for all Taxes payable by Cinergy and its subsidiaries for all taxable periods through the date of such financial statements.

          (iii)  There is no audit, examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes or Tax Return of Cinergy or its subsidiaries, to the knowledge of Cinergy, neither Cinergy nor any of its subsidiaries has received written notice of any claim made by a governmental authority in a jurisdiction where Cinergy or any of its subsidiaries, as applicable, does not file a Tax Return, that Cinergy or such subsidiary is or may be subject to income taxation by that jurisdiction, no deficiency with respect to any Taxes has been proposed, asserted or assessed against Cinergy or any of its subsidiaries, and no requests for waivers of the time to assess any Taxes are pending.

          (iv)  The federal income Tax Returns of Cinergy and its subsidiaries have been examined by and settled with the Internal Revenue Service ("IRS") (or the applicable statutes of limitation have lapsed) for all years through 1990. All material assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

          (v)   There are no outstanding written agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against Cinergy or any of its subsidiaries, and no power of attorney granted by either Cinergy or any of its subsidiaries with respect to any Taxes is currently in force.

          (vi)  Neither Cinergy nor any of its subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes imposed on or with respect to any individual or other Person (other than (I) such agreements with customers, vendors, lessors or the like entered into in the ordinary course of business and (II) agreements with or among Cinergy or any of its subsidiaries), and neither Cinergy nor any of its subsidiaries (A) has been a member of an affiliated group (or similar state, local or foreign filing group) filing a consolidated U.S. federal income Tax Return (other than the group the common parent of which is Cinergy) or (B) has any liability for the Taxes of any person (other than Cinergy or any of its subsidiaries) (I) under Treasury Regulation ss. 1.1502-6 (or any similar provision of state, local or foreign law), or (II) as a transferee or successor.

          (vii) There are no material Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of Cinergy and its subsidiaries.

          (viii)   Neither Cinergy nor any of its subsidiaries has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent or impede either the Duke Reorganization from qualifying as a reorganization under Section 368(a) of the Code or the Cinvergy Merger from qualifying as a reorganization under Section 368(a) of the Code.

          For purposes of this Agreement:

            "Taxes" means any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any governmental authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits,gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers' compensation, or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem or value added.

            "Tax Return" means any return, report or similar statement (including the schedules attached thereto) required to be filed with respect to Taxes, including, without limitation, any information return, claim for refund,amended return, or declaration of estimated Taxes.

        (l)    Employee Benefit Plans; ERISA.

          (i)    Except for such matters that, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on Cinergy, (A) all Cinergy Employee Benefit Plans (as defined below) are in compliance with all applicable requirements of law, including ERISA (as defined below) and the Code, and (B) there does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a liability of Cinergy or any of its subsidiaries following the Closing. The only material employment agreements, severance agreements or severance policies applicable to Cinergy or any of its subsidiaries are the agreements and policies disclosed in Section 3.01(l)(i) of the Cinergy Disclosure Letter.

          (ii)   As used herein:

            (A)  "Controlled Group Liability" means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, and (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

            (B)  "Cinergy Employee Benefit Plan" means any Plan entered into, established, maintained, sponsored, contributed to or required to be contributed to by Cinergy or any of its subsidiaries for the benefit of the current or former employees or directors of Cinergy or any of its subsidiaries and existing on the date of this Agreement or at any time subsequent thereto and, in the case of a Plan (as defined below) that is subject to Part 3 of Title I of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder ("ERISA"), Section 412 of the Code or Title IV of ERISA, at any time during the five-year period preceding the date of this Agreement with respect to which Cinergy or any of its subsidiaries has or could reasonably be expected to have any present or future actual or contingent liabilities;

            (C)  "Plan" means any employment, bonus, incentive compensation, deferred compensation, long term incentive,pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, accident, disability, workmen's compensation or other insurance, severance, separation, termination, change of control or other benefit plan, agreement, practice, policy,program, scheme or arrangement of any kind, whether written or oral,including any "employee benefit plan" within the meaning of Section3(3) of ERISA; and

          (iii)  No event has occurred, and there exists no condition or set of circumstances in connection with any Cinergy Employee Benefit Plan, that has had or could reasonably be expected to have a material adverse effect on Cinergy.

          (iv)  Section 3.01(l)(iv) of the Cinergy Disclosure Letter identifies each Cinergy Employee Benefit Plan that provides, upon the occurrence of a change in the ownership or effective control of Cinergy or its subsidiaries or a change in the ownership of all or a substantial portion of the assets of Cinergy or its subsidiaries, either alone or upon the occurrence of any additional or subsequent events and whether or not applicable to the transactions contemplated by this Agreement, for (A) and acceleration of the time of payment of or vesting in, or an increase in the amount of, compensation or benefits due any current or former employee, director or officer of Cinergy or its subsidiaries, (B) any forgiveness of indebtedness or obligation to fund benefits with respect to any such employee, director or officer, or (C) an entitlement of any such employee, director or officer to severance pay, unemployment compensation or any other payment or other benefit.

        (m)  Labor Matters.    As of the date hereof, neither Cinergy nor any of its subsidiaries is a party to, bound by or in the process of negotiating any collective bargaining agreement or other labor agreement with any union or labor organization. As of the date of this Agreement, there are no disputes, grievances or arbitrations pending or, to the knowledge of Cinergy, threatened between Cinergy or any of its subsidiaries and any trade union or other representatives of its employees and there is no charge or complaint pending or threatened in writing against Cinergy or any of its subsidiaries before the National Labor Relations Board (the "NLRB") or any similar Governmental Authority, except in each case as, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on Cinergy, and, to the knowledge of Cinergy, as of the date of this Agreement, there are no material organizational efforts presently being made involving any of the employees of Cinergy or any of its subsidiaries. From December 31, 2002, to the date of this Agreement, there has been no work stoppage, strike, slowdown or lockout by or affecting employees of Cinergy or any of its subsidiaries and, to the knowledge of Cinergy, no such action has been threatened in writing, except in each case as, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on Cinergy. Except as, individually or in the aggregate, has not had and could not reasonably be expected to have a material adverse effect on Cinergy: (A) there are no litigations, lawsuits, claims, charges, complaints, arbitrations, actions, investigations or proceedings pending or, to the knowledge of Cinergy, threatened between or involving Cinergy or any of its subsidiaries and any of their respective current or former employees, independent contractors, applicants for employment or classes of the foregoing; (B) Cinergy and its subsidiaries are in compliance with all applicable laws,orders, agreements, contracts and policies respecting employment and employment practices, including, without limitation, all legal requirements respecting terms and conditions of employment, equal opportunity, workplace health and safety, wages and hours, child labor, immigration, discrimination, disability rights or benefits, facility closures and layoffs, workers' compensation, labor relations, employee leaves and unemployment insurance; and (C) since January 1, 2002, neither Cinergy nor any of its subsidiaries has engaged in any "plant closing" or "mass layoff", as defined in the Worker Adjustment Retraining and Notification Act or any comparable state or local law (the "WARN Act"), without complying with the notice requirements of such laws.

        (n)   Environmental Matters.

          (i)    Each of Cinergy, its subsidiaries and the Cinergy Joint Ventures has been and is in compliance with all applicable Environmental Laws (as hereinafter defined), except where the failure to be in such compliance, individually or in the aggregate, has not had and could not reasonably be expected to have a material adverse effect on Cinergy.

          (ii)   Each of Cinergy, its subsidiaries and the Cinergy Joint Ventures has obtained all environmental Permits (collectively, the "Environmental Permits") necessary for the construction of their facilities and the conduct of their operations as of the date of this Agreement, as applicable, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and Cinergy, its subsidiaries and the Cinergy Joint Ventures are in compliance with all terms and conditions of the Environmental Permits, except where the failure to obtain such Environmental Permits, of such Permits to be in good standing or, where applicable, of a renewal application to have been timely filed and be pending or to be in such compliance, individually or in the aggregate, has not had and could not reasonably be expected to have a material adverse effect on Cinergy.

          (iii)  There is no Environmental Claim (as herein after defined) pending:

            (A)  against Cinergy or any of its subsidiaries or any of the Cinergy Joint Ventures;

            (B)  to the knowledge of Cinergy, against any person or entity whose liability for such Environmental Claim has been retained or assumed either contractually or by operation of law by Cinergy or any of its subsidiaries or any of the Cinergy Joint Ventures; or

            (C)  against any real or personal property or operations that Cinergy or any of its subsidiaries or any of the Cinergy Joint Ventures owns, leases or manages, in whole or in part, or, to the knowledge of Cinergy, formerly owned, leased or managed, in whole or in part,except in the case of clause (A), (B) or (C) for such Environmental Claims that, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on Cinergy.

          (iv)  To the knowledge of Cinergy, there have not been any Releases (as hereinafter defined) of any Hazardous Material (as herein after defined) that would be reasonably likely to form the basis of any Environmental Claim against Cinergy or any of its subsidiaries or any of the Cinergy Joint Ventures, in each case, except for such Releases that, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on Cinergy.

          (v)   As used in this Section 3.01(n) and in Section3.02(n):

            (A)  "Environmental Claim" means any and all administrative, regulatory or judicial actions, suits, orders, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance, liability or violation (written or oral) by any person or entity (including any Governmental Authority) alleging potential liability (including potential responsibility or liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from

              (1)   the presence or Release into the environment of any Hazardous Materials at any location;

              (2)   circumstances forming the basis of any actual or alleged violation of, or liability under, any Environmental Law or Environmental Permit; or

              (3)   any and all claims by any-third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of, or exposure to, any Hazardous Materials;

            (B)  "Environmental Laws" means all domestic or foreign Federal, state and local laws, principles of common law and orders relating to pollution, the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment including laws relating to the presence or Release of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of, or exposure to, Hazardous Materials;

            (C)  "Hazardous Materials" means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and polychlorinated biphenyls; and (b) any chemical, material, substance or waste that is now prohibited, limited or regulated under any Environmental Law; and

            (D)  "Release" means any actual or threatened release, spill, emission, leaking, injection, deposit, disposal,discharge, dispersal, leaching or migration into the atmosphere, soil,surface water, groundwater or property.

        (o)   No Ownership of Nuclear Power Plants.    None of Cinergy, any of its subsidiaries or any Cinergy Joint Venture owns, directly or indirectly, any interest in any nuclear generation station or manages or operates any nuclear generation station.

        (p)   Vote Required.    Assuming the accuracy of the representation and warranty contained in Section 3.02(r), the affirmative vote of the holders of record of at least a majority of the outstanding shares of Cinergy Common Stock, with respect to the approval of this Agreement (the "Cinergy Shareholder Approval"), is the only vote of the holders of any class or series of the capital stock of Cinergy or its subsidiaries required to approve this Agreement, the Cinergy Merger and the other transactions contemplated hereby.

        (q)   Opinion of Financial Advisor.    Cinergy has received the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, dated the date of this Agreement, to the effect that, as of the date of this Agreement, the Cinergy Exchange Ratio is fair from a financial point of view to the holders of Cinergy Common Stock.

        (r)   Ownership of Duke Capital Stock.    Neither Cinergy or any of its subsidiaries or other affiliates beneficially owns any shares of Duke capital stock.

        (s)   Section 203 of the DGCL Not Applicable; Other Statutes.    Cinergy has taken all necessary actions, if any, so that the provisions of Section 203 of the DGCL will not, before the termination of this Agreement, apply to this Agreement, the Cinergy Merger or the other transactions contemplated hereby. No "fair price", "merger moratorium", "control share acquisition", or other anti-takeover or similar statute or regulation applies or purports to apply to this Agreement, the Cinergy Merger or the other transactions contemplated hereby.

        (t)    Joint Venture Representations.    Each representation or warranty made by Cinergy in this Section 3.01 relating to a Cinergy Joint Venture that is neither operated nor managed by Cinergy or a Cinergy subsidiary shall be deemed made only to the knowledge of Cinergy.

        (u)   Insurance.    Except for failures to maintain insurance or self-insurance that, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on Cinergy, from January 1, 2004, through the date of this Agreement, each of Cinergy and its subsidiaries has been continuously insured with financially responsible insurers or has self-insured, in each case in such amounts and with respect to such risks and losses as are customary for companies in the United States conducting the business conducted by Cinergy and its subsidiaries during such time period. Neither Cinergy nor any of its subsidiaries has received any notice of cancellation or termination with respect to any insurance policy of Cinergy or any of its subsidiaries, except with respect to any cancellation or termination that, individually or in the aggregate, has not had and could not reasonably be expected to have a material adverse effect on Cinergy.

        (v)   Trading.    Cinergy has established risk parameters, limits and guidelines in compliance with the risk management policy approved by Cinergy's Board of Directors (the "Cinergy Trading Guidelines") to restrict the level of risk that Cinergy and its subsidiaries are authorized to take with respect to, among other things, the net position resulting from all physical commodity transactions, exchange-traded futures and options transactions, over-the-counter transactions and derivatives thereof and similar transactions (the "Net Cinergy Position") and monitors compliance by Cinergy and its subsidiaries with such risk parameters. Cinergy has provided the Cinergy Trading Guidelines to Duke prior to the date of this Agreement. As of the date of this Agreement, (i) the Net Cinergy Position is within the risk parameters that are set forth in the Cinergy Trading Guidelines and (ii) the exposure of Cinergy and its subsidiaries with respect to the Net Cinergy Position resulting from all such transactions is not material to Cinergy and its subsidiaries taken as a whole. From December 31, 2004 to the date of this Agreement, neither Cinergy nor any of its subsidiaries has, in accordance with its mark to market accounting policies, experienced an aggregate net loss in its trading and related operations that would be material to Cinergy and its subsidiaries taken as a whole.

        Section 3.02    Representations and Warranties of Duke.    Except as set forth in the letter dated the date of this Agreement and delivered to Cinergy by Duke concurrently with the execution and delivery of this Agreement (the "Duke Disclosure Letter") or, to the extent the qualifying nature of such disclosure is readily apparent therefrom, as set forth in the Duke SEC Reports (as defined in Section 3.02(e)) filed on or after January 1, 2004 and prior to the date hereof, Duke represents and warrants to Cinergy as follows:

        (a)   Organization and Qualification.

          (i)    Each of Duke and its subsidiaries is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of its jurisdiction of organization and has full power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties, except for such failures to be so organized, existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) or to have such power and authority that, individually or in the aggregate, have not had and could not be reasonably expected to have a material adverse effect (as defined in Section 8.03) on Duke. Each of Duke and its subsidiaries is duly qualified, licensed or admitted to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing (with respect to jurisdictions that recognize the concept of good standing) that, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on Duke. Section 3.02(a) of the Duke Disclosure Letter sets forth as of the date of this Agreement the name and jurisdiction of organization of each subsidiary of Duke. Each of the Company, Merger Sub A and Merger Sub B is a newly formed corporation and has engaged in no activities except as contemplated by this Agreement.

          (ii)   Section 3.02(a) of the Duke Disclosure And authority forth a description as of the date of this Agreement, of all Duke Joint Ventures, including (x) the name of each such entity and (y) a brief description of the principal line or lines of business conducted by each such entity.

          (iii)  Except for interests in the subsidiaries of Duke, the Duke Joint Ventures and interests acquired after the date of this Agreement without violating any covenant or agreement set forth herein, Duke does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any person, in which the invested capital associated with such interest individually as of the date of this Agreement exceeds $100,000,000.

        (b)   Capital Stock.

          (i)    The authorized capital stock of Duke consists of:

            (A)  2,000,000,000 shares of Duke Common Stock, of which 926,431,621 shares were outstanding as of the close of business on May 6, 2005;

            (B)  1,500,000 shares of Preference Stock, par value $100 per share ("Duke Preference Stock"), none of which were outstanding as of the date of this Agreement;

            (C)  20,000,000 shares of Serial Preferred , no par value, none of which were outstanding as of the date of this Agreement;

            (D)  12,500,000 shares of Duke Preferred Stock,of which 1,234,984 shares were outstanding as of the date of this Agreement, issued in the following series:

              (1)   175,000 shares of 4.5% Cumulative Preferred Stock, Series C;

              (2)   300,000 shares of 7.85% Cumulative Preferred Stock, Series S;

              (3)   249,989 shares of 7.0% Cumulative Preferred Stock, Series W; and

              (4)   299,995 shares of 7.04% Cumulative Preferred Stock, Series Y; and

            (E)  10,000,000 shares of Duke Preferred Stock A, of which 1,257,185 shares were outstanding as of the date of this Agreement, issued as 6.375% Cumulative Preferred Stock A.

  As of the date of this Agreement, no shares of Duke Common Stock are held in the treasury of Duke. As of the date of this Agreement, (x) 1,500,000 shares of Duke Preference Stock are designated Series A Participating Preference Stock (the "Duke Series A Preference Stock") and are reserved for issuance in accordance with the Rights Agreement dated as of December 17, 1998, as amended, by and between Duke and The Bank of New York, as Rights Agent, pursuant to which Duke has issued rights (the "Duke Rights") to purchase such shares of Duke Series A Preference Stock and (y) 26,635,301 shares of Duke Common Stock were subject to outstanding Duke Employee Stock Options (as defined in Section 5.06(b)), and 24,294,199 additional shares of Duke Common Stock were reserved for issuance pursuant to the Duke Power Company Stock Incentive Plan and the Duke 1998 Long-Term Incentive Plan and any other compensatory plan, program or arrangement under which shares of Duke Common Stock are reserved for issuance (collectively, the "Duke Option Plans"). All of the issued and outstanding shares of Duke Common Stock are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable. Except as disclosed in this Section 3.02(b), on the date of this Agreement there are no outstanding Options obligating Duke or any of its subsidiaries to issue or sell any shares of capital stock of Duke or to grant, extend or enter into any Option with respect thereto.

          (ii)   Except as permitted by this Agreement, all of the outstanding shares of capital stock of each subsidiary of Duke are duly authorized, validly issued, fully paid and nonassessable and are owned, beneficially and of record, by Duke or a subsidiary, free and clear of any Liens, except for any of the foregoing that, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on Duke. All of the outstanding shares of capital stock of the Company, Merger Sub A and Merger Sub B are duly authorized, validly issued, fully paid and nonassessable and are owned, beneficially and of record, by Duke (in the case of shares of capital stock of the Company) or by the Company (in the case of capital stock of Merger Sub A and Merger Sub B). The shares of the Company owned by Duke, and the shares of each of Merger Sub A and Merger Sub B owned by the Company, are owned free and clear of any Lien. There are no (A) outstanding Options obligating Duke or any of its subsidiaries to issue or sell any shares of capital stock of any subsidiary of Duke or to grant, extend or enter into any such Option or (B) voting trusts, proxies or other commitments, understandings, restrictions or arrangements in favor of any person other than Duke or a subsidiary wholly-owned, directly or indirectly, by Duke with respect to the voting of or the right to participate in dividends or other earnings on any capital stock of any subsidiary of Duke.

          (iii)  As of the date of this Agreement, none of the subsidiaries of Duke or the Duke Joint Ventures is a "public utility company", a "holding company", a "subsidiary company" or an "affiliate" of any holding company within the meaning of Section 2(a)(5), 2(a)(7), 2(a)(8) or 2(a)(11) of the 1935 Act, respectively. None of Duke, its subsidiaries and the Duke Joint Ventures is registered under the 1935 Act.

          (iv)  As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of Duke or any of its subsidiaries having the right to vote (or which are convertible into or exercisable for securities having the right to vote) (collectively, "Duke Voting Debt") on any matters on which Duke shareholders may vote are issued or outstanding nor are there any outstanding Options obligating Duke or any of its subsidiaries to issue or sell any Duke Voting Debt or to grant, extend or enter into any Option with respect thereto.

          (v)   Each share of Company Common Stock to be issued in either the Duke Merger or the Cinergy Merger shall be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens.

        (c)   Authority.    Duke has full corporate power and authority to enter into this Agreement, to perform its obligations hereunder and, subject to obtaining Duke Shareholder Approval (as defined in Section3.02(p)), to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Duke and the consummation by Duke of the transactions contemplated hereby have been duly and validly adopted and approved by the Board of Directors of Duke, the Board of Directors of Duke has recommended approval of this Agreement by the shareholders of Duke and directed that this Agreement be submitted to the shareholders of Duke for their approval, and no other corporate proceedings on the part of Duke or its shareholders are necessary to authorize the execution, delivery and performance of this Agreement by Duke and the consummation by Duke of the Duke Merger, the Duke Conversion, the Restructuring Transactions and the other transactions contemplated hereby, other than obtaining Duke Shareholders Approval. This Agreement has been duly and validly executed and delivered by Duke and constitutes a legal, valid and binding obligation of Duke enforceable against Duke in accordance with its terms.

        (d)   No Conflicts; Approvals and Consents.

          (i)    The execution and delivery of this Agreement by Duke do not, and the performance by Duke of its obligations hereunder and the consummation of the Mergers, the Duke Conversion, the Restructuring Transactions and the other transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of Duke or any of its subsidiaries or any of the Duke Joint Ventures under, any of the terms, conditions or provisions of (A) the certificates or articles of incorporation or by-laws (or other comparable organizational documents) of Duke or any of its subsidiaries or any of the Duke Joint Ventures, or (B) subject to the obtaining of Duke Shareholder Approval and the taking of the actions described in paragraph (ii) of this Section 3.02(d) and obtaining the Cinergy Required Statutory Approvals, (x) any laws or orders of any Governmental Authority applicable to Duke or any of its subsidiaries or any of the Duke Joint Ventures or any of their respective assets or properties, or (y) any note, bond, mortgage, security agreement, agreement, indenture, license, franchise, permit, concession, contract, lease or other instrument to which Duke or any of its subsidiaries or any of the Duke Joint Ventures is a party or by which Duke or any of its subsidiaries or any of the Duke Joint Ventures or any of their respective assets or properties is bound, excluding from the foregoing clauses (x) and (y) such items that, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on Duke.

          (ii)   Except for (A) compliance with, and filings under, the HSR Act; (B) the filing with, and to the extent required, the declaration of effectiveness by, the SEC of (1) the Joint Proxy Statement with the SEC pursuant to the Exchange Act, (2) the Form S-4 and (3) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby; (C) the filing of documents with various state securities authorities that may be required in connection with the transactions contemplated hereby; (D) such filings with and approvals of the NYSE to permit the shares of Company Common Stock that are to be issued pursuant to Article II to be listed on the NYSE; (E) the registration, consents, approvals and notices required under the 1935 Act; (F) notice to, and the consent and approval of, FERC under Section 203 of the Power Act, or an order under the Power Act disclaiming jurisdiction over the transactions contemplated hereby; (G) the filing of an application to, and consent and approval of, and issuance of any required licenses and license amendments by, the NRC under the Atomic Energy Act; (H) the filing of the Duke Articles of Merger, the Duke Articles of Conversion and other appropriate merger documents required by the NCBCA and the NCLLCA with the Secretary of State of the State of North Carolina and appropriate documents with the relevant authorities of other states in which Duke is qualified to do business; (I) compliance with and such filings as may be required under applicable Environmental Laws; (J) to the extent required, notice to and the approval of, the Applicable PSCs; (K) the FCC Pre-Approvals; (L) such other items as disclosed in Section 3.02(d) of the Duke Disclosure Letter; and (M) compliance with, and filings under, antitrust or competition laws of any foreign jurisdiction, including the Competition Act (Canada), Investment Canada Act, and other applicable Canadian federal and provincial regulatory requirements (the items set forth above in clauses (A) through (H) and (J) collectively, the "Duke Required Statutory Approvals"), no Consents or action of, registration, declaration or filing with or notice to any Governmental Authority is necessary or required to be obtained or made in connection with the execution and delivery of this Agreement by Duke, the performance by Duke of its obligations hereunder or the consummation of the Mergers, the Duke Conversion, the Restructuring Transactions and the other transactions contemplated hereby, other than such items that the failure to make or obtain, as the case may be, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on Duke.

        (e)   SEC Reports, Financial Statements and Utility Reports.

          (i)    Duke and its subsidiaries have filed each form, report, schedule, registration statement, registration exemption, if applicable, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) required to be filed by Duke or any of its subsidiaries pursuant to the Securities Act or the Exchange Act with the SEC since January 1, 2002 (as such documents have since the time of their filing been amended or supplemented, the "Duke SEC Reports"). As of their respective dates, after giving effect to any amendments or supplements thereto, the Duke SEC Reports (A) complied as to form in all material respects with the requirements of the Securities Actor the Exchange Act, if applicable, as the case may be, and, to the extent in effect applicable, SOX and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (ii)   Each of the principal executive officer of Duke and the principal financial officer of Duke (or each former principal executive officer of Duke and each former principal financial officer of Duke, as applicable) has made all certifications required by Rule 13a-14 or15d-14 under the Exchange Act or Sections 302 and 906 of SOX and the rules and regulations of the SEC promulgated thereunder with respect to the Duke SEC Reports. For purposes of the preceding sentence, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in SOX. Since the effectiveness of SOX, neither Duke nor any of its subsidiaries has arranged any outstanding "extensions of credit" to directors or executive officers within the meaning of Section 402 of SOX.

          (iii)  The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Duke SEC Reports (the "Duke Financial Statements") complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments that were not or are not expected to be, individually or in the aggregate, materially adverse to Duke) the consolidated financial position of Duke and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended.

          (iv)  All filings (other than immaterial filings) required to be made by Duke or any of its subsidiaries since January 1, 2002, under the 1935 Act, the Power Act, the Atomic Energy Act, the Natural Gas Act, the Natural Gas Policy Act of 1978, the Communications Act of 1934 and applicable state laws and regulations, have been filed with the SEC, the FERC, the DOE, the NRC, the FCC or any applicable state public utility commissions (including, to the extent required, NCUC and PSCSC), as the case may be, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, including all rates, tariffs, franchises, service agreements and related documents and all such filings complied, as of their respective dates, with all applicable requirements of the applicable statute and the rules and regulations thereunder, except for filings the failure of which to make or the failure of which to make in compliance with all requirements of the applicable statute and the rules and regulations thereunder, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on Duke.

          (v)   The management of Duke has (x) designed disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act), or caused such disclosure controls and procedures to be designed under their supervision to ensure that material information relating to Duke, including its consolidated subsidiaries, is made known to the management of Duke by others within those entities, and (y) has disclosed, based on its most recent evaluation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act), to Duke's outside auditors and the audit committee of the Board of Directors of Duke (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Duke's ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Duke's internal control over financial reporting. Since December 31, 2004, any material change in internal control over financial reporting required to be disclosed in any Duke SEC Report has been so disclosed.

          (vi)  Since December 31, 2004, (x) neither Duke nor any of its subsidiaries nor, to the knowledge of the Executive Officers (for the purpose of this Section 3.02(e)(vi), as such term is defined in Section 3b-7 of the Exchange Act) of Duke, any director, officer, employee, auditor, accountant or representative of Duke or any of its subsidiaries has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Duke or any of its subsidiaries or their respective internal accounting controls relating to periods after December 31, 2004, including any material complaint, allegation, assertion or claim that Duke or any of its subsidiaries has engaged in questionable accounting or auditing practices (except for any of the foregoing after the date hereof which have no reasonable basis), and (y) to the knowledge of the Executive Officers of Duke, no attorney representing Duke or any of its subsidiaries, whether or not employed by Duke or any of its subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation, relating to periods after December 31, 2004, by Duke or any of its officers, directors, employees or agents to the Board of Directors of Duke or any committee thereof or, to any director or Executive Officer of Duke.

        (f)    Absence of Certain Changes or Events.    Since December 31,2004 through the date hereof, there has not been any change, event or development that, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on Duke.

        (g)   Absence of Undisclosed Liabilities.    Except for matters reflected or reserved against in the balance sheet (or notes thereto) as of December 31, 2004, included in the Duke Financial Statements, as of the date of this Agreement, neither Duke nor any of its subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature that would be required by GAAP to be reflected on a consolidated balance sheet of Duke and its consolidated subsidiaries (including the notes thereto), except liabilities or obligations (i) that were incurred in the ordinary course of business consistent with past practice since December 31, 2004, or (ii) that, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on Duke.

        (h)   Legal Proceedings.    Except for environmental matters, which are the subject of Section 3.02(n), as of the date of this Agreement, (i) there are no actions, suits, arbitrations or proceedings pending or, to the knowledge of Duke, threatened against, relating to or affecting, nor to the knowledge of Duke are there any Governmental Authority investigations or audits pending or threatened against, relating to or affecting, Duke or any of its subsidiaries or any of the Duke Joint Ventures or any of their respective assets and properties that, in each case, individually or in the aggregate, have had or could reasonably be expected to have a material adverse effect on Duke, and (ii) neither Duke nor any of its subsidiaries is subject to any order of any Governmental Authority that, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on Duke.

        (i)    Information Supplied.    None of the information supplied or to be supplied by Duke for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement will, at the date it is first mailed to Cinergy's shareholders or Duke's shareholders or at the time of the Cinergy Shareholders Meeting or the Duke Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by Duke with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Cinergy for inclusion or incorporation by reference in the Joint Proxy Statement.

        (j)    Permits; Compliance with Laws and Orders.    Duke, its subsidiaries and the Duke Joint Ventures hold all Permits necessary for the lawful conduct of their respective businesses, except for failures to hold such Permits that, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on Duke. Duke, its subsidiaries and the Duke Joint Ventures are in compliance with the terms of their Permits, except failures so to comply that, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on Duke. Duke, its subsidiaries and the Duke Joint Ventures are not in violation of or default under any law or order of any Governmental Authority, except for such violations or defaults that, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on Duke. Duke is, and has been, in compliance in all material respects with (i) the provisions of SOX applicable to it on or prior to the date hereof and has implemented such programs and has taken all reasonable steps necessary to ensure Duke's future compliance (not later than the relevant statutory and regulatory deadlines therefore) with all provisions of SOX which shall become applicable to Duke after the date hereof and (ii) the applicable listing standards and corporate governance rules and regulations of the NYSE. This Section 3.02(j) does not relate to matters with respect to taxes, such matters being the subject of Section 3.02(k), Environmental Laws, such matters being the subject of Section 3.02(n), benefits plans, such matters being the subject of Section 3.02(l), and nuclear power plants, such matters being the subject of Section 3.02(o).

        (k)   Taxes.    Except as has not had, and could not reasonably be expected to have, a material adverse affect on Duke:

          (i)    Each of Duke and its subsidiaries has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate. All Taxes shown to be due and owing on such Tax Returns have been timely paid.

          (ii)   The most recent financial statements contained in the Duke SEC Reports filed prior to the date of this Agreement reflect, in accordance with GAAP, an adequate reserve for all Taxes payable by Duke and its subsidiaries for all taxable periods through the date of such financial statements.

          (iii)  There is no audit, examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes or Tax Return of Duke or its subsidiaries, to the knowledge of Duke, neither Duke nor any of its subsidiaries has received written notice of any claim made by a governmental authority in a jurisdiction where Duke or any of its subsidiaries, as applicable, does not file a Tax Return, that Duke or such subsidiary is or may be subject to income taxation by that jurisdiction, no deficiency with respect to any Taxes has been proposed, asserted or assessed against Duke or any of its subsidiaries, and no requests for waivers of the time to assess any Taxes are pending.

          (iv)  The federal income Tax Returns of Duke and its subsidiaries have been examined by and settled with the IRS (or the applicable statutes of limitation have lapsed) for all years through 1994. All material assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

          (v)   There are no outstanding written agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against Duke or any of its subsidiaries, and no power of attorney granted by either Duke or any of its subsidiaries with respect to any Taxes is currently in force.

          (vi)  Neither Duke nor any of its subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes imposed on or with respect to any individual or other Person (other than (I) such agreements with customers, vendors, lessors or the like entered into in the ordinary course of business, and (II) agreements with or among Duke or any of its subsidiaries), and neither Duke nor any of its subsidiaries (A) has been a member of an affiliated group (or similar state, local or foreign filing group) filing a consolidated U.S. federal income Tax Return (other than the group the common parent of which is Duke) or (B) has any liability for the Taxes of any person (other than Duke or any of its subsidiaries) (I) under Treasury Regulation ss. 1.1502-6 (or any similar provision of state, local or foreign law), or (II) as a transferee or successor.

          (vii) There are no material Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of Duke and its subsidiaries.

          (viii)   Neither Duke nor any of its subsidiaries has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent or impede either the Duke Reorganization from qualifying as a reorganization under Section 368(a) of the Code or the Cinergy Merger from qualifying as a reorganization under Section 368(a) of the Code.

        (l)    Employee Benefit Plans; ERISA.

          (i)    Except for such matters that, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on Duke, (A) all Duke Employee Benefit Plans (as defined below) are in compliance with all applicable requirements of law, including ERISA (as defined below) and the Code, and (B) there does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a liability of Duke or any of its subsidiaries. The only material employment agreements, severance agreements or severance policies applicable to Duke or any of its subsidiaries are the agreements and policies disclosed in Section 3.02(l)(i) of the Duke Disclosure Letter.

          (ii)   As used herein:

            (A)  "Duke Employee Benefit Plan" means any Plan entered into, established, maintained, sponsored, contributed to or required to be contributed to by Duke or any of its subsidiaries for the benefit of the current or former employees or directors of Duke or any of its subsidiaries and existing on the date of this Agreement or at any time subsequent thereto and in the case of a Plan that is subject to Part 3 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA, at any time during the five-year period preceding the date of this Agreement with respect to which Duke or any of its subsidiaries has or could reasonably be expected to have any present or future actual or contingent liabilities;

          (iii)  No event has occurred, and there exists no condition or set of circumstances in connection with any Duke Employee Benefit Plan, that has had or could reasonably be expected to have a material adverse effect on Duke.

          (iv)  Section 3.02(l)(iv) of the Duke Disclosure Letter identifies each Duke Employee Benefit Plan that provides, upon the occurrence of a change in the ownership or effective control of Duke or its subsidiaries or a change in the ownership of all or a substantial portion of the assets of Duke or its subsidiaries, either alone or upon the occurrence of any additional or subsequent events and whether or not applicable to the transactions contemplated by this Agreement, for (A) an acceleration of the time of payment of or vesting in, or an increase in the amount of, compensation or benefits due any current or former employee, director or officer of Duke or its subsidiaries, (B) any forgiveness of indebtedness or obligation to fund benefits with respect to any such employee, director or officer, or (C) an entitlement of any such employee, director or officer to severance pay, unemployment compensation or any other payment or other benefit.

        (m)  Labor Matters.    As of the date hereof, neither Duke nor any of its subsidiaries is a party to, bound by or in the process of negotiating any collective bargaining agreement or other labor agreement with any union or labor organization. As of the date of this Agreement, there are no disputes, grievances or arbitrations pending or, to the knowledge of Duke, threatened between Duke or any of its subsidiaries and any trade union or other representatives of its employees and there is no charge or complaint pending or threatened in writing against Duke or any of its subsidiaries before the NLRB or any similar Governmental Authority, except in each case as, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on Duke, and, to the knowledge of Duke, as of the date of this Agreement, there are no material organizational efforts presently being made involving any of the employees of Duke or any of its subsidiaries. From December 31, 2002, to the date of this Agreement, there has been no work stoppage, strike, slowdown or lockout by or affecting employees of Duke or any of its subsidiaries and, to the knowledge of Duke, no such action has been threatened in writing, except in each case as, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on Duke. Except as, individually or in the aggregate, has not had and could not reasonably be expected to have a material adverse effect on Duke: (A) there are no litigations, lawsuits, claims, charges, complaints, arbitrations, actions, investigations or proceedings pending or, to the knowledge of Duke, threatened between or involving Duke or any of its subsidiaries and any of their respective current or former employees, independent contractors, applicants for employment or classes of the foregoing; (B) Duke and its subsidiaries are in compliance with all applicable laws, orders, agreements, contracts and policies respecting employment and employment practices, including, without limitation, all legal requirements respecting terms and conditions of employment, equal opportunity, workplace health and safety, wages and hours, child labor, immigration, discrimination, disability rights or benefits, facility closures and layoffs, workers' compensation, labor relations, employee leaves and unemployment insurance; and (C) since January 1, 2002, neither Duke nor any of its subsidiaries has engaged in any "plant closing" or "mass layoff", as defined in the WARN Act, without complying with the notice requirements of such laws.

        (n)   Environmental Matters.

          (i)    Each of Duke, its subsidiaries and the Duke Joint Ventures has been and is in compliance with all applicable Environmental Laws, except where the failure to be in such compliance, individually or in the aggregate, has not had and could not reasonably be expected to have a material adverse effect on Duke.

          (ii)   Each of Duke, its subsidiaries and the Duke Joint Ventures has obtained all Environmental Permits necessary for the construction of their facilities and the conduct of their operations as of the date of this Agreement, as applicable, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and Duke, its subsidiaries and the Duke Joint Ventures are in compliance with all terms and conditions of the Environmental Permits, except where the failure to obtain such Environmental Permits, of such Permits to be in good standing or, where applicable, of a renewal application to have been timely filed and be pending or to be in such compliance, individually or in the aggregate, has not had and could not reasonably be expected to have a material adverse effect on Duke.

          (iii)  There is no Environmental Claim pending

            (A)  against Duke or any of its subsidiaries or any of the Duke Joint Ventures;

            (B)  to the knowledge of Duke, against any person or entity whose liability for such Environmental Claim has been retained or assumed either contractually or by operation of law by Duke or any of its subsidiaries or any of the Duke Joint Ventures; or

            (C)  against any real or personal property or operations that Duke or any of its subsidiaries or any of the Duke Joint Ventures owns, leases or manages, in whole or in part, or, to the knowledge of Duke, formerly owned, leased or arranged, in whole or in part, except in the case of clause (A), (B) or (C) for such Environmental Claims that, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on Duke.

          (iv)  To the knowledge of Duke, there have not been any Releases of any Hazardous Material that would be reasonably likely to form the basis of any Environmental Claim against Duke or any of its subsidiaries or any of the Duke Joint Ventures, in each case, except for such Releases that, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on Duke.

        (o)   Operations of Nuclear Power Plants.    The operations of the nuclear generation stations owned, in whole or part, by Duke or its subsidiaries (collectively, the "Duke Nuclear Facilities") are and have been conducted in compliance with all applicable laws and Permits, except for such failures to comply that, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on Duke. Each of the Duke Nuclear Facilities maintains, and is in material compliance with, emergency plans designed to respond to an unplanned Release therefrom of radioactive materials and each such plan conforms with the requirements of applicable law in all material respects. The plans for the decommissioning of each of the Duke Nuclear Facilities and for the storage of spent nuclear fuel conform with the requirements of applicable law in all material respects and, solely with respect to the portion of the Duke Nuclear Facilities owned, directly or indirectly, by Duke, are funded consistent with applicable law. The operations of the Duke Nuclear Facilities are not the subject of any outstanding notices of violation, any ongoing proceeding, NRC Diagnostic Team Inspections or requests for information from the NRC or any other agency with jurisdiction over such facility, except for such notices or requests for information that, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on Duke. No Duke Nuclear Facility is listed by the NRC in the Unacceptable Performance column of the NRC Action Matrix, as a part of NRC's Assessment of Licensee Performance. Liability insurance to the full extent required by law for operating the Duke Nuclear Facilities remains in full force and effect regarding such facilities, except for failures to maintain such insurance in full force and effect that, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on Duke.

        (p)   Vote Required.    Assuming the accuracy of the representation and warranty contained in Section 3.01(r), the affirmative vote of the holders of record of at least a majority of the outstanding shares of Duke Common Stock, with respect to the approval of this Agreement (the "Duke Shareholder Approval"), is the only vote of the holders of any class or series of the capital stock of Duke or its subsidiaries required to approve this Agreement, the Duke Merger and the other transactions contemplated hereby.

        (q)   Opinion of Financial Advisor.    Duke has received the opinion of each of UBS Securities LLC and Lazard Freres & Co. LLC dated the date of this Agreement, to the effect that, as of the date of this Agreement, the Duke Exchange Ratio is fair from a financial point of view to Duke.

        (r)   Ownership of Cinergy Capital Stock.    Neither Duke nor any of its subsidiaries or other affiliates beneficially owns any shares of Cinergy capital stock.

        (s)   Duke Rights Agreement.    As of the date of this Agreement, Duke or the Board of Directors of Duke, as the case may be, has (i) taken all necessary actions so that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in a "Distribution Date" (as defined in the Duke Rights Agreement) and (ii) amended the Duke Rights Agreement to render it inapplicable to this Agreement, the Duke Merger and other transactions contemplated hereby.

        (t)    Articles 9 and 9A of the NCBCA Not Applicable.    Duke has taken all necessary actions, if any, so that the provisions of Articles 9 and 9A of the NCBCA will not, before the termination of this Agreement, apply to this Agreement, the Duke Merger or the other transactions contemplated hereby. No "fair price", "merger moratorium", "control share acquisition", or other anti-takeover or similar statute or regulation applies or purports to apply to this Agreement, the Duke Merger or the other transactions contemplated hereby.

        (u)   Joint Venture Representations.    Each representation or warranty made by Duke in this Section 3.02 relating to a Duke Joint Venture that is neither operated nor managed by Duke or a Duke subsidiary shall be deemed made only to the knowledge of Duke.

        (v)   Insurance.    Except for failures to maintain insurance or self-insurance that, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on Duke, from January 1, 2004, through the date of this Agreement, each of Duke and its subsidiaries has been continuously insured with financially responsible insurers or has self-insured, in each case in such amounts and with respect to such risks and losses as are customary for companies in the United States conducting the business conducted by Duke and its subsidiaries during such time period. Neither Duke nor any of its subsidiaries has received any notice of cancellation or termination with respect to any insurance policy of Duke or any of its subsidiaries, except with respect to any cancellation or termination that, individually or in the aggregate, has not had and could not reasonably be expected to have a material adverse effect on Duke.

        (w)  Trading.    Duke has established risk parameters, limits and guidelines in compliance with the risk management policy approved by Duke's Board of Directors (the "Duke Trading Guidelines") to restrict the level of risk that Duke and its subsidiaries are authorized to take with respect to, among other things, the net position resulting from all physical commodity transactions, exchange-traded futures and options transactions, over-the-counter transactions and derivatives thereof and similar transactions (the "Net Duke Position") and monitors compliance by Duke and its subsidiaries with such risk parameters. Duke has provided the Duke Trading Guidelines to Cinergy prior to the date of this Agreement. As of the date of this Agreement, (i) the Net Duke Position is within the risk parameters that are set forth in the Duke Trading Guidelines and (ii) the exposure of Duke and its subsidiaries with respect to the Net Duke Position resulting from all such transactions is not material to Duke and its subsidiaries taken as a whole. From December 31, 2004 to the date of this Agreement, neither Duke nor any of its subsidiaries has, in accordance with its mark to market accounting policies, experienced an aggregate net loss in its trading operations that would be material to Duke and its subsidiaries taken as a whole.

ARTICLE IV

Covenants

        Section 4.01    Covenants of Cinergy.    From and after the date of this Agreement until the Cinergy Effective Time, Cinergy covenants and agrees as to itself and its subsidiaries that (except as expressly contemplated or permitted by this Agreement, as set forth in Section 4.01 of the Cinergy Disclosure Letter, for transactions (other than those set forth in Section 4.01(d) to the extent relating to the capital stock of Cinergy) solely involving Cinergy and one or more of its direct or indirect wholly-owned subsidiaries or between two or more direct or indirect wholly-owned subsidiaries of Cinergy, or to the extent that Duke shall otherwise previously consent in writing, such consent not to be unreasonably withheld or delayed):

        (a)   Ordinary Course.    Cinergy and each of its subsidiaries shall conduct their businesses in all material respects in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, Cinergy and its subsidiaries shall use commercially reasonable efforts to preserve intact in all material respects their present business organizations, to maintain in effect all existing Permits, subject to prudent management of workforce and business needs, to keep available the services of their key officers and employees, to maintain their assets and properties in good working order and condition, ordinary wear and tear excepted, to preserve their relationships with Governmental Authorities, customers and suppliers and others having significant business dealings with them and to comply in all material respects with all laws, orders and Permits of all Governmental Authorities applicable to them.

        (b)   Charter Documents.    Cinergy shall not amend or propose to amend its certificate of incorporation or, other than in a manner that would not materially restrict the operation of their businesses, its by-laws or its subsidiaries' certificate of incorporation or by-laws (or other comparable organizational documents).

        (c)   Dividends.    Cinergy shall not, nor shall it permit any of its subsidiaries to,

          (i)    declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock or share capital, except:

            (A)  that Cinergy may continue the declaration and payment of regular quarterly cash dividends on Cinergy Common Stock, not to exceed $0.48 per share, with usual record and payment dates for such dividends in accordance with past dividend practice; provided, that if the Cinergy Effective Time does not occur between a record date and payment date of a regular quarterly dividend, a special dividend may be declared and paid in respect of Cinergy Common Stock with respect to the quarter in which the Cinergy Effective Time occurs with a record date in such quarter and on or prior to the date on which the Cinergy Effective Time occurs, which dividend does not exceed an amount equal to the product of (i) a fraction the (x) numerator of which is equal to the number of days between the last payment date of a regular quarterly dividend and the record date of such special dividend (excluding such last payment date but including the record date of such special dividend) and (y) the denominator of which is equal to the number of days between the last payment date of a regular quarterly dividend and the same calendar day in the third month after the month in which such last payment date occurred (excluding such last payment date but including such same calendar day), multiplied by (ii) the then permitted quarterly dividend per share, and

            (B)  for the declaration and payment of dividends by a direct or indirect wholly-owned subsidiary solely to its parent, or by a direct or indirect partially owned subsidiary of Cinergy (provided that Cinergy or the Cinergy subsidiary receives or is to receive its proportionate share of such dividend or distribution), and

            (C)  for the declaration and payment of regular cash dividends with respect to preferred stock of Cinergy's subsidiaries outstanding as of the date of the Agreement or permitted to be issued under the terms of this Agreement, and

            (D)  to the extent advisable in the exercise of the fiduciary duties of the Board of Directors of Cinergy, for the declaration and payment of a customary share purchase rights plan, provided, that, (1) Cinergy shall provide Duke prior notice of any such declaration or payment and (2) in connection with any such declaration or payment, the Board of Directors of Cinergy and Cinergy shall cause (x) this Agreement and the transactions contemplated hereby to not result in a "Distribution Date" (as such term may be defined in any such share purchase rights plan) or similar event under such share purchase rights plan and (y) any such share purchase rights plan to be inapplicable in all respects to this Agreement, the Duke Merger, the Cinergy Merger and the other transactions contemplated hereby; and

          (ii)   split, combine, reclassify or take similar action with respect to any of its capital stock or share capital or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or comprised in its share capital,

          (iii)  adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or

          (iv)  except as disclosed in Section 4.01(c)(iv) of the Cinergy Disclosure Letter, directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or any Option with respect thereto except:

            (A)  in connection with intercompany purchases of capital stock or share capital, or

            (B)  for the purpose of funding the Cinergy Employee Stock Option Plans or employee stock ownership or dividend reinvestment and stock purchase plans, or

            (C)  mandatory repurchases or redemptions of preferred stock of Cinergy's subsidiaries in accordance with the terms thereof.

        (d)   Share Issuances.    Cinergy shall not, nor shall it permit any of its subsidiaries to issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any Option with respect thereto (other than (i) the issuance of Cinergy Common Stock upon the exercise of Cinergy Employee Stock Options outstanding as of the date hereof or issued after the date hereof in accordance with the terms of this Agreement in accordance with their terms, (ii) the issuance of Cinergy Common Stock in respect of other equity compensation awards granted under the Cinergy Employee Stock Option Plans outstanding as of the date hereof or issued after the date hereof in accordance with the terms of this Agreement in accordance with their terms, (iii) the issuance of Cinergy Employee Stock Options and the grant of other equity compensation awards pursuant to the Cinergy Employee Stock Option Plans in accordance with their terms providing, in aggregate, up to an additional 2,000,000 shares of Cinergy Common Stock in any 12-month period following the date hereof, provided, however, that any Cinergy Employee Stock Options and equity awards granted after the date of this Agreement shall, subject to paragraph 4 of Section 4.01(i) of the Cinergy Disclosure Letter, be granted on terms pursuant to which such Cinergy Employee Stock Options and equity awards shall not vest on the Cinergy Shareholder Approval or otherwise on the occurrence of the transactions contemplated hereby, provided, further, however, that Cinergy Employee Stock Options and equity awards granted after the date of this Agreement may vest upon termination of employment by the Company or any of its subsidiaries without "cause" or by the participants for "good reason" (each as defined in the applicable agreement), in each case, within the two-year period following the Cinergy Effective Time, and shall, at the Cinergy Effective Time, be converted into options or equity-based awards to acquire or in respect of, as applicable, Company Common Stock in the manner contemplated by Section 5.06, and (iv) the pro rata issuance by a subsidiary of its capital stock to its shareholders, provided, further, subject to Section 4.01(d) of the Cinergy Disclosure Letter, that any shares of Cinergy Common Stock that Cinergy or its subsidiaries shall contribute, directly or indirectly, to any employee benefit plan (including any plan intended to satisfy the requirements of Section 401(a) of the Code) or that Cinergy or its subsidiaries shall make subject to any dividend reinvestment or similar plan shall be shares purchased in open-market or privately negotiated transactions, but shall not constitute newly issued shares of Cinergy Common Stock), or modify or amend any right of any holder of outstanding shares of its capital stock or any Option with respect thereto other than to give effect to Section 5.06.

        (e)   Acquisitions; Capital Expenditures.    Except for (x) acquisitions of, or capital expenditures relating to, the entities, assets and facilities identified in Section 4.01(e) of the Cinergy Disclosure Letter, (y) expenditures of amounts set forth in Cinergy's capital expenditure plan included in Section 4.01(e) of the Cinergy Disclosure Letter, and (z) capital expenditures (1) required by law or Governmental Authorities or (2) incurred in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance), Cinergy shall not, nor shall it permit any of its subsidiaries to, make any capital expenditures, or acquire or agree to acquire (whether by merger, consolidation, purchase or otherwise) any person or assets, if (A) the expected gross expenditures and commitments pursuant thereto (including the amount of any indebtedness and amounts received for negative trading positions assumed) exceeds or may exceed (i) $100,000,000, in the case of any acquisition or series of related acquisitions of any person, asset or property located in the United States, or (ii) $50,000,000 in the case of any acquisition or series of related acquisitions of any person, asset or property located outside of the United States (each acquisition or series of related acquisitions described in (i) and (ii), a "Cinergy Threshold Acquisition"), (B) the expected gross expenditures and commitments pursuant thereto (including the amount of any indebtedness and amounts received for negative trading positions assumed) exceeds or may exceed, in the aggregate, $100,000,000 excluding all Cinergy Threshold Acquisitions identified in Section 4.01(e) of the Cinergy Disclosure Letter or to which Duke has previously consented in writing,

(C) any such acquisition or capital expenditure constitutes any line of business that is not conducted by Cinergy, its subsidiaries or the Cinergy Joint Ventures as of the date of this Agreement or extends any line of business of Cinergy, its subsidiaries or the Cinergy Joint Ventures into any geographic region outside of the continental United States or Canada in which Cinergy, its subsidiaries or the Cinergy Joint Ventures do not conduct business as of the date of this Agreement, or (D) any such acquisition or capital expenditure is reasonably likely, individually or in the aggregate, to materially delay the satisfaction of the conditions set forth in Sections 6.02(d) or Sections 6.03(d) or prevent the satisfaction of such conditions.

        (f)    Dispositions.    Except for (x) dispositions set forth in Section 4.01(f) of the Cinergy Disclosure Letter, (y) dispositions of obsolete equipment or assets or dispositions of assets being replaced, in each case in the ordinary course of business consistent with past practice and (z) dispositions by Cinergy or its subsidiaries of its assets in accordance with the terms of restructuring and divestiture plans mandated or approved by applicable local or state regulatory agencies, Cinergy shall not, nor shall it permit any of its subsidiaries to, sell, lease, grant any security interest in or otherwise dispose of or encumber any of its assets or properties if (A) the value of such disposition exceeds or may exceed (i) $100,000,000, in the case of any disposition or series of related dispositions of any person, asset or property located in the United States, or (ii) $50,000,000 in the case of any disposition or series of related dispositions of any person, asset or property located outside of the United States (each disposition or series of related dispositions described in (i) and (ii), a "Cinergy Threshold Disposition") or (B) the aggregate value of all such dispositions, excluding all Cinergy Threshold Dispositions identified in Section 4.01(f) of the Cinergy Disclosure Letter or to which Duke has previously consented in writing, exceeds or may exceed, in the aggregate, $100,000,000. For the purposes of this Section 4.01(f), the value of any disposition or series of related dispositions shall mean the greater of (i) the book value or (ii) the sales price, in each case of the person, asset or property which is the subject of such disposition and, in each case, together with the indebtedness and amounts paid for negative trading positions transferred by Cinergy or its subsidiaries in connection with such disposition.

        (g)   Indebtedness.    Except as disclosed in Section 4.01(g) of the Cinergy Disclosure Letter, Cinergy shall not, nor shall it permit any of its subsidiaries to, (A) incur or guarantee any indebtedness or enter into any "keep well" or other agreement to maintain any financial condition of another person or enter into any arrangement having the economic effect of any of the foregoing (including any capital leases, "synthetic" leases or conditional sale or other title retention agreements) other than (i) short-term borrowings incurred in the ordinary course of business, (ii) letters of credit obtained in the ordinary course of business, (iii) borrowings made in connection with the refunding of existing indebtedness (x) at maturity or upon final mandatory redemption (without the need for the occurrence of any special event) or (y) at a lower cost of funds, (iv) borrowings to finance capital expenditures or acquisitions permitted pursuant to Section 4.01(e) or indebtedness assumed pursuant thereto, (v) other borrowings in an aggregate principal amount not to exceed $150,000,000 outstanding at any time, (vi) guarantees or other credit support issued pursuant to trading or marketing positions established prior to the date of this Agreement and (vii) in addition to the guarantees or other credit support contemplated by subsection (vi) of this Section 4.01(g), additional guarantees or other credit support issued in connection with trading or marketing activities in the ordinary course of business or (B) make any loans or advances to any other person, other than (i) in the ordinary course of business consistent with past practice, (ii) to any direct or indirect wholly-owned subsidiary of Cinergy, or, in the case of a subsidiary of Cinergy, to Cinergy or (iii) as required pursuant to any obligation in effect as of the date of this Agreement.

        (h)   Marketing of Energy; Trading.    Cinergy shall not, nor shall it permit any of its subsidiaries to, (i) permit any material change in policies governing or otherwise relating to the trading or marketing of energy other than as a result of acquisitions or capital expenditures permitted pursuant to Section 4.01(e) or to increase the existing aggregate VaR limit as established by the Risk Policy

Committee or (ii) enter into any physical commodity transactions, exchange-traded futures and options transactions, over-the-counter transactions and derivatives thereof or similar transactions other than as permitted by the Cinergy Trading Guidelines.

        (i)    Employee Benefits.    Except as required by law or the terms of any collective bargaining agreement or any Cinergy Employee Benefit Plan, or as disclosed in Section 4.01(i) of the Cinergy Disclosure Letter, Cinergy shall not, nor shall it permit any of its subsidiaries to, enter into, adopt, amend or terminate any Cinergy Employee Benefit Plan, or other agreement, arrangement, plan or policy between Cinergy or one of its subsidiaries and one or more of its directors, officers or employees (other than any amendment that is immaterial or administrative in nature), or except for normal increases in the ordinary course of business consistent with past practice, increase in any manner the compensation or fringe benefits of any director, executive officer or other employee, or, except for normal payments in the ordinary course of business consistent with past practice, pay any benefit not required by any plan or arrangement in effect as of the date of this Agreement, provided, however, that the foregoing shall not restrict Cinergy or its subsidiaries from (i) entering into or making available to newly hired officers and employees or to officers and employees in the context of promotions based on job performance or workplace requirements in the ordinary course of business consistent with past practice, plans, agreements, benefits and compensation arrangements (including incentive grants) that have, consistent with past practice, been made available to newly hired or promoted officers and employees, or (ii) entering into or amending collective bargaining agreements with existing collective bargaining representatives or newly certified bargaining units regarding mandatory subjects of bargaining under applicable law, in each case in a manner consistent with past practice to the extent permitted by law.

        (j)    Regulatory Status.    Except as disclosed in Section 4.01(j) of the Cinergy Disclosure Letter, Cinergy shall not, nor shall it permit any of its subsidiaries to, agree or consent to any material agreements or material modifications of existing agreements or course of dealings with any Governmental Authority in respect of the operations of their businesses outside the ordinary course of business, except (i) as required by law to renew Permits or agreements in the ordinary course of business consistent with past practice, (ii) as may be necessary or required in connection with the consummation of any acquisition permitted pursuant to Section 4.01(e), or (iii) to effect the consummation of the transactions contemplated hereby.

        (k)   Accounting.    Cinergy shall not, nor shall it permit any of its subsidiaries to, make any changes in their accounting methods materially affecting the reported consolidated assets, liabilities or results of operations of Cinergy, except as required by law or GAAP.

        (l)    Insurance.    Cinergy shall, and shall cause its subsidiaries to, maintain with financially responsible insurance companies (or through self-insurance, consistent with past practice) insurance in such amounts and against such risks and losses as are customary for companies engaged in their respective businesses.

        (m)  Taxes.    Except as could not reasonably be expected to have a material adverse effect on Cinergy, Cinergy shall not, nor shall it permit any of its subsidiaries to, (i) settle any claim, action or proceeding relating to Taxes or (ii) make any Tax election (this clause (m)being the sole provision of this Section 4.01 governing Tax matters).

        Section 4.02    Covenants of Duke.    From and after the date of this Agreement until the Effective Time, Duke covenants and agrees as to itself and its subsidiaries (which shall be deemed at all times to include the Company and its subsidiaries) that (except as expressly contemplated or permitted by this Agreement, as set forth in Section 4.02 of the Duke Disclosure Letter, for transactions (other than those set forth in Section 4.01(d) to the extent relating to capital stock of Duke) solely involving Duke and one or more of its direct or indirect wholly-owned subsidiaries or between two or more direct or indirect wholly-owned subsidiaries of Duke, or to the extent that Cinergy shall otherwise previously consent in writing, such consent not to be unreasonably withheld or delayed):

        (a)   Ordinary Course.    Duke and each of its subsidiaries shall conduct their businesses in all material respects in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, Duke and its subsidiaries shall use commercially reasonable efforts to preserve intact in all material respects their present business organizations, to maintain in effect all existing Permits, subject to prudent management of workforce and business needs, to keep available the services of their key officers and employees, to maintain their assets and properties in good working order and condition, ordinary wear and tear excepted, to preserve their relationships with Governmental Authorities, customers and suppliers and others having significant business dealings with them and to comply in all material respects with all laws, orders and Permits of all Governmental Authorities applicable to them.

        (b)   Charter Documents.    Duke shall not amend or propose to amend its articles of incorporation or, other than in a manner that would not materially restrict the operation of their businesses, its by-laws or its subsidiaries' articles of incorporation or by-laws (or other comparable organizational documents).

        (c)   Dividends.    Duke shall not, nor shall it permit any of its subsidiaries to, (i) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock or share capital, except:

          (A)  that Duke may continue the declaration and payment of regular quarterly cash dividends on Duke Common Stock, not to exceed $0.275 per share, with usual record and payment dates for such dividends in accordance with past dividend practice; provided, that (1) Duke may increase its regular quarterly cash dividend to an amount not to exceed $0.31 per share between the date hereof and the Duke Effective Time and (2) if the Duke Effective Time does not occur between a record date and payment date of a regular quarterly dividend, a special dividend may be declared and paid in respect of Duke Common Stock with respect to the quarter in which the Duke Effective Time occurs with a record date in such quarter and on or prior to the date on which the Duke Effective Time occurs, which dividend does not exceed an amount equal to the product of (i) a fraction the (x) numerator of which is equal to the number of days between the last payment date of a regular quarterly dividend and the record date of such special dividend (excluding such last payment date but including the record date of such special dividend) and (y) the denominator of which is equal to the number of days between the last payment date of a regular quarterly dividend and the same calendar day in the third month after the month in which such last payment date occurred (excluding such last payment date but including such same calendar day), multiplied by (ii) the then permitted quarterly dividend per share, and

          (B)  for the declaration and payment of dividends by a direct or indirect wholly-owned subsidiary of Duke solely to its parent, or by a direct or indirect partially owned subsidiary of Duke (provided, that Duke or a Duke subsidiary receives or is to receive its proportionate share of such dividend or distribution), and

          (C)  for the declaration and payment of regular cash dividends with respect to preferred stock of Duke or its subsidiaries outstanding as of the date of the Agreement or permitted to be issued under the terms of this Agreement, and

           (ii)  split, combine, reclassify or take similar action with respect to any of its capital stock or share capital or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or comprised in its share capital, (iii) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or (iv) except as disclosed in Section 4.02(c)(iv) of the Duke Disclosure Letter directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or any Option with respect thereto except:

          (A)  in connection with intercompany purchases of capital stock or share capital, or

          (B)  for the purpose of funding the Duke Option Plan or employee stock ownership or dividend reinvestment and stock purchase plans, or

          (C)  mandatory repurchases or redemptions of preferred stock of Duke or its subsidiaries in accordance with the terms thereof, or

          (D)  the redemptions by Duke of Duke Preferred Stock and Duke Preferred Stock A as contemplated by Section 4.07.

        (d)   Share Issuances.    Duke shall not, nor shall it permit any of its subsidiaries to issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any Option with respect thereto (other than (i) the issuance of Duke Common Stock upon the exercise of Duke Employee Stock Options outstanding as of the date of hereof or issued after the date hereof in accordance with the terms of this Agreement in accordance with their terms, (ii) the issuance of Duke Common Stock in respect of other equity compensation awards granted under the Duke Option Plans outstanding as of the date hereof or issued after the date hereof in accordance with the terms of this Agreement in accordance with their terms, (iii) the issuance of Duke Employee Stock Options and the grant of other equity compensation awards pursuant to the Duke Option Plans in accordance with their terms providing, in aggregate, up to 5,000,000 shares of Duke Common Stock in any 12-month period following the date of this Agreement, provided, however, that any Duke Employee Stock Options and equity awards granted after the date of this Agreement shall be granted on terms pursuant to which such Duke Employee Stock Options and equity awards shall not vest on the Duke Shareholder Approval or otherwise on the occurrence of the transactions contemplated hereby and shall, at the Duke Effective Time, be converted into options or equity based awards to acquire or in respect of, as applicable, Company Common Stock in the manner contemplated by Section 5.06, and (iv) the pro rata issuance by a subsidiary of its capital stock to its shareholders, provided, further, that any shares of Duke Common Stock that Duke or its subsidiaries shall contribute, directly or indirectly, to any employee benefit plan (including any plan intended to satisfy the requirements of Section 401(a) of the Code) or that Duke or its subsidiaries shall make subject to any dividend reinvestment or similar plan shall be shares purchased in open-market or privately negotiated transactions, but shall not constitute newly issued shares of Duke Common Stock), or modify or amend any right of any holder of outstanding shares of its capital stock or any Option with respect thereto other than to give effect to Section 5.06.

        (e)   Acquisitions; Capital Expenditures.    Except for (x) acquisitions of, or capital expenditures relating to, the entities, assets and facilities identified in Section 4.02(e) of the Duke Disclosure Letter, (y) expenditures of amounts set forth in Duke's capital expenditure plan included in Section 4.02(e) of the Duke Disclosure Letter, and (z) capital expenditures (1) required by law or Governmental Authorities or (2) incurred in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance), Duke shall not, nor shall it permit any of its subsidiaries to, make any capital expenditures, or acquire or agree to acquire (whether by merger, consolidation, purchase or otherwise) any person or assets, if (A) the expected gross expenditures and commitments pursuant thereto (including the amount of any indebtedness and amounts received for negative trading positions assumed) exceeds or may exceed (i) $300,000,000, in the case of any acquisition or series of related acquisitions of any person, asset or property located in the United States, or (ii) $150,000,000 in the case of any acquisition or series of related acquisitions of any person, asset or property located outside of the United States (each acquisition or series of related acquisitions described in (i) and (ii), a "Duke Threshold Acquisition"), (B) the expected gross expenditures and commitments pursuant thereto (including the amount of any indebtedness and amounts received for negative trading positions assumed) exceeds or may exceed, in the aggregate, $300,000,000 excluding all Duke Threshold Acquisitions identified in Section 4.02(e) of the Duke Disclosure Letter or to which Cinergy has previously consented in writing, (C) any such acquisition or capital expenditure constitutes any line of business that is not conducted by Duke, its subsidiaries or the Duke Joint Ventures as of the date of this Agreement or extends any line of business of Duke, its subsidiaries or the Duke Joint Ventures into any geographic region outside of the continental United States or Canada in which Duke, its subsidiaries or the Duke Joint Ventures do not conduct business as of the date of this Agreement, or (D) any such acquisition or capital expenditure is reasonably likely, individually or in the aggregate, to materially delay the satisfaction of the conditions set forth in Sections 6.02(d) or Sections 6.03(d) or prevent the satisfaction of such conditions.

        (f)    Dispositions.    Except for (x) dispositions set forth in Section 4.02(f) of the Duke Disclosure Letter, (y) dispositions of obsolete equipment or assets or dispositions of assets being replaced, in each case in the ordinary course of business consistent with past practice and (z) dispositions by Duke or its subsidiaries of its assets in accordance with the terms of restructuring and divestiture plans mandated or approved by applicable local or state regulatory agencies, Duke shall not, nor shall it permit any of its subsidiaries to, sell, lease, grant any security interest in or otherwise dispose of or encumber any of its assets or properties if (A) the value of such disposition exceeds or may exceed (i) $300,000,000, in the case of any disposition or series of related dispositions of any person, asset or property located in the United States, or (ii) $150,000,000 in the case of any disposition or series of related dispositions of any person, asset or property located outside of the United States (each disposition or series of related dispositions described in (i) and (ii), a "Duke Threshold Disposition") or (B) the aggregate value of all such dispositions, excluding all Duke Threshold Dispositions identified in Section 4.02(f) of the Duke Disclosure Letter or to which Cinergy has previously consented in writing, exceeds or may exceed, in the aggregate, $300,000,000. For the purposes of this Section 4.02(f), the value of any disposition or series of related dispositions shall mean the greater of (i) the book value or (ii) the sales price, in each case of the person, asset or property which is the subject of such disposition and, in each case, together with the indebtedness and amounts paid for negative trading positions transferred by Duke or its subsidiaries in connection with such disposition.

        (g)   Indebtedness.    Except as disclosed in Section 4.02(g) of the Duke Disclosure Letter, Duke shall not, nor shall it permit any of its subsidiaries to, (A) incur or guarantee any indebtedness or enter into any "keep well" or other agreement to maintain any financial condition of another person or enter into any arrangement having the economic effect of any of the foregoing (including any capital leases, "synthetic" leases or conditional sale or other title retention agreements) other than (i) short-term borrowings incurred in the ordinary course of business, (ii) letters of credit obtained in the ordinary course of business, (iii) borrowings made in connection with the refunding of existing indebtedness (x) at maturity or upon final mandatory redemption (without the need for the occurrence of any special event) or (y) at a lower cost of funds, (iv) borrowings to finance capital expenditures or acquisitions permitted pursuant to Section 4.02(e) or indebtedness assumed pursuant thereto, (v) other borrowings in an aggregate principal amount not to exceed $500,000,000 outstanding at any time, (vi) guarantees or other credit support issued pursuant to trading or marketing positions established prior to the date of this Agreement and (vii) in addition to the guarantees or other credit support contemplated by subsection (vi) of this Section 4.02(g), additional guarantees or other credit support issued in connection with trading or marketing activities in the ordinary course of business at any one time or (B) make any loans or advances to any other person, other than (i) in the ordinary course of business consistent with past practice (ii) to any direct or indirect wholly-owned subsidiary of Duke, or, in the case of a subsidiary of Duke, to Duke or (iii) as required pursuant to any obligation in effect as of the date of this Agreement.

        (h)   Marketing of Energy; Trading.    Duke shall not, nor shall it permit any of its subsidiaries to, (i) permit any material change in policies governing or otherwise relating to the trading or marketing of energy other than as a result of acquisitions or capital expenditures permitted pursuant to Section 4.02(e) or (ii) enter into any physical commodity transactions, exchange-traded futures and options transactions, over-the-counter transactions and derivatives thereof or similar transactions other than as permitted by the Duke Trading Guidelines.

        (i)    Employee Benefits.    Except as required by law or the terms of any collective bargaining agreement or any Duke Employee Benefit Plan, or as disclosed in Section 4.02(i) of the Duke Disclosure Letter, Duke shall not, nor shall it permit any of its subsidiaries to, enter into, adopt, amend or terminate any Duke Employee Benefit Plan, or other agreement, arrangement, plan or policy between Duke or one of its subsidiaries and one or more of its directors, officers or employees (other than any amendment that is immaterial or administrative in nature), or except for normal increases in the ordinary course of business consistent with past practice, increase in any manner the compensation or fringe benefits of any director, executive officer or other employee, or, except for normal payments in the ordinary course of business consistent with past practice, pay any benefit not required by any plan or arrangement in effect as of the date of this Agreement, provided, however, that the foregoing shall not restrict Duke or its subsidiaries from (i) entering into or making available to newly hired officers and employees or to officers and employees in the context of promotions based on job performance or work place requirements in the ordinary course of business consistent with past practice,plans, agreements, benefits and compensation arrangements (including incentive grants) that have, consistent with past practice, been made available to newly hired or promoted officers and employees, or (ii) entering into or amending collective bargaining agreements with existing collective bargaining representatives or newly certified bargaining units regarding mandatory subjects of bargaining under applicable law, in each case in a manner consistent with past practice to the extent permitted by law.

        (j)    Regulatory Status.    Except as disclosed in Section 4.02 (j) of the Duke Disclosure Letter, Duke shall not, nor shall it permit any of its subsidiaries to, agree or consent to any material agreements or material modifications of existing agreements or course of dealings with any Governmental Authority in respect of the operations of their businesses, except (i) as required by law to renew Permits or agreements in the ordinary course of business consistent with past practice, (ii) as may be necessary or required in connection with the consummation of any acquisition permitted pursuant to Section 4.02(e), or (iii) to effect the consummation of the transactions contemplated hereby.

        (k)   Accounting.    Duke shall not, nor shall it permit any of its subsidiaries to, make any changes in their accounting methods materially affecting the reported consolidated assets, liabilities or results of operations of Duke, except as required by law or GAAP.

        (l)    Insurance.    Duke shall, and shall cause its subsidiaries to, maintain with financially responsible insurance companies (or through self-insurance, consistent with past practice) insurance in such amounts and against such risks and losses as are customary for companies engaged in their respective businesses.

        (m)  Taxes.    Except as could not reasonably be expected to have a material adverse effect on Duke, Duke shall not, nor shall it permit any of its subsidiaries to, (i) settle any claim, action or proceeding relating to Taxes or (ii) make any Tax election (this clause (m) being the sole provision of this Section 4.02 governing Tax matters).

        (n)   Company Actions.    Duke shall not permit the Company or any of its subsidiaries to take, or to commit to take, any action after the Duke Effective Time and prior to the Cinergy Effective Time, except for the actions expressly set forth in this Agreement as actions to be taken by any such person during such period.

        Section 4.03    No Solicitation by Cinergy.

        (a)   Cinergy shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its directors, officers or employees to, and shall use its reasonable best efforts to cause any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries not to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing information), or knowingly take any other action designed to facilitate, any inquiries or the making of any proposal that constitutes a Cinergy Takeover Proposal (as defined below) or (ii) participate in any negotiations or substantive discussions regarding any Cinergy Takeover Proposal; provided, however, that if, at any time prior to receipt of the Cinergy Shareholder Approval (the "Cinergy Applicable Period"), the Board of Directors of Cinergy determines in good faith, after consultation with its legal and financial advisors, that a Cinergy Takeover Proposal that was not solicited by it and that did not otherwise result from a breach (other than in immaterial respects) of this Section 4.03(a) is, or is reasonably likely to result in, a Cinergy Superior Proposal (as defined in Section 4.03(b)), and subject to providing prior written notice of its decision to take such action to Duke and compliance with Section 4.03(c), Cinergy may (x) furnish information with respect to Cinergy and its subsidiaries to the person making such proposal (and its representatives) pursuant to a customary confidentiality agreement containing terms no less favorable to Cinergy than those set forth in the Confidentiality Agreement (the "Confidentiality Agreement") dated November 10, 2004, between Cinergy and Duke (provided, that such confidentiality agreement shall not in any way restrict Cinergy from complying with its disclosure obligations under this Agreement, including with respect to such proposal, but such confidentiality agreement may allow such party to submit to Cinergy a proposal or offer relating to a transaction) and (y) participate in discussions or negotiations regarding such proposal. Cinergy, its subsidiaries and the representatives immediately shall cease and cause to be terminated any existing activities, discussions or negotiations with any parties with respect to any Cinergy Takeover Proposal. For purposes of this Agreement, "Cinergy Takeover Proposal" means any bona fide inquiry, proposal or offer from any person relating to (i) any direct or indirect acquisition or purchase of a business (a "Cinergy Material Business") that constitutes 20% or more of the net revenues, net income or the assets (including equity securities) of Cinergy and its subsidiaries, taken as a whole, (ii) any direct or indirect acquisition or purchase of 20% or more of any class of voting securities of Cinergy or 20% or more of the voting power of any class of stock of any subsidiary of Cinergy owning, operating or controlling a Cinergy Material Business, (iii) any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of voting securities of Cinergy or 20% or more of the voting power of any class of stock of any subsidiary of Cinergy owning, operating or controlling a Cinergy Material Business, or (iv) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Cinergy or any such subsidiary of Cinergy owning, operating or controlling a Cinergy Material Business, in each case other than the transactions contemplated by this Agreement.

        (b)   Except as contemplated by this Section 4.03, neither the Board of Directors of Cinergy nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Duke, the approval or recommendation by such Board of Directors or such committee of this Agreement or the Cinergy Merger, (ii) approve or recommend, or propose publicly to approve or recommend, any Cinergy Takeover Proposal, or (iii) cause Cinergy to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "Cinergy Acquisition Agreement") related to any Cinergy Takeover Proposal. Notwithstanding the foregoing:

            (i)  in response to a Cinergy Takeover Proposal that was not solicited by it and that did not otherwise result from a breach (other than in immaterial respects) of Section 4.03(a), during the Cinergy Applicable Period, the Board of Directors of Cinergy may, if it determines in good faith, after consulting with outside counsel, that the failure to take such action would be reasonably likely to result in a breach of the Board of Directors' fiduciary obligations under applicable law, (A) withdraw or modify, or propose publicly to withdraw or modify, the approval or recommendation by such Board of Directors or any committee thereof of this Agreement or the Cinergy Merger, (B) approve or recommend, or propose to approve or recommend, any Cinergy Superior Proposal, or (C) terminate this Agreement pursuant to Section 7.01(d), but only after (1) in the case of each of clauses (B) or (C), such Board of Directors has determined in good faith that such Cinergy Takeover Proposal constitutes a Cinergy Superior Proposal, and (2) in the case of clause (C), (I) Cinergy has notified Duke in writing of the determination that such Cinergy Takeover Proposal constitutes a Cinergy Superior Proposal and (II) at least five business days following receipt by Duke of such notice, the Board of Directors of Cinergy has determined that such Cinergy Superior Proposal remains a Cinergy Superior Proposal; and

           (ii)  in circumstances other than as provided in Section 4.03(b)(i), during the Cinergy Applicable Period, the Board of Directors of Cinergy may, if it determines in good faith, after consulting with outside counsel, that the failure to take such action would be reasonably likely to result in a breach of the Board of Directors' fiduciary obligations under applicable law, withdraw or modify, or propose publicly to withdraw or modify, the approval or recommendation by such Board of Directors or any committee thereof of this Agreement or the Cinergy Merger, but only after (1) Cinergy has notified Duke in writing that the Board of Directors of Cinergy is prepared to make the determination set forth in this clause (ii) setting forth the reasons therefore in sufficient detail, (2) for a period of five business days following Duke's receipt of the notice set forth in clause (1) of this sentence, Cinergy negotiates with Duke in good faith to make such adjustments to the terms and conditions of this Agreement, the Mergers and the other transactions contemplated hereby as would enable the Cinergy Board of Directors to proceed with its recommendation of this Agreement, the Cinergy Merger and the other transactions contemplated hereby and (3) at the end of such five-business day period the Board of Directors of Cinergy maintains its determination described in this clause (ii) (after taking into account Duke's proposed adjustments to the terms and conditions of this Agreement, the Mergers and the other transactions contemplated hereby).

        For purposes of this Agreement, "Cinergy Superior Proposal" means any written Cinergy Takeover Proposal that the Board of Directors of Cinergy determines in good faith (after consultation with a financial advisor of nationally recognized reputation) to be more favorable (taking into account (i) all financial and strategic considerations, including relevant legal, financial, regulatory and other aspects of such Cinergy Takeover Proposal and the Mergers and the other transactions contemplated by this Agreement deemed relevant by the Board of Directors, (ii) the identity of the third-party making such Cinergy Takeover Proposal, and (iii) the conditions and prospects for completion of such Cinergy Takeover Proposal) to Cinergy's shareholders than the Cinergy Merger, the Duke Merger and the other transactions contemplated by this Agreement (taking into account all of the terms of any proposal by Duke to amend or modify the terms of the Cinergy Merger and the other transactions contemplated by this Agreement), except that (x) the reference to "20%" in clauses (i), (ii) and (iii) of the definition of "Cinergy Takeover Proposal" in Section 4.03(a) shall be deemed to be a reference to "50%", (y) a "Cinergy Takeover Proposal" shall only be deemed to refer to a transaction involving Cinergy, and not any of its subsidiaries or Cinergy Material Businesses alone, and (z) the references to "or any subsidiary of Cinergy owning, operating or controlling a Cinergy Material Business" in clauses (ii), (iii) and (iv) shall be deemed to be deleted.

        (c)   In addition to the obligations of Cinergy set forth in paragraphs (a) and (b) of this Section 4.03, Cinergy shall as promptly as practicable advise Duke, orally and in writing, of any request for information or of any Cinergy Takeover Proposal (and in any case within 24 hours of such request or the receipt of such Cinergy Takeover Proposal), the principal terms and conditions of such request or Cinergy Takeover Proposal and the identity of the person making such request or Cinergy Takeover

Proposal. Cinergy shall keep Duke informed of the status and details (including amendments or proposed amendments) of any such request or Cinergy Takeover Proposal. Contemporaneously with any termination by Cinergy of this Agreement pursuant to Section 7.01(b)(i), Cinergy shall provide Duke with a written verification that it has complied with its obligations pursuant to this Section 4.03(c) (other than noncompliance which is immaterial).

        (d)   Nothing contained in this Section 4.03 shall prohibit Cinergy from (i) taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to Cinergy's shareholders if, in the good faith judgment of the Board of Directors of Cinergy, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law or (ii) taking actions permitted by Section 4.01(f).

        Section 4.04    No Solicitation by Duke.

        (a)   Duke shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its directors, officers or employees to, and shall use its reasonable best efforts to cause any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries not to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing information), or knowingly take any other action designed to facilitate, any inquiries or the making of any proposal that constitutes a Duke Takeover Proposal (as defined below) or (ii) participate in any negotiations or substantive discussions regarding any Duke Takeover Proposal; provided, however, that if, at any time prior to receipt of the Duke Shareholder Approval (the "Duke Applicable Period"), the Board of Directors of Duke determines in good faith, after consultation with its legal and financial advisors, that a Duke Takeover Proposal that was not solicited by it and that did not otherwise result from a breach (other than in immaterial respects) of this Section 4.04(a) is, or is reasonably likely to result in, a Duke Superior Proposal (as defined in Section 4.04(b)), and subject to providing prior written notice of its decision to take such action to Cinergy and compliance with Section 4.04(c), Duke may (x) furnish information with respect to Duke and its subsidiaries to the person making such proposal (and its representatives) pursuant to a customary confidentiality agreement containing terms no less favorable to Duke than those set forth in the Confidentiality Agreement (provided, that such confidentiality agreement shall not in any way restrict Duke from complying with its disclosure obligations under this Agreement, including with respect to such proposal, but such confidentiality agreement may allow such party to submit to Duke a proposal or offer relating to a transaction) and (y) participate in discussions or negotiations regarding such proposal. Duke, its subsidiaries and their representatives immediately shall cease and cause to be terminated any existing activities, discussions or negotiations with any parties with respect to any Duke Takeover Proposal. For purposes of this Agreement, "Duke Takeover Proposal" means any bona fide inquiry, proposal or offer from any person relating to (i)any direct or indirect acquisition or purchase of a business (a "Duke Material Business") that constitutes 20% or more of the net revenues, net income or the assets (including equity securities) of Duke and its subsidiaries, taken as a whole, (ii) any direct or indirect acquisition or purchase of 20% or more of any class of voting securities of Duke or 20% or more of the voting power of any class of stock of any subsidiary of Duke owning, operating or controlling a Duke Material Business, (iii) any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of voting securities of Duke or 20% or more of the voting power of any class of stock of any subsidiary of Duke owning, operating or controlling a Duke Material Business, or (iv) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Duke or any such subsidiary of Duke owning, operating or controlling a Duke Material Business, in each case other than the transactions contemplated by this Agreement.

        (b)   Except as contemplated by this Section 4.04, neither the Board of Directors of Duke nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Cinergy, the approval or recommendation by such Board of Directors or such committee of this Agreement or the Duke Merger, (ii) approve or recommend, or propose publicly to approve or recommend, any Duke Takeover Proposal, or (iii) cause Duke to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "Duke Acquisition Agreement") related to any Duke Takeover Proposal. Notwithstanding the foregoing:

            (i)  in response to a Duke Takeover Proposal that was not solicited by it and that did not otherwise result from a breach (other than in immaterial respects) of Section 4.04(a), during the Duke Applicable Period, the Board of Directors of Duke may, if it determines in good faith, after consulting with outside counsel, that the failure to take such action would be reasonably likely to result in a breach of the Board of Directors' fiduciary obligations under applicable law, (A) withdraw or modify, or propose publicly to withdraw or modify, the approval or recommendation by such Board of Directors or any committee thereof of this Agreement or the Duke Merger, (B) approve or recommend, or propose to approve or recommend, any Duke Superior Proposal, or (C) terminate this Agreement pursuant to Section 7.01(f), but only after (1) in the case of each of clauses (B) or (C), such Board of Directors has determined in good faith that such Duke Takeover Proposal constitutes a Duke Superior Proposal, and (2) in the case of clause (C), (I) Duke has notified Cinergy in writing of the determination that such Duke Takeover Proposal constitutes a Duke Superior Proposal and (II) at least five business days following receipt by Cinergy of such notice, the Board of Directors of Duke has determined that such Duke Superior Proposal remains a Duke Superior Proposal; and

           (ii)  in circumstances other than as provided in Section 4.04(b)(i), during the Duke Applicable Period, the Board of Directors of Duke may, if it determines in good faith, after consulting with outside counsel, that the failure to take such action would be reasonably likely to result in a breach of the Board of Directors' fiduciary obligations under applicable law, withdraw or modify, or propose publicly to withdraw or modify, the approval or recommendation by such Board of Directors or any committee thereof of this Agreement or the Duke Merger, but only after (1) Duke has notified Cinergy in writing that the Board of Directors of Duke is prepared to make the determination set forth in this clause (ii) setting forth the reasons therefor in sufficient detail, (2) for a period of five business days following Cinergy's receipt of the notice set forth in clause (1) of this sentence, Duke negotiates with Cinergy in good faith to make such adjustments to the terms and conditions of this Agreement, the Mergers and the other transactions contemplated hereby as would enable the Duke Board of Directors to proceed with its recommendation of this Agreement, the Duke Merger and the other transactions contemplated hereby and (3) at the end of such five-business day period the Board of Directors of Duke maintains its determination described in this clause (ii) (after taking into account Cinergy's proposed adjustments to the terms and conditions of this Agreement, the Mergers and the other transactions contemplated hereby).

        For purposes of this Agreement, a "Duke Superior Proposal" means any written Duke Takeover Proposal that the Board of Directors of Duke determines in good faith (after consultation with a financial advisor of nationally recognized reputation) to be more favorable (taking into account (i) all financial and strategic considerations, including relevant legal, financial, regulatory and other aspects of such Duke Takeover Proposal and the Mergers and the other transactions contemplated by this Agreement deemed relevant by the Board of Directors, (ii) the identity of the third-party making such Duke Takeover Proposal, and (iii) the conditions and prospects for completion of such Duke Takeover Proposal) to Duke's shareholders than the Duke Merger and the other transactions contemplated by this Agreement (taking into account all of the terms of any proposal by Cinergy to amend or modify the terms of the Duke Merger, the Cinergy Merger and the other transactions contemplated by this Agreement), except that (x) the reference to "20%" in clauses (i), (ii) and(iii) of the definition of "Duke Takeover Proposal" in Section 4.04(a) shall be deemed to be a reference to "50%", (y) a "Duke Takeover Proposal" shall only be deemed to refer to a transaction involving Duke, and not any of its subsidiaries or Duke Material Businesses alone, and (z) the references to "or any subsidiary of Duke owning, operating or controlling a Duke Material Business" in clauses(ii), (iii) and (iv) shall be deemed to be deleted.

        (c)   In addition to the obligations of Duke set forth in paragraphs (a) and (b) of this Section 4.04, Duke shall as promptly as practicable advise Cinergy, orally and in writing, of any request for information or of any Duke Takeover Proposal (and in any case within 24 hours of such request or the receipt of such Duke Takeover Proposal), the principal terms and conditions of such request or Duke Takeover Proposal and the identity of the person making such request or Duke Takeover Proposal. Duke shall keep Cinergy informed of the status and details (including amendments or proposed amendments) of any such request or Duke Takeover Proposal. Contemporaneously with any termination by Duke of this Agreement pursuant to Section 7.01(b)(i), Duke shall provide Cinergy with a written verification that it has complied with its obligations pursuant to this Section 4.03(c) (other than noncompliance which is immaterial).

        (d)   Nothing contained in this Section 4.04 shall prohibit Duke from (i) taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to Duke's shareholders if, in the good faith judgment of the Board of Directors of Duke, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law or(ii) taking actions permitted by Section 4.02(f).

        Section 4.05    Other Actions.    Each of Cinergy and Duke shall use its reasonable best efforts not to, and shall use its reasonable best efforts not to permit any of their respective subsidiaries to, take any action that would, or that could reasonably be expected to, result in (i) any of there presentations and warranties of such party set forth in this Agreement that is qualified as to materiality becoming untrue, (ii) any of such representations and warranties that is not so qualified becoming untrue in any material respect, or (iii) any condition to the Mergers set forth in Article VI not being satisfied.

        Section 4.06    Coordination of Dividends.    From the date of this Agreement until the Effective Time, Duke and Cinergy shall coordinate with each other regarding the declaration and payment of dividends in respect of the shares of Cinergy Common Stock and Duke Common Stock and the record dates and payment dates relating thereto, including, if applicable, through the payment of the special dividend contemplated by Sections 4.01(c)(i)(A) and 4.02(c)(i)(A), it being the intention of Cinergy and Duke that no holder of Cinergy Common Stock, Duke Common Stock or Company Common Stock shall receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to its shares of Cinergy Common Stock or Duke Common Stock, as the case may be, and/or any shares of Company Common Stock any such holder receives in exchange therefor pursuant to the Mergers.

        Section 4.07    Redemption of Duke Preferred Stock and Duke Preferred Stock A.    Prior to the Duke Effective Time, Duke shall call for redemption all outstanding shares of Duke Preferred Stock and Duke Preferred Stock A at a redemption price equal to the amounts then required to be paid upon redemption of the applicable series of Duke Preferred Stock or Duke Preferred Stock A, as the case may be, pursuant to the term of each such series, together with all dividends accrued and unpaid to the date of such redemption. Duke shall use its reasonable best efforts to redeem all shares of Duke Preferred Stock and Duke Preferred Stock A so that no such shares shall be deemed to be outstanding as of the Duke Effective Time.

        Section 4.08    Transfer of Certain Assets.    Each of Duke, Cinergy and the Company shall, and shall cause each of their subsidiaries to, use their reasonable best efforts prior to the Closing to obtain all consents and approvals necessary to distribute at the Closing, or as soon as reasonably possible thereafter, the generation stations set forth on Section 4.08 of the Duke Disclosure Letter, (together the "Transferred Assets") to the Company and subsequently to contribute the Transferred Assets to The Cincinnati Gas & Electric and shall effect such distribution and contribution as promptly as practicable following the Cinergy Effective Time, subject to the receipt of all such necessary consents and approvals.

ARTICLE V

Additional Agreements

        Section 5.01    Preparation of the Form S-4 and the Joint Proxy Statement; Shareholders Meetings.

        (a)   As soon as practicable following the date of this Agreement, Cinergy and Duke shall prepare and file with the SEC the Joint Proxy Statement and Cinergy, Duke and the Company shall prepare and file with the SEC the Form S-4, in which the Joint Proxy Statement will be included. Each of Cinergy, Duke and the Company shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Cinergy will use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to Cinergy's shareholders, and Duke will use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to Duke's shareholders, in each case as promptly as practicable after the Form S-4is declared effective under the Securities Act. Each party hereto shall also take any action required to be taken under any applicable state or provincial securities laws in connection with the issuance of Company Common Stock in the Mergers and each party shall furnish all information concerning itself and its shareholders as may be reasonably requested in connection with any such action.Each party will advise the others, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Company Common Stock issuable in connection with the Mergers for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information. If prior to the Effective Time any event occurs with respect to Cinergy, Duke or any subsidiary of Cinergy or Duke, respectively, or any change occurs with respect to information supplied by or on behalf of Cinergy or Duke, respectively, for inclusion in the Joint Proxy Statement or the Form S-4 that, in each case, is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the Form S-4, Cinergy or Duke, as applicable, shall promptly notify the other and the Company of such event, and Cinergy or Duke, as applicable, shall cooperate with the Company in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement and the Form S-4 and, as required by law, in disseminating the information contained in such amendment or supplement to Cinergy's shareholders and to Duke's shareholders.

        (b)   Cinergy shall, as soon as reasonably practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its shareholders (the "Cinergy Shareholders Meeting") for the purpose of obtaining the Cinergy Shareholder Approval. Without limiting the generality of the foregoing, Cinergy agrees that its obligations pursuant to the first sentence of this Section 5.01(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to Cinergy of any Cinergy Takeover Proposal, (ii) the withdrawal or modification by the Board of Directors of Cinergy of its approval or recommendation of this Agreement, the Cinergy Merger or the other transactions contemplated hereby, or (iii) the approval or recommendation of any Cinergy Superior Proposal. Notwithstanding any of the events set forth in clauses (i), (ii) and (iii) of the immediately preceding sentence, in the event Cinergy fulfills its obligations pursuant to this Section 5.01(b) and the Cinergy Shareholder Approval is not obtained at the Cinergy Shareholders Meeting, Duke shall not thereafter have the right to terminate this Agreement pursuant to Sections 7.01(h)(i) as a result of the Board of Directors of Cinergy (or any committee thereof) having, pursuant to Section 4.03(b)(ii), withdrawn or modified, or proposed publicly to withdraw or modify, the approval or recommendation by such Board of Directors of this Agreement or the Cinergy Merger, provided Duke shall retain all other rights to terminate this Agreement set forth in Section 7.01.

        (c)   Duke shall, as soon as reasonably practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its shareholders (the "Duke Shareholders Meeting") for the purpose of obtaining the Duke Shareholder Approval. Without limiting the generality of the foregoing, Duke agrees that its obligations pursuant to the first sentence of this Section 5.01(c) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to Duke of any Duke Takeover Proposal, (ii) the withdrawal or modification by the Board of Directors of Duke of its approval or recommendation of this Agreement, the Duke Merger or the other transactions contemplated hereby, or (iii) the approval or recommendation of any Duke Superior Proposal. Notwithstanding any of the events set forth in clauses (i), (ii) and (iii) of the immediately preceding sentence, in the event Duke fulfills its obligations pursuant to this Section 5.01(c) and the Duke Shareholder Approval is not obtained at the Duke Shareholders Meeting, Cinergy shall not thereafter have the right to terminate this Agreement pursuant to Sections 7.01(g)(i) as a result of the Board of Directors of Duke (or any committee thereof) having, pursuant to Section 4.04(b)(ii), withdrawn or modified, or proposed publicly to withdraw or modify, the approval or recommendation by such Board of Directors of this Agreement or the Duke Merger, provided Cinergy shall retain all other rights to terminate this Agreement set forth in Section 7.01.

        (d)   Cinergy and Duke will use their reasonable best efforts to hold the Duke Shareholders Meeting and the Cinergy Shareholders Meeting on the same date and as soon as practicable after the date of this Agreement.

        Section 5.02    Letters of Cinergy's Accountants.    Cinergy shall use its reasonable best efforts to cause to be delivered to Duke two letters from Cinergy's independent accountants, one dated a date within two business days before the date on which the Form S-4 shall become effective and one dated a date within two business days before the Closing Date, each addressed to Duke, in form and substance reasonably satisfactory to Duke and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

        Section 5.03    Letters of Duke's Accountants.    Duke shall use its reasonable best efforts to cause to be delivered to Cinergy two letters from Duke's independent accountants, one dated a date within two business days before the date on which the Form S-4 shall become effective and one dated a date within two business days before the Closing Date, each addressed to Cinergy, inform and substance reasonably satisfactory to Cinergy and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

        Section 5.04    Access to Information; Effect of Review.

        (a)   Access.    Subject to the Confidentiality Agreement, to the extent permitted by applicable law, each of Cinergy and Duke shall, and shall cause each of its respective subsidiaries to, and, so long as consistent with its confidentiality obligations under its applicable agreements, shall use its respective reasonable best efforts to cause the Cinergy Joint Ventures and Duke Joint Ventures, respectively, to, afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, to the extent permitted by applicable law, each of Cinergy and Duke shall, and shall cause each of its respective subsidiaries to, and, so long as consistent with its confidentiality obligations under its applicable agreements, shall use its respective reasonable best efforts to cause the Cinergy Joint Ventures and Duke Joint Ventures, respectively, to, (i) confer on a regular and frequent basis with one or more representatives of the other party to discuss material operational and regulatory matters and the general status of its ongoing operations, (ii) advise the other party of any change or event that has had or could reasonably be expected to have a material adverse effect on such party, and (iii) furnish promptly all other information concerning its business, properties and personnel, in each case as such other party may reasonably request; provided, however, that no actions shall be taken pursuant to this Section 5.04(a) that would result in a waiver of the attorney/client privilege. Notwithstanding the foregoing, if a party requests access to proprietary information of the other party, the disclosure of which would have a material adverse effect on the other party if the Closing were not to occur (giving effect to the requesting party's obligations under the Confidentiality Agreement), such information shall only be disclosed to the extent reasonably agreed upon by the chief financial officers (or their designees) of Cinergy and Duke. All information exchanged pursuant to this Section 5.04(a) shall be subject to the Confidentiality Agreement.

        (b)   Effect of Review.    No review pursuant to this Section 5.04 shall have any effect for the purpose of determining the accuracy of any representation or warranty given by any of the parties hereto to any of the other parties hereto.

        Section 5.05    Regulatory Matters; Reasonable Best Efforts.

        (a)   Regulatory Approvals.    Each party hereto shall cooperate and promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions and filings, and shall use reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things in order to obtain all approvals and authorizations of all Governmental Authorities, necessary or advisable to consummate and make effective, in the most expeditious manner reasonably practicable, the Mergers and the other transactions contemplated by this Agreement, including the Cinergy Required Statutory Approvals and the Duke Required Statutory Approvals; provided, however, that Cinergy shall have primary responsibility for the preparation and filing of any related applications, filings or other materials with the PUCO, the IURC and the KPSC and, provided, further, that Duke shall have primary responsibility for the preparation and filing of any related applications, filings or other materials with the NCUC and the PSCSC. Cinergy shall have the right to review and approve in advance all characterizations of the information relating to Cinergy, on the one hand, and Duke shall have the right to review and approve in advance all characterizations of the information relating to Duke, on the other hand, in either case, that appear in any application, notice, petition or filing made in connection with the Mergers or the other transactions contemplated by this Agreement. Cinergy and Duke agree that they will consult and cooperate with each other with respect to the obtaining of all such necessary approvals and authorizations of Governmental Authorities. On or about the date which is the twelve-month anniversary of the date of this Agreement, the parties shall mutually determine in good faith whether the failure to extend the dates set forth in Section 7.01(b)(i) would be reasonably likely to result in the failure to receive required consents and approvals from Governmental Authorities in light of the facts and circumstances in existence on or about such twelve-month anniversary, and if the parties determine that such an extension is appropriate, they shall negotiate the terms and length of such extension in good faith.

        (b)   Further Actions.    Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary or advisable to consummate and make effective, in the most expeditious manner reasonably practicable, the Mergers and the other transactions contemplated by this Agreement, including (i) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, and (ii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement. Notwithstanding the foregoing, as used in this Section 5.05, "reasonable best efforts" shall not include nor require any party, except as set forth in Section 5.05(b) of the Duke Disclosure Letter, to (A) sell, or agree to sell, hold or agree to hold separate, or otherwise dispose or agree to dispose of any asset, in each case if such sale, separation or disposition or agreement with respect thereto (i) would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the

Company, Cinergy or Duke (provided that for the purposes of determining whether a potential adverse effect would constitute a material adverse effect for the purposes of this clause (i), each of the Company, Cinergy and Duke and their respective subsidiaries, taken as a whole, shall each be deemed to be a consolidated group of entities of the size and scale of Cinergy and its subsidiaries, taken as a whole), (ii) would involve any capital stock of Duke Energy Gas Transmission Corporation or any capital stock of its subsidiaries or any of their respective assets, other than a de minimis amount of such assets or (iii) is of the Transferred Assets or with respect to the Transferred Assets and as a result of such sale, separation, disposition or agreement with respect thereto, thereafter the remaining Transferred Assets held by Duke or its subsidiaries would include less than 1,500 megawatts, or (B) conduct or agree to conduct its business in any particular manner if such conduct or agreement with respect thereto would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company, Cinergy, or Duke (provided that for the purposes of determining whether a potential adverse effect would constitute a material adverse effect for the purposes of this clause (ii), each of the Company, Cinergy and Duke and their respective subsidiaries, taken as a whole, shall be deemed to be a consolidated group of entities of the size and scale of Cinergy and its subsidiaries, taken as a whole.

        (c)   State Anti-Takeover Statutes.    Without limiting the generality of Section 5.05(b), Cinergy and Duke shall (i) take all action necessary to ensure that no state anti-takeover statute or similar statute or regulation is or becomes applicable to the Mergers, this Agreement or any of the other transactions contemplated by this Agreement and (ii) if any state anti-takeover statute or similar statute or regulation becomes applicable to the Mergers, this Agreement or any other transaction contemplated by this Agreement, take all action necessary to ensure that the Mergers and the other transactions contemplated by this Agreement may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Mergers and the other transactions contemplated by this Agreement.

        Section 5.06    Stock Options; Restricted Stock and Equity Awards; Stock Plans.

          (a) (i)   At the Effective Time, all outstanding stock options (the "Cinergy Employee Stock Options") granted under the Cinergy Employee Stock Option Plans, whether vested or unvested, shall be converted into an option to acquire, on the same terms and conditions as were applicable under such Cinergy Employee Stock Option, including vesting(taking into account any acceleration of vesting that may occur as a result of the transactions contemplated hereby), a number of shares of Company Common Stock equal to the number of shares of Cinergy Common Stock subject to such Cinergy Employee Stock Option immediately before the Cinergy Effective Time multiplied by the Cinergy Ratio (rounded to the nearest whole share) at a price per share of Company Common Stock equal to the price per share under such Cinergy Stock Option divided by the Cinergy Ratio (rounded to the nearest cent) (each, as so adjusted, a "Cinergy Adjusted Option");

          (ii)   Prior to the Effective Time, Cinergy shall make such other changes to the Cinergy Employee Stock Option Plans as Cinergy and Duke may agree are appropriate to give effect to the Cinergy Merger;

          (iii)  At the Effective Time, each restricted share of Cinergy Common Stock ("Cinergy Restricted Stock") shall be converted into a number of restricted shares of Company Common Stock equal to the number of restricted shares of Cinergy Common Stock multiplied by the Cinergy Ratio, on the same terms and conditions as were applicable to such share of Cinergy Common Stock, including vesting (taking into account any acceleration of vesting that may occur as a result of the transactions contemplated hereby) ("Cinergy Adjusted Restricted Stock"); and

          (iv)  except as disclosed in Section 5.06(a) of the Cinergy Disclosure Letter, all outstanding Cinergy equity or equity-based awards other than Cinergy Employee Stock Options and Cinergy Restricted Stock (together, "Cinergy Awards"), whether vested or unvested, as of immediately prior to the Cinergy Effective Time shall be converted into an equity or equity-based award in respect of a number of shares of Company Common Stock equal to the number of Cinergy Common Stock represented by such award multiplied by the Cinergy Ratio, on the same terms and conditions as were applicable to such Cinergy equity or equity-based award, including vesting (taking into account any acceleration of vesting that may occur as a result of the transactions contemplated hereby) ("Cinergy Adjusted Awards").

          (v)   Prior to the Cinergy Effective Time, the Board of Directors of Cinergy (or, if appropriate, any committee administering the Cinergy Employee Stock Option Plans) shall adopt such resolutions or take such other actions as may be required to effect the foregoing and to ensure that the conversion pursuant to Section 2.01(b) of the Cinergy Common Stock held by any director or officer of Cinergy and the conversion pursuant to this Section 5.06(a) into Cinergy Adjusted Options of Cinergy Employee Stock Options, Cinergy Adjusted Restricted Stock of Cinergy Restricted Stock and Cinergy Adjusted Awards of Cinergy Awards held by any director or officer of Cinergy will be eligible for exemption under Rule16b-3(e) under the Exchange Act. Notwithstanding anything in Section5.06(a) to the contrary, to the extent that the adjustments set forth in Section 5.06(a) would otherwise result in the adjustment being treated as anew grant of stock options or deferred compensation under Section 409A of the Code, the number of shares subject to any Cinergy Adjusted Option, Cinergy Adjusted Restricted Stock or Cinergy Adjusted Awards converted pursuant to Section 5.06(a) and the exercise price per share of any Cinergy Adjusted Option converted pursuant to Section 5.06(a) shall be determined in a manner that will not result in such conversions being treated as a new grant of stock options or deferred compensation under Section 409A of the Code and most closely reflects the economics of the adjustment pursuant to Section 5.06(a).

          (b) (i)   At the Duke Effective Time, all outstanding stock options (the "Duke Employee Stock Options") granted under the Duke Option Plans, whether vested or unvested, shall be converted into an option to acquire, on the same terms and conditions as were applicable under such Duke Employee Stock Option after taking into account the transactions contemplated hereby, the same number of shares of Company Common Stock at the same price per share of Company Common Stock (each, as so adjusted, a "Duke Adjusted Option", and, together with the Cinergy Adjusted Options, the "Adjusted Options");

          (ii)   Prior to the Duke Effective Time, Duke shall make such other changes to the Duke Option Plans as Cinergy and Duke may agree are appropriate to give effect to the Duke Merger;

          (iii)  At the Duke Effective Time, each restricted share of Duke Common Stock (the "Duke Restricted Stock") shall be converted into a restricted share of Company Common Stock, on the same terms and conditions as were applicable to such share of Duke Common Stock after taking into account the transactions contemplated hereby (the "Duke Adjusted Restricted Stock"); and

          (iv)  except as disclosed in Section 5.06(b) of the Duke Disclosure Letter, all outstanding Duke equity or equity-based awards other than Duke Employee Stock Options and Duke Restricted Stock (together, "Duke Awards"), whether vested or unvested, as of immediately prior to the Duke Effective Time shall be converted into an equity or equity-based award in respect of the same number of shares of Company Common Stock, on the same terms and conditions as were applicable to such Duke equity or equity-based award after taking into account the transactions contemplated hereby ("Duke Adjusted Awards").

          (v)   Prior to the Duke Effective Time, the Board of Directors of Duke (or, if appropriate, any committee administering the Duke Option Plans) shall adopt such resolutions or take such other actions as may be required to effect the foregoing and to ensure that the conversion pursuant to Section 2.01(a) of the Duke Common Stock held by any director or officer of Cinergy and the conversion pursuant to this Section 5.06(b) into Duke Adjusted Options of Duke Employee Stock

  Options, Duke Adjusted Restricted Stock of Duke Restricted Stock and Duke Adjusted Awards of Duke Awards held by any director or officer of Duke will be eligible for exemption under Rule 16b-3(e) under the Exchange Act. Notwithstanding anything in Section 5.06(b) to the contrary, to the extent that the adjustments set forth in Section 5.06(b) would otherwise result in the adjustment being treated as a new grant of stock options or deferred compensation under Section 409A of the Code, the number of shares subject to any Duke Adjusted Option, Duke Adjusted Restricted Stock or Duke Adjusted Awards converted pursuant to Section 5.06(b) and the exercise price per share of any Duke Adjusted Option converted pursuant to Section 5.06(b) shall be determined in a manner that will not result in such conversions being treated as a new grant of stock options or deferred compensation under Section 409A of the Code and most closely reflects the economics of the adjustment pursuant to Section 5.06(b).

        (c)   Prior to the Duke Effective Time, the Board of Directors of the Company shall adopt such resolutions or take such other actions as may be required to ensure to the maximum extent permitted by law that the conversion pursuant to Section 2.01(b) of the Duke Common Stock held by any director or officer of Duke, the conversions pursuant to Section 5.06(b), the conversion pursuant to Section 2.01(a) of the Cinergy Common Stock held by any director or officer of Cinergy and the conversion pursuant to Section 5.06(a) will be eligible for exemption under Rule 16b-3(e) under the Exchange Act. Prior to the Cinergy Effective Time or the Duke Effective Time, as the case may be,Duke and Cinergy, as applicable, shall each deliver to the holders of Cinergy Employee Stock Options and Duke Employee Stock Options (collectively, the "Stock Options") appropriate notices setting forth such holders' rights pursuant to the respective Cinergy Employee Stock Option Plans or Duke Option Plans, as the case may be (collectively, the "Stock Plans"), and the agreements evidencing the grants of such Stock Options, and that such Stock Options and agreements shall be assumed by the Company and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 5.06 after giving effect to the Mergers).

        (d)   Except as otherwise contemplated by this Agreement and except to the extent required under the respective terms of the Stock Options, all restrictions or limitations on transfer and vesting with respect to Stock Options awarded under the Stock Plans, or any other plan, program or arrangement of Cinergy, Duke or any of their subsidiaries, to the extent that such restrictions or limitations shall not have already lapsed, shall remain in full force and effect with respect to such Stock Options after giving effect to the Mergers and the assumption by the Company as set forth above.

        (e)   At the Cinergy Effective Time, by virtue of the Mergers, the Stock Plans shall be assumed by the Company, with the result that all obligations of Cinergy and Duke under the Stock Plans, including with respect to awards outstanding at the Effective Time under each Stock Plan, shall be obligations of the Company following the Effective Time. Prior to the Cinergy Effective Time, the Company shall take all necessary actions for the assumption of the Stock Plans, including the reservation, issuance and listing of Company Common Stock in a number at least equal to the number of shares of Company Common Stock that will be subject to Adjusted Options. As promptly as practicable following the Cinergy Effective Time, the Company shall prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering a number of shares of Company Common Stock determined in accordance with the preceding sentence. Such registration statement shall be kept effective (and the current status of the prospectus or prospectuses required thereby shall be maintained) at least for so long as Adjusted Options remain outstanding.

        Section 5.07    Employee Matters.

        (a)   Following the Cinergy Effective Time, the Company will (subject to this Section 5.07 and Section 5.08), or, as applicable, will cause its subsidiaries to, honor all obligations under any contracts, agreements, collective bargaining agreements, plans (as such may be amended in accordance with this Agreement) and commitments of Cinergy and Duke and their respective subsidiaries that exist on the date of this Agreement (or as established or amended in accordance with or permitted by this Agreement) that apply to any current or former employee, or current or former director, of Cinergy or Duke or any of their subsidiaries; provided, however, that this undertaking is not intended to prevent the Company or its subsidiaries from enforcing such contracts, agreements, collective bargaining agreements, plans (as such may be amended in accordance with this Agreement) and commitments in accordance with their terms, including any reserved right to amend, modify, suspend, revoke or terminate any such contract, agreement, collective bargaining agreement or commitment. The Company acknowledges on behalf of itself and its subsidiaries that the Mergers and the transactions contemplated by this Agreement shall constitute a "Change of Control" or a "Change in Control," as applicable under the Cinergy Employee Stock Options and Cinergy Employee Benefit Plans. Until the first anniversary of the Effective Time, the Company shall provide, or shall cause to be provided, to each individual who is an employee of Cinergy or its subsidiaries (exclusive of any individual who is employed subject to a collective bargaining agreement) immediately prior to the Cinergy Effective Time ("Cinergy Employees") compensation and benefits from time to time that are no less favorable, in the aggregate, than the compensation and benefits provided to Cinergy Employees immediately prior to the Effective time.

        (b)   At the Cinergy Effective Time, it shall be the intent of the Company, that (subject to obligations under applicable law and applicable collective bargaining agreements) (i) any reductions in the employee work force of the Company and its subsidiaries shall be made in light of the circumstances and the objectives to be achieved, giving consideration to previous work history, job experience and qualifications and such other factors as the Company and its subsidiaries consider appropriate, without regard to whether employment prior to the Effective Time was with Cinergy and its subsidiaries or Duke and its subsidiaries, and any employees whose employment is terminated or jobs are eliminated by the Company or any of its subsidiaries during such period shall be entitled to participate on a fair and equitable basis (as determined by the Company and its subsidiaries) in the job opportunity and employment placement programs offered by the Company or any of its subsidiaries for which they are eligible and (ii) employees shall be entitled to participate in all job training, career development and educational programs of the Company and its subsidiaries for which they are eligible, and shall be entitled to be considered for any job opportunities with the Company and its subsidiaries, in each case without regard to whether employment prior to the Cinergy Effective Time was with Cinergy and its subsidiaries or Duke and its subsidiaries. Until the later to occur of (w) the first anniversary of the Cinergy Effective Time and (x) December 31, 2007 (the "Severance Maintenance Period"), Cinergy Employees shall be eligible to receive severance benefits (exclusive of severance benefits provided pursuant to individual agreements or pursuant to arrangements covering only select highly compensated or management employees) in amounts and on terms and conditions no less favorable than the more favorable of (y) those provided to Cinergy Employees pursuant to policies in effect immediately prior to the Cinergy Effective Time, or (z) those provided to similarly situated employees of Duke or its subsidiaries immediately prior to the Effective Time pursuant to policies (other than the DENA Asset Partners, L.P. 2003-2005 Severance Benefits Plan) as in effect from time to time during the Severance Maintenance Period.

        (c)   Subject to its obligations under applicable law and applicable collective bargaining agreements, the Company and its subsidiaries shall give credit under each of their respective employee benefit plans,programs and arrangements to employees for all service prior to the Cinergy Effective Time with Cinergy or Duke or their respective subsidiaries, as applicable, or any predecessor employer (to the extent that such credit was given by Cinergy or Duke or any of their respective subsidiaries, as applicable)for all purposes for which such service was taken into account or recognized by Cinergy or Duke or their respective subsidiaries, as applicable, but not to the extent crediting such service would result in duplication of benefits (including for benefit accrual purposes under defined benefit pension plans).

        Section 5.08    Indemnification, Exculpation and Insurance.

        (a)   Each of the Company, Cinergy, Duke, Merger Sub A and Merger Sub B agrees that, to the fullest extent permitted under applicable law, all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Cinergy Effective Time now existing in favor of the current or former directors, officers, employees or fiduciaries under benefit plans currently indemnified of Cinergy and its subsidiaries or Duke and its subsidiaries, as the case may be, as provided in their respective certificate or articles of incorporation, by-laws (or comparable organizational documents) or other agreements providing indemnification shall survive the Mergers and shall continue in full force and effect in accordance with their terms. In addition, from and after the Cinergy Effective Time, directors,officers, employees and fiduciaries under benefit plans currently indemnified of Cinergy or Duke or their respective subsidiaries who become directors, officers, employees or fiduciaries under benefit plans of the Company will be entitled to the indemnity rights and protections afforded to directors, officers, employees and fiduciaries under benefit plans of the Company.

        (b)   For six years after the Effective Time, the Company shall maintain in effect the directors' and officers' liability (and fiduciary) insurance policies currently maintained by Cinergy and Duke covering acts or omissions occurring on or prior to the Effective Time with respect to those persons who are currently covered by Cinergy's and Duke's respective directors' and officers' liability (and fiduciary) insurance policies on terms with respect to such coverage and in amounts no less favorable than those set forth in the relevant policy in effect on the date of this Agreement. If such no less favorable insurance coverage cannot be maintained, the Company shall maintain the most advantageous policies of directors' and officers' insurance otherwise obtainable. In addition, each of Duke and Cinergy may purchase a six-year "tail"prepaid policy prior to the Effective Time on terms and conditions no less advantageous to the Cinergy Indemnified Parties and Duke Indemnified Parties, or any other person entitled to the benefit of Sections 5.08(a) and (b), as applicable, than the existing directors' and officers' liability (and fiduciary) insurance maintained by Duke or Cinergy, as the case may be, covering without limitation the transactions contemplated hereby. If such "tail" prepaid policy has been obtained by Duke or Cinergy, as the case may be, prior to the Effective Time, the Company shall, and shall cause Duke or Cinergy, as the case may be,after the Effective Time, to maintain such policy in full force and effect, for its full term, and to continue to honor their respective obligations thereunder.

        (c)   From and after the Cinergy Effective Time, each of the Company and the corporation surviving the Cinergy Merger (the "Cinergy Surviving Corporation") agrees that it will jointly and severally indemnify and hold harmless each present director and officer of Cinergy or any of its subsidiaries (in each case, for acts or failures to act in such capacity), determined as of the date hereof, and any person who becomes such a director or officer between the date hereof and the Cinergy Effective Time (collectively, the "Cinergy Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim,action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Cinergy Effective Time, whether asserted or claimed prior to, at or after the Cinergy Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement), to the fullest extent permitted by applicable law (and the Company or the Cinergy Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided that if required by applicable law the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification); and provided, further, that any determination as to whether a Cinergy Indemnified Person is entitled to indemnification or advancement of expenses hereunder pursuant to applicable law shall be made by independent counsel jointly selected by the Cinergy Surviving Corporation and such Cinergy Indemnified Person.

        (d)   From and after the Duke Effective Time, each of the Company and Duke Power LLC, as the successor to the corporation surviving the Duke Merger, agrees that it will jointly and severally indemnify and hold harmless each present director and officer of Duke or any of its subsidiaries(in each case, for acts or failures to act in such capacity), determined as of the date hereof, and any person who becomes such director or officer between the date hereof and the Duke Effective Time (collectively, the "Duke Indemnified Parties"), against any Costs incurred in connection with any claim, action,suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Duke Effective Time, whether asserted or claimed prior to, at or after the Duke Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement), to the fullest extent permitted by applicable law (and the Company or Duke Power LLC shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided that if required by applicable law the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification); and provided, further, that any determination as to whether a Duke Indemnified Person is entitled to indemnification or advancement of expenses hereunder pursuant to applicable law shall be made by independent counsel jointly selected by the Duke Power LLC and such Duke Indemnified Person.

        (e)   The obligations of the Company, the Cinergy Surviving Corporation and Duke Power LLC under this Section 5.08 shall not be terminated or modified by such parties in a manner so as to adversely affect any Cinergy Indemnified Party, Duke Indemnified Party, or any other person entitled to the benefit of Sections 5.08(a) and (b), as the case may be, to whom this Section 5.08 applies without the consent of the affected Cinergy Indemnified Party, Duke Indemnified Party, or such other person, as the case may be. If the Company, the Cinergy Surviving Corporation or Duke Power LLC or any of its respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or Surviving Corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Company, the Cinergy Surviving Corporation or Duke Power LLC, as the case may be, shall assume all of the obligations set forth in this Section 5.08.

        (f)    The provisions of Section 5.08 are (i) intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

        Section 5.09    Fees and Expenses.

        (a)   Except as provided in this Section 5.09, all fees and expenses incurred in connection with the Mergers, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Mergers are consummated, except that each of Cinergy and Duke shall bear and pay one-half of the costs and expenses incurred in connection with (1) the filing, printing and mailing of the Form S-4and the Joint Proxy Statement (including SEC filing fees) and (2) the filings of the premerger notification and report forms under the HSR Act (including filing fees). The Company shall file any return with respect to, and shall pay, any state or local taxes (including any penalties or interest with respect thereto), if any, that are attributable to (i) the transfer of the beneficial ownership of Duke's real property and (ii) the transfer of Duke Common Stock pursuant to this Agreement as a result of the Mergers. Cinergy shall file any return with respect to, and shall pay, any state or local taxes (including penalties or interest with respect thereto), if any, that are attributable to (i) the transfer of the beneficial ownership of Cinergy's real property and (ii) the transfer of Cinergy Common Stock pursuant to this Agreement as a result of the Mergers. Cinergy, Duke and the Company shall cooperate with respect to the filing of such returns, including supplying any information that is reasonably necessary to complete such returns.

        (b)   In the event that (i) following the Cinergy Shareholder Approval, a Cinergy Takeover Proposal shall have been made known to Cinergy or any person shall have publicly announced an intention (whether or not conditional) to make a Cinergy Takeover Proposal and thereafter this Agreement is terminated by Cinergy pursuant to Section 7.01(b)(i), (ii) prior to or during the Cinergy Shareholders Meeting (or any subsequent meeting of Cinergy shareholders at which it is proposed that the Cinergy Merger be approved), a Cinergy Takeover Proposal shall have been publicly disclosed or any person shall have publicly announced an intention (whether or not conditional) to make a Cinergy Takeover Proposal, and thereafter this Agreement is terminated by either Cinergy or Duke pursuant to Section 7.01(b)(iii), (iii) this Agreement is terminated by Cinergy pursuant to Section 7.01(d), or (iv) this Agreement is terminated by Duke pursuant to Section 7.01(h)(i) or (iii), then Cinergy shall immediately pay Duke a fee equal to $300,000,000 (the "Cinergy Termination Fee") minus any amounts as may have been previously paid by Cinergy pursuant to Section 5.09(d), payable by wire transfer of same day funds; provided, however, that no Cinergy Termination Fee shall be payable to Duke (x) pursuant to clause (i) of this paragraph (b) unless and until within six months of such termination Cinergy or any of its subsidiaries enters into any Cinergy Acquisition Agreement or consummates any Cinergy Takeover Proposal, in either case with the person (or an affiliate of such person) that made the Cinergy Takeover Proposal referred to in clause (i) of this paragraph (b) or (y) pursuant to clause (ii) of this paragraph (b) unless and until within 18 months of such termination Cinergy or any of its subsidiaries enters into any Cinergy Acquisition Agreement or consummates any Cinergy Takeover Proposal, in either case with the person (or an affiliate of such person) that made the Cinergy Takeover Proposal referred to in clause (ii) of this paragraph (b) (for the purposes of the foregoing proviso the terms "Cinergy Acquisition Agreement" and "Cinergy Takeover Proposal" shall have the meanings assigned to such terms in Section 4.03 except that the reference to "20%" in the definition of "Cinergy Takeover Proposal" in Section 4.03(a) shall be deemed to be references to "35%"), in which event the Termination Fee shall be immediately payable upon the first to occur of such events, and provided, further, if this Agreement is terminated by Duke pursuant to Section 7.01(h)(i) as a result of the Board of Directors of Cinergy (or any committee thereof) having withdrawn or modified, or proposed publicly to withdraw or modify, the approval or recommendation by such Board of Directors of this Agreement or the Cinergy Merger primarily due to adverse conditions, events or actions of or relating to Duke, the Cinergy Termination Fee shall not be payable to Duke.

        (c)   In the event that (i) following the Duke Shareholder Approval, a Duke Takeover Proposal shall have been made known to Duke or any person shall have publicly announced an intention (whether or not conditional) to make a Duke Takeover Proposal and thereafter this Agreement is terminated by Duke pursuant to Section 7.01(b)(i), (ii) prior to or during the Duke Shareholders Meeting (or any subsequent meeting of Duke shareholders at which it is proposed that the Duke Merger be approved), a Duke Takeover Proposal shall have been publicly disclosed or any person shall have publicly announced an intention (whether or not conditional) to make a Duke Takeover Proposal, and thereafter this Agreement is terminated by either Cinergy or Duke pursuant to Section 7.01(b)(ii), (iii) this Agreement is terminated by Duke pursuant to Section 7.01(f), or (iv) this Agreement is terminated by Cinergy pursuant to Section 7.01(g)(i) or (iii), then Duke shall immediately pay Cinergy a fee equal to $500,000,000 (the "Duke Termination Fee") minus any amounts as may have been previously paid by Duke pursuant to Section 5.09(e), payable by wire transfer of same day funds; provided, however, that no Duke Termination Fee shall be payable to Cinergy (x) pursuant to clause (i) of this paragraph (c) unless and until within six months of such termination Duke or any of its subsidiaries enters into any Duke Acquisition Agreement or consummates any Duke Takeover Proposal, in either case with the person (or an affiliate of such person) that made the Duke Takeover Proposal referred to in clause (i) of this paragraph (c) or (y) pursuant to clause (ii) of this paragraph (c) unless and until within 18 months of such termination Duke or any of its subsidiaries enters into any Duke Acquisition Agreement or consummates any Duke Takeover Proposal, in either case with the person (or an affiliate of such person) that made the Duke Takeover Proposal referred to in clause (ii) of this paragraph (c) (for the purposes of the foregoing proviso the terms "Duke Acquisition Agreement" and

"Duke Takeover Proposal" shall have the meanings assigned to such terms in Section 4.04 except that the references to "20%" in the definition of "Duke Takeover Proposal" in Section 4.04(a) shall be deemed to be references to "35%"), in which event the Termination Fee shall be immediately payable upon the first to occur of such events, and provided, further, if this Agreement is terminated by Cinergy pursuant to Section 7.01(g)(i) as a result of the Board of Directors of Duke (or any committee thereof) having withdrawn or modified, or proposed publicly to withdraw or modify, the approval or recommendation by such Board of Directors of this Agreement or the Duke Merger primarily due to adverse conditions, events or actions of or relating to Cinergy, the Duke Termination Fee shall not be payable to Cinergy.

        (d)   If this Agreement is terminated by Cinergy pursuant to Section 7.01(b)(i) (and following the Cinergy Shareholder Approval a Cinergy Takeover Proposal shall have been made known to Cinergy or any person shall have publicly announced an intention (whether or not conditional) to make a Cinergy Takeover Proposal and in each case there shall not have been a bona fide withdrawal thereof) or by Cinergy or Duke pursuant to Section 7.01(b)(iii) (after the public disclosure of a Cinergy Takeover Proposal or the announcement by any person of the intention (whether or not conditional) to make a Cinergy Takeover Proposal and in each case there shall not have been a bona fide withdrawal thereof), Cinergy shall reimburse Duke promptly upon demand, but in no event later than three business days after the date of such demand, by wire transfer of same day funds, for all fees and expenses, incurred or paid by or on behalf of, Duke in connection with the Mergers, the Duke Conversion, the Restructuring Transactions or the transactions contemplated by this Agreement, including all fees and expenses of counsel, investment banking firms, accountants, experts and consultants to Duke; provided, however, that Cinergy shall not be obligated to make payments pursuant to this Section 5.09(d) in excess of $35,000,000 in the aggregate.

        (e)   If this Agreement is terminated by Duke pursuant to Section 7.01(b)(i) (and following the Duke Shareholder Approval a Duke Takeover Proposal shall have been made known to Duke or any person shall have publicly announced an intention (whether or not conditional) to make a bona fide Duke Takeover Proposal and in each case there shall not have been a bona fide withdrawal thereof) or by Cinergy or Duke pursuant to Section 7.01(b)(ii) (after the public disclosure of a bona fide Duke Takeover Proposal or the announcement by any person of the intention (whether or not conditional) to make a bona fide Duke Takeover Proposal and in each case there shall not have been a bona fide withdrawal thereof), Duke shall reimburse Cinergy promptly upon demand, but in no event later than three business days after the date of such demand, by wire transfer of same day funds, for all fees and expenses incurred, or paid by or on behalf of, Cinergy in connection with the Mergers or the transactions contemplated by this Agreement, including all fees and expenses of counsel, investment banking firms, accountants, experts and consultants to Cinergy; provided, however, that Duke shall not be obligated to make payments pursuant to this Section 5.09(e) in excess of $35,000,000 in the aggregate.

        (f)    Cinergy acknowledges that the agreements contained in Sections 5.09(b) and 5.09(d) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Duke would not enter into this Agreement; accordingly, if Cinergy fails promptly to pay the amount due pursuant to Section 5.09(b) or 5.09(d), and, in order to obtain such payment, Duke commences a suit that results in a judgment against Cinergy for the fees set forth in Section 5.09(b) or 5.09(d), Cinergy shall pay to Duke its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

        (g)   Duke acknowledges that the agreements contained in Sections 5.09(c) and 5.09(e) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Cinergy would not enter into this Agreement; accordingly, if Duke fails promptly to pay the amount due pursuant to Section 5.09(c) or 5.09(e), and, in order to obtain such payment, Cinergy commences a suit that results in a judgment against Duke for the fees set forth in Section 5.09(c) or 5.09(e), Duke shall pay to Cinergy its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

        Section 5.10    Public Announcements.    Cinergy and Duke will consult with each other before issuing, and provide each other the reasonable opportunity to review, comment upon and concur with, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Mergers, and shall not issue any such press release or make any such public statement prior to such consultation, except as any party,after consultation with counsel, determines is required by applicable law or applicable rule or regulation of the NYSE.

        Section 5.11    Affiliates.    As soon as practicable after the date of this Agreement, Cinergy shall deliver to Duke, and Duke shall deliver to Cinergy, a letter identifying all persons who are, at the time this Agreement is submitted for adoption by the respective shareholders of Duke and Cinergy, "affiliates" of Cinergy or Duke, as the case may be, for purposes of Rule 145 under the Securities Act. Cinergy and Duke shall use their respective reasonable best efforts to cause each such person to deliver to the Company as of the Closing Date, a written agreement in mutually acceptable customary form.

        Section 5.12    NYSE Listing.    The Company shall use its reasonable best efforts to cause the shares of Company Common Stock issuable to Cinergy's shareholders and Duke's shareholders as contemplated by this Agreement to be approved for listing on the NYSE, subject to official notice of issuance, as promptly as practicable after the date of this Agreement, and in any event prior to the Closing Date.

        Section 5.13    Shareholder Litigation.    Each of Cinergy and Duke shall give the other the reasonable opportunity to consult concerning the defense of any shareholder litigation against Cinergy or Duke, as applicable, or any of their respective directors relating to the transactions contemplated by this Agreement.

        Section 5.14    Tax-Free Reorganization Treatment.    The parties to this Agreement intend that the Duke Reorganization will qualify as are organization under Section 368(a) of the Code and that the Cinergy Merger will qualify as a reorganization under Section 368(a) of the Code, and each shall not, and shall not permit any of their respective subsidiaries to, take any action, or fail to take any action, that would reasonably be expected to jeopardize the qualification of the Duke Reorganization or the Cinergy Merger as reorganizations under Section 368(a) of the Code.

        Section 5.15    Standstill Agreements; Confidentiality Agreements.    During the period from the date of this Agreement through the Effective Time, neither Cinergy nor Duke shall terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its respective subsidiaries is a party unless required by applicable law or,in the case of a standstill agreement, during the Cinergy Applicable Period in the case of Cinergy or during the Duke Applicable Period in the case of Duke, unless the Board of Directors of the applicable party determines in good faith that failure to do so could reasonably be expected to result in a breach of its fiduciary obligations under applicable law. During such period, Cinergy or Duke, as the case may be, shall enforce, to the fullest extent permitted under applicable law or, in the case of a standstill agreement, during the Cinergy Applicable Period in the case of Cinergy or during the Duke Applicable Period in the case of Duke, unless the Board of Directors of the applicable party determines in good faith that failure to do so could reasonably be expected to result in a breach of its fiduciary obligations under applicable law, the provisions of any such agreement, including by seeking injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof.

ARTICLE VI

Conditions Precedent

        Section 6.01    Conditions to Each Party's Obligation to Effect the Mergers.    The respective obligation of each party to effect the Mergers is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

        (a)    Shareholder Approvals.    Each of the Duke Shareholder Approval and the Cinergy Shareholder Approval shall have been obtained.

        (b)    No Injunctions or Restraints.    No (i) temporary restraining order or preliminary or permanent injunction or other order by any Federal or state court of competent jurisdiction preventing consummation of either of the Mergers or (ii) applicable Federal or state law prohibiting consummation of either of the Mergers (collectively, "Restraints") shall be in effect.

        (c)    Form S-4.    The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

        (d)    NYSE Listing.    The shares of Company Common Stock issuable to Cinergy's shareholders and Duke's shareholders as contemplated by this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

        Section 6.02    Conditions to Obligations of Cinergy.    The obligation of Cinergy to effect the Cinergy Merger is further subject to satisfaction or waiver of the following conditions:

        (a)    Representations and Warranties.    The representations and warranties of Duke set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) does not have, and could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Duke.

        (b)    Performance of Obligations of Duke.    Duke shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

        (c)    Tax Opinion.    Cinergy shall have received a written opinion from Wachtell, Lipton, Rosen & Katz, counsel to Cinergy, dated as of the Closing Date, to the effect that the Cinergy Merger will qualify as are organization under Section 368(a) of the Code. Such counsel shall be entitled to rely upon representation letters from each of the Company, Duke, Duke Power LLC, Cinergy, Merger Sub A, Merger Sub B and others, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated as of the date of such opinion. The opinion condition referred to in this Section 6.2(c) shall not be waivable after receipt of the Cinergy Shareholder Approval, unless further approval of the shareholders of Cinergy is obtained with appropriate disclosure.

        (d)    Statutory Approvals.    The Cinergy Required Statutory Approvals and the Duke Required Statutory Approvals shall have been obtained (including, in each case, the expiration or termination of the waiting periods (and any extensions thereof) under the HSR Act applicable to the Mergers and the transactions contemplated by this Agreement) at or prior to the Effective Time, such approvals shall have become Final Orders (as defined below) and such Final Orders shall not impose terms or conditions that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on (i) the Company and its prospective subsidiaries taken as a whole, (ii) Cinergy and its subsidiaries taken as a whole, or (iii) Duke and its subsidiaries taken as a whole, provided that for the purposes of determining whether such terms and conditions could have a material adverse effect for the purposes of this Section 6.02(d), each of the Company, Cinergy and Duke and their respective subsidiaries, taken as a whole, shall each be deemed to be a consolidated group of entities of the size and scale of Cinergy and its subsidiaries, taken as a whole. A "Final Order" means action by the relevant Governmental Authority that has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by law before the transactions contemplated hereby may be consummated has expired (a "Final Order Waiting Period"), and as to which all conditions to the consummation of such transactions prescribed by law, regulation or order have been satisfied.

        (e)    No Material Adverse Effect.    Except as disclosed in the Duke SEC Reports filed on or after January 1, 2004 and prior to the date hereof or in any specific section of the Duke Disclosure Letter corresponding to Section 3.02, since December 31, 2004, there shall not have been any change, event, occurrence or development that, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on Duke.

        (f)    Closing Certificates.    Cinergy shall have received a certificate signed by an executive officer of Duke, dated the Effective Time, to the effect that, to such officer's knowledge, the conditions set forth in Sections 6.02(a), 6.02(b) and 6.02(e) have been satisfied.

        Section 6.03    Conditions to Obligations of Duke.    The obligation of Duke to effect the Duke Merger, the Duke Conversion and the Restructuring Transactions is further subject to satisfaction or waiver of the following conditions:

        (a)   Representations and Warranties.    The representations and warranties of Cinergy set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) does not have, and could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Cinergy.

        (b)   Performance of Obligations of Cinergy.    Cinergy shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

        (c)   Tax Opinion.    Duke shall have received a written opinion from Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Duke, dated as of the Closing Date, to the effect that the Duke Reorganization will qualify as a reorganization under Section 368(a) of the Code and that the Cinergy Merger will qualify as a reorganization under Section 368(a) of the Code. Such counsel shall be entitled to rely upon representation letters from each of the Company, Duke, Duke Power LLC, Cinergy, Merger Sub A and Merger Sub B and others, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated as of the date of such opinion. The opinion condition referred to in this Section 6.3(c) shall not be waivable after receipt of the Duke Shareholder Approval, unless further approval of the shareholders of Duke is obtained with appropriate disclosure.

        (d)   Statutory Approvals.    The Cinergy Required Statutory Approvals and the Duke Required Statutory Approvals shall have been obtained (including, in each case, the expiration or termination of the waiting periods (and any extensions thereof) under the HSR Act applicable to the Mergers and the transactions contemplated by this Agreement) at or prior to the Effective Time, such approvals shall have become Final Orders and such Final Orders shall not impose terms or conditions that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on (i) the Company and its prospective subsidiaries taken as a whole, (ii) Cinergy and its subsidiaries taken as a whole, or (iii) Duke and its subsidiaries taken as a whole, provided that for the purposes of determining whether such terms and conditions could have a material adverse effect for the purposes of this Section 6.03(d), each of the Company, Cinergy and Duke and their respective subsidiaries, taken as a whole, shall each be deemed to be a consolidated group of entities of the size and scale of Cinergy and its subsidiaries, taken as a whole.

        (e)   No Material Adverse Effect.    Except as disclosed in the Cinergy SEC Reports filed on or after January 1, 2004 and prior to the date hereof or in any specific section of the Cinergy Disclosure Letter corresponding to Section 3.01, since December 31, 2004, there shall not have been any change, event, occurrence or development that, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on Cinergy.

        (f)    Closing Certificates.    Duke shall have received a certificate signed by an executive officer of Cinergy, dated the Effective Time, to the effect that, to such officer's knowledge, the conditions set forth in Sections 6.03(a), 6.03(b) and 6.03(e) have been satisfied.

        Section 6.04    Frustration of Closing Conditions.    Neither Cinergy nor Duke may rely on the failure of any condition set forth in Section 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party's failure to use reasonable best efforts to consummate the Mergers and the other transactions contemplated by this Agreement, to the extent required by and subject to Section 5.05.

ARTICLE VII

Termination, Amendment and Waiver

        Section 7.01    Termination.    This Agreement may be terminated at any time prior to the Effective Time, whether before or (other than pursuant to clauses (d), (f), (g) or (h) below) after the Duke Shareholder Approval or the Cinergy Shareholder Approval:

        (a)   by mutual written consent of Cinergy and Duke;

        (b)   by either Cinergy or Duke:

          (i)    if the Mergers shall not have been consummated by the 12-month anniversary of the date of this Agreement (the "Initial Termination Date"); provided, however, that the right to terminate this Agreement pursuant to this Section 7.01(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Mergers to be consummated by such time; and provided, further, that, (A) if on the Initial Termination Date the conditions to the Closing set forth in Sections 6.01(b), 6.02(d) and/or 6.03(d) shall not have been fulfilled but all other conditions to the Closing shall have been fulfilled or shall be capable of being fulfilled, then either party may (on one or more occasions) extend the Initial Termination Date up to the 15-month anniversary of the date of this Agreement and (B) if the Initial Termination Date (as it may be extended pursuant to clause (A) of this Section 7.01(b)(i)(A)) shall occur during any Final Order Waiting Period, the Initial Termination Date shall be extended until the third business day after the expiration of such Final Order Waiting Period;

          (ii)   if the Duke Shareholder Approval shall not have been obtained at a Duke Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof;

          (iii)  if the Cinergy Shareholder Approval shall not have been obtained at a Cinergy Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof;

          (iv)  if any Restraint having any of the effects set forth in Section 6.01(b) shall be in effect and shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.01(b)(iv) shall have used its reasonable best efforts to prevent the entry of and to remove such Restraint; or

          (v)   if any condition to the obligation of such party to consummate the Cinergy Merger or the Duke Merger, as applicable, set forth in Section 6.02 (in the case of Cinergy) or in Section 6.03 (in the case of Duke) becomes incapable of satisfaction prior to the Initial Termination Date (or, if the Initial Termination Date is extended in accordance with the second proviso to Section 7.01(b)(i), such date as extended); provided, however, in the case of Section 6.02(d) and 6.03(d), the Initial Termination Date shall refer to such date as it may be extended pursuant to the second proviso to Section 7.01(b)(i); and provided further, that the failure of any such condition to be capable of satisfaction is not the result of a material breach of this Agreement by the party seeking to terminate this Agreement.

        (c)   by Cinergy, if Duke shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.02(a) or (b), and (B) is incapable of being cured by Duke or is not cured by Duke within 105 days following receipt of written notice from Cinergy of such breach or failure to perform;

        (d)   by Cinergy in accordance with Section 4.03(b); provided, that, in order for the termination of this Agreement pursuant to this paragraph (d) to be deemed effective, Cinergy shall have complied with Section 4.03 and with applicable requirements, including the payment of the Cinergy Termination Fee, of Section 5.09;

        (e)   by Duke, if Cinergy shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.03(a) or (b), and (B) is incapable of being cured by Cinergy or is not cured by Cinergy within 105 days following receipt of written notice from Duke of such breach or failure to perform;

        (f)    by Duke in accordance with Section 4.04(b); provided, that, in order for the termination of this Agreement pursuant to this paragraph (f) to be deemed effective, Duke shall have complied with Section 4.04 and with applicable requirements, including the payment of the Duke Termination Fee, of Section 5.09;

        (g)   by Cinergy, if the Board of Directors of Duke (or any committee thereof) (i) shall have withdrawn or modified, or proposed publicly to withdraw or modify, the approval or recommendation by such Board of Directors of this Agreement or the Duke Merger, (ii) shall fail to reaffirm such approval or recommendation within 15 business days of receipt of Cinergy's written request at any time when a Duke Takeover Proposal shall have been made and not rejected by the Board of Directors of Duke, provided, that, such 15-business day period shall be extended for ten business days following any material modification to such Duke Takeover Proposal occurring after the receipt of Cinergy's written request and provided, further, that such 15-business day period shall recommence each time a Duke Takeover Proposal has been made following the receipt of Cinergy's written request by a person that had not made a Duke Takeover Proposal prior to the receipt of Cinergy's written request, or (iii) shall have approved or recommended, or proposed to approve or recommend, a Duke Takeover Proposal; or

        (h)   by Duke, if the Board of Directors of Cinergy (or any committee thereof) (i) shall have withdrawn or modified, or proposed publicly to withdraw or modify, the approval or recommendation by such Board of Directors of this Agreement or the Cinergy Merger, (ii) shall fail to reaffirm such approval or recommendation within 15 business days of receipt of Duke's written request at any time when a Cinergy Takeover Proposal shall have been made and not rejected by the Board of Directors of Cinergy, provided, that, such 15-business day period shall be extended for ten business days following any material modification to such Cinergy Takeover Proposal occurring after the receipt of Duke's written request and provided, further, that such 15-business day period shall recommence each time a Cinergy Takeover Proposal has been made following the receipt of Duke's written request by a person that had not made a Cinergy Takeover Proposal prior to the receipt of Duke's written request, or (iii) shall have approved or recommended, or proposed to approve or recommend, a Cinergy Takeover Proposal.

        Section 7.02    Effect of Termination.

        (a)   In the event of termination of this Agreement by either Duke or Cinergy as provided in Section 7.01, this Agreement shall forthwith become null and void and have no effect, without any liability or obligation on the part of Cinergy or Duke, other than the provisions of Section 5.09, this Section 7.02 and Article VIII, which provisions shall survive such termination, and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement, in which case such termination shall not relieve any party of any liability or damages resulting from its willful and material breach of this Agreement (including any such case in which a Cinergy Termination Fee or a Duke Termination Fee, as the case may be, is, or any expenses of Cinergy or Duke in connection with the transactions contemplated by this Agreement are, payable pursuant to Section 5.09 to Cinergy or Duke, as the case may be (the "Injured Party"), to the extent any such liability or damage suffered by the Injured Party exceeds the amount of the Cinergy Termination Fee, in the circumstance in which Duke is the Injured Party, or the Duke Termination Fee, in the circumstance in which Cinergy is the Injured Party and any expenses payable pursuant to Section 5.09 to the Injured Party, it being the intent that any Cinergy Termination Fee, Duke Termination Fee and any expenses paid to the Injured Party shall serve as a credit against and off-set any liability or damage suffered by the Injured Party to the extent of such payment).

        (b)   In the event Duke terminates this Agreement pursuant to Section 7.01(h)(i) as a result of the Board of Directors of Cinergy having withdrawn or modified, or proposed to publicly withdraw or modify, the approval or recommendation by such Board of Directors of this Agreement or the Cinergy Merger that was made primarily due to adverse conditions, events or actions of or relating to Duke, in any judicial, court or tribunal proceeding in which the payment of the Cinergy Termination Fee is at issue, whether brought or initiated by Duke or Cinergy, Cinergy shall have the burden of proving that the Board of Directors of Cinergy withdrew or modified, or proposed publicly to withdraw or modify, the approval or recommendation by such Board of Directors of this Agreement or the Cinergy Merger primarily due to adverse conditions, events or actions of or relating to Duke.

        (c)   In the event Cinergy terminates this Agreement pursuant to Section 7.01(g)(i) as a result of the Board of Directors of Duke having withdrawn or modified, or proposed to publicly withdraw or modify, the approval or recommendation by such Board of Directors of this Agreement or the Duke Merger that was made primarily due to adverse conditions, events or actions of or relating to Cinergy, in any judicial, court or tribunal proceeding in which the payment of the Duke Termination Fee is at issue, whether brought or initiated by Cinergy or Duke, Duke shall have the burden of proving that the Board of Directors of Duke withdrew or modified, or proposed publicly to withdraw or modify, the approval or recommendation by such Board of Directors of this Agreement or the Duke Merger primarily due to adverse conditions, events or actions of or relating to Cinergy.

        Section 7.03    Amendment.    This Agreement may be amended by the parties at any time before or after the Cinergy Shareholder Approval or the Duke Shareholder Approval; provided, however, that after any such approval, there shall not be made any amendment that by law requires further approval by the shareholders of Cinergy or Duke without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

        Section 7.04    Extension; Waiver.    At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.03, waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE VIII

General Provisions

        Section 8.01    Nonsurvival of Representations and Warranties.    None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time and such provisions shall survive the Effective Time.

        Section 8.02    Notices.    All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (as of the time of delivery or, in the case of a telecopied communication, of confirmation) if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a)   if to Cinergy, to:

              Cinergy Corp.
              139 East 4th Street
              Cincinnati, Ohio 45201
              Telecopy No.: (513) 287-2433
              Attention: Marc E. Manly
                                Executive Vice President
                                and Chief Legal Officer
              with a copy to:
              Wachtell, Lipton, Rosen & Katz
              51 West 52nd Street
              New York, New York 10019

              Telecopy No.: (212) 403-2000
              Attention: Steven A. Rosenblum
                                Stephanie J. Seligman

        (b)   if to Duke, to:

              Duke Energy Corporation
              526 S. Church Street
              Charlotte, North Carolina 28202
              Telecopy No.:
              Attention: General Counsel
              with a copy to:
              Skadden, Arps, Slate, Meagher & Flom LLP
              4 Times Square
              New York, New York 10036
              Telecopy No.: (212) 735-2000
              Attention: Peter Allan Atkins
                                Sheldon S. Adler

        Section 8.03    Definitions.    For purposes of this Agreement:

        (a)   an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where "control" means the possession, directly or indirectly, of the power to director cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise;

        (b)   "capital stock" or "shares of capital stock" means (a) with respect to a corporation, as determined under the laws of the jurisdiction of organization of such entity, capital stock or such shares of capital stock; (b) with respect to a partnership, limited liability company, or similar entity, as determined under the laws of the jurisdiction of organization of such entity, units, interests, or other partnership or limited liability company interests; or (c) any other equity ownership or participation;

        (c)   "material adverse change" or "material adverse effect" means, when used in connection with Cinergy, Duke or the Company, as the case may be, any change, effect, event, occurrence or state of facts (i) that is materially adverse to the business, assets, properties, financial condition or results of operations of such person and its subsidiaries taken as a whole but excluding any of the foregoing resulting from (A) changes in international or national political or regulatory conditions generally (in each case, to the extent not disproportionately affecting the applicable person as compared to similarly situated persons), (B) changes or conditions generally affecting the U.S. economy or financial markets or generally affecting any of the segments of the industry in which the applicable person or any of its subsidiaries operates (in each case, to the extent not disproportionately affecting the applicable person as compared to similarly situated persons) or (C) the announcement or consummation of this Agreement or (ii) that prevents or materially delays such person from performing its material obligations under this Agreement or consummation of the transactions contemplated hereby;

        (d)   "person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity; and

        (e)   "subsidiary" means, with respect to any person, any other person, whether incorporated or unincorporated, of which more than 50% of either the equity interests in, or the voting control of, such other person is, directly or indirectly through subsidiaries or otherwise, beneficially owned by such first person. Each of Ohio Sub and Indiana Sub shall be considered wholly-owned subsidiaries of Cinergy.

        Section 8.04    Interpretation and Other Matters.

        (a)   When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

        (b)   Each of the Cinergy and Duke has or may have set forth information in its respective disclosure letter in a section thereof that corresponds to the section of this Agreement to which it relates. A matter set forth in one section of a disclosure letter need not be set forth in any other section of the disclosure letter so long as its relevance to the latter section of the disclosure letter or section of the Agreement is readily apparent on the face of the information disclosed in the disclosure letter to the person to which such disclosure is being made. The fact that any item of information is disclosed in a disclosure letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms "material," "material adverse effect" or other similar terms in this Agreement.

        (c)   Duke agrees to cause each of the Company, Merger Sub A and Merger Sub B to comply with its respective obligations under this Agreement.

        Section 8.05    Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to the other parties.

        Section 8.06    Entire Agreement; No Third-Party Beneficiaries.    This Agreement (including the documents and instruments referred to herein) and the Confidentiality Agreement (i) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (ii) except for the provisions of Section 5.08 (which shall be enforceable by the Indemnified Parties), are not intended to confer upon any person other than the parties any rights or remedies.

        Section 8.07    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflict of laws, except that matters related to the Cinergy Merger and the fiduciary obligations of the Cinergy Board of Directors shall be governed by the laws of the State of Delaware and that matters related to the Duke Merger and the fiduciary obligations of the Duke Board of Directors shall be governed by the laws of the State of North Carolina.

        Section 8.08    Assignment.    Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other party. Any attempted or purported assignment in violation of the preceding sentence shall be null and void and of no effect whatsoever. Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

        Section 8.09    Enforcement.    The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Federal court located in the Borough of Manhattan in The City of New York, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Federal court located in the Borough of Manhattan in The City of New York in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal court sitting in the Borough of Manhattan in The City of New York.

        Section 8.10    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

        Section 8.11    Waiver of Jury Trial.    Each party to this Agreement waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement.

        Section 8.12    Alternative Structure

        The parties agree that in the event that it becomes reasonably likely that it will not be possible to obtain any of the Cinergy Required Statutory Approvals or Duke Required Statutory Approvals in a manner that will result in the satisfaction of the conditions set forth in Section 6.02(d) and Section 6.03(d) prior to the Initial Termination Date (assuming the Initial Termination Date is extended in accordance with the second proviso to Section 7.01(b)(i)) or reasonably likely that it will not be possible for any other condition to the obligations of any of the parties to consummate the transactions contemplated hereby to be satisfied by the Initial Termination Date, the parties shall use reasonable best efforts to modify the structure of the Mergers, the Restructuring Transactions and the other transactions contemplated hereby in order to permit the Mergers to be consummated without altering the Duke Ratio, the Cinergy Ratio or the anticipated United States federal income tax consequences to Duke, Cinergy or their shareholders as promptly as practicable in accordance with their respective terms. The parties agree that completion of any Restructuring Transactions will not be a condition to consummation of the Mergers and that Duke will not effect any Restructuring Transactions that would prevent satisfaction of the conditions set forth in Article VI.

        IN WITNESS WHEREOF, Duke, Cinergy, the Company, Merger Sub A and Merger Sub B have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

DUKE ENERGY CORPORATION
By:	/s/ PAUL M. ANDERSON Name: PAUL M. ANDERSON Title: Chairman and Chief Executive Officer
CINERGY CORP.
By:	/s/ JAMES E. ROGERS Name: JAMES E. ROGERS Title: Chairman, President and Chief Executive Officer
DEER HOLDING CORP.
By:	/s/ JIM W. MOGG Name: JIM W. MOGG Title: Director
DEER ACQUISITION CORP.
By:	/s/ B. KEITH TRENT Name: B. KEITH TRENT Title: Director
COUGAR ACQUISITION CORP.
By:	/s/ B. KEITH TRENT Name: B. KEITH TRENT Title: Director
SIGNATURE PAGE TO THE MERGER AGREEMENT

CONFIDENTIAL DISCLOSURE SCHEDULES

Duke Energy
Section 1.03(a)	The Restructuring Transactions
Section 1.03(c)	DENA Restructuring Transactions
Section 3.02(a)	Organization and Qualification
Section 3.02(a)(ii)	Duke Joint Ventures
Section 3.02(a)(iii)	Interests Other Than Subsidiaries of Duke or Duke Joint Ventures
Section 3.02(b)	Capital Stock
Section 3.02(b)(i)	Options
Section 3.02(b)(ii)	Voting, Trusts, Proxies, Other Commitments
Section 3.02(b)(iv)	Voting Debt
Section 3.02(d)	Conflicts; Approvals and Consents
Section 3.02(d)(i)	Potential Conflicts
Section 3.02(d)(ii)	Required Consents and Approvals
Section 3.02(f)	Certain Changes or Events
Section 3.02(g)	Undisclosed Liabilities
Section 3.02(h)	Legal Proceedings
Section 3.02(j)(i)	Permits
Section 3.02(j)(ii)	Compliance with Laws and Orders
Section 3.02(k)	Taxes
Section 3.02(k)(iii)	Tax Audits, Examinations, Deficiencies, Refund Litigation, Proposed Adjustments or Matter in Controversy
Section 3.02(k)(v)	Statutory Periods of Limitation and Power of Attorney
Section 3.02(k)(vi)	Agreements with State and Local Jurisdictions
Section 3.02(l)(i)	Employee Benefit Plans; ERISA
Section 3.02(l)(iii)	Discrimination Litigation
Section 3.02(l)(iv)	Employee Benefit Plans—Change of Control
Section 3.02(m)	Labor Matters
Section 3.02(n)	Environmental Matters
Section 3.02(o)	Operations of Nuclear Power Plants
Section 3.02(v)	Insurance
Section 3.02(w)	Trading
Section 4.02(a)	Exceptions from Ordinary Course
Section 4.02(b)	Amendments to Charter Documents
Exhibit A	Amendment to the Restated Articles of Incorporation of Duke
Exhibit B	Amendment to the By-Laws of Duke
Section 4.02(c)	Dividends—Redemption, Repurchase, Acquisition of Shares
Section 4.02(d)	Share Issuances
Section 4.02(e)	Acquisitions; Capital Expenditures
Section 4.02(f)	Dispositions
Section 4.02(g)	Indebtedness
Section 4.02(h)	Marketing of Energy; Trading
Section 4.02(i)	Employee Benefits
Section 4.02(j)	Regulatory Status
Section 4.02(k)	Accounting
Section 4.02(l)	Insurance
Section 4.02(m)	Taxes
Section 4.08	Transferred Assets
Section 5.05(b)	Crescent Resources Agreement I

Section 5.06(b)	Conversion of Duke Awards
Section 6.03(d)	Crescent Resources Agreement II
Cinergy
Section 3.01(a)	Organization and Qualification
Section 3.01(b)	Capital Stock
Section 3.01(b)(iv)	Capital Stock—Voting Debt
Section 3.01(d)	Conflicts; Approvals and Consents
Section 3.01(e)	SEC Reports, Financial Statements and Utility Reports
Section 3.01(f)	Absence of Certain Changes or Events
Section 3.01(g)	Absence of Undisclosed Liabilities
Section 3.01(h)	Legal Proceedings
Section 3.01(j)-1	Permits
Section 3.01(j)-2	Compliance with Laws and Orders
Section 3.01(k)	Taxes
Section 3.01(k)(iii)	Tax Audits
Section 3.01(k)(iv)	Audit History
Section 3.01(k)(v)	Waivers of Statutory Periods of Limitation
Section 3.01(k)(vi)	Agreements with State and Local Jurisdictions
Section 3.01(l)	Employee Benefit Plans; ERISA
Section 3.01(l)(i)	Employee Benefit Plans—Material Agreements
Section 3.01(l)(iv)	Employee Benefit Plans—Change of Control
Section 3.01(m)	Labor Matters
Section 3.01(n)	Environmental Matters
Section 3.01(r)	Ownership of Duke Capital Stock
Section 3.01(u)	Insurance
Section 3.01(v)	Trading
Section 4.01	Covenants of Cinergy
Section 4.01(a)	Exceptions from Ordinary Course
Section 4.01(c)	Dividends
Section 4.01(c)(iv)	Dividends—Redemption, Repurchase, Acquisition of Shares
Section 4.01(d)	Share Issuance
Section 4.01(e)	Acquisitions; Capital Expenditures
Section 4.01(f)	Dispositions
Section 4.01(g)	Indebtedness
Section 4.01(h)	Marketing of Energy; Trading
Section 4.01(i)	Employee Benefits
Section 4.01(j)	Regulatory Matters
Section 4.01(k)	Accounting
Section 4.01(l)	Insurance
Section 4.01(m)	Taxes
Section 5.06(a)	Conversion of Cinergy Awards
Section 6.02(d)	Conditions to Obligations of Cinergy

Exhibit A
To The Merger Agreement

FORM OF CERTIFICATE OF INCORPORATION OF THE
COMPANY AS OF THE EFFECTIVE TIME

RESTATED CERTIFICATE OF INCORPORATION

OF

DUKE ENERGY CORPORATION

        DUKE ENERGY CORPORATION, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY AS FOLLOWS:

        1.     The name of the corporation is Duke Energy Corporation and the name under which the corporation was originally incorporated was Deer Holding Corp. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 3, 2005.

        2.     This Restated Certificate of Incorporation, having been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the "DGCL") and by the unanimous written consent of the stockholders of the Corporation in accordance with Section 228 of the DGCL, restates and integrates and further amends the provisions of the Certificate of Incorporation as amended or supplemented heretofore. As so restated and integrated and further amended, the Restated Certificate of Incorporation (hereinafter, this "Certificate of Incorporation") reads as follows:

ARTICLE FIRST

Name

        The name of the corporation is Duke Energy Corporation.

ARTICLE SECOND

Registered Office

        The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

ARTICLE THIRD

Purpose

        The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

ARTICLE FOURTH

Capital Stock

        (a)   The aggregate number of shares of stock that the Corporation shall have authority to issue is [                ] shares, consisting of [                ] shares of Common Stock, no par value per share (the "Common Stock"), and [                ] shares of Preferred Stock, no par value per share (the "Preferred Stock").

        (b)   The Board of Directors of the Corporation shall have the full authority permitted by law, at any time and from time to time, to divide the authorized and unissued shares of Preferred Stock into one or more classes or series and, with respect to each such class or series, to determine by resolution or resolutions the number of shares constituting such class or series and the designation of such class or series, the voting powers, if any, of the shares of such class or series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of any such class or series of Preferred Stock to the full extent now or hereafter permitted by the law of the State of Delaware. The powers, preferences and relative, participating, optional and other special rights of each class or series of Preferred Stock and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other classes or series at any time outstanding.

        (c)   Subject to applicable law and the rights, if any, of the holders of any class or series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends, dividends may be declared and paid on the Common Stock at such times and in such amounts as the Board of Directors of the Corporation in its discretion shall determine. Nothing in this ARTICLE FOURTH shall limit the power of the Board of Directors to create a class or series of Preferred Stock with dividends the rate of which is calculated by reference to, and the payment of which is concurrent with, dividends on shares of Common Stock.

        (d)   In the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, subject to the rights of the holders of any class or series of the Preferred Stock, the net assets of the Corporation available for distribution to stockholders of the Corporation shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests. If the assets of the Corporation are not sufficient to pay the amounts, if any, owing to holders of shares of Preferred Stock in full, holders of all shares of Preferred Stock will participate in the distribution of assets ratably in proportion to the full amounts to which they are entitled or in such order or priority, if any, as will have been fixed in the resolution or resolutions providing for the issue of the class or series of Preferred Stock. Neither the merger or consolidation of the Corporation into or with any other corporation, nor a sale, transfer or lease of all or part of its assets, will be deemed a liquidation, dissolution or winding up of the Corporation within the meaning of this paragraph, except to the extent specifically provided in any certificate of designation for any class or series of Preferred Stock. Nothing in this ARTICLE FOURTH shall limit the power of the Board of Directors to create a class or series of Preferred Stock for which the amount to be distributed upon any liquidation, dissolution or winding up of the Corporation is calculated by reference to, and the payment of which is concurrent with, the amount to be distributed to the holders of shares of Common Stock.

        (e)   Except as otherwise required by law, as otherwise provided herein or as otherwise determined by the Board of Directors as to the shares of any class or series of Preferred Stock, the holders of Preferred Stock shall have no voting rights and shall not be entitled to any notice of meetings of stockholders.

        (f)    Except as otherwise required by law and subject to the rights of the holders of any class or series of Preferred Stock, with respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, the holders of any outstanding shares of Common Stock shall vote together as a class, and every holder of Common Stock shall be entitled to cast thereon one vote in person or by proxy for each share of Common Stock standing in such holder's name on the books of the Corporation; provided, however, that, except as otherwise required by law, or unless provided in any certificate of designation for any class or series of Preferred Stock, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designations relating to any class or series of Preferred Stock) that relates solely to the terms of one or more outstanding classes or series of Preferred Stock if the holders of such affected class or series are entitled, either separately or together with the holders of one or more other such classes or series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designations relating to any class or series of Preferred Stock) or pursuant to applicable law. Subject to the rights of the holders of any class or series of Preferred Stock, stockholders of the Corporation shall not have any preemptive rights to subscribe for additional issues of stock of the Corporation and no stockholder will be permitted to cumulate votes at any election of directors.

ARTICLE FIFTH

Board of Directors

        (a)   The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

        (b)   Except as otherwise fixed by or pursuant to provisions of ARTICLE FOURTH relating to the rights of the holders of any series of Preferred Stock, the number of directors of the Corporation shall not be less than nine (9) nor more than eighteen (18), as may be fixed from time to time by the Board of Directors.

        (c)   A director may be removed from office with or without cause; provided, however, that, subject to applicable law, any director elected by the holders of any series of Preferred Stock may be removed without cause only by the holders of a majority of the shares of such series of Preferred Stock.

        (d)   Except as otherwise fixed by or pursuant to provisions of ARTICLE FOURTH relating to the rights of the holders of any series of Preferred Stock, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office until the next succeeding annual meeting of shareholders and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

        (e)   Except as otherwise fixed by or pursuant to provisions of ARTICLE FOURTH relating to the rights of the holders of any series of Preferred Stock, the directors shall be elected by the holders of voting stock and shall hold office until the next annual meeting of shareholders and until their respective successors shall have been duly elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

        (f)    Election of directors need not be by written ballot unless the By-Laws so provide.

        (g)   In addition to the powers and authority herein before or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

ARTICLE SIXTH

Action by Stockholders; Books of the Corporation

        (a)   Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

        (b)   Any action required or permitted to be taken at any Annual or Special Meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote only if consent in writing setting forth the action so taken is signed by all the holders of the Corporation's issued and outstanding capital stock entitled to vote thereon.

ARTICLE SEVENTH

Amendment of Certificate of Incorporation

        The Corporation reserves the right to supplement, amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware and this Certificate of Incorporation, and all rights conferred upon stockholders, directors and officers herein are granted subject to this reservation. Notwithstanding the foregoing, this ARTICLE SEVENTH and sections (b) and (d) of ARTICLE FIFTH may not be supplemented, amended, altered, changed, or repealed in any respect, nor may any provision inconsistent therewith be adopted, unless such supplement, amendment, alteration, change or repeal is approved by the affirmative vote of the holders of at least 80% of the combined voting power of the then outstanding shares of stock of all classes of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE EIGHTH

Amendment of By-laws

        In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors of the Corporation is expressly authorized to adopt, repeal, alter or amend the By-laws of the Corporation. No By-laws may be adopted, repealed, altered or amended in any manner that would be inconsistent with this Restated Certificate of Incorporation (as it may be adopted, repealed, altered or amended from time to time in accordance with ARTICLE SEVENTH).

ARTICLE NINTH

Limitation of Liability

        Except to the extent elimination or limitation of liability is not permitted by applicable law, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty in such capacity. Any repeal or modification of this ARTICLE NINTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

ARTICLE TENTH

Liability of Stockholders

        The holders of the capital stock of the Corporation shall not be personally liable for the payment of the Corporation's debts, and the private property of the holders of the capital stock of the Corporation shall not be subject to the payment of debts of the Corporation to any extent whatsoever.

        IN WITNESS WHEREOF, THE UNDERSIGNED, being the [INSERT TITLE], has executed this Restated Certificate of Incorporation as of the [    ] day of [                ], 200[  ], and DOES HEREBY CERTIFY under the penalties of perjury that the facts stated in this Restated Certificate of Incorporation are true.

By:	Name: Title:

Exhibit B
To The Merger Agreement

FORM OF BY-LAWS OF THE COMPANY
AS OF THE EFFECTIVE TIME

AMENDED AND RESTATED

BY-LAWS

of

DUKE ENERGY CORPORATION

Effective as of [    •    ], [    •    ]

AMENDED AND RESTATED BY-LAWS

of

DUKE ENERGY CORPORATION

(A CORPORATION ORGANIZED UNDER THE LAWS OF THE
STATE OF DELAWARE, THE "CORPORATION")
(EFFECTIVE AS OF o, o)

ARTICLE I

Offices

        Section 1.01.    Principal Office.    The principal office of the Corporation shall be located in Charlotte, North Carolina.

        Section 1.02.    Registered Office and Agent.    The address of the registered office of the Corporation in the State of Delaware shall be 1209 Orange Street, Wilmington, Delaware 19801. The name of the registered agent is The Corporation Trust Company. Such registered agent has a business office identical with such registered office.

        Section 1.03.    Other Offices.    The Corporation may have such other offices either within or without the State of Delaware as the Board of Directors (the "Board" and each member thereof, a "Director") may designate or as the business of the Corporation may from time to time require.

ARTICLE II

Stockholders

        Section 2.01.    Place of Stockholders' Meetings.    All meetings of the stockholders of the Corporation shall be held at such place or places, within or outside the State of Delaware, as may be fixed by the Board from time to time or as shall be in the respective notices thereof. The Board may, in its sole discretion, determine that a meeting of the stockholders shall not be held at any place, but may instead be held solely by means of remote communication in the manner authorized by the General Corporation Law of the State of Delaware (the "DGCL").

        Section 2.02.    Day and Time of Annual Meetings of Stockholders.    An annual meeting of stockholders shall be held at such date and hour as shall be determined by the Board and designated in the notice thereof. Any previously scheduled annual meeting of stockholders may be postponed by action of the Board taken prior to the time previously scheduled for such annual meeting of stockholders.

        Section 2.03.    Purposes of Annual Meetings.

        (a)   Subject to the rights of the holders of any series of Preferred Stock of the Corporation, at each annual meeting, the stockholders shall elect the Directors. At any such annual meeting any other business properly brought before the meeting may be transacted.

        (b)   To be properly brought before an annual meeting, business must be (i) specified in the notice of the meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly brought before the meeting by or at the direction of the Board or (iii) otherwise properly brought before the meeting by a stockholder who is a holder of record at the time of the giving of notice provided for in this Section 2.03(b), who is entitled to vote at the meeting and who complies with the procedures set forth in this Section 2.03(b). For business to be properly brought before an annual meeting by a stockholder, such business must be a proper matter for stockholder action under applicable law and the stockholder must have given written notice thereof, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Corporation at the principal executive offices of the Corporation, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting provided, that the first such anniversary date occurring after the effective date of these By-Laws shall be deemed to be o, o and provided, further, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so received not later than the tenth day following the day on which notice of the date of the annual meeting was mailed or public announcement of the date of such meeting is first made by the Corporation, whichever occurs first. In no event shall the public announcement of an adjournment of an annual meeting of shareholders commence a new time period for the giving of a shareholder's notice as described above. Any such notice shall set forth as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, and, in the event that such business includes a proposal to amend either the Restated Certificate of Incorporation of the Corporation (the "Certificate") or these By-Laws, the text of the proposed amendment; (ii) the name and address, as they appear on the Corporation's books, of the stockholder proposing such business; (iii) the class and number of shares of the Corporation that are beneficially owned by the stockholder; (iv) any material interest of the stockholder in such business, and (v) if the stockholder intends to solicit proxies in support of such stockholder's proposal, a representation to that effect. The foregoing notice requirements shall be deemed satisfied by a stockholder if the stockholder has notified the Corporation of his or her intention to present a proposal at an annual meeting and such stockholder's proposal has been included in a proxy statement that has been prepared by management of the Corporation to solicit proxies for such annual meeting; provided, however, that if such stockholder does not appear or send a qualified representative to present such proposal at such annual meeting, the Corporation need not present such proposal for a vote at such meeting, notwithstanding that proxies in respect of such vote may have been received by the Corporation. No business shall be conducted at an annual meeting of stockholders except in accordance with this Section 2.03(b), and the presiding officer of any annual meeting of stockholders may refuse to permit any business to be brought before an annual meeting without compliance with the foregoing procedures or if the stockholder solicits proxies in support of such stockholder's proposal without such stockholder having made the representation required by clause (v) of the second preceding sentence.

        Section 2.04.    Special Meetings of Stockholders.

        (a)   Except as otherwise expressly required by the Certificate or applicable law and subject to the rights of the holders of any series of Preferred Stock of the Corporation, special meetings of the stockholders or of any class or series entitled to vote may be called for any purpose or purposes by the Chairman of the Board or by the Board of Directors pursuant to a resolution stating the purpose or purposes thereof, to be held at such place (within or without the State of Delaware), date and hour as shall be determined by the Chairman or the Board, as applicable, and designated in the notice thereof. At any such special meeting any business properly brought before the meeting may be transacted.

        (b)   To be properly brought before a special meeting, business must be (i) specified in the notice of the meeting (or any supplement thereto) given by or at the direction of the Board or (ii) otherwise properly brought before the meeting by or at the direction of the Board. No business shall be conducted at a special meeting of stockholders except in accordance with this Section 2.04(b) or as required by applicable law.

        Section 2.05.    Notice of Meetings of Stockholders.    Whenever stockholders are required or permitted to take any action at a meeting, unless notice is waived in writing by all stockholders entitled to vote at the meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and in the case of a special meeting, the purpose or purposes for which the meeting is called.

        In lieu of and/or in addition to the foregoing, notice of any meeting of the stockholders of the Corporation may be given via electronic transmission, to the fullest extent permitted by Section 232 of the DGCL. To be valid, such electronic transmission notice must be in a form of electronic transmission to which the stockholder has consented. Any stockholder can revoke consent to receive notice by a form of electronic transmission by written notice to the Corporation. Such consent shall be deemed revoked after two consecutive electronic transmissions by the Corporation are returned as undeliverable; provided, however, the inadvertent failure to treat any such undeliverable notices as a revocation shall not invalidate any meeting or other action. "Electronic transmission" shall mean any form of communication, not directly involving the physical transmission of paper, that creates a record and that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

        Unless otherwise provided by law, and except as to any stockholder duly waiving notice, the written notice of any meeting shall be given personally, by mail, or by a form of electronic transmission consented to by the stockholder to whom notice is given, not less than 10 days nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. If mailed, notice shall be deemed given when deposited in the United States mail, postage prepaid, directed to the stockholder at his or her address as it appears on the records of the Corporation. If by a form of electronic transmission, notice shall be deemed given when transmitted to the stockholder in accordance with the provisions set forth herein; provided, however, that if the electronic transmission notice is posted on an electronic network (e.g., a website or chatroom), notice shall be deemed given upon the later of (A) such posting and (B) the giving of separate notice of the posting to the stockholder.

        Except as otherwise expressly required by applicable law, notice of any adjourned meeting of stockholders need not be given if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken.

        Section 2.06.    Quorum of Stockholders.

        (a)   Unless otherwise expressly required by the Certificate or applicable law, at any meeting of the stockholders, the presence in person or by proxy of stockholders entitled to cast a majority of the votes entitled to be cast thereat shall constitute a quorum for the entire meeting, notwithstanding the withdrawal of stockholders entitled to cast a sufficient number of votes in person or by proxy to reduce the number of votes represented at the meeting below a quorum. Shares of the Corporation's stock belonging to the Corporation or to another corporation, if a majority of the shares entitled to vote in an election of the directors of such other corporation is held by the Corporation, shall neither be counted for the purpose of determining the presence of a quorum nor be entitled to vote at any meeting of the stockholders; provided, however, that the foregoing shall not limit the right of the Corporation to vote stock, including its own stock, held by it in a fiduciary capacity.

        (b)   At any meeting of the stockholders at which a quorum shall be present, a majority of those present in person or by proxy may adjourn the meeting from time to time. Whether or not a quorum is present, the officer presiding thereat shall have power to adjourn the meeting from time to time. Except as otherwise expressly required by applicable law, notice of any adjourned meeting other than announcement at the meeting at which an adjournment is taken shall not be required to be given.

        (c)   At any adjourned meeting, any business may be transacted that might have been transacted at the meeting originally called, but only those stockholders entitled to vote at the meeting as originally noticed shall been titled to vote at any adjournment or adjournments thereof unless a new record date is fixed by the Board.

        Section 2.07.    Presiding Officer and Secretary of Meeting; Conduct of Meetings.

        (a)   The Chairman of the Board or, in his or her absence, another officer of the Corporation designated by the Chairman of the Board, shall preside at meetings of the stockholders. The Secretary or an Assistant Secretary of the Corporation shall act as secretary of the meeting, or if neither is present, then the presiding officer may appoint a person to act as secretary of the meeting.

        (b)   The Board may to the extent not prohibited by law adopt such rules and regulations for the conduct of the meeting of the stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the presiding officer of any meeting of the stockholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such presiding officer, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the presiding officer of the meeting, may to the extent not prohibited by law include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the presiding officer of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. Unless, and to the extent, determined by the Board or the presiding officer of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

        Section 2.08.    Voting by Stockholders.

        (a)   Except as otherwise expressly required by the Certificate or applicable law, at every meeting of the stockholders each stockholder of record shall be entitled to the number of votes specified in the Certificate (or, with respect to any class or series of Preferred Stock, in the applicable certificate of designations providing for the creation of such class or series), in person or by proxy, for each share of stock standing in his or her name on the books of the Corporation on the date fixed pursuant to the provisions of Section 2.11 of these By-Laws as the record date for the determination of the stockholders who shall be entitled to receive notice of and to vote at such meeting.

        (b)   When a quorum is present at any meeting of the stockholders, all questions shall be decided by the vote of a majority of the total number of votes of the Corporation's capital stock represented and entitled to vote at such meeting, unless the question is one upon which by express provision of law, the rules or regulations of any stock exchange or governmental or regulatory body applicable to the Corporation, the Certificate or these By-Laws, a different vote is required, in which case such express provision shall govern and control the decision of such question. Such votes may be cast in person or by proxy as provided in Section 209.

        (c)   Except as otherwise expressly required by applicable law, the vote at any meeting of stockholders on any question need not be by ballot, unless so directed by the presiding officer of the meeting.

        Section 2.09.    Proxies.    Each stockholder entitled to vote at a meeting of the stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder as proxy, but no such proxy shall be voted upon after three years from its date, unless such proxy provides for a longer period. Without limiting the manner in which a stockholder may authorize another person or persons to act for such stockholder as proxy, the following shall constitute a valid means by which a stockholder may grant such authority:

            (i)  A stockholder may execute a writing authorizing another person or persons to act for such stockholder as proxy. Execution may be accomplished by the stockholder or such stockholder's authorized officer, director, employee or agent signing such writing or causing such person's signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile signature.

           (ii)  A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of a telegram, cablegram or other means of electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such telegram, cablegram or other means of electronic transmission must either set forth or be submitted with information from which it can be determined that the telegram, cablegram or other electronic transmission was authorized by the stockholder. If it is determined that such telegrams, cablegrams or other electronic transmissions are valid, the inspectors or, if there are no inspectors, such other persons making that determination shall specify the information on which they relied.

        Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used; provided, however, that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

        Section 2.10.    Inspector.    In advance of any meeting of the stockholders, the Board or the Chairman of the Board shall appoint one or more inspectors to act at the meeting and make a written report thereof. One or more other persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of the stockholders, the presiding officer of the meeting shall appoint one or more inspectors to act at the meeting. Unless otherwise required by applicable law, inspectors may be officers, employees or agents of the Corporation. Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector's ability. The inspector shall have the duties prescribed by law and shall take charge of the polls and, when the vote is completed, shall make a certificate of the result of the vote taken and of such other facts as may be required by applicable law.

        Section 2.11.    List of Stockholders.

        (a)   At least ten days before every meeting of stockholders, the officer who has charge of the stock ledger of the Corporation shall cause to be prepared and made a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of each stockholder.

        (b)   For such ten-day period through the conclusion of the meeting, such list shall be open to examination by any stockholder for any purpose germane to the meeting as required by applicable law (i) on a reasonably accessible electronic network provided that the information required to gain access to such list is provided with the notice of the meeting or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

        (c)   The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by this Section 2.11 or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.

        Section 2.12.    Fixing of Record Date for Determination of Stockholders of Record.

        (a)   In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than 60 nor less than ten days before the date of such meeting.

        If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which the meeting is held.

        A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

        (b)   In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board. If no record date has been fixed by the Board, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board is required by law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation's registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board, and prior action by the Board is required by law, the record date for determining the stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board adopts the resolutions taking such prior action.

        (c)   In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

ARTICLE III

Directors

        Section 3.01.    Number and Qualifications.    The number of Directors constituting the Board shall be not less than nine nor more than 18, as may be fixed from time to time by the Board in accordance with Section 3.07. A director must be a shareholder of the Corporation. On the effective date of these By-Laws, the number of Directors constituting the Board shall be 15 (the "Initial Board"). Notwithstanding any provision in these By-Laws or the Certificate to the contrary, prior to the first annual meeting of stockholders at which Directors are elected following the effective date of these By-Laws, the size of the Initial Board shall not be increased or decreased without the affirmative vote of at least 80% of the entire Board.

        Section 3.02.    Board Representation.    On the effective date of these By-Laws, the Initial Board shall consist of ten Duke Directors and five Cinergy Directors (as such terms are defined below). The term "Duke Director" means any person serving as a director of Duke Energy Corporation prior to the

Duke Effective Time and who becomes a Director of the Corporation on the effective date of these By-Laws and the term "Cinergy Director" means any person serving as a director of Cinergy Corp. prior to the Cinergy Effective Time and who becomes a Director of the Corporation on the effective date of these By-Laws. The terms "Cinergy Effective Time" and "Duke Effective Time" have the meanings ascribed to such terms in that certain Agreement and Plan of Merger, dated as of May 8, 2005, by and among the Corporation, Duke Energy Corporation, Cinergy, Deer Acquisition Corp. and Cougar Acquisition Corp. Other than the constitution of the Initial Board pursuant to Sections 3.01 and 3.02, the By-Laws shall apply without regard to whether a Director is a Cinergy Director or a Duke Director.

        Section 3.03.    Election and Term of Directors.    Subject to the rights of the holders of any class or series of Preferred Stock of the Corporation, nominations of persons for election as Directors may be made by the Board or by any stockholder who is a stockholder of record at the time of giving of the notice of nomination provided for in this Section 3.03 and who is entitled to vote for the election of Directors. Any stockholder of record entitled to vote for the election of Directors at a meeting may nominate a person or persons for election as Directors only if written notice of such stockholder's intent to make such nomination is given, either by personal delivery or by United States mail, postage prepaid, to the Secretary at the principal executive offices of the Corporation, not later than (i) with respect to an election to be held at an annual meeting of stockholders, not less than 90 nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting provided, that the first such anniversary date occurring after the effective date of these By-Laws shall be deemed to be    •    ,    •     and provided, further, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so received not later than the tenth day following the day on which notice of the date of the annual meeting was mailed or public announcement of the date of such meeting is first made by the Corporation, whichever occurs first and (ii) with respect to an election to be held at a special meeting of stockholders for the election of Directors, not earlier than the 90th day prior to such special meeting and not later than the close of business on the later of the 60th day prior to such special meeting or the tenth day following the day on which public announcement of the date of the special meeting and of the nominees to be elected at such meeting is first made. Each such notice shall set forth: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had each nominee been nominated, or intended to be nominated, by the Board; (e) the consent of each nominee to serve as a Director if so elected; and (f) if the stockholder intends to solicit proxies in support of such stockholder's nominee(s), a representation to that effect. The presiding officer of any meeting of stockholders to elect Directors and the Board may refuse to acknowledge any attempted nomination of any person not made in compliance with the foregoing procedure or if the stockholder solicits proxies in support of such stockholder's nominee(s) without such stockholder having made the representation required by clause (f) of the preceding sentence. Only such persons who are nominated in accordance with the procedures set forth in this Section 3.03 shall be eligible to serve as Directors of the Corporation.

        At each meeting of the stockholders for the election of Directors at which a quorum is present, the persons receiving the greatest number of votes, up to the number of Directors to be elected, shall be the Directors. Each Director so elected shall hold office until the next annual meeting of stockholders and until such Director's successor is duly elected and qualified or until such Director's earlier death, resignation or removal.

        Section 3.04.    Newly Created Directorships; Vacancies.    Subject to the rights of holders of any class or series of Preferred Stock and unless otherwise required by the Certificate, newly created directorships resulting from any increase in the number of Directors and any vacancies on the Board resulting from death, resignation, disqualification, removal or other cause shall be filled only by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board, and any Director so chosen shall hold office until the next annual meeting of stockholders at which Directors are elected and until their successors are duly elected and qualified,or until their earlier death, resignation or removal. No decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director.

        Section 3.05.    Resignation.    Any Director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. Any such resignation shall take effect at the time specified therein or, if the time be not specified, upon receipt thereof, and the acceptance of such resignation, unless required by the terms thereof, shall not be necessary to make such resignation effective.

        Section 3.06.    Meetings of the Board.

        (a)   The Board may hold its meetings, both regular and special, either within or outside the State of Delaware, at such places as from time to time may be determined by the Board or as may be designated in the respective notices or waivers of notice thereof.

        (b)   Regular meetings of the Board shall be held at such times and at such places as from time to time shall be determined by the Board.

        (c)   The first meeting of each newly elected Board shall beheld as soon as practicable after the annual meeting of the stockholders and shall be for the election of officers and the transaction of such other business as may come before such meeting.

        (d)   Special meetings of the Board shall be held whenever called by direction of the Chairman of the Board or at the request of Directors constituting a majority of the number of Directors then in office.

        (e)   Members of the Board or any Committee of the Board may participate in a meeting of the Board or such Committee, as the case may be, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and by any other means of remote communication permitted by applicable law, and such participation shall constitute presence in person at such meeting.

        (f)    A regular meeting of the Board of Directors shall be held without other notice than this By-Law as soon as practicable after the annual meeting of shareholders. The Board of Directors may, by resolution, provide the time and place for the holding of additional regular meetings without other notice than such resolution. Notice of any special meeting of directors shall be given to each director at such director's business or residence in writing by hand delivery, first-class or overnight mail or courier service, facsimile transmission or orally by telephone. If mailed by first-class mail, such notice shall be deemed adequately delivered when deposited in the United States mails so addressed, with postage thereon prepaid, at least 5 calendar days before such meeting. If by overnight mail or courier service, such notice shall be deemed adequately delivered when the notice is delivered to the overnight mail or courier service company at least 24 hours before such meeting. If by facsimile transmission, such notice shall be deemed adequately delivered when the notice is transmitted at least 12 hours before such meeting. If by telephone or by hand delivery, the notice shall be given at least 12 hours prior to the time set for the meeting. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice of such meeting. Any and all business may be transacted at any meeting of the Board. No notice of any adjourned meeting need be given. No notice to or waiver by any Director shall be required with respect to any meeting at which the Director is present except when such Director attends the meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting was not lawfully called or convened.

        Section 3.07.    Quorum and Action.    Except as otherwise expressly required by the Certificate, these By-Laws or applicable law, at any meeting of the Board, the presence of at least a majority of the number of Directors fixed pursuant to these By-Laws shall constitute a quorum for the transaction of business; but if there shall be less than a quorum at any meeting of the Board, a majority of those present may adjourn the meeting from time to time. Unless otherwise provided by applicable law, the Certificate or these By-Laws, the vote of a majority of the Directors present at any meeting at which a quorum is present shall be necessary for the approval and adoption of any resolution or the approval of any act of the Board.

        Section 3.08.    Presiding Officer and Secretary of Meeting.    The Chairman of the Board or, in the absence of the Chairman of the Board, the Lead Director, or in the absence of the Chairman of the Board and the Lead Director, the Chief Executive Officer, or in the absence of the Chairman of the Board, the Lead Director and the Chief Executive Officer, a member of the Board selected by the members present, shall preside at meetings of the Board. The Secretary shall act as secretary of the meeting, but in the Secretary's absence the presiding officer may appoint a secretary of the meeting.

        Section 3.09.    Action by Consent without Meeting.    Any action required or permitted to be taken at any meeting of the Board or of any Committee thereof may be taken without a meeting if all of the Directors or members of such Committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmissions are filed with the minutes of proceedings of the Board or such Committee.

        Section 3.10.    Compensation of Directors.    Directors, as such, may receive, pursuant to resolution of the Board, fixed fees and other compensation for their services as Directors, including, without limitation, their services as members of a Committee of the Board.

        Section 3.11.    Committees of the Board and Powers.    The Board may designate one or more Committees of the Board, which shall consist of two or more Directors. Any such Committee may to the extent permitted by applicable law exercise such powers and shall have such responsibilities as shall be specified in the designating resolution. A Committee of the Board may not (i) approve or adopt, or recommend to the stockholders, any action or matter (other than the election or removal of directors) expressly required by law to be submitted to stockholders for approval or (ii) adopt, amend or repeal any bylaw of the corporation. The Board shall have power at any time to fill vacancies in, to change the membership of, or to dissolve any such Committee. Nothing herein shall be deemed to prevent the Board from appointing one or more Committees consisting in whole or in part of persons who are not Directors; provided, however, that no such Committee shall have or may exercise any authority of the Board.

        Section 3.12.    Meetings of Committees.    Regular meetings of any Committee may be held without notice at such time and at such place, within or outside the State of Delaware, as from time to time shall be determined by such Committee. The Chairman of the Board, the Board or the Committee by vote at a meeting, or by two members of any Committee in writing without a meeting, may call a special meeting of any such Committee by giving notice to each member of the Committee in the manner provided for in Section 3.06(f) hereof. Unless otherwise provided in the Certificate, these By-Laws or by applicable law, neither business to be transacted at, nor the purpose of, any regular or special meeting of any such Committee need be specified in the notice or any waiver of notice.

        Section 3.13.    Quorum of Committee; Manner of Action.    At all meetings of any Committee a majority of the total number of its members shall constitute a quorum for the transaction of business. Except in cases in which it is by applicable law, by the Certificate, by these By-Laws, or by resolution of the Board otherwise provided, a majority of such quorum shall decide any questions that may come before the meeting. In the absence of a quorum, the members of the Committee present by majority vote may adjourn the meeting from time to time, without notice other than by verbal announcement at the meeting, until a quorum shall attend. A Committee may also act by the written consent of all members thereof although not convened in a meeting provided that such written consent is filed with the minute books of the Committee.

ARTICLE IV

Officers

        Section 4.01.    Elected Officers.    The elected officers of the Corporation shall be a Chairman of the Board, a Chief Executive Officer, a President, a Secretary, a Treasurer, a Controller and such other officers (including, without limitation, Executive Vice Presidents and Senior Vice Presidents and Vice Presidents) as the Board may deem proper. The Chairman of the Board shall be chosen from among the Directors. Any two or more offices may be held simultaneously by the same person, except as otherwise expressly required by applicable law. The Board may if the positions of Chairman of the Board and Chief Executive Officer are held by the same individual elect a Lead Director from among the independent (as such term is defined by applicable SEC rule or regulation) members of the Board, who will serve as a liaison between the Board and the Chairman of the Board and Chief Executive Officer. Elected officers shall have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article IV. Such officers shall also have such powers and duties as from time to time may be conferred by the Board or by any Committee thereof. The Board or the Chief Executive Officer may from time to time appoint such other officers (including one or more Vice Presidents, Assistant Secretaries and Assistant Treasurers), as may be necessary or desirable for the conduct of the business of the Corporation. Such other officers and agents shall have such duties and shall hold their offices for such terms as shall be provided in these By-Laws or, to the extent consistent with these By-Laws, as may be prescribed by the Board or the Chief Executive Officer. The Executive Officers of the Corporation shall consist of such officers as the Board may designate as Executive Officers from time to time, who may or may not be "executive officers" as defined under rules of the Securities and Exchange Commission.

        Section 4.02.    Election and Term of Office.    Executive Officers of the Corporation shall be elected by the Board at the regular meeting of the Board held after the annual meeting of stockholders and at such other times as the Board may deem necessary. If the election of officers shall not be held at such meeting, such election shall be held as soon thereafter as practicable. Officers who are not Executive Officers may be elected from time to time by the Board or appointed by the Chief Executive Officer. Each officer shall hold office until such person's successor shall have been duty elected and shall have qualified or until such person's death or until he or she shall resign or shall be removed pursuant to Section 4.11.

        Section 4.03.    Chairman of the Board.    The Chairman of the Board shall perform all duties incidental to such person's office which may be required by law and all such other duties as are properly required of the Chairman of the Board by the Board. The Chairman of the Board shall preside at all meetings of shareholders and of the Board and shall make reports to the Board and the shareholders, and shall see that all orders and resolutions of the Board and of any Committee thereof are carried into effect. The Chairman of the Board shall have such other duties and Executive Officers reporting directly to him as set forth in a resolution of the Board.

        Section 4.04.    Chief Executive Officer.    The Chief Executive Officer shall be responsible for the general management of the affairs of the Corporation and shall perform all duties incidental to such person's office which may be required by law and all such other duties as are properly required of the Chief Executive Officer by the Board. The Chief Executive Officer shall report to the Board of

Directors. The Chief Executive Officer shall, in the absence or inability to act of the Chairman of the Board and the Lead Director (if elected), perform all duties of the Chairman of the Board and preside at all meetings of shareholders and of the Board.

        Section 4.05.    President.    The President shall act in a general executive capacity and shall assist the Chief Executive Officer and the Chairman of the Board, if so designated by the Board, in the administration and operation of the Corporation's business and general supervision of its policies and affairs.

        Section 4.06.    Vice Presidents.    The Executive Vice Presidents, the Senior Vice Presidents and the Vice Presidents shall have such powers and duties as may be prescribed for them, respectively, by the Board of Directors or the Chief Executive Officer. Each of such officers shall report to the Chief Executive Officer or such other officer as the Chief Executive Officer shall direct or to the Chairman of the Board, if so designated by the Board.

        Section 4.07.    Secretary.    The Secretary shall attend all meetings of the shareholders and of the Board, shall keep a true and faithful record thereof in proper books and shall have the custody and care of the corporate seal, records, minute books and stock books of the Corporation and of such other books and papers as in the practical business operations of the Corporation shall naturally belong in the office or custody of the Secretary or as shall be placed in the Secretary's custody by order of the Board. The Secretary shall cause to be kept a suitable record of the addresses of shareholders and shall, except as may be otherwise required by statute or these By-Laws, sign and issue all notices required for meetings of shareholders or of the Board. The Secretary shall sign all papers to which the Secretary's signature may be necessary or appropriate, shall affix and attest the seal of the Corporation to all instruments requiring the seal, shall have the authority to certify the By-Laws, resolutions of the shareholders and the Board and other documents of the Corporation as true and correct copies thereof and shall have such other powers and duties as are commonly incidental to the office of Secretary and as may be prescribed by the Board or the Chief Executive Officer.

        Section 4.08.    Treasurer.    The Treasurer shall have charge of and supervision over and be responsible for the funds, securities, receipts and disbursements of the Corporation; cause the moneys and other valuable effects of the Corporation to be deposited in the name and to the credit of the Corporation in such banks or trust companies or with such bankers or other depositories as shall be selected in accordance with resolutions adopted by the Board; cause the funds of the Corporation to be disbursed by checks or drafts upon the authorized depositories of the Corporation, and cause to be taken and preserved proper vouchers for all moneys disbursed; render to the proper officers and to the Board and any duly constituted committee of the Board responsible for financial matters, whenever requested, a statement of the financial condition of the Corporation and of all his or her transactions as Treasurer; cause to be kept at the principal executive offices of the Corporation correct books of account of all its business and transactions; and, in general, perform all duties incident to the office of Treasurer and such other duties as are given to him or her by the By-Laws or as may be assigned to him or her by the Chief Executive Officer or the Board.

        Section 4.09.    Controller.    The Controller shall be the chief accounting officer of the Corporation; shall keep full and accurate accounts of all assets, liabilities, commitments, revenues, costs and expenses, and other financial transactions of the Corporation in books belonging to the Corporation, and conform them to sound accounting principles with adequate internal control; shall cause regular audits of these books and records to be made; shall see that all expenditures are made in accordance with procedures duly established, from time to time, by the Corporation; shall render financial statements upon the request of the Board; and, in general, shall perform all the duties ordinarily connected with the office of Controller and such other duties as may be assigned to him or her by the Chief Executive Officer or the Board.

        Section 4.10.    Assistant Secretaries, Assistant Treasurers and Assistant Controllers.    Assistant Secretaries, Assistant Treasurers and Assistant Controllers, when elected or appointed, shall respectively assist the Secretary, the Treasurer and the Controller in the performance of the respective duties assigned to such principal officers, and in assisting such principal officer, each of such assistant officers shall for such purpose have the powers of such principal officer; and, in case of the absence, disability, death, resignation or removal from office of any principal officer, such principal officer's duties shall, except as otherwise ordered by the Board, temporarily devolve upon such assistant officer as shall be designated by the Chief Executive Officer.

        Section 4.11.    Removal.    Any officer or agent may be removed by the affirmative vote of a majority of the directors then in office whenever, in their judgment, the best interests of the Corporation would be served thereby. In addition, any officer or agent appointed by the Chief Executive Officer may be removed by the Chief Executive Officer whenever, in his or her judgment, the best interests of the Corporation would be served thereby. Any removal shall be without prejudice to the contract rights, if any, of the person so removed.

        Section 4.12.    Vacancies.    A newly created elected office and a vacancy in any elected office because of death, resignation or removal may be filled by the Board for the unexpired portion of the term at any meeting of the Board. Any vacancy in an office appointed by the Chief Executive Officer because of death, resignation or removal may be filled by the Chief Executive Officer.

ARTICLE V

Indemnification

        Section 5.01.    Power to Indemnify in Actions, Suits or Proceedings other than Those by or in the Right of the Corporation.    Subject to Section 5.03, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that such person is or was a Director or officer of the Corporation, or is or was a Director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was unlawful.

        Section 5.02.    Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation.     Subject to Section 5.03, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a Director or officer of the Corporation, or is or was a Director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        Section 5.03.    Authorization of Indemnification.    Any indemnification under this Article V (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former Director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 5.01 or Section 5.02, as the case may be. Such determination shall be made, with respect to a person who is a Director or officer at the time of such determination, (i) by a majority vote of the Directors who are not parties to such action, suit or proceeding, even though less than a quorum, or(ii) by a committee of such Directors designated by a majority vote of such Directors, even though less than a quorum, or (iii) if there are no such Directors, or if such Directors so direct, by independent legal counsel in a written opinion, or (iv) by the stockholders. Such determination shall be made, with respect to former Directors and officers, by any person or persons having the authority to act on the matter on behalf of the Corporation. To the extent, however, that a present or former Director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

        Section 5.04.    Good Faith Defined.    For purposes of any determination under Section 5.03, a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person's conduct was unlawful, if such person's action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to such person by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The provisions of this Section 5.04 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section 5.01 or Section 5.02, as the case may be.

        Section 5.05.    Indemnification by a Court.    Notwithstanding any contrary determination in the specific case under Section 5.03, and notwithstanding the absence of any determination thereunder, any Director or officer may apply to the Court of Chancery of the State of Delaware or any other court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Section 5.01 or Section 5.02. The basis of such indemnification by a court shall be a determination by such court that indemnification of the Director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 5.01 or Section 5.02, as the case may be. Neither a contrary determination in the specific case under Section 5.03 nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the Director or officer seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Section 5.05 shall be given to the Corporation promptly upon the filing of such application. If successful, in whole or in part, the Director or officer seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.

        Section 5.06.    Expenses Payable in Advance.    Expenses (including attorneys' fees) incurred by a Director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suitor proceeding upon receipt of an undertaking by or on behalf of such Director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article V. Such expenses (including attorneys' fees) incurred by former Directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate.

        Section 5.07.    Nonexclusivity of Indemnification and Advancement of Expenses.    The indemnification and advancement of expenses provided by, or granted pursuant to, this Article V shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate, these By-Laws, agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Section 5.01 and Section 5.02 shall be made to the fullest extent permitted by law. The provisions of this Article V shall not be deemed to preclude the indemnification of any person who is not specified in Section 5.01or Section 5.02 but whom the Corporation has the power or obligation to indemnify under the provisions of the DGCL, or otherwise.

        Section 5.08.    Insurance.    The Corporation may purchase and maintain insurance on behalf of any person who is or was a Director or officer of the Corporation, or is or was a Director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article V.

        Section 5.09.    Certain Definitions.    For purposes of this Article V, references to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers, so that any person who is or was a director or officer of such constituent corporation, or is or was a director or officer of such constituent corporation serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article V with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. The term "another enterprise" as used in this Article V shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. For purposes of this Article V, references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such direct or or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this Article V.

        Section 5.10.    Survival of Indemnification and Advancement of Expenses.    The indemnification and advancement of expenses provided by, or granted pursuant to, this Article V shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a Director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

        Section 5.11.    Limitation on Indemnification.    Notwithstanding anything contained in this Article V to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 5.05), the Corporation shall not be obligated to indemnify any Director or officer (or his or her heirs, executors or personal or legal representatives) or advance expenses in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board.

        Section 5.12.    Indemnification of Employees and Agents.    The Corporation may, to the extent authorized from time to time by the Board, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation and employees or agents of the Corporation that are or were serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, similar to those conferred in this Article V to Directors and officers of the Corporation.

ARTICLE VI

Capital Stock

        Section 6.01.    Stock Certificates.    The shares of the Corporation shall be represented by certificates, provided that the Board may provide by resolution or resolutions that some or all of any or all classes or series of stock shall be uncertificated shares. If shares are represented by certificates, each certificate shall be signed by, or in the name of, the Corporation by the Chairman of the Board, the Chief Executive Officer, the President or any Vice President, and by the Treasurer or any Assistant Treasurer or the Secretary or any Assistant Secretary. In addition, such certificates may be signed by a transfer agent of a registrar (other than the Corporation itself) and may be sealed with the seal of the Corporation or a facsimile thereof. Any or all of the signatures on such certificates may be facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of its issuance.

        Each certificate representing shares shall state upon the face thereof: the name of the Corporation; that the Corporation is organized under the laws of Delaware; the name of the person or persons to whom issued; the number and class of shares and the designation of the series, if any, which such certificate represents; and the par value of each share represented by such certificate or a statement that the shares are without par value.

        Section 6.02.    Record Ownership.    A record of the name of the person, firm or corporation and address of such holder of each certificate, the number of shares represented thereby and the date of issue thereof shall be made on the Corporation's books. The Corporation shall be entitled to treat the holder of record of any share of stock as the holder in fact thereof, and accordingly shall not be bound to recognize any equitable or other claim to or interest in any share on the part of any person, whether or not it shall have express or other notice thereof, except as otherwise expressly required by applicable law.

        Section 6.03.    Transfer of Record Ownership.    Transfers of stock shall be made on the books of the Corporation only by direction of the person named in the certificate or such person's attorney, lawfully constituted in writing, and only upon the surrender of the certificate therefor and a written assignment of the shares evidenced thereby. Whenever any transfer of stock shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of the transfer if, when the certificates are presented to the Corporation for transfer, both the transferor and transferee request the Corporation to do so.

        Section 6.04.    Transfer Agent; Registrar; Rules Respecting Certificates.    The Corporation shall maintain one or more transfer offices or agencies (which may include the Corporation) where stock of the Corporation shall be transferable. The Corporation shall also maintain one or more registry offices (which may include the Corporation) where such stock shall be registered. The Board may make such rules and regulations as it may deem expedient concerning the issue, transfer and registration of stock certificates in accordance with applicable law.

        Section 6.05.    Lost, Stolen or Destroyed Certificates.    No certificate for shares of stock in the Corporation shall be issued in place of any certificate alleged to have been lost, destroyed or stolen, except on production of such evidence of such loss, destruction or theft and on delivery to the Corporation of a bond of indemnity in such amount, upon such terms and secured by such surety, as the Board or any financial officer may in its or such person's discretion require. A new certificate may be issued without requiring any bond if the Board or such financial officer so determines.

ARTICLE VII

Contracts, Checks and Drafts, Deposits and Proxies

        Section 7.01.    Contracts.    The Board may authorize any officer or officers, agent or agents, to enter into any contract or execute and deliver any instrument in the name of and on behalf of the Corporation and such authority may be general or confined to specific instances.

        Section 7.02.    Checks and Drafts.    All checks, drafts or other orders for the payment of money, issued in the name of the Corporation, shall be signed by such officer or officers, agent or agents of the Corporation and in such manner as shall from time to time be determined by the Board.

        Section 7.03.    Deposits.    All funds of the Corporation not otherwise employed shall be deposited from time to time to the credit of the Corporation in such depositories as may be selected by or under the authority of the Board.

        Section 7.04.    Proxies.    Unless otherwise provided by the Board, the Chairman of the Board, the Chief Executive Officer, the President or any Executive Vice President, Senior Vice President or Vice President may from time to time appoint an attorney or attorneys or agent or agents of the Corporation, in the name and on behalf of the Corporation, to cast the votes which the Corporation may be entitled to cast as the holder of stock or other securities in any other corporation, any of whose stock or other securities may be held by the Corporation, at meetings of the holders of the stock or other securities of such other corporation, or to consent in writing, in the name of the Corporation as such holder, to any action by such other corporation, and may instruct the person or persons so appointed as to the manner of casting such votes or giving such consent, and may execute or cause to be executed in the name and on behalf of the Corporation and under its corporate seal or otherwise, all such written proxies or other instruments as he or she may deem necessary or proper in the premises.

ARTICLE VIII

General Provisions

        Section 8.01.    Dividends.    Dividends upon the capital stock of the Corporation, subject to the requirements of the DGCL and the provisions of the Certificate, if any, may be declared by the Board at any regular or special meeting of the Board (or any action by written consent in lieu thereof in accordance with Section 3.09 hereof), and may be paid in cash, in property, or in shares of the Corporation's capital stock. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board from time to time, in its absolute discretion, deems proper as a reserve or reserves to meet contingencies, or for purchasing any of the shares of capital stock, warrants, rights, options, bonds, debentures, notes, scrip or other securities or evidences of indebtedness of the Corporation, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for any proper purpose, and the Board may modify or abolish any such reserve.

        Section 8.02.    Fiscal Year.    The fiscal year of the Corporation shall begin on the first day of January in each year and shall end on the thirty-first day of December of such year.

        Section 8.03.    Seal.    The corporate seal of the Corporation shall be circular in form and shall bear, in addition to any other emblem or device approved by the Board, the name of the Corporation, the year of its incorporation and the words "Corporate Seal" and "Delaware". The corporate seal may be used by causing it or a facsimile thereof to be impressed or reproduce or otherwise.

        Section 8.04.    Waivers of Notice.    Whenever any notice is required by applicable law, the Certificate or these By-Laws, to be given to any Director, member of a Committee or stockholder, a waiver thereof in writing, signed by the person or persons entitled to notice, or a waiver by electronic transmission by the person or persons entitled to notice, whether before or after the time stated therein, shall be deemed equivalent thereto. Attendance of a person at a meeting, present in person or represented by proxy, shall constitute a waiver of notice of such meeting, except where the person attends the meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any annual or special meeting of stockholders or any regular or special meeting of the Board or members of a Committee of the Board need be specified in any written waiver of notice unless so required by law, the Certificate or these By-Laws.

ARTICLE IX

Amendment of By-Laws

        Section 9.01.    Amendment.    Except as otherwise expressly provided in the Certificate, these By-Laws, or any of them, may from time to time be supplemented, amended or repealed, or new By-Laws may be adopted, by the Board at any regular or special meeting of the Board, if such supplement, amendment, repeal or adoption is approved by a majority of the entire Board.

        Section 9.02.    Entire Board of Directors.    As used in this Article IX and in these By-Laws generally, the terms "entire Board" or "entire Board of Directors" mean the total number of Directors which the Corporation would have if there were no vacancies.

ARTICLE X

Emergency Provisions

        Section 10.01.    General.    The provisions of this Article X shall be operative only during a national emergency declared by the President of the United States or the person performing the President's functions, or in the event of a nuclear, atomic or other attack on the United States or on a locality in which the Corporation conducts its principal business or customarily holds meetings of its Board or its stockholders, or during the existence of any other catastrophic event or similar emergency, as a result of which a quorum of the Board cannot readily be assembled for action. Said provisions in such event shall override all other By-Laws of the Corporation in conflict with any provisions of this Article X and shall remain operative during such emergency, but thereafter shall be inoperative; provided, that, all actions taken in good faith pursuant to such provisions shall thereafter remain in full force and effect unless and until revoked by action taken pursuant to the provisions of the By-Laws other than those contained in this Article X.

        Section 10.02.    Unavailable Directors.    All Directors who are not available to perform their duties as Directors by reason of physical or mental incapacity or for any other reason or who arc unwilling to perform their duties or whose whereabouts are unknown shall automatically cease to be Directors, with like effect as if such persons had resigned as Directors, so long as such unavailability continues.

        Section 10.03.    Authorized Number of Directors.    The authorized number of Directors shall be the number of Directors remaining after eliminating those who have ceased to be Directors pursuant to Section 10.02, or the minimum number required by applicable law, whichever number is greater.

        Section 10.04.    Quorum.    The number of Directors necessary to constitute a quorum shall be one-third of the authorized number of Directors as specified in Section 10.03, or such other minimum number as, pursuant to the law or lawful decree then in force, it is possible for the by-laws of a corporation to specify.

        Section 10.05.    Creation of Emergency Committee.    In the event the number of Directors remaining after eliminating those who have ceased to be directors pursuant to Section 10.02 is less than the minimum number of authorized directors required by law, then until the appointment of additional Directors to make up such required minimum, all the powers and authorities which the Board could by law delegate, including all powers and authorities which the Board could delegate to a Committee, shall be automatically vested in an emergency committee, and the emergency committee shall thereafter manage the affairs of the Corporation pursuant to such powers and authorities and shall have all other powers and authorities as may by law or lawful decree be conferred on any person or body of persons during a period of emergency.

        Section 10.06.    Constitution of Emergency Committee.    The emergency committee shall consist of all the Directors remaining after eliminating those who have ceased to be directors pursuant to Section 10.02, provided that such remaining Directors are not less than three in number. In the event such remaining Directors are less than three in number, the emergency committee shall consist of three persons, who shall be the remaining Director or Directors and either one or two officers or employees of the Corporation, as the remaining Director or Directors may in writing designate. If there is no remaining Director, the emergency committee shall consist of the three most senior officers of the Corporation who are available to serve, and if and to the extent that officers are not available, the most senior employees of the Corporation. Seniority shall be determined in accordance with any designation of seniority in the minutes of the proceedings of the Board, and in the absence of such designation, shall be determined by rate of remuneration.

        Section 10.07.    Powers of Emergency Committee.    The emergency committee, once appointed, shall govern its own procedures and shall have power to increase the number of members thereof beyond the original number, and in the event of a vacancy or vacancies therein, arising at any time, the remaining member or members of the emergency committee shall have the power to fill such vacancy or vacancies. In the event at any time after its appointment all members of the emergency committee shall die or resign or become unavailable to act for any reason whatsoever, a new emergency committee shall be appointed in accordance with the foregoing provisions of this Article X.

        Section 10.08.    Directors Becoming Available.    Any person who has ceased to be a Director pursuant to the provisions of Section 10.02 and who thereafter becomes available to serve as a Director shall automatically become a member of the emergency committee.

        Section 10.09.    Election of Board of Directors.    The emergency committee shall, as soon after its appointment as is practicable, take all requisite action to secure the election of Directors, and upon such election all the powers and authorities of the emergency committee shall cease.

        Section 10.10.    Termination of Emergency Committee.    In the event, after the appointment of an emergency committee, a sufficient number of persons who ceased to be Directors pursuant to Section 10.02 become available to serve as Directors, so that if they had not ceased to be Directors as aforesaid, there would be sufficient Directors to constitute the minimum number of Directors required by law, then all such persons shall automatically be deemed to be reappointed as Directors and the powers and authorities of the emergency committee shall terminate.

        Section 10.11.    Nonexclusive Powers.    The emergency powers provided in this Article X shall be in addition to any powers provided by applicable law.

Exhibit C
To The Merger Agreement

Board of Directors of the Company

        As of the Effective Time, in accordance with the By-Laws of the Company to be effective as of the Effective Time set forth on Exhibit B to the Merger Agreement (the "Company By-Laws"), the number of Directors constituting the Board of Directors shall be 15, comprised of ten Duke Directors (as defined in the Company By-Laws) and five Cinergy Directors (as defined in the Company By-Laws).

Chairman of the Board of Directors and President and Chief Executive Officer of the Company

        Chairman of the Board of Directors: Paul M. Anderson.    In addition to the duties of the Chairman of the Board of Directors attendant to such position set forth in the Company By-Laws, Mr. Anderson shall have management responsibilities for analyzing potential strategic alternatives regarding the separation of the Company's gas and electric businesses, and, if approved by the Board of Directors of the Company, the implementation thereof, and in such capacity the President or other chief officer of the gas business shall report directly to the Chairman of the Board of Directors of the Company (as well as to the President and Chief Executive Officer). Any employment or other agreement or arrangement between Mr. Anderson and the Company consistent with the terms of this Exhibit C and the Company By-Laws shall contain such other terms and conditions as are agreed to by Mr. Anderson and the Company.

        President and Chief Executive Officer: James E. Rogers

Selection of Senior Officers of the Company

        From the date of the Agreement to immediately prior to the Closing, as necessary, Mr. Anderson and Mr. Rogers will consult with one another and cooperate to select officers of the Company as of the Effective Time. With respect to the 25 most senior officers (the "Senior Management Team"), in the event Mr. Anderson and Mr. Rogers are unable to agree on the appointment of a particular person to any office included in the Senior Management Team, Mr. Rogers' appointment to such office shall control. Upon the completion of the selection process set forth in this Exhibit C, Mr. Anderson and Mr. Rogers shall submit their selection of the Senior Management Team to the 15 individuals who will comprise the Board of Directors of the Company as of the Effective Time (the "Pro Forma Board") as and when the Pro Forma Board has been identified. Notwithstanding the foregoing selection process, the Senior Management Team, as an entirety, will be subject to the review and approval by the Pro Forma Board. In the event the Pro Forma Board does not approve any Senior Management Team submitted by Mr. Anderson and Mr. Rogers, the Pro Forma Board may suggest changes to the Senior Management Team and Mr. Anderson and Mr. Rogers will consult with one another and cooperate to submit a revised Senior Management Team for the review and approval of the Pro Forma Board in accordance with the foregoing procedures on one or more occasions until a Senior Management Team is approved by the Pro Forma Board. The selection process set forth in this Exhibit C shall terminate as of the Effective Time.

Exhibit D
To The Merger Agreement

EMPLOYMENT AGREEMENT
TERM SHEET
JAMES E. ROGERS

1.
Basic premise—No changes to be made to Mr. Rogers' existing agreement unless:

(a)
required to reflect changes mandated by the transactions (the "Merger") contemplated by the Agreement and Plan of Merger by and among Duke Energy Corporation, Cinergy Corp., Deer Holding Corp., Deer Acquisition Corp. and Cougar Acquisition Corp. (the "Merger Agreement")

(b)
as specifically reflected in this term sheet

2.
Changes mandated by the corporate transaction

(a)
References to Cinergy Corp. ("Cinergy") shall automatically refer to Deer Holding Corp. ("Holdco") as of the Closing Date

(b)
Required move to Charlotte

(i)
principal executive offices in Charlotte to be specified as the principal place of performance post-closing (§.2(b)(1))

(ii)
will not constitute a "Good Reason" trigger (§§.2(b) and 4(d)(iii))

(c)
Mr. Rogers to be named as President and CEO of Holdco effective upon the closing of the corporate transaction

(i)
Duties and Powers—modify the current positions, duties and responsibilities of Mr. Rogers (§.2(a)) to reflect post-closing status as Holdco President and CEO, subject to Exhibit C to the Merger Agreement

(d)
Compensation

(i)
Unless otherwise agreed by the parties, Mr. Rogers' compensation arrangements will remain in place post-closing

(ii)
The parties will negotiate in good faith to restructure the current compensation arrangements to provide that Mr. Rogers will be paid substantially in the form of equity compensation by which Duke Energy Corporation CEO is presently compensated; it being understood that Mr. Rogers' restructured compensation will be no less favorable in economic value than his existing compensation arrangements. The valuation determination will be made by an independent nationally recognized human resources consulting firm mutually selected by Holdco and Mr. Rogers, or, in the absence of agreement on the firm to be selected, such consulting firm as shall be selected by an arbitrator appointed in accordance with the rules of the American Arbitration Association then in effect

(iii)
SERP benefit—The present value of the SERP benefit (§.3(b)(ii)) will be quantified immediately prior to the closing of the Merger and will be deferred, with market-based earnings credited thereon, in compliance with §.409A of the Internal Revenue Code. If it is determined at any time prior to or following the closing that the SERP benefit should fail to comply with §.409A for any reason, Mr. Rogers and Cinergy or Holdco (as applicable) in good faith shall negotiate to restructure the SERP benefit so as to make it compliant, provided that, in no event will such restructuring adversely affect such pre-tax present value of the SERP benefit

(1)
Note that section references are to Mr. Rogers' existing agreement

  (e)
  Arbitration clause (§.8) should be modified to provide for any proceeding to take place in Charlotte, NC

  (f)
  Governing law (§.12(a))—change from Ohio to North Carolina

  (g)
  Notice provision—update to reflect Charlotte address of Holdco

3.
Other changes/Comments

(a)
Three-year term of employment commencing upon closing of the Merger, with back-end consecutive one-year "evergreen" renewals if neither party gives notice prior to a specified date (e.g., six months) prior to the end of the three-year employment term (or extended one-year term, as applicable)

(b)
Severance—Unless otherwise agreed by the parties, if Mr. Rogers is involuntarily terminated without Cause or quits for Good Reason on or prior to the second anniversary of the closing of the Merger or within two years following a change in control of Holdco, then he will receive an amount no less than the economic value to which he would otherwise be entitled under his existing employment agreement had he terminated employment under such circumstances immediately following the closing of the transaction; provided, however, that if his termination of employment occurs at any time following the second anniversary of the closing of the Merger (other than within two years following a change in control of Holdco), then he will receive an amount no less than the economic value to which he would otherwise be entitled under his existing employment agreement had he terminated employment immediately prior to the occurrence of a change in control of Cinergy (and, in either case, such economic value shall be determined without regard to the form of his then restructured compensation arrangements)

(c)
Relocation benefits—Mr. Rogers will be reimbursed for all direct and indirect relocation costs

(d)
Stock sale limitations—remove limitation on the sale, during employment, of Cinergy shares acquired upon exercise of stock options (§.4(g)), such removal to be effective as of the closing of the transaction (but Mr. Rogers shall remain subject to Duke Energy Corporation/Holdco stock ownership guidelines which have been represented to Mr. Rogers as being a 100,000 share minimum)

        As soon as reasonably practicable following the execution of this term sheet but in any event prior to the closing of the corporate transaction, Cinergy, Duke Energy Corporation and Holdco will each take such action (or cause their respective affiliates to take such action) as may be necessary and appropriate to effectuate the foregoing in a new or amended employment agreement to be entered into or assumed by Holdco for Mr. Rogers, which agreement shall take effect as of the effective date of the closing of the mergers contemplated by the Merger Agreement; provided, however, that §.2(d)(iii) hereof shall take effect immediately upon the execution of this term sheet. Until such time as a new or amended employment agreement becomes effective, this term sheet shall govern the respective parties' rights and obligations and shall constitute an amendment of Mr. Rogers' employment agreement when deemed effective as provided hereinabove.

        IN WITNESS WHEREOF, the parties signing hereinbelow have executed this term sheet this 8th day of May, 2005, intending to be legally bound thereby.

CINERGY CORP.
By:	/s/ MARC E. MANLY MARC E. MANLY
DUKE ENERGY CORPORATION
By:	/s/ PAUL M. ANDERSON PAUL M. ANDERSON
DEER HOLDING CORP.
By:	/s/ JIM W. MOGG JIM W. MOGG
/s/ JAMES E. ROGERS JAMES E. ROGERS

ANNEX B

May 7, 2005

The Board of Directors
Duke Energy Corporation
526 S. Church Street
Charlotte, NC 28202

Dear Members of the Board:

        We understand that Duke Energy Corporation, a North Carolina corporation ("Duke"), is considering a transaction whereby each of Duke and Cinergy Corp., a Delaware corporation ("Cinergy"), would be merged with a separate newly-formed subsidiary of a newly-formed corporation to be organized by Duke under Delaware law ("Holdco"), whereby Duke and Cinergy would become wholly-owned subsidiaries of Holdco (collectively, the "Transaction"). Pursuant to the terms of a draft Agreement and Plan of Merger (the "Merger Agreement"), by and among Duke and Cinergy, each issued and outstanding share (other than certain shares specified in the Merger Agreement) of common stock of Cinergy, par value of $.01 per share ("Cinergy Common Stock"), will be converted into the right to receive 1.56 shares of Common Stock (the "Cinergy Exchange Ratio"), no par value per share, of Holdco (the "Holdco Common Stock") and each issued and outstanding share (other than certain shares specified in the Merger Agreement) of common stock of Duke, no par value per share (the "Duke Common Stock"), will be converted into the right to receive 1.0 share of Holdco Common Stock. No fractional shares of Holdco Common Stock will be issued to holders of Cinergy Common Stock or Duke Common Stock. The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

        You have requested our opinion as to the fairness from a financial point of view to Duke of the Cinergy Exchange Ratio in the Transaction.

        UBS Securities LLC ("UBS") has acted as financial advisor to the Board of Directors of Duke in connection with the Transaction and will receive a fee for its services, a significant portion of which is contingent upon consummation of the Transaction. UBS also will receive a fee in connection with delivery of this opinion. In addition, Duke has agreed to indemnify us for certain liabilities arising out of our engagement. In the past, UBS and its predecessors have provided investment banking services to Duke and Cinergy and received customary compensation for the rendering of such services. In addition, UBS is currently a lender to Cinergy in two credit facilities and is providing financial advisory services to Cinergy unrelated to this Transaction. In the ordinary course of business, UBS, its successors and affiliates may trade and have traded securities of Duke or Cinergy for their own accounts and the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

        Our opinion does not address Duke's underlying business decision to effect the Transaction or constitute a recommendation to any shareholder of Duke as to how such shareholder should vote or act with respect to the Transaction or any other matter. At your direction, we have not been asked to, nor do we, offer any opinion as to the material terms of the Merger Agreement or the form of the Transaction. We express no opinion as to what the value of Holdco Common Stock will be when issued pursuant to the Merger Agreement or the prices at which Duke Common Stock, Cinergy Common Stock or Holdco Common Stock will trade in the future. In rendering this opinion, we have assumed,

B-1

with your consent, that the final executed form of the Merger Agreement does not differ in any material respect from the draft dated May 7, 2005 that we have examined and that Duke and Cinergy will comply with all the material terms of the Merger Agreement (without waiver, modification or amendment in any material respect).

        In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and historical financial information relating to Duke and Cinergy, (ii) reviewed certain internal financial information and other data relating to the business and financial prospects of Duke, including estimates and financial forecasts prepared by management of Duke, that were provided to us by Duke and not publicly available, (iii) reviewed certain internal financial information and other data relating to the business and financial prospects of Cinergy, including estimates and financial forecasts prepared by management of Cinergy as adjusted by management of Duke, that were provided to us and not publicly available, (iv) reviewed certain estimates of cost savings and synergies expected to result from the Transaction and related expenses as prepared by Duke management and furnished to us by Duke (the "Synergies"), (v) conducted discussions with members of the senior managements of Duke and Cinergy concerning the businesses and financial prospects of Duke and Cinergy and the Synergies, (vi) reviewed publicly available financial and stock market data with respect to certain other companies in lines of business we believe to be generally comparable to those of Duke and Cinergy, (vii) compared the financial terms of the Transaction with the publicly available financial terms of certain other transactions which we believe to be generally relevant, (viii) considered certain pro forma effects of the Transaction on Duke's and Holdco's financial statements, (ix) reviewed a draft of the Merger Agreement dated May 7, 2005, and (x) conducted such other financial studies, analyses, and investigations, and considered such other information, as we deemed necessary or appropriate.

        In connection with our review, with your consent, we have not assumed any responsibility for independent verification of any of the information reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Duke or Cinergy, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts, estimates, pro forma effects and Synergies referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Duke. In addition, we have assumed at your direction that the future financial results referred to above will be achieved and the Synergies referred to above will be realized at the times and in the amounts projected by Duke management. We have also assumed, with your consent, that the Transaction will qualify as a tax-free reorganization for U.S. federal income tax purposes. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any material adverse effect on Duke, Cinergy, Holdco and/or the Transaction. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Cinergy Exchange Ratio in the Transaction is fair, from a financial point of view, to Duke.

Very truly yours,
UBS SECURITIES LLC

B-2

Annex C

                      May 8, 2005

The Board of Directors
Duke Energy Corporation
526 S. Church Street
Charlotte, North Carolina 28202

Dear Members of the Board:

        We understand that Duke Energy Corporation, a North Carolina corporation ("Duke"), Cinergy Corp., a Delaware corporation ("Cinergy"), Deer Holding Corp., a Delaware corporation (the "Company") and a wholly-owned subsidiary of Duke, Deer Acquisition Corp., a North Carolina corporation and a wholly-owned subsidiary of the Company ("Merger Sub A"), and Cougar Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Company ("Merger Sub B"), have entered into an Agreement and Plan of Merger, dated as of May 8, 2005 (the "Agreement"). The Agreement provides, among other things, for (i) the merger of Merger Sub A with and into Duke, with Duke continuing as the surviving corporation (the "Duke Merger") and (ii) the merger of Merger Sub B with and into Cinergy, with Cinergy continuing as the surviving corporation (the "Cinergy Merger" and, together with the Duke Merger, the "Merger"), as a result of which Duke and Cinergy will become wholly-owned subsidiaries of the Company. Pursuant to the Merger (x) each outstanding share of common stock, no par value per share, of Duke ("Duke Common Stock"), will be converted, subject to certain exceptions and limitations set forth in the Agreement, into one share of common stock, no par value per share, of the Company ("Company Common Stock"), and (y) each share of common stock, par value $0.01 per share, of Cinergy ("Cinergy Common Stock"), will be converted, subject to certain exceptions and limitations set forth in the Agreement, into 1.56 shares (the "Exchange Ratio") of Company Common Stock. The terms and conditions of the Merger are more fully set forth in the Agreement.

        You have requested our opinion as to the fairness, from a financial point of view, to Duke of the Exchange Ratio pursuant to the Agreement. In connection with this opinion, we have:

  (i)
  Reviewed the financial terms and conditions of the Agreement;

  (ii)
  Analyzed certain publicly available historical business and financial information relating to Duke and Cinergy;

  (iii)
  Reviewed various internal financial forecasts and other data provided to us by Duke and Cinergy relating to their respective businesses, as well as adjustments by Duke's management to the internal financial forecasts provided by Cinergy;

  (iv)
  Held discussions with members of the senior management of Duke with respect to the businesses and prospects of Duke and Cinergy, the strategic objectives of each, and possible benefits (including estimates of synergies) which might be realized following the Merger;

  (v)
  Reviewed public information with respect to certain other companies in lines of businesses we believe to be generally comparable to the businesses of Duke and Cinergy;

  (vi)
  Reviewed the financial terms of certain business combinations involving companies in lines of businesses we believe to be generally comparable to those of Duke and Cinergy, and in other industries generally;

  (vii)
  Reviewed the historical stock prices and trading volumes of Duke Common Stock and Cinergy Common Stock; and

  (viii)
  Conducted such other financial studies, analyses and investigations as we deemed appropriate.

        We have relied upon the accuracy and completeness of the foregoing information, and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of Duke or Cinergy, or concerning the solvency or fair value of either of the foregoing entities, and have not been furnished with any such valuation or appraisal. With respect to financial forecasts, including projected synergies and other anticipated strategic, financial and operational benefits of the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of Duke and Cinergy as to the future financial performance of Duke, Cinergy and the combined company, as the case may be, and we have assumed that such forecasts and projections (including synergies) will be realized in the amounts and at the times contemplated thereby. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based.

        Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.

        In rendering our opinion, we have assumed that the Merger and the other transactions contemplated in the Agreement will be consummated on the terms described in the Agreement, including, among other things, that the Merger and the related transactions described in the Agreement will be treated as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended, and that the Merger will be consummated without any waiver of any material terms or conditions. In addition, we have assumed that obtaining the necessary regulatory and third-party approvals for the Merger and the other transactions contemplated in the Agreement will not have an adverse effect on the combined company. We do not express any opinion as to any tax or other consequences that might result from the Merger, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that Duke obtained such advice as it deemed necessary from qualified professionals.

        We do not express any opinion as to the price at which shares of Duke Common Stock or shares of Cinergy Common Stock may trade subsequent to the announcement of the Merger or as to the price at which shares of Company Common Stock may trade subsequent to the consummation of the Merger.

        Lazard Frères & Co. LLC is acting as investment banker to Duke in connection with the Merger and will receive a fee for our services, a substantial portion of which we will receive upon delivery of this opinion. Also, as you are aware, we have from time to time in the past provided investment banking and financial advisory services to Duke and Cinergy for which we have received fees. We may also provide advisory and other services in the future to Duke, Cinergy or the combined company. Lazard Frères & Co. LLC provides a full range of financial advisory and other services and, in the course of our business, may from time to time effect transactions and hold securities, including derivative securities, of Duke or Cinergy for our own account and for the accounts of clients and customers, and, accordingly, may hold a long or short position in such securities.

        Our engagement and the opinion expressed herein are for the benefit of Duke's Board of Directors and are not on behalf of, and are not intended to confer rights or remedies upon, Cinergy, any stockholders of Duke, Cinergy or the Company, or any other person. Our opinion does not address the merits of the underlying decision by Duke to engage in the Merger or the relative merits of the Merger as compared to other business strategies that might be available to Duke. We express no opinion or recommendation as to how the shareholders of Duke should vote at any shareholders meeting to be held in connection with the Merger.

        Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to Duke.

VERY TRULY YOURS, LAZARD FRERES & CO. LLC
By:	/s/ GEORGE W. BILICIC George W. Bilicic Managing Director

Annex D

May 8, 2005

Board of Directors
Cinergy Corp.
139 East Fourth Street
Cincinnati, OH 45202

Members of the Board of Directors:

        Cinergy Corp. (the "Company"), Duke Energy Corporation (the "Merger Partner"), Deer Holding Corp., a wholly-owned subsidiary of the Merger Partner (the "Parent"), Deer Acquisition Corp., a wholly-owned subsidiary of the Parent ("Merger Sub A"), and Cougar Acquisition Corp., a wholly-owned subsidiary of the Parent ("Merger Sub B"), propose to enter into an Agreement and Plan of Merger dated as of May 8, 2005 (the "Agreement"), pursuant to which Merger Sub A will merge with the Merger Partner (the "Merger Partner Merger"), and Merger Sub B will merge with the Company (the "Company Merger", and together with the Merger Partner Merger, the "Transaction") in a transaction in which, among other things (i) each outstanding share of the Merger Partner's common stock, no par value per share (the "Merger Partner Common Stock"), other than any Merger Partner Common Stock owned by the Company, the Merger Partner or the Parent, all of which shall be canceled, will be converted into the right to receive one share of Parent's common stock, no par value per share (the "Parent Common Stock"), and (ii) each outstanding share of the Company's common stock, par value $0.01 per share (the "Company Common Stock"), other than any Company Common Stock owned by the Company, the Merger Partner or the Parent, all of which shall be canceled, will be converted into the right to receive 1.56 shares (the "Exchange Ratio") of the Parent Common Stock. As a result of the Transaction, the Company and the Merger Partner will become wholly-owned subsidiaries of the Parent.

        You have asked us whether, in our opinion, the Exchange Ratio is fair from a financial point of view to the holders of the Company Common Stock.

        In arriving at the opinion set forth below, we have, among other things:

  (1)
  Reviewed certain publicly available business and financial information relating to the Company and the Merger Partner that we deemed to be relevant;

  (2)
  Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company and the Merger Partner as furnished to us by the Company and the Merger Partner, respectively, as well as the amount and timing of the cost savings and related expenses and retained synergies expected to result from the Transaction (the "Expected Synergies") furnished to us by the Company;

  (3)
  Conducted discussions with members of senior management and representatives of the Company and the Merger Partner concerning the matters described in clauses 1 and 2 above, as well as their respective businesses and prospects before and after giving effect to the Transaction and the Expected Synergies;

  (4)
  Reviewed the market prices and valuation multiples for the Company Common Stock and the Merger Partner Common Stock and compared them with those of certain publicly traded companies that we deemed to be relevant;

  (5)
  Reviewed the results of operations of the Company and the Merger Partner and compared them with those of certain publicly traded companies that we deemed to be relevant;

  (6)
  Compared the proposed financial terms of the Transaction with the financial terms of certain other transactions that we deemed to be relevant;

  (7)
  Participated in certain discussions and negotiations among representatives of the Company and the Merger Partner and their financial and legal advisors;

  (8)
  Reviewed the potential pro forma impact of the Transaction;

  (9)
  Reviewed the Agreement; and

  (10)
  Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

        In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or the Merger Partner or been furnished with any such evaluation or appraisal, nor have we evaluated the solvency or fair value of the Company or the Merger Partner under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company or the Merger Partner. With respect to the financial forecast information and the Expected Synergies furnished to or discussed with us by the Company or the Merger Partner, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's or the Merger Partner's management as to the expected future financial performance of the Company or the Merger Partner, as the case may be, and the Expected Synergies. We have further assumed that the Merger Partner Merger and the Company Merger will each qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

        Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Transaction, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Transaction.

        In connection with the preparation of this opinion, we have not been authorized by the Company or the Beard of Directors to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of the Company.

        We are acting as financial advisor to the Company in connection with the Transaction and will receive a fee from the Company for our services, a significant portion of which is contingent upon the consummation of the Transaction. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory and financing services to the Company and the Merger Partner and/or its affiliates and may continue to so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the Company Common Stock and other securities of the Company, as well as the Merger Partner Common Stock and other securities of the Merger Partner, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

        This opinion is for the use and benefit of the Board of Directors of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Transaction and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Company Merger or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Company Common Stock.

        We are not expressing any opinion herein as to the prices at which the Company Common Stock or the Parent Common Stock will trade following the announcement or consummation of the Transaction, as the case may be.

        On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair front a financial point of view to the holders of the Company Common Stock.

Very truly yours,
MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED

Annex E

Article 13 of the North Carolina Business Corporation Act

GENERAL STATUTES OF NORTH CAROLINA
CHAPTER 55. NORTH CAROLINA
BUSINESS CORPORATION ACT
ARTICLE 13. DISSENTERS' RIGHTS

  Part I. Right to Dissent and Obtain Payments for Shares

§ 55-13-01    Definitions

        In this Article:

        (1)   "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

        (2)   "Dissenter" means a shareholder who is entitled to dissent from corporate action under G.S. 55-13-02 and who exercises that right when and in the manner required by G.S. 55-13-20 through 55-13-28.

        (2a) Consummation of a plan of conversion pursuant to Part 2 of Article 11A of this Chapter:

        (3)   "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

        (4)   "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances, giving due consideration to the rate currently paid by the corporation on its principal bank loans, if any, but not less than the rate provided by G.S. 24-1.

        (5)   "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

        (6)   "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

        (7)   "Shareholder" means the record shareholder or the beneficial shareholder.

§ 55-13-02    Right to dissent

        (a)   In addition to any rights granted under Article 9, a shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

          (1)   Consummation of a plan of merger to which the corporation (other than a parent corporation in a merger whose are shares not affected under G.S. 55-11-04) is a party unless (i) approval by the shareholders of that corporation is not required under G.S. 55-11-03(g) or (ii) such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;

          (2)   Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, unless such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;

          (2a) Consummation of a plan of conversion pursuant to Part 2 of Article 11A of this Chapter;

          (3)   Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than as permitted by G.S. 55-12-01, including a sale in dissolution, but not including a sale pursuant to court order or a sale pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed in cash to the shareholders within one year after the date of sale;

          (4)   An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it

      (i)
      alters or abolishes a preferential right of the shares;

      (ii)
      creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

      (iii)
      alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

      (iv)
      excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than an amendment of the articles of incorporation permitting action without meeting to be taken by less than all shareholders entitled to vote, without advance notice, or both, as provided in G.S. 55-7-04;

      (v)
      reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under G.S. 55-6-04; or

      (vi)
      changes the corporation into a nonprofit corporation or cooperative organization; or

          (5)   Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

          (b)   A shareholder entitled to dissent and obtain payment for his shares under this Article may not challenge the corporate action creating his entitlement, including without limitation a merger solely or partly in exchange for cash or other property, unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

          (c)   Notwithstanding any other provision of this Article, there shall be no right of shareholders to dissent from, or obtain payment of the fair value of the shares in the event of, the corporate actions set forth in subdivisions (1), (2), or (3) of subsection (a) of this section if the affected shares are any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange or the sale or exchange of property is to be acted on, were (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or (ii) held by at least 2,000 record shareholders. This subsection does not apply in cases in which either:

          (1)   The articles of incorporation, bylaws, or a resolution of the board of directors of the corporation issuing the shares provide otherwise; or

          (2)   In the case of a plan of merger or share exchange, the holders of the class or series are required under the plan of merger or share exchange to accept for the shares anything except:

            a.     Cash;

            b.     Shares, or shares and cash in lieu of fractional shares of the surviving or acquiring corporation, or of any other corporation which, at the record date fixed to determine the shareholders entitled to receive notice of and vote at the meeting at which the plan of merger or share exchange is to be acted on, were either listed subject to notice of issuance on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held by at least 2,000 record shareholders; or

            c.     A combination of cash and shares as set forth in sub-subdivisions a. and b. of this subdivision.

§ 55-13-03    Dissent by nominees and beneficial owners

        (a)   A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

        (b)   A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

          (1)   He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

          (2)   He does so with respect to all shares of which he is the beneficial shareholder.

  Part 2. Procedure for Exercise of Dissenter's Rights

§ 55-13-20    Notice of dissenters' rights

        (a)   If proposed corporate action creating dissenters' rights under G.S. 55-13-02 is submitted to a vote at a shareholders meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this Article and be accompanied by a copy of this Article.

        (b)   If corporate action creating dissenters' rights under G.S. 55-13-02 is taken without a vote of shareholders or is taken by shareholder action without meeting under G.S. 55-7-04, the corporation shall no later than 10 days thereafter notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in G.S. 55-13-22. A shareholder who consents to shareholder action taken without meeting under G.S. 55-7-04 approving a corporate action is not entitled to payment for the shareholder's shares under this Article with respect to that corporate action.

        (c)   If a corporation fails to comply with the requirements of this section, such failure shall not invalidate any corporate action taken; but any shareholder may recover from the corporation any damage which he suffered from such failure in a civil action brought in his own name within three years after the taking of the corporate action creating dissenters' rights under G.S. 55-13-02 unless he voted for such corporate action.

§ 55-13-21    Notice of intent to demand payment

        (a)   If proposed corporate action creating dissenters' rights under G.S. 55-13-02 is submitted to a vote at a shareholders meeting, a shareholder who wishes to assert dissenters' rights:

          (1)   Must give to the corporation, and the corporation must actually receive, before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

          (2)   Must not vote his shares in favor of the proposed action.

        (b)   A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this Article.

§ 55-13-22    Dissenters' notice

        (a)   If proposed corporate action creating dissenters' rights under G.S. 55-13-02 is authorized at a shareholders meeting, the corporation shall mail by registered or certified mail, return receipt requested, a written dissenters' notice to all shareholders who satisfied the requirements of G.S. 55-13-21.

        (b)   The dissenters' notice must be sent no later than 10 days after shareholder approval, or if no shareholder approval is required, after the approval of the board of directors, of the corporate action creating dissenters' rights under G.S. 55-13-02, and must:

          (1)   State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (2)   Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (3)   Supply a form for demanding payment;

          (4)   Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the subsection (a) notice is mailed; and

          (5)   Be accompanied by a copy of this Article.

§ 55-13-23    Duty to demand payment

        (a)   A shareholder sent a dissenters' notice described in G.S. 55-13-22 must demand payment and deposit his share certificates in accordance with the terms of the notice.

        (b)   The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

        (c)   A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this Article.

§ 55-13-24    Share restrictions

        (a)   The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under G.S. 55-13-26.

        (b)   The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

§ 55-13-25    Payment

        (a)   As soon as the proposed corporate action is taken, or within 30 days after receipt of a payment demand, the corporation shall pay each dissenter who complied with G.S. 55-13-23 the amount the corporation estimates to be the fair value of his shares, plus interest accrued to the date of payment.

        (b)   The payment shall be accompanied by:

          (1)   The corporation's most recent available balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of cash flows for that year, and the latest available interim financial statements, if any;

          (2)   An explanation of how the corporation estimated the fair value of the shares;

          (3)   An explanation of how the interest was calculated;

          (4)   A statement of the dissenter's right to demand payment under G.S. 55-13-28; and

          (5)   A copy of this Article.

§ 55-13-26    Failure to take action

        (a)   If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

        (b)   If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under G.S. 55-13-22 and repeat the payment demand procedure.

§ 55-13-27    [Reserved for future codification purposes]

§ 55-13-28    Procedure if shareholder dissatisfied with corporation's payment or failure to perform

        (a)   A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of the amount in excess of the payment by the corporation under G.S. 55-13-25 for the fair value of his shares and interest due, if:

          (1)   The dissenter believes that the amount paid under G.S. 55-13-25 is less than the fair value of his shares or that the interest due is incorrectly calculated;

          (2)   The corporation fails to make payment under G.S. 55-13-25; or

          (3)   The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

        (b)   A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing (i) under subdivision (a)(1) within 30 days after the corporation made payment for his shares or (ii) under subdivisions (a)(2) and (a)(3) within 30 days after the corporation has failed to perform timely. A dissenter who fails to notify the corporation of his demand under subsection (a) within such 30-day period shall be deemed to have withdrawn his dissent and demand for payment.

§ 55-13-29    Reserved

  Part 3. Judicial Appraisal of Shares

§ 55-13-30    Court action

        (a)   If a demand for payment under G.S. 55-13-28 remains unsettled, the dissenter may commence a proceeding within 60 days after the earlier of (i) the date payment is made under G.S. 55-13-25, or (ii) the date of the dissenter's payment demand under G.S. 55-13-28 by filing a complaint with the

Superior Court Division of the General Court of Justice to determine the fair value of the shares and accrued interest. A dissenter who takes no action within the 60-day period shall be deemed to have withdrawn his dissent and demand for payment.

        (al) (Repealed by S.L. 97-202, L. '97, eff. 10-1-97.)

        (b)   [Reserved for future codification purposes.]

        (c)   The court shall have the discretion to make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the complaint. Nonresidents may be served by registered or certified mail or by publication as provided by law.

        (d)   The jurisdiction of the superior court in which the proceeding is commenced under subsection (a) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The parties are entitled to the same discovery rights as parties in other civil proceedings. The proceeding shall be tried as in other civil actions. However, in a proceeding by a dissenter in a corporation that was a public corporation immediately prior to consummation of the corporate action giving rise to the right of dissent under G.S. 55-13-02, there is no right to a trial by jury.

        (e)   Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation.

§ 55-13-31    Court costs and counsel fees

        (a)   The court in an appraisal proceeding commenced under G.S. 55-13-30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, and shall assess the costs as it finds equitable.

        (b)   The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

          (1)   Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of G.S. 55-13-20 through 55-13-28; or

          (2)   Against either the corporation or a dissenter, in favor of either or any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Article.

        (c)   If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers

        Delaware law permits a corporation to adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director, but not an officer in his or her capacity as such, to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except that such provision shall not limit the liability of a director for (i) any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) liability under section 174 of the Delaware General Corporation Law for unlawful payment of dividends or stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit. The Duke Energy Holding certificate of incorporation provides that no director of Duke Energy Holding shall be personally liable to Duke Energy Holding or its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent such an exemption from liability or limitation thereof is not permitted under applicable law.

        Under Delaware law, a corporation may indemnify any person made a party or threatened to be made a party to any type of proceeding, other than action by or in the right of the corporation, because he or she is or was an officer, director, employee or agent of the corporation or was serving at the request of the corporation as an officer, director, employee or agent of another corporation or entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding: (1) if he or she acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; or (2) in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. A corporation may indemnify any person made a party or threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation because he or she was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses actually and reasonably incurred in connection with such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, provided that such indemnification will be denied if the person is found liable to the corporation unless, in such a case, the court determines the person is entitled to indemnification for such expenses in any event. A corporation must indemnify a present or former director or officer who successfully defends himself or herself in a proceeding to which he or she was a party because he or she was a director or officer of the corporation against expenses actually and reasonably incurred by him or her. Expenses incurred by an officer or director, or any employees or agents as deemed appropriate by the board of directors, in defending civil or criminal proceedings may be paid by the corporation in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. The Delaware law regarding indemnification and expense advancement is not exclusive of any other rights which may be granted by the Duke Energy Holding certificate of incorporation or by-laws, a vote of shareholders or disinterested directors, agreement or otherwise.

        Under the DGCL, termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that such person is prohibited from being indemnified.

        The Duke Energy Holding by-laws provide that Duke Energy Holding will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Duke Energy Holding), by reason of the fact that such person is or was a director or officer of Duke Energy Holding, or is or was a director or officer of Duke Energy Holding serving at the request of Duke Energy Holding as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Duke Energy Holding, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of Duke Energy Holding, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was unlawful.

        Duke Energy Holding's by-laws further provide that Duke Energy Holding will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Duke Energy Holding to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of Duke Energy Holding, or is or was a director or officer of Duke Energy Holding serving at the request of Duke Energy Holding as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith, and in a manner such person reasonably believed to be in or not opposed to the best interests of Duke Energy Holding except that no indemnification will be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to Duke Energy Holding unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        However, Duke Energy Holding's by-laws provide that Duke Energy Holding will only provide indemnification pursuant to the by-laws (unless ordered by a court) if such indemnification is authorized in the specific case upon a determination that indemnification of the present or former director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in the by-laws. Such determination is to be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of directors who are not parties to such action, suit or proceeding designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the shareholders. Such determination is to be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on behalf of Duke Energy Holding. To the extent, however, that a present or former director or officer of Duke Energy Holding has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

        Duke Energy Holding's by-laws further provide that except for proceedings to enforce rights to indemnification, Duke Energy Holding will not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) or advance expenses in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the board of directors.

        The indemnification and advancement of expenses provided by, or granted pursuant to, Duke Energy Holding's by-laws are not deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the certificate of incorporation, by-laws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office. It is Duke Energy Holdings's policy that indemnification shall generally be made to the fullest extent permitted by law. Duke Energy Holding's by-laws do not preclude indemnifying persons in addition to those specified in the by-laws but whom Duke Energy Holding has the power or obligation to indemnify under the provisions of the DGCL, or otherwise.

        Duke Energy Holding may also purchase and maintain insurance on behalf of any person who is or was a director or officer, or is or was a director or officer serving at the request of Duke Energy Holding as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not Duke Energy Holding would have the power or the obligation to indemnify such person against such liability under the provisions of the by-laws.

        Each of the parties to the merger agreement agreed, that, to the fullest extent permitted under applicable law, all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the consummation of the Cinergy merger existing as of the date of the merger agreement in favor of the current or former directors, officers, employees or fiduciaries under benefit plans currently indemnified of Cinergy and its subsidiaries or Duke Energy and its subsidiaries, as the case may be, as provided in their respective certificate or articles of incorporation, by-laws (or comparable organizational documents) or other agreements providing indemnification will survive the mergers and will continue in full force and effect in accordance with their terms. In addition, from and after the consummation of the Cinergy merger, directors, officers, employees and fiduciaries under benefit plans currently indemnified of Cinergy or Duke Energy or their respective subsidiaries who become directors, officers, employees or fiduciaries under benefit plans of Duke Energy Holding will be entitled to the indemnity rights and protections afforded to directors, officers, employees and fiduciaries under benefit plans of Duke Energy Holding.

        Further, the merger agreement provides that for six years after the consummation of the mergers, Duke Energy Holding will maintain in effect the directors' and officers' liability (and fiduciary) insurance policies currently maintained by Cinergy and Duke Energy covering acts or omissions occurring on or prior to the consummation of the mergers with respect to those persons who are currently covered by Cinergy's and Duke Energy's respective directors' and officers' liability (and fiduciary) insurance policies on terms with respect to such coverage and in amounts no less favorable than those set forth in the relevant policy in effect on the date of the merger agreement. If such no less favorable insurance coverage cannot be maintained, Duke Energy Holding will maintain the most advantageous policies of directors' and officers' insurance otherwise obtainable. In addition, each of Duke Energy and Cinergy may purchase a six-year "tail" prepaid policy prior to the consummation of the mergers on terms and conditions no less advantageous to the parties entitled to indemnification than the existing directors' and officers' liability (and fiduciary) insurance maintained by Duke Energy or Cinergy, as the case may be, covering without limitation the transactions contemplated by the merger agreement, including the mergers. If Duke Energy or Cinergy purchases a "tail" prepaid policy prior to the consummation of the mergers, Duke Energy Holding will, and will cause Duke Energy and Cinergy, as the case may be, after the consummation of the mergers, to maintain such policy in full force and effect, for its full term, and to continue to honor their respective obligations under such policy.

        The merger agreement also provides that from and after the consummation of the Cinergy merger, each of Duke Energy Holding and the corporation surviving the Cinergy merger will jointly and severally indemnify and hold harmless each present director and officer of Cinergy or any of its subsidiaries (in each case, for acts or failures to act in such capacity), determined as of the date of the merger agreement, and any person who becomes such a director or officer between the date of the merger agreement and the consummation of the Cinergy merger, against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the consummation of the Cinergy merger, whether asserted or claimed prior to, at or after the consummation of the Cinergy merger (including any matters arising in connection with the transactions contemplated by the merger agreement), to the fullest extent permitted by applicable law (and Duke Energy Holding and the surviving company in the Cinergy merger will also advance expenses as incurred to the fullest extent permitted under applicable law, provided that if required by applicable law the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification).

        The merger agreement further provides that from and after the consummation of the Duke Energy merger, each of Duke Energy Holding and Duke Power, as the successor to the corporation surviving the Duke Energy merger, will jointly and severally indemnify and hold harmless each present director and officer of Duke Energy or any of its subsidiaries (in each case, for acts or failures to act in such capacity), determined as of the date of the merger agreement, and any person who becomes such director or officer between the date of the merger agreement and the consummation of the Duke Energy merger, against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the consummation of the Duke Energy merger, whether asserted or claimed prior to, at or after the consummation of the Duke Energy merger (including any matters arising in connection with the transactions contemplated by the merger agreement), to the fullest extent permitted by applicable law (and Duke Energy Holding or Duke Power will also advance expenses as incurred to the fullest extent permitted under applicable law, provided that if required by applicable law the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification).

        The obligations of Duke Energy Holding, the surviving company in the Cinergy merger and Duke Power will not be terminated or modified by such parties in a manner so as to adversely affect any of the persons entitled to indemnification without the consent of such affected persons. If Duke Energy Holding, the surviving company in the Cinergy merger or Duke Power or any of their respective successors or assigns (i) consolidates with or merges into any other corporation or entity and is not to be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions will be made so that the successors and assigns of Duke Energy Holding, the surviving company in the Cinergy merger or Duke Power, as the case may be, assumes all of the foregoing indemnification obligations.

Item 21. Exhibits and Financial Statement Schedules

  (a)
  See Exhibit Index.

  (b)
  Not Applicable.

  (c)
  Opinion of UBS Securities LLC (included as Annex B to this joint proxy statement/prospectus which is a part of this registration statement).

    Opinion of Lazard Frères & Co. LLC (included as Annex C to this joint proxy statement/prospectus which is a part of this registration statement).

    Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated (included as Annex D to this joint proxy statement/prospectus which is a part of this registration statement).

Item 22. Undertakings

(a)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15 (d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(b)	(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
(2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph 1 immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(d)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(e)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Duke Energy Holding Corp. has duly caused this amendment No. 3 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, state of North Carolina, on February 1, 2006.

DUKE ENERGY HOLDING CORP. (Registrant)
By:	/s/ JIM W. MOGG Name: Jim W. Mogg Title: President

        Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ JIM W. MOGG Jim W. Mogg	Director and President (Principal Executive Officer)	February 1, 2006
/s/ DAVID L. HAUSER David L. Hauser	Director and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 1, 2006
/s/ B. KEITH TRENT B. Keith Trent	Director	February 1, 2006

EXHIBIT INDEX

Exhibit Number	Description
#2.1	Agreement and Plan of Merger dated as of May 8, 2005, as amended as of July 11, 2005 and as of October 3, 2005 (attached as Annex A to the joint proxy statement/prospectus)
3.1	Form of Certificate of Incorporation of Duke Energy Holding Corp. to be in effect as of the effective time of the mergers (included as Exhibit A to Annex A to the joint proxy statement/prospectus which is a part of this registration statement)
3.2	Form of By-laws of Duke Energy Holding Corp. to be in effect as of the effective time of the mergers (included as Exhibit B to Annex A to the joint proxy statement/prospectus which is a part of this registration statement)
+5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding the legality of the securities being registered
8.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to tax matters.
8.2	Opinion of Wachtell, Lipton, Rosen & Katz as to tax matters.
10.1	Employment Term Sheet dated as of May 8, 2005, between Duke Energy Holding Corp. and James E. Rogers (included as Exhibit D to Annex A to the joint proxy statement/prospectus which is a part of this registration statement))
23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm for Duke Energy Corporation
23.2	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm for Cinergy Corp.
23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibits 5.1 and 8.1)
23.4	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.2)
+24.1	Power of Attorney
99.1	Consent of UBS Securities LLC
99.2	Consent of Lazard Frères & Co. LLC
99.3	Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated
+99.4	Consent of James E. Rogers
+99.5	Consent of Paul M. Anderson
99.6	Consent of Roger Agnelli
99.7	Consent of William Barnet III
99.8	Consent of G. Alex Bernhardt Sr.
99.9	Consent of William T. Esrey
99.10	Consent of Ann Maynard Gray
99.11	Consent of James H. Hance Jr.
99.12	Consent of Dennis R. Hendrix
99.13	Consent of Michael E.J. Phelps
99.14	Consent of James T. Rhodes
99.15	Consent of Michael G. Browning
99.16	Consent of Phillip R. Cox
99.17	Consent of Mary L. Schapiro
99.18	Consent of Dudley S. Taft

+
Previously filed.

#
The registrant hereby agrees to supplementally furnish the Staff, on a confidential basis, a copy of any omitted schedule upon the Staff's request.

[Cinergy Form of Proxy Card]

Cinergy Corp.
139 East Fourth Street
Cincinnati, OH 45202

VOTE BY TELEPHONE

Have your proxy card available when you call the Toll-Free number 1-888-693-8683 using a touch-tone telephone and follow the simple directions that will be presented to you to record your vote.

VOTE BY INTERNET

Have your proxy card available when you access the website http://www.cesvote.com and follow the simple directions that will be presented to you to record your vote.

VOTE BY MAIL

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Election Services, P.O. Box 1150, Pittsburgh, PA 15230.
Vote by Telephone Call Toll-Free using a touch-tone telephone: 1-888-693-8683	Vote by Internet Access the Website and cast your vote: http://www.cesvote.com	Vote by Mail Return your proxy in the postage-paid envelope provided

Vote 24 hours a day, 7 days a week.
Your telephone or Internet vote must be received by 11:59 p.m. Eastern Standard Time on March 9, 2006 in order to be counted in the final tabulation.

CONTROL NUMBER:

Please sign and date this proxy where indicated below before mailing.
/*\ Please fold and detach card at perforation before mailing. /*\

PROXY	CINERGY CORP.	PROXY
This proxy is solicited on behalf of the Board of Directors for the Special Meeting of Shareholders to be held on March 10, 2006.

The undersigned shareholder hereby appoints James E. Rogers, Marc E. Manly and Julia S. Janson, and each of them, proxies with full power of substitution and revocation to vote the number of shares of Common Stock the undersigned would be entitled to vote if personally present at the Special Meeting of Shareholders of Cinergy Corp. on March 10, 2006, and at any adjournment(s) thereof, as indicated on the reverse side and in accordance with the judgment of said proxies on any other business which may come before the meeting or any adjournment(s), all as set forth in the accompanying Notice and Proxy Statement, the receipt of which the undersigned acknowledges.

Signature(s)

Signature(s)

Date: , 2006

Please sign exactly as your name(s) appear on this proxy. If shares are held jointly, all joint owners should sign. If signing as executor, administrator, attorney, trustee or guardian, etc., please give your full title.

ADMISSION TICKET

Please bring this ticket to the Special Meeting.
It will expedite your admittance when presented upon your arrival.

CINERGY CORP.

Special Meeting of Shareholders

March 10, 2006 at 9:00 a.m. Eastern Standard Time,
Northern Kentucky Convention Center
One West RiverCenter Blvd.
Covington, KY 41011

PLEASE ADMIT	Non-Transferable

Driving Directions to the Northern Kentucky Convention Center

From Cincinnati North and/or Indianapolis West, via I-75 South

Take I-75 South into KY. Take the 5th Street/Covington Exit 192. Veer left off the exit. Follow 5th Street to Madison (6th stoplight), turn left on Madison. Follow Madison to RiverCenter Blvd. (Embassy Suites is in front of you to the right) – the Center is on your left.

From Cincinnati North via I-71 South

From I-71 South, follow the right lane (I-75 South) as it merges with I-75. As you are crossing the Ohio River get in the far right lane. Take the 5th Street/Covington Exit 192. Veer left off the exit. Follow 5th Street to Madison (6th stoplight), turn left on Madison. Follow Madison to RiverCenter Blvd. (Embassy Suites is in front of you to the right) – the Center is on your left.

From I-471

From I-275 take I-471 North to the Newport/Bellevue Exit #5. Turn left off the exit onto Route 8. Go straight, road will curve at Newport on the Levee, head toward stop light in left lane. Go through stop light to the next stop sign and turn right onto 4th Street. Follow this across the bridge to Madison Street in Covington. Turn right on Madison and follow toward RiverCenter Blvd. (Embassy Suites is in front of you to the right) – the Center is on your left.

From Kentucky via I-75/71 North

Take I-75 North to the 5th Street/Covington Exit 192. (If you have crossed the bridge to Cincinnati, you've gone too far). Veer right off the exit. Follow 5th Street to Madison (6th stoplight), turn left on Madison. Follow Madison to RiverCenter Blvd. (Embassy Suites is in front of you to the right) – the Center is on your left.

Parking is available on your right in the Kenton County garage or at the Embassy Suites garage at the end of the street.

ELECTRONIC ACCESS TO FUTURE DOCUMENTS NOW AVAILABLE

You have the option to access our future shareholder communications (e.g., Annual Reports, Proxy Statements, interim communications) over the Internet, instead of receiving those documents in print. Participation is completely voluntary. If you give your consent, in the future, when our material is available over the Internet, you will receive notification which will contain the Internet location where the material is available. Our material will be presented in PDF format. There is no cost to you for this service other than any charges you may incur from your Internet provider, telephone and/or cable company. Once you give your consent, it will remain in effect until you inform us otherwise. You may revoke your consent at any time after you give it by notifying Cinergy's Corporate Secretary in writing.

To give your consent, follow the prompts when you vote by telephone or over the Internet or check the appropriate box located at the bottom of the attached proxy card when you vote by mail.

/*\ Please fold and detach card at perforation before mailing. /*\

PROXY	CINERGY CORP.	PROXY

The shares represented by this Proxy will be voted as directed by the shareholder. If no direction is given, they will be voted in accordance with the recommendations of the Board of Directors and at the discretion of the proxy holders as to any other business which may come before the meeting or any adjournment(s).

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE MERGER PROPOSAL.

1.
Adoption of the merger agreement and approval of the mergers.

/ / FOR	/ / AGAINST	/ / ABSTAIN
/
/    Please check this box if you consent to access future annual reports and proxy material via the Internet only.

PROXY TO BE SIGNED AND DATED ON THE REVERSE SIDE

[Duke Energy Form of Proxy Card]

Directions to
Special Meeting of Shareholders

Duke Energy
Energy Center
526 South Church Street
Charlotte, NC 28202

From I-77 North:
Take the Morehead Street exit—10A
Turn Left onto Morehead Street
Turn Left onto Mint Street
Mint Street Parking Deck located adjacent to Bank of America Stadium

 From I-77 South:
Take the I-277/John Belk Freeway/US-74/Wilkinson Blvd. exit—9B
Merge onto I277 N/US-74E
Take the Carlson Blvd. exit—1D
Stay straight to Carson Blvd.
Turn Left onto Mint Street
Mint Street Parking Deck located adjacent to Bank of America Stadium

 Free parking available in the Mint Street Parking Deck.

1—Energy Center
2—Mint Street Parking Deck
3—Bank of America Stadium

DUKE ENERGY CORPORATION
Special Meeting of Shareholders
10:00 a.m., March 10, 2006
O.J. Miller Auditorium, Energy Center
526 South Church Street
Charlotte, North Carolina

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON MARCH 10, 2006

The shareholder signing on the reverse of this proxy card hereby appoints Paul M. Anderson, David L. Hauser and B. Keith Trent, and each of them, proxies, with powers such shareholder would possess if personally present, and with full power of substitution, to vote all shares of Common Stock of Duke Energy Corporation of such shareholder at the Special Meeting of Shareholders to be held at the O.J. Miller Auditorium in the Energy Center located at 526 South Church Street in Charlotte, North Carolina on March 10, 2006, and at any adjournment(s) or postponement(s) thereof, as indicated on the reverse side and in accordance with the judgment of said proxies on any other business which may come before the meeting or any adjournment(s) or postponement(s), all as set forth in the accompanying Notice and Joint Proxy Statement/Prospectus, the receipt of which such shareholder acknowledges.

Your vote for the approval of the Agreement and Plan of Merger and the mergers may be indicated on the reverse.

The shares represented by this Proxy will be voted as directed by the shareholder. If no direction is given, such shares will be voted in accordance with the recommendation of the Board of Directors and at the discretion of the proxy holders as to any other business which may come before the meeting or any adjournment(s) or postponement(s).

Comments:

(If you noted any comments above, please mark corresponding box on reverse side.)

C/O PROXY SERVICES P.O. BOX 9112 FARMINGDALE, NY 11735
VOTE BY INTERNET—www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Standard Time, March 9, 2006. Have your proxy card in hand when you access the web site and follow instructions to obtain your records and create an electronic voting instruction form.

 ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Duke Energy Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE—1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Standard Time, March 9, 2006. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Duke Energy Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

DKENE1                        KEEP THIS PORTION FOR YOUR RECORDS.

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

DUKE ENERGY CORPORATION

	The Board of Directors recommends a vote "For" Proposal 1.	For	Against	Abstain
1.	Approval of the Agreement and Plan of Merger and the mergers.	☐	☐	☐
Vote 24 hours a day, 7 days a week. Your telephone and Internet vote must be received by 11:59 p.m. Eastern Standard Time on March 9, 2006 in order to be counted in final tabulation.
MARK THIS BLOCK IF YOU NOTED ANY COMMENTS ON THE REVERSE SIDE				☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

QuickLinks

REFERENCES TO ADDITIONAL INFORMATION
VOTING BY INTERNET, TELEPHONE OR MAIL

SUMMARY
Questions and Answers About the Mergers
Other Information Regarding the Mergers
The Mergers
The Companies
Comparative Stock Prices and Dividends
Selected Historical Financial Data
Selected Historical Consolidated Financial Data of Duke Energy
Selected Historical Consolidated Financial Data of Cinergy
Selected Unaudited Pro Forma Condensed Combined Financial Data
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
RECENT DEVELOPMENTS
THE DUKE ENERGY SPECIAL MEETING
THE CINERGY SPECIAL MEETING
THE MERGERS
Cinergy Comparable Public Companies Analysis
Duke Energy Comparable Public Companies Analysis
Duke Energy Forward P/E Analysis
REGULATORY MATTERS
THE MERGER AGREEMENT
COMPARATIVE STOCK PRICES AND DIVIDENDS
DUKE ENERGY CORPORATION UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
DUKE ENERGY CORPORATION Unaudited Pro Forma Consolidated Statement of Operations For the Nine Months Ended September 30, 2005 (In millions)
DUKE ENERGY CORPORATION Unaudited Pro Forma Consolidated Statement of Operations For the Year Ended December 31, 2004 (In millions)
Duke Energy Corporation Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations
DUKE ENERGY HOLDING CORP. UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
DUKE ENERGY HOLDING CORP. Unaudited Pro Forma Condensed Combined Statement of Operations For the Nine Months Ended September 30, 2005 (In millions, except per-share amounts)
DUKE ENERGY HOLDING CORP. Unaudited Pro Forma Condensed Combined Statement of Operations For the Year Ended December 31, 2004 (In millions, except per-share amounts)
Duke Energy Holding Corp. Notes to Unaudited Pro Forma Condensed Combined Statements of Operations
DUKE ENERGY HOLDING CORP. UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET September 30, 2005 (In millions)
Duke Energy Holding Corp. Notes to Unaudited Pro Forma Condensed Combined Balance Sheet
DESCRIPTION OF DUKE ENERGY HOLDING CAPITAL STOCK
COMPARISON OF SHAREHOLDER RIGHTS
LEGAL MATTERS
EXPERTS
SHAREHOLDER PROPOSALS
OTHER MATTERS
WHERE YOU CAN FIND MORE INFORMATION
  Annex A

ARTICLE I The Mergers and the Restructuring Transactions
ARTICLE II Effects of the Mergers on the Capital Stock of the Constituent Corporations; Exchange of Certificates
ARTICLE III Representations and Warranties
ARTICLE IV Covenants
ARTICLE V Additional Agreements
ARTICLE VI Conditions Precedent
ARTICLE VII Termination, Amendment and Waiver
ARTICLE VIII General Provisions
CONFIDENTIAL DISCLOSURE SCHEDULES
  Exhibit A To The Merger Agreement
FORM OF CERTIFICATE OF INCORPORATION OF THE COMPANY AS OF THE EFFECTIVE TIME RESTATED CERTIFICATE OF INCORPORATION OF DUKE ENERGY CORPORATION
ARTICLE FIRST Name
ARTICLE SECOND Registered Office
ARTICLE THIRD Purpose
ARTICLE FOURTH Capital Stock
ARTICLE FIFTH Board of Directors
ARTICLE SIXTH Action by Stockholders; Books of the Corporation
ARTICLE SEVENTH Amendment of Certificate of Incorporation
ARTICLE EIGHTH Amendment of By-laws
ARTICLE NINTH Limitation of Liability
ARTICLE TENTH Liability of Stockholders
  Exhibit B To The Merger Agreement
FORM OF BY-LAWS OF THE COMPANY AS OF THE EFFECTIVE TIME AMENDED AND RESTATED BY-LAWS of DUKE ENERGY CORPORATION Effective as of [ • ], [ • ]

AMENDED AND RESTATED BY-LAWS of DUKE ENERGY CORPORATION (A CORPORATION ORGANIZED UNDER THE LAWS OF THE STATE OF DELAWARE, THE "CORPORATION") (EFFECTIVE AS OF o, o)
ARTICLE I Offices
ARTICLE II Stockholders
ARTICLE III Directors
ARTICLE IV Officers
ARTICLE V Indemnification
ARTICLE VI Capital Stock
ARTICLE VII Contracts, Checks and Drafts, Deposits and Proxies
ARTICLE VIII General Provisions
ARTICLE IX Amendment of By-Laws
ARTICLE X Emergency Provisions
  Exhibit C To The Merger Agreement
  Exhibit D To The Merger Agreement
EMPLOYMENT AGREEMENT TERM SHEET JAMES E. ROGERS
  ANNEX B
  Annex C
  Annex D
  Annex E
Article 13 of the North Carolina Business Corporation Act GENERAL STATUTES OF NORTH CAROLINA CHAPTER 55. NORTH CAROLINA BUSINESS CORPORATION ACT ARTICLE 13. DISSENTERS' RIGHTS
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS
SIGNATURES
EXHIBIT INDEX
CONTROL NUMBER
ADMISSION TICKET
PROXY TO BE SIGNED AND DATED ON THE REVERSE SIDE